Exhibit 99.24

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

MEDIASET S.p.A. - via Paleocapa, 3 - 20121 Milan

Share Capital Euros 614,238,333.28 fully paid up

Tax Code, VAT number and inscription number in the

Milan Enterprises Register: 09032310154

Website: www.mediaset.it

Table of Contents

Consolidated Financial Statements 2018

Directors’ report on operations

Corporate Boards	1

Financial Highlights	2

Directors’ Report on Operations	5

General economic trends	9
Development in the legislative framework in the television sector	10
Mediaset shares	13
Significant Events and Key Corporate Transaction for the year	15
The Main Group companies	20
Group Profile and Performance Review by Business Segment	21
Consolidated Performance by Geographical Area and Business Segment
Economic Results	57
Balance Sheet and Financial Position	65
Parent Company Performance
Economic Results	69
Balance Sheet and Financial Position	71
Reconciliation between Consolidated and Parent Company Net Profit and Shareholders’ Equity	73
Consolidated Non Financial Statement pursuant D.Lgs. 254/2016	74
Disclosure of the Main Risks and Uncertainties to which the Group is exposed	74
Human Resources:
Group	82
Parent Company	84
Environment	87
Disclosure Required by article 2428 of the Italian Civil Code	87
Other Information	92
Events after 31 December 2018	95
Forecast for the year	96

Draft resolution	97

Mediaset Group

2018 Consolidated Annual Report

Consolidated Financial Statements
Consolidated Statement of Financial Position	100
Consolidated Statement of Income	102
Consolidated Statement of Comprehensive Income	103
Consolidated Statement of Cash Flows	104
Consolidated Statement of Changes in Shareholders’ Equity	105
Consolidated Statement of Financial Position and Statement of Income according to Consob Resolution n. 15519 dated 27 July 2006	106

Explanatory Notes
General Information	109
Basis of Presentation and Accounting Policies for the preparation of the Financial Statements	109
Summary of the Accounting Standards and Measurement Criteria	110
Key Information relating to the scope of consolidation	132
Business Combination	136
Segment Reporting	137
Notes on main Asset Items	141
Notes on main Shareholders’ Equity and Liability Items	160
Notes on the main Items of the Statement of Income	174
Cash Flow Statement	184
Disclosures on Financial Instruments and Risk Management Policies	185
Government Funding	202
Share-based Payments	202
Related Party Transactions	205
Commitments	206
Subsequent Events	207
List of Equity Investments included in the Group’s Consolidated Financial Statements at 31December 2018	209

Certification on the Consolidated Annual Financial Statements pursuant art- 154 - bis of Legislative Decree 58/98	211

Indipendent Auditors’ Report	215

Mediaset Group
Annual Report 2018

MEDIASET

MEDIASET GROUP

CORPORATE BOARDS

Board of Directors	Chairman
Fedele Confalonieri
Deputy Chairman and Chief Executive Officer
Pier Silvio Berlusconi
Directors
Marina Berlusconi
Marina Brogi
Andrea Canepa
Raffaele Cappiello
Costanza Esclapon de Villeneuve
Giulio Gallazzi
Marco Giordani
Francesca Mariotti
Gina Nieri
Danilo Pellegrino
Niccolo’ Querci
Stefano Sala
Carlo Secchi

Executive Committee	Fedele Confalonieri
Pier Silvio Berlusconi
Marco Giordani
Gina Nieri
Niccolo’ Querci
Stefano Sala

Risk and Control Committee	Carlo Secchi (Chairman)
Marina Brogi
Costanza Esclapon de Villeneuve

Compensation Committee	Andrea Canepa (Chairman)
Marina Brogi
Francesca Mariotti

Governance and Appointments Committee	Raffaele Cappiello (Chairman)
Francesca Mariotti
Carlo Secchi

Related Parties Committee	Marina Brogi (Chairman)
Giulio Gallazzi
Carlo Secchi

Board of Statutory Auditors	Mauro Lonardo (Chairman)
Francesca Meneghel (Regular Auditor)
Ezio Maria Simonelli (Regular Auditor)
Stefano Sarubbi (Alternate Auditor)
Flavia Daunia Minutillo (Alternate Auditor)
Riccardo Perotta (Alternate Auditor)

Independent Auditors	Deloitte & Touche S.p.A.

FINANCIAL HIGHLIGHTS

Net Consolidated Revenues

mio €

5,000
4,000
3,000
2,000
1,000
-
3,414.4
3,524.8
3,667.0
3,550.1
3,401.5
2014
2015
2016
2017
2018

EBIT

mio €

400
0
-400
248.7
230.7
-189.3
226.4
73.7
2014
2015
2017
2018

Net Result

mio €

250.0
100.0
-50.0
-200.0
-350.0
23.7
3.8
-294.5
90.5
2014
2015
2017
2018

Net Financial Position

2014
2015
2016
2017
2018
0.0
-750.0
-1,500.0
-861.3
-859.4
-1,162.4
-1,392.2
-736.4

Main Income Statement Data

€ mio

	2014	2015	2016	2017	2018

Net Consolidated Revenues (1)	3,414.4	3,524.8	3,667.0	3,550.1	3,401.5
Italy	2,483.4	2,554.2	2,675.9	2,555.3	2,421.4
Spain	932.1	971.9	992.0	996.3	981.6
EBIT (1)(2)	248.7	230.7	(189.3)	226.4	73.7
Italy	104.3	26.1	(413.7)	(19.1)	(182.9)
spain	144.8	205.2	224.4	245.3	256.9
EBT (1)	138.5	196.5	(274.5)	219.9	67.0
Net Result (3)	23.7	3.8	(294.5)	90.5	471.3

Main Balance Sheet and Financial Data

	2014	2015	2016	2017	2018

Net Invested Capital (2)	3,906.8	3,806.8	3,698.3	3,774.6	3,592.6
Total Net Shareholders’ Equity	3,045.5	2,947.4	2,535.9	2,382.5	2,856.2
Net Group shareholders’ Equity	2,322.8	2,293.8	1,947.7	1,916.6	2,412.4
Minorities Shareholders’ Equity	722.6	653.6	588.2	465.9	443.7
Net Financial Position (2)	(861.3)	(859.4)	(1,162.4)	(1,392.2)	(736.4)
Operating Cash Flow (1)(2)	1,226.5	1,282.3	1,140.7	1,189.9	1,026.1
Investments (1)	1,705.2	741.8	710.4	612.0	618.0
Dividens paid by the Parent Company	—	22.7	22.7	—	—
Dividens paid by Subsidiares	—	44.2	83.3	87.5	95.6

Personnel (4)

	2014	2015	2016	2017	2018

Mediaset Group Personnel (headcount)	5,559	5,484	5,519	5,470	4,760
Italy	4,299	4,210	4,245	4,197	3,502
Spain	1,260	1,274	1,274	1,273	1,258
Mediaset Group Personnel (average)	5,711	5,680	5,660	5,019	5,004
Italy	4,437	4,402	4,385	3,739	3,737
Spain	1,274	1,278	1,275	1,280	1,267

Main Indicators

	2014	2015	2016	2017 (1)	2018

EBIT/Net Revenues	7.3%	6.6%	n.a.	6.4%	2.2%
Italy	4.2%	1.0%	n.a.	-0.7%	-7.6%
Spain	15.5%	21.1%	22.6%	24.6%	26.2%
EBT/Net Revenues	4.1%	5.6%	n.a.	6.2%	2.0%
Net Result/Net Revenues	0.7%	0.1%	n.a.	2.6%	13.9%
ROI (5)	4.7%	4.4%	n.a.	3.9%	1.3%
ROE (6)	0.9%	0.1%	n.a.	4.7%	19.5%
Number of shares (7)	1,136,402,064	1,136,402,064	1,136,402,064	1,136,402,064	1,137,142,325
EPS (euro)	0.02	0.00	n.a.	0.08	0.41
Dividend per share (euro)	0.02	0.02	—	—	—

(1) Figures from 2017 restated in accordance with IFRS 5 (discontinued operations)

(2) The figures refer to average economic results, as well as balance sheet and financial data. The recognition criteria (pursuant to CONSOB Resolution No. 6064293 of 28 July 2006 and the CESR Recommendation of 3 November 2005 concerning non GAAP measures) are described in the Directors’ Report on Operations.

(3) Net profit/(loss) from continuing and discontinued operations

(4) Includes temporary and permanent workforce

(5) Group EBIT / Average Net Capital Invested

(6) Group Net Profit/(Loss) / Group Average Net Equity

(7) Spot date at 31/12 net of treasury shares.

DIRECTORS’ REPORT ON OPERATIONS

Dear Shareholders,

In an increasingly dynamic and complex competitive scenario, and in the context of a further significant slowdown of the global economic environment, particularly so in Italy, during the past year the Mediaset Group operated in line with the 2020 Mediaset Plan guidelines, achieving the following results and objectives:

•                  in an advertising market that continues to be rather weak overall, market shares increased both in Italy and Spain, with the Group benefitting in particular from the excellent contribution made by revenues from the 2018 World Cup in Russia during the months of June and July, which the Group held exclusive rights to in both countries, including, for the first time ever, live free-to-air Italian broadcasting rights to the entire event. From an editorial standpoint, this event further consolidated the core position of Mediaset’s free-to-air model, reinforced by innovative broadcasting online and on mobile devices;

•                  the editorial focus continues to be on original entertainment content and self produced Italian films, accompanied by a programme of optimising and reviewing the related investments;

•                  continued platform expansion is enabling audiences to watch Mediaset channels on any device, which will help ensure stronger, higher-quality and higher-value scheduling. On the basis of significant agreements entered into in 2018, Mediaset content (general and thematic free-to-air channels, as well as the Cinema and Serie Premium channels) is continuing to grow its presence across all free-to-air and pay platforms: DTT, satellite and online streaming. In particular, with the launch of the new Mediaset Play online platform, all Mediaset TV content is now available from an online one-stop-shop, where viewers can watch programmes both live and on demand, through their TV screens, PCs and mobile devices;

•                  the digital transformation of the pay model is gathering pace, with a primary focus on providing exclusive film and series content, promotion of unique assets held (transmission band rental) and an exclusively non-linear supply model that is lighter, more flexible and more modern. From this perspective, during the fourth quarter of 2018, Mediaset exercised the options contained in the commercial agreements entered into with Sky in March, selling the latter to R2 Srl, to which the Operation Pay unit had been assigned, and exercising the option over the Cinema and Serie channels and over the service agreement, taking effect from mid 2019.

•                  obtaining further efficiencies connected with process organisation and optimisation.

By pursuing these lines of action, Mediaset was able in 2018 to progressively and decisively improve its consolidated financial statement and cash generation, thus reaping benefits despite the backdrop of a steeper-than-expected downward trend in the advertising market. a positive revenue generated by advertising revenues both in Italy and in Spain and of the significant reduction in operating costs, especially beginning the second half of the year due to the termination of the 2015/2018 multi-year agreements for Premium football content and the digital transformation of the Pay TV offering initiated during the year ended.

It is precisely in taking into account the strong strategic discontinuities connected with the the evolution of the Pay TV business model, which came into effect in the last part of the year, that the recoverable values of residual assets and exclusive-rights purchase obligations occur as part of the disbursement of

Consolidated Annual Report 2018 - Directors’ Report on Operations

the annual balance, as well as the alignment of their book values with the modification to their conditions of use, leading to writedowns and provisions totalling € 162.7 million.

On the other hand, in line with Mediaset’s objective of strengthening its strategy of focusing on the core business of free-to-view television, in 2018 Mediaset executed a major transaction enabling the value created created industrially through EI Towers to be materialised without giving up its key presence in the strategic sector of TV broadcast towers.

Following the voluntary takeover bid made on 16 July 2018 by 2iTowers S.p.A. and the subsequent sale of EI Towers at the beginning of the fourth quarter of the year-ended, this group was deconsolidated beginning the same fourth quarter. On the basis of the consideration of EUR 644.4 million paid to Mediaset by 2iTowers, this sale brought a net gain of EUR 498.2 million and an increase of EUR 496.8 million in the consolidated net financial position (EUR 179.1 million of which represented by the difference between the consideration from the sale of the stake in EI Towers upon the acceptance of the takeover bid and the reinvestment in 2iTowers, and EUR 317.7 of which relating to the deconsolidation of the net financial debt of EI Towers).

As a result of this transaction, and in accordance with IFRS 5 (Non-Current Assets Held for Sale and Discontinued Operations), the financial results and cash flows for the period question and those for the comparative period, duly restated, show separately and reclassify the net contribution generated by the the EI Towers Group, including the above mentioned capital gain.

Furthermore, the consolidated financial results at 31 December 2018 include the line-by-line consolidation of assets relating to the acquisition of RMC Italia S.p.A. from 1 September 2018.

The consolidated financial results for the year are summarised below:

•                  consolidated net revenues amounted to EUR 3,401.5 million (-4.2% compared to the previous year);

•                  Ebit was positive at EUR 73.7 million, compared to the EUR 226.4 million recorded in the previous year; the consolidated operating profit was 2.2%. Calculated net of the impact of the write-downs and provisions on pay assets, which were carried out as a result of the end-of-year assessment of recoverability, Ebit would amount to EUR 236.5 million, with an operating profit of 7.0%;

•                  the Group’s net profit/(loss) was positive at EUR 471.3 million, compared to the EUR 90.5 million profit recorded in 2017. Calculated net of (i) the capital gain generated by the sale of EI Towers, (ii) takeover bid-related costs reflected in the result of the subsidiary 21Towers and (iii) the net impacts of the write-downs of pay assets, the net profit would amount to EUR 97.3 million;

•                  consolidated net financial debt decreased considerably from EUR 1,392.2 million at 31 December 2017 to EUR 736.4 million at 31 December 2018. This figure was driven by the deconsolidation EI Towers, which had a total positive impact of EUR 496.8 million. The core cash flow from business in Italy and Spain was positive at EUR 211.7 million, a clear improvement on the EUR 58.8 million recorded in 2017.

•                  on 31 December 2018 the workforce of the Mediaset Group companies in the consolidation area totalled 4,760 employees (5,470 at 31 December 2017). The change is mainly connected with the deconsolidation of the EI Towers Group.

•                  the parent company Mediaset S.p.A., closed the year ending 31 December 2018 with a net result for the year of +EUR 111.8 million, compared to the profit of EUR 69.2 million recorded in 2017.

Breaking down consolidated performance by geographical area:

In Italy:

•                  consolidated net revenues from the Group’s Italian operations amounted to EUR 2,421.4 million, a reduction of -5.2% compared to 2017. This figure mainly reflects the reduction in Premium-specific revenues due to football content no longer being on offer during the second half of the year.

•                  gross advertising revenues, including free and pay-TV channels and the Group’s share of website revenues, and revenues from proprietary radio broadcasters managed under a sublicense from Mediamond amounted to EUR 2,112.2 million in 2018, an increase of +0.8% compared to 2017. Based on Nielsen data, in 2018 the overall advertising market contracted by 0.2% compared to 2017.

•                  in 2018 the total audience over the 24-hour period was 10 million viewers, an increase compared to 2017. Mediaset channels improved their audience figures compared to 2017, maintaining leadership on the commercial target with 34.8% of the early evening share and 33.5% over the 24-hour period. Canale 5 was the most watched Italian network by the commercial target audience both in the early evening slot (17.2%) and over the 24-hour period (16.1%);

•                  core revenues from the pay channels, comprising the sale of subscriptions, prepayment cards and the on-demand Infinity service amounted to EUR 366.0 million compared to the EUR 587.4 million recorded in 2017;

•                  Other revenues from television operations amounted to EUR 244.4 million, compared to the EUR 172.8 million for the same period the previous year. This figure is driven by the proceeds generated from the commercial agreements entered into with Sky in the first quarter of the financial year for the sub-licensing of free and pay-TV channels and for the use of the Premium technological platform, and from other agreements entered into with other parties for the sub-licensing of content.

•                  The negative Ebit for total Italian operations, at -EUR 182.9 million, reflects aforementioned write-downs of pay television rights, amounting to EUR 162.7 million. Net of this component, Ebit is equal to EUR -20.2 million, compared to the EUR -19.1 million recorded in 2017. Overall costs (personnel costs, purchases, services and other charges, amortisation and depreciation of rights and other fixed assets, excluding write-downs of pay assets), which for 2018 included costs associated with broadcasting the World Cup, decreased by EUR 132.8 million (-5.2% decrease).

•                  the net result shows a profit of EUR 367.9 million (compared to a loss of EUR -9.9 million in 2017).

In Spain:

•                  consolidated net revenues of the Mediaset España Group amounted to EUR 981.6 million, a decrease of -1.5% compared to 2017;

•                  gross advertising revenues amounted to EUR 963.6 million, a decrease of -0.6% compared to 2017. In a constantly recovering macroeconomic environment, Mediaset España maintained its leadership in its television market with a share of 43.3%, thus consolidating its position of leadership built up over the past few years, by diversifying and launching innovative publications and advertising products. Based on Infoadex data, conventional advertising investments in Spain increased by 2.9% in 2018;

•                  in 2018 the total free-to-air television offer of the Mediaset España Group, including not only the general-interest channels Telecinco and Cuatro but also the special-interest channels Factoria De Ficcion, Boing, Divinity, Energy and Be Mad (HD channel), obtained on average audience share out of total viewers, over the 24-hour period, of 28.8% and 30.9% on the commercial target;

•                  the total costs (personnel costs, other operating costs, amortisation, depreciation and write-downs) amounted to EUR 724.7 million, a decrease of -3,5% compared to the same period the previous year. This change was significant given that the costs associated with broadcasting matches at the 2018 FIFA World Cup in Russia were also recognised during the financial year;

•                  Ebit amounted to EUR 256.9 million, compared to the EUR 245.3 million recorded in 2017. This corresponds to an operating profit of 26.2% compared to the 24.6% of the previous year;

•                  net profit came to EUR 200.3 million, compared to the EUR 197.5 million recorded the previous year.

GENERAL ECONOMIC TREND

The latest available estimates show that the global economy recorded GDP growth of approximately +3% in 2018, thus signalling a slowdown in global expansion compared to the previous year. This slowdown can mainly be attributed to the trend in global trade that took hold following the talks between the United States and China.

The United States continued to experience a period of economic expansion, with a 2.9% increase in GDP driven by private household consumption as households benefited from a rosy labour market, with unemployment rates close to zero. Against the backdrop of a widespread European slowdown, and in spite of the uncertainty over the outcome of Brexit negotiations, the United Kingdom has maintained steady GDP growth overall at +1.3%. Of the major emerging economies, China experienced a slowdown in economic activity in 2018, despite the fiscal stimulus measures implemented by the government.

The economy in the euro area experienced a particularly sharp slowdown in the second half of the year due to temporary factors mainly attributable to the global introduction of light vehicle emission tests and restrictions in the automotive industry. Economic growth was further stymied by the declining expectations and order-taking of companies and weak foreign demand. In the second half of the year, industrial production fell significantly in all major economies in the area, leading to a year-on-year GDP increase of +1.9%, which is down on both 2017 (+2.5) and the forecasts from the beginning of the year.

The German economy, which was particularly hit hard by the trend in the automotive industry, experienced a marked slowdown in the second half of 2018 with half-year GDP growth of +1.5% (one percentage point down on 2017). In France, the increase in GDP (+1.5%) was underpinned by private consumption and exports. In Spain, which had the most dynamic of the euro area’s major economies, GDP growth (+2.5%) was underpinned by strong domestic demand, in turn positively influenced by favourable financial conditions, growth in employment and the measures contained in the 2018 Budget Law, which boosted consumption and provided regained momentum to residential real estate investments during the second half of the year.

In Italy, with the new government having taken office midway through the year, uncertainty among investors regarding the direction of economic policy led to strong pressure on the financial markets, with an increase in yields on government bonds (including short-term bonds), as well as an increase in the Italy-Germany 10-year government bond spread to 330 basis points by late November, which then fell back to 262 basis points in mid January 2019 after an agreement was reached with the European Commission. Against this background, there was a gradual slowdown in the already-weak process of economic growth, with a pronounced decline in domestic demand, which was been held back by both a lack of investment and a fall — albeit slight — in household spending. In particular, GDP declined during the last two consecutive quarters of 2018. According to the latest ISTAT data for the Italian economy in 2018, GDP grew by only + 0.8%, a significant decrease compared to the forecasts made at the beginning of the year. Household consumption remained weak, recording extremely low growth of +0.6%. In terms of domestic demand, the volume of total fixed investment grew by 3.4%, whereas foreign trade flows increased by 1.9% for exports of goods and services, compared to 1.3% for imports.

DEVELOPMENTS IN TELEVISION-SECTOR LEGISLATION

Refarming of 700 MHz Band

The Budget Law 2018 (Law No. 205/2017 of 27 December 2017) identified steps and procedures for transitioning to 5G technology as outlined in the Action Plan of the European Commission (COM-2016 588 final and Decision (EU) 2017/899 of the European Parliament and of the Council).

Among other things, the Law sets forth that rights of use over the 700 MHz (from 694 to 790 MHz) band, currently used for digital terrestrial television broadcasts, are to be re-modulated and intended for 5G broadband electronic communications services. To this end, television broadcasts on the 700 MHz band must end by 30 June 2022.

On 27 September 2018, the TV 4.0 Coordination Table - which brings together representatives of the competent broadcasting institutions, television operators and trade associations - was set up at the Ministry of Economic Development with the aim of introducing the legislative amendments necessary to be included in the imminent budget law and of coordinating activities concerning the release if the 700 MHz band.

The recent Budget Law 2019 (Act No. 145/2018) introduced a series of innovative innovations for the refarming of the 700 MHz band.

The main changes include the abolition of the requirement for one-third of transmission capacity to be in the hands of local broadcasters, leading to an increase in the number of networks allocated to nationwide network operators from 10 to 12 (out of a total of 14). The two new networks deriving from this abolition will be allocated by means of a no-raise competitive economic tendering procedure, with the frequencies divided into four lots equal to half of one multiplex, whereby the criteria and tender principles will be favourable to current corporation-sized nationwide network operators.

In the meantime, the Authority has launched the new procedure for issuing definitive securities, by means of Resolution 39/19/CONS of 7 February of last year, which provides an update of the National Frequency Allocation Plan in which 12 nationwide networks have been planned.

As regards subsequent timescales, by 31 March 2019 AGCom must outline the criteria for converting and allocating rights of use for planned nationwide frequencies; by 15 April 2019 the Ministry must update the Road Map decree, which sets out the staged local switch-off dates until 2022; and by 30 June 2019 the Ministry must issue rights of use for the first 10 nationwide networks (2.5 of which may be issued to Elettronica Industriale).

Finally, by 30 September 2019 AGCom must establish the procedures for tendering 4 multiplex vehicles, which must be called by the Ministry by 30 November 2019. Elettronica Industriale may take part in the tender and acquire a further multiplex vehicle, in addition to the 2.5 allocable above.

As regards the EUR 762 million total financing available for the refarming of the 700 MHz band under the Budget Law, EUR 272 million are allocated to the costs of upgrading transmission facilities, EUR 151 million are allocated as a contribution towards the purchase of new TV sets (of which 25 for 2019, 76 for 2020 and 25 for each of 2021 and 2022) and EUR 66 million are allocated for miscellaneous purposes including public information.

Programming and Investments in European Productions

In the wake of Italian Legislative Decree No. 204/2017 of 7 December 2017, which implements the cinema enabling act and amends the provisions of the consolidated audiovisual media services act, regarding investment and programming quotas in European audiovisual productions paid by editors of televisual content, Italian Act No. 145/2018, regarding the “Approval of the state budget forecast for the year 2019”, and subsequently the Agcom Regulations (Enabling Act No 595/18/CONS and Enabling Act No. 24/19/CONS) postponed the date on which the new system was due to enter into force and stipulated implementing rules.

In this respect, the programming shares in European productions have been raised from the current level of 50% of qualifiable programming hours to 53% beginning 1 July 2019, and subsequently to 56% in 2020 and 60% in 2021 and thereafter.

The quotas for investment in independently-produced European productions are being increased from their current level of 10% of the editor’s revenues, net of revenues deriving from pay-per-view sports programming, to 10.4% between 1 July and 31 December 2019, and 12.5% for 2020 and subsequent years.

Specific regulations are pending from MIBACT concerning investment in original, independently-produced Italian films.

Finally, new sub-quotas have been established for the programming of original Italian productions and other cinema productions of Italian origin, and a more restrictive and thorough system has been established for non-linear services.

Gambling Advertising with Cash Prizes

Italian Decree-Act No. 87/2018 of 2 July 2018, “Urgent provisions concerning the dignity of workers and enterprises” (also known as the Dignity Decree) has implemented some measures to combat gambling addiction, including a specific provision concerning a “Ban on gambling and betting advertising” in Art. 8.

This article bans any form of direct or indirect advertising relating to gambling or betting with cash prizes, irrespective of the advertising vehicle, which shall include sporting, cultural and artistic events, television and radio broadcasting, daily and periodical newspapers, publications generally, billboards and online advertising.

Advertising agreements will be exempt from this ban when their execution is already underway as of the date on which the Decree comes into force (14 July 2018), until 14 July 2019.

The Decree provides for a very severe penalisation mechanism, with failure to comply with its provisions giving rise to a fine payable by the customer and the owner of the vehicle of a sum equal to 5% of the value of the advertising; this fine will always be at least EUR 50,000 for each instance of non-compliance. Agcom is responsible for supervising compliance and imposing penalties.

AMS Directive

On 19 December 2018, Directive (EU) 2018/1808 amending Directive 2010/13/EU on the coordination of certain provisions laid down by law, regulation or administrative action in Member States concerning the provision of audiovisual media services (Audiovisual Media Services Directive) in view of changing market realities, came into force. The deadline for transposing the Directive into Italian law was set as 19 September 2020.

Ban on Press-TV Crossover

The Budget Law 2018 (Act 145/2018) re-introduced into Art. 43, paragraph 12 of Italian Legislative Decree No. 177/08 (TUSMAR) and rendered permanent a ban on any persons carrying out nationwide televisual activities on any platform, who have recorded revenues of more than 8% under the SIC (Total Communications System), from acquiring stakes in daily newspaper publishing houses.

Digital Services Tax

Act No. 145/2018 of 30 December 2018 on the “Approval of the state budget forecast for the year 2019” introduced a tax on digital services (also known as the Web Tax), payable by entities (companies or groups) whose total revenues irrespective of where the services were provided are at least EUR 750 million and by entities whose revenues from digital services provided in Italy are at least EUR 5.5 million. The rate of tax is 3%; all revenues from digital advertising, online supplies of goods and services, and user-generated data are subject to tax.

AGCOM PROCEDURES

Advertising - Radio Self-Advertising

In January 2018, Agcom warned R.T.I. against continuing a practice that it had lawfully been carrying out since March 2016; namely that of self-promoting our radio programs on television. The Authority’s stance, which is currently directed at our broadcasters only, prohibits cross-platform advertising beyond the crowding limits, which is a widespread physiological practice carried out by the various publishing groups operating in the Italian television market.

These resolutions were promptly appealed and an application for interim relief was filed by RTI with the competent administrative judge. The matter was discussed in the Council Chamber on 7 February 2018. Once concluded, the TAR scheduled a public appeals hearing for 28 November 2018; a decision is pending.

RTI promptly took it upon itself to bring its conduct in line with the new stance of Agcom outlined in the above mentioned resolutions. Specifically, RTI began to bring its conduct into line on 7 February 2018 (in the absence of a deadline set by the resolutions themselves), thus complying with the time limits for processing the application for interim relief. Nevertheless, in April 2018 Agcom challenged Italia1, Canale5 and Rete4 with regard to their advertising overcrowding during the months of January and February 2018 (despite the Council Chamber having met after those dates) for the tally of the Group’s radio self-advertising spots (Radio 105).

In November 2018, Agcom brought the proceedings to an end, imposing penalties of EUR 20,658 to Canale5, EUR 20,658 to Italia1 and EUR 20,658 to Rete4.

All penalties were appealed with the Regional Administrative Court (TAR) in January 2019.

Child Protection

In the course of 2018, the Authority:

•                  penalised Radio Studio 105 S.p.a. for having failed to comply with child protection measures on account of a swear word being uttered during the programme entitled “Lo zoo di 105” (of 20 October 2017), which was broadcast before the watershed (EUR 25,000);

•                  initiated proceedings against R.T.I. S.p.A. for having failed to comply with child protection measures in some broadcast episodes of “Grande Fratello 15” (Canale 5 on 26/30 April and 1/8/9 May, and Italia 1 on 26 April and 1 May, all 2018), on account of having disseminated content unsuitable for viewing by children in a universal programming slot and before the watershed. Two penalties were handed out on 30 January 2019, one to Canale 5 for EUR 62,500 and one to Italia 1 for EUR 62,500.

MEDIASET SHARES

Stock market performance

The Italian financial market experienced a trend of uncertainty in the first half of 2018 following the outcome of the March elections, with the markets subsequently taking a long time to settle due to the critical issues that emerged in forming a government, which was eventually installed in June of last year. Throughout this period and also in the second half of the year, a more prudent approach to the trading of Italian shares was adopted amidst concerns over a spread increase, deteriorating macroeconomic conditions in Italy and a fracturing of political relationships with major European countries.

The FTSE MIB closed the year with a negative performance of -16.12%. In 2018, the index fell to a minimum of 18,064.62 on 27 December and peaked at 24,544.26 on 7 May, averaging 21,546.90 for the year.

Mediaset shares experienced a similar trend to those of other European broadcasters over the year, even performing better than those of its peers, in particular during the final two months. This performance was primarily driven by Fininvest consolidating its position as main shareholder by boosting its equity investment to 43.74% of share capital and thus taking hold of 45.44% of voting rights. Performance was also influenced by the positive market reaction to the deals announced throughout the year (the EI TOWERS deal and the arrangements with Sky Italia and Telecom Italian) and by rumours of a potential Italian-led consolidation of the European media segment.

European-wide, the industry experienced a downward trend in 2018, with this trend sharpening during the second half of the year. In this respect, the sector was de-rated by some sector analysts during the period following a downward revision of domestic advertising market forecasts across the continent, combined with estimations concerning a potential risk of increased investment by incumbents to take into account new internationally-operating competitors.

The shares most affected by this derating were Atresmedia (-50.15%) and Prosieben (-46.38%), followed by TF1 (-43.59%) and Mediaset España (-42.17%). The shares of M6 (-35.20%) and ITV (-26.80%) also reacted negatively, albeit moderately so. On the other hand, Mediaset contained its negative share performance to -14.73% at the close of 2018.

In 2018, the average price of Mediaset shares was EUR 2.9, with a low of EUR 2.5 recorded on 6 September and a high of EUR 3.4 recorded on 7 May.

Mediaset share price	2018	2017	2016

Maximum Price (EUR)	3.4	4.4	4.6
	7th January	11st January	21st December
Minimum Price (EUR)	2.5	2.9	2.2
	6th November	10th November	28th November
Opening Price 1/1 (EUR)	3.2	4.2	3.7
Closing Price 31/12 (EUR)	2.7	3.2	4.1
Average Volume (m)	4.3	5.2	9.5
Maximum Volume (m)	30.8	29.0	140.0
	3th October	10th October	13th December
Minimum Volume (m)	0.9	1.4	1.3
	3th September	25th August	30th May
Number of ordinary shares (m) *	1,137.1	1,136.4	1,136.4

Capitalisation 31/12 (EUR m) *	3,120.3	3,670.6	4,670.6

* own share not included

Mediaset versus the FTSE MIB (2018)

* Following the quarterly FTSE MIB review carried out in December 2018, Mediaset shares where excluded from the reference index with effect from 27 December 2018 and automatically joined the reserve index.

Mediaset versus other major European broadcasters (2018)

SIGNIFICANT EVENTS AND KEY CORPORATE TRANSACTIONS FOR THE YEAR

On 20 February 2018, a deed was signed for the merger of Videotime S.p.A. into Mediaset S.p.A. The merger took legal effect from 1 March 2018, with fiscal and accounting effect from 1 January 2018. The following swap ratio applies to the merger: for each ordinary share in Videotime (nominal value EUR 0.52) 0.294 ordinary shares in Mediaset, each with a nominal value of EUR 0.52 is allocated. Videotime shareholders is allocated the Mediaset own shares, at the rate necessary to fulfil the swap ratio. The ordinary Mediaset shares are available to Videotime shareholders according to the procedure for centralised shares of Monte Titoli S.p.A. and will be dematerialised on the merger date.

On 30 March 2018, Mediaset and Sky Italia reached an agreement for a series of multi-year commercial contracts intended to expand the coverage of the Premium channels, and start a collaboration that extends Sky Italia’s use of the paid Premium platform on digital terrestrial. On the basis of this agreement, the Cinema and Serie Premium channels became part of the Sky Italia satellite bouquet in June 2018, increasing the audience numbers with positive repercussions on Mediaset advertising revenues. The satellite operator, on the other hand, has launched its own paid offer on DTT through a contract for Premium services. Overall, the agreement will allow Mediaset to broadcast on all channels including satellite pay and to create new value by allowing third parties to utilise its platform services, as part of the digital transformation of Premium as provided for in the 2020 Mediaset Plan. On 3 May 2018, as a result of the above agreements, the company R2 S.r.l. was formed, and was the recipient of the operations unit, covering technical maintenance, conditional access, customer service, commercial and other operations for the Premium platform On the basis of the agreements signed, Mediaset has obtained an option from Sky Italia to sell the satellite operator all of its stake in that company between November and December 2018; if Mediaset decided to exercise the option, the company would be transferred to Sky Italia immediately, and the operation would naturally be subject to approval by the regulators (AGCM and AGCOM). On 5 November 2018, Mediaset exercised this option provided for EUR 22.9 million. The transaction will be effective from the end of November and is subject to approval by the regulators (AGCM and AGCOM). As reported in the Events after 31 December 2018, AGCOM authorised the transfer of share capital in its resolition of 22 January. On 31 December 2018, Mediaset exercised its put option provided in the agreements signed on 30 March, which entitles Sky to distribute the Cinema and Serie Premium channels on digital terrestrial television from 1 June 2019. Mediaset will retain editorial responsibility and will continue to manage advertising sales for these channels.

On 16 March 2018, EI Towers S.p.A. and the Cairo Group finalised the previous agreements made on 27 January 2015, relating to the implementation and multi-year management in full service mode (hosting, service and maintenance, use of transmission infrastructure etc.), of the national digital terrestrial multiplex for which the Cairo Group holds the rights of use.

On 22 March 2018, Elettronica Industriale S.p.A. and the EI Towers Group renewed the multi-year contract for hosting, service and maintenance (full service) and use of broadcast infrastructure. The contract runs for 7 years starting from 1 July 2018, until 30 June 2025, and may be renewed for a further 7-year period after renegotiation of the new price, during the 12 months prior to expiry.

In March RTVE, Atresmedia and Mediaset España signed an agreement to launch a platform, open to all DTT operators, for the creation, development and distribution of audiovisual content of the three communications groups, in order to enhance the free TV offer and user experience, thanks to the services and functionalities available through HbbTV and internet technology. During the second phase of the project, this technology platform will be directed towards an extra OTT (Over The Top) content distribution service.

The free live broadcast of the 64 games of the 2018 World Cup in Russia was a major broadcasting and viewership success for Mediaset. In Italy, the final stage, broadcast from 6 to 15 July, received an average share of 43%. The most watched game - the final between France and Croatia - recorded an average share of 66.58% (11,688,000 viewers) despite being broadcast in the afternoon. The cumulative audience for all the matches was 297 million viewers, 49 million more (+19.7%) than at the previous “Brazil 2014” World Cup, when Italy was involved in the group stage and the tournament was broadcast by both Rai and Sky. Matches available live on the web and mobile devices received over 35,000,000 views, while about 20 million unique users accessed Mediaset digital content relating to Russia 2018 in Mediaset’s official FIFA World Cup 2018 app.

On 16 July 2018, Mediaset entered into a commercial agreement with Perform, which allows “Premium Calcio” customers to access sports events on the DAZN platform from 1 August without having to take out any additional subscriptions. DAZN is a new live and on-demand sports streaming service, available on all digital devices including smart TVs. It has exclusive rights to show three games in each weekly round of the Serie A Italian Championship, including the Saturday night game, for a total of 114 matches, as well as the highlights of all Serie A League Championship matches, exclusive rights to all Serie B pay-TV matches and additional content on top of DAZN’s football and sport offer.

On 16 July 2018, Mediaset signed a partnership agreement with the infrastructure fund F2i SGR, resulting in Mediaset taking a 40% minority equity interest in 2iTowers Holding, an indirect subsidiary of F2i. On the same date, 2iTowers (an SPV entirely owned by 2iTowers Holding) launched a voluntary takeover bid, subject to obtaining the required authorisations, for the entire share capital of Ei Towers S.p.A., in which Mediaset held a controlling interest of 40% via the subsidiary Elettronica Industriale (net of treasury shares, this interest amounts to 42.0%). The offer provided for a consideration equal to EUR 57.00 for each share, entailing a premium equal to 19.2% compared to the weighted average of the prices recorded during the six months preceding the announcement of the transaction. The closing of the deal was subject to 2iTowers achieving a stake in EI Towers’ capital in excess of 90% and the unconditional approval of the Antitrust Authority. On 5 October, the offer became fully effective after all the conditions were fulfilled. With reference to the final results of the takeover bid for the shares of EI Towers on 12 October 2018, 2iTowers S.p.A. provided for payment of the consideration upon the simultaneous transfer of ownership of the shares. As a result of this transaction, 2iTowers held 97.447% of EI Towers share capital on that date. In light of the outcome of the offer, a procedure was subsequently launched for the purchase of the remaining shares equal to 2.553% of the capital. This procedure was concluded on 19 October. Following the conclusion of the voluntary takeover bid the shares in EI Towers were delisted on the same date.

At the end of the transaction, Mediaset holds a minority interest amounting to 40% of the share capital of 2iTowers Holding S.p.A., which holds 100% of Ei Towers. The sale of the controlling interest in Ei Towers entails the deconsolidation of EI Towers and its subsidiaries from the Mediaset Group from the fourth quarter. The difference between the consideration of EUR 644.4 million paid to Mediaset by 2iTowers and the net asset value relating to the equity investment in EI Towers as at 30 September (including goodwill generated at a consolidated level) resulted in a gain, net of costs and direct taxes, of EUR 498.2 million being recognised in the consolidated financial statements, as well as a positive impact of EUR 496.8 million on the net financial position, EUR 179.1 million of which represented by the difference between the consideration from the sale of the stake in EI Towers upon the acceptance of the takeover bid and the reinvestment in 2iTowers, and EUR 317.7 of which relating to the deconsolidation of the net financial debt of EI Towers. In line with Mediaset’s objective of consolidating its strategy of focusing on its core free TV business, the transaction allows Mediaset to retain a minority stake in a business that has a structural role in its business through its investment in 2iTowers Holding. At the same time, in line with the trend already consolidated at international level, the deal facilitates the progressive separation and different ownership between infrastructural assets and broadcasting of television content. It also allows EI Towers - under the guidance of an institutional fund - to become an independent operator, which will allow it to participate more easily in the process of consolidating the broadcasting and telephone towers business, currently in progress at national and international level.

On 31 August 2018, RadioMediaset, a subsidiary of Mediaset S.p.A., acquired 100% of RMC Italia S.p.A., parent of the Radio MonteCarlo network, for EUR 3.3 million, paid on the basis of the contractual agreements in the following month of October. Radio MonteCarlo, a prestigious and elegant radio station, holds a unique position targeting educated high-profile adults with high-spending power. The issuer, whose acquisition does not change the economic scope already authorised by the Antitrust authority, is therefore a perfect fit with the Radiomediaset offer and will strengthen the editorial and commercial leadership of the group at national level. The transaction qualifies as a Business Combination and, in accordance with IFRS 3, has been recognised in accounts, as the final price allocation process, which in accordance with IFRS 3 can be performed within 12 months from the acquisition date, has already been completed by the reporting date of these Financial Statements. The accounting effects of the above are explained in Note 5 to the Consolidated Financial Statements.

From 5 September 2018, Canale 5 can also be viewed on Sky’s channel 105 in HD. From October, Italia 1 and Retequatro can be viewed on Sky’s channels 106 and 104, in keeping with its strategy to make Mediaset channels available on all free and pay platforms, whether terrestrial, satellite and online streaming, so that viewers are able to watch Mediaset channels on any device and to enhance the quality and value of Mediaset’s programme schedule and content.

On 11 September 2018, the Board of Directors of Mediaset, after consulting with the Remuneration Committee, identified the participants in the company’s Medium-Long Term Loyalty and Incentive Plan for the years 2018-2020 approved by a resolution of the Shareholders’ Meeting held on 27 June 2018. The Board attributed to the same participants their rights for the year 2018, basing the quantity on criteria established by the regulations governing the Plan approved by the Board of Directors at its meeting held on 27 July 2018. On the same date, the Board of Directors of Mediaset also completed the assessment of the conditions laid down in the regulations for the Medium-Long Term Loyalty and Incentive Plan for the years 2015-2017, with reference to the 2015 financial year.

Finally, a brief summary is provided below of the proceedings commenced and underway before the Court of Milan, to which Mediaset S.p.A. and R.T.I. Reti Televisive Italiane S.p.A., on the one part, and Vivendi S.A., on the other, are party, and which have been reported in the Financial Statements during the past two financial years, as well as the writ of summons filed by Simon Fiduciaria, which is reported in the supplementary periodic financial information for the year. The main developments during the last the financial year and during the first months of 2019 were as follows:

Proceedings before the Court of Milan - Companies Division B - Case No. 47205/2016

On 19 August 2016, Mediaset S.p.A. and R.T.I. S.p.A. brought an action against Vivendi S.A. seeking a declaration ordering the latter to perform the share purchase agreement (SPA) entered into on 8 April 2016, as well as the award of damages for the late performance of that agreement.

Vivendi S.A. entered an appearance calling for the action to be thrown out, for the agreement to be torn up and for Mediaset S.p.A. and R.T.I. to be ordered to pay damages.

At the preliminary hearing of 21 March 2017, the action was joined with Case No. 47575/2016, brought against Vivendi S.A. by Fininvest S.p.A. in a writ of of summons served on 23 August 2016. At the same hearing, the defence for Mediaset and RTI filed a “plea and counterclaim for damage to its image and reputation, to be compensated ex aequo et bono, in consideration of the gravity and repeated nature of the behaviour, which persisted until 20 March 2017”. Moreover, “for the purposes of a full decision being reached on the claims for damages already brought”, all plaintiffs (including Fininvest) denounced “the ‘takeover’ by Vivendi of Mediaset stock that has been occurring in recent months”. Finally, Mediaset and RTI filed a “claim for damages, the amount of which will be determined in the course of proceedings”, with reference to the unlawful transaction carried out by Vivendi,.

During the hearing on 4 December 2018, Mediaset and RTI amended their claim against Vivendi, from demanding the performance of the agreement to demanding its termination, together with a claim for damages, and proceeded to plead as follows:

“1)      that Viviandi be ascertained and declared to have committed a serious breach of the SPA, dated 8 April 2016, executed with RTI and Mediaset;

2)             that the SPA executed with RTI and Mediaset on 8 April 2016 be terminated on the grounds of serious breach;

3)             that Vivendi be ordered to pay compensation to Mediaset and RTI for all pecuniary and non-pecuniary damage actually incurred and expected, the amount of which to be determined in the course of proceedings, and which may be more precisely determined based on the outcome of the preliminary investigations, or, where appropriate, as settled by the Judge ex aequo et bono, in accordance with Article 1226 of the Italian Civil Code.

4)             that the following be ascertained and declared: (a) that Vivendi has breached its prohibition on acquiring shares in Mediaset under the Agreement; and/or (b) that the acquisitions of shares in Mediaset are null and void, due to Vivendi having breached Article 43 of the Consolidated Law on Audiovisual and Radio Media Service (TUSMAR); accordingly, that Vivendi be ordered to pay compensation to Mediaset and RTI for all pecuniary and non-pecuniary damage actually incurred and expected, the amount of which will be more precisely determined in the course of proceedings and, where appropriate, determined by the Judge ex aequo et bono, in accordance with Article 1226 of the Italian Civil Code.

5)    that the plaintiffs be awarded costs and lawyers’ fees”.

By writ dated 28 January 2019, Mediaset Premium also joined the action, filing a separate claim against Vivendi for compensation of pecuniary and non-pecuniary damage incurred as a result of the breach by Vivendi.

Proceedings before the Court of Milan - Companies Division B - Case No. 30071/2017:

In a writ of summons dated 30 May 2017 and served on 9 June 2017, Mediaset and RTI brought proceedings against Vivendi S.A. for it to be asserted that: (a) Vivendi breached certain of its commitments to Mediaset and RTI assumed in the agreement entered into with those parties on 8 April 2016; (b) Vivendi breached regulations pertaining to the public economic order contained in Article 43 of Italian Legislative Decree No. 177/2005 (the Consolidated Law on Audiovisual and Radio Media Service - TUSMAR); (c) Vivendi committed acts of unfair competition against Mediaset and Fininvest; further calling for Vivendi to be ordered to pay compensation for the damage incurred by Mediaset and RTI (and by Fininvest, a plaintiff alongside Mediaset and RTI), quantified at a total of at least EUR 3 billion.

To date, the case has not been joined with Case Nos. 47205/2016 and 47575/2016.

The defendant, Vivendi, entered an appearance, filing a statement of defence on 29 November 2017. In its statement of defence, Vivendi called on the Court to rule as inadmissible the claims made by the plaintiffs (entering a plea alleging, inter alia, a lack of jurisdiction and standing) and to “rule as unfounded and, therefore, to dismiss all claims made by Finanziaria di Investimento Fininvest S.p.A., Reti Televisive Italiane S.p.A. and Mediaset S.p.A.”.

At the hearing of 4 December 2018:

(a)         the plaintiffs amended their claims, supplementing the claims made in the writ of summons with a claim for the Agreement to be terminated on the grounds of breach by Vivendi, pursuant to Article 1453 of the Italian Civil Code;

(b)         the judgment was kept separate from the “joined judgments” (Case Nos. 47205/2016 + 47575/2016);

(c)          the parties were granted time limits by which to lodge any pleadings aimed at supplementing their preliminary petitions: (i) the plaintiffs lodged a pleading on 30 January 2019 (in which they produced two experts’ reports concerning the damage caused by the behaviour of Vivendi); (ii) Vivendi has until 28 February 2019 to lodge its pleading.

On 12 March 2019, a hearing took place to discuss the admission of the preliminary petitions.

Writ of Summons filed by Simon Fiduciaria with the Court of Milan concerning certain resolutions taken at Mediaset’s Shareholders’ Meeting of 27 June 2018

On 26 October 2018, Mediaset was served notice of a writ of summons filed by Simon Fiduciaria concerning Mediaset’s Shareholders’ Meeting held on 27 June 2018, in which the plaintiff called on the Court of Milan to order preventive measures and open substantive proceedings.

Pursuant to Article 669-sexies of the Italian Code of Civil Procedure, the plaintiff applied for preventive measures to suspend the execution of the resolutions taken at Mediaset’s Ordinary Shareholders’ Meeting held on 27 June 2018 in relation to items C.4 (Proposal for establishment of a medium/long-term incentive and retention plan; related resolutions) and F.10 (Authorisation for the Board of Directors to purchase and dispose of treasury shares, also to service stock option plans and other share-based medium/long-term incentive and retention plans; related resolutions) on the agenda.

With regard to substantive proceedings, Simon Fiduciaria pleaded:

1. that the above mentioned resolutions be repealed;

2. that Simon Fiduciaria be ascertained and declared as entitled to participate in ordinary and extraordinary meetings of the shareholders of Mediaset, with full participation and voting rights, and to exercise all participation and voting rights attached to its shares in Mediaset.

Mediaset received a favourable outcome to the application for preventive suspension. On 27 November 2018, the 15th Division of the Court of Milan ordered that the application for the suspension of the two resolutions of Mediaset’s Shareholders’ Meeting of 2018 contested by Simon Fiduciaria be thrown out. The case was made public in a press release issued by Mediaset on 26 October 26, entitled “Mediaset has received an appeal from Simon Fiduciaria relating to two resolutions of the 2018 Shareholders’ Meeting”.

On 25 January 2019, the Court of Milan threw out Simon Fiduciaria’s appeal against the order of 25 November 2018.

The substantive proceedings in the case are pending.

Moreover, on 5 November of last year, the Lazio Regional Administrative Court (Third Division) issued an order in which it declined to rule on Vivendi’s application to repeal AGCOM ruling 178/17/Cons of 18 April 2017, instead ordering that the administrative proceedings be stayed and that the decision on the question referred for a preliminary ruling by Vivendi in its application be referred to the Court of Justice of the European Union. More specifically, the Court of Justice was asked to assess whether the principles regarding freedom of establishment and freedom to provide services referred to in Articles 49 and 56 of the Treaty on the Functioning of the European Union, Articles 15 and 16 of Directive 2002/21/EC on electronic communications networks and services and the principles regarding the protection of media pluralism and competition in the broadcasting sector referred to in Directive 2010/13/EU on audiovisual media services are in contrast with the domestic legislation contained in Article 43, paragraph 11 of the Consolidated Law on Audiovisual and Radio Media Services (TUSMAR);

THE MAIN GROUP COMPANIES

MEDIASET S.p.A.
AUDITEL S.r.l.
6.45%
20.22%
RTI S.p.A.
100%
Publitalia '80 S.p.A.
Mediaset Investment N.V.
Mediaset Espana Comunication S.A.
51.63%
40%
2i Towers Holding S.p.A.
2i Towers S.p.A.
E.I. Tower S.P.A.
Towertel S.p.A.
E.I.T. Radio S.p.A.
Netttrotter S.r.l.
95%
Nessma Sa
34.12%
Nessma Broadcast S.r.l.
32.30%
Elettronica Industriale S.p.A.
Medusa Film S.p.A.
Taodue S.r.l.
MEDSET FILM S.a.s
Mediaset Premium S.p.A.
BOING S.p.A.
51%
Fascino Produzioni Gestione Teatro S.r.l.
50%
Titanus Elios S.p.A.
30%
Tivù S.r.l.
48.16%
Blasteem S.r.l.
40%
Studio 71 Italia S.r.l.
49%
Superguida TV S.r.l.
20.24%
Radio Mediaset S.p.A.
Radio Studio 105 S.p.A.
Radio 105 USA Corp
RMC Italia S.p.a.
MC Productions S.r.l.
Virgin Radio Italy S.p.A.
99.99%
Radio Subasio S.r.l.
Radio Aut S.r.l.
Radio Engineering CO S.r.l.
Monradio S.r.l.
80%
Digitalia '08 S.r.l.
Publieurope Ltd
Mediamond S.p.A.
Adtech Ventures S.p.A.
European Broadcaster Exchange EBX Limited
25%
Publiespana SAU
Concursos Multiplataforma SA
Publimedia Gestion SAU
CONNECTA 5 TELECINCO SAU
Netsonic S.L.
Megamedia Television SL
Netsonic S.A.C.
99.90%
Grupo Editorial Tele 5 SAU
Aunia Publicitad Interactiva SLU
Advertisement 4 Adventure SLU
Produccion y Distribucion de Contenidos Audiovisuales Mediterraneo SLU
Telecinco Cinema SAU
Alea Media SA
Melodia Producciones SL
Furia de Titanes II A.I.E.
34%
Pagoeta Media SA
Produciones Mandarina SL
Mediacinco Cartera SL
La Fabrica De La Tele SL
Supersport Television SL
Buldog TV Spain SL
Unicorn Content SL
Companies consolidated on a line-by-line basis
Companies consolidated using equity method

GROUP PROFILE AND PERFORMANCE REVIEW BY BUSINESS SEGMENT

Mediaset is a multinational media group, which has been listed on the Milan Stock Exchange since 1996, mainly operating in the television industry in Italy and Spain.

In Italy, Mediaset operates in the Integrated television operations sector, consisting of commercial television broadcasting over three of Italy’s biggest general interest networks and an extensive portfolio of thematic free-to-air and pay TV channels (linear, non-linear and OTTV), with a broad range of content also exclusively centred on sporting events, cinema, TV series, documentaries and children’s television channels. Over the last three years Mediaset has also set up its own radio segment through acquisitions, bringing together four of the largest national broadcasters.

In Spain, Mediaset is the main shareholder of Mediaset España, with an interest of 51.63% at 31 December 2018. Mediaset España is the leading Spanish commercial television broadcaster with two main general interest channels (Telecinco and Cuatro) and a range of free-to-air thematic channels. Mediaset España is listed on the Madrid stock exchange. Mediaset España is listed on the Madrid stock exchange.

ITALY

Media and distribution platforms are becoming more and more integrated in response to developments in the advertising market. In the television sector, in particular, competition has led to a proliferation of multichannel and multi-platform offerings, which has influenced advertising as much as production and editorial strategies.

For advertising, different media need to be managed jointly to maximise their viewer reach and leverage information profiling of the various target audience segments. Production and editorial operations, on the other hand, require coordination and synergy for content planning and strategies acquisition.

In this environment, the Mediaset Group has developed an integrated television free-to-air/pay television, linear/non-linear content model, which generates synergies and leverages the know-how gained over the years from producing entertainment, news and analysis programmes, together with the distinctive expertise developed by the Medusa and Taodue subsidiaries in film distribution and the production of films and television dramas, in addition to the acquisition of sports, film and television series content from third-parties.

Also in keeping with this model is the development of web activities, increasingly oriented towards free online television-based video - with the capacity to rebroadcast and amplify content and supply, as well as launching original products - and the offering of pay videostreaming on demand.

The integrated television model consists of the following main activities:

•                  content production and acquisition;

•                  content distribution in linear and non-linear, and free-to-air and pay-per-view format;

•                  advertising sales through the Group’s concessionaires;

•                  other activities: radio stations, film production and distribution, teleshopping, publishing activities, licensing and merchandising, foreign advertising concessions under the umbrella of the subsidiary Publieurope.

CONTENT PRODUCTION AND ACQUISITION

Productions

In 2018, R.T.I. SpA produced 296 television programmes.

The following table shows the number of productions made in 2018 by type, split by general interest channels, thematic channels, semi-generalist channels and pay TV channels.

	Numbers of in-house productions
	2018			2017
	Prime	Day		Prime	Day
Types	Time	Time	Total	Time	Time	Total
Film	—	—	—	—	—	—
Fiction	2	—	2	7	—	7
Cartoon	—	—	—	—	—	—
News	9	30	39	7	35	42
Sport	4	13	17	2	10	12
Entertainment	38	79	117	35	89	124
Education	1	5	6	0	5	5
Teleshopping	4	18	22	4	17	21
Promotion	—	8	8	—	10	10

Total Generalist Networks	58	153	211	55	166	221

Film	—	—	—	—	—	—
Fiction	—	—	—	—	—	—
Cartoon	—	—	—	—	—	—
News	—	5	5	—	3	3
Sport	—	6	6	—	6	6
Entertainment	3	35	38	2	33	35
Education	—	3	3	—	0	0
Teleshopping	—	—	—	—	1	1
Promotion	—	7	7	—	5	5

Total Multi-Channel	3	56	59	2	48	50

Film	—	—	—	—	—	—
Fiction	—	—	—	—	0	0
Cartoon	—	—	—	—	—	—
News	—	—	—	—	0	0
Sport	2	19	21	6	32	38
Entertainment	—	3	3	—	5	5
Education	—	—	—	—	—	—
Teleshopping	—	—	—	—	—	—
Promotion	—	2	2	—	7	7

Total Pay-tv Networks	2	24	26	6	44	50

TOTAL	63	233	296	63	258	321

A total of 15,311 hours of final programme time was produced in 2018, compared to 18,096 hours in 2017, as detailed in the following table:

	Hours of finished products
Types	2018	% wheight	2017	% wheight
Film	—	—	—	—
Fiction	22	0.1%	86	0.5%
Cartoon	—	—	—	—
News	3,718	24.3%	3,730	20.6%
Sport	702	4.6%	406	2.2%
Entertainment	2,568	16.8%	2,489	13.8%
Education	52	0.3%	74	0.4%
Teleshopping	33	0.2%	35	0.2%
Promotion	36	0.2%	40	0.2%

Total Generalist Networks	7,131	46.6%	6,859	37.9%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	3,838	25.1%	3,802	21.0%
Sport	588	3.8%	211	1.2%
Entertainment	1,006	6.6%	1,139	6.3%
Education	9	0.1%	—	—
Teleshopping	—	—	19	0.1%
Promotion	11	0.1%	9	—

Total Multi-Channel	5,451	35.6%	5,180	28.6%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	—	—	—	—
Sport	2,720	17.8%	6,027	33.3%
Entertainment	4	—	19	0.1%
Education	—	—	—	—
Teleshopping	—	—	—	—
Promotion	6	—	11	0.1%

Total Pay-tv Networks	2,729	17.8%	6,057	33.5%

TOTAL	15,311	100.0%	18,096	100.0%

Entertainment Productions

In 2018, Mediaset entertainment aimed at the general public continued to be a solid performer: with significant audiences (often as sector leader) and managing to attract many different viewer types (consistently for the network core-target, but also reaching other audiences).

Moreover, in 2018 Mediaset exclusively broadcast World Cup matches for the first time in its history. This event exceptionally well received by the audience, with viewership increasing as the competition progressed (33.0% for the group stages, 39.2% for the round of 16, 44.4% for the quarter-finals, 47.0% for the semi-finals and 66.6% for the France-Croatia final).

The exclusive broadcast of the event also enabled Mediaset to expand its range of targeted programmes.

PRIME TIME

Canale5 maintained its lead for the 15-64 year-old commercial target in 2018, often commanding at least one in four viewers watching TV at any one time.

As always, Canale 5’s programming covered a diverse range of programme types (reality, talent, dating, talk, game shows; evergreen and new formats), an array of well-known celebrities and characters so as to attract various viewer types (especially younger and adult viewers, but also with a significant share of older viewers). In particular:

•                  Production company Fascino (Maria De Filippi) consistently produces successful programs (both daytime and prime time), with shows that continue to grow in viewer numbers year on year, such as:

•                  Tu si que vales, increasingly unbeatable with a 29.6% share of total individual viewers (best result since 2014) and peaks of 37.0% for young women;

•                  C’è posta per te, now in its 17th edition and still managing to grow its viewer share, reaching 28.0% of individual viewers, peaking at between 42.0% and 45.0% of women between 20-34;

•                  Amici, which has consolidated its average share of 21.5% (corresponding to 24.1% of the commercial target by taking a 30% share of younger viewers and peaking at 48.0% of very young viewers);

•                  Temptation Island, a genuine success story both in its traditional summer season (fifth edition), where it achieved its best result to date (22.6% of individual viewers and 26.0% of commercial target viewers), and in its new celebrity version launched in the Autumn (21.3% of Individuals and 24.8% of the commercial target), both reaching record figures among younger women at 52.0% and 53.0%, respectively.

•                  Continued positive results from reality shows (Isola dei Famosi and Grande fratello) and from programmes featuring the network’s leading personalities (Bonolis, Scotti, Hunziker). In particular:

•                  Isola dei Famosi improved over 2017 (24.1% vs. 21.0% of individual viewers), mainly among a female audience (peaking at 42.0% of women in their twenties), with catch-up episodes also offered for day time viewing on Mediaset Extra;

•                  Grande Fratello in turn grew compared to the final 2015 edition (23.3% vs. 18.8% of individual viewers), peaking at above 44.0% for young women. The celebrity edition also performed well (21.3% of the commercial target with a maximum of 37.0% of women in their twenties).

•                  The return of the celebrity pranking show was well received: Scherzi a parte (Bonolis) attracted almost 12 million viewers and nearly 23.0% of the commercial target (with peaks of 33.0% of men aged 20-24 and women between 25-34).

•                  The recovery of performance betting show Vuoi scommettere? was also positive: immediately gaining a high number of viewers (13.6 million), peaking at 41.0% of women in their twenties. Also positive was the relaunch of daytime game shows Avanti un altro! Pure di sera (especially amongst young people at 23.0%) and Chi vuol essere milionario (with 21.0% of older female viewers).

•                  Entertainment programming broadcast after each World Cup match (Balalaika). After the France-Croatia final, the first hour of the prime time programme was watched by about 20.0% of men aged 20-44. For the France-Croatia final, the first hour of the prime time programme was watched by about 20.0% of men aged 20-44.

Italia1 gained its largest audiences with its time-honoured, yet always up-to-date, brand Le iene; however, it hasn’t given up on lighter entertainment and the launch of new products.

Le Iene was confirmed as the network’s leading programme, with its strong-impact investigative journalism that has both a highly informative and exposé value. Typically targeted at audiences in the 15-34 age range, the programme enjoys an average share of 21.0%, rising to 25.0% among women in their twenties.

Emigratis’ irreverent comedy confirms his strong grip on younger viewers (peaking at 35% for 15-19 year olds); reaching an historical record for the entire network, with the show on 26 March exceeding 33.0% of 15-34 year olds.

Other comedians’ productions are also doing well: Big show and the Pintus special also reached 12.0% of the network’s target.

Rete4 continues to be mainly dedicated to information programming of various types (politics, current events, culture, news). Its historical programmes (Quinta Colonna, Quarto Grado, Il terzo indizio) have been joined by several new information, entertainment and news programmes (W I’ltalia oggi e domani, Quarta repubblica, Freedom, La repubblica delle donne), as well as new presenters, to bolster the channel’s editorial output.

DAYTIME

In 2018, Canale5 was the leading Italian network for individual viewers in the daytime slot between 12 pm and 6 pm.

Its leadership of the commercial target, that chooses it as the leading network from 12 pm until night time, is even stronger. In addition to infotainment shows (Mattino Cinque, Pomeriggio Cinque, Verissimo and Domenica Live), Canale5 enjoys the largest viewer share during broadcasts of Forum (18.0%, rising to 24.0% among older women) and Uomini e Donne (22.3%, peaking at 36.0% among women in their twenties). Saturdays remain as popular as ever with Amici at 22.0% (32.0% among 20-24 year olds). Canale5 consolidated its early evening offering, alternating between three game shows, each of which targeting specific audience categories: Avanti un altro! (22.0% of Individuals and 30.0% of young people), The Wall (20.0% of Individuals and 25.0% of adult women), Caduta Libera (19.5% of Individuals and 24.0% of women aged 45-54 years). Striscia la notizia once again confirmed itself as a television mainstay, particularly among the commercial target audience (21.5%).

In addition to the in-depth analysis of Maurizio Costanzo’s talk show interviews and alongside the informative nature of Matrix, Canale 5 lit up during the World Cup with Balalaika (12 episodes), which reached an average share of 19.0% from the quarter-finals to the semi-finals.

Italial stood out in the late-night slot as the third-placed general-interest choice for all Individuals, placing second among the 15-34 years target (12.5%).

The channel’s most popular programmes included: Mai dire isola (26.0% of 15-34 year olds), Mai dire Gf (23.0% of young men), Pregiudizio universale (24.0% of 15-34 year olds), as well its ad hoc productions broadcast throughout the World Cup: Tiki taka Russia and Road to Russia.

The product placement funded production line continued to perform well. After the initial years in which most of these types of productions were on La5, tailored areas of programming were also identified on the three general-interest channels: Canale5, Italia1 and Rete4; this allowed the needs of investors to be met and original programmes to be offered to the public. Its success has led to many shows being serialised: in 2018, 50% of branded productions were new editions of already successful programmes aired the previous year (including Street food battle, Giù in 60 secondi and Upgrade on Italia1, In forma on Canale5, and padre della sposa on La5). New titles continued to be offered during 2018, such as Canale5’s collaboration with the website Giallo Zafferano, and Rete4’s Grand Tour d’Italia, broadcasy in collaboration with Panorama and In viaggio con mia figlia. Brand integration is now part and parcel of the main general prime time shows (from Amici to Gf, from Tu si Que Vales to Le Iene...) without compromising quality or performance.

News and Sport productions

THE INTEGRATED INFORMATION SYSTEM

In 2018, Mediaset further developed and consolidated its integrated system model for News and Sports across its networks and multimedia platforms, comprising the following components:

Television news broadcasts:

•                  In 2018, Tg5, always a leader for the 15-64 commercial target with Prima Pagina morning news (18.4% share), in the morning editions (19.1% share), afternoon (18.6% share) and evening (19.9% share), saw a set redesign in its Palatine Studio in Rome;

•                  Studio Aperto, which successfully covers the young audiences (15-34) of Italia 1 in both the afternoon (16.0% share) and evening shows (8.6% share);

•                  Tg4 captures the core audience of Rete 4 (over 55), with a share of this target of 5.3% for the evening edition and 5.5% for the afternoon, which last Autumn moved from the 11.30 am slot to the wider and more visible 12 pm slot;

•                  Sport Mediaset, in addition to the traditional successful 1 pm slot (14.3% share of the 15-34 audience), this year launched a new free-to-air edition at 7 pm, gaining a 5.9% share of 15-34 year olds.

Infotainment and journalistic analysis, by Videonews

•                  Canale 5 daytime with Mattino 5, Pomeriggio 5, Verissimo and Domenica Live, all commercial target leaders in their own slots, respectively achieve a 15.0%, 18.7%, 19.5% and 18.4% share;

•                  Rete 4 prime time, new Group strategic information challenge: the traditional Quarto Grado shown on Fridays (8.6% over 55s), was joined by Stasera Italia every evening from 8.30 pm to 9.25 pm

(6.7% of the network target), Quarta Repubblica on Mondays (5.5% ), #CR4 La repubblica delle donne on Wednesdays (5.7%) and W UL’Italia on Thursdays (5.1%);

•                  late-evening, with Matrix on Canale 5 (7.3% share for the “hard news” edition presented by Nicola Porro and 8.9% for the “soft” edition presented by Piero Chiambretti), the production partnerships of Supercinema, X-style and #Hype, and Confessione Reporter on Rete 4;

•                  Rete 4 daytime, with Fuori dal Coro, a new daily show presented by Mario Giordano at 7.30 pm (4.6% of the network’s core audience) and Dalla parte degli animali, broadcast on weekends, which reaches 5.0% of the over 55s share.

Sports information on generalist and free-to-view channels

In 2018, for the first time in Italian television history, the Mediaset networks hosted the 2018 World Cup, Russia 2018, with 64 live matches broadcast on Canale 5, Italia1 and 20.

With studios in Moscow and the editing and TV production taking place at the International Broadcasting Center there, editorial coverage of all the games at all stadiums was guaranteed. In addition to the Buongiorno Mosca, Casa Russia and Tiki Taka Russia programmes, the Mediaset Extra channel was entirely dedicated to the World Cup for the duration of the event.

The World Cup was accompanied by the broadcast of Serie A matches on Premium, the broadcast of the Nations League matches between the most important European national teams and the broadcast of the knock-out stages of the Champions League final in Kiev.

All the main events related to the world of football were monitored, processed and analysed by Mediaset’s news, commentary and in-depth programmes. In particular, Tiki Taka on Italia 1 came close to taking 11% of the young audience and is now being promoted by Canale 5, in place of Pressing, which was aired in Autumn with a 7.2% share of the commercial target.

Football is flanked by a number of programmes related to the motoring world: 2018 is also the first year of the broadcast of Formula E Eprix races (10% share achieved during the Rome Eprix) and the creation of dedicated boundary magazines, in addition to the transmission of content on Superbike races and the transmission of the Drive Up magazine produced in collaboration with Quattroruote.

Journalistic event coverage on pay TV channels

Premium Sport News with 22 daily news editions broadcast on pay TV for a total of 4,664 editions from January to July 2018 and the Premium Weekend, Premium Monday and Speciale Calciomercato news commentary programmes.

The All News TGCOM24 system

In its various forms: including the television network (available on the DTT Channel 51 and SKY 509), “breaking news” on the free general and thematic networks, on the RadioMediaset radio network and on the main national radio stations, the website TGCOM24.it, apps for smartphones and tablets and official accounts on social media networks (Facebook, Twitter and also Instagram).

The performance of news and sports information multimedia is noteworthy for viewer numbers on the internet and mobile version of TGCOM24.it (7.8 million videos viewed per month by 2 million unique users). The multimedia offering of TGCOM24 is followed by over 40 +million unique users per month (+20% compared to 2017).

In relation to mobile use, there were over 5.8 million downloads of the TGCOM24 app, with an increase of 5% compared to 2017 (data updated to November 2018), SportMediaset app downloads amounted to 3,919,971 (November 2018) with an increase of 10% compared to November 2017.

DEVELOPMENT OF IN-HOUSE PRODUCTIONS

The development of the number of hours of in-house productions (in 2018 amounting to over 11,600 hours of in-house productions broadcast: about 7,600 hours of in-house produced News and about 4,000 hours of in-house produced Sport broadcast, including events, news and comment produced by both the Videonews Motor Team and the Premium Sport team) is the result of profound organisational, technological and logistical changes:

The News Mediaset agency

Established in March 2010, it brought together around 155 journalists from various company programmes within a single structure (39 journalists from the former Premium sports area joined in the last quarter of 2018). The agency provides a constant stream of news for Tgcom24 and supplies content to the three national television news broadcasts (Tg5, Tg4 and Studio Aperto) and for infotainment (Videonews). The four newsrooms ((Tg5, Tg4, Studio Aperto e TGCom24) have a combined total staff of around 100 journalists. During 2018, Mediaset News focused more on product quality and improved internal customer satisfaction; it produced approx. 35,000 content items for television, in addition to 929 breaking news items for free-to-air generalist and thematic TV channels. The amount of multimedia content produced is also impressive: around 13,046 videos and 8,452 photo galleries; over 655,000 text messages sent and 1,000 subscribers feeding into the new media platforms.

The Dalet digital production system.

First introduced into newsrooms as of 2011, with a view to integrating all news reporting programmes into a single digital environment, the Dalet system is today fully up and running on the News in the Cologno Monzese and Rome Palatino production centres and in the 9 regional newsrooms. The newsrooms of the 2 production centres are synchronised, allowing all users to access the same content, regardless of location. The digitalisation of TG5 has reduced both the use of post-production facilities and production costs. The extension of the digital system has made journalists even more autonomous in searching for video material, freeing up resources that are used more effectively in describing archive material. Thanks to the shared technology, the system enables real-time exchange of services and content without any physical transfer of materials, facilitating synergies between publications. In early 2017, the Dalet system was updated from version 3.5 to Galaxy. In 2018, the first structured approach to rights management was introduced, with the recognition of the REUTERS and APTN agencies WATERMARKS. The development of this part of material management will be one of the most important work strands of the coming years.

Logistics

As regards logistics, the production centre in Cologno Monzese houses TG4 and Studio Aperto at studio 4 (the only shared studio for two national news programmes), while TGCom24 is produced in the in futuristic studio 15. The newsrooms are located in the technologically advanced spaces of Viale Europa 44.

Improved productivity

Process innovations (organisational, technological and logistical) enabled a significant improvement in productivity compared to 2011, the year in which the Dalet production system was introduced: against a reduction of the total cost for News (approx. 10%), the number of hours produced in-house more than doubled from 3,767 to 7,593.

THE ALL NEWS TGCOM24 SYSTEM

TGCOM24’s multimedia nature takes full advantage of integrated digital information system potential, which centrally gathers all content produced daily, making it immediately available to all TGCOM24 brand platforms.

In 2018 the All News channel (51 DTT and 509 SKY), reaching 3 million people on an average day, was enhanced with new thematic programmes produced in-house (Soldi Nostri, Insieme/Juntos, Dig.it, Cavoletti da Bruxelles) completely doing away with editorial contributions from third parties. It also strengthened institutional visibility by setting up partnerships and collaborations with major European Union bodies. In line with editorial policy, there was a particular focus on finding new presenters that gave a fresher and more modern image of the channel. As part of the drive to consolidate editorial content, the educational programme on TG dei Ragazzi in collaboration with “la Città dei Bambini e dei Ragazzi”, at the Old Port of Genoa was a success and finished the end of its second year with a total of 109 original episodes.

The leading position of TGCOM24 on mobile (in 2018 the TgCom24 app had over 5.8 million downloads) and the growing website figures (10.1 billion page views in 2018) make the brand a central asset on the digital landscape. TGCOM24 is also very popular on social media networks, with 2.1 million likes for the official Facebook page (up 5% compared to 2017 - source: Insight Facebook) and a Twitter account with 951 thousand followers (an increase of 1% compared to 2017 - source: Twitter Insights). In 2018, the Instagram account was also launched, which at 31 December 2018 had 247 thousand followers (source: Facebook Insights).

The spread of Breaking News on the RadioMediaset network was also consolidated. TGCOM24 news shorts are broadcast simultaneously by 5 radio stations on the RadioMediaset and RadioNorba networks, at 5 peak audience periods, potentially reaching over 11 million listeners a day and over 26 million listeners a week.

To complete the picture of TgCOM24’s cross-media system, we also note breaking news items broadcast on the Mediaset Free Channels (generalist and thematic channels) that reach about 6 million people a day during the week and 8 million a day on weekends.

METEO.IT

The Mediaset brand meteo.it is the leading Italian weather forecasting system, spread across TV, online, mobile and radio, and is completely free of charge.

meteo.it is a highly renowned and authoritative national scientific leader, made up of a staff of specialists, journalists and meteorologists, as shown by over 10 million users who follow the Mediaset brand’s forecasts each day across the various multimedia platforms.

Some numbers:

25 different TV productions per day, 365 days a year, to meet all the needs of the different TV channels of the Mediaset universe, totalling about 9,200 productions per year.

in 2018, more than 200 special live events were broadcast during exceptional bad weather events, providing a public utility service;

•                  8 million viewers everyday (unique users, unique contacts) receive the TV information of meteo.it (cumulated data derived from the meteo.it windows on Mediaset networks);

•                  daily radio broadcasts, including Mediaset group radio and other national and regional radio stations;

•                  in 2018, monthly digital traffic for www.meteo.it on internet and mobile amounted to 314,000 unique visors a day, with 715,000 page views (daily average on a monthly basis - source: Audiweb), totalling 37 million unique users between the internet and App (source: Webtrekk);

•                  In relation to social media traffic, it has 1,175,808 Facebook likes, up 1.4% compared to the previous year (source: Facebook Insights), 102,000 followers on Twitter (source: Twitter Insights) and 35,600 followers on Instagram (source: Instagram).

•      In relation to the Chatbot service, unique users reached 375,485 (source: Facebook Analytics).

PRODUCTION PARTNERSHIPS

Partnership Coordination increased volume activity in 2018 with a total of 110 hours of finished product broadcast on general and thematic networks. The programmes were created in collaboration with the Publitalia agency, under the activities developed by Mediaset’s Branded Content Committee.

The Area also strengthened European Partnerships by producing the first transnational multi-partner production with European funding, in collaboration with Mediaset España and Ansa, and broadcast on the Italian and Spanish Mediaset networks. The partnership with Parliament was joined by a partnership with the European Commission, which created a new weekly editorial show broadcast on the TGCOM24 all news network and distributed by the European Union’s media networks, on the themes of innovation and new digital markets.

The Mediaset information system benefits from valuable original content: in 2018, the Mediaset and Mondadori Libri collaboration was consolidated, based on the synergistic exchange of editorial content its aim is to enhance new publications and give authors greater visibility.

TRAINING INITIATIVES

The process of training/updates on the Dalet Galaxy system, which began in 2011 and in 2018 involved 100 people (70 journalists and 30 technical production staff).

The entire newsroom staff of news programming (Tg5, Tg4, Studio Aperto e Tgcom24) and the Mediaset News agency are now able to fully use the new digital system: for visualising and selecting images, editing and voice-over tasks, and scheduling and airing news reports.

TECHNOLOGICAL INNOVATION IN THE NEWS PRODUCTION PROCESS

In 2018, the use of Net Videoboxes (known as Totem) became further consolidated in the 9 regional newsrooms. These enable the establishment of audio-video links, without the need for technical staff, helping journalists to operate more independently.

In addition, during 2018, the use of Videoboxes became standard in foreign editorial offices in London, Brussels, Jerusalem and New York (which has moved into the prestigious Reuters building). A double television set was created at the Brussels desk, to allow links with and without guests. In 2018, for the first time ever, the European Parliament granted permission for the installation of a fixed Videobox station in its Strasbourg building. In all foreign offices, journalists have web-based access to the same digital system used in the production centres of Milan and Rome. This has enabled better working integration and therefore more effective use of resources. At the end of 2018, the Dalet system hardware components of all 9 regional offices were updated and improved, making it possible to begin digitization of the archive of old beta content.

The use of Field Units (known as Zainetti) has also become systematic and has been improved thanks to broadband. These units allow audio video links to be established very rapidly, with a high degree of flexibility and cost effectiveness, significantly increasing coverage of exceptional events throughout Italy. The New York desk has also acquired 2 dedicated Field Units.

The use of the Network as a means of transmission makes it possible to reduce satellite costs and therefore to be able to manage more locations at the same cost.

Filming production equipment was further enhanced with drone-mounted cameras. These remote-control cameras can shoot high definition video, from angles otherwise unattainable using conventional filming equipment, allowing a significant improvement in the quality of live video news.

In-house Drama Productions

R.T.I. S.p.A. possess the know-how and the organisation to select projects and develop the production of highly popular drama series. These products are commissioned to major national partners and, in some cases, are sold abroad or leveraged via the web channel, thus contributing to covering production costs. As part of this strategy, RTI continued to film drama productions where possible in Italy, avoiding the use of de-localisation by investing in professional expertise in the Italian production chain.

In 2018, the drama line continued to be reviewed, which will have an increasing effect in the coming years both in terms of volumes and new titles New projects undertaken in 2018 included: The Non Mentire series produced by Indigo Film, the Il silenzio dell’acqua series produced by Vela Film, Amore strappato, a TV project with S. Ferilli produced by Jeky Production, the Il Processo series produced by Lucky Red and the Oltre la soglia series produced by Paypermoon. Production of the Isola di Pietro TV series with G. Morandi, produced by the Lux company, was also confirmed in the 2018 drama investment plan, following the excellent public success of the previous edition.

As part of its production relationship with its subsidiary Taodue S.r.l., the leading Italian producer of drama content, Taodue S.r.l. developed audiovisual content on an exclusive basis for R.T.I., to be used for television and/or cinema. The main drama productions during the year included the sequel to television drama Rosy Abate, whose first season was exceptionally received by audiences, and a new editorial project entitled Made in Italy about the birth of the fashion industry in Italy. The project, which is waiting to be scheduled for broadcast on Mediaset networks, has already been successfully placed on the international market.

CONTENT ACQUISITION

Acquisition of Broadcasting Rights (Movies, TV Series)

R.T.I. S.p.A. owns the biggest television rights library in Italy and one of the biggest in Europe.

The Company’s objective is to manage the Mediaset Group’s asset base of television broadcasting rights for Italy, by acquiring, developing and producing rights for domestic broadcasting on Free TV and Pay TV.

The following table provides a breakdown of the television broadcasting rights acquired for broadcast on free-to-air and pay TV channels by the Mediaset Group at 31 December 2018:

TV rights library breakdown at 31 December	Free Tv		Pay Tv-PPV
2018	No. of titles	Episodes	No. of titles	Episodes
Film	4,214	4,214	1,915	1,915
Telefilm	783	14,316	480	8,483
Telenovelas	57	4,516	—	—
Mini-series	283	1,229	56	306
Soap	8	1,514	2	60
Tv movies	641	671	144	168
Documentaries	190	839	38	491
Others (Musicals, Variety, Short, Docum., ecc.)	145	401	81	83
Total	6,321	27,700	2,716	11,506

The television broadcasting rights library is constantly being expanded through acquisitions from:

Major American film studios: R.T.I. S.p.A. has agreements with the main US producers and distributors (Universal, Warner Bros. International, Twentieth Century Fox, Paramount, Walt Disney and Sony), under which rights are acquired for an average duration of five years, with permission for five or six television showings. In particular, there are strategic multi-year agreements in place with Warner Bros International Television Distribution Inc. and Universal, which on the basis of the volume deals signed during 2015, ensure the Group has exclusive access for Italy for all television platforms and exploitation windows, both in linear (Free/Pay) and non-linear pay (SvoD, On Demand) mode, to movies and TV series (which together account for 40% and 50% of the majors’ global production output, respectively) distributed by the two US majors for the periods 2016-2020 and 2016-2018.

The following key agreements were reached in 2018:

•                  an important and strategic two-year package deal was agreed with Walt Disney, which provides for the exclusive Free purchase of both cinema and television product: the agreement will see some Disney and Pixar animation box office hits shown on Mediaset networks for the first time;

•                  the framework agreement with Universal for the acquisition of Free rights, again in relation to both cinema and television products, was also renewed from 2019 to 2022;

•                  negotiations for a new two-year package with Twentieth Century Fox, including cinema and television product for 2019 and 2020, were launched.

International television producers R.T.I. S.p.A. has long-standing and significant arrangements with U.S. and European producers for the acquisition of television rights to highly-popular productions such as television movies, soap operas, mini-series and television series. The serial nature of the majority of these works, produced in seasons, makes for a long-term producer/user relationship and enables audiences to be retained by the broadcasting network.

Italian film producers/distributors National operators provide packages consisting of both television broadcasting rights for self-produced films (which, together with European products, are particularly significant also in view of compliance with broadcasting and investment quotas established by the television broadcasting regulations) and broadcasting rights for international films. In 2018, current and library films were purchased from, amongst others, Eagle Pictures, under the three-year agreement for film purchases agreed in 2015, Vision Distribution under a two-year agreement to supply Italian films, Lucky Red for a biennial package of international films and Notorious Pictures for a family film and animation package. The owned film library was also boosted during the year with the definitive purchase of the Euro Immobilfin and Film & Video Italian film libraries, comprising around 850 films, including the works of many important directors such as Gabriele Salvatores, Giuseppe Tornatore, Carlo Verdone, Mario Monicelli and Vittorio De Sica. The Group’s library is also bolstered by free-to-air and pay-TV broadcasting rights available from the subsidiary Medusa Film S.p.A., a key player in the Italian film distribution market. Coinciding with the launch of Focus, a new free-to-air TV channel, the purchase of documentary and factual content also significantly increased, with access to a portfolio of approximately 40 independent Italian and international operators.

In 2018, R.T.I. S.p.A. strived to further strengthen its free TV and pay TV broadcasting rights library.

The many agreements signed and projects developed included:

•                  acquisition for free TV and pay TV networks, by virtue of existing agreements, of availability for films including: Mummy, Collateral Beauty, Dunkirk, Kong: Skull Island, Moglie e Marito, Get Out.

•                  acquisition for free TV networks of availability for the films: I Fantastici Quattro, Kung Fu Panda 3, Trolls, Inside Out, Il Libro Della Giungla 3D, Star Wars VII, Manchester By The Sea, Sing, Animali Notturni, Animali Fantastici e Dove Trovarli, Cafè Society, Che Vuoi Che Sia, Sully, War Dogs, Come un gatto in tangenziale, Hacksaw Ridge, Lion, John Wick 2.

•                  acquisition for Pay TV networks, by virtue of existing agreements, of availability films including: Cattivissimo Me 3, Cinquanta Sfumature di Rosso, Fortunata, Terapia Di Coppia per Amanti, Geostorm, It, Justice league.

•                  the acquisition of availability of free TV and pay TV first-run series: New Amsterdam, Young Sheldon, The Manifest, The Sinner, The Bold Type

•                  acquisition of free and pay TV rights for new episodes of the most successful TV series, such as: Riverdale, Will&Grace Il Ritorno, Law & Order: Special Victims Unit, Suits, Chicago Fire, Chicago PD, Shades Of Blue, Mr. Robot, The Goldbergs, The Big Bang Theory, Arrow, Flash, DC Legends OF Tomorrow.

•                  the acquisition of availability of free TV first-run series: Black-ish, Grown-ish, New Girl, Homeland, Guerra e Pace, Poldark, Piccole Donne

•                  acquisition of free TV rights for new episodes of the most successful TV series, such as: Simpsons, Last Man Standing; Victoria, Bosch

•                  acquisition of Pay TV rights for first-run series: American Woman, Splitting Up Together, Kripton

•                  acquisition of pay TV broadcasting rights for the new episodes of the series: Orange is The New Black, Claws, Famous In Love, Wrecked Animal Kingdom;

•                  availability, for the current TV season, of movies from Medusa Film S.p.A., including: Perfetti Sconosciuti, Indivisibili, Tiramisu’, Fuga da Reuma Park.

Acquisition of Sports Broadcasting Rights

On 18 September 2018, and R.T.I. SpA exercised the option granted by Formula E Operations Ltd to extend the contract for the audiovisual rights to the “FIA Formula E Championship” comprising specific live events (“Races”), highlights, previews, reviews and associated magazines, for the 3 seasons 2020-2021, 2021-2022, 2022-2023, to be exercised exclusively in Italy (only for live coverage) over free TV.

On 31 July 2018, LNP Serie A and R.T.I. SpA signed two contracts relating to the audiovisual rights of the Serie A football championship - Non-exclusive packages for the Italian sports seasons 2018-19, 2019-20, 2020-21, as per the tender published by LNP Serie A on 23 July 2018, respectively relating to: The National TV package B - audiovisual rights to match and Serie A football highlights and interviews, to be exercised only on free-to-air, through digital terrestrial and satellite platforms; and the Digital Gold package audiovisual rights to match and Serie A football highlights and interviews, to be exercised on internet and/or wireless mobile network platforms;.

On 12 September 2018, Infront Italy Spa and R.T.I. SpA signed a contract for the non-exclusive audiovisual rights to use the archive of home games of certain Serie A Football Championship clubs, images of training sessions and press conferences to be exercised in Italy only on free-to-air platforms for the duration of three 2018-19, 2019-20, 2020-21 seasons.

On 3 October 2018 UEFA - Union des Associations Europeennes de Football and R.T.I. Spa signed a contract relating to the exclusive audiovisual rights for the “UEFA Nations League 2018/2019 and 2020/2021”, as well as certain rights relating to the UEFA Euro 2020 and 2022 FIFA World Cup European Qualifiers (played by other non-Italian national teams) and other international matches, to be exercised in Italy exclusively on free TV and pay TV.

On 25 October 2018, FIFA-Federation Internationale de Football Associations and R.T.I. SpA signed a contract relating to the audiovisual rights of the “The Best FIFA Football Awards 2018” event, to be exercised exclusively for 30 days after the event, on free TV in Italy.

On 22 November 2018, FC Juventus Spa and R.T.I. SpA signed a contract for the non-exclusive audiovisual rights to use the archive of Juventus home games, images of training sessions and press conferences to be exercised in Italy, in any way and method, free-to-air and/or paid for the duration of three 2018-19, 2019-20, 2020-21 seasons.

LINEAR AND NON LINEAR, FREE-TO-AIR AND PAY PER VIEW CONTENT DISTRIBUTION

Free-to-air and pay linear offering

Mediaset Group’s free-to-air offering currently consists of 14 channels covering all major targets for advertisers, including three long-standing general interest channels (Canale 5, Italia 1 and Rete 4), and the thematic and semi-generalist channels Boing, Cartoonito, Iris, La 5, Mediaset Extra, Italia 2, Top Crime, TgCom 24, R101 TV, Canale 20 and Focus.

The Group’s general interest channels — Canale 5, Italia 1 and Rete 4 — are controlled by R.T.I. SpA, which is responsible for the creation and development of programme schedules, the production of original content and the acquisition of television rights. The Mediaset networks’ overall offering is designed to attract audiences between the ages of 15 and 64, which is the target audience of greatest interest for advertisers and a segment in which Mediaset is a strong market leader.

Canale 5 is the Group’s main network and is targeted at the modern Italian family.

Italia 1 is the leading Italian channel for younger viewers.

Rete 4 targets its scheduling at a more mature audience, in terms of age and income.

The free-to-air multichannel offering includes the following channels:

Boing, launched on 20 November 2004, was the first Italian free-to-air children’s channel. The channel was set up as a joint venture between R.T.I. SpA, which holds 51% of the share capital of Boing S.p.A., and Turner Broadcasting Systems Europe Limited, a Time Warner Group company, which owns the rights to some of the world’s most popular cartoons. Despite growing competition, the channel has capitalised on its strong position by promoting and boosting the fame and attractiveness of the brand.

Cartoonito, launched on 22 August 2011, is a channel aimed at pre-school-age children (up to 6 years old). Like Boing, it is a joint venture between Mediaset and Turner Broadcasting Systems Europe Limited. Cartoonito is targeted at a more specific audience than Boing.

Iris is a thematic channel focused on quality films. In addition to all the great movie classics, it also broadcasts programmes about cinema news, film stars and leading film festivals.

La 5 features programmes targeted at a modern female audience.

Mediaset Extra is a thematic channel that broadcasts a selection of the best in Mediaset entertainment programmes from the past and present. The channel also reruns the most interesting programmes aired on Mediaset channels the previous day, in a different time slot.

Italia 2 is targeted at younger male viewers, . featuring TV series, sitcoms, cult cartoons and sports and music programmes, in addition to live sports coverage of events such as world championship motorcycle racing.

Top Crime is the network dedicated to the investigation and police drama genre launched in June 2013.

Tgcom24 is Mediaset’s all-news channel. Broadcast free-to-air, 24-hours a day, it also online at Tgcom24.it and viewable on smart phones and tablets through free apps.

R101 TV is the thematic channel affiliated with R101, which covers music; it broadcasts music videos on rotation and some repeats of concerts already broadcast on Italia 1.

Canale 20, launched on 3 April 2018 with exclusive live broadcasting of the UEFA Champions League quarter-final match between Juventus and Real Madrid.

Focus, launched last May, is the TV version of Italy’s most read cultural and scientific magazine, covering science, nature, environment, animals, technology, history and current events with simple, clear and compelling language.

The linear pay per view Mediaset Premium guarantees cinema and TV series customers and to subscribers, also individual on-demand contents through the Premium Play service.

The Group’s free and pay linear TV offering is delivered through five digital multiplexes owned by the subsidiary Elettronica Industriale, which manages contribution traffic to and from the various production centres of the parent company R.T.I. SpA and Mediaset Premium SpA, using the infrastructure and services provided by the investee EI Towers SpA.

Elettronica Industriale continued in 2018 to improve multiplex coverage and the quality of the television signal was substantial and resulted in the submission of around 93 requests for authorisation to install new equipment, modify aerials or change broadcasting power to Municipalities and the Ministry. 74% of changes were authorised and implemented during the year. The authorisation process for the remainder of changes is still under way and is expected to be successfully completed in early 2019.

Programme Schedules and Audience Share

The following tables show details of the programme schedules for 2018 and 2017, for the different types of offerings (generalist, multi-channel, and pay TV networks), broken down by the main television genres attributable to in-house productions and purchased rights.

In particular, in 2018 each of the generalist networks broadcast 8,760 hours of scheduled programmes for a total of 26,280 hours of air time. A total 48,2% of those programmes were original in-house productions.

Mediaset Networks Shedule - Broadcasted Hours 2017

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	4,142	15.8%	8,592	10.2%	48,009	38.9%	60,743	25.9%
Fiction	8,228	31.3%	22,100	26.1%	38,074	30.9%	68,402	29.2%
Cartoons	1,247	4.7%	17,608	20.8%	8,715	7.1%	27,570	11.8%

Total tv rights	13,617	51.8%	48,300	57.1%	94,798	76.9%	156,715	66.9%
News	5,783	22.0%	9,425	11.1%	2,770	2.2%	17,978	7.7%
Sport	658	2.5%	1,454	1.7%	18,203	14.8%	20,315	8.7%
Entertainment	5,005	19.0%	20,976	24.8%	7,214	5.8%	33,195	14.2%
Education	394	1.5%	443	0.5%	236	0.2%	1,073	0.5%
Teleshopping	823	3.1%	4,013	4.7%	96	0.1%	4,932	2.1%
Total in-house productions	12,663	48.2%	36,311	42.9%	28,519	23.1%	77,493	33.1%
Total	26,280	100.0%	84,611	100.0%	123,317	100.0%	234,208	100.0%

Mediaset Networks Shedule - Broadcasted Hours 2018

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	3,891	14.8%	10,034	10.7%	32,621	38.8%	46,546	22.8%
Fiction	8,271	31.5%	27,712	29.6%	29,241	34.8%	65,224	32.0%
Cartoons	1,180	4.5%	16,579	17.7%	3,608	4.3%	21,367	10.5%

Total tv rights	13,342	50.8%	54,325	58.1%	65,470	77.8%	133,137	65.3%
News	5,848	22.3%	8,910	9.5%	2,849	3.4%	17,607	8.6%
Sport	1,029	3.9%	2,113	2.3%	10,505	12.5%	13,647	6.7%
Entertainment	4,860	18.5%	20,259	21.7%	5,079	6.0%	30,198	14.8%
Education	382	1.5%	5,193	5.6%	191	0.2%	5,766	2.8%
Teleshopping	819	3.1%	2,760	2.9%	31	—	3,610	1.8%
Total in-house productions	12,938	49.2%	39,235	41.9%	18,655	22.2%	70,828	34.7%
Total	26,280	100.0%	93,560	100.0%	84,126	100.0%	203,966	100.0%

Total audience over the 24-hour period in 2018 amounted to an average 10 million and 39 thousand individuals, slightly up from 2017.

Mediaset channels closed 2018 with a 32.3% audience share in the prime time slot, a 31.4% share over the 24-hour period and a 31.3% share of daytime viewers.

Mediaset confirmed itself as ratings leader for the commercial target in all time slots; For this target segment, Canale 5 attracted the highest number of viewers in all the time slots and Italia 1 continued to be the third network.

Of particular note was the strong performance of the Multichannel Free and Pay networks, which together raised Mediaset’s total audience share by 7 points and its commercial target audience share by over 7 points.

	Individuals			Commercial Target
2018	24 hours	Prime Time	Day Time	24 hours	Prime Time	Day Time
	15.6%	15.6%	15.8%	16.1%	17.2%	16.1%
	5.0%	5.7%	4.9%	6.9%	7.3%	6.9%
	3.8%	4.1%	3.8%	2.9%	3.0%	2.9%
TOTAL GENERALIST NETWORKS	24.4%	25.4%	24.5%	25.9%	27.5%	25.9%

TOTAL MULTI CHANNEL AND PREMIUM CALCIO	7.0%	6.9%	6.8%	7.6%	7.3%	7.5%
	31.4%	32.3%	31.3%	33.5%	34.8%	33.4%

Peak Season Schedules

Mediaset’s spring and autumn schedules won a total audience share of 32.6% in the prime time slot: 32.1% over the 24-hour period and 32.1% in the daytime slot for all viewers; 32.5% over the 24-hour period and 32.7% in the daytime slot for all viewers. and ratings leader for the commercial target in all time slots.

Linear Pay TV offering

In 2018, the auction for the assignment of Serie A rights for the 2018/2021 three-year period ended following the publication of call for tenders in spring 2017.

The Mediaset Premium position during this process complied with the guidelines of the five-year plan presented in London in 2017, taking a prudent approach to offers that made the business pay sustainable over the years. During the process it was clear from the start of the year that the League wanted assign exclusive packages and not distribution platforms, as had been the case previously. This decision obviously excluded Mediaset Premium from the auction, following an assessment that the eventual assigned package would be non-sustainable.

In parallel with this process and, in light of the above, negotiations began with SKY who were interested in launching their own product on DTT. On 30 March 2018, an agreement was reached with SKY that provided for the creation of a single platform on DTT, managed by Premium, which could offer services to operators wishing to launch a product on the platform.

The agreement also provided for an option in favour of Premium to sell the platform to SKY during 2018, exercisable by October of the same year.

Therefore, a new company R2 Srl, 100% owned by Mediaset Premium, was created to undertake the necessary platform management activities and at the same time a service contract was signed for the emerging SKY offer on DTT.

The agreement with SKY also provided for both the exclusive distribution of the Premium cinema and series under Sky’s satellite offer and the non-exclusive distribution of those channels under the DTT offer, with an option in favour of Mediaset Premium for exclusive distribution rights to DTT.

In June, the Serie A auction ended with the assignment of the rights for exclusive packages, as expected, and with the assignment of these packages to two operators: SKY and DAZN.

Premium consequently did not hold onto Football rights for the next three years, having lost the rights competition for the UEFA Champions League in 2017.

Football has always been Premium’s strongest content and a central part of the offering since the launch of the Premium offering; therefore, the lack of football led to a rethink of the offer and an attempt at agreements with the package bid winners for redistribution rights.

In July 2018, Mediaset Premium reached a commercial agreement with DAZN which provided for the possibility of including this service within the Premium commercial offer. As a result, from 1 August 2018, Premium restructured its commercial offer, repositioning all customers on 2 packages: Cinema & TV Series and cinema & TV Series +DAZN.

Proper customer base management and keeping customer’s constantly informed as to the progress of all Premium activities and agreements resulted in a slowdown in expected customer cancellations, which had been expected to be much greater given the lack of a football offering compared to previous years. Retaining the customer base brought significant benefits in terms of revenues for the year.

In October 2018, Premium exercised the option in its favour and, with effect from 1 December 2018, R2 was sold to SKY. A service contract was signed between R2 and Mediaset Premium for the management of all necessary platform activities for the existing commercial offering. At the end of December 2018, the option on the Cinema and Serie channels was also exercised, with effect from June 2019. At the same time, SKY was also notified of the wish not to extend the service contract beyond 31 May 2019.

Non-linear free-to-air offering

R.T.I. S.p.A. oversees the digital activities of the Mediaset Group through the Digital Business Department, which aims to create services and content for non-linear use deployable across all the main connected digital platforms (desktop devices, mobile and wearable devices, tablets, smart TVs, etc.) and the promotion of digital extension initiatives for free to air programmes (Radio and TV).

In relation to audience surveys, in 2018, Audiweb research, which provides internet reference metrics, underwent an extensive transformation, resulting in the impossibility to compare data from previous years: for this reason the data given below refers to the second half of 2018 only and the comparison with the same period of the previous year is not shown.

In the second half of 2018, the set of Mediaset Internet Properties managed by RTI Business Digital, reached a monthly Total Digital Audience average of 19 million unique users, with an average of over 233 million page views per month (Source Audiweb 2.0 average July-December 2018)

The Mediaset digital product range is divided into two main thematic areas:

•                  Video Hub: the chosen location for video content consumption is the revamped Mediaset Play platform. Online since June 2018, the platform has been completely redesigned and is available on its own website, through its mobile apps (iOS and Android) and through an innovative TV app for hbbtv/mhp devices. The offering allows live streaming of TV channels, including the possibility to watch live programmes from the start (the Live Restart function), and catch-up on demand for most free-to-air television programming. Users can watch entire episodes or choose from hundreds of clips taken daily from TV programmes and ad hoc content created for mobile use. The integration of the Digital Content Factory with editorial programme offices has made it possible to achieve a wide range of various formats on the different digital platforms, fully in line with the editorial approach.

•                  Information Hub: the Information hub, under the TGCOM24 brand, is internally divided into News (under the TGCOM24 heading), Sports Information (under the Sportmediaset heading) and Weather Information (under the Meteo.it brand).

During the year, the Information hub audience saw significant growth, reaching a Total Audience of 2,215,000 unique users daily in the second half of 2018 (Source Audiweb 2.0, overall perimeter with TAL), under the TGCOM24 brand positioning itself in third place in the Italian digital information market, and in second place overall for unique mobile users (Source Audiweb 2.0 media July-December 2018)

In addition, the set of Mediaset Apps, with a monthly average of 4.0 million unique users registered in the second half of 2018, ranks first on the Italian publishing scene (Source Audiweb 2.0 media July-December 2018). In this context, the free Tgcom24 App exceeded 5.8 million downloads, the weather forecasting service (Meteo.it) reached 10.6 million downloads with its App and finally the Sportmediaset App reached 3.9 million downloads. (Source: App Annie at 31 December 2018)

The FIFA 2018 Football World Cup marked an important milestone: the creation of the Mediaset Play Main Screen application for Smart TVs, and the free mobile applications released at the same time, offered a completely innovative viewing experience to fans of TV football: in particular, viewers with a latest-generation TVs (HBBTV and MHP) were able to follow live matches with added enhanced match content which can be loaded in real time and selected with a simple button on the remote control so they can relive - in near live mode - match highlights in broadcast quality. All enhanced by an accurate statistics service and a wide range of in-depth content available from the group’s journalists.

As far as Radio is concerned, the year saw a revamping of some of our stations main digital destinations, with the creation in particular of the new Radio105 App and the new Virgin Radio website.

In 2018, syndication distribution agreements continue with the Italia on Line group (which combines the top two Italian internet portals: Libero and Virgilio), with Microsoft (msn.it) and, with the Citynews group (Today.it and vertical websites), agreements to which the Fanpage.it collaboration was added. From April, Video content was also available on Superguida TV, the main Italian digital TV guide. The aforementioned agreements allow Mediaset video content distribution on host websites with an embedded Mediaset Player. This promotes Mediaset brand exposure to a different and wider target audience than TV viewers, allowing for the increase in Publitalia’s advertising revenues.

In relation to Social Media Network presence, Mediaset confirmed itself as one of the leading European media companies in creating engagement with its communities: 41 million total likes on Mediaset network Facebook pages, over 8 million followers on Twitter accounts and more than 12 million followers on Instagram accounts. Social Media Network activity allows the attention of the active audience to be captured on various channels, differing by age and composition.

The distribution of exclusive content, previews and live streaming promotes the TV schedule and expands programme awareness to a digital audience, creating interaction opportunities. Short programme extracts accompanied by a direct link to our websites attracts traffic to Mediaset Play increasing the viewing numbers of videos on the platform

To increase focus on the customer and their journey around the different Group properties, all SVOD Infinity service business activities were merged into the Digital Business Department in December 2018. This merger served its purpose not only to define a joint commercial offering, and therefore create new revenue streams associated with the digital business world of free networks, but also and above all in organisational terms, to improve the “customer centric” approach, providing better touchpoint management, optimising communications and providing the end user with a new experience.

Non-linear pay offering - Infinity

In 2013, the Mediaset Group launched Infinity, the first on-demand streaming service in Italy, offering a rich catalogue of films, cartoons, TV series, programmes and drama, available to watch without advertising breaks, where and when the viewer wants and from any internet connected enabled device.

Through Infinity, the Mediaset Group aims to create a service that makes great cinema available to all, easily and without the limitations of traditional pay TV. With this objective in mind, four principles have been identified around which Infinity’s entire commercial offering has been built: thousands of content items always available; a simple, clear commercial offer and without constraints; available on a wide range of connected devices; and able to satisfy even the most technologically sophisticated customers through value-added features.

The content offered by Infinity mainly relates to movies. In particular, Infinity Premiere has become a weekly bouquet of great premiers offered to customers even before they hit pay-per-view, with a unique range of the highest-quality OTT services in 4k and HDR, with titles such as “A star is born”, “Aquaman”, “Animali fantastici - I crimini di Grindelwald”, “Ready player one”, “Rampage” and “Ocean’s 8”. The TV series catalogue has also been further enhanced with hit shows, including: The Big Bang Theory entire box set and Italian TV premières such as the new seasons of Will & Grace, Shameless, Riverdale and the acclaimed Young Sheldon.

A simple, clear commercial offer and without constraints: Infinity is offered at a monthly price of EUR 7.99. Customers who want to subscribe to the offer may do so in complete autonomy over the internet. There is a cooling-off period of one month for all new customers. The customer can suspend or resume the payment of the monthly price without penalty at any time. This sale offering is typical of over-the -

top services, and aims to attract customers who are not inclined to subscribe to the traditional subscription contracts because of the constraints they impose. During 2018, various partnership initiatives were launched whereby Infinity is offered bundled with other products and services provided by partner companies. In 2018, initiatives were launched with DAZN, Nestlé and Total Erg and renewed with Samsung, Playstation, Paypal and Vodafone, with the partnership also extended to Vodafone TV. With the Infinity + DAZN package at EUR 13.99 it is possible to have access both services, taking advantage of the great Infinity cinema and Dazn’s complete offering which includes: 114 exclusive Serie A TIM championship matches, all BKT Series matches and many other European and international sports.

Available on a wide range of connected devices: today Infinity is available on over 2.000 different device models, including: PC, Mac, Android tablet, iPad, smart TV, Smart phone, iPhone, Playstation, XBOX and digital terrestrial set-top boxes. In particular, the Vodafone TV box was added during 2018.

Able to satisfy even the most technologically sophisticated customers through value-added features: a range of features is available on Infinity that aim to enhance customer’s user experience. The content is available in high definition, 4K UHD and HDR, with subtitles and audio both in Italian and original language. Infinity features a recommendation engine for content which, analysing consumer habits, offers each customer content that is always new and in line with their preferences. In 2018, the number of supported devices was expanded further, with the release of the HBBTV application accessible directly from Mediaset channels, the integration of Vodafone TV and the certification of many new Android TV models. During the year, the possibility to directly register from First Screen devices (Samsung, LG, Hbbtv, Android TV, PlayStation, etc.) was also introduced. During the year, the possibility to directly register from First Screen devices (Samsung, LG, Hbbtv, Android TV, PlayStation...) was also introduced. In 2018, the new mobile app for iOS and Android was released, with a completely revamped design displaying contents in a more modern and pleasing to use graphic design and even simpler and more intuitive navigation thanks to the moving the menu to the lower part of the interface, allowing you to more easily find the right title for you. Furthermore, trailers of upcoming catalogue titles have been introduced, which can be added to the “My list” section, where the film will show up as soon as it is available on Infinity.

ADVERTISING

The Mediaset Group operates through two fully-owned advertising sales agencies in Italy: Publitalia ‘80, the exclusive sales agency for the free-to-air Mediaset networks; and Digitalia ‘08, which handles advertising sales for the pay TV platform.

The Group also owns a 50% interest together with Mondadori in Mediamond, which sells advertising space on Mediaset Group websites and radio and on the websites of the publications of the Mondadori Group and other publishers.

In 2018, Publitalia acquired 282 new clients, generating new revenues amounting to 3.4% of the total. Publitalia’s top 10 groups generated approximately 19.9% of its total commissions.

Italian advertising market

According to Nielsen date, the advertising market closed the year 2018 with total sales of EUR 6.2 billion, down 0.2% (+0.1% net of direct mail) with a loss in value of EUR 131 million.

The TV medium, confirmed its market centrality with a share of 63.7% (+0.3 points). Mediaset (+0,8%)

2018 saw continued difficulties for the Press, which saw advertising revenues fall -6.9%, with drops in all months of the year. Out of home continues to see varying performance in its various components: Billboards were at -8.6%, Transit was positive (+11.8%), Go Tv performed strongly (+16.1%). Cinema ended the year with 9.1% growth.

	2018		2017		%
Media	EUR m	% share	EUR m	% share	change
Press	992	16.6%	1,065	17.9%	-6.9%
Television	3,799	63.7%	3,776	63.3%	0.6%
Radio	428	7.2%	405	6.8%	5.5%
Outdoors	71	1.2%	78	1.3%	-8.6%
Cinema	22	0.4%	20	0.3%	9.1%
Internet	478	8.0%	456	7.6%	4.9%
Transit	153	2.6%	137	2.3%	11.8%
Out of home TV	21	0.4%	18	0.3%	16.1%

Total Market (classic area*)	5,964	100.0%	5,956	100.0%	0.1%

(*) Not including direct mail and Internet advertising for the FCP-Assointernet figures

OTHER OPERATIONS

Radio broadcasting

In the last three years, the Mediaset Group has established its commercial radio sector through a series of acquisitions made up of R101, Radio 105 and Virgin Radio Italy, Radio Subasio and RMC.

R101. In 2018, editorial activity aimed to consolidate the strictly musical positioning of the station, placing it within the music stations sector, with a purely adult target audience.

Music plays a dominant role in all programming.

Its distinctive feature compared to other music stations is the absolute centrality of the quality and attention to detail in the songs played. The type of tracks played are carefully selected, with a nod to an international and metropolitan ambience.

It has a team of professional presenters who add to the music with their high-quality presentation skills. The time slots allocated to the different hosts have been streamlined and reworked, with the addition of new and highly skilled hosts. The main addition to the schedule is the new R101 “strange couple” presenters, Alvin and Katia Follesa, that host guests and celebrities with their unique brand of comedy and chat from 12 pm to 1 pm every day. “La Banda di R101”, the station’s morning show with Cristiano Militello, Paolo Dini and Lester, Riccardo Russo and Chiara Tortorella, is enjoying great on-air success and also achieved significant levels of follow-up on radio social media networks. In 2018, the cast was joined by comedian and impersonator Leonardo Fiaschi, whose jokes and impersonations helps to bring cheer to R101 listeners’ mornings.

The R101 range represents a genuinely integrated system that focuses on music and entertainment across any channel a consumer wishes to use, embracing all types of media and various different touch points (TV, radio, digital and events).

The main values that distinguish the approach to the market are authoritativeness in the musical and content spheres, a measured tone: a sensible and never vulgar radio station, and positivity and sunny disposition: it entertains with its light approach, with some funny moments.

In 2018, an important communication plan was confirmed with the dual objective of increasing brand visibility and strengthening the station’s musical positioning.

In terms of major live music shows, R101 was the official radio station for Italian concerts by some of the greatest stars of international music, including Sam Smith, Katy Perry and the Imagine Dragons, a world-famous group that attracted over 60,000 people to their Milan concert.

Engagement with the community has been further improved: the station was an active participant in several important events in Italy, including Fuorisalone at the State University of Milan and the Focus Live Festival, held through a collaboration with the popular science magazine Focus at the Milan Science and Technology Museum.

From a technology point of view, a series of equipment improvements were implemented to maximise signal coverage, in addition to significant developmental maintenance activities also carried out on transmission equipment and systems.

The new Radio Ter survey recorded the following audience figures for R101 at the end of 2018: 2,039,000 average daily listeners and 11,005,000 listeners in 7 days.

Radio 105 is an entertainment radio station that is the leader for the “young adults” target.

Radio 105 has some of the most popular programs in Italy: “Tutto Esaurito”, the morning show with “Captain” Marco Galli and his crew and “Lo Zoo di 105”, the most irreverent programme in Italy, with Marco Mazzoli and friends. New entry in the autumn schedule: “A me mi piace”, with Barty Colucci, Lodovica Comello and Gibba, aims to accompany the listener on their way home in evening drive time. Besides these stand-out shows, the station constantly experiments with new formats and hosts.

Radio 105’s goal is to join in with the passions of its listeners, making every event an opportunity to involve the community and feel an active part of it. During the year various Backstage Experience format competitions were held, giving listeners and users the chance to win exclusive Artist meet & greets during live concerts.

Last year an important communication plan was developed with the dual objective of increasing brand visibility and strengthening the station’s positioning. An important brand campaign was launched that starts with the value of “diversity”: Radio 105 is a diverse station, characterised by a wide variety of styles, programmes and personalities aimed at an audience that is also diverse. The station’s Proud to be different slogan points to its positioning: unique because it’s different, because it’s goes against the norm, varied and original.

Local presence and contact with people is one of the station’s stand-out features.

Radio 105 actively participated in important events including Casa Sanremo during the Sanremo Festival, the Rome Marathon - promoting the non-competitive fun run, Gru Village 105 Music Festival - a environmentally sustainable festival of artists in Grugliasco, Nameless Music Festival - the most famous Italian electronic music festival, Milan Games Week - the Italian video games fair popular with millennials and many other events across the country.

Radio 105 is also the Official Radio Station of AC Milan and Monza Calcio in the football world and Olimpia Milano and NBA in the world of basketball.

Given its distinctive features, Radio 105 is able to participate in many television shows: Colorado, The Big Show and Summer Festival are just a few examples of programs where cross-promotion activities have been deployed. The partnership with the talent show Amici continues, developing ever stronger synergies every year.

From a musical point of view, Radio 105 has a pop, dance and urban profile with some features related to the world of electronic music and the new phenomenon Trap to which Radio 105 has dedicated a multiplatform project: a radio programme, an app and a social media account.

All Radio 105’s activities are designed for native cross-media exploitation; the station sees its community as a network that can be accessed through various touch points (radio, website, app, social).

From the technology point of view, signal coverage was improved during the year in Veneto, Emilia Romagna, Sicily, Marche, Piedmont and Lombardy, through the acquisition of new frequencies. Significant developmental maintenance activities were also carried out on transmission equipment and systems.

The new Radio Ter survey recorded the following audience figures at the end of 2018: 4,677,000 average daily listeners and 14,913,000 listeners in 7 days.

Virgin Radio is a true international Lovemark: its strong rock music positioning puts musical programming at its heart, featuring carefully selected songs and the right balance of current and classic songs.

Virgin Radio’s mission is to be the go-to station for the community of rock music fans in Italy. The station’s schedule features some of the leading talents in the world of rock music in Italy: DJ Ringo, Paola Maugeri, Dr. Feelgood, Massimo Cotto, Andrea Rock and Giulia Salvi are just some of the names that light up Virgin Radio’s daily schedule.

2018 was a fundamental year in the image strengthening process for the Virgin Radio brand: several world-famous rock stars lent their image in support of the Rock Ambassador campaign, a project that saw artists such as Dave Grohl, Noel Gallagher and Jared Leto come out in support of the station and the rock values it embodies.

Live music continues to represent one of the cornerstones of the station’s positioning: in 2018, Virgin Radio was involved in some of Italy’s most important Rock events: among those iDays Festival (with, amongst others, Pearl Jam and Noel Gallagher), Firenze Rocks (with Guns n’ Roses, Foo Fighters, Iron Maiden and Ozzy Osbourne) and Milano Rocks (with, amongst others, Thirty seconds to Mars)

Community engagement did not only take place through concerts but also through a series of on-field activities appropriate to the target audience and linked to the world of sport, especially in the motorbike and car racing sector: Virgin Radio participated actively in important events including the Formula 1 Milan Festival, Superbike World Championship and the Verona Motorbike Expo, and was the official radio station of the Virgin Obstacle Run in Milan, in collaboration with Virgin Active gyms.

Virgin Radio is also very active on the digital front, with a very large community on its website, social media channels and mobile app.

From the technology point of view, signal coverage was improved during the year, above all in Lombardy, through the acquisition of new frequencies. Significant developmental maintenance activities were also carried out on transmission equipment and systems.

The new Radio Ter survey recorded the following audience figures for Virgin Radio at the end of 2018: 2,623,000 average daily listeners and 7,379,000 listeners in 7 days.

Radio Monte Carlo is the Principality of Monaco’s Italian Radio station, an internationally recognised and highly prestigious brand.

Its sound is unmistakable, thanks to the passion and commitment that Radio Monte Carlo has always put into its musical research and its constant discovery of new sounds and talent. The refined musical selection, up-to-date information on Italian and international current events and new trends and a keen interest in its listeners’ passions make Radio Monte Carlo a must in terms of lifestyle, design, cinema, art, fashion, travel and sports.

The Radio Monte Carlo schedule lists some of the most loved presenters in Italy; Max Venegoni, Massimo Valli, Rosaria Renna, Kay Rush, Maurizio Di Maggio and Nick The Nightfly:

In 2019 Radio Monte Carlo celebrates 30 years of “Monte Carlo Nights”, the programme specialising in quality music, which brought new age, fusion, world music, Brazilian music, jazz, acid jazz to Italy and, in more recent years, the sounds of nujazz, lounge and chill out. Its guests have included Sting, Pat Metheny, Peter Gabriel, Ryuichi Sakamoto, Herbie Hancock, Miriam Makeba, Caetano Veloso, Enya, Donald Fagen, Pino Daniele, Annie Lennox and many others.

Radio Monte Carlo has partnerships with the country’s most important Italian jazz festivals. It is the Official Radio station of Umbria Jazz, which takes place annually in Perugia. 2019 will again see Nick the

Nightfly host a live broadcast every night from the heart of Perugia, with exclusive live shows and interviews with the great musical stars. In the jazz music genre, the partnership with the Milan Blue Note continues.

Great live events are an integral part of the editorial approach that has made Radio Monte Carlo a landmark station for many artists for years: this year, the Monegasque station will be the radio partner of at the concerts of Phil Collins, Dido, Ennio Morricone, Hooverphonic and Amy Macdonald in Italy

Major sporting events are another strong point, Radio Monte Carlo is in pole position at the Monte Carlo Rolex Tennis Masters and obviously during the Monaco Grand Prix. Radio Monte Carlo has also been confirmed as the official radio station of the Genoa Half Marathon and the Palermo “Per correre …l’Arte” Marathon for 2019.

Radio Monte Carlo is the Radio of Art and Great Exhibitions: over the past two years it has promoted over 50 of the most important Italian exhibitions, including Elliott Erwitt at Palazzo Ducale in Genoa, Carlo Carrà at Palazzo Reale in Milan, Escher at the Palazzo of Culture of Catania, Mirò at Palazzo Albergati in Bologna and the impressive Caravaggio Experience video installation at Reggia Venaria in Turin and again Picasso at the Scuderie del Quirinale in Rome and Monet at the Vittoriano Complex in Rome.

The partnerships with the FAI, Fondo Ambiente Italiano, SIAS Group, the leading North-West motorway operator, the Reggia di Venaria (TO), the Forte di Bard (AO), the Manzoni Theatre in Milan and the City of Genoa have all been confirmed.

The new Radio Ter survey recorded the following audience figures at the end of 2018: 1,392,000 average daily listeners and 6,187,000 listeners in 7 days.

Radio Subasio is the local radio station with network numbers. It has been the leader in broadcasting in Central Italy (Umbria, Marche, Lazio, Tuscany and Campania) for over 40 years. After joining the Radio Mediaset Group, the station’s coverage was increased in the last year thanks to the activation of a new channel in Milan.

The proposed broadcasting of Radio Subasio is oriented towards a predominantly family based target and is structured on the distinctive elements of tradition, brightness and interactivity, with pop music that offers great space for Italian music without neglecting the huge international hits. The interviews and live appointments with the presence of the public, together with the main stars of Italian music all play a very important role in the programming of the station.

Radio Subasio is very active in Central Italy and supports all kinds of initiatives and territorial events, not just musical ones: the station is an official media partner of Eurochocolate in Perugia and, from this year, the official radio of the Zoomarine water park near in Rome to name but a few.

From the technology point of view, during the year the transmitter park underwent a great deal of modernisation and evolutionary maintenance, to ensure equipment performed better from an energy point of view, and was equipped with the most modern safety, telemetry and telecontrol systems.

At the end of 2018, the new Radio Ter survey recorded the following listening data for Radio Subasio: 1,871,000 average daily listeners and 5,289,000 listeners in 7 days.

Film distribution

Medusa Film S.p.A. is a major film distribution company in Italy. The company mainly produces and distributes Italian and foreign films in Italy, throughout the life-cycle of the product: from cinema releases to the sale of television rights in all their various forms.

In terms of box-office takings from the sale of cinema tickets, Medusa, with a market share of 4.3% in 2018 (source: Cinetel), was 7th in the ranking of distributors, behind the four American majors and the Italian companies 01 Distribution and Lucky Red Distribution.

In line with its editorial approach, the company, as always, stood out for its focus on Italian cinema: the third largest Italian film by box-office takings was from Medusa. broadcasting rightsOut of a total of 10 films, for which the Company acquired the rights and distributed in the year, 6 took more than EUR 2 million: it should be remembered that overall, only 19 Italian products were distributed above this threshold.

The highest box-office takings were for income was “Amici come prima” (EUR 6.9 million in the year; 8.2 in total) which sealed the reunion of Boldi and De Sica, the most popular comic duo of the last thirty years; followed, in terms of box-office takings, “by Se son rose ...” (EUR 4.3 million) by and with Leonardo Pieraccioni and “Made in Italy”, seeing L. Ligabue return to directing with two big stars, S. Accorsi and K. Smutiniak.

In 2018, total box-office takings came to EUR 555 million, equivalent to 86 million cinema tickets, compared with EUR 585 million and 92 million cinema tickets in the previous year.

After a 2017 marked by excellent growth (-11.6% takings and -12.4% audience numbers), the cinema market has seen a significant decline (-5% takings and -6.9% audience numbers). The number of films distributed in the year was basically stable in relation to 2017: 528 compared with 536 in the previous year. The decrease in terms of collection is entirely attributable to the negative performance of American cinema (-EUR 54 million; -14%) whose market share dropped from 66 to 60%, although still remained the undisputed leader (nine of the top 10 box-office performers were from the United States). Italian cinema partially compensated for the American cinema decline with revenue growth of around EUR 25 million (+24%), reaching a market share of 23% against 18% in the previous year.

The successes achieved in a particularly difficult year nevertheless confirm that Medusa plays a fundamental role, again underscoring the correct strategic positioning of the company, which has always been a landmark in this nation’s cinema.

Media4Commerce

The Media4Commerce Business Unit manages commercial activities related to the Group’s core business and is divided between three different brands:

•                  Mediashopping, a multi-channel sales platform for home, kitchen and personal products, engaged in distance selling following the Direct Response TV model;

•                  Fivestore, the brand that pursues exploitation of television content brands through licensing, production and sale of editorial products;

•                  Aroma Vero, vertical multi-channel sales platform for coffee segment products, launched in 2017.

Each brand’s products are distributed by leveraging the multi-channel approach, using call centres, online, and telesales for Business to Consumer sales and distribution and the press for Business to Business.

International advertising

Publieurope Ltd. is the Mediaset Group company responsible for managing the Group’s strategy on the European advertising market. Its mission is to raise Group revenue through advertising sales to international investors by means of ongoing liaison with headquarters of multinational companies and by sourcing new licences and new products in other countries.

These activities are conducted from offices in London, Munich and Paris, and in cooperation with partners located in Milan (Publitalia ‘80) and Madrid (Publiespaña).

Publieurope’s portfolio has expanded and grown more varied over the years, ensuring a cross-media commercial offering consisting of:

•                  all the italian tv networks - generalist, theme, free and pay channels - of the Mediaset Group;

•                  Mediaset España’s TV networks, internet sites and outdoor TV;

•                  Mediamond’s magazines, internet sits and radio channels;

•                  traditional and thematic TV channels as well as websites of the German group ProSiebenSat1;

•                  the main multichannel network in Europe, Studio 71, controlled by the German group ProSiebenSat.1 Media, which operates on the main free video distribution platforms;

•                  the SBS group of commercial television channels that broadcast in Flanders (Belgium);

•                  the TV channels, websites and radio stations of Talpa TV in the Netherlands;

•                  all the TV networks and websites of the British Channel 4 group;

•                  the TV channels, websites and radio stations of the French group TF1;

•                  advertising spaces situated on luxury buildings in London and in the most important Italian cities;

•                  the various media operated by Rotana Media Services, a media group working in the Middle East and North Africa.

Since Publieurope acts as an advertising sales house, its contribution to Group earnings needs to be considered in terms of commission income generated, which totalled EUR 292 million, of which EUR 218 million related to Group media.

SPAIN

Mediaset has a controlling interest in Mediaset España Comunicación S.A., the holding company of the Spanish television group that owns the Telecinco television network, which began broadcasting in 1990.

Mediaset España is the leading broadcaster in Spain in terms of viewers and advertising share, and one of the most profitable groups in the sector in Europe.

The company is listed on the stock exchange of Madrid, Barcelona, Bilbao and Valencia. It was first included in the Ibex 35 index on 3 January 2005, where it still remains one of the thirty five biggest companies in Spain.

Mediaset España Group’s mission is to consolidate its leadership of the commercial television market in Spain. Its strategic approach reflects that of Mediaset Group in Italy, operating as an integrated broadcasting group in the following key business areas:

•                  Advertising (Publiespaña)

•                  Advertising on non-television media, both Group-owned and third-party

•                  General interest television broadcasting (Telecinco, Cuatro)

•                  Multichannel broadcasting: Free thematic channels (Divinity, Factoria de Ficcion, Boing, Energy, and Be Mad - which is HD)

•                  Internet (through the company Conecta 5)

The Advertising Market

Spain’s television advertising market is the fifth-biggest in Europe and is second only to Italy’s in terms of television’s share of all advertising on mainstream media. According to Infoadex data, the percentage of that market in 2018 stood at 38.6%.

In 2018 the macro-economic data for the Spanish economy - one of the most severely hit by the global crisis in recent years - confirmed its continued excellent recovery (+2.4% compared to the previous year), with lower registered growth than in the previous two years (3.2% and 3%, respectively), but with GDP growth figures that are among the most dynamic of the leading EU countries. Against this background, advertising investments also remain an upward trend. In 2018, conventional advertising investment grew by 2.9%, whilst television advertising investment decreased slightly (0.8% compared to the previous year). The market share for the Mediaset España Group was 43.3%, in line with the previous year but with an advantage of additional 2.8 percentage points over the major private competitor.

	2018		2017		Change
Media	€ million	% share	€ million	% share	%
Press	563	10.5%	598	13.0%	-5.9%
Television	1,915	34.7%	1,932	36.5%	-0.9%
Local Television	105	1.9%	117	2.5%	-10.3%
Magazine	228	4.1%	240	4.8%	-5.0%
Radio	481	8.7%	466	8.7%	3.2%
Outdoor	336	6.1%	327	6.1%	2.8%
Cinema	35	0.6%	34	0.4%	2.9%
Tematic channels	107	1.9%	95	1.6%	12.6%
Internet	1,743	31.6%	1,548	26.9%	12.6%

Total Market	5,513	100.0%	5,357	100.0%	2.9%

Other domestic market players, besides Mediaset España, include:

•                  the Atresmedia Group (established in 2012 with the merger of Antena3 and Sexta);

•                  a federation of independent local broadcasters, operating under the name La Forta;

•                  the digital satellite Pay TV platform Moviestar Fusion and Vodafone cable television.

Broadcasting and Audience Share

With respect to viewing figures, the Mediaset España Group continued to be the leader in terms of total viewers over the 24-hour period, with a share of 28.8%, with a gap of 2.0 percentage points from its main competitor, the Atresmedia Group.

With respect to the commercial target audience, the Mediaset España Group achieved a share of 30.9%, with 2.6 percentage points more than its main competitor.

As for the main channel, in 2018 Telecinco achieved a 14.1% audience share of all viewers over the 24-hour period, ranking as the most viewed Spanish channel for the sixth consecutive year. It also captured an average of 13.4% of the commercial target.

With regard to Prime Time, Telecinco was the leader in the all viewers total with an average of 15.0%.

Cuatro was the third most viewed channel by millennials (16-34 years) and reached an audience share of 6.0% of the average share for all viewers in the 24-hour period and 7.4% for the commercial target audience.

The FDF, Divinity and Energy channels continued to post excellent results in terms of viewing figures in 2018.

Results for the commercial target audience are detailed below:

•                  Boing, the thematic channel dedicated to children from 4 to 12 years, achieved an audience share of 10.9%;

•                  FDF reached a share of 8.3% on the commercial target audience (13-24 age range);

•                  Divinity, a channel dedicated to the female audience, achieved a share of 3.2% of its commercial target audience (16-44 age range);

•                  Energy, a channel dedicated to a male audience, achieved a share of 1.6% of the commercial target audience (men between 25 and -44 years).

•                  Be Mad, an HD channel, achieved a share of 1.0% of its commercial target audience (men between 16 and 44 years).

	Individuals			Commercial Target
Audience share 2018	24 hours	Prime Time	Day Time 7:00-2:00	24 ore	Prime Time	Day Time
	14.1%	15.0%	13.7%	13.4%	14.0%	13.1%
	6.0%	6.2%	6.0%	7.4%	7.8%	7.2%
TOTAL GENERALIST NETWORKS	20.1%	21.1%	19.7%	20.8%	21.8%	20.3%

TOTAL MULTI CHANNEL	8.7%	8.0%	9.1%	10.1%	8.7%	10.8%
	28.8%	29.1%	28.8%	30.9%	30.5%	31.1%

2018- 24 Hours
INDIVIDUALS
28.8
26.8
16.5
27.9
Mediaset Esp.
Atresmedia
TVE
Other

2018 - 24 Hours
Individuals % Share
14.1
12.3
6.0
10.5
Telecinco
Antena 3
Cuatro
TVE-1

As the following table shows, in 2018, Mediaset España devoted significant air time on the general interest networks Telecinco and Cuatro to its in-house productions, which accounted for 80% of scheduling (79.8% in 2017), with just 20% of air time left for external acquisitions and productions (20.2% in 2017).

Mediaset España schedules - Broadcasted Hours 2018

Types	Generalist Networks		Multi-Crannel		Total Mediaset Networks
Film	1,447	8.3%	2,684	6.1%	4,131	6.7%
Fiction	2,047	11.7%	21,030	48.0%	23,077	37.6%
Cartoons	—	—	7,943	18.1%	7,943	13.0%
Total tv rights	3,494	20.0%	31,657	72.2%	35,151	57.3%
News	2,320	13.2%	694	1.6%	3,014	4.9%
Sport	269	1.5%	352	0.8%	621	1.0%
Entertainment	3,134	17.9%	4,090	9.3%	7,224	11.8%
Education	8,302	47.4%	7,007	16.0%	15,309	25.0%
Total in-house productions	14,025	80.0%	12,143	27.7%	26,168	42.7%

Total	17,520	100.0%	43,800	100.0%	61,320	100.0%

Mediaset España schedules - Broadcasted Hours 2017

Types	Generalist Networks		Multi-Channel		Total Mediaset Networks
Film	1,481	8.5%	2,564	5.9%	4,045	6.6%
Fiction	2,042	11.7%	20,494	46.8%	22,536	36.8%
Cartoons	—	—	8,142	18.6%	8,142	13.3%
Total tv rights	3,523	20.2%	31,200	71.3%	34,723	56.7%
News	2,472	14.1%	889	2.0%	3,361	5.5%
Sport	128	0.7%	380	0.9%	508	0.8%
Entertainment	3,022	17.2%	3,638	8.3%	6,660	10.9%
Education	8,374	47.8%	7,692	17.6%	16,066	26.2%
Total in-house productions	13,996	79.8%	12,599	28.8%	26,595	43.4%

Total	17,519	100.0%	43,799	100.0%	61,318	100.0%

Multichannel Broadcasting

Mediaset España’s Broadcasting Centre is a digital platform fully equipped to broadcast and receive audiovisual transmissions via satellite, optical fibre, the mobile network and ADSL.

In 2018, the Mediaset España Group continued to consolidate its multi-channel diversification strategy. In fact, in addition to Telecinco and Cuatro, the Mediaset España Group’s generalist networks, the offering is completed by firmly established thematic channels:

•                  Energy, thematic channel with sport content targeted at a young male audience;

•      FDF (Factoría de Ficción), featuring Spanish and international drama series;

•      Boing, dedicated to children’s entertainment;

•      Divinity, targeted at a young female audience;

•      Be Mad, an HD channel targeted at a male audience (men between 16 and 44 years).

TV rights investments

In 2018, Mediaset España continued to invest in television broadcasting rights. Investment policy was focused not only on consolidating Spanish drama series, as well as on providing a stream of high-quality content both for the main channel and for new thematic channels, with a view to building up its television rights library and defending audience share in the future, and with it the Spanish group’s advertising revenues.

Spanish television broadcasters are required by law to invest at least 3% of their operating revenues in Spanish and European film productions. At Mediaset España, this legal obligation has been taken up as a business opportunity, and through the subsidiary Telecinco Cinema SAU the group has been producing quality feature films for some years.

Following the excellent results of recent years, the year in review was also an extremely positive year in terms of film production. Four productions were released, all of which entered the top 10 list of the most-watched movies in Spain. In particular: El cuaderno de Sara, a thriller that premiered in cinemas at the beginning of the year, grossed EUR 5.2 million; Yucata, a comedy directed by Daniel Monzón, the director behind blockbusters such as “Cell 211” and “El Niño”, and which had its preview screening in August, grossed EUR 5 million; Ola de crimenes, a comedy released in early October, grossed EUR 3 million, with spectator numbers of over half a million; Superlópez, a film adapted from a well-known Spanish comic book, premiered in cinemas in late November and was watched by more than 2.5 million television viewers, grossing more than EUR 12.5 million, making it the second most-watched film in 2018 and earning it three nominations at the 2019 Goya Awards, where it won the award for best special effects; and, finally, Sanz, a feature-length documentary based on the life and musical work of Alejandro Sanz, was shown at the Malaga Film Festival and became the most-watched documentary of the year.

In 2018, Mediaset España established “Mediterráneo Audiovisual SLU”, a company formed with the intention of bringing all of the Group’s existing producers of audiovisual, movie and digital content under the same organisational structure. The new structure will allow for strengthened access to international markets with the aim of acquiring and developing international formats. This goal may also be achieved by entering into agreements with other independent producers. Mediterráneo will also play a key role in distribution by engaging in the sale of content (drama) to leading SVOD platforms.

Internet

The Mediaset España Group considers its Internet business a strategic factor for the group’s success, enabling the diversification of business both now and in the future. The Group’s websites include the web channels Mitele.es (live online streaming platform), Mtmad.es (exclusive online video platform), Eltiempohoy.es (weather page), Yasss.es (website with content aimed at millennials) and Mediaset.es (website presenting the Group’s corporate content), in addition to apps broadcasting the Group’s main content (Mitele, Mediaset Sport, Gran Hermano) and the social media accounts of each channel, program or series (Facebook, Twitter and Instagram).

In 2018, Mediaset España consolidated its leadership in terms of consumption of digital videos based on Comscore figures, with 2,471 million video clicks from January to December. The Group’s websites consolidated their leadership in terms of videos/minutes consumed, with an average of 852 million minutes viewed per month. This placed Mediaset España in fifth place for website visits in Spain, behind only Google, Broadband TV, VEVO and Webmedia sites. On the other hand, Mediaset España was ranked in first place in the new Comscore category for broadcasters. with an average of 11.7 million unique users per month in 2018, (+2.4% on the previous year).

During 2018, Mitele.es strengthened its leading position in video consumption, with 57 million views on the Mtmad platform.

KEY EQUITY INVESTMENTS AND JOINT VENTURES

2iTowers Holding is a subsidiary of the F2iSGR private equity fund, which is 40%-owned by Mediaset. EI Towers SpA became the holding company of EI Towers Group at the beginning of the fourth quarter of 2018, following the completion of the Public Purchase Offer initiated in July 2018. The EI Towers Group is one of the biggest operators of electronic communications networks in Italy, serving radio and television broadcasters and mobile telecommunications providers under long-term agreements. In particular, the Group provides hosting on its infrastructure (transmission “towers” or “stations”) as well as a range of related services such as technical assistance, ordinary and extraordinary maintenance, logistics, planning. In addition, the Group manages “broadcast contribution links” for the Mediaset Group and other national operators’ television productions in the sports events and news sectors through its own operations centres and network infrastructure.

Mediamond S.p.A. is an equal joint venture between Publitalia’80 and Mondadori Pubblicità. Mediamond is the Mediaset Group’s advertising sales house, specialised in selling advertising space on the Group’s television and video websites and websites linked to Mondadori Group publications, as well as space on third-party websites.

Boing S.p.A. is a joint venture between R.T.I. SpA (51%) and Turner Broadcasting System Europe (49%), which produces and manages the two free-to-air children’s channels Boing and Cartoonito, broadcast respectively since 2004 and 2011 on the digital terrestrial platform.

Fascino Produzione Gestione Teatro Srl is an equal joint venture between R.T.I. SpA and Maria De Filippi. Thanks to the exclusive artistic and creative contribution of the partner, it develops, plans and executes television programmes mainly shown during Canale 5’s prime-time and day-time slots, including C’è Posta per te, Amici, Uomini e Donne.

Tivù Srl is a company formed in 2008 whose shareholders are R.T.I. SpA, Rai Radiotelevisione Italiana S.p.A. (each holding 48.16%), La7 Srl (3.49%) and other members, which performs promotional and planned communication activities for users of the free digital terrestrial and satellite platform, and in particular manages the services linked to the satellite platform for the free digital TV offering called “TivùSat”, which supplements the digital terrestrial platform for users of some regions and autonomous provinces that this signal does not reach.

Nessma S.A. is a company 34.12%-owned by the subsidiary Mediaset Investment S.A., which manages the freesat TV channel broadcast in Tunisia and the countries of North Africa.

CONSOLIDATED PERFORMANCE BY GEOGRAPHICAL AREA AND BUSINESS SEGMENT

In this section we give a breakdown of the consolidated income statement, balance sheet and cash flow statement to show the contribution to Group performance of the two geographical areas of business, Italy and Spain, as well as a breakdown of revenues by revenue type.

The income, balance sheet and cash flow figures shown below have been restated, with respect to the Group financial statements, in order to highlight the intermediate aggregates considered most significant for understanding the performance of the Group and of the individual business units. Although not required by law, the criteria adopted in preparing the aggregates and notes referring the reader to the relevant statutory financial statement items have been disclosed in accordance with guidance provided by Consob Communication no. 6064293 of 28 July 2006 and the CESR Recommendation on alternative performance measures (or non-GAAP measures) dated 3 November 2005 (CESR/o5-178b).

Group Performance

The consolidated income statement reported below shows the intermediate aggregates making up earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT).

EBITDA measures the difference between consolidated net revenues and operating costs, including costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

EBIT is measured by deducting from EBITDA costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

As outlined at the beginning of this Report, following the voluntary takeover bid made on 16 July 2018 by 2iTowers S.p.A. and the subsequent sale of EI Towers at the beginning of the fourth quarter of the year-ended, this group was deconsolidated beginning the same fourth quarter. As a result of this transaction, and in accordance with IFRS 5 (Non-Current Assets Held for Sale and Discontinued Operations), the financial results for 2018 and those for the comparative year, duly restated, show separately and reclassify under the item Net profit/(loss) from discontinued operations the net financial contribution for the Group’s interest generated by the EI Towers Group in the first nine months of 2018 and for the entirety of the 2017 financial year, and also include the consolidated net gains made following the sale of the equity investment.

Furthermore, since 1 January 2019 the Group has been applying the new IFRS 15 (Revenues) and IFRS 9 (Financial Instruments) accounting standards retrospectively with adjustments, without restating comparative data. Moreover, the application of these standards has not had material impacts, with only the application of IFRS 9 leading to the reclassification of some non-material cost items that were previously included in the financial expenses and since 2018 have been classified as operational costs.

(values in EUR million)

MEDIASET GROUP Income Statement	2018	2017
Total consolidated net revenues	3,401.5	3,550.1
Personnel expenses	(497.0)	(487.2)

Purchases, services, other costs	(1,838.4)	(1,781.4)
Operating costs	(2,335.4)	(2,268.6)

EBITDA	1,066.1	1,281.5
Rights amortization	(884.2)	(954.3)
Other amortization and depreciation	(108.2)	(100.8)
Amortization and depreciation	(992.4)	(1,055.0)

EBIT	73.7	226.4
Financial income/(losses)	(16.2)	(15.3)
Income/(expenses) from equity investments	9.5	8.8
EBT	67.0	219.9
Income taxes	(19.3)	(60.5)
Minority interests in net result	(96.5)	(91.5)

Net result from continuing operations	(48.7)	67.9
Net profit from discontinued operations	520.0	22.7

Group net result	471.3	90.5

The following table shows key Group income statement figures stated as a percentage of consolidated net revenues.

MEDIASET GROUP	2018	2017

Total consolidated net revenues	100.0%	100.0%

Operating costs	-68.7%	-63.9%

EBITDA	31.3%	36.1%

Amortization and depreciation	-29.2%	-29.7%

EBIT	2.2%	6.4%

EBT	2.0%	6.2%

Group net result	13.9%	2.6%

Below we look at the breakdown of the income statement by geographical area to report the contribution to performance of the Group’s Italian and Spanish operations. For the purpose, the income statements of the two business units are stated net of any dividends received by Mediaset España.

Breakdown by geographical area: Italy

The following is a condensed income statement of Mediaset Group’s domestic business:

(values in EUR million)

ITALY
Income Statement	2018	2017

Consolidated net revenues	2,421.4	2,555.3
Personnel expenses	(389.2)	(381.5)
Purchases, services, other costs	(1,392.5)	(1,341.2)
Operating costs	(1,781.7)	(1,722.7)

EBITDA	639.7	832.6
Rights amortization	(731.5)	(767.8)
Other amortization and depreciation	(91.1)	(83.9)
Amortization and depreciation	(822.6)	(851.7)

EBIT	(182.9)	(19.1)
Financial income/(losses)	(14.6)	(14.1)
Income/(expenses) from equity investments	(1.0)	5.5
EBT	(198.4)	(27.7)
Income taxes	45.9	(10.4)
Minority interests in net result	0.4	5.5
Net result from continuing operations	(152.1)	(32.6)
Net result from discontinued operations	520.0	22.7
Net result	367.9	(9.9)

The following table shows key income statement figures stated as a percentage of consolidated net revenues.

ITALY	2018	2017

Total consolidated net revenues	100.0%	100.0%
Operating costs	-73.6%	-67.4%
EBITDA	26.4%	32.6%
Amortization and depreciation	-34.0%	-33.3%
EBIT	-7.6%	-0.7%

EBT	-8.2%	-1.1%

Group net result	15.2%	-0.4%

Below is a summary of the main types of revenue. The performance of these revenue types has already been described in this Report.

ITALY			change
Breakdown Consolidated Revenues	2018	2017	€ million	% change
Gross advertising revenues	2,112.2	2,095.4	16.8	0.8%
Agency discounts	(301.2)	(300.3)	(0.9)	-0.3%
Total net advertising revenues	1,811.0	1,795.1	15.9	0.9%

Pay Tv revenues	366.0	587.4	(221.4)	-37.7%
Other revenues/Eliminations	244.4	172.8	71.6	41.4%
Total Consolidated Revenues	2,421.4	2,555.3	(133.9)	-5.2%

Advertising revenues, including free and pay-TV channels managed by the Group’s concessionaires and the Group’s share of website revenues, and revenues from proprietary radio broadcasters managed under a sublicense from the investee Mediamond.

Pay TV revenues, including the sale of subscriptions, prepayment cards and proceeds from the Infinity on-demand service.

Other revenues include the proceeds generated in 2018 from the commencement of the commercial agreements entered into with Sky in the first quarter for the sub-licensing of free and pay-TV channels and for the use of the Premium technological platform, and other agreements entered into with other party for the sub-licensing of content, and includes capital gains of EUR 10.9 million from the sale of R2 Srl to Sky at the end of November. This item also includes proceeds from publishing, licensing and merchandising, and movie distribution.

Finally, as regards the financial impact determined during the recoverability assessments on assets and purchase commitments relating to Pay-TV rights, conducted upon the presentation of the consolidated financial statements at 31 December 2018, the item Amortisation, depreciation and write-downs of television broadcasting rights includes a EUR 128.3 million write-down, carried out in accordance with IAS 36, of the residual value of the Pay-TV rights library, whereas the provisions of EUR 34.3 million, allocated in light of the recoverability assessment on Pay-TV rights purchase commitments, are recognised in the item Purchases, services and other costs in accordance with IAS 37.

Breakdown by geographical area: Spain

The following is an abridged income statement of the Group’s Spanish business; figures are those of the Mediaset España Group (consolidated figures).

(values in EUR million)

SPAIN
Income Statement	2018	2017
Total consolidated net revenues	981.6	996.3
Personnel expenses	(107.8)	(105.6)

Purchases, services, other costs	(446.6)	(441.5)
Operating costs	(554.5)	(547.2)

EBITDA	427.1	449.1

Rights amortization	(153.1)	(186.8)
Other amortization and depreciation	(17.1)	(16.9)
Amortization and depreciation	(170.2)	(203.8)

EBIT	256.9	245.3

Financial income/(losses)	(1.6)	(1.2)
Income/(expenses) from equity investments	10.3	3.3
EBT	265.6	247.4

Income taxes	(65.3)	(50.1)
Net profit from continuing operations	200.3	197.3

Minority interests in net profit	—	0.2

Net profit	200.3	197.5

The following table shows key income statement figures stated as a percentage of consolidated net revenues from Spanish operations.

SPAIN	2018	2017

Total consolidated net revenues	100.0%	100.0%

Operating costs	-56.5%	-54.9%

EBITDA	43.5%	45.1%

Amortization and depreciation	-17.3%	-20.5%

EBIT	26.2%	24.6%

EBT	27.1%	24.8%

Group net result	20.4%	19.8%
Tax rate (EBT %)	-24.6%	-20.2%

The table below provides the breakdown of revenues and costs of the Mediaset España Group showing the most significant items:

(values in EUR million)

SPAIN			change €
Breakdown Consolidated Revenues	2018	2017	million	% change
Gross advertising revenues	963.6	969.7	(6.1)	-0.6%
Agency discounts	(42.1)	(41.0)	(1.2)	2.9%
Net advertising revenues	921.4	928.7	(7.3)	-0.8%
Other revenues	60.2	67.6	(7.4)	-11.0%
Total net consolidated revenues	981.6	996.3	(14.7)	-1.5%

Other revenues mainly includes income from the distribution of movie co-productions, agreements entered into with other parties for the sub-licensing of content, and income from online operations. The change compared to 2017 is mainly due to the decrease in revenues from movie distribution.

The total costs of the Mediaset España Group decreased by EUR 26.2 million (-3,5%) compared to the same period the previous year, a significant decrease given that the costs associated with broadcasting matches at the 2018 FIFA World Cup in Russia were also recognised during the period. Thanks to the optimization policies in place, when this component is not included, the costs were substantially lower than for the same period the previous year.

On 31 December 2018, EBIT for the Group’s Spanish business totalled EUR 256.9 million, compared with EUR 245.3 million in 2017.

Other income statement components for the Mediaset Group as a whole are shown below.

			change €
	2018	2017	million

Financial (income)/losses	(16.2)	(15.3)	(0.8)

			change €
	2018	2017	million

Result from equity investments	9.5	8.8	0.7

Income/(expenses) from equity investments includes income from measurement at equity of investments where the Group has significant influence over the investee, value adjustments to the financial assets connected with those or other equity investments, and gains/losses generated from the disposal of those assets.

	2018	2017

EBT	67.0	219.9
Income taxes	(19.3)	(60.5)
Tax Rate (%)	28.8%	27.5%
Minority interests in net result	(96.5)	(91.5)

Net result from continuing operations	(48.7)	67.9
Net profit from discontinued operations	520.0	22.7

Group Net Result	471.3	90.5

The Group’s tax rate reflects the combined effect of the different tax bases in the Group’s two main geographical areas of operation.

Minority interests refer to interests held in the consolidated earnings of Mediaset España (48.37%) and Monradio (20%).

In accordance with IFRS 5, Net profit/(loss) from discontinued operations includes the consolidated net result of EI Towers for the Group’s interest, totalling EUR 21.8 million in the first nine months of 2018, with the capital gains made from the sale of the controlling interest in EI Towers, net of costs and direct taxes, totalling EUR 498.2 million.

Balance Sheet and Financial Position

The Group’s balance sheet and its breakdown by geographical area are reported below in abridged form, restated to show the two main aggregates: Net invested capital and Net financial position, the latter consisting of Total Financial Debt less Cash and Other Cash Equivalents and Other Financial Assets. Details of the items making up the net financial position are provided in Note 11.7.

The following tables therefore differ in their layout from the statutory balance sheet, which primarily distinguishes current from non-current assets and liabilities.

Equity Investments and Other Financial Assets include assets recognised in the Consolidated statement of financial position as Equity investments in associates and joint ventures, and Other Financial Assets recognised in the consolidated statement of financial position as equity investments and non-current financial receivables (thus excluding hedging derivatives, which are included as Net Working Capital and Other Assets/Liabilities).

Net Working Capital and Other Assets/Liabilities include current assets (apart from cash and cash equivalents and current financial assets included in the Net Financial Position), deferred tax assets and liabilities, non-current assets held for sale, provisions for risks and charges, trade payables and tax liabilities.

(values in EUR million)

MEDIASET GROUP
Balance Sheet Summary	31-Dec-18	31-Dec-17
TV and movie rights	972.2	1,273.2
Goodwill	794.1	968.5
Other tangible and intangible non current assets	822.5	1,272.7
Equity investments and other financial assets	571.9	117.8
Net working capital and other assets/(liabilities)	500.9	227.9
Post-employment benefit plans	(68.9)	(85.5)
Net invested capital	3,592.6	3,774.6
Group shareholders’ equity	2,412.4	1,916.6
Minority interests	443.7	465.9
Total Shareholders’ equity	2,856.2	2,382.5

Net financial position
Debt/(Liquidity)	736.4	1,392.2

The breakdown of the balance sheet by geographical area (Italy and Spain) is shown below.

(values in EUR million)

Balance Sheet Summary	Italy		Spain
(geographical breakdown)	31-Dec-18	31-Dec-17	31-Dec-18	31-Dec-17

TV and movie rights	846.0	1,131.5	127.4	142.7
Goodwill	142.8	317.2	288.1	288.1
Other tangible and intangible non current assets	566.8	1,004.2	255.7	268.5
Equity investments and other financial assets	1,393.0	936.8	24.4	26.5
Net working capital and other assets/liabilities	459.1	188.7	41.4	39.0
Post-employment benefit plans	(68.9)	(85.5)	—	—

Net invested capital	3,338.8	3,493.0	737.0	764.8

Group shareholders’ equity	2,428.5	1,935.0	904.8	900.1
Minority interests	6.1	30.5	—	—

Total Shareholders’ equity	2,434.6	1,965.5	904.8	900.1

Net financial position
Debt/(Liquidity)	904.3	1,527.5	(167.8)	(135.3)

In the table below, the Group’s summary balance sheet as at 31 December 2018 is broken to show the effects of the line-by-line consolidation of Mediaset España.

(values in EUR million)

Balance Sheet Summary			Eliminations/	Mediaset
(geographical breakdown)	Italy	Spain	Adjustments	Group

TV and movie rights	846.0	127.4	(1.2)	972.2
Goodwill	142.8	288.1	363.2	794.1
Other tangible and intangible non current assets	566.8	255.7	—	822.5
Equity investments and other financial assets	1,393.0	24.4	(845.6)	571.9
Net working capital and other assets/liabilities	459.1	41.4	0.4	500.9
Post-employment benefit plans	(68.9)	—	—	(68.9)

Net invested capital	3,338.8	737.0	(483.2)	3,592.6

Group shareholders’ equity	2,428.5	904.8	(920.9)	2,412.4
Minority interests	6.1	—	437.6	443.7

Total Shareholders’ equity	2,434.6	904.8	(483.2)	2,856.2

Net financial position
Debt/(Liquidity)	904.3	(167.8)	—	736.4

The table below is a summary cash flow statement broken down by geographical area, showing cash flows over the two periods. Unlike the standard IAS 7 layout used to prepare the statutory cash flow statement, the table shows changes in Net Financial Position, considered the most significant indicator of the Group’s ability to meet its financial obligations. For the purposes of comparing the two periods, the net cash flows generated by the EI Towers Group during the first nine months of 2018 and in the 2017 financial year, recognised in the item Financial Surplus/(Deficit) of discontinued operations, are shown separately. The financial impacts of the EI Towers transaction, totalling EUR 496.8 million, are shown in the table below: the receipts of EUR 644.4 million from the sale of the equity investment in EI Towers are included in the item Changes in scope of consolidation, the reinvestment in the equity investment in 2iTowers Holding of EUR 465.3 million is included in the item Equity investments/Investment in other financial assets. The deconsolidation of the net financial position of EI Towers as at 30 September 2018 is stated in the item Net financial position of sold assets.

(values in EUR million)

MEDIASET GROUP
Summery Cash Flow Statement	2018	2017
Net Financial Position at the beginning of the year
(Debt)/Liquidity	(1,392.2)	(1,162.4)

Free Cash Flow	211.7	116.9
Cash Flow from operating activities (*)	1,026.1	1,189.9
Investments in fixed assets	(618.0)	(612.0)
Disposals of fixed assets	19.0	8.9
Changes in net working capital and other current assets/liabilities	(215.4)	(469.8)

Change in the consolidation area	671.2	(22.9)
Own share’s (sale)/buyback of the parent company and subsidiaries	(0.0)	(100.5)
Equity investments/Investment in other financial assets	(479.0)	(29.0)
Cashed-in dividends	29.7	68.4
Dividends paid	(95.6)	(87.5)

Financial Surplus/(Deficit) from continuing operations	338.0	(54.6)

Financial Surplus/(Deficit) from discontinued operations	(40.1)	(175.1)

Net Financial Position of discontinued operations	357.8	—
Net Financial Position at the end of the year
(Debt)/Liquidity)	(736.4)	(1,392.2)

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method - gains/losses on equity investments +/- deferred tax

Cash Flow Statement	Italy		Spain
(geographical breakdown)	2018	2017	2018	2017
Net Financial Position at the beginning of the year
(Debt)/Liquidity	(1,527.5)	(1,339.8)	135.3	177.4
				—

Free Cash Flow	(11.9)	(112.5)	223.6	229.3
Cash Flow from operating activities (*)	627.0	743.2	399.6	424.2
Investments in fixed assets	(469.4)	(424.8)	(149.2)	(187.4)
Disposals of fixed assets	14.7	7.0	4.2	1.9
Changes in net working capital and other current assets/liabilities	(184.1)	(437.9)	(31.0)	(9.3)

Change in the consolidation area	671.2	(22.9)	—	—
Own share’s sale/(buyback) of the parent company and subsidiaries	—	—	(0.0)	(100.5)
Equity investments/Investments in other financial assets and change of stake in subsidiaries	(483.1)	(31.4)	4.1	2.4
Cashed-in dividends	129.3	154.2	2.4	2.3
Dividends paid	(0.0)	—	(197.5)	(175.7)

Financial Surplus/(Deficit) from continuing operations	305.5	(12.5)	32.5	(42.1)

Financial Surplus/(Deficit) from discontinued operations	(40.1)	(175.1)	—	—
Net Financial Position of discontinued operations	357.8	—	—	—

Net Financial Position at the end of the period
(Debt)/Liquidity	(904.3)	(1,527.5)	167.8	135.3

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method -gains/losses on equity investments +/- deferred tax

The table below shows the increase of fixed assets reported in the cash flow statement.

(values in EUR million)

	Italy		Spain
Increased in fixed assets	2018	2017	2018	2017

Investments in TV and movie rights	(448.7)	(429.9)	(142.0)	(177.2)
Changes in advances on TV rights	22.3	35.0	2.8	4.0

TV and movie rights: investments and advances	(426.4)	(394.8)	(139.2)	(173.2)

Investments in other fixed assets	(43.0)	(30.0)	(10.0)	(14.2)

Total investments in fixed assets	(469.4)	(424.8)	(149.2)	(187.4)

In addition to the receipts from the sale of the equity investment in EI Towers, the cash flow related to the item Change to the scope of consolidation in 2018 incorporates the positive impact of EUR 30 million relating to the sale of the company R2 Srl and outgoings of EUR 3.3 million relating to the acquisition of Radio Monte Carlo

The dividends distributed in 2018 relate to the EUR 95.6 million distributed by Mediaset España S.A.

PARENT COMPANY PERFORMANCE

We now turn to the earnings performance and financial results of the Company during the year.

An abridged income statement is reported below, with commentary and comparative data for the previous year provided.

(values in EUR million)

	2018	2017
Total revenues	5.5	6.5

Personnel expenses	24.6	19.0
Purchases, services, other costs	23.8	16.0
Sundry operating costs	3.7	1.3
Amortisation, depreciation and write downs	0.1	0.1

Impairment losses and reversal of impairment on fixed assets	—	—
Total costs	52.0	36.4
Gain/losses from disposal of non-current assets	—	—
EBIT	(46.5)	(29.9)

Dividends and other income/(losses) from equity investments	140.8	87.0
Financial income/(losses)	10.8	8.0
Total income/(losses) from financial activities and equity investments	151.6	95.0

EBT	105.1	65.1

Income taxes for the year	6.7	4.1
Net Gains/(Losses) from discontinued operations	—	—

Net profit/(loss)	111.8	69.2

Total Revenues

Revenues show a decrease of EUR 1 million, down from EUR 6.5 million in 2017 to EUR 5.5 million in 2018.

The change was mainly attributable to:

•      +EUR 0.4 million from increased revenues for intercompany staff services;

•      -EUR -1.7 million from reduced revenues from bank guarantees granted to the subsidiaries;

•      +EUR 0.3 million from increased other net revenues and income.

Total Costs

Costs show an increase of EUR 15.6 million, up from EUR 36.4 million in 2017 to EUR 52.0 million in 2018.

The change was mainly attributable to:

•      +EUR 9.2 million from increased directors’ fees;

•      +EUR 5.7 million from increased personnel costs;

•      +EUR 2.0 million from increased consultancy and collaboration service costs;

•      -EUR -1.5 million from reduced costs for intercompany staff services;

•      -EUR -1.4 million from reduced bank charges and commissions;

•      +EUR 1.6 million from higher other net costs.

EBIT

As a result of the decrease in revenues and the increase in costs, a negative EBIT of -EUR 46.5 million was obtained, falling by EUR 16.6 million compared to the negative figure of -EUR 29.9 million for 2017.

Financial Assets and Equity Investments

A positive result of EUR 151.6 million was obtained for the management of financial assets and equity investments, an increase of EUR 56.6 million compared to the EUR 95.0 obtained in 2017. This result was generated by the:

•                 earnings from investments of EUR 140.0 million, down by EUR 53.8 million on the previous year, as a result of:

•                  increased dividends received from subsidiaries of EUR 54.7 million;

•                  increased equity investment charges of EUR 0.9 million;

•                 positive net financial income of EUR 10.8 million, increasing by EUR 2.8 million on the previous year, as a result of:

•                  +EUR 2.5 million from reduced income net of financial charges, towards subsidiaries, affiliates and jointly controlled entities. This item includes the interest income and expenses on the intercompany current account: income increased by EUR 2.3 million, from EUR 37.2 million in 2017 to EUR 39.5 million in 2018, while expenses decreased by EUR 0.2 million compared to the previous year, standing at EUR 0.5 million;

•                  +EUR 0.3 million from reduced other net charges, which fell from -EUR 24.8 million in 2017 to -EUR 28.2 million in 2018. This item was composed of:

•                  EUR 20.3 million of interest payable on the bond issued on 24 October 2013 for a nominal amount of EUR 375 million, with a 5.125% gross annual coupon, payable on 23 January each year. This bond matured on 24 January 2019;

•      IRR interests of EUR 6.2 million;

•      transaction costs on loans of EUR 1.2 million;

•      other net financial charges of EUR 0.5 million;

•                  the net result for sales and purchases of securities was unchanged compared to the previous year.

EBT and Income Taxes

The pre-tax result was positive at EUR 105.1 million, an improvement of EUR 40.0 million compared to the previous year.

The income statement was positively impacted by a tax income of EUR 6.7 million mainly due to IRES income from tax consolidation.

Profit for the Year

The year ended with a profit of EUR 111.8 million compared to the profit of EUR 69.2 million for 2017, an improvement of EUR 42.6 million.

Balance Sheet and Financial Position

An abridged balance sheet is reported below. Items have been restated with respect to the statutory balance sheet, which states assets and liabilities as current and non-current, in order to show the two main aggregates Net Invested Capital and Net Financial Position; the latter consisting of Cash and Cash Equivalents and Other Financial Assets, minus Total Financial Debt and Other Current Liabilities.

Equity Investments and Other Non-Current Financial Assets include assets recognised in the statement of financial position as Investments in Subsidiaries and in Other Companies, and as Receivables and Financial Assets. Net Working Capital and Other Assets/(Liabilities) include current assets (excluding cash and cash equivalents and current financial assets included in the Net Financial Position), provisions for current risks and charges, trade payables and taxes payable.

A detailed breakdown of the main components of the Net Financial Position is provided in the Notes.

(values in EUR million)

	31/12/18	31/12/17
Equity Investments	2,652.0	2,287.8
Other financial non-current financial assets	740.0	(1,036.5)
Tangible and intangible assets	4.5	4.6
Advanced/(deferred) tax assets	231.0	205.0
Non-current financial liabilities	—	(0.1)
Provision for non-current risks and charges	1.0	(1.2)
Total non-current assets/(liabilities)	2,146.5	1,459.6

Net working capital and other current financial assets/(liabilities)	544.0	851.3

Net invested capital	2,690.5	2,310.9

Shareholders’ equity	1,897.9	1,783.3

Net financial position	792.6	527.6

The main changes in the balance sheet at 31 December 2018 compared to positions at 31 December 2017 are summarised below.

The value of Equity investments, at EUR 2,652.0 million, increased by EUR 364.2 million compared to 2017, as a result of the following:

•                 EUR 97.2 million decrease due to the merger of the subsidiary Videotime SpA on 20 February 2018, with the statutory effects of this merger taking force on 1 March 2018 and its fiscal effects taking force on 1 January 2018.

•                 EUR 465.3 million increase due to the acquisition of a 40% stake in 2ITowers Holding SpA.

Receivables for deferred tax assets net of payables for deferred tax liabilities increased mainly as a result of the provision for tax losses generated in relation to the Italian tax consolidation arrangement.

Net Working Capital totalled EUR 543.8 million, a decrease of EUR 307.5 million. The change can mainly be explained by the reclassification of the “non-current” portion of the bond issue to “current”, a sum equal to EUR 372.7 million.

The Net Financial Position decreased by EUR 265.0 million, falling from -EUR 527.6 million in 2017 to - EUR 792.6 million in 2018.

Net equity, standing at EUR 1,897.9 million, increased by EUR 114.6 million compared to the previous year, mainly as a result of the profit for the year.

The following table is an abridged cash flow statement showing cash flows over the two periods. Items have been restated with respect to the standard IAS 7 layout used to prepare the statutory cash flow statement in order to show changes in Net Financial Position, considered the most significant indicator of the company’s ability to meet its financial obligations.

(values in EUR million)

	2018	2017
Net financial position at the beginning of the year	(527.6)	(529.1)

Free cash flow	(408.0)	(86.7)
- Cash flow from operating activities	(210.7)	(106.1)
- Equity investments and other current financial assets	(189.9)	(34.5)
- Change in working capital and other assets/liabilities	(7.4)	53.9

Dividends received	143.0	88.2

Financial surplus/deficit	(265.0)	1.5

Net financial position at the end of the year	(792.6)	(527.6)

RECONCILIATION BETWEEN CONSOLIDATED AND PARENT COMPANY NET PROFIT AND SHAREHOLDERS’ EQUITY

(CONSOB Communication No. 6064293 of 27 July 2006)

	Shareholders’		Shareholders’
	equity at	Net result	equity at	Net result
	31/12/2018	2018	31/12/2017	2017

As per balance sheet and income statement of Mediaset S.p.A.	1,897.9	111.8	1,783.3	69.2

Excess of shareholders’ equity, including gross income for the period over book value of investments in subsidiary ad affiliated companies	1,015.9	584.8	928.6	291.5

Consolidation adjustmens arising from:

Eliminations of unrealised intra-group gains/losses	(89.5)	1.9	(360.9)	1.5

Dividend eliminations	—	(223.0)	—	(140.5)

Other consolidatio adjustment	31.9	122.2	31.4	(7.8)

Total	2,856.2	597.7	2,382.5	213.9

Minority interest	(443.7)	(126.5)	(465.9)	(123.3)
As per consolidated financial statements	2,412.4	471.3	1,916.6	90.5

CONSOLIDATED NON-FINANCIAL REPORT (LEGISLATIVE DECREE NO. 254/2016)

The consolidated non-financial report (“Consolidated NFR”) of Mediaset S.p.A., prepared in accordance with Legislative Decree No. 254/2016 consists of a Sustainability Report, separate from this report, as required by Article 5, paragraph 3, letter b) of Legislative Decree No. 254/16, and is available at www.mediaset.it, in the section “Corporate/Sustainability”.

For more information on the subsequent sections of this Report on Operations regarding “Disclosure of the main risks and uncertainties to which the Group is exposed”, “Human resources”, “Environment”, “Social initiatives” and “Protection of children”, please see the sustainability report (Consolidated NFD).

DISCLOSURE OF THE MAIN RISKS AND UNCERTAINTIES TO WHICH THE GROUP IS EXPOSED

The Enterprise Risk Management system in the Mediaset Group

As an integral part of its Internal Controls and Risks Management System, the Mediaset Group has adopted a Risk Management model, both in Italy and in Spain, in order to be able to respond better to the risks to which it is structurally exposed.

The Internal Controls and Risks Management System, as defined by the Corporate Governance Code, is “the set of rules, procedures and the organisational structures designed to enable a business to be performed in a healthy and proper manner in accordance with pre-set objectives, through an adequate process of identification, measurement, management and monitoring of the main risks. An effective system of internal controls contributes to ensuring the protection of company assets, the efficiency and effectiveness of the business operations, the reliability of the financial information, and compliance with applicable laws and regulations”.

The Group has adopted the ERM (Enterprise Risk Management) methodology, already identified as the reference methodology in the Guidelines on the Internal Control and Risk Management System issued by the Board and updated periodically from 2008 onwards.

The Guidelines have been implemented by establishing a series of operational measures aimed at identifying and regulating the activities, the responsibilities and the information flows necessary for the management of risks (“Policy of the Internal Controls System”).

The periodic risk identification and assessment process found that the control of company risks is being managed adequately overall. In recent years, the Group has demonstrated a willingness and ability to progressively adapt the methods of control of strategic and process risks, both in relation to developments in the competitive environment and to the growth opportunities offered by the market, in the knowledge that the current economic situation and the major changes in market and industry sector trends generate high levels of uncertainty and therefore require continuous monitoring and a high degree of attention.

The main risks and uncertainties

The pursuit of strategic objectives, as well as the operating, equity and financial performance of the Mediaset Group, are influenced by various contingent risk factors and uncertainties that are mainly of the following types:

•                  External and industry sector risks, which are mainly linked to the economic cycle, to the evolution of the intermediate and end markets of reference (consisting of the demand for the consumption of audio-visual content and entertainment and demand for advertising slots) and to the evolution of the competition and regulatory environment.

•                  The risks connected with the strategic approaches and policies adopted and the management of the main “operational” processes linked to the management, also on a progressive basis (for example through partnerships and alliances) of the broadcasting, commercial, technical and infrastructure models used to coordinate and manage the production inputs and strategic assets (managerial personnel, content and distribution network) employed in the core business of producing and broadcasting the television offering, also in relation to aspects of risk linked to the Company’s reputation and social responsibility;

•                  financial risks connected to the management of financing needs and interest and exchange rate fluctuations;

•                  risks connected to the management of legal disputes;

•                  risks connected to environmental policies;

•                  risks connected to Corporate Governance.

A description is provided below, for each of the main sources of risk and uncertainty, of their nature and the related main management and mitigation measures put in place by the management.

External and industry sector risks

Risks linked to the performance of the economy

The core business of the Mediaset Group depends to a large extent on the performance of advertising investments, which are structurally cyclical and very closely related - albeit with differences between the various product sectors - to the general performance of the economy and the growth of end markets, where customer companies operate. After the extended economic crisis that affected the global economy and 2008 onwards and was subsequently aggravated following the sovereign debt crisis in Europe, with regard to which Italy and Spain were among the worst-exposed countries, over the past two years in both these areas, which are a reference for the Group’s activities, there has been a recovery. The situation is still extremely uncertain in Italy but was more buoyant in Spain. Positive factors have been the accommodating monetary policy of the ECB and the trend in oil prices, conditions that should not necessarily be considered as structural.

In both of these markets, the impact of the recession on the advertising market has been highly negative in recent years, although the traditional trend for advertising investment to be concentrated in times of crisis on general interest television, guaranting greater visibility on the mass market, has allowed the Group to consolidate its respective market shares, both in Italy and in Spain.

In this context, Mediaset’s market leadership, in terms of advertising share and editorial results in its reference markets, together with a strong focus (especially in Italy) on cost-cutting, has consolidated the Group’s medium-term financial equilibrium and has laid the foundations for recovering margins with greater efficiency, as well as dynamism, were general market conditions are stable. Although the correlation between macroeconomic trends and advertising investment is inherently predictable over the long term, in recent years there has been a lower correlation between the trend of the economic cycle (trend in gross domestic product and private consumption) and the trend in all major European markets.

More details on the analysis of the general economic trend and the main economic and financial indicators during 2018 can be found in “The General Economic Trend” section earlier in this document.

Risks connected to the development of the media & communications market

Technological changes, audience fragmentation and the increase in competition

The traditional broadcaster models are now constantly exposed to the process of enlargement of the traditional competitive scenario, mainly driven by the technological progress. The advent of innovative new distribution platforms is gradually modifying the way consumers approach media, guiding them towards more customised, less standardised models with services, content and advertising that responds to the demands of technologically involved viewers and increasingly demanding, sophisticated investors.

The main market trends that represent new competitive forces may be summarised as follows:

•                  technological progress has steadily changed methods of usage of content, towards more interactive/on demand media, which specifically favour the migration of younger members of the public towards more “customised” forms;

•                  demand for entertainment content continues to record rates of growth, both in traditional media and on new platforms;

•                  for the general commercial television sector, the convergence of broadcasting platforms is, on the one hand, creating growth opportunities (multi-channel offers and Pay TV) but, on the other hand, is posing potential threats such as audience fragmentation and an increase in the total overall number of available platforms for accessing television content (satellite, internet, mobile, etc.), resulting in greater complexity in the competitive environment;

•                  the multiplication of broadcasting platforms is increasing the value of broadcasting content and strengthening the competitive advantage of “traditional” operators who have the know how for the conception, development and packaging of content and the building of programme schedules;

•                  the absence of technological barriers is increasing the risk of traditional broadcasters being bypassed by groups that own original content and formats, or by Internet operators, some of whom are beginning to move towards purchasing content on the market, in an attempt to duplicate offering models that compete with those of broadcasters;

•                  In Spain, on the other hand, the competitive scenario appears to be less fragmented, with a television market consolidated around the two main private hubs, consisting of Mediaset España and Atresmedia.

The situation described above could result in the risk of less interest in the free-to-air generalist television by the TV viewing public, part of which has been made more sophisticated and demanding by new communication media and, consequently, there may be the risk for the Group of not adequately covering opportunities resulting from new emerging businesses. Mediaset’s strategic approach to the principal risk of these competitive dynamics is to consolidate its current model of aggregator and multiplatform distributor, which for the Is the best way to face the challenges of the market and the evolving consumer models by defining an integrated editorial system in which the various components (free generalist, free multichannel, pay non-linear and web) have a position that is coherent with the market, and structuring business mechanisms that can guarantee effective coordination in operational terms, and also in terms of the production/purchasing strategies for content and sales. This approach will maintain for both the general-interest and special interest channels which are most important for free-to-air, control over the more concentrated audience and also, using the model mainly based on OTT television, control over the more diversified audience.

In implementing this strategy, Mediaset has a competitive advantage, in terms of its long established culture in the general life interest TV business and its unique know-how as a general broadcaster which was the first to develop innovative models (prepaid pay-per-view model). Along with the activation of TGCom 24, 2013 saw the addition of the innovative offering of Infinity on-demand content, while in 2018 the new Mediaset Play online platform was launched.

The Group is drawing on highly-trained personnel with consolidated experience in various areas of the free TV business. In recent years it has also acquired new professional roles to strengthen its internal know-how in the areas of innovation and development.

Coverage of the content market

A further element that characterises the evolution of the media & communications sector is the growing value of the content.

Mediaset, through its subsidiary R.T.I. SpA owns the biggest Italian library of television broadcasting rights and one of the biggest in Europe, thanks to long-term agreements with the leading American major studios and distributors and independent American and European producers (TV movies, soap operas, miniseries and TV serials), which ensure coverage of the needs of the Group’s Free TV and Pay TV businesses.

The Mediaset Group, through its investments in the companies Medusa Film and Taodue, leading companies in the distribution and in-house production of television and movie content and products, has control and access to the best domestic movie and television products.

The coverage of the risks connected to control of the content market also means greater attention to content produced in markets that are constantly monitored to seek innovative content and through the continuous effort by the Group in conjunction with other international players before the competent bodies to safeguard the industrial model of the broadcasters, ensuring protection of copyright on the web.

Risks connected to the development of the advertising market

TV advertising receipts are still the Group’s main source of revenue although in recent years it has diverted by into additional income streams consisting of pay-TV operations, establishing a presence in complementary businesses such as the sale of multiplatform content, teleshopping and film distribution.

In the current general and industry sector environment, advertising sales are subject to shorter economic cycles and to the evolution of the markets where its customers operate and are structurally impacted by the expansion of the competitive environment due to continuous technological progress. This, in turn, generates structural processes of fragmentation and diversification in the consumption of products and multi-platform audio-visual media.

In this scenario, the data on total television viewing in Italy show an essentially stable trend in television consumption. However, this growth is spread across a greater variety and number of channels, which has accompanied the increase in recent years in the penetration of the digital terrestrial platform, resulting in the steady and natural erosion of the television viewing share held by the historical and generalist TV channels.

The general-interest free to air TV model will still be the main channel through which a high number of contacts can be made over the next few years but it is clear that particularly in the current scenario, the attraction of and hence competition among, semi-generalist channels with a greater ability to profile specific targets, has also increased.

For this reason, the Group’s current commercial strategy is focusing on maintaining and consolidating the overall audience shares provided through its editorial offer as a whole, which in the presence of a growing total audience assures in itself a greater number of advertising contacts. In particular it is aiming to make the most of these contacts commercially by optimising the mix and leveraging the integrated multiplatform cross-media offer which is unique in Italy.

Mediaset pursues this strategy both in Italy and in Spain, where the Group operates with its own exclusive internal advertising sales houses Publitalia ‘80 and Publiespaña. Over the years, these firms have consolidated their market leadership, by developing operational and management models able to rapidly respond to the changing needs of advertising investors and market developments, by attracting new investors, and by developing commercial policies designed to maximise the television broadcaster’s ability to segment the most commercially attractive targets and to optimise the positioning of advertising slots within programme schedules.

Using this know how, the Group, through the creation of highly specialised agents - Digitalia ‘08 in Italy, specialised in advertising sales for digital Pay TV channels, and Publimedia Gestión in Spain, and the fifty-fifty equity investment with Mondadori in the Mediamond joint venture - also controls advertising sales in other media developed by the Group. In particular from 2014 Mediamond has been strengthened by the transfer from the Mondadori Group of the activities and the licence contracts over the media previously managed by Mondadori Pubblicità. The Group, internal advertising sales houses aims to focus on cross-media sales, leveraging advertising sales on television, the web, printed media and radio with unrivalled coverage across the national scene. The figures for market shares achieved by the Group’s agents, within their respective advertising markets, are shown in the specific sections of this Report that analyse the Group’s business activities. Those relating to customer concentration are presented in the section on the management financial risks in the Explanatory Notes to the Financial Statements.

Risks related to regulatory changes

The Mediaset Group operates in various business areas that are governed by strict regulations. Any failure to comply with regulations therefore constitutes a risk factor for its core business and a possible source of financial (application of administrative sanctions), image and reputational damage.

Compliance risks refer to the expansion of the business areas governed by regulations, or the introduction of regulations that are stricter than existing regulations on antitrust limits, the protection of minors from listening to and viewing certain types of content, overcrowding, slots, advertising breaks, safeguarding pluralism and equal treatment, quotas for European works, the limitation of electromagnetic emissions and urban planning restrictions on infrastructure construction; the regulatory review process arising from the need to take action concerning regulatory asymmetry between the TV sector and new services, particularly services that may be used via the Internet; stabilisation of the reference infrastructure scenario, i.e. the identification, at least for a suitable period of time, of digital terrestrial as the platform of choice for broadcasting TV channels and in particular free channels; and from the management of the refarming of 700 Mhz frequencies; from the reform of the public broadcaster in terms of governance and operating configurations.

The diversity of the production and managerial processes, the multiplicity of actors involved in each of these, the complexity and high number of regulations applicable to the various processes and the wide margins for interpreting the various regulations mean that, in order to limit risks, it is fundamentally important to monitor the development of regulations and ensure that they are adhered to.

The research, disclosure and operational monitoring is, as whole, well-established and effective in managing the risks of non-compliance with the applicable regulations, also thanks to the creation of specific company functions.

No matter how effective the monitoring is, there may still be certain non-governable elements and situations or for which it is difficult to predict the effects on operations or the impact on the public.

A more detailed explanation of the regulatory scenario is given in the section “Development of legislative situation in the television sector”.

Risks related to the implementation of strategies and the main operating processes

Risks related to business interruption

The risk of interruption or reduction of the business can be classified into three categories:

•                  risk that network infrastructure is not adequate to ensure the level of service in terms of availability;

•                  risks of a partial local area coverage failure due to limitations imposed by international coordination;

•                  risks of a partial local area coverage failure due to the assignment of part of the frequencies, currently by broadcast, to other services.

Elettronica Industriale SpA holds a network operator license and the rights to use the frequencies necessary to transmit 5 multiplexes with national coverage.

The transmitters of the transmission and broadcasting frequencies, for which Elettronica Industriale SpA holds the rights of use, are owned by it and are attached to 1,700 technological towers operated by the investee EI Towers SpA, under a full service agreement renewed in 2018. The towers of EI Towers SpA cover on average 95% of the Italian population.

The signal transmission and broadcasting systems meet the requirements for high availability levels using equipment that ensures a high level of reliability (high availability or fault tolerance systems). In addition, the main signal distribution systems are equipped with backup systems.

The design process for the network infrastructure is well-established and is based on an architecture that uses various alternative resources (radio bridge networks, satellites, fibre optics), thereby guaranteeing greater security in signal transport and optimal infrastructure in terms of reliability.

Through its local centres, EI Towers SpA performs continuous monitoring in accordance with the terms of the Agreement, in order to ensure the quality and availability of the television signal broadcast by Elettronica Industriale SpA (remote monitoring is provided on a 24-hour basis for the main locations, and 19 out of 24 hours for the others). In addition, the signal control station (MCR) at Cologno Monzese performs specific checks, also in response to alerts from external clients who rent the network.

EI Towers SpA performs preventive maintenance on the various items of equipment in accordance with the terms of the Agreement.

In Italy, since mid-2012, all television broadcasts have been made exclusively using digital technology. The Mediaset Group, which has believed in this new technology since its birth in 2003, has taken on a decisive role in the conversion of the Italian television system to digital technology, thanks to its expertise (also recognised by the competent authorities) and knowledge of the overall framework of reference.

Through Elettronica Industriale SpA, the Group has made significant efforts to ensure growth in coverage, which now reaches 95% of the population for the Mediaset 1, 2, 3 and 5 multiplexes, and 96% for the Mediaset 4 multiplex.

The Group belongs to Confindustria Radio TV, together with RAI and other national and local operators whose objectives include safeguarding the frequencies currently reserved for broadcasting.

Financial risks

In 2018 the global economy recorded an average growth of around 3%. Eurozone GDP rose by 1.9%, signalling a slowdown compared to the previous year. However there are significant differences between the Euro area economies, with Italy recording the lowest rate of growth of the euro area countries (+0.8%).

In this economic context the Mediaset Group has continued to implement a policy of containing and carefully monitoring its costs and investments.

Thanks to the cash flows generated by extraordinary transactions, the Group also kept the lines of credit agreed with the banking industry in 2018 unchanged, including as regards the repayment of the EUR 375 million corporate bond scheduled for January 2019 . Nevertheless, during the first months of 2019, the consolidation of committed lines of credit continued, and their maturities were extended, with new loans being extended for a total of EUR 350 million. Therefore, in accordance with the Group’s policy on liquidity (Policy on Financial Risks, latest version May 2015), the average financial exposure does not exceed 80% of the total amount currently provided by lenders. The presence of variable rate debt and the acquisition of television and movie broadcasting rights in currencies other than the euro (mainly the US dollar) clearly exposes the Group to risks related to fluctuations in interest and exchange rates. In accordance with its financial risk management policies, the Group, through derivative contracts entered into with third parties, has adopted a management approach for such risks aimed at eliminating the effect of the exchange rate fluctuations by establishing in advance the value at which such rights will be recognised once acquired, and setting or limiting the free cash flow differences due to market changes in interest rates on medium/long-term debt.

More detailed information regarding financial risk management policies, including those relative to sensitivity analyses on exchange rates can be found in the specific section of the Explanatory Notes in the Group’s Consolidated Financial Statements under “Additional disclosures about financial instruments and risk management policies”.

Risks connected with the management of legal disputes

Due to the nature of its business, the Group is subject to the risk of legal litigation in the performance of its activities. In view of current obligations relating to past events of a legal or contractual nature or deriving from statements or actions taken by the company that could give rise to well-founded expectations by third parties that the company is responsible for or has to accept responsibility regarding the fulfilment of an obligation, the Group has made appropriate allocations to risk provisions, recognised under liabilities in the Group’s Financial Statements.

More detailed information regarding the main legal disputes that are currently pending can be found in the comments contained in the specific section of the Explanatory Notes.

HUMAN RESOURCES

The complex macroeconomic scenario of recent years has not prevented the Mediaset Group from continuing its policy of investing in its employees, which it considers to be a precious and essential asset for the future development of the enterprise.

In fact, ensuring the welfare of its human resources and appreciating their talents are core components of the Mediaset Group’s strategy, fully aware that this is the factor on which the pursuit of corporate objectives depends.

Employee commitment and motivation are important ingredients for the Group’s success, and the Group continues to provide its staff career development opportunities that take account of the benefits offered by their diverse backgrounds, skills and experience.

With that in mind, tools and processes are designed and supervised with a view to ensuring that staff are properly assessed and their careers in the Group constantly monitored right from the initial selection stage, by designing pathways of professional and managerial training that will develop its hallmark characteristics of behaviour.

In carrying out these activities and initiatives the Mediaset Group respects its employees rights, safeguards the their health and safety at work, guarantees equal opportunities, and fosters the career development of all staff whatever their gender, category or grade within the organization.

Staff composition

On 31 December 2018, the Mediaset Group had 4,760 employees (of whom 4,625 in permanent posts), a decrease compared to 2017 (5,470, of whom 5,331 in permanent posts), mainly resulting from the deconsolidation of the the EI Towers Group.

Number of employees (including temporary	ITALY		SPAIN
staff)	31/12/2018	31/12/2017	31/12/2018	31/12/2017
Managers	234	267	115	114
Journalists	347	337	144	144
Middle managers	723	844	84	84
Office workers	2,186	2,735	894	908
Industry workers	12	14	21	23
Total	3,502	4,197	1,258	1,273

Average workforce (including temporary	ITALY		SPAIN
staff)	10/07/1905	09/07/1905	10/07/1905	08/07/1905
Managers	247	252	116	117
Journalists	346	342	143	141
Middle managers	778	790	85	82
Office workers	2,316	2,312	901	917
Industry workers	50	43	22	23
Total	3,737	3,739	1,267	1,280

In 2018, the Italian Group companies had 3,502 employees (of whom 3,378 in permanent posts), compared to a 2017 figure of 4,197 (of whom 4,080 in permanent posts).

The Italian segment also includes a further 26 employees of Publieurope International Ltd., mainly operating in its London office, and one employee of the company Medset S.A.S

Staff are located throughout Italy, concentrated primarily in the Milan area, where 74% of all employees work in the Cologno Monzese, Segrate and Lissone offices.

It is worth highlighting that employees in the Spanish segment also include staff based in non-EU overseas subsidiaries (Mexico, Peru, Colombia and the United States).

Selection and recruitment

The Mediaset Group pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

Training initiatives

In 2018, managerial, professional and compulsory training initiatives continued on a regular basis.

Public initiatives

Education programmes for non-employees, designed to develop skills linked with the world of commercial TV, continued in 2018 as in earlier years.

Services for employees

Mediacentre has long been a well-established company facility, offering a number of services to improve employee quality of life and enable a better work/life balance.

Occupational health and safety; accident prevention

The main actions taken during 2018 aimed at pursuing health and safety objectives were the implementation throughout the Mediaset Group companies of an Occupational Health and Safety System compliant with British Standard OHSAS 18001:2007 and certified by the DNV GL (Det Norske Veritas) Certification Body for the parent company Mediaset SpA and the subsidiaries R.T.I. SpA, Elettronica Industriale SpA, Publitalia’80 SpA, Digitalia’08 Srl and TAO DUE Srl, and the performance of system audits for all Group companies.

HUMAN RESOURCES (MEDIASET SPA)

STAFF COMPOSITION

Staff numbers and geographical distribution

At the end of 2018, Mediaset’s permanent employees numbered 57, 55 of whom permanent, which is a slight decrease on the figure of 64 at the end of 2017.

These employees are mainly concentrated in the Milan area, where 89% of the staff work.

Geographical distribution of permanent employees in Italy (FTE)

Headquarters	2018	%	2017	%

Milan	49	89.1%	56	87.5%
Rome	6	10.9%	8	12.5%

Total	55	100.0%	64	100.0%

Age and length of service

The employee average age and length of service demonstrate the firm’s commitment to staff retention and the care it takes not to lose the professional expertise built up over time, especially in those jobs where skill depends largely on experience.

Average age of permanent employees by grade

Age	2018	2017

Excutives	54	55
Journalists	58	56
Middle managers	46	46
Office-workers	47	45

Total	49	49

Permanent employees by age group

Age	2018	2017

Up to 30 years old	—	1
between 30 and 45 years old	17	21
more then 45 years old	38	42

Total	55	64

Average length of service of permanent employees by grade

Seniority	2018	2017

Excutives	22	21
Journalists	18	17
Middle managers	17	16
Office-workers	20	17

Total	19	18

Equal opportunities

Mediaset S.p.A. also places great importance on its Equal Opportunities Policy, as shown by the significant proportion of women at all levels of responsibility; women account for 62% of total staff numbers.

Permanent employees by category and gender

		%		%
Category	2018	female	2017	female

Excutives	16	56.0%	19	42.0%
Journalists	2	—	2	0.0%
Middle managers	21	52.0%	19	47.0%
Office-workers	16	88.0%	24	75.0%

Total	55	62.0%	64	55.0%

Selection

Mediaset pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

The Group has always enjoyed great visibility and attractiveness, as witnessed by the number of unprompted applications received through the Working with us section of the Corporate website, revamped in 2018 and linked to the websites of Group companies.

Mediaset’s constant and ongoing collaboration with leading Italian universities has enabled a number of young people to undertake internships at the company within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

Training Initiatives

During 2018, the training activities continued on a largely regular basis.

The main training initiatives carried out during 2018 are listed below:

Employee-hours for each type of training

Training	2018	2017

Managerial Skills Development	80	140
Professional Skills Update	233	224
Foreign Language training	132	142
Compliance	214	235

Total	659	741

Occupational health and safety; accident prevention

The main occupational health and safety (OHS) initiatives carried out in 2018 are as follows:

•                  implementation throughout all Mediaset Group companies of an OHS Management System compliant with British Standard OHSAS 18001:2007 and the performance of relevant system audits throughout all Group companies;

•                  implementation of IT arrangements to support the “Occupational Health and Safety Compliance” system for “Accident Management” and “Health Monitoring” and to manage other activities such as those for “Non-compliance”, “Audits”, “Legal obligations”, etc., and the updating of the corporate Health & Safety Intranet site;

•                  activation of an IT platform to manage OHS compliance for “tender contracts” and the preparation of interference risk assessment reports;

•                  implementation of the Healthcare Plan by means of 12 medical check-ups, specialist investigations and eye/limb examinations for workers using display screen equipment, and other tasks with particular risks;

•                  influenza vaccinations for all Group employees, free of charge;

•                  on-site and employee equipment inspections carried out by the Group’s OHS Officers and occupational medicine specialists;

•                  participation in the Working Groups held by the General Confederation of Italian Industry (Confindustria) for the Lombard provinces of Milan, Monza and Brianza, attended by the HSE Managers/OH&S Officers of leading Italian companies;

•                  participation in the “Workplace Health Promotion — WHP Lombardia” programme, and attainment of European certification as a “workplace that promotes health” from the European Network for Workplace Health Promotion (ENWHP) for the Cologno Monzese campus, with extension of the WHP programme to the Segrate T.O.C. Production Centre;

•                  continuation of the “BENESSERE AL LAVORO” programme, involving specific training courses held by corporate training specialists on topics connected with “well-being at work”, ranging from ergonomics in the workplace, and correct posture, to the importance of movement and stress management; the programme also involves specific distance training courses to combat alcohol, drugs and gambling addictions;

•                  promotion of general and specific non-smoking initiatives (promotion of the free “Quanto Fumi” (How much do you smoke) app, sign-up to the Italian Ministry of Health’s 2018 anti-smoking campaign, the “No Smoking” campaign on the Company’s intranet site, online course to combat smoking additions and the roll-out of “kick the habit” programmes with specialists from San Raffaele Hospital);

•                  special training and fire drills/evacuation exercises at the Group’s offices;

•                  regular safety meetings (Article 35), consulting and engaging workers’ representatives regarding the assessment of risks and the update of the related document, identifying, planning, implementing and verifying prevention within the company;

•                  a continuing focus on safety and the monitoring of protection in all workplaces, including those of outside contractors, with the issuance of specific Procedures - Operational Instructions;

•                  tests for checks on the quality of the working environment, measuring levels of chemical and biological pollutants and physical agents, such as:

ENVIRONMENT

Although it is not an industrial processing company, the Mediaset Group believes it is important to provide information that increasingly meets stakeholder needs, through the reporting of certain environmental performance indicators.

The figures on energy consumption and the Group’s principal CO2 emissions during 2018 and 2017 are shown in the relevant section of the Consolidated Non-Financial Report.

DISCLOSURE REQUIRED BY ARTICLE 2428 OF THE ITALIAN CIVIL CODE

Technological innovation and development

R.T.I.’s Technological Innovation and Research Department consists of two areas:

the “Research and Development” area, which engages in:

•                  defining technical specifications and commercial requirements with international standardisation bodies

•                  collaborating with association head offices in drafting and publishing technical specifications for TV receivers

•                  prototyping and disseminating innovative technologies and applications useful for the Company’s core business development strategies

•                  participating at institutional and international round tables for the development of digital television in Italy and Europe

•                  providing technological support for training, information-gathering and dissemination concerning the company’s primary trends in technological innovation.

the “Technological Innovation” area, which engages in:

•                  researching the technological context of the media world

•                  proposing innovation projects

•                  implementing Mediaset’s in-house innovation projects

•                  implementing projects funded by the European Commission.

In 2018, the “Research and Development” area continued its research activities, the principal results of which were technical publications on some specific areas in the first part of the year:

UltraHDBook 1.0.1 Project Update: technical standards for TV receivers for the Italian market across multiple platforms - DTT(1), SAT(2) and OTT(3), published in version 1.0 in December 2017 and significantly updated during 2018, culminating in the release of version 1.0.1, which contains content protection and digital rights management (DRM) features for the development of OTT services.

The UltraHD Book collection is published by HD Forum Italia, of which Mediaset has been a founding partner since 2006 and in which it holds a Vice Presidency position with responsibility for developing Italian technical specification for TV receivers.,

UltraHD Book collection sets out the most advanced technological standards available in Europe for the creation of multiplatform, ultra-high definition (UHD or 4K) ready television receivers, including new specifications for high dynamic range (HDR) imaging, next-generation audio (NGA) and hybrid broadcast broadband TV (HbbTV 2). The contents of the Ultra HD Book 1.01 were also developed in view of the refarming of the UHF 700 MHz band spectrum in Italy by June 2022. Volume 1.01 was published in December 2018.

HbbTV project(4): as part of promotion and endorsement of technological standards, development continued on new technical specifications as part of the European HbbTV Association, of which Mediaset is a member and in which it plays an active governance role. With the publication of the updated HbbTV 2.0.2 standard in February 2018, following updates to the technical specifications, new assertion tests were introduced for the certification during coming years of new TV receivers with HbbTV 2.0.2 middleware, which will be released on the Italian market in April 2020.

Furthermore, in 2018 the Research area of the Technology Innovation & Research Department contributed to identifying and developing new user requirements. Part of that work was incorporated into the development of the HbbTV OpApp standard, a kind of “Operator Profile”, which enables broadcasters to use specific control functions and tools to obtain a User Interface resident in TV receivers — portal or EPG(5) — capable of offering a distinctive and tailored user experience in the interactive services offered on HbbTV 2 receivers. The area also contributed to identifying new commercial requirements, including: Ad Replacement, support for the dynamic management of HDR(6) metadata, management and control of NGA(7) multi-channel audio functionality and much more.

As a result of this work, the Research & Development Department helped set up a demonstration stand in the exhibition area of the Annual Conference of HD Forum Italia, held in Milan in October 2018, showcasing the possibilities offered by the new technical standards, in particular the new HbbTV 2 interactivity system.

The international Annual Conference of HD Forum Italia, taking place in Milan in October 2018, was attended by experts from the Media and Broadcasting sector and speakers of international renown. Also taking part were key representatives of Italian institutions such as the Italian media authority AGCOM and the Italian Ministry of Economic Development, Italian associations such as Confindustria RadioTV and the Italian ICT Association (ANITEC) and European associations such as the EBU(8). Dozens of demonstration stands were also set up at the venue. In the technology exhibition area, Mediaset’s stand

(1) DTT: Digital Terrestrial Television platform

(2) SAT: Satellite platform

(3) OTT: Over The Top (Broadband IP) platform

(4) HbbTV: (hybrid broadcast broadband TV) advanced interactive TV software installed in TV receivers that have been developed for the European market over the last five years.

(5) EPG: Electronic Program Guide

(6) HDR: High Dynamic Range

(7) NGA: New Generation Audio

(8) EBU: European Broadcasting Union

demonstrated services for obtaining an enhanced user experience in navigating content filmed using 360° video techniques, Hybrid TV services that tailor advertising to each user through user profiling, and how Google’s Alexa Voice Assistant can integrate with HbbTV’s interactive services to control the services offered by the broadcaster by voice command.

These services, some of which were actually aired by Mediaset networks, proved a success for the spread of HbbTV sets and services, while also attracting a certain media interest concerning developments in ADTech and Addressable Advertisement in newspapers and industry journals.

In 2018, the following project was launched in full: Mediaset Play, the successor to the Mediaset Enabler 2.0 project, which in 2017 incorporated the operations and solutions which R.T.I.’s Research and Development Department have contributed to developing and implementing.

“Mediaset Play”, the successor to Enabler 2.0, is a cross-functional project for Mediaset, involving various organisational units and business systems. The Research & Innovation Area was responsible for coordinating the first implementation stage of the project.

Mediaset Play, an OTT service designed as a new portal for catch-up TV on Mediaset networks. It is also the main vehicle for AD+, the interactive advertising system by Publitalia, which in 2018 was enhanced with new features such as “Restart”, which enables users to go back to the start of an aired programme with the touch of a button on their remote controls. Fine-tuning was also carried out on the management, profiling, sale and navigation of advertising space on advertising websites through HbbTV 2 receivers connected to the Internet.

The Enabler 2.0 service, launched on 2 April 2017 on a growing base of more than 3 million interactive TVs whose MHP and HbbTV platforms have been certified by Mediaset Lab, enjoyed notable success during 2018, recording significant growth in its unique registered users. The number of people using the service increased to 2.4 million, reaching the monthly targets of 70 million display impressions and over 2 million video ad views.

In 2018, the “Technology Innovation” Department engaged in innovation projects, with the main activities pursued having been applied to various fields and sectors of interest, including artificial intelligence applied to a variety of contexts, interactive television technologies, and virtual reality.

Some of these activities are conducted as part of European-wide projects funded under the Horizon 2020 framework programme, together with major international partners. Those partners include: the German research institute Fokus Fraunhofer, IRT, RBB, ULANC - LancasterUniversity , Leadin OY, Fincons, Telecom Paris Tech, the Greek research institute ICCS, Flying Eye, Hypertech Innovation, Domino Production and Engineering.

The projects in which RTI was involved in 2018 are described below.

ART Project - The ART (Audience in Real Time) project is aimed at estimating the real-time audience shares determined by Audtel for Mediaset’s general-content television channels, based on the historical data from Auditel contained in the Mediaset database and various other real-time audience data sources.

Currently, the project consists of a Machine Learning engine for analysing and predicting data, certain APIs for receiving and sending data, a web interface for mobile application view and an HbbTV application. Specifically, the core recovers historical data from two sources (Auditel and Enabler), using a different method for each. The data are then stored in a database and used for real-time modelling and estimates. The results are then saved and displayed on the various applications using purpose-designed APIs.

Deliqo Project - The Deligo project comprises a system to support programme scheduling, which uses an AI algorithm to process a series of input data using an AI algorithm. by preparing a series of input data (such as content identification details, rights, past broadcasts, audience, etc.).

During the year of the project, a prototype of this tool was developed and a field trial was carried out in which the tool was used to support prime-time broadcasting of the Mediaset Iris TV channel.

#AUTOTAG Project - The #AUTOTAG project, launched in November 2018, aims to develop a prototypal platform able to automatically extract metadata from Mediaset’s video content using machine-learning technology.

The solution developed has enabled us to test the potential of automatic tagging technologies and to evaluate the maturity and accuracy of the computer vision and natural language processing services provided by the following cloud providers: Google Cloud Platform, Amazon Web Service, Microsoft Azure.

Ad-hoc algorithms have also been developed to meet needs specific to Mediaset’s situation.

The European projects in which RTI was involved in 2018 are described below:

European “PRODUCER” project - This second European project, after MPAT, was launched in January 2017, when it won funding, and lasted 18 months, with Mediaset taking part in the role of Project Coordinator. The project came to an end in June 2018.

The aim of PRODUCER is to develop an IT toolset to help optimise and support the video content production process. That process begins with the identification of popular subjects through the observation of social media and the monitoring of a community audience. The tools then enable the organisation of content in an efficient way through the use of automatic, traceable annotations, and propose new ways of using a product through innovative technologies such as 360° videos and enhanced content with interactive elements, on the basis of the user profile.

Mediaset, as a leading European broadcaster, contributed various proprietary content for the creation of a demonstration video to be presented at the various dissemination events of the project using the enabling technology provided by MPAT. Thanks to the contribution of MPAT it was possible to demonstrate the functionality of the interactive documentaries from PRODUCER in the HbbTV area.

European “HYPER 360” project - This was the last of the European projects launched (in October 2017), which is running for 36 months. The objective is to offer a complete toolkit for the production of virtual reality (VR) videos using 360° technology, which can be enhanced with 3D storytelling elements - such as a mentor to guide users in their experience of the video - or targeted and interactive advertising content.

Mediaset, together with the German broadcaster RBB, is participating in the project and is responsible for implementing and producting pilots. Mediaset will specifically deal with advertising contexts, whereas RBB will deal with journalism contexts.

During the first year of the project, requirements were identified and the first scenarios were defined, with the acquisition of 360° video content.

Dealings with companies: subsidiaries, associates, holding companies, affiliates and related parties

Dealings with companies: subsidiaries, associates, holding companies, affiliates and related parties

On 9 November 2010, the Board of Directors adopted the “Procedure for related-party transactions” conducted directly by Mediaset S.p.A. or through subsidiaries, drawn up according to the principles set forth in the “Regulations enacting provisions on related-party transactions” adopted by Consob with resolution no. 17221 of 12 March 2010. On 17 December 2013, the Board of Directors amended Article 7, letter a) of the “Procedure for related-party transactions”.

The procedure, which is published on the Company’s website (www.mediaset.it/investor/governance/particorrelate_it.shtml), sets the rules for identifying, approving, executing and disclosing related-party transactions carried out by Mediaset S.p.A. directly or through subsidiaries, in order to ensure their transparency and substantive and procedural correctness, as well as establishing the cases for exclusionfrom these rules.

With reference to the periodic information provided to issuers by Consob Resolution no. 17221 of March 12, 2010 (article 5 paragraph 8 of the Regulation containing provisions on related party transactions), it should be noted that on March 22, 2018, Elettronica Industriale S.p.A. and the EI Towers Group have signed the renewal of the multi-year contract for the supply of hospitality services, assistance and maintenance (full service) and use of the transmission infrastructure. The contract runs for 7 years starting from 1 July 2018, until 30 June 2025, and may be renewed for a further 7-year period after renegotiation of the new price, during the 12 months prior to expiry.

Right to opt-out of the obligation to publish reports in the event of significant transactions

Pursuant to Article 3 of Consob Resolution No. 18079 of 20 January 2012, on 13 November 2012 the Board of Directors decided to apply the opt-out mechanism established in Article 70, paragraph 8 and Article 71, paragraph 1-bis of Consob Regulation No. 11971/99, as amended, thereby taking advantage of the right to opt-out of obligations to publish the reports required in the event of significant transactions such as mergers, spin-offs, and share capital issues through the transfer of assets in kind, acquisitions and disposals.

Treasury shares held by subsidiaries

No subsidiary holds any treasury shares of the issuer.

OTHER INFORMATION

Privacy: protection and supervision measures

With regard to data protection, due to the issue of EU Regulation No. 679, effective from 25 May 2018, and following the preliminary analysis and audits on the Privacy Management System adopted by the Mediaset Group on 21 March 2013, this system was reviewed and amended to bring it into line with the new regulations and statutory modifications. All necessary technical, organisational and business measures have been implemented.

Supervision and control

The Company has followed up on the enacting of Legislative Decree 231/2001 concerning the criminal liability of companies. In 2003 it set up an internal “Supervisory and Control Body”, which, with full autonomy and the support of company department and external consultants, where necessary, is tasked with supervising the full application of the “compliance programme” adopted, by updating its contents and reporting any violations or breaches to the Company’s Board of Directors.

Management and coordination activities

Mediaset SpA is subject to the de facto control of Fininvest S.p.A. as at 31 December 2018, as the latter owns 43.74% of the share capital. On 4 May 2004, Fininvest notified Mediaset that pursuant to Article 2497 et seq of the Italian Civil Code, it would not conduct the management and coordination of Mediaset. The company acknowledged Fininvest’s notification at the Board of Directors’ meeting of 11 May 2004. Fininvest’s statement is confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

Pursuant to Article 2497 et seq of the Italian Civil Code, Mediaset S.p.A. currently manages and coordinates the following Mediaset Group companies:

Digitalia ‘08 Srl

Elettronica Industriale SpA

Mediaset Premium SpA

Medusa Film SpA

Monradio Srl

Publitalia ‘80 SpA

Radio Aut Srl

RadioMediaset SpA

Radio Studio 105 SpA

Radio Subasio Srl

RMC Italia SpA

R.T.I. SpA

Taodue Srl

Virgin Radio Italy SpA

Consob Communication DAC/RM97001574 of 20 February 1997

In relation to the Consob recommendation (Communication dated 20/02/1997, ref. DAC/RM97001574) below is a list of directors and their mandates:

The Chairman

Fedele Confalonieri with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Chairman represents the Company.

Deputy Chairman and Chief Executive Officer

Pier Silvio Berlusconi with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Deputy Chairman and Chief Executive Officer represents the Company. The Deputy Chairman and Chief Executive Officer replaces the Chairman, representing the Company, in his absence or impediment. The actual exercising of the power of representation by the Deputy Chairman and Chief Executive Officer indicates per se the absence or impediment of the Chairman and exonerates third parties from any verification or responsibility thereof.

Directors

Marina Berlusconi

Marina Brogi

Andrea Canepa

Raffaele Cappiello

Costanza Esclapon de Villeneuve

Giulio Gallazzi

Marco Giordani

Francesca Mariotti

Gina Nieri

Danilo Pellegrino

Niccolo’ Querci

Stefano Sala

Carlo Secchi

Executive Committee

Fedele Confalonieri

Pier Silvio Berlusconi

Marco Giordani

Gina Nieri

Niccolo’ Querci

Stefano Sala

Risk, Control and Sustainability Committee

Carlo Secchi (Chairman)

Marina Brogi

Costanza Esclapon de Villeneuve

Compensation Committee

Andrea Canepa (Chairman)

Marina Brogi

Francesca Mariotti

Governance and Appointments Committee

Raffaele Cappiello (Chairman)

Francesca Mariotti

Carlo Secchi

Related Parties Committee

Marina Brogi (Chairman)

Giulio Gallazzi

Carlo Secchi

EVENTS AFTER 31 DECEMBER 2018

On 22 January 2019, AGCOM (the Italian Media Authority) authorised the transfer of a controlling interest in the company R2 Srl from Mediaset Premium SpA to Sky Holding SpA, which occurred on 30 November 2018. On 8 March 2019, the AGCM notified the parties that an investigation had been opened into this transaction.

In January 2019, the Group repaid the EUR 375 million corporate bond and during the next two months proceeded to consolidate and prolong committed lines of credit by entering into new loans with four and five-year maturity periods, for a total amount of EUR 350 million.

On 23 January 2019, the Board of Directors of the subsidiary Mediaset España authorised the commencement of a share buy-back plan up to a maximum of 9.9% of current share capital, with the total maximum disbursement limited to a maximum of EUR 200 million, to be concluded by 20 February 2020, and the proposal for the distribution of dividends in 2019, equal to 50% of consolidated net profit.

On 1 March 2019, as part of the ongoing enhancement of Mediaset’s free thematic channels, the thematic network “Mediaset Italia 2”, aimed at a young male target audience and offering an increasingly fine-tuned selection of movies, cult cartoons and TV series, including television premieres, doubled-down on broadcasting and will also now be broadcast on Canale 66, while also continuing to be broadcast on Channel 120. Also worthy of note is the channel’s new music programming, which will broadcast the best video clips from R101 TV. Remote-control channel 120 will clearly be made available again in future for any new television projects of the Mediaset Group.

FORECAST FOR THE FULL YEAR

The trend in key macroeconomic indicators confirms that the economic slowdown already evident in the second half of 2018 is continuing. This places a limitation on how the possible trends in the advertising market over the coming months can be viewed, with the general environment also due to be shaped by the outcome of the European elections at the end of May.

Overall, the trend in Mediaset’s advertising revenues in 2019 — net of one-off events (the FIFA World Cup) and the end of the football pay-TV deal — should remain in line with the market trend, as the Group consolidates, due also to the strengthening of its radio and digital offering, its market shares already achieved at the end of 2018, two years earlier than the objective of 2020 set in the Guidelines.

The financial results will derive benefits from the actions taken as part of the market-announced plans (in particular, Premium’s digital transformation). Therefore, Ebit, consolidated net profit (except where compared against the impact of the net gain made in 2018 from the consolidation of EI Towers and the write-downs of Pay assets) and consolidated free cash flow are expected to improve in 2019 compared to the previous year.

DRAFT RESOLUTION

Dear Shareholders,

We trust that you agree to the approach and criteria adopted in preparing the Statement of Financial Position, the Income Statement, Statement of Comprehensive Income, Cash Flow Statement, Statement of Changes in Shareholders’ Equity and the Notes to the Accounts for the period ended 31 December 2018, which we ask that you approve, along with this Directors’ Report on Operations.

In order to further strengthen the balance sheet and financial position of the Group and to ensure that we have all adequate funds with which to seize all international market opportunities, the Board of Directors has decided to put forward to the Shareholders’ Meeting that the profit for the year of Mediaset S.p.A., amounting to EUR 111,843,478.68, be carried forward, while also reserving the right to review the decision during the Meeting of the Board of Directors of 25th July 2019 and, if necessary, to submit a proposal for the distribution of dividends against available reserves for approval at a possible extraordinary Shareholders’ Meeting.

For the Board of Directors

the Chairman

Consolidated Annual Report 2018

Consolidated Financial Statements and Explanatory Notes

MEDIASET

MEDIASET GROUP

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL

POSITION (*)

(values in EUR million)

ASSETS	Notes	31/12/2018	31/12/2017

Non current assets
Property, plant and equipment	7.1	216.9	412.3
Television and movie rights	7.2	972.2	1,273.2
Goodwill	7.3	794.1	968.5
Other intangible assets	7.5	605.5	860.4
Investments in associates and joint ventures	7.6	501.0	41.4
Other financial assets	7.7	75.1	76.7
Deferred tax assets	7.8	520.1	512.7

TOTAL NON CURRENT ASSETS		3,684.9	4,145.2

Current assets
Inventories	8.1	41.2	33.5
Trade receivables	8.2	891.2	1,138.0
Tax receivables	8.3	48.8	55.4
Other receivables and current assets	8.3	170.2	214.8
Current financial assets	8.4	26.1	20.3
Cash and cash equivalents	8.5	389.8	172.7

TOTAL CURRENT ASSETS		1,567.2	1,634.7

Non current assets held for sale		—	0.9

TOTAL ASSETS		5,252.1	5,780.8

(*) Pursuant to Consob Resolution No. 15519 dated 27th July 2006, the effects of related-party transactions on the Consolidated Balance Sheet items are shown in the Balance Sheet table presented on the following pages and are further described in Explanatory Note 16.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (*)

(values in EUR million)

SHAREHOLDERS’ EQUITY AND
LIABILITIES	Notes	31/12/2018	31/12/2017

Share capital and reserves
Share capital	9.1	614.2	614.2
Share premium reserve	9.2	275.2	275.2
Treasury shares	9.3	(408.6)	(416.7)
Other reserves	9.4	594.6	808.0
Valuation reserve	9.5	(32.6)	(54.0)
Retained earnings	9.6	898.3	599.3
Net profit for the year		471.3	90.5

Group Shareholders’ Equity		2,412.4	1,916.6
Minority interests in net profit		96.5	123.3
Minority interests in share capital, reserves and retained earnings		347.3	342.6
Minority interests		443.7	465.9

TOTAL SHAREHOLDERS’ EQUITY		2,856.2	2,382.5

Non current liabilities
Post-employment benefit plans	10.1	68.9	85.5
Deferred tax liabilities	7.8	86.5	133.2
Financial liabilities and payables	10.2	745.6	1,339.1
Provisions for non current risks and charges	10.3	61.7	49.4

TOTAL NON CURRENT LIABILITIES		962.7	1,607.1

Current liabilities
Financial payables	11.1	6.7	221.3
Trade and other payables	11.2	720.6	1,138.5
Provisions for current risks and charges	10.3	101.1	131.9
Current tax liabilities	11.3	3.2	2.8
Other financial liabilities	11.4	406.9	71.8
Other current liabilities	11.6	194.9	224.9

TOTAL CURRENT LIABILITIES		1,433.3	1,791.2

Liabilities related to non current assets held for sale		—	—

TOTAL LIABILITIES		2,396.0	3,398.3

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		5,252.1	5,780.8

(*) Pursuant to Consob Resolution No. 15519 dated 27th July 2006, the effects of related-party transactions on the Consolidated Balance Sheet items are shown in the Balance Sheet table presented on the following pages and are further described in Explanatory Note 16.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME (*)

(values in EUR million)

STATEMENT OF INCOME	Notes	FY 2018	FY 2017

Revenues from sales of goods and services	12.1	3,352.0	3,505.3
Other revenues and income	12.2	49.6	44.7

TOTAL NET CONSOLIDATED REVENUES		3,401.5	3,550.1

Personnel expenses	12.3	497.0	487.2
Purchases, services, other costs	12.4	1,838.4	1,781.4
Amortisation, depreciation and write-downs	12.5	992.4	1,055.0

TOTAL COSTS		3,327.8	3,323.6

EBIT		73.7	226.4

Financial expenses	12.6	(88.0)	(71.0)
Financial income	12.7	71.8	55.7
Income/(expenses) from equity investments	12.8	9.5	8.8

EBT		67.0	219.9

Income taxes	12.10	(19.3)	(60.5)

NET PROFIT FROM CONTINUING OPERATIONS		47.7	159.4

Net profit from discontinued operations	12.11	550.0	54.5

NET PROFIT FOR THE YEAR	12.12	597.7	213.9

Attributable to:
- owners of parent company		471.3	90.5
from continuing operations		(48.7)	67.9
from discontinued operations		520.0	22.7
- non controlling interest		126.4	123.3
from continuing operations		96.5	91.5
from discontinued operations		30.0	31.9

Earnings per share	12.13
- Basic		0.41	0.08
- Diluted		0.41	0.08

(*) Pursuant to Consob Resolution No. 15519 dated 27th July 2006, the effects of related-party transactions on the Consolidated Balance Sheet items are shown in the Balance Sheet table presented on the following pages and are further described in Explanatory Note 16.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(values in EUR million)

	Notes	FY 2018		FY 2017
PROFIT OR (LOSS) FOR THE PERIOD			597.7		213.9

OTHER COMPREHENSIVE INCOME RECYCLED TO PROFIT AND LOSS			25.1		(46.5)

Effective portion of gains and losses on hedging instruments (cash flow hedge)	9.5	33.8		(61.5)

Gains and losses on available-for-sale financial assets	9.4	—		0.4

Other gains and losses of associates valued by equity method	9.4	(0.4)		(0.1)

Tax effects		(8.3)		14.7
OTHER COMPREHENSIVE INCOME NOT RECYCLED TO PROFIT AND LOSS			(3.8)		(0.4)

Actuarial gains and losses on defined benefit plans	9.5	0.2		(0.5)

Other gains and losses of associate valued by equity method		(3.5)		—

Tax effects		(0.5)		0.1

TOTAL OTHER COMPREHENSIVE INCOME FOR THE YEAR NET OF TAX EFFECTS (B)			21.3		(46.8)

TOTAL COMPREHENSIVE INCOME (A)+(B)			619.0		167.1

attributable to:
- owners of parent company			492.0		43.6
- from continuing operations		(27.7)		20.8
- from discontinued operations		519.7		22.8
- non controlling interests			127.0		123.5
- from continuing operations		97.3		91.6
- from discontinued operations		29.6		31.9

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

(values in EUR million)

	Notes	2018	2017

CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit		73.7	226.4
+ Depreciation and amortisation		992.4	1,055.0
+ Other provisions and non-cash movements		42.4	40.8
+ Change in trade receivables		80.2	(143.8)
+ Change in trade payables		57.1	133.4
+ Change in other assets and liabilities		(26.4)	(35.1)
- Interests (paid)/received		1.4	(1.2)
- Income tax paid		(51.5)	(40.1)
Net cash flow from discontinued operations		72.4	90.0

Net cash flow from operating activities [A]		1,241.7	1,325.6

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from the sale of fixed assets		16.8	9.2
Proceeds from the sale of equity investments		—	15.6
Interests (paid)/received		—	0.0
Purchases in television rights		(590.1)	(606.8)
Changes in advances for television rights		25.0	39.0
Purchases of other fixed assets		(53.0)	(59.4)
Equity investments	13.1	(465.6)	(1.9)
Changes in payables for investing activities	13.2	(303.5)	(503.8)
Proceeds/(Payments) for hedging derivatives		0.8	(9.6)
Changes in other financial assets		4.6	(6.9)
Loans to other companies (granted)/repaid		8.2	—
Dividends received		29.7	68.3
Business Combinations net of cash acquired	13.3	(3.3)	(23.7)
Changes in consolidation area	13.4	648.4	(0.5)
Net cash flow from discontinued operations		(56.5)	(54.0)

Net cash flow from investing activities [B]		(738.6)	(1,134.5)

CASH FLOW FROM FINANCING ACTIVITIES:

Parent company and subsidiaries changes in treasury shares		—	(100.8)
Changes in financial liabilities	13.5	(156.9)	534.3
Corporate bond	13.5	0.0	(530.0)
Dividends paid		(95.5)	(87.5)
Changes in other financial assets/liabilities	13.5	(0.0)	(0.2)
Interests (paid)/received		(28.3)	(41.2)
Net cash flow from discontinued operations		(5.2)	(121.8)

Net cash flow from financing activities [C]		(286.0)	(347.1)

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]		217.1	(156.0)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD [E]		172.7	328.8

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD [F=D+E]		389.8	172.7

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(values in EUR million)

	Share capital	Share premium reserve	Legal reserve and other reserves	Company’s treasury shares	Valuation reserve	Retained earnings/(accumulate losses)	Profit/(loss) for the period	Total Group shareholders’equity	Total shareholder Equity attribtable to minority interests	TOTAL SHARE HOLDERS’ EQUITY
Balance at 1/1/2017	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.8	588.1	2,535.9
Allocation of the parent company’s 2016 net profit	—	—	—	—	—	(294.5)	294.5	—	—	—
Dividends paid by the parent company	—	—	—	—	—	—	—	—	(175.6)	(175.6)
Share based payment reserve evaluation	—	—	—	—	3.0	—	—	3.0	—	3.0
(Purchase)/sale of treasury shares	—	—	—	—	—	—	—	—	—	—
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	—	—	—	—	—
Changes in controlling stake on subsidiaries	—	—	(20.1)	—	—	(58.6)	—	(78.7)	(71.1)	(149.8)
Business Combinations	—	—	—	—	—	—	—	—	—	—
Other changes	—	—	—	—	—	1.0	—	1.0	0.9	1.9
Comprehensive income/(loss) from discontinued
operations	—	—	—	—	0.2	—	22.7	22.8	31.9	54.7
Comprehensive income/(loss) from continuing
operations	—	—	0.1	—	(47.2)	—	67.9	20.8	91.6	112.4

Balance at 31/12/2017	614.2	275.2	808.0	(416.7)	(54.0)	599.3	90.5	1,916.6	465.9	2,382.5
Adoption of new accounting standards						(1.8)	—	(1.8)	(1.8)	(3.6)

Balance as 1/1/2018	614.2	275.2	808.0	(416.7)	(54.0)	597.5	90.5	1,914.8	464.1	2,378.9

Allocation of the parent company’s 2017 net profit	—	—	—	—	—	90.5	(90.5)	—	—	—
Dividends paid by the parent company	—	—	—	—	—	—	—	—	(127.5)	(127.5)
Share based payment reserve evaluation	—	—	—	—	0.3	—	—	0.3	—	0.3
(Purchase)/sale of treasury shares	—	—	—	8.1	—	—	—	8.1	—	8.1
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	(3.2)	—	(3.2)	—	(3.2)
Changes in controlling stake on subsidiaries	—	—	(1.3)	—	—	—	—	(1.3)	(0.8)	(2.1)
Business Combinations	—	—	—	—	(0.1)	—	—	(0.1)	(19.9)	(20.0)
Other changes	—	—	(211.6)	—	—	213.3	—	1.7	0.8	2.5
Comprehensive income/(loss) from discontinued
operations	—	—	—	—	(0.3)	—	520.0	519.7	29.6	549.3
Comprehensive income/(loss) from continuing
operations	—	—	(0.4)	—	21.5	—	(48.7)	(27.7)	97.3	69.6

Balance at 31/12/2018	614.2	275.2	594.6	(408.6)	(32.6)	898.3	471.3	2,412.4	443.7	2,856.2

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION PURSUANT TO

CONSOB RESOLUTION NO. 15519 OF 27 JULY 2006

(values in EUR million)

			vs.			vs.
			related			related
			parties			parties
ASSETS	Notes	31/12/2018	(note 16)	% weight	31/12/2017	(note 16)	% weight

Non current assets
Property, plant and equipment	7.1	216.9			412.3
Television and movie rights	7.2	972.2	1.2	0%	1,273.2	—	0%
Goodwill	7.3	794.1			968.5
Other intangible assets	7.5	605.5	0.1	0%	860.4	—	0%
Investments in associates and joint ventures	7.6	501.0			41.4
Other financial assets	7.7	75.1	4.7	6%	76.7	11.4	18%
Deferred tax assets	7.8	520.1			512.7

TOTAL NON CURRENT ASSETS		3,684.9			4,145.2

Current assets		—			—
Inventories	8.1	41.2			33.5
Trade receivables	8.2	891.2	82.0	9%	1,138.0	56.9	5%
Tax receivables	8.3	48.8	—	0%	55.4	1.9	4%
Other receivables and current assets	8.3	170.2	1.2	1%	214.8	2.0	2%
Current financial assets	8.4	26.1	5.4	21%	20.3	4.0	13%
Cash and cash equivalents	8.5	389.8			172.7

TOTAL CURRENT ASSETS		1,567.2			1,634.7

Non current assets held for sale		—			0.9

TOTAL ASSETS		5,252.1			5,780.8

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION PURSUANT TO

CONSOB RESOLUTION NO. 15519 OF 27 JULY 2006

(values in EUR million)

			vs.			vs.
			related			related
SHAREHOLDERS’ EQUITY AND			parties			parties
LIABILITIES	Notes	31/12/2018	(note 16)	% weight	31/12/2017	(note 16)	% weight

Share capital and reserves
Share capital	9.1	614.2			614.2
Share premium reserve	9.2	275.2			275.2
Treasury shares	9.3	(408.6)			(416.7)
Other reserves	9.4	594.6			808.0
Valuation reserve	9.5	(32.6)			(54.0)
Retained earnings	9.6	898.3			599.3
Net profit for the period		471.3			90.5

Group Shareholders’ Equity		2,412.4			1,916.6
Minority interests in net profit		96.5			123.3
Minority interests in share capital, reserves and retained earnings		347.3			342.6
Minority interests		443.7			465.9

TOTAL SHAREHOLDERS’ EQUITY		2,856.2			2,382.5

Non current liabilities
Post-employment benefit plans	10.1	68.9			85.5
Deferred tax liabilities	7.8	86.5			133.2
Financial liabilities and payables	10.2	745.6	99.9	13%	1,339.1	99.8	7%
Provisions for non current risks and charges	10.3	61.7			49.4

TOTAL NON CURRENT LIABILITIES		962.7			1,607.1

Current liabilities
Financial payables	11.1	6.7			221.3
Trade and other payables	11.2	720.6	78.8	11%	1,138.5	54.3	5%
Provisions for current risks and charges	10.3	101.1	—	0%	131.9
Current tax liabilities	11.3	3.2	0.4	13%	2.8	—	0%
Other financial liabilities	11.4	406.9	5.5	1%	71.8	28.1	39%
Other current liabilities	11.6	194.9	9.9	5%	224.9	2.1	1%

TOTAL CURRENT LIABILITIES		1,433.3			1,791.2
Liabilities related to non current assets held for sale		—			—

TOTAL LIABILITIES		2,396.0			3,398.3
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		5,252.1			5,780.8

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME PURSUANT TO

CONSOB RESOLUTION NO. 15519 OF 27 JULY 2006

(values in EUR million)

			of which vs.			of which vs.
			related			related
			parties			parties
STATEMENT OF INCOME	Notes	FY 2018	(note 16)	% weight	76(*)	(note 16)	% weight

Revenues from sales of goods and services	12.1	3,352.0	120.2	4%	3,505.3	109.9	3%
Other revenues and income	12.2	49.6	3.1	6%	44.7	3.5	8%

TOTAL NET CONSOLIDATED REVENUES		3,401.5			3,550.1

Personnel expenses	12.3	497.0			487.2
Purchases, services, other costs	12.4	1,838.4	248.4	14%	1,781.4	174.9	10%
Amortisation, depreciation and write-downs	12.5	992.4	0.1	0%	1,055.0	0.1	0%

TOTAL COSTS		3,327.8			3,323.6

EBIT		73.7			226.4

Financial expenses	12.6	(88.0)	(1.6)	2%	(71.0)	(6.9)	10%
Financial income	12.7	71.8	0.2	0%	55.7	1.8	3%
Income/(expenses) from equity investments	12.8	9.5			8.8

EBT		67.0			219.9

Income taxes		(19.3)			(60.5)
NET PROFIT FROM CONTINUING OPERATIONS		47.7			159.4

Net profit from discontinued operations	12.11	550.0			54.5

NET PROFIT FOR THE PERIOD	12.12	597.7			213.9

Attributable to:
• Equity shareholders of the parent company		471.3			90.5
from continuing operations		(48.7)			67.9
from discontinued operations		520.0			22.7
• Minority Interests		126.4			123.3
from continuing operations		96.5			91.5
from discontinued operations		30.0			31.9

Earnings per share	12.13
• Basic		0.41			0.08
• Diluted		0.41			0.08
					—

EXPLANATORY NOTES

1. GENERAL INFORMATION

Mediaset S.p.A. is a joint stock company incorporated in Italy and entered in the Milan Companies Register. Its registered office is located at Via Paleocapa, 3, Milan. Its majority shareholder is Fininvest S.p.A.. The main business activities of the company and its subsidiaries are described in the opening section of the Report on Operations.

These Financial Statements contained herein are presented in Euro, as this is the currency used for the majority of the Group’s operations.

For comparability purposes, the financial data for the year 2017 have been restated in accordance with IFRS 5 (Non current assets held for sale and Discontinued operations), with the net profit/(loss) of the EI Towers Group recognised in the item Net profit/(loss) of discontinued operations.

2. PRESENTATION BASES AND ACCOUNTING STANDARDS FOR THE PREPARATION OF THE FINANCIAL STATEMENTS

These Financial Statements herein have been prepared on a going-concern basis, with the Directors having verified that there are no financial, operational or other indicators of any problem issues that could affect the Group’s ability to meet its obligations in the foreseeable future. The risks and uncertainties regarding the business are described in the Report on Operations. The manner in which the Group manages its financial risks, including liquidity and capital risk, is described in the section entitled “Additional information on financial instruments and risk management policies” in these Explanatory Notes.

The Consolidated Financial Statements as of 31 December 2018 have been prepared in accordance with the IAS/IFRS (International Accounting Standards/International Financial Reporting Standards) and in accordance with the related principles for interpretation issued by the SIC/IFRIC (Standards Interpretation Committee/International Financial Reporting Interpretation Committee), as endorsed by the European Commission and in force as at the reporting date.

The general basis for the presentation of assets and liabilities is historical cost, with the exception of certain financial instruments which have been designated at fair value in accordance with IFRS 9 (IAS 39 for derivatives) and IFRS 13.

The tables in the Financial Statements and the Explanatory Notes have been prepared together with the additional information required for financial statements formats and disclosures established by Consob Resolution No. 15519 of 27 July 2006 and by Consob Communication No. 6064293 of 28 July 2006.

The values of the items in the Consolidated Financial Statements, in view of their size, are stated in millions of Euro.

The preparation of the Consolidated Financial Statements and the Explanatory Notes has required estimates and assumptions to be used both in determining certain assets and liabilities and measuring contingent assets and liabilities.

2.1 Use of Estimates

The main estimates relate to the calculation of the recoverable amount of the cash generating units to which goodwill or other assets with indefinite useful lives are allocated for the purposes of periodic testing as required by IAS 36. In accordance with IAS 36, such assets should be measured at the higher of (i) their value in use or (ii) their fair value, net of disposal costs. To calculate the value in use, the expected future cash flows that each asset or cash generating unit (CGU) will produce in its current condition must be estimated as at the measurement date, based on the five-year plans (2019-2023) drawn up on the basis of the guidelines approved by the Board of Directors on 19 February 2019, and an appropriate discount rate must be determined. The main uncertainties that could influence this estimate relate to determining the Weighted Average Cost of Capital (WACC) and the growth rate (g-rate) of the cash flows beyond the forecast period, the evolution of the industry markets and, therefore, the assumptions made in developing the expected cash flows for the years explicitly forecast and the cash flows used to determine the Terminal Value. Calculating fair value, on the other hand, involves applying the measurement criteria and techniques envisaged by IFRS 13 to maximise the observable inputs used to estimate the price that would be received at the measurement date to sell an asset or a group of assets in an orderly transaction between market participants on the main market for those assets.

The impairment and recoverability testing of the deferred tax assets posted in the financial statements as at 31 December 2018, with particular reference to the tax losses generated in the Italian consolidated tax return, took into consideration the taxable income on the basis of the five-year plans (2019-2023) used for impairment testing for the explicit forecast period and, through extrapolation from the latter of the expected taxable income for the subsequent periods. The impairment test also takes into consideration the effects of the temporary differences on which deferred tax liabilities are recorded.

In addition to the above, the main forecast data refer to the provisions for risks and charges and bad debt provisions.

The estimates and assumptions above are periodically revised and the impacts of each change are recognised in profit and loss.

3. SUMMARY OF ACCOUNTING STANDARDS AND MEASUREMENT BASES

Accounting standards, amendments and interpretations applied since 1 January 2018

Since 1 January 2018, a number of new accounting standards and/or amendments and interpretations of standards previously in force have become applicable.

IFRS 15 - Revenue from Contracts with Customers

On 28 May 2014, the IASB published the IFRS 15 - Revenue from Contracts with Customers standard, which will replace the IAS 18 - Revenue and IAS 11 - Construction Contracts standards, as well as the following interpretations: IFRIC 13 - Customer Loyalty Programmes, IFRIC 15 - Agreements for the Construction of Real Estate, IFRIC 18 - Transfers of Assets from Customers, and SIC 31 - Revenues-Barter Transactions Involving Advertising Services. The standard establishes a new model for revenue recognition, which will apply to all contracts with customers, except those within the scope of other IAS/IFRS standards such as leases, financial instruments and insurance contracts. The core steps for recognising revenue under the new model are as follows:

•                  Identifying the contract with the customer;

•                  Identifying the performance obligations in the contract;

•                  Determining the transaction price;

•                  Allocating the transaction price to the performance obligations in the contract;

•                  Recognising revenue when (or as) the entity satisfies a performance obligation.

The Group has applied the standard retrospectively with adjustments since 1 January 2018. On the basis of the activity carried out, the Group has not detected any impact on consolidated shareholders’ equity from the application of this principle as at the transaction date.

IFRS 9 Financial Instruments

On 22 November 2016, the European Union endorsed the final version of IFRS 9, replacing IAS 39 “Financial Instruments: Recognition and measurement”. The new standard introduces a new accounting framework for the classification and measurement of financial instruments, impairment of financial assets and hedge accounting. With the exception of the latter (which will apply from 2021), the Group has applied the standard retrospectively with adjustments since 1 January 2018.

Final Provisions

Comparative data for the first year of application have not been restated in line with the simplified approach provided for in IFRS 9. Consequently:

•                  All discrepancies between the carrying amount of financial assets and liabilities at December 31, 2017 and those at January 1, 2018 are entered in opening shareholders’ equity;

•                  In comparative periods, financial instruments retain their prior classification;

•                  The effects of financial asset write-downs have not been calculated with respect to the comparative period;

•                  The provisions of IFRS 9 regarding hedge accounting have not been applied as the Group has chosen to continue to apply the hedge accounting requirements of IAS 39 based on the specific power to do so stipulated in IFRS 9.

IFRS 9 introduces new requirements for:

•                 The classification and measurement of financial assets;

•                  Impairment of financial assets;

•                  Hedge accounting.

Classification and Measurement

The impacts from the new classification and assessment requirements chiefly concern:

•                  Trade receivables and financial receivables: classified into the “held to collect” and “held to collect and sell” categories provided for in IFRS 9. Under these two categories, financial assets are held as part of a business model geared towards either possessing such assets with a view to collecting contractual cash flows or selling the assets;

•                  Equity investments categorised as “financial assets available for sale” according to IAS 39 are reclassified under the new category, as provided for in IFRS 9, of “financial assets measured at fair value”, with all changes recorded in the statement of comprehensive income without recycling to profit and loss (this option was chosen by the Group for current portfolio assets as an alternative to recording changes through profit and loss).

The main impacts are summarised below:

	Classification under IFRS 9
Classification under	Balance Sheet		Held to collect		fair value	Gross FTA	Net FTA
IAS 39	31.12.2017	Held to collect	and sell	Other	through OCI	effect	effect
Financial assets AFS	61.4				60.9	(0.5)	(0.4)

Loans and receivable	1,366.5	1,299.9	62.3			(4.3)	(3.2)

Impairment

IFRS 9 introduces a model based on the expected credit loss (ECL) model to measure the credit risk of financial assets. The new model applies to assets measured at amortised cost, assets recognised at fair value through comprehensive income other than equity investments, loan commitments and financial guarantees, which under IAS 39 were scoped into IAS 37, and contract assets that fall within the scope of application of IFRS 15 “Revenue from Contracts with Customers”.

The Group has reviewed its rules for identifying any deterioration in the credit standing of counterparties and measuring expected losses, using a time horizon of 12 months where there is no evidence of a significant increase in credit risk.

In application of the new rule, the carrying amount of trade receivables and other loans and receivables claimed by the various companies of the Group at the transition date were lower than those entered in the consolidated financial statements at 31 December 2017, by EUR 3.7 million and EUR 0.6 million, respectively.

Hedge Accounting

IFRS 9 introduces greater flexibility by expanding the types of instruments eligible for hedge accounting. Moreover, the effectiveness test has been replaced by an “economic relationship” rule, and there is no longer a requirement for hedge effectiveness to be determined retrospectively. Greater disclosure has been introduced concerning the risk management activities carried out by the Group. Under IAS 39, fair value changes to the time value of an option (the non-designated part) were immediately recognised in profit (loss) for the year; with the introduction of IFRS 9, changes in the time value of options over the hedged item are recognised elsewhere in comprehensive income and are accumulated in the hedge reserve in equity.

As stated above, the Group has not applied the hedge accounting rules provided for in IFRS 9 and has instead decided to continue to apply the hedging methods provided for in IAS 39.

Impact Summary on the Shareholders’ Equity of the Group (after tax) as at 1 January 2018

Equity as of 31 December 2017	1,916.6
Other financial assets	(0.5)
Trade and financial receivables	(1.3)
Equity adjusted as of 1 January 2018	1,914.8

IFRIC 22 - Foreign Currency Transactions and Advance Consideration (published on 8 December 2016).

This interpretation provides guidelines for foreign currency transactions where non-monetary prepayments or advances are recorded in the financial statements, before the recognition of the related asset, cost or revenue. It provides guidance on how an entity must determine the date of a transaction and, consequently, the spot exchange rate to be used for foreign currency transactions in which payment is made or received in advance. IFRIC 22 has been in application since 1 January 2018. This standard has not had any impact on the Group.

IFRS 2 Classification and Measurement of Share-based Payment Transactions — Amendments to IFRS 2

The IASB has issued amendments to IFRS 2 Share-based payments that relate to three main areas: (a) the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; (b) the classification of share-based payment transactions with a net settlement feature for withholding tax obligations; (c) accounting modifying the terms and conditions of a share-based payment, which changes the classification of the transaction from cash-settled to equity-settled.

Despite these amendments being effective for annual periods beginning on or after 1 January 2018, they have not had an impact on the Group’s financial statements.

Annual Improvements to IFRSs: 2014-2016 Cycle,

This document published on 8 December 2016 partially incorporates the pre-existing standards. In particular:

•                  IFRS 1 First-Time Adoption of International Financial Reporting Standards - Deletion of short-term exemptions for first-time adopters removes the exemptions provided for in paragraphs E3 — E7 of IFRS 1, as their purpose has been served. This amendment has no impact on the Group’s consolidated financial statements.

•                  IAS 28 Investments in Associates and Joint Ventures — Measuring investees at fair value through profit or loss: an investment-by-investment choice or a consistent policy choice. The amendments clarify that, when initially recognising each investment, a venture capital entity may measure its own equity investments in associates and joint ventures at the fair value recognised in profit and loss. If an entity that does not qualify as an investment entity has an equity investment in an associate or joint venture that is an investment entity, that entity, when applying the equity method, may choose to use the fair value measurement applied by the investment entity (whether it is an associate or a joint venture) when measuring its own equity investments in associates or joint ventures. This choice is made separately for each associate or joint venture. These amendments have no impact on the Group’s consolidated financial statements.

Financial statement tables and formats

The Consolidated Statement of Financial Position has been prepared according to the convention of presenting current and non-current assets and liabilities as separate classifications. An asset or liability is classified as current when it meets one of the following criteria:

•                  It is expected to be realised or settled, or is expected to be sold or used during the Group’s normal business cycle;

•                  It is mainly held for trading; or

•                  It is expected to be realised or settled within the 12 months following the reporting date.

•                  If none of the above conditions are met, the assets and liabilities are classified as non-current.

The Income Statement has been prepared on the basis of allocating costs by type, using the same methodology as the Group’s internal reporting and in line with the prevailing international practices in the industry, with a breakdown that shows Earnings Before Interest and Tax (EBIT) and Earnings Before Tax (EBT). The EBIT is the difference between net revenues and operating costs (the latter of which include non-monetary costs relating to amortisation, depreciation and write-downs of current and non-current assets, net of any write-backs).

To enable better measurement of the actual performance of ordinary operations, cost and revenue items may be shown within the EBIT section, resulting from events or operations that, due to their nature or size, are considered non-recurring. These transactions may fall under the definition of significant non-recurring transactions and events contained in Consob Communication No. 6064293 of 28 July 2006, as opposed to the definition of “atypical and/or unusual transactions” contained in the same Consob Communication of 28 July 2006, according to which atypical and/or unusual transactions are transactions that, due to their significance/importance, the nature of the counterparties, the subject-matter of the transaction, the method of calculation of the transfer price, and the timing of the event (e.g. proximity to the financial year end), can give rise to doubts concerning the correctness/completeness of the information in the financial statements, conflicts of interest, the safeguarding of the Company’s assets, or the protection of minority shareholder interests.

The Comprehensive Income Statement shows the cost and revenue items, after tax, which are posted directly to shareholders’ equity reserves as required or allowed by the various International Accounting Standards. These items are split to show those that may be reclassified to the income statement in the future and those that cannot be reclassified. Each type of significant shareholders’ equity reserve shown in the statement is accompanied by a reference to the explanatory notes below, which contain related information and breakdowns, and changes on the previous financial year.

The Cash Flow statement has been prepared using the indirect method, whereby EBIT is adjusted for the effects of transactions of a non-monetary nature, any deferrals or accruals of past or future operating cash receipts or payments, and income or expense items associated with investing or financing cash flows. Investments in television broadcasting rights, as well as changes in advances paid for future purchases of rights, are included under investment activities. Changes in payables to suppliers for investments are included in the cash flows from investment activities. Similarly, receipts and payments from the hedging of cash flows for foreign currency payments of television broadcasting rights are recognised in the same way as the hedged item under cash flow from investments activities. Income and expenses relating to medium/long-term financing transactions and related hedges, as well as dividends paid, are included under financial activities.

The Statement of Changes in Shareholders’ Equity shows the changes that have taken place in the Shareholders’ Equity items for the following:

•                  Allocation of the profit of the Group Parent and subsidiaries for the period to minority shareholders;

•                  Breakdown of comprehensive income/loss;

•                  Amounts relating to transactions with shareholders;

•                  Purchases and sales of treasury shares;

•                  Impact from any changes to accounting standards.

To meet the requirements of Consob Resolution No. 15519 of 27 July 2006 entitled “Provisions regarding the structure of financial statements”, specific consolidated statements of income and financial position are presented, in addition to the obligatory statements, showing the significant amounts of related-party positions or transactions separately from the related items.

Principles and Scope of Consolidation

The Consolidated Financial Statements include the Financial Statements of Mediaset S.p.A. and of the Italian and foreign companies over which Mediaset S.p.A. is entitled to exercise direct or indirect control, meaning that the investor is able to influence its returns (exposure or rights to variable returns) by exercising power, meaning that it is able to direct the relevant activities of the controlled entity - i.e. the activities that significantly affect the investee’s returns.

Generally, the majority of the voting rights entails control. In support of this presumption and when the Group holds less than a majority of the voting rights (or similar rights), the Group considers other relevant facts and circumstances to determine whether it controls the investee, including:

•                  contractual agreements with other holders of voting rights;

•                  rights arising from contractual agreements;

•                 voting rights and potential voting rights held by the Group.

The assets and liabilities, and the expenses and income of the subsidiary companies are consolidated on a line-by-line basis, meaning that they are included in their entirety in the consolidated financial statements. The carrying amount of these equity investments is offset against the corresponding portion of equity of the investee companies, giving each individual asset and liability item its current value at the date of acquisition of control (Purchase Method), or when the Full Goodwill Method is applied (an option that can be exercised separately for each individual business combination) by also recognising the amount of goodwill not belonging to the Group with an offsetting entry of the minority interest in equity. Any remaining difference, if positive, is recorded under the non-current asset item “Goodwill” and, if negative, is recognised as income in profit and loss.

In the case of acquisitions of equity investments by a common holding company (business combination under common control), which are excluded from the scope of obligatory application of IFRS 3, and in the absence of specific IAS/IFRS standards or interpretations for these types of operations, the principle of pooling of interests is generally considered to apply, taking into account the provisions of IAS 8. According to that principle, the assets and liabilities must be transferred to the acquirer’s financial statements for the amounts shown in the consolidated financial statements as at the date of the transfer of the common entity controlling the parties that carry out the business combination, with any difference between the consideration paid for the equity investment and the net book value of the assets recorded recognised in the relevant Group shareholders’ equity reserve.

In preparing the consolidated financial statements, all receivables, payables, costs and revenues between consolidated companies, as well as unrealised profits on intercompany operations, have been removed.

The amounts of shareholders’ equity and income for the period of the consolidated companies belonging to minority shareholders are identified and shown separately in the Consolidated Statement of Financial Position and the Consolidated Statement of Income.

In the event of a loss of control, the difference between the fair value of consideration received and the carrying amount of consolidated net assets is recognised in profit and loss. If the set of activities discontinued constitutes a material business (a business sector or a business unit), this difference is posted to Net profit/(loss) from discontinued operations., together with the profit or loss generated by the discontinued activities up until the date of deconsolidation. Changes resulting from purchases or sales of minority interests held in subsidiary companies are treated as transactions with shareholders, as long as they do not result in a loss of control. Consequently, the difference between the fair value of the consideration paid or received for these transactions and the adjustment made to minority interests is recognised under the item Reserves for minority transactions of the shareholders’ equity of the holding company. Likewise, in accordance with IAS 32, transaction costs must also be recognised in shareholders’ equity.

The assets and liabilities of foreign companies that fall within the scope of consolidation and that originate in currencies other than the Euro, including goodwill and fair value adjustments of the assets and liabilities identified at the time of allocation of the price paid in a business combination, are translated using the spot exchange rates at the financial statement reporting date; income and costs, on the other hand, are translated at the average exchange rate for the year. Any translation differences that arise from applying these methods are recognised under a special shareholders’ equity reserve until the equity investment is sold.

The accounting balances of associates and of companies subject to joint control are recognised in the consolidated financial statements using the equity method, as described in the Equity Investments item below.

Pursuant to IAS 28, an associate is a company in which the Group is able to exert significant influence, but not control or joint control, by participating in decisions regarding the financial and operational policies of the investee.

On the other hand, with reference to IFRS 11, a joint venture is an arrangement whereby the parties that have joint control have rights to the net assets of the arrangement (shareholders’ equity).

Joint control is defined as the contractually agreed sharing of control of an arrangement, which exists only when the significant decisions relating to the activity require the unanimous consent of all parties sharing control.

Property, plant and equipment

Plant, machinery, equipment, buildings and land are recognised at purchase, production or transfer cost, including any transaction costs, any dismantling costs and direct costs necessary to make the asset available for use. These fixed assets, with the exception of land, which is not subject to depreciation, are depreciated on a straight-line basis in each financial year using depreciation rates set according to the remaining useful life of the assets.

Depreciation is calculated on a straight-line basis on the cost of the assets, net of any residual values (where significant), according to their estimated useful lives, with the following rates applied:

•	Buildings	2%-3%

•	Towers 5%

•	Plant and equipment	10% - 20%

•	Light constructions and equipment	5% - 16%

•	Office furniture and machines	8% - 20%

•	Motor vehicles and other means of transport	10% - 25%

The recoverable amount of the above is calculated based on the criteria laid down in IAS 36, described in the “Impairment of assets” section below.

Ordinary maintenance costs are recognised in full in profit and loss. Incremental maintenance costs are allocated to each asset and depreciated over its remaining useful life.

Leasehold improvements are allocated to each class of assets and depreciated at the residual life of the lease contract or the residual useful life of the type of asset improved, whichever is lower.

Whenever individual components of a complex tangible fixed asset have different useful lives, they are recognised separately in order to be depreciated according to their individual useful lives (component approach).

In particular, according to this principle, the value of land and of the buildings on it are kept separate, and only the buildings are depreciated.

Gains and losses resulting from sales or disposals of assets are calculated as the difference between the sale revenue and the net book value of the asset, and are posted to the income statement.

Leased-in assets

Assets acquired through lease agreements are recognised under property, plant and equipment, with a financial payable for the same amount recognised under liabilities. The payable is progressively reduced according to the repayment schedule for the amounts of principal included in the contractual instalments. The interest amount, on the other hand, is kept in the income statement under financial expenses and the value of the asset recognised under tangible fixed assets is depreciated on a straight-line basis according to the economic and technical life of the asset or, if shorter, on the basis of the expiry date of the lease agreement.

Rental costs relating to operating leases are posted on a straight-line basis over the duration of the lease.

Intangible fixed assets

Intangible fixed assets are assets without an identifiable physically form, which are controlled by the company and able to generate future economic benefits. They also include goodwill when acquired against consideration.

These assets are recorded at purchase or production cost, including transaction costs, according to the criteria described above for tangible fixed assets.

For purchased intangible assets whose availability for use and related payments are deferred beyond ordinary periods, the purchase value and the related payable are discounted by recognising the financial expenses implicit in the original price.

Internally generated intangible assets, where relating to research costs, are recognised in the income statement during the period in which they are incurred. Development costs, which mainly relate to software, are capitalised and amortised on a straight-line basis over their estimated useful lives (three years on average), provided they can be identified, that their cost can be reliably calculated, and that the asset is likely to generate future economic benefits.

Intangible assets with finite useful lives are amortised on a straight-line basis, starting from the time when the asset is available for use and throughout the period of its expected usefulness. The recoverable value of such assets is assessed according to the criteria established in IAS 36, as described in the Impairment of assets section below.

The principle is also applied to long-term licences on television broadcasting rights, for which the amortisation method is required to provide a reasonable and reliable reflection of the relationship between the various broadcasting opportunities available, the number of screenings permitted by contract and their actual broadcast. Based on the respective business models, straight-line amortisation is generally applied for the Italian television library, whereas reducing balance amortisation is used for the Spanish television library. This different accounting reflects the different contractual conditions and the consequent methods of exploitation of the two main countries in which the Group operates.

When, irrespective of the amortisation already posted, all showings made available under the related television broadcasting rights contracts have been completed, the residual value is expensed in full.

The rights for sporting events to be transmitted in Pay or Pay Per View mode by DTT technology are amortised at 100% when the event is broadcast.

Rights to sports, news and entertainment programmes are amortised entirely (100%) in the year when the right commences. Rights to long-running TV drama series are 70% amortised during the first twelve months after their availability date, with the remaining 30% amortised during the following twelve months.

Rights available for multiple means of use, to be utilised in distribution activities, are amortised according to international accounting best practice based on the ratio between the actual revenues achieved and the total overall revenues from use of the right.

Costs relating to rights of use to television frequencies, to be used for setting up digital terrestrial networks acquired from third parties in accordance with applicable legislation, are amortised on a straight-line basis according to the expected duration of their use, beginning the moment the service is activated and ending 30 June 2032, based on the validity period of the definitive assignment order of right of use in Italy dated 28 June 2012.

The television broadcasting license to the “Cuatro multiplex” held by Mediaset España is considered an intangible asset with an indefinite useful life; accordingly, it is not systematically amortised, but is subject to impairment testing, at least every year.

As of 1 January 2016, rights of use to radio frequencies are amortised on a straight-line basis over a period of 25 years. The useful life of these rights was estimated as part of the evaluation processes for business combinations concerning the Group’s radio broadcasting operations.

Goodwill and the other non-current assets with indefinite useful lives or not available for use are not systematically amortised, but are subject to impairment testing, at least yearly, carried out at the level of each Cash Generating Unit, or groups of Cash Generating Units to which Management allocates goodwill.

Any write-downs of these assets cannot be subsequently written back.

The goodwill resulting from the acquisition of control of an equity investment or of a business unit is the excess of the acquisition cost, understood as being the consideration transferred in the business combination, plus the fair value of any equity investment that was previously owned in the acquired enterprise, over the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired entity at the date of acquisition.

For the purposes of calculating goodwill, the consideration transferred in the business combination is calculated as the sum of the fair values of the assets transferred and the liabilities assumed by the Group at the date of acquisition and of the equity instruments issued in exchange for the control of the acquired entity, also including the fair value of any contingent considerations subject to conditions established in the acquisition agreement.

Any goodwill adjustments may be recognised in the measurement period (which cannot be more than one year from the date of acquisition) that are due to either subsequent changes in the fair value of the contingent considerations or to the calculation of the current value of the assets and liabilities acquired, if recognised only provisionally at the date of acquisition and when these changes are calculated as adjustments based on additional information regarding facts and circumstances existing at the date of the combination.

Any subsequent differences compared to the initial estimate of the fair value of liabilities for contingent considerations are recognised in the income statement, unless they derive from additional information existing at the acquisition date (in which case they can be adjusted within 12 months from the acquisition date). Likewise, any rights to receive back some parts of the consideration paid if certain conditions arise must be classified as assets by the acquirer.

The transaction costs for business combinations are recognised in the accounting period when they are incurred, with the exception of those incurred for issuances of debt securities or shares that must be recognised in accordance with IAS 32 and 39.

In the case of acquisition of controlling interests of less than 100%, the goodwill and the corresponding minority interest in the goodwill can be calculated at the acquisition date either with respect to the percentage control acquired (partial goodwill) or by measuring the fair value of the minority interests in equity (full goodwill method).

The measurement method can be chosen from time to time for each transaction.

For step acquisitions of controlling interests the acquirer must recalculate the fair value of the previously held interest, up till that time, recognised, depending on the case, in accordance with IFRS 9 - Financial Instruments, in accordance with IAS 28 - Investments in Associates and Joint Ventures or in

accordance with IFRS 11 - Joint arrangements, as if it had been sold and reacquired at the date when control was acquired, recognising any gains or losses resulting from that measurement in the income statement. In addition, in these circumstances any amount previously recognised in shareholders’ equity as Other comprehensive income and losses must be reclassified to the income statement, except where the investment is designated as a financial asset measured at FVOCI without recycling to profit and loss.

In the case of disposal of controlling interests, the remaining amount of goodwill attributable to the interests is included in the calculation of the gain or loss from disposal.

The goodwill recognised as a result of business combinations taking place before 1 January 2010 has been treated in accordance with the criteria laid down in the previous version of IFRS 3, which required:

• for acquisition of controlling interests of less than 100%, calculation of goodwill based on the proportional amount of the fair value of the identifiable net assets acquired;

• for step acquisitions of controlling interests, the calculation of goodwill as the sum of the fair values generated separately with each transaction;

• the inclusion of transaction costs in the amount of the acquisition cost;

• the recognition of contingent considerations at the acquisition date only if their payment was considered probable and their amount could be reliably determined;

Impairment of assets

The carrying amounts of tangible and intangible fixed assets are periodically reviewed in accordance with IAS 36, which requires the assessment of the existence of any losses in value, where indicators suggest that impairment may exist. In the case of goodwill, intangible assets with indefinite useful lives and assets not available for use, impairment testing is carried out at least yearly, normally at the time of the preparation of the annual financial statements, but also at any time when there is an indication of possible impairment.

The recoverability of the carrying amounts is assessed by comparing them to the higher of their value in use in their current condition or the fair value of the assets (the price that would be received from their sale) less disposal costs.

Value in use is measured by discounting the future cash flows expected from the use of the individual asset or the cash generating unit to which the asset belongs and from its disposal at the end of its useful life.

The cash generating units are identified, in line with the organisational and business structures of the Group, as homogeneous aggregations that generate autonomous incoming cash flows from the continuous use of the assets attributable to them.

Fair value (less costs to sell) is measured in accordance with IFRS 13 (Fair value measurement) by quantifying the price that would be received to sell the asset or group of assets in an orderly transaction between market participants at the measurement date, taking into account any restrictions on the sale or use of the asset that such market participants would take into consideration.

In the case of impairment, the cost is charged to the Statement of Income, first by reducing goodwill and then recognizing any excess amounts, proportionally to the value of the other assets of the CGU concerned. With the exception of goodwill and assets with indefinite useful lives, impairment can be reversed for other assets when the conditions that resulted in the impairment write-down have changed.

In such case, the carrying amount of the asset can be increased within the limits of the new estimated recoverable amount, but no more than the value that would have been calculated if there had been no previous write-downs.

Equity investments in associates and joint ventures

These equity investments are recognised at equity in the consolidated financial statements. At the time of acquisition, the difference between the cost of the equity investment, including any transaction costs, and the acquirer’s interest in the net fair value of the assets, liabilities and identifiable contingent liabilities of the investee is accounted for according to IFRS 3, with the recognition of goodwill if it is positive (included in the carrying amount of the equity investment) or of income in the consolidated income statement if it is negative.

The carrying amounts of these equity investments are adjusted after initial recognition, based on the pro-rata changes in the equity of the investee appearing in accounting statements prepared by those companies, available at the time of preparation of the consolidated financial statements.

When there are losses attributable to the Group that are higher than the carrying amount of the equity investment, the carrying amount is written off and appropriate provisions or liabilities are recognised for the amount of any additional losses, but only if the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses. If no further losses are identified and the investee subsequently realises gains, the investor will only recognise the amount of the gains attributable to it after these have offset the losses not recognised.

After measurement at equity, the carrying amount of these equity investments, also including any goodwill, if the conditions established by IAS 39 apply, must be tested for impairment, in accordance with the criteria and methods established in IAS 36.

In the case of impairment write-downs the related cost is charged to the income statement. The original value can be reinstated in the following financial years if the conditions for the write-down no longer apply.

Non-current financial assets

Equity investments other than investments in associates or joint ventures are posted to the “other financial assets” item in non-current assets, are measured pursuant to IFRS 9 and are designated to the category of financial assets measured at fair value with changes in fair value recognised through other comprehensive income without recycling to profit and loss

The risk resulting from any losses exceeding the shareholders’ equity value is recognised in a specific risk provision to the extent that the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses.

Dividends relating to equity investments are recognised in profit and loss.

This category also includes non-controlling interests acquired by the Group within “Ad4Ventures”, a venture capital with the aim of making medium-term non-speculative investments in new Italian businesses with high growth potential, operating in the technology and digital field. The fair value of these investments can be determined based on special valuation models, by taking account of the prices of recent transactions on the capital of those companies or by referring to market valuation in the event of investments in listed companies.

The receivables are recognised at their amortised cost, using the actual interest rate method.

Non-current assets available for sale

Non-current assets available for sale are measured at the lower of their previous net book value and their market value minus cost of sales. Non-current assets are classified as available for sale when their carrying amount is expected to be recovered by means of a sale rather than through their use in company operations. This condition is only satisfied when the sale is considered highly likely and the asset is available for immediate sale in its current condition. For this purpose, Management must be committed to the sale, which must take place within 12 months from the date of classification of the item.

Current assets

Inventories

The inventories of raw materials, semi-finished and finished products are measured at the acquisition or production cost, including transaction charges (FIFO method), or their estimated net realisable value based on market conditions, whichever is lower. Finished products relating to teleshopping activities are measured at weighted average cost. Inventories also include television broadcasting rights acquired for use periods of less than 12 months and the costs of already completed television productions. These inventories are stated at actual cost of purchase or production.

Trade receivables

Receivables are posted at their fair value, which — except where customers have been granted significantly extended payment terms — is the same as the value calculated using the amortised cost method. Their value at year-end is adjusted to their estimated realisable value and written down in the event of impairment, with expected losses measured using a time horizon of 12 months in the absence of any evidence of a significant increase in credit risk. Receivables originating in non-EMU currencies are measured at the year-end spot rates issued by the European Central Bank.

Sale of receivables

The recognition of the sale of receivables is subject to the requirements laid down by IFRS 9 regarding the derecognition of financial assets. As a result, all receivables sold to factoring companies, with or without recourse, if the latter include clauses that entail maintaining a significant exposure to the performance of the cash flows from the receivables sold, remain in the financial statements, even if they have been legally sold, with a corresponding recognition of a financial liability for the same amount. Factoring fees are classified as operating costs.

Current financial assets

Financial assets are recognised and reversed in the financial statements based on their transaction date and they are initially measured at cost, including the expenses directly connected with their acquisition.

At subsequent reporting dates, the financial assets to be held until maturity are recognised at amortised cost, according to the actual interest rate method, net of write-downs made to reflect their impairment.

Financial assets other than those held until maturity are measured at fair value in each accounting period with their impacts recognised in profit and loss under the item “Financial (Expenses)/Income” or to a specific shareholders’ equity reserve and, in this latter case, until they are realised or have suffered an impairment.

The fair value of securities listed on an active market is based on market prices at the reporting date.

The fair value of securities that are not listed on an active market and of trading derivatives is calculated by using the measurement models and techniques most widely adopted in the market, or by using the price supplied by several independent counterparts.

Cash and cash equivalents

This item includes petty cash, bank current accounts and deposits that are repayable on demand and other short-term and highly liquid financial investments that are readily convertible into cash, with an insignificant risk of a change in value.

Treasury shares

Treasury shares are recognised at cost and recorded as a reduction of shareholders’ equity and all the gains and losses resulting from their trading are allocated to a specific shareholders’ equity reserve.

Employee benefits

Post-employment benefit plans

The Employee Leaving Indemnity (ELI), which is obligatory for Italian companies pursuant to article 2120 of the Italian Civil Code, is a type of deferred remuneration and is related to the length of the working lives of the employees and the remuneration received.

As a result of the Supplementary Pension Reform, amounts of ELI accrued up to 31 December 2006 will continue to remain within the company as a defined benefit plan (with the obligation of actuarial valuation of the accrued benefits). Amounts accruing from 1 January 2007 (except for employees in companies with less than 50 employees), according to the choice made by the employees, are either allocated to supplementary pension funds or transferred by the Company to the treasury fund managed by the Italian National Social Security Institute (INPS) and, from the time when the employees make their choice, shall constitute defined contribution plans no longer subject to actuarial valuation.

For the benefits subject to actuarial valuation, the ELI liability must be calculated by projecting forward the already accrued amount up to the future date of dissolution of the employment relationship and then discounting the amount to its present value, at the reporting date, using the actuarial “Projected Unit Credit Method”. The discount rate used to determine the liability is the “Composite” interest rate curve for securities issued by corporate issuers with an AA rating.

From an accounting perspective, the actuarial valuation results in recognition in profit and loss under the item “Financial Expenses/Income”, which represents the theoretical charge that the Company would incur if it requested a market loan for the amount of the ELI, and a current service cost under the item “personnel expenses”, which establishes the amount of the benefits accrued by the employees during the financial year, but only for companies of the Group with less than 50 employees that, consequently, have not transferred the amounts accrued from 1 January 2007 to supplementary pension schemes. The actuarial gains and losses that reflect the impacts from changes in the actuarial assumptions used are recognised directly in shareholders’ equity without ever going through profit and loss and they are shown in the comprehensive income statement.

Share-based payments

In accordance with IFRS 2, the Group classifies stock option plans and medium/long-term incentive plans as “share-based payments”. Those that are “equity-settled”, i.e. involving the physical delivery of the shares, are measured at the fair value at the grant date of the option rights (which is calculated on the basis of the share price) assigned and recognised as a personnel expense to be spread evenly over the vesting period of the rights, with a corresponding reserve booked to shareholders’ equity. This allocation is carried out based on the estimate of the rights that will actually accrue to the person entitled, in consideration of their vesting conditions not based on the market value of the rights.

At the end of the exercise period the related shareholders’ equity reserve is reclassified under reserves available for use.

Trade Payables

Trade payables are recorded at their nominal amount, which is usually close to their amortised cost; those originating in non-EMU currencies are measured at the year-end spot rates issued by the European Central Bank.

Provisions for risk and charges

Provisions for risks and charges are costs and charges whose existence is either certain or probable, whose amount or date of occurrence cannot be determined as at the reporting date. These provisions have been made only when there is a current obligation, resulting from past events, that can be of a legal or contractual nature, or arising from declarations or behaviour by the Company that create valid expectations in the persons concerned (implicit obligations). The provisions are recorded at the value that represents the best possible estimate of the amount that the enterprise would have to pay in order to settle its obligation. When they are significant, and the payment dates can be reliably estimated, the provisions are recognised at present values with the charges resulting from the passage of time recognised in profit and loss under the item “Financial (Expenses)/Income”.

Non-current financial liabilities

Non-current financial liabilities are recognised at amortised cost, using the actual interest rate method.

Financial derivatives and hedge accounting

The Mediaset Group is exposed to financial risks that are mainly linked to exchange rate fluctuations in relation to the acquisition of television broadcasting rights in currencies other than the Euro and changes in interest rates on long-term variable-rate loans.

The Group uses financial derivatives (mainly currency futures and options) to hedge risks arising from foreign currency fluctuations both for highly probable future commitments and for payables relating to purchases already made.

As mentioned on the section on Accounting standards, amendments and interpretations applied from 1 January 2018, the provisions of IFRS 9 regarding hedge accounting have not been applied as the Group has chosen to continue to apply the hedge accounting requirements of IAS 39 based on the specific entitlement to do so stipulated in IFRS 9.

For the Mediaset Group, the exchange risk is linked to the possibility that the currency rates change during the period between the time when the acquisition of assets in foreign currency has become highly probable, i.e. an authorised purchase negotiation, and the time when those assets are recorded in the financial statements and, therefore, the hedging goal is to set the exchange rate of the price in Euro at the approval date of the transaction, i.e. hedge accounting according to the IAS/IFRS. On the other hand, starting from the time when the assets are recorded in the financial statements, the hedging goals are pursued through a natural hedge where the hedges (option derivatives) and the underlyings (payables for acquisition of rights) are measured according to the reference standards in an independent manner and are therefore not treated under hedge accounting. Specifically, the derivatives, in accordance with IAS 39, are measured at the fair value with posting of the changes in value to the income statement, while the payables for acquisition of the rights, representing monetary items in accordance with IAS 21, are adjusted at the end-of-period exchange rate.

The derivatives are current financial assets and liabilities, recognised at fair value.

The fair value of the currency futures contracts is calculated as the discounting to present value of the difference between the notional amount measured at the forward contract rate and the notional amount measured at the fair forward rate (the end exchange rate calculated at the reporting date).

The fair value of the exchange rate and interest rate options is calculated using the Black & Scholes formula for plain-vanilla options, while for the Single Barrier Options, with the barrier based on discrete events, the binomial method is used.

For derivatives used to hedge interest rate risk, the fair value of the interest rate swaps is calculated based on the current value of the expected future cash flows and the fair value of collar derivatives is calculated using the Black & Scholes formula.

Regardless of the measurement technique used, the fair value is adjusted to take account of the creditworthiness of the counterparty risk in the event of positive fair value and of the creditworthiness of Mediaset S.p.A. and Mediaset España S.A. in the event of negative fair value. Lastly, please note that the adjustment for creditworthiness is only calculated for derivatives with maturity more than 4 months from the measurement date.

The methodologies and the accounting entries vary according to whether or not they are designated as hedging instruments, pursuant to the conditions established by IAS 39.

Specifically, for the purposes of hedge accounting, Mediaset designates hedging instruments as those related to the hedging of currency exposures linked to commitments for future purchases of television broadcasting rights to be made in foreign currency (forecast transactions) and those for hedging interest rates for which the relationship between the derivative and the hedged item, as well as the high level of probability/effectiveness connected to the actual occurrence of the hedged event is formally documented.

The effective portion of the fair value adjustment of the derivative that has been designated and that can be qualified as a hedging instrument is recognised directly in shareholders’ equity, while the ineffective part is recognised in profit and loss.

The accounting treatment of these operations takes place through the activating of a cash flow hedge. According to this rule, the effective portion of the change in value of the derivative impacts a shareholders’ equity reserve. In the case of hedging of commitments for the purchase of rights, this reserve is used to subsequently adjust the carrying amount of the asset (basis adjustment). In the case of the hedging of exchange rate risk this reserve generates an impact on profit and loss that is proportional and concurrent to materialisation of the cash flows.

The changes in the fair value of derivatives activated for the purpose of financial hedging that hedge the risk of changes in the fair value of the financial statement items, in particular foreign currency payables and receivables, or of derivatives that do not satisfy the necessary conditions to qualify as hedging derivatives are recognised in profit and loss as “financial expenses and/or income”.

Revenue recognition

The revenues from sales and services are recognised, respectively, when control is actually transferred as a result of the transfer of ownership or provision of the service. For all main types of revenues, the accounting methods, shown below, have been left unchanged following the adoption of international accounting standard IFRS 15 (Revenue from Contracts with Customers) on 1 January 2018.

Specifically, for the main revenue stream of the Group, revenues are recognised according to the following criteria:

•                  Revenues from the sale of advertising space, at the time of the appearance of the advertisement, or of the advertising spot. Revenues from the sale of advertising under barter transactions and, correspondingly, the costs of the merchandise, are adjusted to take into account the estimated realisable value of the merchandise.

•      Sale of goods, when they are shipped or delivered.

•                  Revenues from the rental or sub-licensing of rights, even for limited periods of use, which result in the transfer of control of the asset to the customer, they are fully recognised at the time the assets is made available for use.

•                  Revenues from pay TV subscriptions are recognised on a straight-line basis starting from the contract activation date.

•                  Fees invoiced to distributors for the sale of prepaid cards and recharges that enable the watching of pay per view events, are recognised according to the remaining period of validity of the cards and recharges sold. The direct costs are also recognised over that period.

•                  Government grants obtained for investments in cinema installations and productions are recognised in the financial statements when there is reasonable certainty that the company will satisfy all the conditions required to obtain them and that they will actually be received. The grants are recognised in the income statement over the same period in which the related costs are recognised.

•                  Revenues are shown net of returns, discounts, allowances and bonuses, as well as any directly linked tax charges.

•      Cost recoveries are shown as a direct reduction of the related costs.

Income taxes

Current income taxes are posted, for each company, on the basis of the taxable income determined in accordance with current tax rates and provisions currently in force, or essentially approved, at the end of the accounting period in the various countries, taking into account any applicable exemptions and tax credits due.

Prepaid and deferred taxes are calculated based on the temporary differences between the values assigned to the assets and liabilities in the financial statements for statutory accounting purposes and the corresponding values recognised for tax purposes, on the basis of the tax rates that will be in force at the time when the temporary differences reverse. When the results are posted directly to shareholders’ equity, the current taxes, the deferred taxes assets and the deferred taxes liabilities are also posted to shareholders’ equity.

The accounting treatment of deferred tax assets is based on the forecasts of expected taxable income for future years.

The impairment and recoverability testing of the deferred tax assets posted in the financial statements as at 31 December 2018, with particular reference to the tax losses generated in the Italian consolidated tax return, took into consideration the taxable income on the basis of the five-year plans (2019-2023) used for impairment testing for the explicit forecast period and, through extrapolation from the latter of the expected taxable income for the subsequent periods.

In the case of any changes in the carrying amount of deferred tax assets and liabilities arising from a change in tax rates or the related legislation, rules or regulations, the resulting deferred taxes are recognised in the income statement, unless they relate to items that have previously been debited or credited to shareholders’ equity. The deferred taxes assets and liabilities are offset when there is a legal right to offset the current tax assets and liabilities and when they refer to taxes due to the same Tax Authority and the Group intends to settle the current assets and liabilities on a net basis.

Dividends

The dividends are recognised in the accounting period in which the resolution approving their distribution is passed.

Earnings per share

Earnings per share are calculated by dividing the Group net profit by the weighted average of the number of outstanding shares, net of the treasury shares. The diluted earnings per share are determined by taking account in the calculation of the number of outstanding shares and the potential diluting effect from the allocation of treasury shares to the beneficiaries of stock option and incentive plans already vested.

Changes in accounting estimates

In accordance with IAS 8, these items are recognised in profit and loss on a prospective basis starting from the accounting period in which they are adopted.

New accounting standards, interpretations and amendments not yet applicable and not adopted in advance by the Group

Standards issued but not yet effective at the date of preparation of the Group’s financial statements are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

IFRS 16 leases

On 13 January 2016, the IASB published standard IFRS 16 - Leases, which replaces IAS 17 Leasing, as well as the interpretations IFRIC 4 Determining Whether an Arrangement Contains a Lease, SIC-15

Operating Leases - Incentives, and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.

The new standard provides a new definition of a lease and introduces a right of use approach to distinguishing between lease contracts and provision of services contracts, identifying as discriminatory:

•      the identification of the asset;

•      the right to its replacement;

•      the right to obtain substantially all the economic benefits deriving from the use of the asset; and

•      the right to direct the use of the asset underlying the contract.

The standard establishes a single model for the recognition and measurement of leases for the lessee, which provides for the recognition of the leased asset, including operating leases, under assets, with a contra-entry of a financial payable. By contrast, the standard does not include significant changes for lessors.

The standard is effective from 1 January 2019, but early adoption is permitted.

The Company has completed its preliminary assessment of the potential impacts of adopting the new standard on the transition date (1 January 2019). This process was completed over several stages and involved mapping all arrangements eligible for containing a lease and analysing those contracts with a view to understanding the main clauses affected by IFRS 16.

The Company opted to adopt the the modified retrospective method by posting the cumulative effect of applying the standard to shareholders’ equity as at 1 January 2019, in accordance with IFRS 16:C7-C13. In particular, for leases previously classified as operating leases, the Company will recognise:

•                  a financial liability equal to the current value of outstanding considerations as at the transaction date, discounted at the incremental borrowing rate applicable on the transition date for each lease. Based on the documentation currently available, the financial liabilities as at the transition date should amount to between EUR 130 and 140 million;

•                  a right of use equal to the value of the financial liability as at the transition date, net of any accruals and deferrals related to the lease and recognised in the statement of financial position as at the date of the financial statements.

These effects are determined by the arrangements in place at 1 January 2019 and particularly concern long-term leaseholds on office buildings and televisions studios and rentals of staff company cars and production facilities.

These items refer to future commitments amounting to EUR 74,5 million and EUR 8 million. The difference compared to the financial liability recorded at 1 January 2019 is attributable to discounting and renewal

IFRS 9 - Prepayment Features with Negative Compensation

In accordance with IFRS 9, a debt instrument can be recognised in the comprehensive income statement at amortised cost or at fair value, provided that the contractual cash flows are “solely payments of principal and interest on the principal amount outstanding” (the SPPI test) and that the instrument is classified under the appropriate business model. The amendments to IFRS 9 clarify that a financial asset meets the SPPI test regardless of the event or circumstance that causes the early termination of the contract and irrespective of which party pays or receives reasonable compensation for early termination of the contract. The amendments must be adopted retrospectively and are effective from 1 January 2019, with early adoption permitted. These amendments have no impact on the Group’s consolidated financial statements.

IFRIC 23 - Uncertainty over Income Tax Treatments (published on 7 June 2017)

This document addresses the matter of uncertainties regarding the tax treatment to be adopted for income tax and specifies that uncertainties in determining tax liabilities or assets should only be reflected in the financial statements when it is likely that the entity will pay or receive the amount in question. In addition, the document does not contain any new disclosure requirement, but emphasises that the entity must establish whether it is necessary to provide information regarding the considerations made by management concerning the uncertainty in the accounting for taxes, in accordance with IAS 1. The new interpretation applies from 1 January 2019, but early adoption is permitted.

Accounting standards, amendments and IFRS interpretations not yet endorsed by the European Union

Standards already issued, but for which the endorsement process required for their adoption has not been completed at the date of preparation of these consolidated financial statements, are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

IAS 28: Long-term interests in associates and joint ventures

The amendments (which are yet endorsed by the EFRAG) specify that an entity applies IFRS 9 to long-term investments in an associate or joint venture that form part of the net investment in the associate or joint venture (long-term interests) but to which the equity method is not applied. This clarification is significant because it implies that the expected credit loss model under IFRS 9 applies to such long-term investments. The amendments also clarify that an entity adopting IFRS 9 is not required to take into account any losses of the associate or joint venture or any impairment losses, recognised as adjustments to the net investment in the associate or joint venture, as a result of adopting IAS 28 Investments in Associates and Joint Ventures. The amendments must be adopted retrospectively and are effective from 1 January 2019, with early adoption permitted.

On 12 December 2017, the IASB published the document “Annual Improvements to IFRSs 2015-2017 Cycle” which incorporates the amendments to some standards as part of the annual improvement process. The main amendments concern:

IFRS 3 Business Combinations and IFRS 11 Joint Arrangements: the amendment clarifies that when an entity obtains control of a business that is a joint operation, it must remeasure the interest previously held in that business. This process is not, however, provided for in the event of obtaining joint control.

IAS 12 Income Taxes: the amendment clarifies that all tax effects related to dividends (including payments on financial instruments classified within equity) should be accounted for in a manner consistent with the transaction that generated those profits (income statement, OCI or equity).

IAS 23 Borrowing costs: the amendment clarifies that in the case of loans that remain in place even after the qualifying asset is ready for use or sale, these become part of the total loans used to calculate the borrowing costs.

The amendments apply from 1 January 2019, but early adoption is permitted.

IAS 19: Plan Amendment, Curtailment or Settlement

The amendments to IAS 19 (which are yet to be endorsed by the EFRAG) address the accounting rules when a plan amendment, curtailment or settlement occurs during the reporting period. The amendments specify that when a plan amendment, curtailment or settlement occurs during the annual reporting period, an entity must:

•                  Determine the service cost for the remainder of the period after the plan amendment, curtailment or settlement using the actuarial assumptions used to remeasure the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event;

•                  Determine net interest for the remainder of the period after the plan amendment, curtailment or settlement using: (i) the net defined benefit liability (asset) reflecting the benefits offered under the plan and the plan assets after that event; and (ii) the discount rate used to remeasure that net defined benefit liability (asset).

The amendments also clarify that an entity must first determine any past service cost, or a gain or loss on settlement, without considering the effect of the asset ceiling. This amount is recognised in profit or loss for the annual reporting period. An entity then determines the effect of the asset ceiling after the plan amendment, curtailment or settlement. Any change in that effect, excluding amounts included in net interest, is recognised in other comprehensive income. The amendments are effective for plan amendments, curtailments or settlements occurring on or after the beginning of the first annual reporting period beginning on or after 1 January 2019. Earlier application is permitted.

On 22 October 2018, the IASB published the document “Definition of a Business (Amendments to IFRS 3)”. The document offers some clarification on the definition of a business in order for IFRS 3 to be applied correctly. In particular, the amendment clarifies that whereas a business usually produces outputs, an entity is not strictly required to have outputs for it to be considered a business as long as it has an integrated set of activities and assets. Nevertheless, to be considered a business, an integrated set of activities and assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. For this purpose, the IASB has replaced the term “ability to create outputs” with “ability to contribute to the creation of outputs” so as to clarify that a business can also exist even if it does not have all inputs and processes necessary to create an output.

The amendment also introduced an optional concentration test for entities so as to determine whether an acquired set of activities and assets is not a business. If the test is met, the set of acquired activities and assets is determined not to be a business and no further assessment is needed. If the test is not met, the acquired activities and assets of the entity must ne analysed further to determine whether it is a business. For this purpose, the amendment has added several illustrative examples to IFRS 3 to enable an understanding of how the new definition of a business applies to specific situations in practical terms. The amendments apply to all business applications and acquisitions of assets subsequent to 1 January 2020, but early adoption is permitted.

On 31 October 2018, the IASB published the document “Definition of Material (Amendments to IAS 1 and IAS 8)”. This document introduced an amendment to the definition of “material” as contained in standards IAS 1 - Presentation of Financial Statements and IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors. The purpose of this amendment to clarify the definition of “material” and to introduce the concept of “obscured information” alongside the concepts of omitted and misstated, which were already present in the two standards amended. The amendment clarifies that information is “obscured” if it is communicated in a way that would have a similar effect on the primary users of financial statements as omitting or misstating the information.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The amendments address the conflict between IFRS 10 and IAS 28 in relation to the loss of control of a subsidiary through the sale or contribution of such subsidiary to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or transfer of assets constituting a business as defined in IFRS 3, between an investor and its associate or joint venture should be fully recognised. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, is also recognised only within the limits of the amount held by third-party investors in the associate or joint venture. The IASB has indefinitely postponed the effective date of these changes, but if an entity decides to apply them in advance it should do so on a prospective basis.

4. KEY INFORMATION RELATING TO THE SCOPE OF CONSOLIDATION

As required by IFRS 10 paragraph B80 et seq., in 2016 the control requirement was assessed to verify the conditions that resulted in the classification of subsidiaries and joint ventures.

IFRS 10 particularly requires an investor, when assessing whether it controls an investee, to focus on the activities that significantly affect the investee’s returns and to take into account substantial rights only, i.e. rights that give the ability to influence the company’s material decision-making.

No events or circumstances occurred in 2018 that would alter the conclusions reached in previous financial years as regards the following companies:

•                  The companies Boing S.p.A. (51% shareholding), Mediamond S.p.A. (50% shareholding), Fascino S.r.l. (50% shareholding) and European Broadcaster Exchange Ltd (EBX) (25% shareholding) represent joint ventures for the Group, namely arrangements whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement, and are therefore recognised at equity.

The main transactions regarding the scope of consolidation are listed below.

Incorporation, acquisition of new companies, capital increases and sale of subsidiaries or interests in subsidiaries

The most important transaction affecting the Group’s scope of consolidation was the lost of control over EI Towers following the completion of the voluntary takeover bid on company’s entire share capital. As part of this deal (the “EI Towers Operation”), Mediaset took over an associate interest in 2i Towers Holding SpA, an indirect subsidiary of infrastructure fund F2i. The various phases of the Transaction are analysed below:

•                  on 16 July 2018, Mediaset signed a partnership agreement with the infrastructure fund F2i SGR, resulting in Mediaset taking a 40% minority interest in 2iTowers Holding S.p.A.

•                  On the same date, 2iTowers (an SPV entirely owned by 2i Towers Holding) launched a voluntary take-over bid, subject to obtaining the required authorisations, on the entire share capital of EI Towers SpA (in which Group at the date held a controlling interest of 40.001% through Elettronica Industriale S.p.A.). The bid price of EUR 57.00 per share represents a premium equal to 19.2% compared to the weighted average of the prices recorded during the six months preceding the announcement of the transaction.

•                  On 5 October, the bid became fully effective after all the conditions were fulfilled and the Transaction was completed with the payment of the price on 12 October 2018. On 19 October, the shares in EI Towers S.p.A. were delisted. As a result of this Operation, Mediaset lost the control over EI Towers S.p.A., which holds 100% of the EI Towers Group, which was therefore deconsolidated from the beginning of the fourth quarter.

•                  Following this Operation, Mediaset holds an associate interest of 40% of the share capital of 2i Towers Holding S.p.A., which holds 100% the EI Towers Group.

Other transactions regarding the scope of consolidation during the period are listed below.

•                  On 20 February 2018, a deed was signed for the merger of Videotime S.p.A. into Mediaset S.p.A. The merger took legal effect from 1 March 2018, with fiscal and accounting effect from 1 January 2018.

•                  On 18 April 2018, the Shareholders’ Meeting of Mediaset España authorised a reduction in share capital by cancelling 9,282,275 treasury shares, corresponding to 2.756% of the capital. As a result of this reduction the Group’s stake in Mediaset España increased from 50.21% at 31 December 2017 to 51.63% at 30 June 2018.

•                  On 3 May 2018, the subsidiary Mediaset Premium S.p.A. formed the company R2 S.r.l., to which the “operation pay” unit was transferred. This relates to technical maintenance, conditional access, customer service, the commercial activities and other operations for the Premium platform. Then, on 30 November 2018, with the exercising of the put option envisaged in the arrangements entered into with Sky Italia S.r.l. on 30 March of last year, the entire share capital of the company was sold to the counterparty. Since that date, the company has been outside the scope of consolidation.

•                  On 11 June 2018, a deed was signed for the merger of the company Videotime Produzioni S.p.A. into RTI S.p.A. The merger took legal effect from 1 July 2018, and took fiscal and accounting effect from 1 January 2018.

•                  On 31 August 2018, RadioMediaset, a subsidiary of RTI S.p.A., acquired - with effect from 1 September - a 100% stake in the share capital of RMC Italia S.p.A., which is also the holding company of the Radio MonteCarlo network. That company, in turn, holds a 100% stake in the share capital of the company MC PRODUCTIONS S.r.l.. Since that date, these companies have been consolidated on a line-by-line basis;

•                  On 27 September 2018, following the conclusion of the liquidation process of the subsidiary Mediaset Investment S.a.r.l., the subsidiary was removed from the Luxembourg Companies Register;

Incorporation, acquisition of new companies, capital increases and sale of associates

•                  On 5 February 2018, the subsidiary Mediaset España Comunicacion S.A. acquired a 30% stake in the share capital of Bulldog TV Spain S.L. This investment has been consolidated using the equity method.

•                  On 15 March 2018, Channel 4 subscribed an increase in the share capital of the company EBX (European broadcaster Exchange Limited), with a consequent dilution of other shareholders. Therefore, the Group’s stake in that company’s share capital increased from 33.3% at 31 December 2017 to 25% at 30 June 2018;

•                  On 24 April 2018, Mediaset España Comunicación S.A. sold its investment, equal to 43.71% of share capital, in the company Pegaso Television INC.;

•                  On 3 May 2018, the subsidiary RadioMediaset S.p.A. sold its investment, equal to 30% of share capital, in the company Publisa S.r.l.;

•                  On 16 July 2018, as part of the above mentioned EI Towers Transaction, Mediaset S.p.A. acquired a 40% minority interest in 2iTowers Holding S.p.A., an indirect subsidiary of infrastructural fund F2i. This company has been consolidated using the equity method;

•                  On 19 October 2018, Produccion y distribucion de contenidos audiovisuales Mediterraneo S.L.U. (formerly Sogecable Editorial, SLU and a subsidiary 100% owned by Mediaset España SA) acquired a 30% stake in the share capital of Unicorn Content S.L.. This company has been valued using the equity method;

Incorporation, acquisition of new companies, capital increases and sale of minority interests

The following transactions were carried out as part of the AD4Venture equity investment framework:

•                  on 29 January 2018, following agreements signed during December, Mediaset España completed its sale of a 2.56% stake in the share capital of iSalud Health Service S.L..

•                  On 14 May 2018, the subsidiary RTI S.p.A. acquired a 6% stake in the share capital of Style Remain GmbH, an online retailer of luxury second-hand women’s clothing;

•                  On 3 August 2018, the subsidiary RTI S.p.A. acquired a 16.67% stake in the share capital of Spotted GMBH, a developer and retailer of a mobile dating app;

The table below shows the main income statement - balance sheet figures for the year for the subsidiaries that have material non-controlling interests as required by IFRS 12 paragraph 12 and paragraph B10 of the Operating Guide.

Mediaset
España Group

Minorities stake	48.4%
Minority interests in net profit	96.9
Minority interests in share capital, reserves and retained earnings	437.6
Current Assets	421.0
Non Current assets	775.2
Current Liabilities	254.1
Non Current Liabilities	37.3
Revenues	981.6
Profit or (loss) for the year	200.3
Other Comprehensive Income Statement items	1.8
Comprehensive Statement of Income	202.1
Cash flow from operating activities	364.7
Cash flow from investing activities	(132.8)
Cash flow from financing activities	(200.6)
Dividends Cash-Out	(197.5)

The table below shows the main significant income statement — balance sheet figures for the year for the significant jointly controlled entities, as required by IFRS 12 paragraph 20 and paragraph B12 and B13 of the Operating Guide.

		Mediamond	Fascino P.G.T
Joint Ventures	Boing S.p.A.	S.p.A.	S.rl. (*)

Current Assets	23.3	0.1	43.6
Cash and Cash Equivalents	—	—	—
Non Current Assets	5.8	0.6	1.3
Current Liabilities	14.0	111.2	14.6
Current Financial Liabilities	—	0.2	—
Non Current Liabilities	0.2	4.4	5.3
Non Current Financial Liabilities	0.2	—	—
Revenues	36.6	233.0	65.4
Profit or (loss) for the period	(0.3)	0.2	3.4
Other Comprehensive Income Statement items	—	—	—
Comprehensive Income	(0.3)	0.2	3.4
Amortisation and Depreciation	3.2	0.5	0.1
Income Taxes	(0.1)	(0.2)	1.9
Dividends Cash-Out	5.0	0	2.0

(*) Italian GAAP financial statements reclassified to IAS/IFRS for disclosure purposes

5. BUSINESS COMBINATIONS

On 31 August 2018, RadioMediaset, a subsidiary of Mediaset S.p.A., acquired a 100% stake in the share capital of RMC Italia S.p.A. which is the holding company of the Radio MonteCarlo network, at a purchase price of EUR 3.3 million. In this respect, the assets (radio transmission frequencies) and liabilities acquired were recognised at fair value (as supported by an independent expert’s report). In accordance with IFRS 3, the negative difference between the purchase price paid and the above assets acquired, amounting to EUR 8.7 million, was recognised as income in profit and loss, under EBIT.

The following table shows the purchase price paid, the fair value of the assets and liabilities acquired at the date of acquisition and the purchase price allocation. The purchase price allocation process for the net assets acquired was completed at the date of publication of these consolidated financial statements on the basis of independent expert assessments.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date

Radio frequency user rights	7.7	14.5	22.1
Intangible assets	0.3	—	0.3
Tangible assets	0.9	—	0.9
Deferred tax assets/liabilities	(0.2)	(4.0)	(4.2)
Trade receivables/payables	(5.5)	—	(5.5)
Post employment benefit plans	(1.2)	—	(1.2)
Other assets/(liabilities)	(0.9)	—	(0.9)
Financial assets/(liabilities)	0.5	—	0.5
Cash and cash equivalent	—	—	—

Total net acquired assets	1.6	10.4	12.0
			—
Net acquisition price	3.3	—	3.3
			—
Goodwill/(Badwill)	1.7	(10.4)	(8.7)

6. SEGMENT REPORTING

As required under IFRS 8, the following information relates to the operating segments identified on the basis of the Group’s present organisational structure and internal reporting system.

The Group’s main operating segments, already included in the analysis of results contained in the Report on Operations, are the same as the geographical area (Italy and Spain) identified according to the location of operations. In relation to Spain, which corresponds to the Mediaset España Group, no relevant activities have been identified other than the core business of television, which is therefore the same as that entity.

The following paragraphs contain the information and reconciliations required under IFRS 8 in relation to profits, losses, assets and liabilities, based on this segmentation process. The information can be extrapolated from the two sub-consolidated financial statements prepared at that level, while the information provided for the three operating segments based in Italy has been given with reference to the earnings and operational activities directly attributable to them.

Geographical sectors

The following tables report key financial information for the two geographical operational areas of Italy and Spain, as at 31 December 2018 and 2017 respectively.

The tables have been prepared on the basis of specific sub-consolidated financial statements in which the carrying amount of the equity investments held by companies belonging to a segment in companies belonging to another segment have been kept at their respective purchase cost and eliminated upon consolidation. Likewise, in the sector income statement, income and expenses (relating to any dividends received from these investments) have been included under Income from other equity investments.

In particular, the inter-segment assets figures relate to the elimination of equity investments recognised under the assets of the Italy geographic sector in Mediaset España.

Non-monetary costs relate to the provisions for risks and charges and the costs of medium/long-term incentive plans.

			Eliminations/	MEDIASET
2018	ITALY	SPAIN	Adjustments	GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,420.0	981.6	—	3,401.5
Inter-segment revenues	1.4	—	(1.4)	—
Consolidated net revenues	2,421.4	981.6	(1.4)	3,401.5
	71%	29%	0%	100%

EBIT	(182.9)	256.9	(0.3)	73.7
Financial income/(losses)	(14.6)	(1.6)	—	(16.2)

Income/(expenses) from equity investments valued with the equity method	(1.0)	5.8	0.1	4.9
Income/(expenses) from other equity investments	102.0	4.5	(102.0)	4.6
EBT	(96.5)	265.6	(102.1)	67.0

Income taxes	45.9	(65.3)	0.1	(19.3)
NET PROFIT FROM CONTINUING OPERATIONS	(50.6)	200.3	(102.0)	47.7

Net profit from discontinued operations	550.0	—	—	550.0

NET PROFIT FOR THE PERIOD	499.4	200.3	(102.0)	597.7
Attributable to:
- Equity shareholders of the parent company	469.9	200.3	(198.9)	471.3
- Minority Interests	29.5	—	96.9	126.4

OTHER INFORMATION
Assets	4,542.4	1,196.2	(486.5)	5,252.1
Liabilities	2,107.9	291.4	(3.3)	2,396.0
Investments in tangible and intangible non current assets	469.4	149.2	(0.6)	618.0
Amortization	822.6	170.2	(0.4)	992.4
Other non monetary expenses	50.9	3.7	—	54.6

(*) Includes the change in “Advances for the purchase of broadcasting rights”

			Eliminations/	MEDIASET
2017	ITALY	SPAIN	Adjustments	GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,553.8	996.3	—	3,550.1
Inter-segment revenues	1.4	—	(1.4)	—
Consolidated net revenues	2,555.3	996.3	(1.4)	3,550.1
	72%	28%	0%	100%
EBIT	(19.1)	245.3	0.2	226.4
Financial income/(losses)	(14.1)	(1.2)	—	(15.3)
Income/(expenses) from equity investments valued with the equity method	5.6	3.1	—	8.7
Income/(expenses) from other equity investments	88.1	0.2	(88.2)	0.1
EBT	60.5	247.4	(88.0)	219.9

Income taxes	(10.4)	(50.1)	(0.0)	(60.5)
NET PROFIT FROM CONTINUING OPERATIONS	50.2	197.3	(88.1)	159.4

Net Gains/(Losses) from discontinued operations	54.5	—	—	54.5

NET PROFIT FOR THE PERIOD	104.6	197.3	(88.1)	213.9
Attributable to:
- Equity shareholders of the parent
company	78.3	197.5	(185.3)	90.5
- Minority Interests	26.3	(0.2)	97.2	123.3

OTHER INFORMATION
Assets	5,031.8	1,235.0	(486.1)	5,780.7
Liabilities	3,066.3	334.9	(2.9)	3,398.3
Investments in tangible and intangible non current assets	424.8	187.4	(0.2)	612.0
Amortization	851.7	203.8	(0.4)	1,055.0
Other non monetary expenses	35.4	3.5	—	39.0

(*) Includes the change in “Advances for the purchase of broadcasting rights”

The following table shows the cash flow statement for each geographical area.

CASH FLOW STATEMENT -	ITALY		SPAIN
GEOGRAPHICAL DETAIL	2018	2017	2018	2017

Operating profit	(182.9)	(19.1)	256.9	245.3
+ Depreciation and amortisation	822.6	851.6	170.2	203.8
+ Other provisions and non-cash movements	34.4	36.4	7.9	4.5
+ Change in working capital/ other assets and liabilities	134.8	(22.4)	(24.0)	(12.0)
- Interests paid/received	(0.2)	(2.4)	1.6	1.2
- Income tax paid	(7.8)	(7.9)	(43.7)	(33.1)
net cash flow from discontinued operations	72.4	79.7	—	—
Net cash flow from operating activities [A]	873.4	916.0	368.9	409.6

CASH FLOW FROM INVESTING ACTIVITIES:

Proceeds from the sale of fixed assets	16.8	7.5	—	1.9
Proceeds from the sale of equity investments	—	6.8	—	8.8
Interests and other financial income received	—	—	—	0.0
Purchases in television rights	(448.7)	(429.9)	(142.0)	(177.3)
Changes in advances for television rights	22.2	35.0	2.8	4.1
Purchases of other fixed assets	(43.0)	(65.9)	(10.0)	(14.2)
Changes in debt for investment (including hedging operations)	(298.1)	(497.2)	(4.6)	(12.5)
Equity investments	(465.3)	(1.5)	(0.3)	(0.4)
Changes in other financial assets	(1.9)	6.9	6.4	(1.9)
Loans to other companies (granted)/repaid	—	—	8.2	—
Dividends received	129.3	154.2	2.4	2.3
Business combination net of cash acquired	(3.3)	(47.3)	—	—
Changes in the consolidation area	648.4	(0.5)	—	—
net cash flow from discontinued operations	(56.5)	(25.1)	—	—
Net cash flow from investing activities [B]	(500.2)	(857.0)	(137.0)	(189.2)

CASH FLOW FROM INVESTING ACTIVITIES:
Parent company and subsidiaries changes in treasury shares	—	—	(0.3)	(100.8)
Net changes in financial liabilities	—	532.6	—	0.3
Corporate Bond	(156.2)	(530.0)	—	—
Dividends paid	0.0	—	(197.5)	(175.7)
Net changes in other financial assets/liabilities	0.3	(0.2)	(0.7)	—
Interests (paid)/received	(26.6)	(40.4)	(1.7)	(0.8)
net cash flow from discontinued operations	(5.2)	(120.3)	—	—
Net cash flow from financing activities [C]	(187.6)	(158.3)	(200.3)	(277.1)

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]	185.5	(99.3)	31.6	(56.6)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR [E]	38.6	138.0	134.1	190.8

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR [F=D+E]	224.0	38.6	165.7	134.1

NOTES ON MAIN ASSET ITEMS

7. NON CURRENT ASSET

Below are tables showing the changes over the last two years in the original cost, accumulated amortisation and depreciation, write-downs and the net carrying amount of all the main non-current assets.

The changes relating to the EI Towers Group, which — as mentioned in the section entitled Key transactions and change in the scope of consolidation — was deconsolidated from the fourth quarter, are shown separately (for this purpose, the tables for the 2017 financial year are also shown).

7.1. Property, plant and equipment

						Tangible
						assets
						under
				Technical and	Other	formation	Total assets	Total assets
	Land and		Plant and	commercial	tangible	and	continuing	discontinued
HISTORICAL COST	building	Towers	machinery	equipment	assets	advances	operations	operations	Total assets

Balance at 1/1/2017	280.9	178.2	1,024.1	118.9	141.7	39.2	1,783.0		1,783.0

Discontinued operations reclassification	(51.8)	(178.5)	(273.8)	(45.4)	(27.7)	(18.6)	(595.9)	595.9	—
Changes in the consolidation area	0.4	—	16.6	0.3	1.0	1.3	19.7	6.2	25.9
Additions	3.3	—	12.1	1.2	2.0	14.1	32.8	15.1	47.9
Other changes	6.0	0.3	15.9	0.8	3.0	(23.3)	2.7	(1.2)	1.5
Disposals	(5.6)	—	(4.7)	(0.1)	(1.0)	(3.0)	(14.3)	(4.4)	(18.8)

Balance at 31/12/2017	233.1	0.0	790.3	75.8	119.2	9.7	1,228.0	611.5	1,839.6
Changes in the consolidation area	—	—	5.0	0.0	0.2	—	5.2	2.5	7.7
Additions	0.8	—	11.5	0.7	2.5	22.2	37.6	11.0	48.7
Other changes	(7.0)		(1.0)	0.3	(3.9)	(11.7)	(23.2)	(0.4)	(23.6)
Disposals	—	—	(46.0)	(0.1)	(1.5)	—	(47.5)	(6.2)	(53.7)
Disposal from discontinued operations								(618.5)	(618.5)

Balance at 31/12/2018	227.0	0.0	759.8	76.7	116.5	20.2	1,200.1	—	1,200.1

						Tangible
						assets
						under
				Technical and	Other	formation	Total assets	Total assets
	Land and		Plant and	commercial	tangible	and	continuing	discontinued
AMORTISATION AND DEPRECIATION	building	Towers	machinery	equipment	assets	advances	operations	operations	Total assets

Balance at 1/1/2017	(153.6)	(105.5)	(850.0)	(99.8)	(129.1)	—	(1,337.9)		(1,337.9)

Discontinued operations reclassification	20.5	105.5	217.4	39.6	24.8		407.8	(407.8)	—
Changes in the consolidation area	—	—	(14.7)	(0.3)	(1.0)	—	(16.0)	(3.6)	(19.7)
Other changes	(4.6)	—	—	(0.1)	(0.3)	—	(5.0)		(5.0)
Disposals	1.6	—	4.6	0.1	0.9	—	7.2	4.3	11.5
Amortisation	(5.3)	0.0	(37.4)	(3.4)	(3.4)	—	(49.5)	(26.6)	(76.0)
Depreciation and write-downs	—	—		—	—	—	—	(0.1)	(0.1)

Balance at 31/12/2017	(141.3)	—	(680.0)	(63.9)	(108.1)	—	(993.5)	(433.8)	(1,427.3)
Changes in the consolidation area	—	—	(4.1)	(0.0)	(0.1)		(4.2)	(0.7)	(4.9)
Other changes	8.6	—	12.0	0.3	4.6	—	25.5	0.0	25.6
Disposals	—	—	34.0	0.1	1.4	—	35.5	5.9	41.3
Amortisation	(4.7)	—	(35.4)	(3.0)	(3.4)	—	(46.5)	(17.4)	(63.9)
Depreciation and write-downs									—
Disposal from discontinued operations								445.9	445.9

Balance at 31/12/2018	(137.4)	0.0	(673.5)	(66.6)	(105.7)	—	(983.4)	—	(983.4)

						Tangible
						assets
						under
				Technical and	Other	formation	Total assets	Total assets
	Land and		Plant and	commercial	tangible	and	continuing	discontinued
NET BOOK VALUE	building	Towers	machinery	equipment	assets	advances	operations	operations	Total assets

Balance at 1/1/2017	128.4	72.7	173.9	19.0	12.5	39.2	445.7	—	445.7

Discontinued operations reclassification	(31.3)	(73.0)	(56.4)	(5.8)	(2.9)	(18.6)	(188.1)	188.1	—
Changes in the consolidation area	0.4	—	1.9	0.0	0.0	1.3	3.7	2.5	6.2
Additions	3.3	—	12.1	1.2	2.0	14.1	32.8	15.1	47.9
Other changes	0.8	0.3	15.9	0.7	2.7	(23.3)	(2.9)	(1.2)	(4.2)
Disposals	(3.9)	—	(0.0)	(0.0)	(0.1)	(3.0)	(7.1)	(0.1)	(7.2)
Amortisation	(5.3)	0.0	(37.4)	(3.4)	(3.4)	—	(49.5)	(26.6)	(76.0)
Depreciation and write-downs	—	—	—	—	—	—	—	(0.1)	(0.1)

Balance at 31/12/2017	92.3	(0.0)	110.0	11.9	10.9	9.8	234.7	177.7	412.3
Changes in the consolidation area	—	—	0.9	—	0.1	—	1.0	1.8	2.8
Additions	0.8	—	11.5	0.7	2.5	22.2	37.6	11.1	48.7
Other changes	1.2	—	11.2	0.6	0.7	(11.7)	2.0	(0.3)	1.7
Disposals	—	—	(12.0)	—	(0.1)	—	(12.1)	(0.3)	(12.3)
Amortisation	(4.7)	—	(35.4)	(3.0)	(3.4)	—	(46.5)	(17.4)	(63.9)
Depreciation and write-downs							—		—
Disposal from discontinued operations							—	(172.6)	(172.6)

Balance at 31/12/2018	89.6	(0.0)	86.2	10.1	10.7	20.3	216.9	0.0	216.9

Additions for the period to the item property, plant and equipment, amounting to EUR 30.1 million, included EUR 1.0 million for business combinations, EUR 15.5 million relating to purchases for the year and EUR 13.7 million to prepayments classified as assets in progress and advances.

The main categories of additions, inclusive of the capitalisation of advances, can be summarised as follows:

•                 EUR 2.0 million referred to land and buildings, mainly in relation to construction work on production centres; EUR 23.6 million referred to plant and equipment; EUR 1.8 million of capital expenditure on communications systems and radio bridges to improve radio signal transmission across the nation; and EUR 20.9 million mainly relating to technology upgrades for obsolescence and compliance work on fire safety systems, electrical and mechanical safety systems and work relating to the relocation of the news area from MilanoDue to Cologno Monzese. The item also included EUR 0.9 million of additions resulting from changes in the scope of consolidation. Additions resulting from the reclassification of advances totalled EUR 11.2 million and referred to the completion during the year of assets in progress and installation and maintenance work on sites, consisting of extraordinary maintenance on safety systems and obsolete emissions systems, and and previous year purchases of television broadcasting and recording facilities and radio bridges relating to the new Digital Multiplex technology;

•                 Additions to the item Tangible assets in progress and advances amounted to EUR 22.2 million, of which EUR 5.0 million referred to Mediaset España Group. They consisted mainly of capital expenditure on towers and equipment and the development of radio signal control infrastructure.

•      Decreases for the year can mainly be attributed to the sale of the “Operation Pay” unit.

7.2 Television and movie rights

	HISTORICAL COST	AMORTISATION	DEPRECIATION	NET BOOK VALUE

Balance at 1/1/2017	9,415.8	(7,574.9)	(211.2)	1,629.7
Changes in the consolidation area	—	—	—	—
Additions	517.5	—	—	517.5
from Intangible assets under formation and advances	89.4	—	—	89.4
Other changes	(336.3)	333.3	(1.6)	(4.6)
Disposals	(140.9)	139.1	—	(1.9)
Amortisation	—	(954.3)	—	(954.3)
(Write-offs)/Write-ups	—	—	(2.7)	(2.7)

Balance at 31/12/2017	9,545.4	(8,056.8)	(215.5)	1,273.2
Changes in the consolidation area	—	—	—	—
Additions	527.0	—	—	527.0
from Intangible assets under formation and advances	63.1	—	—	63.1
Other changes	(1,567.0)	1,430.5	133.8	(2.7)
Disposals	(116.2)	112.1	—	(4.1)
Amortisation	—	(753.3)	—	(753.3)
(Write-offs)/Write-ups	—	—	(130.9)	(130.9)

Balance at 31/12/2018	8,452.3	(7,267.5)	(212.6)	972.2

Additions for 2018 totalled EUR 590.1 million (EUR 606.9 million in 2017) and consisted of EUR 527.0 million of purchases for the year (EUR 517.5 million at 31 December 2017) and EUR 63.1 million (EUR 89.4 million as at 31 December 2017) of capitalisations of advances paid to suppliers (recognised as assets in progress and advances at 31 December 2017). Italian sector investments accounted for EUR 400.1 million of all purchases. The remaining EUR 126.9 million referred to purchases made by the Mediaset España Group.

The Write-downs and write-backs item includes EUR 128.3 million of write-downs on the residual value of movie and pay-TV series rights carried out at the year end as part of the impairment process described in section 7.4 Assessment of recoverability of goodwill and other intangible assets (Impairment testing)

Other changes includes rights expired under contracts and contract cancellations.

Purchases for the year included EUR 59.5 million for broadcasting rights that will commence after 31 December. At 31 December 2018, broadcasting rights that had yet to commence totalled approximately EUR 63.3 million (EUR 242.8 million at 31 December 2017) and mainly consisted of free-to-air and pay television rights to broadcast fiction and cinema and entertainment productions.

7.3 Goodwill

Total

Balance at 1/1/2017	949.3
Additions from business combinations	19.2

Balance at 31/12/2017	968.6
Additions from business combinations (discontinued operations)	9.5
Disposal (discontinued operations)	(176.8)
write-downs	(7.2)

Final balance at 31/12/2018	794.1

The additions of EUR 9.5 million are attributable to acquisitions made by EI Towers Group up to the date of sale. The decrease of EUR 176.8 million, relates to the deconsolidation of EI Towers Group assets following the sale of the controlling interest.

At 31 December 2018, goodwill was tested for impairment, as required on at least an annual basis by IAS 36, as reported in Note 7.4 Assessment of recoverability of goodwill and other assets, as a result of which the goodwill of the radio CGU was written down entirely by EUR 7.2 million.

7.4 Assessment of recoverability of goodwill and other intangible assets (Impairment testing)

As at 31 December 2018, in accordance with IAS 36, goodwill, intangible assets with an indefinite useful life or not yet available for use, and other non current assets for which indicators or evidence of impairment have been identified at the reporting date, had been subject to impairment testing.

This testing was carried out on the cash-generating units (CGU) to which goodwill and the other assets are allocated, by assuming the higher between fair value (net of disposal costs), where available or determinable, and value in use determined from multi-year plans based on the assumptions and guidelines approved by Mediaset S.p.A. Board of Directors on 19 February 2019.

The CGUs are identified taking into account how goodwill is monitored for internal purposes, and include assets or groups of assets, where the recoverable amount of assets or groups of asset can be directly correlated with and measured from cash flows that are specific and separable from other cash flows. In line with the Group’s organisational and business structure at 31 December 2018, the CGUs are aligned with the operating segments set forth in IFRS 8 (Mediaset Espana) or with business lines that can be identified within the Italian segment (Free-to-Air TV, Pay TV and Radio sector activities).

The following table shows the amounts and the allocation of goodwill to each CGU (for 2018 prior to impairment testing). The variation in this item in the last two years is shown in Note 7.3.

CGU	31/12/2018 (*)	31/12/2017

Mediaset España	651.3	651.3
EI Towers	—	167.2
Italian free-to-air TV	142.8	142.8
Radio	7.2	7.2

Total	801.2	968.5

(*) Values before impairment testing, which led to a zeroing of the goodwill of the Radio CGU.

The testing carried out as at 31 December 2018 confirmed the recoverability of carrying amounts for the Mediaset España CGU and the Free TV Italia CGU, and prudentially set the total write-down of the goodwill of the Radio CGU (EUR 7.2 million, mainly connected with the increase in the discount rate) and the write-downs and provisions in relation to the residual value of pay/SVoD series and movie rights and connected future purchase commitments, amounting to EUR 162.7 million.

Goodwill allocated to the Mediaset España CGU, amounting to EUR 651,3 million, has been generated, for EUR 363.2 million by the purchase price allocation performed at the control acquisition process of the subsidiary by Mediaset Group; the remaining EUR 288.1 million was generated by business combinations completed by the Spanish Group in the following period. The recoverable amount of goodwill allocated to the Mediaset España CGU also includes assets with an indefinite useful life amounting to EUR 85.2 million (relating to the value allocated to “Cuatro multiplex” by the subsidiary Mediaset España in 2010, during purchase price allocation process subsequent to the acquisition of television operations from Prisa Group). These amounts were confirmed at the reporting date based on its Fair Value assumed to be the market capitalisation of the Mediaset España Group, measured on the basis of the share price at 31 December 2018.

Goodwill and other activities relating to the Free TV Italia CGU, (mainly consisting of the residual carrying amount of television and cinema rights at 31 December 2018 and rights of use to television frequencies), the Radio CGU (mainly consisting of rights of use to radio frequencies — where the carrying amount as at 31 December 2018 has been confirmed based on independent experts’ opinions — and brand rights) and the Pay TV CGU (exclusively relating to pay/SVoD movie and series rights), have been tested for impairment by estimating the value in use based on the discounted cash flows derived from the five-years plans (2019-2023) drawn up using the assumptions and guidelines approved by the Board of Directors of Mediaset S.p.A. on 19 February 2019.

The forecasts included in the plans represent Management’s best estimate, also taking into account information available from the main external sources consisting of performance of the shares on the stock exchange and forecasts of developments in the Group’s markets from the main specialist observers. Mediaset’s market capitalisation at the reporting date was higher than the Group’s shareholders’ equity reported in the last approved consolidated financial statements. The main operating assumptions used to produce the long-term forecasts relate to the expected performance of advertising revenues, also in view of the various scenarios provided by the main external forecasts available at the measurement date and the most recent forecasts regarding the economic trends expected within the planning horizon.

The rate used to discount future cash flows for the different CGUs was set at 6.9% (5.6% in December 2017). The rate was estimated by calculating the weighted average cost of capital, after tax, based on the financial structure determined on an aggregate basis for these operations, taking into account the current market valuation of the cost of money, and assuming a risk-free rate equal to the average annual return on ten-year government bonds in Italy, with a long-term equity risk premium of 5.96%. The calculation of the cost of equity also included an additional prudential component amounting to 1% in order to reflect difficulties in forecasting, also resulting from the historical comparison between actual and estimated cash flows.

The growth rate used to extrapolate the financial flows beyond the explicit periods, was assumed to be equal to 1.5%, in line with the most recent medium/long-term inflation forecast produced by the International Monetary Fund.

As mentioned above, the recoverability of Pay TV CGU-related assets was tested with regard to the residual value of intangible assets with an indefinite useful life in relation to pay/SVoD cinema and series rights, amounting to EUR 235 million, and mainly related to the exclusive multi-annual framework agreements for the various broadcasting platforms In the context where the Group’s Pay TV offering model was undergoing transition just after the signing of the agreement with Sky, the analysis of the Pay TV Library at 31 December 2017 had confirmed that there were no indicators of impairment based on the Fair Value identifiable from transactions involving similar share packages.

In light of Mediaset’s strategic decision to digitally transform the Pay TV business, which it also consolidated during the final months of the year by exercising the options contained in the Sky agreement, the above mentioned Cinema and Series broadcasting rights were evaluated with consideration to the consequent constraints on their use, thus indicating possible impairment, with existing commitments to future investments also taken into account. Based on the above, it was deemed appropriate to carry out a recoverability test, using as the test unit the entire Pay TV Library over a limited timeframe equal to the duration of the agreement to licence Premium channels to Sky (June 2021).

On this assumption, an estimate was made based on the value in use model envisaged by IAS 36, where the predictable cash flows over the aforementioned time horizon were discounted and a write-down of

EUR 128.3 million was subsequently ascertained. A provision for risk and charges amounting to EUR 34.4 million was then allocated, pursuant to IAS 37, with existing contractual commitments tied to future investments also taken into account.

The testing was carried out with the support of an independent expert, who prepared a fairness opinion on the reasonableness and sufficiency of the methodological choices made.

Sensitivity analyses were also carried out on the financial parameters adopted in determining the recoverable value of CGUs, with residual goodwill included (Free TV Italia, Medisaset España). With reference to the sensitivity analysis carried out on the Free TV CGU, a correspondence emerges between the recoverable value and the carrying amount when considering a WACC of 10.57%, on the basis of a g-rate equal to 1.5%, For the Mediaset España CGU (fair value method based on the market capitalisation), a correspondence emerges between the recoverable value and the carrying amount when the reduction in the most recent share price, of approximately 25%, is taken into account. These analyses show that, when assuming scenarios that are more prudential than the base case, the excess of recoverable values compared to the carrying values of reference is nil.

7.5 Other Intangible Assets

					Intangible
	Patents and				assets in	Other	Total assets	Total assets
	intellectual			Customer	progress and	intangible	continuing	discontinued
HISTORICAL COST	property rights	Trademarks	Licences	relations	advances	assets	operations	operations	Total assets
Balance at 1/1/2017	274.6	339.5	669.9	240.8	151.6	90.4	1,766.6		1,766.6
Discontinued operations reclassification	(11.2)		(13.2)	(240.1)	(0.2)	(0.0)	(265.3)	265.3	—
Changes in the consolidation area	0.0	5.0	21.9	—	0.1	0.5	27.5	7.3	34.9
Additions	4.0	—	16.2	—	56.6	0.2	76.9	18.0	94.9
Other changes	5.8	(13.7)	(0.5)	(0.7)	(98.9)	(4.9)	(112.3)	1.2	(111.1)
Disposals	(0.6)	—	(0.0)	—	(0.1)	(0.0)	(0.7)	(0.0)	(0.7)
Balance at 31/12/2017	272.6	330.8	694.3	—	109.1	86.1	1,492.7	291.9	1,784.6
Discontinued operations reclassification	0.1	—	36.6	—	—	0.3	36.9		36.9
Changes in the consolidation area	4.7	—	8.1	—	40.5	0.0	53.4	15.2	68.6
Additions	4.0	(0.2)			(70.6)	(0.6)	(67.3)	0.3	(67.0)
Other changes	(49.7)	—	(4.5)	—	—	—	(54.2)	(0.0)	(54.2)

Disposal from discontinued operations							—	(307.5)	(307.5)
Balance at 31/12/2018	231.7	330.6	734.5	—	79.0	85.8	1,461.5	—	1,461.5

					Intangible
	Patents and				assets in	Other	Total assets	Total assets
AMORTISATION AND	intellectual			Customer	progress and	intangible	continuing	discontinued
DEPRECIATION	property rights	Trademarks	Licences	relations	advances	assets	operations	operations	Total assets
Balance at 1/1/2017	(252.9)	(184.4)	(287.9)	(48.3)	(28.5)	(89.7)	(891.6)		(891.6)
Discontinued operations reclassification	10.4		6.1	47.6		0.0	64.2	(64.2)	—
Changes in the consolidation area	(0.0)	—	—	—	—	—	(0.0)		(0.0)
Other changes	(0.2)	13.4	0.5	0.7	0.4	5.3	20.1		20.1
Disposals	0.6	—	0.0	—	—	—	0.7		0.7
Amortisation	(10.9)	(9.9)	(17.4)	0.0	—	(0.4)	(38.7)	(14.2)	(52.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.2)	—	(0.2)		(0.2)
Balance at 31/12/2017	(253.0)	(180.9)	(298.7)	0.0	(28.3)	(84.8)	(845.5)	(78.5)	(923.9)
Changes in the consolidation area	(0.1)		(14.5)			(0.1)	(14.7)		(14.7)
Other changes	1.2	0.4			0.1	(0.1)	1.7		1.7
Disposals	48.4	—	3.1		—	—	51.5	(0.0)	51.5
Amortisation	(12.4)	(10.0)	(18.9)		—	(0.2)	(41.6)	(11.5)	(53.1)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(7.2)		(7.2)		(7.2)

Disposal from discontinued operations								90.0	90.0
Balance at 31/12/2018	(215.9)	(190.6)	(329.0)	0.0	(35.4)	(85.1)	(855.9)	—	(855.9)

					Intangible
	Patents and				assets in	Other	Total assets	Total assets
	intellectual			Customer	progress and	intangible	continuing	discontinued
NET BOOK VALUE	property rights	Trademarks	Licences	relations	advances	assets	operations	operations	Total assets
Saldo iniziale 1/1/2017	21.7	155.0	382.0	193.1	123.1	0.4	875.6		875.6
Discontinued operations reclassification	(0.8)	—	(7.1)	(193.1)	(0.2)	(0.0)	(201.2)	201.2	—
Changes in the consolidation area	—	5.0	21.8	—	(0.0)	0.5	27.2	7.3	34.6
Additions	4.0	—	16.2	—	56.6	0.2	76.9	18.0	94.9
Other changes	5.5	(0.4)	(0.1)		(98.8)	0.2	(93.5)	1.2	(92.3)
Disposals	(0.0)	—	(0.0)	—	(0.1)	(0.0)	(0.1)	(0.0)	(0.1)
Amortisation	(10.9)	(9.9)	(17.4)	0.0	—	(0.4)	(38.7)	(14.2)	(52.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.2)	—	(0.2)	—	(0.2)
Balance at 31/12/2017	19.5	149.7	395.4	0.0	80.5	0.8	646.7	213.5	860.4
Changes in the consolidation area	(0.0)	—	22.1	—	—	0.2	22.3	—	22.3
Additions	4.7	—	8.1	—	40.5	0.0	53.4	15.2	68.6
Other changes	5.3	0.2	0.1	—	(70.3)	(0.7)	(65.4)	0.3	(65.0)
Disposals	(1.3)	—	(1.4)	—	—	—	(2.7)	(0.0)	(2.7)
Amortisation	(12.4)	(10.0)	(18.9)	—	—	(0.2)	(41.6)	(11.5)	(53.1)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(7.2)	—	(7.2)		(7.2)

Disposal from discontinued operations		—	—	—	—	—	—	(217.5)	(217.5)
Balance at 31/12/2018	15.8	139.9	405.5	0.0	43.6	0.1	605.5	—	605.5

Additions to the item Patents and intellectual property rights totalled EUR 9.5 million. The figure includes EUR 5.5 million relating mainly to the purchase and upgrade of existing software, which in the previous year was recognised under Intangible assets in progress and advances.

The Trademarks item includes:

•                  the trademark of Spanish radio broadcaster Cuatro, valued at EUR 96.0 million. This asset was recorded as a result of the Purchase Price Allocation process carried out by Mediaset España Comunication S.A. during the 2011 financial year. The amortisation period has been estimated at 20 years;

•                  the trademark of the radio broadcaster Radio 105, valued at EUR 38.7 million. This asset was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the Finelco Group in 2016. The amortisation period has been estimated at 25 years;

•                  the trademark of the radio broadcaster Radio Subasio, for a residual value of EUR 4.8 million, which was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the companies Radio Subasio and Radio Aut. The amortisation period has been estimated at 25 years, starting from the effective date of acquisition.

Rights/Licences of use includes rights to use television frequencies held by the subsidiary Elettronica Industriale S.p.A. used in Italy for the operation of domestic channels using digital terrestrial technology, as well as the television broadcasting license of the Cuatro Multiplex, valued at EUR 85.2 million during the allocation of the purchase price paid by the subsidiary Mediaset España in 2010, in relation to the acquisition of Prisa Group’s television operations. The residual carrying amount of the rights to use frequencies held by Elettronica Industriale S.p.A. was confirmed in the impairment testing on the Free TV Italy CGU, as reported in Note 7.4 above. The recoverability of the carrying amount of the television broadcasting licence for the Cuatro Spanish Multiplex was determined in the impairment testing on the Mediaset España CGU, as also reported in Note 7.4.

The item also includes EUR 148.2 million in rights of use to radio broadcasting frequencies held by Mediaset Group radio broadcasters (Monradio S.r.l., Radio Studio 105, Virgin Radio, Radio Subasio and Radio Aut). That amount also includes EUR 22.1 million which was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the company RMC Italia S.p.A., as reported in the Business combinations section.

Additions for the year, for EUR 5.6 million, referred to the value recognised for the authorisation to provide audiovisual services in Italy and the accompanying allocation of the automatic numeration of the general-interest digital terrestrial channel “Canale 66” associated with LCN 66, and LCN 566 (HD version). Based on the remaining life, and the procedures and requirements for the renewal of the authorisation, this intangible asset’s remaining useful life is estimated to be until the end of 2034.

The decrease in the item Customer relations is related to the deconsolidation of assets relating to the EI Towers Group.

Intangible assets in progress and advances refer mainly to advance payments made to suppliers for the acquisition of broadcasting rights, for dubbing services and for options on programme production and to the launch of production. Additions for the period mainly included advances paid to broadcasting rights owners and advances paid in relation to the production of long-running TV drama series.

7.6 Investments in associates and joint ventures

The following is a breakdown of equity investments, showing the ownership interest held and the carrying amounts of the equity investments measured with the equity method for the two years compared. The measurements did not reveal any indicators of impairment. Reference should be made to Note 12.8 Result from equity investments for details on the financial impacts for the period on equity investments.

	31/12/2018		31/12/2017
		Book Value		Book Value
	Stake %	(EUR million)	Stake %	(EUR million)
Associated companies

2i Towers Holding S.p.a.	40.0%	461.2	—	—
Alma Productora Audiovisual S.L.	30.0%	0.4	—	—
Blasteem S.r.l.	40.0%	1.1	40.0%	1.1
Bulldog Tv Spain S.L.	30.0%	1.3	—	—
La Fabrica De La Tele SL	30.0%	2.8	30.0%	2.4
MegaMedia Televisión SL	30.0%	0.8	30.0%	0.6
Pegaso Television INC	—	—	43.7%	1.9
Producciones Mandarina S.L.	30.0%	1.9	30.0%	2.1
Società Funivie Maddalena S.p.A.	—	—	31.0%	0.7
Studio 71 Italia S.r.l.	49.0%	0.4	49.0%	0.6
Supersport Television S.L.	30.0%	0.8	30.0%	0.9
Superguida Tv S.r.l.	20.2%	0.4	20.2%	0.2
Titanus Elios S.p.A.	30.0%	2.3	30.0%	2.1
Unicorn Content S.L.	30.0%	0.7	—	—
Other	—	0.3	—	0.4

Total		474.4		13.0

Joint Ventures

Boing S.p.A.	51.0%	7.5	51.0%	10.2
European Broadcaster Exchange
(EBX) Ltd.	25.0%	0.3	33.3%	0.6
Fascino P.G.T. S.r.l.	50.0%	13.6	50.0%	12.8
Mediamond S.p.a.	50.0%	2.8	50.0%	2.8
Tivù S.r.l.	48.2%	2.4	48.2%	2.0

Total		26.6	—	28.4

Total Associated and Joint Ventures		501.0	—	41.4

The main acquisitions that occurred during the period were:

•      the acquisition of a 40% equity interest in the company 2i Towers Holding S.p.A., for a total of EUR

465.3 million;

•                 the acquisition of a 30% equity interest in the company Bulldog TV Spain S.L., for a total of EUR 1.1 million;

•                 the acquisition of a 30% equity interest in the company Unicorn Content S.L., for a total of EUR 0.7 million;

Year-on-year decreases mainly relate to the sale of the entire shareholding held in the company Pegaso Television Inc..

With reference to the associate interest in the company 2i Towers Holding S.p.A., and to the EI Towers Operation more in general, reference should be made to Note 4 Key information relating to the scope of consolidation.

The following table provides key income statement and balance sheet figures for associates and joint ventures.

		Shareholders’	Liabilities and
2018 FY	Assets	Equity	minorities	Revenues	Net Result

2i Towers Holding S.p.a. (*)	2,059.5	1,152.9	906.6	70.5	(9.1)
Alea Media S.A.	3.7	(0.2)	3.9	7.3	(0.2)
Alma Productora Audiovisual S.L.	1.4	0.5	0.9	1.6	0.3
Blasteem S.r.l.	2.0	0.1	1.9	2.3	0.5
Bulldog Tv Spain S.L.	5.3	0.1	5.2	22.4	3.1
LaFabrica De La Tele SL	13.8	9.2	4.6	26.5	4.2
Megamedia Television SL	4.3	2.6	1.7	12.2	1.4
Titanus Elios S.p.A.	52.5	5.8	46.7	4.7	1.7
Studio 71 Italia S.r.l.	2.1	1.2	0.9		(1.1)
Superguida Tv S.r.l.	1.7	1.7	—	0.4	(0.2)
Supersport Television S.L.	3.7	2.6	1.1	10.4	1.0
Producciones Mandarina S.L.	7.5	6.2	1.3	8.9	(0.5)
Unicorn Content S.L.	7.3	2.2	5.1	19.5	2.3
			—
Total	2,164.8	1,184.9	979.9	186.7	3.4

(*) consolidated values

		Shareholders’	Liabilities and
2017 FY	Assets	Equity	minorities	Revenues	Net Result

Alea Media S.A.	2.9	0.1	2.8	7.8	—
Aunia Publicidad Interactiva S.L.U.	0.9		0.9	1.4
Blasteem S.r.l.	2.2	0.6	1.6	1.3	(0.2)
LaFabrica De La Tele SL	13.5	7.8	5.7	28.8	4.3
Megamedia Television SL	3.8	2.1	1.7	10.5	1.3
Melodia Producciones S.L.	2.2	(0.2)	2.4	7.8
Producciones Mandarina S.L.	7.6	7.0	0.6	6.8	0.2
Titanus Elios S.p.A.	21.6	7.0	14.6	4.5	1.2
Studio 71 Italia S.r.l.	1.4	1.2	0.2		(0.3)
Supersport Television S.L.	5.7	3.0	2.7	14.2	1.5

Total	61.8	28.6	33.2	83.1	8.0

7.7 Other financial assets

						Fair Value
	Balance at	Changes in the				Adjustments /	discontinued		Balance at
	31/12/2017	consolidation area	Increases	Decreases	Financial income	Impairment	operations	Other changes	31/12/2018

Equity Investments	61.4	—	5.1	(0.1)	—	(5.0)	—	—	61.4
Financial receivable (due over 12 months)	14.8	—	4.8	(5.2)	—	(0.0)	(1.8)	(3.2)	9.6

Hedging derivatives	0.4	—	3.8	—	—	—	—	—	4.2
TOTAL	76.6	—	13.8	(5.2)	—	(5.0)	(1.8)	(3.2)	75.1

Additions to the item Investments relate to both the equity investments that form part of the AD4Venture equity investment operation, totalling EUR 5.1 million. The item Fair value adjustments/impairments mainly relates to the valuation of FVOCI financial assets. As envisaged by IFRS 9, fair value changes in these financial assets are recognised in a specific net equity reserve, without recycling to profit and loss.

The main changes in the item Financial receivables relate to decreases mainly attributable to the loss of the receivable due from the company Pegaso Television following the sale of the equity investment held by Mediaset España; the reclassification, under the item Financial receivables (maturing within twelve months), of the portion falling due under one year of the receivable from the associate Boing S.p.A., and of the receivable from the company Nessma Broadcast S.A.; and the deconsolidation of receivables concerning the EI Towers Group following the sale of the controlling interest.

The item Hedging derivatives mainly refers to the non-current portion of the fair value of derivatives used to hedge the foreign exchange and interest rates.

7.8 Deferred Tax Assets and Liabilities

	31/12/2018	31/12/2017

Deferred tax assets	520.1	512.7
Deferred tax liabilities	(86.5)	(133.2)

Net position	433.6	379.4

The deferred tax assets and liabilities shown above are calculated on the basis of temporary differences between the carrying amounts of on-balance assets and financial assets and the corresponding values for tax purposes.

Deferred tax assets and liabilities are measured on the basis of the current tax rates applicable at the time the differences are offset.

Tax assets and liabilities arising from actuarial valuations of defined benefit plans, movements in hedging reserves for future cash flows and the effects of consolidation adjustments recognised at equity are recognised directly through shareholders’ equity.

The following tables show the breakdown of changes in deferred tax assets and deferred tax liabilities for the two years.

			Through
	Balance at	Through Income	Shareholders’	Business	Discontinued		Balance at
DEFERRED TAX ASSETS	1/1	Statement	Equity	combinations	operations	Other changes	31/12
2017	518.3	(21.9)	10.5	0.5	—	5.3	512.7
2018	512.7	22.1	(7.6)	0.1	(6.0)	(1.1)	520.1

DEFERRED TAX	Balance at	Through Income	Through Shareholders’	Business	discontinued		Balance at
LIABILITIES	1/1	Statement	Equity	combinations	operations	Other changes	31/12
2017	(124.4)	4.1	4.4	(10.3)	—	(7.0)	(133.2)
2018	(133.2)	(12.1)	(0.2)	(4.2)	62.5	0.6	(86.5)

Tax recognised through profit or loss, relating to Deferred tax assets, relates to the recognition of EUR 23.5 million in income generated by companies scoped into the Italian tax consolidation arrangement on account of not having generated taxable income in the reporting year, in addition to the activations and releases carried out during the period for temporary differences determined.

This item includes EUR 12.3 million in taxes on the gains generated following the disposal of the EI Towers Group, which is recognised in the income statement under the item Net profit/(loss) from discontinued operations.

The item Tax charged to equity includes the changes in deferred tax assets and liabilities relating to the valuation reserve for cash flow hedging derivatives and reserves for actuarial gains and losses.

The item business combinations refers to the recognition of deferred tax assets and liabilities relating to the acquisition by Radiomediaset, on 31 August, of 100% of the share capital of RMC Italia S.p.A., including the deferred tax liabilities posted upon the final purchase price allocation, as reported in Note 5 Business combinations.

With regard to deferred tax assets, Other changes mainly included reclassifications of deferred tax assets and deferred tax liabilities.

The tables below provide details of the temporary differences giving rise to deferred tax assets and liabilities for the last 2 years.

	Temporary	Tax effect	Temporary	Tax effect
	differences	31/12/2018	differences	31/12/2017

Deferred tax assets related to:

Property, plant and equipment	11.6	1.9	8.1	3.0
Non current intangible assets	72.5	18.7	61.5	19.8
Television and movie rights	344.9	88.5	243.0	59.0
Provision for receivables write-off	38.3	9.2	51.3	12.3
Provisions for risks and charges	107.1	29.4	130.0	34.1
Post-employment benefit plans	42.9	10.3	40.6	9.7
Provisions for equity investments write-off	92.6	23.2	158.0	39.5
Inventories	3.3	0.9	6.9	1.9
Hedging derivatives	8.5	2.0	43.6	10.5
Tax losses that can be brought forward	953.2	228.8	855.1	205.2
Other temporary differences	187.1	46.7	210.8	52.6
Consolidation adjustments	216.6	60.4	233.1	65.0

Total	2,078.6	520.1	2,041.9	512.7

Deferred tax assets amount to EUR 520.1 million and, in addition to the tax effects relating to consolidation adjustments, include EUR 79.6 million for temporary differences generated within the Mediaset España Group, EUR 1.4 million for Radiomediaset and its subsidiaries and EUR 380.3 million for the Italian tax consolidation area, including EUR 228.8 million for the totality of IRES tax losses that can be carried forward indefinitely within the tax consolidation area (EUR 953.2 million).

The recognition of deferred tax assets is based on the forecasts of expected taxable income for future years. With particular reference to deferred tax assets in relation to the Italian tax consolidation arrangement in which IRES tax losses exist, the recognisability and recoverability of the value of those deferred tax assets as at 31 December was tested based on estimated future taxable income on the basis of the most recent five-year plans (2019-2023) prepared on the basis of the assumptions and guidelines approved by the Board of Directors of Mediaset S.p.A on 19 February 2019 for the explicit period and, through extrapolation from the latter, of the expected taxable income for the subsequent periods.

Deferred tax assets relating to the item Provisions for equity investment write-downs are attributable to the tax effect resulting from the write-down for impairment in previous years by Mediaset España of the investment held in Edam Acquisition Holding I Cooperatief U.A.

	Temporary	Tax effect	Temporary	Tax effect
	differences	31/12/2018	differences	31/12/2017

Deferred tax liabilities related to:

Non current tangible assets	3.0	0.9	22.2	6.1
Non current intangible assets	304.1	72.7	405.8	118.3
Television and movie rights	—	—	—	—
Provision for receivables write-off	0.6	0.1	1.2	0.3
Post-employment benefit plans	27.9	6.7	30.8	7.4
Hedging derivatives	1.3	0.3	2.0	0.5
Other temporary differences	17.8	5.5	2.0	0.5
Consolidation adjustments	0.9	0.2	0.5	0.1

Total	355.5	86.5	464.4	133.2

The item intangible assets also includes the EUR 19.3 million tax effect resulting from the final allocation of the purchase price paid for the acquisition of the Finelco Group (now Radiomediaset) in 2016; EUR 7.1 million arising from final allocation of the purchase price paid for the acquisition of the companies Radio Subasio S.r.l. and Radio Aut S.r.l.; and EUR 4.0 million relating to the acquisition of RMC Italia S.p.A., as reported in the section Business combinations.

8 CURRENT ASSETS

8.1 Inventories

The item at the reporting date breaks down as follows:

			31/12/2018 Net	31/12/2017 Net
	Gross	Write-downs	value	value

Raw and ancillary materials, consumables	0.1	—	0.1	2.6
Work in progress and semi-finished products	1.7	—	1.7	2.2
Finished goods and products	42.5	(3.1)	39.4	28.8

Total	44.3	(3.1)	41.2	33.5

Raw materials, ancillary materials and consumables mainly include replacement parts for radio and television equipment. The write-down reported was for materials with slow turnover, which were written down to bring them into line with their estimated net realisable value.

Work in progress and semi-finished goods mainly include production sets and television productions in the making.

Finished goods and products mainly include:

•                  television productions mainly attributable to R.T.I. S.p.A. totalling EUR 20.5 million (EUR 19.9 million at 31 December 2017) and to the Mediaset España Group for a total of EUR 9.8 million;

•                  television broadcasting rights expiring within one year, for the residual amount until their expiry, totalling EUR 1.1 million (EUR 1.6 million at 31 December 2017);

•                  products held for sale to large-scale retailers and B2C customers for a total of EUR 2.4 million (EUR 3.6 million at 31 December 2017)

8.2 Trade receivables

The item at the reporting date breaks down as follows:

	Balance at 31/12/2018 Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2017

Receivables from customers	809.1	802.3	6.8	1,081.0
Receivables from related parties	82.1	82.1	—	57.0

Total	891.2	884.4	6.8	1,138.0

At 31 December 2017, the Receivables from customers item included EUR 118.6 million relating the sub-licensing of Serie A broadcasting rights to Sky (this contract expired on 30 June 2018) and EUR 46.9 million in receivables from third-parties in relation to the EI Towers Group.

The breakdown by type, risk class, concentration and maturity is reported in Note 14 below.

The breakdown of receivables from related parties is reported in Note 17 below (Related-Party Transactions).

8.3 Tax Credits, Other Receivables and Current Assets

8.3.1 Tax credits

This item, amounting to EUR 48.8 million (EUR 55.4 million at 31 December 2017) includes EUR 30.8 million relating to net credits due from the tax authorities to the Group’s Italian companies scoped into the Italian tax consolidation arrangement (EUR 31.4 million at 31 December 2017).

In addition, this item included EUR 7.3 million (EUR 8.2 million at 31 December 2017) representing the net IRAP tax position for Group companies with respect to advances paid, and EUR 10.4 million (EUR 15.2 million at 31 December 2017) for the tax credits of the subsidiary Mediaset España S.A..

8.3.2 Other receivables and current assets

	31/12/2018	31/12/2017

Other receivables	133.5	101.9
Prepayments and accrued income	36.7	112.9

Total	170.2	214.8

Other receivables mainly include:

•                  advances totalling EUR 39.0 million to suppliers, contractors and agents, paid to advertising professionals and suppliers, and to suppliers, artists and professionals involved in television productions (EUR 40.1 million at 31 December 2017);

•                  receivables totalling EUR 56.9 million due from factoring companies for the transfer of trade receivables without recourse, for which settlement by the factor had not occurred at the reporting date. During the year a total of EUR 753.3 million (EUR 514.0 million at 31 December 2017) of receivables were sold without recourse to factoring companies;

•                  the current portion, amounting to EUR 0.6 million, of the receivable from the associate Boing relating to the sale of the business unit on 1 April 2013.

Accrued income and prepayments, of which EUR 8.6 million relating to the Mediaset España Group, mainly consist of costs attributable to future years relating to:

•                  EUR 9.6 million in costs connected with the DVB-T 2 reconfiguration of digital networks;

•                  EUR 4.9 million in costs connected with the UEFA-Nations League 2018/2019 and 6 Matchdays due to the Union des Associations Européennes de Football.

At 31 December 2017, the item included EUR 56.7 million in prepayments on broadcasting rights for yet-to-be-played UEFA Champions League matches for the 2017/2018 season.

8.4. Current financial assets

	31/12/2018	31/12/2017

Financial receivables (due within 12 months)	20.8	20.0
Financial assets for hedging derivatives (cash flow hedge)	2.9	0.2
Financial assets for derivatives with no hedging purpose	2.3	0.1

Total	26.1	20.3

Current financial receivables mainly include EUR 7.7 million (EUR 15.8 million at 31 December 2017) in government subsidies for movie productions made by Medusa Film S.p.A. and Taodue, which had been approved but not paid at the reporting date; EUR 0.5 million in relation to current accounts managed by Mediaset S.p.A. on behalf of associates and joint ventures; EUR 4.9 million in receivables due from associates; and receivables from the company R2 collected during the month of January.

Financial assets for hedging derivatives consisted almost exclusively of the current portion of the fair value of foreign exchange derivatives.

Financial assets for derivatives with no hedging purpose show the fair value of derivatives held for hedging purposes (but for which hedge accounting has not been opted), to hedge the risk of changes in the fair value of items recognised in the financial statements, in particular receivables and payables denominated in foreign currency.

8.5 Cash and Cash Equivalents

Below is a breakdown of the item:

	31/12/2018	31/12/2017

Bank and postal deposits	389.7	172.6
Cash in hand and cash equivalents	0.1	0.1

Total	389.8	172.7

Of the total amount, EUR 165.7 million referred to Mediaset España Group. A more detailed breakdown of changes in cash and cash equivalents is reported in the consolidated cash flow statement.

NOTES ON MAIN SHAREHOLDERS’ EQUITY AND LIABILITY ITEMS

9 SHARE CAPITAL AND RESERVES

Main items composing the Shareholders’ Equity and relevant changes are:

9.1 Share Capital

At 31 December 2018 the share capital of the Mediaset Group, issued by the Parent, was fully subscribed and paid up. It is made up of 1,181,227,564 ordinary shares with a par value of EUR 0.52 each, for a total value of EUR 614.2 million. No changes occurred during the year.

9.2 Share Premium Reserve

At 31 December 2018, the share premium reserve amounted to EUR 275.2 million. No changes occurred during the year.

9.3 Treasury Shares

This item includes shares of Mediaset S.p.A. that were purchased pursuant to resolutions of ordinary shareholders’ meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007, which provided authorisation to the Board of Directors for purchases of up to 118,122,756 shares (10% of share capital).

	2018		2017
	Number of shares	Book value	Number of shares	Book value

Balance at 1/1	44,825,500	416.7	44,825,500	416.7
Additions	—	—	—	—
Disposals	(740,261.0)	(8.1)	—	—

Balance at 31/12	44,085,239	408.6	44,825,500	416.7

The year-on-year decrease relates to the assignment of treasury shares to employees following the accrual of rights under the medium-long term incentive plan of Mediaset S.p.A., issued in 2015, and to the availability of shares in Mediaset held in treasury to third-party shareholders of Videotime following the merger of Videotime S.p.A. into Mediaset S.p.A.

9.4 Other reserves

	31/12/2018	31/12/2017

Legal reserve	122.8	122.8
Equity investment evaluation reserve	(6.6)	(6.2)
Consolidation reserve	(79.1)	(79.1)
Reserves for minority transaction	233.2	446.1
Other reserves	324.3	324.4

TOTAL	594.6	808.0

The change in the item Reserves for minority transactions comprises:

•                  the reclassification under the item Profit/(loss) brought forward of the effects recognised in previous periods concerning the impacts on shareholders’ equity arising in 2012, following the purchase of a 5% stake in the share capital of EI Towers by the subsidiary Elettronica industriale S.p.A. during the 2014 financial year, which in turn followed the market placement of 25% of the share capital of EI Towers;

•                  the effects of the merger of Videotime S.p.A. into Mediaset S.p.A; the merger was carried out by assigning shares in Mediaset S.p.A. held in treasury to third-party shareholders of Videotime, as described in the section Key information relating to the scope of consolidation. This assignment of shares is determined as a transaction with minority shareholders and is therefore recognised as an equity transaction.

The item Reserve for measurement at equity refers to the components directly recognised in the investee’s shareholders’ equity within measurements of equity investments measured at equity.

9.5 Valuation reserves

	31/12/2018	31/12/2017

Cash flow hedge reserve	(5.7)	(31.5)
Stock option plans	6.1	5.8
FVOCI equity investments	(4.8)	—
Actuarial Gains/(Losses)	(28.2)	(28.3)

TOTAL	(32.6)	(54.0)

The table below shows the changes in these reserves over the year.

		Stock option
	Cash flow	and incentive	Actuarial	FVOCI equity	Total valuation
	hedge reserve	plans	Gains/(Losses)	investments	reserves

Balance at 31/12/2017	(31.5)	5.8	(28.3)	—	(54.0)
Increase/(decrease)	(2.5)	3.5	0.2	(4.8)	(3.6)
Through Profit and Loss account	(0.7)	—	—	—	(0.7)
Opening balance adjustment of the hedged item	18.2	—	—	—	18.2
Fair value adjustments	19.1	—	—	—	19.1
Deferred tax effects	(8.3)	—	(0.0)	—	(8.3)
Other changes	—	(3.2)	(0.1)	—	(3.3)

Balance at 31/12/2018	(5.7)	6.1	(28.2)	(4.8)	(32.6)

The Valuation reserve for financial assets for cash flow hedging purposes is connected with valuations of derivative instruments designated as hedges against the foreign exchange risk associated with the acquisition of television and movie broadcasting rights in foreign currencies, or as hedges against the interest rate risk associated with medium and long-term financial liabilities.

The Reserve for incentive plans at 31 December 2018 consisted of the contra-entries for costs accrued, measured in accordance with IFRS 2, relating to medium-long term incentive plans adopted by Mediaset S.p.A. The change for the year was driven by year-on-year additions of EUR 3.5 million for costs accruing under incentive plans issued by the Mediaset Group in 2016, 2017 and 2015, and decreases relating to the reclassification of the reserve following the assignment of treasury shares under the 2015 incentive plan following the accrual of assignment rights.

The Reserve for actuarial gains/(losses) consists of components arising from the actuarial valuation of defined benefit plans, recognised directly through shareholders’ equity.

The change in the Valuation reserve for financial assets for cash flow hedging purposes and the Valuation reserve for actuarial gains/(losses), before tax, is shown in the Comprehensive Income Statement.

The Valuation reserve for FVOCI (fair value to other comprehensive income) equity investments consists of the fair value measurement of equity investments posted to the item “Other financial assets” in non-current assets and registered as “FVOCI financial assets”, as provided for in IFRS 9. This valuation is entered with changes recognised in the other comprehensive income statement items without without recycling to profit and loss.

9.6 Profits/(loss) brought forward

The change compared to 31 December 2017 mainly relates to the recognition of the net result for the previous period and the reclassification, following the sale of the EI Towers Group, of the effects recognised in previous periods concerning the acquisition of a 5% stake in the share capital of EI Towers by the subsidiary Elettronica industriale S.p.A. in the 2012 financial year, and the impacts posted in 2014 following the placement of a 25% stake in the share capital of EI Towers S.p.A.

10 NON CURRENT LIABILITIES

10.1 Post-employment Benefits Plans

Employee leaving indemnities due to eligible workers under Italian legislation qualify as post-employment benefits for the purposes of IAS 19 and must therefore be recognised in the financial statements on the basis of actuarial valuations.

The valuations of the Group’s obligations to its employees were carried out by an independent actuary, according to the following steps:

•                  projected estimate of the cost of employee leaving indemnities already accrued at the valuation date up to the future point in time when employment contracts will terminate, or when the accrued amounts may be paid in part as advances on the entitlement;

•                  discounting, at the valuation date, of the expected cash flows the Group will pay to its employees in the future;

•                  Re-proportioning of the allocation of the discounted benefits on the basis of employee length of service at the valuation date compared to the length of service expected at the hypothetical date of payment by the Group.

The actuarial valuation of employee leaving indemnities in accordance with IAS 19 was conducted specifically for the closed population of current employees, i.e. specific calculations were made for each Mediaset Group employee at the valuation date, without taking into account any future hires.

The actuarial valuation model is based on “technical bases” consisting of demographic, economic and financial assumptions relating to the valuation parameters.

The assumptions are summarised below:

Demographic assumptions
Death probability	ISTAT survival table, divided by age and gender, 2017

Probability of leaving the Group

Retirement, resignation, termination and contract expiration percentages were taken from the observation of the company’s historical data. The employee attrition probabilities used were broken down by age, sex and contractual job title (office workers, managers and executives/journalists). For staff on temporary contracts, the development time horizon was taken to the expiration date set in the contract, and it was assumed that there were no departures before the expiration date. The actuarial valuations took account of start dates for pension benefits specified by Decree Law 201 of 6 December 2011 “Urgent Provisions for the Growth, Fairness and Consolidation of the State Budget,” (converted with amendments by Law 214 of 22 December 2011) and the regulations governing adjustment of requirements to access the pension system for increases in life expectancy pursuant to Article 12 of Decree Law 78 of 31 May 2010 converted, with amendments, by Law 122 of 30 July 2012.

TFR advance	Frequencies of advances and average percentage of TFR requested in advance have been taken from the observation of historical data for each company of the Group

Supplementary retirement schemes

Those who fully transfer their TFR to supplementary pensions release the company from TFR obligations, and thus, are not the subject of valuation. On the other hand, for other employees, valuations were done taking into account the decisions actually made by employees updated to 31 December 2018.

Economic-financial assumptions
Inflation rate

Inflation trends were taken from the document “Update of 2018 Economic and Financial Document” with the rate set to the planned inflation rate of 1.5% for the next years as a weighted planned inflaction scenario.

Discount rates

Pursuant to IAS 19, the discount rate used was determined in relation to market returns on prime corporate bonds on the valuation date. In this regard, the “Composite” interest rate curve was used for securities issued by corporate issues with an AA rating in the “Investment Grade” category in the eurozone as of 31 December 2018 (source: Bloomberg).

Changes in provisions for employee leaving benefits are summarised in the following table:

	2018	2017

Balance at 1/1	85.5	91.8
Service Cost	0.3	0.4
Actuarial (gains)/losses	(0.2)	0.4
Interest Cost	(0.2)	(0.2)
Indemnities paid	(5.7)	(7.5)
Business Combination	1.2	0.6
Discontinued operations	(11.1)
Other changes	(0.9)	—

Balance at 31/12	68.9	85.5

The table below shows the amount of the liability in response to changes in the main demographic and economic and financial assumptions relating to the parameters involved in the calculation.

Sensitivity Analysis

Economic and financial assumptions		DBO	Service cost
	+50 b.p.	66.6	0.3
Discount rate curve
	-50 b.p.	71.3	0.3

	+50 b.p.	70.4	0.3
Inflation rate
	-50 b.p.	67.4	0.3

Demographic/Actuarial assumptions		DBO	Service cost
	+50 b.p.	69.0	0.3
Wage increases
	-50 b.p.	68.8	0.3

	+50%	68.4	0.3
Probability of termination of the employment relationship
	-50%	69.6	0.3

	+50%	69.0	0.3
Change in TFR accrued
	-50%	68.8	0.3

10.2 Financial liabilities and payables

	31/12/2018	31/12/2017

Due to banks	743.1	949.6
Corporate bond	—	372.7
Due to other financial institutions	1.1	1.3
Financial liabilities on hedging derivatives (non current stake)	1.3	15.3
Other financial liabilities	0.1	0.3

Total	745.6	1,339.1

Financial payables (non-current) refer to the portion of committed credit facilities maturing beyond 12 months held by Mediaset S.p.A. These payables are recognised in the financial statements using the amortised cost method.

A breakdown of the change of EUR 206.5 million for the year is provided below:

•                  drawdown of the committed credit facility agreed with UniCredit S.p.A. last year for a total nominal amount of EUR 80 million;

•                  deconsolidation of the financial liabilities of the EITowers Group, amounting to EUR 285.4 million at 31 December 2017, following the sale of the equity investment on 12 October 2018.

Existing loans and credit facilities are subject to financial covenants on a consolidated basis as summarised below:

financing counterpart	covenant	checking period
Intesa - S.Paolo	Net Financial Position/EBITDA less than 2	6 months

Net Financial Position/EBITDA less than 2
Unicredit		6 months
Net Financial Position/Equity less than 2

Net Financial Position/EBITDA less than 2
Mediobanca		6 months
EBITDA/Net Financial Charges equal or more than 10

Net Financial Position/EBITDA less than 2
BNL		6 months
Net Financial Position/Equity less than 2

Net Financial Position/EBITDA less than 2
U.B.I.		12 months
Net Financial Position/Equity less than 2

Any breach of financial covenants, both for the loans and credit facilities, will require Mediaset S.p.A. to repay all amounts drawn. To date these parameters have been met.

At 31 December 2018, approximately 62.7% of all approved credit facilities were committed facilities.

The following table shows the effective interest rates and financial charges expensed in profit and loss for loans recognised using the amortised cost method and the fair value calculated on the basis of year-end markets rates.

		Financial
	IRR	Charges	Fair Value
Intesa - S.Paolo	0.84%	1.2	151.8
Unicredit 2016.9.29	0.84%	1.7	204.2
Unicredit 2017.7.18	0.99%	0.9	103.3
Mediobanca	1.38%	1.4	104.2
BNL	0.39%	0.4	100.5
UBI 2017.2.8	0.62%	0.3	50.5
UBI 2017.12.4	0.63%	0.3	51.1

The change in the item Corporate bonds refers to the reclassification in the item Other financial assets of the EUR 375.0 million in corporate bonds issued by Mediaset S.p.A., maturing in January 2019 and recognised in the financial statements at amortised cost.

The following table shows the key details of the corporate bonds issued by the Mediaset Group.

		Notional
Issuer	Issuing date	Value	Duration	Notional rate	IRR	amortized cost

Mediaset S.p.A.	24th October 2013	375.0	5 years	5.125%	5.42%	392.9

Payables due to other financial institutions mainly refer to loans received to finance co-production and movie distribution activities totalling EUR 1.0 million (EUR 1.0 million at 31 December 2017).

Other financial liabilities refers to loans payable by the subsidiary Mediaset España.

Financial liabilities on hedging derivatives refer primarily to the non-current portion of the fair value of derivatives hedging interest rate risk and derivatives hedging foreign currency risk.

10.3 Provisions for risks and charges and contingent liabilities

The following is a breakdown of the provisions and their changes:

	31/12/2018	31/12/2017
Balance at 1/1	181.3	250.7
Provisions made during the period	99.8	88.5
Provisions used during the period	(113.3)	(158.1)
Financial charges	0.2	0.2
Changes in consolidation area	(5.2)	—
Balance at 31/12	162.8	181.2
Of which:
current	101.1	131.9
non current	61.7	49.4
Total	162.8	181.2

Risk provisions at 31 December 2018 mainly refer to legal proceedings totalling EUR 19.5 million (EUR 24.7 million at 31 December 2017), staff disputes totalling EUR 5.9 million (EUR 8.0 million at 31 December 2017) and contractual risks totalling EUR 96.8 million (EUR 100.0 million at 31 December 2017), of which risks relative to the under-utilisation of artistic resources compared to contractual agreements totalling EUR 35.8 million (EUR 35.1 million at 31 December 2017).

The change for the year includes a provision of EUR 34.4 million for impairment, to reflect the burden (in accordance with IAS 37) of future pay movie and TV series rights commitments. The main reductions relate to the use of EUR 41.2 million of the provisions allocated in 2016 upon the impairment testing of certain long-term contracts for broadcasting rights to sports events, as well as reductions of EUR 9.0 million concerning the Mediaset España Group for the completion of the “Tasa juegos, suerte, envite y azar: Rifas y tombola y Tasa de juego” case, as reported in the financial statements for previous years.

Below is an update at 31 December 2018 of the main lawsuits pending and contingent liabilities associated with them, which were also reported in the financial statements of previous years and the interim statements for the year.

As reported in the consolidated financial statements for the previous year, by order no. 25462 of 13 May 2015, the Italian Antitrust Authority approved the commencement of the Proceedings against Lega Nazionale Professionisti Serie A, Infront Italy S.r.l., Sky Italia S.r.l., RTI - Reti Televisive Italiane S.p.A. and Mediaset Premium S.p.A. for alleged violation of Article 101, paragraph 1, of the Treaty on the Functioning of the European Union (TFEU). On 14 April 2016, the AGCM sentenced RTI and Mediaset Premium to a fine of EUR 51.4 million. With a ruling of 23 December 2016, the Lazio Regional Administrative Court upheld the companies’ appeal and annulled the fine. The AGCM challenged the ruling in the State Council. The public appeals hearing was scheduled for 12 December 2019.

On 2 January 2018, RTI S.p.A. received a notice of assessment for the 2012 financial year in relation to IRES, in which the Italian Tax Authority challenged the non-accounting of certain items that should have been recognised in profit and loss under the reconstruction of the office. On 16 February 2018, Mediaset S.p.A., as the consolidating entity, submitted the IPEC Form to request a deduction of the consolidated tax losses from the higher taxable income ascertained of 13 million euros. The notice of assessment was challenged in accordance with the law before the Provincial Tax Commission.

Regarding Mediaset España, an update of the main lawsuits pending and contingent liabilities associated with those reported in the financial statements at 31 December 2017 is provided below.

In February 2018, Mediaset España was notified by the Comision Nacional de los Mercados y Competencia (CNMC) of the initiation of an assessment procedure (in parallel with one on Atres Medias) relating to a possible infringement of Article 1 of the Ley de Defensa de la Competencia (LDC) due to alleged restrictive practices of the Spanish advertising market undertaken by Mediaset and Atres Media. On 4 January 2019, the CNMC served on Mediaset España a document containing details relating to the assessment underway. Subsequently, on 6 February 2019, Mediaset España submitted a written statement to the CNMV in which it highlighted that the accusations are entirely baseless in fact and in law. On those grounds, Mediaset España is confident of a favourable resolution of the dispute.

With reference to the resolutions of the Comisión Nacional de los Mercados y Competencia (CNMC), which handed down a fine of EUR 3.6 million on Mediaset España on 2 August 2011 for the late submission of the Development Plan concerning the Telecinco/Cuatro transaction (this fine was revised to EUR 1.7 million by a subsequent CNMC resolution of 12 May 2016 on appeal from Mediaset España and subsequent Supreme Court judgement of 21 September 2015), on 23 April 2018 the “Audiencia Nacional” issued a ruling dismissing the appeal filed by Mediaset España, which argued that the fine was not duly substantiated and was not proportional to the alleged infraction. A further appeal against that ruling was filed with the Supreme Court on 19 November 2018, on which no judgment has been passed as at the date of these financial statements. Considering that the contested judgment has the same defects as that already annulled by the Supreme Court in 2015, the directors of Mediaset España have not decided to allocate any provision in these financial statements in relation to the dispute.

11 CURRENT LIABILITIES

11.1 Financial payables

	31/12/2018	31/12/2017

Loans	6.7	18.3
Credit lines	—	203.0

Total	6.7	221.3

Loans refer to the current portion of committed credit facilities. The change compared to the previous year can mainly be attributed to the deconsolidation of the EITowers Group.

All credit facilities are subject to floating interest rates and refer to short-term advances with a due date set formally at one year and are renewable. The fair value of credit facilities is the same as their carrying amount. The change for the period of EUR 218.1 million was driven by the reduced use of short-term financing and the deconsolidation of the EITowers Group.

11.2 Trade and other payables

	Balance at 31/12/2018
	Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2017

Due to suppliers	641.8	623.5	18.3	1,084.2
Due to related parties	78.8	78.8	—	54.4

Total	720.6	702.3	18.3	1,138.6

This item mainly included trade payables for the licensing of television and movie broadcasting rights for EUR 249.3 million (EUR 625.6 million at 31 December 2017) and payables for the purchase and production of TV programmes and amounts due to television artists and professionals for EUR 366.2 million (EUR 338.1 million). The decrease on the previous year was mainly due to the settlement of remaining payables relating to Serie A and UEFA Champions League broadcasting rights.

Amounts due to related parties include payables to associates, affiliates and the parent company. Details of these payables are provided in Note 17 below (Related-Party Transactions).

11.3 Current tax payables

This item, amounting to EUR 3.2 million (EUR 2.8 million at 31 December 2017) includes payables to the tax authorities for companies not scoped into the tax consolidation arrangement, and taxes payable by foreign companies.

11.4 Other Financial Liabilities

	31/12/2018	31/12/2017

Corporate bond	392.9	19.2
Due to other financial institutions	12.4	33.7
Financial liabilities on derivatives with no hedging purpose	0.6	4.1
Financial liabilities on hedging derivatives	0.9	14.9

Total	406.9	71.8

Corporate Bonds refers to the corporate bond issued by Mediaset S.p.A., maturing in January 2019. The change compared to 2017 refers to the payment of interest accrued in the month of January and the bond’s reclassification in the item Financial liabilities and payables.

Payables to other financial institutions mainly consist of payables to factoring companies totalling EUR 3.9 million (EUR 0.2 million at 31 December 2017); current account facilities with associates and joint ventures totalling EUR 5.5 million (EUR 28.1 million at 31 December 2017); and loans totalling EUR 2.7 million (EUR 4.7 million at 31 December 2017) received to finance movie development, distribution and production operations.

Financial liabilities on non-hedging derivatives show the fair value of derivatives held for hedging purposes (but for which hedge accounting has not been opted), to hedge the risk of changes in the fair value of items recognised in the financial statements, in particular receivables and payables denominated in foreign currency.

Financial liabilities on hedging derivatives refer primarily to the non-current portion of the fair value of IRS derivatives hedging the interest rate risk associated with medium/long-term financial liabilities and derivatives hedging foreign currency risk.

11.5 Hedging Derivatives

The following is a breakdown of the financial assets and liabilities relating to hedging derivatives, reported earlier in Notes 7.7 (Other Financial Assets), 8.4 (Current Financial Assets), 10.2 (Financial Liabilities and Payables) and 11.4 (Other Financial Liabilities), showing the Group’s net position.

	Assets	Liabilities

Foreign currency forward contracts	9.3	(2.1)
Exchange rate collars contracts	0.1	(0.7)

Total	9.4	(2.9)

The table below shows the notional amount of derivatives designated as hedges against foreign exchange risk associated with future commitments for the acquisition of broadcasting rights and existing contracts.

	31/12/2018	31/12/2017

United States Dollars (USD)	611.3	653.8

Total	611.3	653.8

With reference to the hedging of future commitments for the acquisition of broadcasting rights, the derivative contracts held at 31 December 2018 were made with maturities that reflect the expected time horizon within which these fixed assets will be formalised by contract and recognised in the financial statements. The income statement effect will be reflected in the amortisation of the assets as of the commencement date of the rights.

The following table states the horizon for the reference currency (US dollars), when cash flows are expected to appear.

	within 12 months	12-24 months	after 24 months	Total

2018	200.7	166	82.4	449.1

2017	242.3	122.1	124.5	488.9

11.6 Other Current Liabilities

	31/12/2018	31/12/2017

Due to social security institutions	20.5	22.8
Withholding tax on employees’ wages and salaries	14.0	15.9
VAT payables	12.5	7.5
Other tax payables	11.6	12.3
Advances	11.1	21.4
Other payables	84.0	91.8
Accrued and deferred income	41.3	53.3

Total	194.9	224.9

Other tax payables include EUR 9.1 million (EUR 6.4 million at 31 December 2017) in allocations by the subsidiary Mediaset España, representing 3% of its gross advertising revenues, as per Spanish Law 8/2009 on the funding of the Spanish Radio and Television Corporation (RTVE).

Other payables consist primarily of amounts due to personnel.

Accrued and other deferred income includes EUR 27.0 million of deferred income from penalty charges invoiced for the non-payment of subscription fees (these revenues will be recorded at the time of collection).

11.7 Net Financial Position

In accordance with Consob Communication 6064293 of 28 July 2006, here we report the breakdown of the consolidated net financial position, showing the Group’s current and non-current net financial debt. For each of the items reported, reference is given to the relative explanatory note. For a breakdown of changes in the net financial position over the year, see the section on the Group’s balance sheet and financial structure in the Report on Operations.

	31/12/2018	31/12/2017

Cash in hand and cash equivalents	0.1	0.1
Bank and postal deposits	389.7	172.6

Liquidity	389.8	172.7

Current financial assets and receivables	30.7	33.2

Due to banks	(0.2)	(216.2)
Current portion of non current debt	(7.3)	(24.9)
Other current payables and financial liabilities	(405.3)	(33.6)

Current Net Financial Debt	(412.8)	(274.7)

Current Net Financial Position	7.7	(68.7)

Due to banks	(743.1)	(949.6)
Corporate bond	—	(372.7)
Other non current payables and financial liabilities	(1.0)	(1.2)

Non current financial debt	(744.1)	(1,323.4)

Net Financial Position	(736.4)	(1,392.2)

Below is a breakdown of certain financial position items; please refer as required to individual financial statement items for comments on the main changes in figures.

Receivables and other current financial assets include the fair value of derivatives hedging against foreign exchange risk exceeding the change in the foreign-currency payables hedged and the fair value of the derivatives designated as hedges against interest-rate risk.

Other current financial liabilities and payables include payables to factoring companies, current account arrangements with associates and joint venture and loans received to finance movie development, distribution and production operations, and the corporate bond maturing in January 2019, as reported in Note 10.4.

Other non-current financial payables and liabilities include non-current amounts of the fair value of derivatives held to hedge against interest rate risk and payables due to leasing companies.

Current amounts of non-current financial debt includes the current portion of medium/long-term bank loans, equal to EUR 6.5 million (EUR 5.1 million at 31 December 2017); the current portion of finance leases, equal to EUR 0.2 million; and the current portion of the fair value of derivatives held to hedge against interest rate fluctuations, equal to EUR 0.6 million (EUR 0.3 million at 31 December 2017).

NOTES ON THE MAIN ITEMS OF THE STATEMENT OF INCOME

The statement of income does not show the contribution made by the consolidation of the EI Towers Group, in accordance with IFRS 5, for the 2017 financial year and the nine months of 2018. The net balance of these impacts, including the net gain generated from the sale of these assets at the beginning of the fourth quarter of 2018, are shown in the item Net profit from discontinued operations

12.1 Revenues from sales of goods and services

Below is a breakdown of the main revenue streams:

	2018	2017

Television advertising revenues	2,587.6	2,587.6
Other advertising revenues	151.8	130.1
Trading of TV rights and television production	65.5	41.9
Pay-tv subscriptions and sales of pre-paid cards	359.1	579.3
Sales of goods	14.4	18.0
Construction and maintenance of television equipment	94.7	72.2
Movie distribution	41.6	36.7
Other revenues	37.3	39.6

TOTAL	3,352.0	3,505.3

Television advertising revenues include revenues, net of agency commissions, from the sale of advertising space on free-to-air channels broadcast by Publitalia ‘80 S.p.A.; revenues from the sale of advertising space on pay TV channels broadcast via digital terrestrial technology by Digitalia ‘08 S.r.l. and revenues from the sale of advertising space on Spanish broadcasters of the Mediaset España Group by Publiespaña S.A. and Publimedia S.A..

Other advertising revenues relate to amounts due to the Group relating to revenues from radio advertising on proprietary websites under the exclusive agency of associated Mediamond, as well as revenues for teletext commercial services and advertising revenues from non-TV media, earned by Publieurope Ltd. and Publimedia S.A.. The change mainly relates to the increase in radio advertising sales.

Revenues from the sale of TV rights and television productions mainly include revenues from the multi-platform sale of premium content and the sale of movie rights for home video and television. The year-on-year increase is mainly due to the arrangements to sub-license the Cinema and Series pay-TV channels as part of the agreements entered into with Sky in the first half of the year.

Revenues from Pay-TV subscriptions are mainly generated by the sale of subscriptions and pre-paid cards relative to the Mediaset Premium offer and the Infinity offer.

The revenues from the sales of goods relate to teleshopping operations and advertising bartering transactions.

Revenues from construction and maintenance of television equipment mainly relate to the income granted in return for the use of transmission capacity on digital terrestrial television networks. This item also includes revenues from the sale of equipment by Elettronica Industriale S.p.A. to external customers. The year-on-year increase is mainly due to the arrangements to lease transmission capacity as part of the agreements entered into with Sky in the first half of the year.

Movie distribution revenues include the movie distribution revenues of Mediaset España and rental of movies to cinema operators throughout Italy by Medusa Film.

Other revenues mainly includes royalties relating to merchandising, income from telephone traffic originating from the interaction of various TV productions on the Mediaset and Mediaset España networks, and the sale of multimedia content and services to telephone service providers.

Revenue breakdown by geographical area

Below is a breakdown of revenues by geographical area, according to the customer’s country of residence:

	2018	2017

Italy	2,305.1	2,409.8
Spain	946.8	961.9
Other EU Countries	65.1	81.3
North America	21.9	24.7
Other Countries	13.1	27.6

TOTAL	3,352.0	3,505.3

Concentration of revenues

None of the income receivable from individual customers amounts to or exceeds 10% of the net consolidated revenues.

12.2 Other revenues and income

This item mainly includes non-core revenues and income, revenues from property rents and leases and contingent assets.

12.3 Personnel expenses

	2018	2017

Ordinary pay	263.3	259.6
Overtime	12.5	13.4
Special benefits	27.9	25.3
Additional salary period (13th and 14th salary period)	36.7	37.0
Accrued holiday pay	0.5	0.1

Total wages and salary	340.9	335.3

Social security contributions	98.7	95.5
Employee severence indemnity	0.3	0.4
M/L Incentive plans	3.5	3.4
Other expenses and layoff	53.6	52.7

Total personnel expenses	497.0	487.2

The item MLT incentives plans includes expenses accruing to the year 2018 for medium/long-term incentive plans allocated by Mediaset S.p.A. in 2016, 2017 and 2018.

Other expenses include leaving incentives and short-term benefits for employees (other than wages, salaries, contributions and paid leave), such as medical assistance, company cars, meal services and other free or subsidised goods and services. The item also includes compensation paid to salaried directors of Group companies, totalling EUR 6.1 million (EUR 6.8 million at 31 December 2017), of which EUR 4.3 million relating to the Mediaset España Group (EUR 4.2 million at 31 December 2017).

12.4 Purchases, services and other costs

	2018	2017
Purchases	116.0	107.8

Change in the inventories of raw materials, work in progress, semi-finished and finished goods	(24.2)	(39.6)
Consultants, temporary staff and services	250.1	222.3
Production services and purchase of television products	596.7	602.5
Publisher’s fees and other fixed fees (“minimi garantiti”)	35.3	42.0
Advertising spaces and public relations	28.0	29.7
EDP	25.3	23.2
Personnell search, training and other costs	12.1	9.9
Other services	432.8	458.9
Total services	1,380.3	1,388.5

Leasing and rentals	225.8	227.0

Provisions for risks	51.1	35.6

Other operating costs	89.3	62.1

Total purchases, service and other costs	1,838.4	1,781.4

Purchases include EUR 64.6 million relating to the acquisition of broadcasting rights with a term of less than 12 months (EUR 50.3 million at 31 December 2017).

Other services mainly refer to trade association costs for the use of intellectual property rights of EUR 98.9 million (EUR 102.1 million at 31 December 2017); costs for customer care activities primarily relating to Premium of EUR 13.8 million (EUR 28.1 million at 31 December 2017); and EUR 72.9 million of maintenance costs (EUR 70.4 million at 31 December 2017). The item also includes costs for commissions, utilities, and banking and insurance fees.

Leasing and rentals includes EUR 157.5 million in costs relating to television signal transmission and the rental of posts and pylons for the two geographical areas of business (EUR 151.8 million at 31 December 2017), EUR 15.5 million in royalties (EUR 13.8 million at 31 December 2017) and EUR 37.5 million relating to rents and leases, mainly for television studios and equipment and office space (EUR 38.8 million at 31 December 2017).

Provisions for risks includes a provision of EUR 34.4 million for impairment, to reflect the burden (in accordance with IAS 37) of future pay movie and TV series rights commitments.

Other operating costs include costs relating to the contribution of 3% of the gross advertising sales of the Mediaset España Group in accordance with the industry sector law on funding public television.

12.5 Amortisation, depreciation and write-downs

	2018	2017

Amortisation of TV and movie rights	753.3	954.3
Amortisation of other intangible assets	41.2	38.7
Amortisation of tangible assets	46.5	49.5
Write-downs/(Reversal) of TV and movies rights	130.9	2.9
Write-downs/(Reversal) of fixed assets	7.4	0.0
Impairment of goodwill/badwill from business combination	(1.5)	—
Write downs of receivables	14.6	9.7

Total amortisation, depreciation and write-downs	992.4	1,055.0

The reduction in Amortisation of television broadcasting rights mainly refers to the amortisation of Serie A pay-TV rights recognised for the first six months of 2018 only.

Write-downs/(write-backs) of television broadcasting rights includes a EUR 128.3 million impairment loss recognised on the basis of assessments conducted on the recoverability at 31 December 2018 concerning Pay CGU related assets connected with long-term movie and TV series broadcasting rights contracts.

Write-downs/(write-backs) of fixed assets includes write-downs for some movie productions that will not be brought to completion.

Write-downs of goodwill/(income) from business combinations refers to EUR 7.2 million for the write-down of goodwill relating to CGU Radio, as mentioned in section 7.4, and EUR 8.7 million in income for business combinations from the Purchase Price Allocation for the acquisition of RMC Italia S.p.A. in accordance with IFRS 3.

12.6 Financial expenses

	2018	2017
Interests on financial liabilities	(27.2)	(27.5)
Financial expenses on securities	—	(0.6)
From derivative instruments	—	(0.0)
Other financial losses	(4.0)	(5.1)
Foreign exchange losses	(56.8)	(37.8)

Total financial losses	(88.0)	(71.0)

Interest expense on financial liabilities includes the interest expense for the period on the corporate bond issued by Mediaset Group S.p.A. totalling EUR 20.2 million (EUR 21.6 million at 31 December 2017).

12.7 Financial income

	2018	2017

Interests on financial assets	0.8	2.6
From derivative instruments	0.0	—
Other financial income	1.2	1.1
Foreign exchange gains	69.8	52.0

Total financial income	71.8	55.7

Foreign exchange gains include the effects of derivatives relating to the hedging of foreign currency exposure connected to commitments for the future acquisition of rights, and the effect of derivatives used to hedge against fluctuations in the exchange rates on financial statement items.

12.7.1 Financial income/expenses recognised according to IFRS 9

The table below summarises the income and expenses recognised in profit and loss, classified according to the IFRS 9 categories. For more details see Note 13, which contains additional information on financial instruments and risk management policies.

	2018	2017
Financial instruments FVTPL	23.0	(1.2)
Liabilities at amortizated cost	(38.3)	(12.8)
Finacial activities at amortized cost	0.9	(0.2)
Other financial income/(losses)	(1.8)	(1.1)

Total financial income/(losses)	(16.2)	(15.3)

Trading derivatives include net financial income and charges relating to derivatives used to hedge against the risk of fluctuating interest rates for medium/long term financial liabilities, and those used to hedge against fluctuating exchange rates.

Other financial income/(expenses) include the revenues relating to the time discounting of employee leaving indemnities and interest relating to the time discounting of provisions for risks expiring after 12 months.

12.8 Result from equity investments

This item includes the portion of net result of companies accounted using equity method including any impairment or recoveries, write-downs of financial receivables relating to equity investments recognised under other non-current financial assets, allocations to the provision for risks on equity investments, and income from the collection of dividends and capital gains and losses.

	2018	2017

Result of equity investments valued with the equity method	4.4	8.4
Gain/(losses) from the sale of equity investments	—	0.1
Other (expenses)/income	5.0	0.3

Total income/(expenses) from equity investments	9.5	8.8

The result from equity investments measured at equity mainly includes costs and income related to the pro-rata recognition of profit from equity investments in associates and joint ventures. In particular:

•                  income totalling EUR 3.6 million related to the sale of the equity investment held in Pegaso Televisión Inc., measured using the equity method;

•                  the equity investment held in Bulldog Tv Spain generated a gain of EUR 0.9 million;

•                  the equity investment in La Fábrica de la Tele generated income totalling EUR 1.3 million;

•                  income totalling EUR 0.7 million related to the equity investment in Tivù S.r.l.;

•                  income totalling EUR 0.5 million related to the equity investment in Titanus Elios S.p.A.;

•                  expenses totalling EUR 3.6 million related to the equity investment held in 2iTower Holding, which reflects the EITowers Group’s fourth quarter gains and the costs and financial expenses connected with the OPA for acquiring control of EITowers;

•                  expenses totalling EUR 0.6 million related to the equity investment in Studio 71 Italia S.r.l.;

Other (expenses)/income refers to income of EUR 4.5 million from the price adjustment paid to Mediaset España by Telefonica under the agreements for the sale of a 22% stake in Digital Plus-DTS of 4 July 2014, due to the achievement of pre-established DTS subscriber thresholds in the years after the transaction.

12.10 Taxes for the period

	2018	2017

Irap tax	4.9	6.0
Ires tax	1.4	1.0
Previous year tax	(0.1)	(0.2)
Current tax expenses (foreign companies)	35.3	32.9

Total current tax	41.5	39.8

Income from tax asset	(71.0)	(64.9)
reversal from tax asset	51.2	86.9

Total deferred tax asset	(19.9)	22.0

reversal from deferred tax liabilities	0.3	1.0
Total deferred tax liabilities	(2.7)	(2.2)

Total deferred tax liabilities	(2.3)	(1.3)

Total income tax	19.3	60.5

Current tax payables (IRAP and IRES tax) include income tax accruing to the year for Italian Group companies not scoped into the tax consolidation arrangement.

Prior year tax mainly includes expense generated as a result of the recalculation of taxes upon submission of the income tax return with respect to the amount recognised in the financial statements for previous years.

The tax expenses (foreign companies) mainly relate to the taxes for the year posted by the Spanish subsidiary company Mediaset España.

The items deferred tax assets and liabilities mainly show the financial movements for the year for the allocations and/or uses generated as a result of changes in the temporary differences between the values for tax and accounting purposes. Deferred tax assets also include income generated by the negative IRES tax base due to tax losses of companies scoped into the Italian tax consolidated arrangement, as the companies did not generate taxable income in the reporting year.

The table below shows a reconciliation between the standard tax rate in force in Italy on the income tax for companies for the tax years 2018 and 2017, and the effective tax rate of the Group.

	2018	2017

Current tax rate	27.90%	27.90%
IRAP tax non deductible expenses	1.32%	3.74%
Effects of companies with different tax rate	-13.69%	-8.84%
Non deductible expenses and consolidation adjustment with
no tax effect	13.32%	4.73%

Actual tax rate	28.85%	27.53%

12.11 Net profit from discontinued operations

In accordance with IFRS 5, the Net profit from discontinued operations includes the net profit/loss of the EI Towers Group for both the 2018 (for the period prior to the deconsolidation date, which occurred at the start of the fourth quarter) and 2017 financial years.

This item also includes capital gains, net of costs and direct taxes of EUR 498.2 million, calculated as the difference between the consideration received from the sale of the controlling interest held in EI Towers (EUR 644.4 million) and the consolidated net carrying amount of assets relating to the Group at that date.

Net revenues and operating costs are shown net of intercompany eliminations.

Discontinued Operations
Income Statement	2018	2017
Total consolidated net revenues(*)	65.0	83.0
Operating costs(*)	(38.8)	(48.4)
EBITDA	103.8	131.4
Amortization and
depreciation	28.9	41.3
EBIT	74.9	90.1
Financial income/(losses)	(2.1)	(13.4)
EBT	72.8	76.7
Income taxes	(21.0)	(22.2)
Net capital gain from discontinued operations	498.2	—

Net Profit from Discontinued Operations	550.0	54.5

12.12 Net profit/(loss) for the period

The Group consolidated net result at 31 December 2018 improved to a net profit of EUR 471.3 million, compared with a net profit of EUR 90.5 million the previous year.

12.13 Earnings/(loss) per share

The calculation of basic and diluted earnings per share is based on the following data:

	2018	2017

Net result for the period (millions of euro)	471.3	90.5
Weighted average number of ordinary shares (without own shares)	1,137,142,325	1,136,402,064

Basic EPS	0.41	0.08
Weighted average number of ordinary shares for the diluted EPS computation	1,137,927,495	1,137,090,970

Diluted EPS	0.41	0.08

The figure for earnings per share is calculated using the ratio of the Group’s net profit to the weighted average number of shares in circulation during the period, net of treasury shares. The figure for diluted earnings per share is calculated using the number of shares in circulation and the potential diluting effect from the allocation of treasury shares to the beneficiaries of vested incentive plans.

The Basic earnings/(loss) per share for continuing operations were EUR -0.04 per share (diluted earnings/(loss) were EUR -0.04 per share), whereas the equivalent figure for discontinued operations was EUR 0.46 per share (diluted earnings/(loss) were EUR 0.46 per share).

CASH FLOW STATEMENT

The cash flows generated/absorbed by the EI Towers Group for the 2018 and 2017 financial years are shown separately for each type of operations (management operations, investment operations and financing operations). For the 2018 financial year, the impacts of the sale of the EITowers Group on cash and cash equivalents are shown in the item Changes in stakes in subsidiaries/Changes in scope of consolidation

13.1 Equity investments

This item refers to the acquisition of a 40% equity interest in the company F2i Holding S.p.A..

13.2 Change in payables for investments

For the two reference periods, the change in payables to Lega Calcio following the assignment of the Serie A league championship broadcasting rights is shown net of receivables for the amount arising from the sub-licensing of such broadcasting rights to Sky Italia.

13.3 Business combinations net of cash and cash equivalents acquired

This item shows the impact of the acquisition of RMC Italia for the 2018 financial year, whereas in the previous year this item showed the impact of the acquisition of the companies Radio Subasio S.r.l. and Radio Aut S.r.l. on cash and cash equivalents.

13.4 Changes in stakes in subsidiaries/Changes in scope of consolidation

This item refers to the proceeds from the sale of the EI Towers Group, net of the cash and cash equivalents deconsolidated following its sale for EUR 625.5 million, as well as the proceeds from the disposal of the company R2 S.r.l. for EUR 22.9 million. In the previous year, this item related to the buyback of 11.11% of the subsidiary Mediaset Premium S.p.A.

13.5 Changes in financial liabilities

The table below as required by IAS 7 shows the changes in financial liabilities

			Fair value	Discontinued	Other non cash
Change in fianncial liabilities	2017	Cash in (*)	adjustment	operations	movements (**)	2018

Financial liabilities on hedging derivaties	(0.5)	—	1.1	—	—	0.6
Loans	18.1	—	—	(11.4)	—	6.7
Credit lines	203.2	(174.5)	—	(28.7)	—	0.0
Due to other financial istitutions	34.9	(21.4)	—	—	—	13.5
Corporate bond	391.9	—	—	—	1.0	392.9
Due to banks	949.5	80.0	—	(285.4)	—	744.1

Total financial labilities	1,597.1	(115.9)	1.1	(325.5)	1.0	1,157.8

(*) includes cash flow from interests paid

(**) includes amortised costs

OTHER INFORMATION

14. DISCLOSURES ON FINANCIAL INSTRUMENTS AND RISK MANAGEMENT POLICIES

The tables below provide, separately for the two years being compared, the disclosures required by IFRS 7, for the purpose evaluating the significance of the financial instruments with reference to the balance sheet, cash flow and the income statement result of the Group.

Categories of financial assets and liabilities

Below is a breakdown of the book value of the financial assets and liabilities, as required by accounting standard IFRS 9.

IFRS 9 CATEGORIES

FINANCIAL ASSETS AS AT 31st DECEMBER 2018	Financial assets FVTPL	Amortized cost	Financial assets FVOCI	BOOK VALUE	EXPLANATORY NOTES

OTHER FINANCIALS ASSETS:
equity investments	—	—	61.4	61.4

hedging derivatives (non current stake)	4.2	—	—	4.2	7.7
other financials assets	—	3.5	—	3.5
financials receivables (due after 12 months)	—	6.0	—	6.0
TRADE RECEIVABLES:

receivables from customers	—	809.1	—	809.1	8.2
receivables from related parties	—	82.1	—	82.1
OTHER RECEIVABLES/CURRENT ASSETS:

Other receivables	—	1.3	—	1.3	8.3
receivables from factoring companies	—	56.8	—	56.8
CURRENT FINANCIALS ASSETS:

financials receivables (due within 12 months)	—	20.8	—	20.8	8.4
securities and financial receivables	—	—	—	—
hedging derivatives	2.9	—	—	2.9
derivatives with no hedging purpose	2.3	—	—	2.3

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	389.7	—	389.7	8.5

TOTAL FINANCIALS ASSETS	9.4	1,369.4	61.4	1,440.2	—

IFRS 9 CATEGORIES

FINANCIAL LIABILITIES AS AT 31 DECEMBER 2018	Liabilities at FVTPL	Liabilities at amortizated cost	BOOK VALUE	EXPLANATORY NOTES
NON CURRENT FINANCIAL LIABILITIES AND PAYABLES:

due to banks	—	743.1	743.1	10.2
corporate bond	—	—	—
hedging derivatives (non current stake)	1.3	—	1.3
other financial liabilities	—	1.2	1.2
CURRENT LIABILITIES:

due to banks	—	6.7	6.7	11.1
due to suppliers	—	641.7	641.7	11.2
due to related parties	—	78.7	78.7
OTHER FINANCIAL LIABILITIES:

due to factoring company	—	3.9	3.9	11.4
corporate bond	—	392.9	392.9
other financial liabilities	—	3.1	3.1
hedging derivatives	0.9	—	0.9
derivatives with no hedging purpose	0.6	—	0.6
financial liabilities to related parties	—	5.5	5.5

TOTAL FINANCIAL LIABILITIES	2.9	1,876.7	1,879.5	—

IFRS 9 CATEGORIES

FINANCIAL ASSETS	Financial assets		Financial		EXPLANATORY
AS AT 31st DECEMBER 2017	FVTPL	Amortized cost	assets FVOCI	BOOK VALUE	NOTES

OTHER FINANCIALS ASSETS:					7.7

equity investments	—	—	61.4	61.4

hedging derivatives (non current stake)	0.4	—	—	0.4
other financials assets	—	—	—	—
financials receivables (due after 12 months)	—	15.0	—	15.0
TRADE RECEIVABLES:

receivables from customers	—	1,081.0	—	1,081.0	8.2
receivables from related parties	—	57.0	—	57.0
OTHER RECEIVABLES/CURRENT ASSETS:	—	—	—	—	—

Other receivables	—	1.3	—	1.3	8.3
receivables from factoring companies	—	19.6	—	19.6
CURRENT FINANCIALS ASSETS:					—

financials receivables (due within 12 months)	—	20.0	—	20.0	8.4
securities and financial receivables	—	—	—	—
hedging derivatives	0.2	—	—	0.2
derivatives with no hedging purpose	0.1	—	—	0.1

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	172.6	—	172.6	8.5

TOTAL FINANCIALS ASSETS	0.7	1,366.6	61.4	1,428.5	—

IFRS 9 CATEGORIES

FINANCIAL LIABILITIES	Liabilities at	Liabilities at		EXPLANATORY
AS AT 31 DECEMBER 2017	FVTPL	amortizated cost	BOOK VALUE	NOTES

NON CURRENT FINANCIAL LIABILITIES AND PAYABLES:

due to banks	—	949.6	949.6	10.2
corporate bond	—	372.7	372.7
hedging derivatives (non current stake)	15.3	—	15.3
other financial liabilities	—	1.6	1.6
CURRENT LIABILITIES:

due to banks	—	221.3	221.3	11.1
due to suppliers	—	1,084.1	1,084.1	11.2
due to related parties	—	54.4	54.4
OTHER FINANCIAL LIABILITIES:

due to factoring company	—	0.2	0.2	11.4
corporate bond	—	19.2	19.2
other financial liabilities	—	5.4	5.4
hedging derivatives	14.9	—	14.9
derivatives with no hedging purpose	4.1	—	4.1
financial liabilities to related parties	—	28.1	28.1

TOTAL FINANCIAL LIABILITIES	34.2	2,736.4	2,770.6	—

Fair value of financial assets and liabilities, calculation models and input data used

Below is an analysis of the amounts corresponding to the fair value of assets and liabilities broken down based on the methodologies and the calculation models used to calculate them.

Note that the tables do not show those financial assets and liabilities whose fair value cannot be calculated objectively, since their book value is very close to the fair value, and that the fair value of derivatives constitutes the net position between asset and liability values.

The input data used for measurement of fair value at the reporting date, obtained from the infoprovider Bloomberg, were as follows:

•      Euro curves for the estimation of forward rates and discount factors;

•      Spot exchange rates of the ECB;

•      Forward exchange rates calculated by Bloomberg;

•      The fixing of the Euribor rate;

•      The “mid” credit default swap (CDS) spread listed by various counterparties (if available);

•      Credit spread of Mediaset S.p.A. and Mediaset España S.A.

Mark to Model

BALANCE SHEET ITEMS AT 31st		Mark to				TOTAL FAIR
DECEMBER 2018	BOOK VALUE	Market	Black&Scholes	Binomial model	DCF Model	VALUE	Notes

Other receivables and financial assets	3.5	3.5			—	3.5	8.4
Trade receivables	11.9				12.5	12.5	8.2
Due to banks	(749.6)				765.5	765.5	10.2
Corporate Bond	(392.6)	394.0			—	394.0	10.2
Due to supplier (over 12 months)	(84.8)				(84.5)	(84.5)	11.2
Non-cash flow hedging derivatives:							—
- Forward	1.7				1.7	1.7	8.4;11.4
Cash flow hedging derivatives:	—				—	—	—
- Forward	4.9				4.9	4.9	7.7;8.4;
- IRS	(0.6)				(0.6)	(0.6)	10.2;11.4

Mark to Model

BALANCE SHEET ITEMS AT 31st		Mark to				TOTAL FAIR
DECEMBER 2017	BOOK VALUE	Market	Black&Scholes	Binomial model	DCF Model	VALUE	Notes

Other receivables and financial assets	4.9				4.9	4.9	8.4
Trade receivables	6.8				7.1	7.1	8.2
Due to banks	(967.8)				(992.1)	(992.1)	10.2
Corporate Bond	(391.5)	(413.4)				(413.4)	10.2
Due to suppliers (over 12 months)	(88.1)				(88.0)	(88.0)	11.2
Non-cash flow hedging derivatives:	—
- Forward	(4.0)				(4.0)	(4.0)	8.4;11.4
Cash flow hedging derivatives:	—
- Forward	(29.5)				(29.5)	(29.5)	7.7;8.4;
- IRS	0.2				0.2	0.2	10.2;11.4

The fair value of securities listed on an active market is based on market prices at the reporting date. The fair value of securities not listed in an active market and trading derivatives is determined by employing the most commonly used valuation models and techniques on the market or using the price provided by several independent counterparties, with reference to comparable listed securities prices.

The fair value of non-current bank payables was calculated considering the credit spread of Mediaset S.p.A., including the short-term component of the medium/long term loans.

Regarding the bonds issued by the Group, listed on the Luxembourg stock exchange, the following market values as of 31 December 2018 were used to determine fair value:

				MARKET PRICE
ISSUER	Issuing date	BOOK VALUE	DURATION	(*)

Mediaset S.p.A.	24th October 2013	375.0	5 years	105.1

(*) inclusive of the interest accrual

For the trade receivables and payables expiring before year-end, the fair value was not calculated as their book value is an approximation. As a result, the carrying amount stated for the receivables and payables for which the fair value was calculated, also includes the portion due within 12 months from the reporting date. The calculation of the fair value of trade receivables only takes account of creditworthiness of the counterparty when there is market information that can be used for its determination. With regard to trade payables, fair value has been adjusted taking into account the creditworthiness of Mediaset S.p.A. and Mediaset España S.A..

It should also be noted that the fair value of derivatives refers to valuation techniques already described in the section Summary of accounting standards and valuation criteria which use variables observable in the market, for example the rates curve and exchange rates.

The financial assets and liabilities valued at fair value are classified in the following table, based on the nature of financial parameters used in determining the fair value, on the basis of the fair value hierarchy envisaged by the standard:

•      Level I: listed prices on active markets for identical instruments;

•                  Level II: variables other than listed prices in active markets that may be observed either directly (as in the case of prices) or indirectly (derived from the prices);

•                  Level III: variables that are not based on observable market values.

BALANCE SHEET ITEMS					TOTAL FAIR
AS AT 31st DECEMBER 2018	BOOK VALUE	level I	level II	level III	VALUE	Notes

Equity investments			61.4			7.7
Non-cash flow hedging derivatives
- forward	1.7		1.7		1.7	8.4;11.4
Cash flow hedging derivatives						—
- forward	4.9		4.9		4.9	7.7;8.4;
- IRS	(0.6)		(0.6)		(0.6)	10.2;11.4

BALANCE SHEET ITEMS					TOTAL FAIR
AS AT 31st DECEMBER 2017	BOOK VALUE	level I	level II	level III	VALUE	Notes

Equity investments			61.4			7,7

Non-cash flow hedging derivatives
- forward	(4.0)	—	(4.0)	—	(4.0)	8.4;11.4
Cash flow hedging derivatives	—	—	—	—		—
- forward	(29.5)	—	(29.5)	—	(29.5)	7.7;8.4;
- IRS	0.2	—	0.2	—	0.2	10.2;11.4

Financial charges and income recognised in compliance with IFRS 9

Below is an analysis of the net financial charges and income generated from financial assets and liabilities, broken down according to the categories laid down by IFRS 9 (as shown in Note 11.8) and illustrating, for each category, the nature of these charges and income.

				Foreign
IFRS 9 CATEGORIES		From changes	From equity	exchange	Net
AS AT 31st DECEMBER 2018	From interests	in fair value	reserve	gains/losses	gains/losses

Financial instruments FVTPL	—	0.8	(0.7)	22.9	23.0
Liabilities at amortizated cost	(28.3)	—	—	(10.0)	(38.3)
Finacial activities at amortized cost	0.9	—	—	—	0.9
Financial instruments FVOCI	—	—	—	—	—

Total IFRS 9 Category	(27.5)	0.8	(0.7)	12.9	(14.5)

				Foreign
IFRS 9 CATEGORIES		From changes	From equity	exchange	Net
AS AT 31st DECEMBER 2016	From interests	in fair value	reserve	gains/losses	gains/losses

Financials instrument FVTPL	0.1	0.7	(0.3)	(1.7)	(1.3)
Liabilities at amortizated cost	(42.0)	—	—	16.1	(25.8)
Finacial activities at amortized cost	(0.2)	—	—	—	(0.2)
Financials instruments FVOCI	—	—	—	—	—

Total IFRS 9 Category	(42.0)	0.7	(0.3)	14.4	(27.2)

Capital management

The Group’s objectives regarding the management its capital are aimed at protecting the Group’s ability continue to both guarantee profitability for shareholders, stakeholders’ interests and compliance with covenants, and maintain an optimal capital structure.

Types of financial risks and relating hedging

Mediaset has defined specific policies for the management of the Group’s financial risks, aimed at reducing its exposure to exchange rate risks, interest rate risks and liquidity risks. To optimise the structure of operating costs and resources, this activity is centralised within the group parent Mediaset S.p.A., which has been entrusted with the task of collecting the information regarding the positions exposed to risk and hedging them.

Mediaset S.p.A. and Mediaset España directly operate in their own specific markets, controlling and managing financial risk for their subsidiaries. The selection of the financial counterparts focuses on those with a high credit standing while, at the same time, ensuring a limited concentration of exposures towards them.

Foreign exchange risk

The Group’s exposure to exchange rate risk mainly stems from the acquisition of television and movie broadcasting rights in currencies other than the Euro, mainly in US dollars, carried out in their respective areas of operation by RTI S.p.A. and Mediaset España Comunicación S.A.

In compliance with the Group’s policies, the companies adopt an approach to exchange rate risk management aimed at eliminating the effect of exchange rate fluctuations while setting in advance the book value at which the rights will be posted once they are acquired.

Exchange rate risk emerges from the early stages of negotiations for entering into any contract and continues up to payment of the amount due for the acquisition of the broadcasting rights. From an accounting standpoint, from the date the derivatives contract is entered into until the date the asset is posted, the Mediaset Group applies the hedge accounting methodology documenting by way of the hedging relationship, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

During the period between the date on which the purchase commitments were agreed and the date on which the hedged television rights were recognised, the “cash flow hedge” method is used in accordance with IAS 39. Based on this method, as more detailed in the section “Summary of accounting standards and valuation criteria”, the effective portion of the change in the value of the derivative is accounted for in a reserve in Shareholders’ Equity, which is used to adjust the carrying amount of the right in the Financial Statements (basis adjustment), generating an impact on profit and loss when the hedged item, i.e. the right, is amortised.

At the same time as the posting of the right, in the period from the time the payable arises until it is paid in full, following the termination of the formal cash flow hedge, the subsequent accounting is performed by implementing the “natural hedge” due to which both the adjustment of the exchange rates on the payable and the adjustment of the exchange rate derivative to fair value are posted “naturally” to the Income Statement, which takes in their opposite impacts.

The types of derivatives mainly used are forward purchases and purchases of option contracts. The fair value of forward contracts on currencies is determined as the discounted difference between the notional amount calculated using the contractual forward rate and the notional amount calculated using the forward exchange rate at the reporting date adjusted for creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged risk (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

Sensitivity analysis

Financial instruments exposed to EURO/USD exchange rate risk, mainly comprising payables for the acquisition of broadcasting rights and exchange rate derivatives, were the subject of a sensitivity analysis at the reporting date. The carrying amount of the financial instruments was adjusted by applying a symmetrical percentage change to the period-end exchange rate, equal to the 1-year implicit volatility of the reference currency published by Bloomberg, equal to 7.69% (7.45% for 2017).

This sensitivity analysis of the derivatives under cash flow hedge accounting had an impact on the changes in spot values posted to the Shareholders’ Equity Reserve, while the change resulting from the forward points impacts the Income Statement Result, in compliance with the method defined by the hedging relationship.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

	EUR/USD
	exchange as		rectified	through		Total
	at 31		EUR/USD	Profit and	through	Shareholders’
	december	% change	exchange rate	Loss	Equity	Equity

		7.69%	1.2330	1.3	(21.3)	(19.9)
2018	1.1450
		-7.69%	1.0570	(1.7)	24.8	23.1

		7.45%	1.2886	0.7	(21.5)	(20.7)
2017	1.1993
		-7.45%	1.1100	(1.0)	24.9	24.0

Interest rate risk

The management of the financial resources of the Mediaset Group involves the centralised cash-pooling with the group parent Mediaset S.p.A. and with Mediaset España Comunicación S.A. for its subsidiaries. These companies are tasked with obtaining funding from the market by entering into medium/long term loans and opening committed and uncommitted credit lines.

Interest rate risk mainly originates from variable rate financial payables, which expose the Group to cash flow risk. The management objective is to limit the fluctuation of financial charges that impact the financial result, limiting the risk of a potential rise in interest rates.

Within this context, the Group pursues its objectives using financial derivatives contracts entered into with third parties aimed at setting in advance or reducing, the change in cash flows due to the market change in interest rates on medium/long-term debt. The timeframe considered significant for managing interest rate risk is defined as a minimum term of 18 months of residual duration of the operation.

Hedge accounting is put in place from the date the derivatives contract is entered into until the date of its extinction or expiry, documenting, by way of the “hedging relationship”, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

Specifically, the cash flow hedge methodology set out by IAS 39 is used. According to this method, the method, the lower, in absolute terms, of the changes in the clean fair value of derivatives, that is, the fair value less accruals of interest, or the fair value of the underlying is charged to an equity reserve. The difference between that value and the total fair value is then charged to the income statement at each reporting date. Both the fair value and the clean fair value are adjusted to take account of creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged liabilities (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The fair value of the interest rate swaps (IRS) is calculated based on the current value of expected future cash flows.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

The Group has collar derivatives in place to hedge variable rate medium/long term loans.

The main features about derivatives instruments regarding Mediaset S.p.A. are shown below.

		Variable
	Fixed rate	rate	Floor	Validity	Expire date
Interest Rate Swap - BANCA INTESA - notional amount € 150 million	-0.02%	Euribor	-1.10%
		3M/365

				04/07/2016	30/06/2020

Interest rate Swap- UNICREDIT - notional amount € 50 million	-0.15%	Euribor	-1.10%
		3M/365

				31/01/2017	29/09/2021

Interest rate Swap- UNICREDIT - notional amount € 25 million	-0,21%	Euribor	-1.10%
		3M/365

				31/01/2017	29/09/2021

Sensitivity analysis

A sensitivity analysis was conducted on the financial instruments exposed to interest rate risk at the time of the drafting of these Financial Statements. The assumptions upon which the model is based are illustrated below:

•                  Medium-to-long term payables were subject to a change of 50 bps upwards and 20 bps downwards at the date of re-fixing the internal rate of return posted during the year.

•                  Short and medium/long revolving payables and other current financial items were subject to a recalculation of the amount of financial charges by applying a change of 50 bps upwards and 20 bps downwards to the values posted to the financial statements.

•                 The fair value of interest rate swaps (IRS) was recalculated applying a non-symmetrical shift (+50 bps; -20 bps) to the interest rate curve at the reporting date. The ineffective portion was calculated based on the fair value recalculated using the adjusted interest rate curve.

It was not possible to apply a symmetrical change of 50 bps as the very short-term interest rate curve at the reporting date was negative.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

				Total
		through Profit and		Shareholders’
	changes	Loss	through Equity	Equity

	+50 b.p.	(1.1)	0.5	(0.7)
2018
	-20 b.p.	(0.2)	-2.5	(2.8)

	+50 b.p.	(0.7)	2.8	2.1
2017
	-20 b.p.	0.2	(3.4)	(3.3)

Liquidity risk

Liquidity risk is related to the difficulty of finding funds to meet commitments.

This may be due to the unavailability of sufficient funds to satisfy financial commitments in accordance with the established terms and due dates in case upon sudden revocation of uncommitted credit lines or in the event that the Company has to settle its financial liabilities before their natural maturity.

Through careful and prudent financial management, which is reflected in the policy adopted, and the constant monitoring of the relationship between granted credit lines and their use, as well as the balance between short-term debt and medium/long term debt, the Mediaset Group has put in place sufficient credit lines, both in terms of quantity and quality, to face the current crisis.

As already mentioned, the Group’s treasury activities are centralised within Mediaset S.p.A. and Mediaset España, operating in their respective domestic markets as well as internationally, through the use of automatic cash pooling movements used by almost all the group companies.

The management of the liquidity risk involves:

•                  maintaining an essential balance between the committed and uncommitted credit lines to avoid a strain on liquidity if creditors request repayment;

•      keeping the average financial exposure during the year to no more than 80% of the total value granted by the lenders;

•                  The availability of financial assets that can be readily liquidated to meet any cash requirements. In order to optimise the management of liquidity, the Group concentrates the payment dates to almost all its suppliers at the same dates as those of the most significant cash inflows.

The table below shows the company’s financial obligations, based on the contractual expiry date and considering the worst case scenario at undiscounted values. Depending on the type of finance, it shows the nearest date when the Group may be asked to make payment and explanatory notes are provided for each class.

At 31 December 2018 “current financial payables” due within 3 months did not include credit facilities for very short term advances, with a due date set formally at one year and renewable (EUR 202.0 million at 31 December 2017). Lastly, current financial payables include the interest expense on term loans due within one year.

Corporate bonds also include the current amount due within 12 months for the interest and principal that will be paid during the course of 2019, posted under the item Other financial liabilities.

		Time Band
ITEM OF BALANCE		from 0 to 3	from 4 to 6	from 7 to 12	from 1 to 5		Total cash	Explanatory
as at 31 DECEMBER 2018	Book value	months	months	months	years	after 5 years	flows	Notes

FINANCIAL LIABILITIES:

Non current due to bank	743.1	—	—	—	763.2	—	763.2	10.2
Corporate bond	392.9	394.2	—	—	—	—	394.2	10.2;11.4
Current due to bank	6.7	1.9	1.7	3.5	—	—	7.1	11.1
Financial due to related parties	5.5	5.5	—	—	—	—	5.5	11.4
Due to suppliers for television and movie rights	249.3	187.9	18.7	24.4	18.3	—	249.3	11.2
Due to other suppliers	392.5	384.2	5.9	2.4	—	—	392.5	11.2
Due to related parties	78.8	78.8	—	—	—	—	78.8	11.2
Due to factoring companies	3.9	3.9	—	—	—	—	3.9	11.4
Due to leasing companies	0.2	—	0.2	—	—	—	0.2	11.4
Other debt and financial liabilities	4.2	3.6	—	0.6	—	—	4.2	11.4

Total	1,877.0	1,060.0	26.5	30.9	781.5	—	1,898.8

DERIVATIVES:
hedging derivatives (buying currency)
								7.7;8.4;
(value to the contractual exchange)	(5.5)	173.9	0.1	—	205.3	—	379.4	10.2;11.4
hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(177.5)	(0.1)	—	(219.2)	—	(396.8)

derivatives with no hedging purpose (buying currency)

(value to the contractual exchange)	(1.7)	141.1	—	—	—	—	141.1	8.4;11.4
derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(132.0)	—	—	(0.0)	—	(132.0)
								7.7;8.4;10.
hedging derivatives (rate risk)	0.6	0.3	0.1	0.3	0.4	—	1.1	2;11.4

Total	(6.6)	5.8	0.1	0.3	(13.4)	—	(7.2)

		Time Band
ITEM OF BALANCE		from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	Total cash	Explanatory
as at 31 DECEMBER 2017	Book value	months	months	months	months	months	flows	Notes
FINANCIAL LIABILITIES:

Non current due to bank	949.6	—	—	—	979.9	—	979.9	10.2
Corporate bond	391.8	19.2	—	0.0	394.2	—	413.4	10.2;11.4
Current due to bank	221.3	204.7	8.1	9.9	—	—	222.5	11.1
Financial due to related parties	28.1	28.1	—	—	—	—	28.1	11.4
Due to suppliers for television and movie rights	625.7	464.6	115.9	15.4	29.9	—	625.7	11.2
Due to other suppliers	458.4	452.9	3.8	2.5	—	—	459.2	11.2
Due to related parties	54.4	54.3	0.1	—	—	—	54.4	11.2
Due to factoring companies	0.2	0.2	—	—	—	—	0.2	11.4
Due to leasing companies	0.4	0.1	—	—	0.3	—	0.4	11.4
Other debt and financial liabilities	6.8	2.1	—	4.7	—	—	6.8	11.4

Total	2,736.5	1,225.9	127.8	32.5	1,404.4	—	2,790.5

DERIVATIVES:
hedging derivatives (buying currency)
								7.7;8.4;
(value to the contractual exchange)	29.7	217.9	—	—	216.2	—	434.1	10.2;11.4
hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(204.2)	—	—	(209.8)	—	(414.0)
derivatives with no hedging purpose (buying currency)
(value to the contractual exchange)	3.0	129.3	—	—	—	—	129.3	8.4;11.4
derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(126.7)	—	—	—	—	(126.7)
								7.7;8.4;10.
hedging derivatives (rate risk)	(0.2)	0.1	0.1	0.3	1.1	—	1.7	2;11.4

Total	32.5	16.5	0.1	0.3	7.5	—	24.4

The Group expects to meet these obligations through the realisation of its financial assets and, specifically, through the collection of receivables connected to its various commercial activities.

The difference between the book values and the total of the financial flows is mainly due to the calculation of interest on the contractual duration of the amounts due to banks. In addition, with reference to loans valued using the amortised cost method, the interest calculation method involves the use of the nominal rate instead of the actual yield rate.

With reference to the section relating to financial derivatives, in the scenario of settlement of gross flows, the contractual exchange rate means the forward exchange rate set at the date of entry into the contract, while the year end rate means the spot rate at the reporting date.

Credit risk

The credit risk mainly originates from the advertising sales on the Mediaset Group’s Italian and Spanish television networks and on assets resulting from the sale of Mediaset Premium cards and subscriptions.

The Group, based on a specific policy, manages the credit risk relative to the advertising sales through a comprehensive customer credit rating procedure, with an analysis of their economic and financial situations both at the time of setting the initial credit limit and through the ongoing and continuous monitoring of observance of payment terms, updating, when necessary, the previously assigned credit limit.

Based on the above-mentioned credit rating procedure and its subsequent updates, it is possible to break down customer exposure into the following three classes of risk, which represent the summary of a wider and more complex subdivision:

Low risk

Customers with a standard risk index and a financial position that adequately supports their assigned credit limit.

Medium risk

Customers who have not regularly fulfilled their contractual commitments or have current economic/financial situations that are critical compared to those relative to their original credit limit. Based on these specifications of credit positions, a write-down is calculated based on the percentage impact of historically observed losses.

High risk

Customers with whom there are ongoing default situations, or there is objective insolvency regarding their receivables, for which specific write-downs are made and, in some cases, recovery plans agreed, or extended payment terms which, in any case, do not exceed 12 months.

Below is a table summarising the net balances and the provision for write-downs divided into the above classes.

RISK CLASSES		Net matured				Total net	Provision for	Net
as at 31 DECEMBER 2018	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables

ITALY ADVERTISING RECEIVABLES:

low	405.5	27.9	10.9	3.7	10.9	53.5	0.2	405.3
medium	34.9	4.4	1.7	0.3	2.5	8.9	1.6	33.3
high	28.5	2.2	0.7	1.6	10.1	14.7	13.3	15.2
FOREIGN ADVERTISING RECEIVABLES :

low	212.3	30.3	2.1	0.4	0.1	32.9	2.0	210.3
medium	11.7	0.9	0.1	0.4	0.0	1.4	0.1	11.6
high	7.6	0.2	—	0.0	0.1	0.3	6.4	1.2

OTHER RECEIVABLES :

Distributors	1.1	—	0.0	0.0	—	0.0	—	1.1
Phone and television operator	53.8	0.7	0.1	0.1	2.3	3.1	1.5	52.3
Phone and television operator - Towers	—	—	—	—	—	—	—	—
Film area	26.8	13.3	0.8	0.3	6.3	20.7	8.8	18.0
Other customers	105.7	5.0	3.8	1.0	36.4	46.2	44.9	60.8
RECEIVABLES FROM RELATED PARTIES:

low	82.1	0.9	—	—	—	0.9	0.0	82.1
TOTAL TRADE RECEIVABLES	970.0	85.7	20.2	7.9	68.9	182.6	78.8	891.2

RISK CLASSES		Net matured				Total net	Provision for	Net
as at 31 DECEMBER 2017	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables

ITALY ADVERTISING RECEIVABLES:

low	450.1	27.8	12.4	1.7	18.6	60.5	—	450.1
medium	76.3	15.3	3.8	0.3	3.6	23.1	3.0	73.3
high	29.9	3.1	1.1	1.1	11.3	16.6	12.1	17.8
FOREIGN ADVERTISING RECEIVABLES :

low	229.6	21.8	18.3	5.3	6.9	52.2	1.3	228.3
medium	8.2	1.3	1.5	1.4	0.2	4.3	0.2	8.1
high	11.8	0.2	—	0.1	8.8	9.1	8.6	3.2

OTHER RECEIVABLES :

Distributors	2.2	0.3	0.2	0.3	0.2	1.0	—	2.2
Phone and television operator	155.1	0.6	1.8	0.1	16.7	19.3	1.5	153.6
Phone and television operator - Towers	56.1	4.6	4.8	2.7	28.1	40.2	9.2	46.9
Film area	35.7	4.7	0.2	0.3	17.1	22.2	9.8	25.9
Other customers	120.5	2.4	1.1	0.4	9.5	13.4	48.8	71.7
RECEIVABLES FROM RELATED PARTIES:

low	57.0	0.6	—	—	—	0.6	—	57.0
TOTAL TRADE RECEIVABLES	1,232.2	82.7	45.3	13.5	121.0	262.6	94.5	1,137.8

The item Distributors mainly comprises receivables from the distribution of Mediaset Premium cards.

The item Telephone/television operators mainly comprises receivables from the sale of content activities. It includes the receivable due from Sky Italia arising from sub-licensing the television broadcasting rights relating to the Serie A league championship for the seasons 2015-2018.

The item Telephone/television operators - Towers mainly comprises receivables related to the EI Towers Group.

The item Other customers includes receivables relative to Mediaset Premium’s customers.

The overall amount of guarantees received, mainly bank guarantees, for the receivables balances of third parties totals EUR 17.4 million (EUR 20.8 million at 31 December 2017) of which EUR 9.5 million relating to the Mediaset España Group (EUR 15.2 million at 31 December 2016).

In addition, bank guarantees in favour of associates and third party companies have been issued for a total amount of EUR 108.7 million (EUR 109.7 million at 31 December 2017). Of this amount, EUR 104.6 million were issued by the Mediaset España Group (EUR 98.0 million at 31 December 2017).

Regarding the main type of trade payables generated by the advertising business in Italy, in terms of concentration, 19.9% of revenues were made with the top 10 customers.

The changes in the bad debts provision are shown below.

		Provisions		Changes in the
		made during	Employment	consolidation	Balance at
	Balance at 1/1	the period	of the period	area	31/12
2018	94.5	19.8	(26.3)	(9.2)	78.8
2017	100.8	15.5	(22.3)	0.4	94.5

In addition, below is a table showing a detailed analysis of other financial assets, whose maximum credit risk exposure corresponds to the book value.

	2018	2017

Financial receivables	30.7	35.0
Hedging derivatives	7.1	0.6
Derivatives with no hedging purpose	2.3	0.1
Receivables from factor companies	56.8	19.5
Bank and postal deposits	389.7	172.6

Total financial asset	486.7	227.8

15. GOVERNMENT FUNDING

Pursuant to Act No. 124/2017, the grants, subsidies and economic benefits of any kind received from Italian government authorities during the financial year amounted to EUR 13.6 million.

16. SHARE-BASED PAYMENTS

At 31 December 2018, medium/long-term incentive plans allocated for the years 2016, 2017 and 2018 were recognised in the financial statements for the purposes of IFRS 2.

In June 2018, a medium/long-term incentive plan was allocated for the period 2018-2019. This Plan provides for the allocation of free rights for the granting of shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the existence of an Employment Relationship with the Company at the end of the vesting period. The rights were allocated to each recipient, in exchange for the allocation by the latter of an amount corresponding alternatively to 25% or 50% of the profit bonus. The plan also provides for the granting of matching rights, free of charge, in a number equal to the basic rights.

The plans that had an impact on the income statement are those that can be exercised and which, at the reporting date, have not yet been concluded, or those that have vested during the year.

All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market. Options and the free allocation rights granted to the employee beneficiaries are linked to the company’s achievement of financial performance targets and the employee remaining with the Group for a certain length of time.

The details of incentive plans with free granting of shares to the beneficiaries can be summarised as follows:

	incentive plan 2015	incentive plan 2016	incentive plan 2017	incentive plan 2018

Grant date	01/07/2015	21/06/2016	27/06/2017	11/09/2018

Vesting Period	from 01/07/2015 to 31/12/2017	from 21/06/2016 to 31/12/2018	from 27/06/2017 to 31/12/2019	from 11/09/2018 to 31/12/2020

Exercise period	from 01/08/2018	from 01/07/2019	from 01/07/2020	from 01/10/2021

Fair Value	4,312 euro	3,771 euro	3,447 euro	2,508 euro

For the medium/long-term incentive plan allocated in 2018, a total of 1,622,110 rights were assigned on Mediaset S.p.A. ordinary shares, whose grant period will commence from 1 October 2021. In 2018, a total of 154,433 rights lapsed due to the termination of employment of the beneficiaries.

Below is a summary of the changes to stock option plans and the medium/long-term incentive plans:

	Incentive plan 2015	Incentive plan 2016	Incentive plan 2017	Incentive plan 2018	Total

Options outstanding at 1/1/2017	816,756	870,544	—	—	1,687,300

Options issued during the year		—	1,304,534	—	1,304,534
Options exercised during the year		—	—	—	—
Options not-exercised during the year		—	—	—	—
Options expired/cancelled during the year	(127,850)	(33,632)	—	—	(161,482)
Options outstanding at 31/12/2017	688,906	836,912	1,304,534	—	2,830,352

Options outstanding at 1/1/2018	688,906	836,912	1,304,534	—	2,830,352

Options issued during the year	—	—	—	1,622,110	1,622,110
Options exercised during the year	(643,244)	—	—	—	(643,244)
Options not-exercised during the year	—	—	—	—	—
Options expired/cancelled during the year	(45,662)	(51,742)	(57,029)	—	(154,433)
Options outstanding at 31/12/2018	—	785,170	1,247,505	1,622,110	3,654,785

The incentive plans are recognised in the financial statements at their fair value:

•      Stock Option Plan 2016: EUR 3.771 per share;

•      Stock Option Plan 2017: EUR 3.447 per share.

•      Stock Option Plan 2018: EUR 2.508 per share.

The fair value of the incentive plans was calculated based on the stock market price on the grant date.

The subsidiary Mediaset España also has medium/long-term incentive plans in place, allocated in 2016, 2017 and 2018.

The plans provide for the allocation of free rights for the granting of Mediaset España shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the continuing employment of the beneficiary at the end of the vesting period. All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market.

The details of the incentive plans can be summarised as follows:

	incentive plan 2016	incentive plan 2017	incentive plan 2017

Grant date	13/4/2016	27/04/2017	18/04/2018

Vesting Period	from 13/04/2016 to 31/12/2018	from 01/01/2017 to 31/12/2019	from 01/01/2018 to 31/12/2020

Exercise period	60 days after the Shareholders’ meeting 2019	60 days after the Shareholders’ meeting 2020	60 days after the Shareholders’ meeting 2021

Fair Value	8.76	11.29	9.24

During the year a total of 114.239 rights to ordinary Mediaset España shares were allocated, for which the 60-day grant period will commence as of the date of the Shareholders’ Meeting called in 2021.

Below is a summary of the changes to medium/long-term incentive plans:

	incentive plan 2016	incentive plan 2017	incentive plan 2018	Total

Options outstanding at 1/1/2017	112,015	—	—	112,015

Options issued during the year	—	92,570	—	92,570
Options exercised during the year	—	—	—	—
Options not-exercised during the year	—	—	—	—
Options expired/cancelled during the year	—	—	—	—
Options outstanding at 31/12/2017	112,015	92,570	—	204,585
				—
Options outstanding at 1/1/2018	112,015	92,570	—	204,585

Options issued during the year	—	—	114,239	114,239
Options exercised during the year	—	—	—	—
Options not-exercised during the year	—	—	—	—
Options expired/cancelled during the year	—	(4,587)	(5,605)	(10,192)
Options outstanding at 31/12/2018	112,015	87,983	108,634	308,632

The incentive plans are recognised in the financial statements at their fair value:

•      Stock Option Plan 2016: EUR 8.76 per share.

•      Stock Option Plan 2017: EUR 11.29 per share.

•      Stock Option Plan 2018: EUR 9.24 per share.

The fair value of the incentive plans is based on the arithmetic mean of the official stock market prices over the 30 days prior to the grant date.

17. RELATED-PARTY TRANSACTIONS

The following summary table shows, for the main income statement and balance sheet groupings, the details of the companies that are the counterparts of these transactions.

The total values of the related-party positions/transactions and their impact on the relative types of financial statement are shown in the specific Balance Sheet and Income Statement schedules drafted in accordance with CONSOB Decision no.15519 of 27 July 2006, which are reported at the beginning of these Financial Statements.

	Revenues	Operating costs	Financial Income / (Charge)	Trade receivables	Trade payables	other receivables/ (payables)
CONTROLLING ENTITY

Fininvest S.p.A.	0.1	4.9	—	0.1	0.0	0.0
AFFILIATED ENTITIES

Alba Servizi Aerotrasporti S.p.A.	0.0	0.2	—	0.3	0.2	—
Arnoldo Mondadori Editore S.p.A.*	7.5	1.3	—	3.4	1.5	0.0
Fininvest Gestione Servizi S.p.A.	0.0	0.0	—	0.0	—	—
Isim S.p.A.	—	—	—	—	—	—
Mediobanca S.p.A.	—	0.0	(1.6)	0.0	—	(99.7)
Mediolanum S.p.A.*	4.9	0.0	—	0.3	—	—
Trefinance S.A.*	—	0.0	—	—	—	—
Other affiliated	0.0	0.6	—	0.0	0.3	—
Total Affiliated	12.5	2.1	(1.6)	4.0	2.1	(99.7)
JOINT CONTROLLED AND ASSOCIATES ENTITIES
Furia de Titanes II A.I.E.	—	—	—	—	—	—
Alea Media	(0.0)	0.5	0.0	—	0.5	2.7
ALMA PRODUCTORA AUDIOVISUAL, S.L.	—	1.6	—	0.0	1.0	—
Auditel S.p.A.	—	7.0	—	—	0.2	—
Aunia Publicidad Interactiva SLU	0.2	0.1	—	0.2	0.1	—
Blasteem S.r.l.	—	0.5	—	—	(0.1)	—
Boing S.p.A.	10.1	35.0	0.1	4.0	21.5	0.9
Bulldog TV Spain, SL	0.0	20.9	—	0.0	1.1	0.4
2i Towers Holding S.p.A. **	0.6	44.2	0.1	22.7	2.2	0.0
En Melodia Producciones SL	—	0.9	0.0	—	—	—
European Broadcaster Excange (EBX) Limited	—	—	—	—	—	—
Fascino Produzione Gestione Teatro S.r.l.	(0.0)	61.4	—	0.2	32.0	(1.1)
La Fabbrica De la Tele SL	0.1	24.4	—	—	4.6	—
Mediamond S.p.A.	96.6	3.3	0.0	50.0	3.0	(4.4)
MegaMedia Televisión SL	0.4	10.3	—	0.1	3.9	0.0
Nessma Lux S.A.**	—	—	0.0	—	—	3.0
Pagoeta Media SL	—	—	—	—	—	—
Produciones Mandarina SL	0.1	3.1	—	0.0	1.7	—
Studio 71 Italia S.r.L.	—	0.2	—	—	0.0	—
SUPERGUIDATV S.r.l.	0.2	0.3	—	—	0.1	—
Supersport Televisión SL	0.5	10.1	—	0.1	1.0	—
Titanus Elios S.p.A.	—	4.7	—	—	0.0	3.7
Tivù S.r.l.	1.9	1.3	—	0.4	0.5	—
Unicorn Content SL	—	1.6	—	0.0	3.2	—
Total Joint controlled and affiliates entities	110.7	231.2	0.2	77.9	76.5	5.1

KEY STRATEGIC MANAGERS (***)	—	10.0	—	—	0.1	(9.0)

PENSION FUND (Mediafonf)	—	—	—	—	—	(0.7)

OTHER RELATED PARTIES****	—	0.2	—	0.0	0.0	(0.1)

TOTAL RELATED PARTIES	123.3	248.4	(1.4)	82.1	78.8	(104.3)

* The figure includes the company and its subsidiaries, associates or jointly controlled companies

** the figure includes the company and the companies it controls

*** the figure includes the directors of Mediaset S.p.A. and Fininvest S.p.A., their close family members and companies over which these persons exercise control, joint control or have a considerable influence, or hold a significant share either directly or indirectly, of at least 20% of the voting rights

**** the figure includes relations with consortiums principally engaged in the management of television signal transmission.

The revenues and the related trade receivables to affiliates mainly refer to the sale of television advertising space; the costs and related trade payables mainly refer to purchases of television productions and broadcasting rights and to the fees paid to associates for the sale of advertising space managed through exclusive concessions by Group companies.

The item other receivables/(payables) mainly refers to payables for loans and credit facilities due to affiliate companies, intercompany current accounts and loans given to associates.

Payables for loans and credit facilities due to affiliate companies, amounting to EUR 99.7 million, relate to draw downs of the 8-year revolving facility granted by Mediobanca in November 2016.

For more information as required by IAS 24 on the compensation of key strategic managers, please see the Remuneration Report annexed to the financial statements.

The item Other related parties includes the transactions of the Mediaset Group with several consortia mainly for the management of television signal transmission operations.

During the year, dividends were also collected from affiliates and jointly controlled entities, for a total of EUR 6.5 million.

18. COMMITMENTS

The main commitments of the Mediaset Group can be summarised as follows:

•                 commitments to purchase television and film rights (free and paid) totalling EUR 884.1 million (EUR 954.8 million on 31 December 2017). These future commitments relate mainly to volume deal contracts of the Mediaset Group with some of the leading American TV producers.

•                 commitments related to content and sporting event acquisitions and rental contracts, totalling EUR 24.0 million, of which 22.0 to associates (EUR 180.1 million at 31 December 2017).

•                 commitments for artistic projects, television productions and press agency contracts of approximately EUR 222.9 million (EUR 192.8 million at 31 December 2017), of which EUR 25.4 million due to Related Parties;

•                 commitments for digital broadcasting capacity services of EUR 111.4 million (EUR 184.5 million at 31 December 2017);

•                 commitments to the EITowers Group of approximately EUR 1,051 million relating to the long-term contract for hospitality, support and maintenance services (full service), beginning 1 July 2018 and ending 30 June 2025.

•                 commitments for the purchase of new equipment, multi-year rents and leases, the supply of EDP services and commitments to trade associations for the use of intellectual property rights totalling EUR 161.1 million.

19. SUBSEQUENT EVENTS

For subsequent events, reference should be made to the section entitled Events occurring after 31 December 2018 in the Directors’ Report on Operations.

for the Board of Directors
the Chairman

LIST OF EQUITY INVESTMENTS INCLUDED IN THE GROUP’S

CONSOLIDATED FINANCIAL STATEMENTS

AT 31 DECEMBER 2018

(values in EUR million)

			Share	% held by the
Companies consolidated on a line-by-line basis	Registered Office	Currency	Capital	Group (*)
Mediaset S.p.A.		EUR	614.2	0.00%
Publitalia ‘80 S.p.A.	Milan	EUR	52.0	100.00%
Digitalia ‘08 S.r.l.	Milan	EUR	10.3	100.00%
Publieurope Ltd.	London	GBP	5.0	100.00%
Adtech Ventures S.p.A.	Milan	EUR	0.1	75.82%
R.T.I. S.p.A.	Rome	EUR	500.0	100.00%
Blu Ocean S.r.l. (in liquidazione)	Milan	EUR	0.0	100.00%
Elettronica Industriale S.p.A.	Lissone (MB)	EUR	363.2	100.00%
Medusa Film S.p.A.	Rome	EUR	120.0	100.00%
Monradio S.r.l.	Milan	EUR	3.0	80.00%
Taodue S.r.l.	Rome	EUR	0.1	100.00%
Medset Film S.a.s.	Parigi	EUR	0.1	100.00%
Mediaset Premium S.p.A.	Milan	EUR	141.0	100.00%
Mediaset Investment N.V.	Amsterdam	EUR	0.0	100.00%
Radio Mediaset S.p.A.	Milan	EUR	7.4	100.00%
Radio Studio 105 S.p.A.	Milan	EUR	0.8	100.00%
Radio 105 USA Corp	Miami (Florida)	USD	0.0	100.00%
Radio Aut S.r.l.	Loc.Colle Bensi PG)	EUR	0.0	100.00%
Radio Engineering CO S.r.l.	Milan	EUR	0.1	100.00%
Radio Subasio S.r.l.	Assisi (PG)	EUR	0.3	100.00%
RMC Italia S.p.A.	Milan	EUR	1.1	100.00%
MC Productions S.r.l.	Milan	EUR	0.0	100.00%
Virgin Radio Italy S.p.A.	Milan	EUR	10.1	99.99%
Mediaset España Comunicaciòn S.A.	Madrid	EUR	168.4	51.63%
Advertisement 4 Adventure, SLU	Madrid	EUR	0.0	51.63%
Publiespaña S.A.U	Madrid	EUR	0.6	51.63%
Publimedia Gestion S.A.U.	Madrid	EUR	0.1	51.63%
Netsonic S.L	Barcelona	EUR	0.0	51.63%
Netsonic S.A.C.	Lima	SOL	0.0	51.58%
Grupo Editorial Tele 5 S.A.U.	Madrid	EUR	0.1	51.63%
Telecinco Cinema S.A.U.	Madrid	EUR	0.2	51.63%
Conecta 5 Telecinco S.A.U.	Madrid	EUR	0.1	51.63%
Mediacinco Cartera S.L.	Madrid	EUR	0.1	51.63%
Concursos Multiplataforma S.A.	Madrid	EUR	0.6	51.63%
Produccion y Distribucio de Contenidos
Audiovisuales Mediterraneo SLU (ex	Madrid	EUR	0.3	51.63%

(*) The Group’s stakes have been calculated without taking into account treasury shares hold by subsidiaries

			Share	% held by the
Associates and joint ventures	Registered Office	Currency	Capital	Group (*)
2i Towers Holding S.p.A.	Milan	EUR	0.1	40.00%
Agrupacion de interés Economico
Furia de Titanes II A.I.E.	Santa Cruz de Tenerife	EUR	0.0	17.55%
Alea Media SA	Madrid	EUR	0.1	20.65%
Auditel S.r.l.	Milan	EUR	0.3	26.67%
Aunia Publicitad Interactiva SLU	Madrid	EUR	0.0	25.82%
Blasteem S.r.l.	Turin	EUR	0.0	40.00%
Boing S.p.A.	Milan	EUR	10.0	51.00%
Bulldog TV Spain SL	Madrid	EUR	0.0	15.49%
European Broadcaster Exchange (EBX) Limited	London	GBP	1.5	18.95%
Fascino Produzione Gestione Teatro S.r.l.	Rome	EUR	0.0	50.00%
La Fabrica De La Tele S.L.	Madrid	EUR	0.0	15.49%
Melodia Producciones SL	Madrid	EUR	0.0	20.65%
Mediamond S.p.A.	Milan	EUR	2.4	50.00%
Megamedia Television S.L.	Madrid	EUR	0.1	15.49%
Nessma S.A.	Luxembourg	EUR	11.3	34.12%
Nessma Broadcast S.a.r.l.	Tunis	DINARO	1.0	32.30%
Producciones Mandarina S.L.	Madrid	EUR	0.0	15.49%
Titanus Elios S.p.A.	Rome	EUR	5.0	30.00%
Tivù S.r.l.	Rome	EUR	1.0	48.16%
Studio 71 Italia S.r.l.	Cologno Monzese (MI)	EUR	0.1	49.00%
Superguidatv S.r.l.	Napoli	EUR	1.4	20.24%
Supersport Television S.L.	Madrid	EUR	0.1	15.49%
Unicorn Content SL	Madrid	EUR	0.0	15.49%

			Share	% held by the
Equity investments held as “Available for sale”	Registered Office	Currency	Capital	Group (*)
21 Buttons App SL	Barcelona	EUR	0.0	4.30%
Aranova Freedom S.C.aR.L	Bologna	EUR	0.0	13.33%
Ares Film S.r.l.	Rome	EUR	0.1	5.00%
Audiradio S.r.l. (in liquidazione)	Milan	EUR	0.0	9.50%
Blooming Experience SL	Valencia	EUR	0.0	3.06%
ByHours Travel S.L.	Madrid	EUR	0.0	2.74%
Check Bonus S.r.l.	Milan	EUR	0.8	15.90%
Class CNBC S.p.A.	Milan	EUR	0.6	10.90%
Club Dab Italia Società Consortile per Azioni	Milan	EUR	0.2	10.00%
Deporvillage S.L.	Barcelona	EUR	0.2	13.46%
Hundredrooms S.L.	Palma de Mallorca	EUR	0.6	4.91%
Innovacon y Desarrollo Nuevos	Madrid	EUR	0.0	3.60%
Job Digital Networks SL	Barcelona	EUR	0.0	12.19%
Kirch Media GmbH & Co.
Kommanditgesellschaft auf Aktien	Unterföhring (Germania)	EUR	55.3	2.28%
Midnight Call S.r.l.	Reggio Emila	EUR	0.0	9.35%
Playspace SL	Palma di Maiorca	EUR	0.0	4.69%
Radio e Reti S.r.l.	Milan	EUR	1.0	10.00%
Romaintv S.p.A. (in liquidazione)	Rome	EUR	0.8	13.64%
ProSiebenSat.I Digital Content GP Ltd	London	GBP	0.0	5.62%
ProSiebenSat.I Digital Content LP	London	GBP	0.0	5.62%
Spotted GmbH	Mannheim (Germania)	EUR	0.1	16.67%
Springlane Gmbh	Dusseldorf	EUR	0.1	8.09%
StyleRemains GmbH	Hamburg	EUR	0.0	5.65%
Tavolo Editori Radio S.r.l.	Milan	EUR	0.0	16.04%
Westwing Group Gmbh (già Jade 1290 Gmbh)	Munich	EUR	0.1	1.93%

(*) The Group’s stakes have been calculated without taking into account treasury shares hold by subsidiaries

Consolidated Annual Report 2018

MEDIASET

MEDIASET GROUP

Attestation of the Consolidated Financial Statements pursuant to article 154, part two, of the Legislative Decree 58/98

1.              The undersigned persons Fedele Confalonieri, Chairman of the Board of Directors and Luca Marconcini, the Assigned Executive for the drafting of the company accounting documents of Mediaset S.p.A. attest, also taking into account what is laid down by article 154, part two, paragraphs 3 and 4, of the Legislative Decree of 24th February 1998, n° 58,

•                  to the adequacy relative to the characteristics of the Group and

•                  the effective application

of the administrative and accounting procedures for building up the Consolidated Financial Statements, during the financial year 2018.

2.              The evaluation of the adequacy of the administrative and accounting procedures for building up the Consolidated Financial Statements at 31st December 2018 was carried out based on the rules and methodologies defined by Mediaset S.p.A. in line with the model Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, which represents a body of general reference principles for the system of internal controls that is generally accepted at international level.

3.              Furthermore, it is also attested that:

3.1       The Consolidated Financial Statements:

a)             Are drawn up in conformity with the applicable International Accounting Standards recognised within the European Community, pursuant to the regulation (EC) n° 1606/2002 of the European Parliament and Council, of 19th July 2002, as well as with the measures issued to actuate article 9 of the Legislative Decree n° 38/2005;

b)             Reflect the balances in the books and the accounting postings;

c)              Are suitable and appropriate in order to give a true and fair view of the Balance Sheet, Income Statement and Financial situations of the Issuer and of the group of companies included within the consolidation;

3.2       The Board of Directors Report on Operations contains a trustworthy analysis of the progress and result of operations, as well as of the situation of the Issuer and of the group of companies included within the consolidation, together with the description of the main risks and uncertainties to which they are exposed.

12th March 2019

For the Board of Directors	The Assigned Executive for the drafting
The Chairman	of the company accounting documents

(Fedele Confalonieri)	(Luca Marconcini)

Consolidated Annual Report 2018

Indipendent Auditors' Report

MEDIASET

MEDIASET GROUP

Deloitte & Touche S.p A.
Via Tortona, 25
20144 Milano
Italia

Tel:+39 02 83322111
Fax. +39 02 83322112
www.deloitte.it

INDEPENDENT AUDITOR’S REPORT

PURSUANT TO ARTICLE 14 OF LEGISLATIVE DECREE No. 39 OF JANUARY 27, 2010

AND ARTICLE 10 OF THE EU REGULATION 537/2014

To the Shareholders of

Mediaset S.p.A.

REPORT ON THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS

Opinion

We have audited the consolidated financial statements of Mediaset S.p.A. and its subsidiaries (the “Group” or the “Mediaset Group”), which comprise the consolidated statement of financial position as at December 31, 2018, and the consolidated statement of income, consolidated statement of comprehensive income, consolidated statement of cash flows and consolidated statement of changes in shareholders’ equity for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at December 31, 2018, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISA Italia). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of Mediaset S.p.A. (the “Company”) in accordance with the ethical requirements applicable under Italian law to the audit of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Ancona Bari Bergamo Bologna Brescia Cagliari Firenze Genova Milano Napoli Padova Parma Roma Torino Treviso Udine Verona

Sede Legale: Via Tortona, 25 - 20144 Milano | Capitale Sociale: Euro 10.328.220,00 i.v.

Codice Fiscale/Registro delle Imprese di Milano Monza Brianza Lodi n. 03049560166 - R.E.A. n. MI-1720239 | Partita IVA: IT 03049560166

Il nome Deloitte si riferisce a una o piü delle seguenti entità Deloitte Touche Tohmatsu Limited, una società inglese a responsabilità limitata (“DTTL”), le member firm aderenti al suo network e le entità a esse correlate DTTL e ciascuna delle sue member firm sono entità giuridicamente separate e indipendenti tra loro DTTL (denominata anche “Deloitte Global”) non fornisce servizi ai clienti. Si invita a leggere l’informativa completa relativa alla descrizione della struttura legale di Deloitte Touche Tohmatsu Limited e delle sue member firm all’indirizzo www.deloitte.com/about.

© Deloitte &Touche S.p.A.

Revenue Recognition - Television Advertising Revenues

Description of the key audit matter

The Group’s 2018 consolidated income statement includes Television Advertising Revenues amounting to Euro 2.587,6 million. As reported in the explanatory notes, Television Advertising Revenues are recognized at the time of the appearance of the advertisement or of the advertising spot. As reported by the Directors, such accounting treatment has not been modified by the introduction of IFRS 15 starting from January 1, 2018.

We concluded that this area constitutes a key audit matter for the Mediaset Group financial statements at December 31, 2018 considering the significance of the amount, the high number and variety of contractual conditions applied to the customers and the complexity of IT Systems related to the billing and advertising tracking processes.

Note 12.1 “Revenues from sales of goods and services” includes the Group’s revenues disclosure, while the related accounting policies are included in the “Revenue recognition” paragraph included in Note 3 “Summary of the accounting standards and measurement criteria”.

Audit procedures performed	In order to evaluate the correct recognition of Television Advertising Revenues, the main procedures we performed are:

• Obtaining a sufficient understanding of the relevant controls adopted by Mediaset Group on television advertising revenues recognition;

• Verification of the operating effectiveness of relevant controls related to the billing and advertising tracking process, also with the assistance of our internal IT specialists;

•                  Reconciliation of total advertising spots broadcasted during 2018, extracted from the advertising tracking IT system, with the total revenues accounted and billed/to be billed to customers in order to verify recognition in the correct reporting period;

• Test of details, on a sample basis, of sales transactions by verifying supporting documentation (for example, agreements, orders, invoices and collections, if occurred);

• Trend analysis on the main components (volume and discounts) for television advertising revenues accounted for in 2018 and in the first two months of 2019;

• Assessment of compliance of the revenue recognition disclosure compared to the accounting standards requirements.

2

Impairment Test

Description of the key audit matter

The Mediaset Group’s Consolidated Financial Statements include goodwill amounting to Euro 794,1 million and other intangible assets with indefinite useful life amounting to Euro 85,2 million. These assets, in accordance with IAS 36, are not systematically depreciated but are subject to an Impairment Test at least annually. The Impairment Test is performed by comparing the cash generating unit’s (“CGU”) recoverable amount, determined according to either the Value in Use or Fair Value methodology, and its carrying amount, inclusive of goodwill and other assets allocated to the CGU tested.

In particular, the Value in Use method, has been used for the Free TV Italia, Radio and Pay TV CGUs, while the Fair Value method has been used for the Mediaset España CGU.

The Impairment Test on the Free TV Italia, Radio and Pay TV CGUs, carried out by management determining their Value in Use, is based on assumptions that include, among others, the cash flows derived from the five-year plans (2019-2023) drawn up on the basis of the guidelines approved by the Board of Directors of Mediaset S.p.A. on February 19, 2019, the determination of an appropriate discount rate (WACC) and an estimate of the long-term growth (g-rate) for the cash flows beyond the explicit period. The determination of the recoverable value is also based on assumptions influenced by future expectations and external variables including the evolution of the industry markets. With reference to the Impairment Test carried out through the Fair Value method on the Mediaset España CGU (listed subsidiary), management considered the market capitalization value at the reporting date.

As a result of the Impairment Tests performed, management confirmed the recoverability of the carrying amounts related to Mediaset España and Free TV Italia CGUs while recording an impairment loss on the entire value of goodwill allocated to the Radio CGU (Euro 7,2 million) and write-downs in addition to provisions, totaling Euro 162,7 million, on the Pay TV CGU related to pay/SvoD cinema and series rights and to the connected existing commitments for future investments.

In particular, with reference to the valuations performed by management for the Pay TV CGU, in light of Mediaset’s strategic decisions on such business, the abovementioned pay/SvoD cinema and series rights (representing the entire Pay Library and amounting to Euro 235 million), have also been evaluated by taking into account the constraints to their use in determining an impairment loss on such assets of Euro 128,3 million, and the accrual, in accordance with IAS 37, of a provision of Euro 34,4 million in relation to the existing commitments for future investments. The assessments performed by Management in relation to the Pay TV CGU have also been supported by a Fairness Opinion released by an independent expert confirming the reasonableness and adequacy of the methodology adopted.

3

Given the significance of the goodwill and of the other assets allocated to the CGUs, the subjectivity and uncertainty inherent in the estimates of expected cash flows and of the key variables of the impairment model used in the estimation of the Value in Use and of the Fair Value, we considered the Impairment Test a key audit matter of the Mediaset Group’s Consolidated Financial Statements.

Note 7.4 “Assessment of recoverability of goodwill and other intangible assets (Impairment testing)” includes the disclosure on the Impairment Test, including a “sensitivity analysis,” which illustrates the effects from changes in the key variables used in the Impairment Test.

Audit procedures performed

In order to assess the recoverability of the assets subject to the Impairment Test, we have preliminarily analyzed the process used by Management to determine the recoverable value of the various CGUs, analyzing the methods and assumptions used for the development of the Impairment Test and, after having understood the relevant controls in place on the impairment process, we have carried out, with the support of our valuation specialists, the following procedures:

• Assessment of compliance of the methodology adopted by Management for the Impairment Test with the applicable accounting standards;

•                  Analysis of the reasonableness of the main assumptions used to develop the cash flow forecasts related to Free TV Italia, Radio and Pay TV CGUs, also through a sector data analysis (reports on the Italian advertising market) as well as through the attainment of supporting information from Management;

• Analysis of the budget versus actual results in order to assess the nature of the deviations and the reliability of the planning process;

• Evaluation of the reasonableness of the discount rate (WACC) and long-term growth (g-rate);

• Verification of the mathematical accuracy of the model used to determine the Value in Use of the different CGUs;

• Attainment and analysis of the Fairness Opinion drawn up by the independent expert with reference to the Pay TV CGU;

• Analysis of the accuracy of the methodology adopted in order to determine the Fair Value for the Mediaset España CGU;

• Verification of the correct determination of the carrying amount of the CGUs;

• Verification of the sensitivity analysis prepared by the Management;

• Assessment of the adequacy of the disclosure reported in the notes to the consolidated financial statements according to applicable accounting standards.

4

Valuation of Deferred Tax Assets

Descrixption of the key audit matter

The Mediaset Group consolidated financial statements present deferred tax assets amounting to Euro 520,1 million, of which, approximately Euro 380,3 million are recorded in the Italian tax consolidation perimeter to which some Group entities adhere. Deferred Tax Assets relate for Euro 228,2 million to the entire amount of tax losses carried forward (IRES) generated in the Italian tax consolidation perimeter.

As reported by the Directors in the explanatory notes, the Group recognizes deferred tax assets by having verified the recoverability of the amounts considering the estimation of the future taxable income on the basis of the five-year plans (2019-2023) for the explicit period, and, through extrapolation from the latter, of the expected taxable income for the subsequent periods.

Given the existence of tax losses generated in recent years, the subjectivity and uncertainty inherent in the estimates of future taxable income, with particular reference to those beyond the explicit period covered by the multi-year plans, we considered the valuation of deferred tax assets as a key audit matter of the consolidated financial statements of the Mediaset Group.

Note 7.8 “Deferred Tax Assets and Liabilities” includes the disclosure on the Group’s deferred tax assets

Audit procedures performed

In order to assess the recoverability of the Deferred Tax Assets, we have preliminarily examined the methods used by Management to verify the recoverability of such assets. We have, among others, performed the following procedures:

•                  Analysis of the reasonableness of the main assumptions used for the development of the taxable income forecasted, with particular reference to the forecasts included in the Italian tax consolidation perimeter, verification of the adequacy of these expectations with the multi-year plans prepared by the Directors for the explicit periods and verification of the consistency with the trends forecasted by the plan and with other information available from the Directors for the subsequent periods;

• Analysis of the correctness of the tax rates applied, of the existing temporary differences and of the mathematical calculation of the deferred tax assets;

• Verification of the adequacy of the disclosure reported by the Directors with the IFRS accounting principles requirements.

5

Accounting and Valuation of EI Towers Operation

Description of the key audit matter

On July 16, 2018, Mediaset Group signed a partnership agreement with the infrastructure fund F2i SGR in relation to the investment in EI Towers S.p.A. (at that date, controlled by the Group at 40,001% and Listed at Italian Market Stock Exchange).

The partnership agreement resulted in Mediaset S.p.A. taking an associate interest of 40% in 2iTowers Holding S.p.A., an indirect subsidiary of F2i SGR that, at the same date, launched a voluntary take-over bid through an SPV (2i Towers S.p.A.) on the entire share capital of EI Towers S.p.A.

The take-over bid process has been completed with the payment of the considerations on October 12, 2018, while on October 19, 2018, EI Towers S.p.A shares were delisted. As a consequence of the described operation, Mediaset Group lost the control over EI Towers S.p.A., leading to the recognition of a net capital gain of Euro 498,2 million calculated as the difference between the consideration received (Euro 644,4 million) and the carrying amount of the net assets.

The economic effects of this operation, together with the net result of the EI Towers Group (belonging to EI Towers S.p.A.) for the period prior to the loss of control, are recorded in the section of the consolidated income statement “Net profit from discontinued operations”, while the associate investment corresponding to 40% of the shares of 2i Towers Holding S.p.A. totaling Euro 465,3 million has been recognized into the caption “Investments in associates and joint ventures”.

Considering the complexity of the operation (“EI Towers Operation”) and the significance of the amounts involved, we considered this operation a key audit matter of the consolidated financial statements of the Mediaset Group.

Notes 4 “Key information relating to the scope of consolidation”, 7.6 “Investments in associates and joint ventures” and 12.11 “Net profit from discontinued operations”, report the information relating to the EI Towers Operation, including the related effects on the financial statements, as well as the Management’s conclusions about the associate investment in 2i Towers Holding S.p.A. valuation.

Audit procedures performed	In performing our activities we, among others, carried out the following procedures:

• Obtaining a sufficient understanding of the EI Towers Operation through, among other procedures, meetings with the Management;

• Obtaining and analyzing the related documentation (shareholders agreements, take-over bid document, bank receipts, Fairness Opinions);

• Verification of the correctness of the effects on the financial statements of EI Towers Operation;

• Verification of absence of impairment indicators on the associate investment in 2i Towers Holding S.p.A.;

• Verification of the adequacy of the disclosure reported by the Directors with respect to IFRS accounting principles requirements.

6

Responsibilities of the Directors and the Board of Statutory Auditors for the Consolidated Financial Statements

The Directors are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05, and, within the terms established by law, for such internal control as the Directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless they have identified the existence of the conditions for the liquidation of the Company or the termination of the business or have no realistic alternatives to such choices.

The Board of Statutory Auditors is responsible for overseeing, within the terms established by law, the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with International Standards on Auditing (ISA Italia) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with International Standards on Auditing (ISA Italia), we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•             Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•             Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•             Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Directors.

•             Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

7

•             Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•             Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance, identified at an appropriate level as required by ISA Italia, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence applicable in Italy, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report.

Other information communicated pursuant to art. 10 of the EU Regulation 537/2014

The Shareholders’ Meeting of Mediaset S.p.A. has appointed us on June 28, 2017 as auditors of the Group for the years from January 1, 2017 to December 31, 2025.

We declare that we have not provided prohibited non-audit services referred to in art. 5 (1) of EU Regulation 537/2014 and that we have remained independent of the Company in conducting the audit.

We confirm that the opinion on the financial statements expressed in this report is consistent with the additional report to the Board of Statutory Auditors, in its role of Audit Committee, referred to in art. 11 of the said Regulation.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

Opinion pursuant to art. 14 paragraph 2 (e) of Legislative Decree 39/10 and art. 123-bis, paragraph 4, of Legislative Decree 58/98

The Directors of Mediaset S.p.A. are responsible for the preparation of the report on operations and the report on corporate governance and the ownership structure of Mediaset Group as at December 31, 2018, including their consistency with the related consolidated financial statements and their compliance with the law.

We have carried out the procedures set forth in the Auditing Standard (SA Italia) n. 720B in order to express an opinion on the consistency of the report on operations and some specific information contained in the report on corporate governance and the ownership structure set forth in art. 123-bis, n. 4 of Legislative Decree 58/98, with the consolidated financial statements of Mediaset Group as at December 31, 2018 and on their compliance with the law, as well as to make a statement about any material misstatement.

In our opinion, the above-mentioned report on operations and some specific information contained in the report on corporate governance and the ownership structure are consistent with the consolidated financial statements of Mediaset Group as at December 31, 2018 and are prepared in accordance with the law.

8

With reference to the statement referred to in art. 14, paragraph 2 (e), of Legislative Decree 39/10, made on the basis of the knowledge and understanding of the Group and of the related context acquired during the audit, we have nothing to report.

Statement pursuant to art. 4 of the Consob Regulation for the implementation of Legislative Decree 30 December 2016, no. 254

The Directors of Mediaset S.p.A. are responsible for the preparation of the non-financial statement pursuant to Legislative Decree 30 December 2016, no. 254.

We verified the approval by the Directors of the non-financial statement.

Pursuant to art. 3, paragraph 10 of Legislative Decree 30 December 2016, no. 254, this statement is subject of a separate attestation issued by us.

DELOITTE & TOUCHE S.p.A.

Signed by

Patrizia Arienti

Partner

Milan, Italy

March 27, 2019

This report has been translated into the English language solely for the convenience of international readers.

9

SUMMARY

Financial Statements and Explanatory Notes	1

Statement of Financial Position	2

Statement of Income	4

Statement of Comprehensive Income	5

Statement of Cash Flows	6

Statement of Changes in Shareholders’ Equity	7

Statement of Financial Position in accordance with Consob Resolution no. 15519 of 27 July 2006	8

Income Statement in accordance with Consob Resolution no. 15519 of 27 July 2006	10

General information	12

Adoption of international accounting standards	12

Basis of presentation, accounting policies for the preparation of the financial statements and measurement criteria	12

Other information	26

Notes on main asset items	34

Notes on main shareholders’ equity and liability items	46

Notes on main items in the income statement	63

Investment commitments and guarantees	75

Disclosures on financial instruments and risk management policies	76

Events after 31 December 2018	88

Draft Resolution	89

Attachments	90

Report of the Statutory Auditors and the External Auditors	95

Certification on the Annual Financial Statements pursuant art. 154-bis of Legislative Decree 58/98	119

Summary Tables of main economic and financial data of Companies Included in the Consolidation Area	123

Extract from the Resolutions adopted by the Shareholders’ Meeting	135

Compensation Report

Report on Corporate Governance and the Company’s Ownership Structure

Mediaset S.p.A.

Annual Report 2018

Financial Statements and Explanatory Notes

MEDIASET

MEDIASET SPA

MEDIASET S.p.A.

STATEMENT OF FINANCIAL POSITION

(values in EUR)

ASSETS	Notes	31/12/2018	31/12/2017
Non-current assets	5
Property, plant and equipment and other tangible fixed assets	5.1	4,546,601	4,576,784
Equity investments	5.5
in subsidiaries		2,185,871,623	2,287,783,263
in associates and joint ventures		466,101,339	—
in other companies		2,034	1,999
Total		2,651,974,996	2,287,785,262
Receivables and other non-current financial assets	5.6	7,530,712	15,593,344
Deferred tax assets	5.9	231,701,012	205,901,320
Total non-current assets		2,895,753,321	2,513,856,710
Current Assets	6
Trade receivables	6.2
to customers		15,167	3,857
to subsidiaries		1,490,378	5,584,109
to associates and joint ventures		11,481	5,254
to parent companies		14,179	—
Total		1,531,205	5,593,220
Tax receivables	6.3	31,648,996	29,935,536
Other receivables and current assets	6.4	37,108,526	26,667,837
Intercompany financial receivables	6.5
to subsidiaries		1,346,400,205	1,450,611,166
to associates and joint ventures		516,203	1,542,259
Total		1,346,916,408	1,452,153,425
Other current financial assets	6.6	17,542,598	18,005,745
Cash and cash equivalents	6.7	218,334,832	24,244,289
Total current assets		1,653,082,565	1,556,600,052
TOTAL ASSETS		4,548,835,886	4,070,456,762

2

MEDIASET S.p.A.

STATEMENT OF FINANCIAL POSITION

(values in EUR)

LIABILITIES AND SHAREHOLDERS’ EQUITY	Notes	31/12/2018	31/12/2017
Shareholders’ equity	8
Share capital	8.1	614,238,333	614,238,333
Share premium reserve	8.2	275,237,092	275,237,092
Treasury shares	8.3	(408,596,243)	(416,656,052)
Other reserves	8.4	2,108,549,204	2,043,369,941
Valuation reserves	8.5	6,189,336	6,405,971
Retained earnings (losses)	8.6	(809,521,764)	(808,413,428)
Profit (loss) for the year	8.7	111,843,478	69,151,696
TOTAL SHAREHOLDERS’ EQUITY		1,897,939,436	1,783,333,553
Non-current liabilities	9
Post-employment benefit plans	9.1	1,043,479	1,205,608
Deferred tax liabilities	9.2	684,377	866,312
Financial payables and liabilities	9.3	747,324,995	1,052,088,130
Provisions for risk and charges	9.4	45,660	58,412
Total non-current liabilities		749,098,511	1,054,218,462
Current liabilities	10
Payables to banks	10.1	6,494,067	180,107,414
to suppliers		2,930,318	2,449,488
to subsidiaries		687,042	2,942,907
to affiliates		11,073	10,163
to parent companies		36,450	17,265
Total		3,664,883	5,419,823
Provisions for risks and charges	10.3	2,501,345	61,475
Intercompany financial payables	10.5
to subsidiaries		1,209,284,089	641,912,539
to associates and joint ventures		5,511,800	28,143,678
Total		1,214,795,889	670,056,217
Other financial liabilities	10.6	400,151,900	134,826,834
Other current liabilities	10.7	274,189,855	242,432,984
Total current liabilities		1,901,797,939	1,232,904,747
TOTAL LIABILITIES		2,650,896,450	2,287,123,209
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		4,548,835,886	4,070,456,762

3

MEDIASET S.p.A.

STATEMENT OF INCOME

(values in EUR)

INCOME STATEMENT	Notes	2018	2017
Revenues	12
Revenues from sales and services	12.1	5,035,634	6,284,245
Other revenues and income	12.2	497,264	231,407
Total revenues		5,532,898	6,515,652
Costs	13
Personnel expenses	13.1	24,624,616	18,950,130
Purchases	13.2	81,891	97,234
Services	13.5	22,217,065	14,111,764
Leasing and rentals	13.6	1,569,381	1,896,367
Provisions	13.7	(55,419)	8,764
Other operating expenses	13.8	3,671,676	1,281,900
Amortisation, depreciation and write-downs	13.9	(122,651)	33,562
Total costs		51,986,559	36,379,721
EBIT		(46,453,661)	(29,864,069)
(Expenses)/income from financial investments	15
Financial expenses	15.1	(236,790,890)	(208,593,900)
Financial income	15.2	247,607,211	216,643,482
Income (expenses) from equity investments	15.3
dividends from subsidiaries		142,969,642	88,225,411
other income (expenses) from equity investments		(2,234,879)	(1,346,150)
Total		140,734,763	86,879,261
Total (expenses)/income from financial investments		151,551,084	94,928,843
Earnings before tax		105,097,423	65,064,774
Income taxes for the year	16
current taxes	16.1	(4,840,218)	(4,146,146)
deferred tax assets/liabilities	16.2	(1,905,837)	59,224
Total income taxes for the year		(6,746,055)	(4,086,922)
Net result from continuing operations		111,843,478	69,151,696
Profit (loss) for the year	18	111,843,478	69,151,696

4

MEDIASET S.p.A.

STATEMENT OF COMPREHENSIVE INCOME

(values in EUR)

STATEMENT OF COMPREHENSIVE INCOME	Notes	2018		2017
PROFIT (LOSS) FOR THE PERIOD (A)	8.7		111,843,478		69,151,696
Comprehensive Gains/(Losses) posted to the Income statementment			(570,947)		555,327
Effective portion of gains/(losses) on hedging instruments (cash flow hedge)		(751,246)		730,693
Tax effect		180,299		(175,366)
Comprehensive Gains/(Losses) not posted to the Income statement			(4,356)		(9,429)
Actuarial gains/(losses) on defined benefit plans	8.5	(5,731)		(12,407)
Tax effect	8.5	1,375		2,978
TOTAL OTHER COMPREHENSIVE INCOME (LOSSES) NET OF TAX EFFECTS (B)			(575,303)		545,898
TOTAL COMPREHENSIVE INCOME (A + B)			111,268,175		69,697,594

5

MEDIASET S.p.A.

STATEMENT OF CASH FLOWS

(Values in EUR thousands)

OPERATING ACTIVITIES	2018	2017
EBIT	(46,454)	(29,864)
Depreciation, amortisation and write-downs	(123)	34
Allowances net of utilisation	(238)	(81)
Other non-cash movements	1,282	1,498
Change in working capital	(7,824)	53,856
Interest received/paid	39,512	(37,233)
Dividends received	142,970	88,225
Net cash flow from operating activities (A)	129,125	76,435

INVESTING/DIVESTING ACTIVITIES
(Investments)/Divestments in equity investments	(460,127)	29,023
Total (Investments)/Divestments in fixed assets	(460,127)	29,023
Net change in other assets	649,977	(63,495)
Net cash from/used in investing activities (B)	189,850	(34,472)

FINANCING ACTIVITIES
Net change in M/L-term borrowings	80,000	268,913
Net change in other financial assets/liabilities	(178,500)	(290,326)
Interest and other financial expenses	(26,384)	(28,435)
Net cash from/used by financing activities (C)	(124,884)	(49,848)

Change in cash and cash equivalents (D = A + B + C)	194,091	(7,885)

Cash and cash equivalents at the beginning of the year (E)	24,244	32,129

Cash and cash equivalents at end of the year (F = D + E)	218,335	24,244

6

Mediaset S.p.A.

STATEMENT OF CHANGES

IN SHAREHOLDERS’ EQUITY

(Values in EUR thousands)

	Share capital	Share premium reserve	Treasury shares	Legal reserve	Other reserves	Valuation reserves	Retained earnings/losses)	Profit (loss) for the year	Total shareholders’ equity
Balances at 1/1/2017	614,238	275,237	(416,656)	122,848	2,071,507	2,866	(808,412)	(150,985)	1,710,643
Allocation of 2016 profit as per the shareholders. meeting of 28/06/2017	—	—	—	—	(150,985)	—	—	150,985	—
Changes for medium/long term incentive plans	—	—	—	—	—	2,993	—	—	2,993
Total comprehensive income (loss) for the year	—	—	—	—	—	546	—	69,152	69,698
Balances at 31/12/2017	614,238	275,237	(416,656)	122,848	1,920,522	6,405	(808,412)	69,152	1,783,334

Balances at 1/1/2018	614,238	275,237	(416,656)	122,848	1,920,522	6,405	(808,412)	69,152	1,783,334
Allocation of 2017 profit as per the shareholders. meeting of 27/06/2018	—	—	—	—	69,152	—	—	(69,152)	—
Merger by acquisition of Videotime S.p.A. on 01/03/2018	—	—	2,081	—	(767)	—	—	—	1,314
FTA IFRS 9 reserve	—	—	—	—	—	—	(1,108)	—	(1,108)
Changes for medium/long term incentive plans	—	—	5,979	—	(3,205)	359	—	—	3,133
Total comprehensive income (loss) for the year	—	—	—	—	—	(575)	—	111,843	111,268
Balances at 31/12/2018	614,238	275,237	(408,596)	122,848	1,985,702	6,189	(809,520)	111,843	1,897,941

7

MEDIASET S.p.A.

STATEMENT OF FINANCIAL POSITION

IN ACCORDANCE WITH CONSOB RESOLUTION NO.

15519 OF 27 JULY 2006

(values in EUR)

ASSETS	Notes	31/12/18	of which related Parties	%	31/12/17	of which related Parties	%
Non-current assets	5
Property, plant and equipment and other tangible fixed assets	5.1	4,546,601			4,576,784
Other intangible fixed assets	5.4	—			—
Equity investments	5.5
in subsidiaries		2,185,871,623			2,287,783,263
in associates and joint ventures		466,101,339			—
in other companies		2,034			1,999
Total		2,651,974,996			2,287,785,262
Receivables and other non-current financial assets	5.6	7,530,712	1,129,103	15.0%	15,593,344	15,078,006	96.7%
Deferred tax assets	5.9	231,701,012			205,901,320
Total non-current assets		2,895,753,321			2,513,856,710
Current Assets	6
Trade receivables	6.2
to customers		15,167			3,857
to subsidiaries		1,490,378	1,490,378	100.0%	5,584,109	5,584,109	100.0%
to associates and joint ventures		11,481	11,481	100.0%	5,254	5,254	100.0%
to parent companies		14,179	14,179	100.0%	—
Total		1,531,205			5,593,220
Tax receivables	6.3	31,648,996			29,935,536
Other receivables and current assets	6.4	37,108,526	27,697,355	74.6%	26,667,837	24,450,284	91.7%
Intercompany financial receivables	6.5
to subsidiaries		1,346,400,205	1,346,400,205	100.0%	1,450,611,166	1,450,611,166	100.0%
to associates and joint ventures		516,203	516,203	100.0%	1,542,259	1,542,259	100.0%
Total		1,346,916,408			1,452,153,425
Other current financial assets	6.6	17,542,598	4,920,067	28.0%	18,005,745	17,671,888	98.1%
Cash and cash equivalents	6.7	218,334,832	9,899	0.0%	24,244,289	119,144	0.5%
Total current assets		1,653,082,565			1,556,600,052
TOTAL ASSETS		4,548,835,886			4,070,456,762

The related-party item of Receivables and other non-current financial assets amounts to EUR 1,129 thousand and refers to receivables due from the subsidiary RTI S.p.A. for derivatives hedging exchange rate risks which Mediaset S.p.A. purchases on the market and then transfers by entering into an intercompany agreement.

The related-party item Other receivables and current assets mainly refers to receivables due from subsidiaries amounting to EUR 17,542 thousand (relating to IRES receivables from tax consolidation), centralised Group VAT receivables amounting to EUR 9,981 thousand, and prepayments of ancillary financing costs to Mediobanca amounting to a total of EUR 130 thousand, of which EUR 96 thousand with long-term maturity.

The related-party item Intercompany financial receivables refers to current account relationships with subsidiaries amounting to EUR 1,346,400 thousand (EUR 1,236,857 thousand relating to the subsidiary RTI S.p.A.) and with associates and joint ventures amounting to EUR 516 thousand.

The related-party item Other current financial assets mainly refers to receivables due from the subsidiary RTI S.p.A. amounting to EUR 920 thousand for derivatives hedging exchange rate risks, which Mediaset S.p.A. purchases on the market and then transfers by entering into an intercompany agreement, receivables due from the joint venture Nessma S.A. amounting to EUR 1,278 thousand and receivables due from Nessma Broadcast S.a.r.l. amounting to EUR 1,749 thousand.

8

MEDIASET S.p.A.

STATEMENT OF FINANCIAL POSITION

IN ACCORDANCE WITH CONSOB RESOLUTION NO.

15519 OF 27 JULY 2006

(values in EUR)

LIABILITIES AND SHAREHOLDERS’ EQUITY	Notes	31/12/18	of which related Parties	%	31/12/17	of which related parties	%
Shareholders’ equity	8
Share capital	8.1	614,238,333			614,238,333
Share premium reserve	8.2	275,237,092			275,237,092
Treasury shares	8.3	(408,596,243)			(416,656,052)
Other reserves	8.4	2,108,549,204			2,043,369,941
Valuation reserves	8.5	6,189,336			6,405,971
Retained earnings (losses)	8.6	(809,521,764)			(808,413,428)
Profit (loss) for the year	8.7	111,843,478			69,151,696
TOTAL SHAREHOLDERS’ EQUITY		1,897,939,436			1,783,333,553
Non-current liabilities	9
Post-employment benefit plans	9.1	1,043,479			1,205,608
Deferred tax liabilities	9.2	684,377			866,312
Financial payables and liabilities	9.3	747,324,995	102,534,390	13.7%	1,052,088,130	98,498,049	9.4%
Provisions for risk and charges	9.4	45,660			58,412
Total non-current liabilities		749,098,511			1,054,218,462
Current liabilities	10
Payables to banks	10.1	6,494,067	1,404,979	21.6%	180,107,414	1,304,757	0.7%
Trade payables	10.2
to suppliers		2,930,318			2,449,488
to subsidiaries		687,042	687,042	100.0%	2,942,907	2,942,907	100.0%
to affiliates		11,073	11,073	100.0%	10,163	10,163	100.0%
to parent companies		36,450	36,450	100.0%	17,265	17,265	100.0%
Total		3,664,883			5,419,823
Provisions for risks and charges	10.3	2,501,345			61,475
Intercompany financial payables	10.5
to subsidiaries		1,209,284,089	1,209,284,089	100.0%	641,912,539	641,912,539	100.0%
to associates and joint ventures		5,511,800	5,511,800	100.0%	28,143,678	28,143,678	100.0%
Total		1,214,795,889			670,056,217
Other financial liabilities	10.6	400,151,900	4,844,380	1.2%	134,826,834	97,733,420	72.5%
Other current liabilities	10.7	274,189,855	270,719,773	98.7%	242,432,984	239,094,988	98.6%
Total current liabilities		1,901,797,939			1,232,904,747
TOTAL LIABILITIES		2,650,896,450			2,287,123,209
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		4,548,835,886			4,070456,762

The related-party item Non-current financial payables and liabilities includes EUR 98,449 thousand for the contract entered into on 18 November 2016 for the disbursement of a six-year medium/long-term term loan for which Mediobanca S.p.A. is the agent bank. Moreover, the item comprises EUR 4,085 thousand for the loan to the subsidiary RTI S.p.A. for derivatives hedging exchange rate risks which Mediaset S.p.A. purchases on the market and then transfers by entering into an intercompany agreement.

The related-party item Financial payables refers to the short-term portion of the loan contract entered into with Mediobanca in 2016, for the interest accrued at 31 December 2018.

The related-party item Intercompany financial payables refers to current account relationships with subsidiaries amounting to EUR 1,209,284 thousand (of which EUR 732,428 thousand relating to the indirect subsidiary Elettronica Industriale S.p.A.) and with associates and joint ventures amounting to EUR 5,512 thousand (of which 4,329 thousand to the associate Mediamond S.p.A.).

The related-party item Other financial liabilities refers mainly to short-term loans to the subsidiary RTI S.p.A. amounting to EUR 4,690 thousand for derivatives hedging exchange rate risks which Mediaset S.p.A. purchases on the market and then transfers by entering into an intercompany agreement.

The related-party item Other current liabilities mainly refers to payables to subsidiaries and joint ventures of EUR 247,296 thousand relating to participation in the tax consolidation scheme and EUR 14,432 thousand relating to Group centralised VAT.

9

MEDIASET S.p.A.

INCOME STATEMENT IN ACCORDANCE WITH

CONSOB RESOLUTION NO. 15519 OF 27 JULY 2006

(values in EUR)

INCOME STATEMENT	Notes	2018	of which related Parties	%	2017	of which related Parties	%
Revenues	12
Revenues from sales and services	12.1	5,035,634	5,035,643	100.0%	6,284,245	6,284,245	100.0%
Other revenues and income	12.2	497,264	262,575	52.8%	231,407	100,712	43.5%
Total revenues		5,532,898			6,515,652
Costs	13
Personnel expenses	13.1	24,624,616	2,023,817	8.2%	18,950,130	2,707,798	14.3%
Purchases	13.2	81,891			97,234
Services	13.5	22,217,065	12,015,287	54.1%	14,111,764	3,791,940	26.9%
Leasing and rentals	13.6	1,569,381	1,327,159	84.6%	1,896,367	1,355,722	71.5%
Provisions	13.7	(55,419)			8,764
Other operating expenses	13.8	3,671,676	32,041	0.9%	1,281,900	24,304	1.9%
Amortisation, depreciation and write-downs	13.9	(122,651)			33,562
Total costs		51,986,559			36,379,721
EBIT		(46,453,661)			(29,864,069)
(Expenses)/Income from financial investments	15
Financial expenses	15.1	(236,790,890)	(133,143,547)	56.2%	(208,593,900)	(55,928,041)	26.8%
Financial income	15.2	247,607,211	130,304,491	52.6%	216,643,482	164,051,699	75.7%
Income (expenses) from equity investments	15.3
dividends from subsidiaries		142,969,642	142,969,642	100.0%	88,225,411	88,225,411	100.0%
other income (expenses) from equity investments		(2,234,879)	(2,234,879)	100.0%	(1,346,150)	(1,346,150)	100.0%
Total		140,734,763			86,879,261
Total (expenses)/Income from financial investments		151,551,084			94,928,843
Earnings before tax		105,097,423			65,064,774
Income taxes for the year	16
current taxes	16.1	(4,840,218)			(4,146,146)
deferred tax assets/liabilities	16.2	(1,905,837)			59,224
Total income taxes for the year		(6,746,055)			(4,086,922)
Net result from continuing operations		111,843,478			69,151,696
Profit (loss) for the year	18	111,843,478			69,151,696

The related-party item Revenues from sales and services refers to EUR 4,643 thousand in accrued fees from subsidiaries for the supply of intercompany services in the areas of strategic planning, legal affairs, corporate affairs, institutional affairs, security services, personnel management and finance; EUR 393 thousand for fees on sureties and guarantees granted in favour of subsidiaries (of which EUR 256 thousand to Mediaset Premium S.p.A.).

The related-party item Personnel expenses refers to compensation to employed directors.

The related-party item Services refers mainly to services for the supply of intercompany services in the areas of legal affairs, institutional affairs, strategic direction, planning and control, procurement of goods and services, personnel management, general services, risk management, and information, administrative, fiscal and financial services supplied by the subsidiary RTI S.p.A. for EUR 1,804 thousand, as well as compensation to directors for EUR 10,108 thousand.

The related-party item Leasing and rentals mainly refers to property rental paid to the subsidiary RTI S.p.A. of EUR 671 thousand and the holding company Fininvest S.p.A. of EUR 191 thousand, and payment to the holding company for the use of the Fininvest trademark of EUR 465 thousand.

The related-party item Financial expenses mainly regards forex losses, mainly due to the subsidiary RTI S.p.A., of EUR 130,978 thousand (of which EUR 46,938 thousand from valuation) and interest expense on the short-term loan from RTI S.p.A. of EUR 526 thousand. This item also includes financial expenses due to Mediobanca S.p.A. totalling EUR 1,624 thousand, of which EUR 1,366 thousand relating to the amortised cost loan, and EUR 258 thousand relating to transaction costs for medium/long-term loans.

The related-party item Financial income mainly refers to intercompany current account interest income of EUR 39,499 thousand from subsidiaries and joint ventures, as well as forex gains, mainly received from the subsidiary RTI S.p.A., of EUR 90,783 thousand (of which EUR 25,134 thousand from valuation).

10

The related-party item Income (expenses) from equity investments refers to dividends received from the subsidiary Mediaset España Comunicación S.A. amounting to EUR 101,970 thousand and from the subsidiary Publitalia ‘80 S.p.A. for EUR 41,000 thousand. The item includes EUR 1,913 thousand as the capital loss from the sale of the equity investment in Videotime Produzioni S.p.A on 8 March 2018 and EUR 322 thousand as the capital loss from the disposal of the equity investment in the subsidiary Mediaset Investment S.a.r.l.

More details on transactions with Group companies are provided below.

11

MEDIASET S.p.A.

EXPLANATORY NOTES

1.              General information

Mediaset S.p.A. is a joint stock company incorporated in Italy and entered in the Milan Companies Register. Its registered office is located in Via Paleocapa, 3, Milan. Its majority shareholder is Fininvest S.p.A. The main activities of the company and its subsidiaries are described in the Report on Operations accompanying the Consolidated Financial Statements.

These Financial Statements are presented in euros, because this is the currency used for the majority of the Company’s operations.

Amounts are stated in thousands of euros.

2.              Adoption of international accounting standards

As of the entry into force of Italian Legislative Decree No. 38 of 28 February 2005, transposing Regulation (EC) No. 1606/2002 into Italian law, since 2006 in compliance with the obligation established in Article 4 of that Decree, the company has prepared its financial statements in accordance with the International Accounting Standards and International Financial Reporting Standards (IAS/IFRS) issued by the International Accounting Standards Board (IASB) and endorsed by the European Union.

The tables in the Financial Statements and the Explanatory Notes have been prepared together with the additional information required for financial statements formats and disclosures established by Consob Resolution No. 15519 of 27 July 2006 and by Consob Communication No. 6064293 of 28 July 2006.

Where possible, in order ensure better comparison and presentation of the financial statement items in the event of reclassifications, the items from the previous year have been restated accordingly. When it has not been possible to restate the comparative figures, suitable disclosure has been provided in the notes to the accounts.

Amounts reported in these Financial Statements are compared to corresponding figures for the previous year, prepared on a like basis.

3.              Basis of presentation, accounting policies for the preparation of the financial statements and measurement criteria

These Financial Statements have been prepared on a going concern basis, as the Directors have verified that there are no financial, operational, or other indicators of problem issues that could affect the Company’s ability to meet its obligations in the foreseeable future. The risks and uncertainties related to the business are described in the Report on Operations accompanying the Consolidated Financial Statements.

A description of how the Company manages its financial risks, including liquidity and capital risk, is provided in the section “Disclosures on financial instruments and risk management policies” in these Explanatory Notes.

The Financial Statements at 31 December 2018 have been prepared in application of the International Accounting Standards and related interpretations in force at the reporting date.

The basis of presentation for assets and liabilities is historical cost, except for certain financial instruments which have been designated at fair value, in accordance with IFRS 9 and IFRS 13.

12

The preparation of the Financial Statements and the Explanatory Notes has required the use of estimates and assumptions both in the measurement of certain assets and liabilities and the valuation of contingent assets and liabilities. Specifically, the current macroeconomic environment, made unstable by the impacts of the ongoing financial crisis, has meant that the estimates regarding the future progress of these items have been made taking into account this high level of uncertainty.

The main forecast data refer to the provisions for risks and charges and the provisions for equity investment write-downs.

The estimates and assumptions are periodically revised and the impacts of each individual change are posted to the income statement.

Accounting standards, amendments and interpretations applied from 1 January 2018

As of 1 January 2018, the following new accounting standards and/or interpretations and amendments to previous standards in force apply.

IFRS 15 - Revenue from Contracts with Customers

On 28 May 2014, the IASB published IFRS 15 - “Revenue from Contracts with Customers” which replaces IAS 18 - “Revenue” and IAS 11 - “Construction Contracts”, as well as IFRIC 13 - “Customer Loyalty Programmes”, IFRIC 15 - “Agreements for the Construction of Real Estate”, IFRIC 18 - “Transfers of Assets from Customers” and SIC 31 - “Revenues-Barter Transactions Involving Advertising Services”. The standard establishes a new model for revenue recognition, which applies to all contracts with customers, except those within the scope of other IAS/IFRS such as leases, financial instruments and insurance contracts. The fundamental steps for the recognition of revenue according to the new model are:

•                 identifying a contract with the customer;

•                 identifying the performance obligations in the contract;

•                   determining the transaction price;

•                  allocating that price to the performance obligations of the contract;

•             recognising revenue when the entity satisfies each performance obligation.

The Company has adopted the standard as of 1 January 2018, with a modified retrospective approach. Based on operations carried out, the Company did not identify any impacts arising from the adoption of this standard on Shareholders’ Equity at the transition date.

IFRS 9 - Financial Instruments

On 22 November 2016, the European Union approved the final version of the standard, which replaces IAS 39 “Financial Instruments: Recognition and Measurement “. The new standard introduces a new accounting model for the classification and measurement of financial instruments, the impairment of financial assets and hedge accounting. Except for the latter (which will be applied from 2021) the Company has adopted the standard as of 1 January 2018, with a modified retrospective approach.

Temporary provisions

Comparative data for the first year of adoption have not been restated, in line with the simplified approach of IFRS 9. Consequently:

•                  all differences in the carrying amount of financial assets and liabilities at 31 December 2017 and at 1 January 2018 are recognised in the opening balance of shareholders’ equity;

•                  in the comparative period, financial instruments keep their previous classification;

13

•                  the effects of the impairment of financial assets were not calculated for the comparative period;

•                  provisions of IFRS 9 concerning hedge accounting were not adopted, as the Company decided to continue to use the hedge accounting rules of IAS 39 based on a specific exemption provided for in IFRS 9.

IFRS 9 introduces new requirements for:

•                  the classification and measurement of financial assets and liabilities;

•                  the impairment of financial assets;

•                  hedge accounting.

Classification and measurement

The main impacts arising from the new classification and measurement requirements concern:

•                  trade and financial receivables: classified in the categories required by IFRS 9 “held to collect” and “held to collect and sell”. These two categories refer to financial assets held within a business model whose objective is achieved by holding financial assets to collect contractual cash flows and by selling financial assets;

•                  investments in equity investments: classified according to IAS 39 in the category “available for sale financial assets” are reclassified in the new IFRS 9 category of financial assets measured at fair value with the recognition of changes in other components in the statement of comprehensive income without reversal to the income statement.

The main impacts are summarised below:

	IFRS 9 categories
IFRS 9 category	Balances financial statements December 2017	Held to collect	Held to collect and sell	Other	Fair value without being posted to the income statement	Gross FTA effect	Net FAT tax effect

Financial receivables	1,452,153	1,452,153	—	—	—	(1,453)	(1,104)
Trade receivables	5,584	5,584	—	—	—	(5)	(4)

Impairment

IFRS 9 introduces a model to measure the credit risk of financial assets based on expected credit losses (ECL). The new model applies to assets measured at amortised cost, and measured at fair value with recognition in other comprehensive income that does not comprise equity investments, loan commitments and guarantees, that were included in the scope of IAS 37 before the new standard came into force, and to assets arising from contracts with customers covered by the scope of IFRS 15.

The Company reviewed criteria for determining the deterioration of the credit rating of counterparties and measurement of expected losses, using a time horizon of 12 months in the absence of evidence of a significant increase in credit risk.

Hedge accounting

IFRS 9 introduces greater flexibility in the type of transactions that qualify as hedging, extending the types of instruments that may be designated for hedge accounting. In addition, effectiveness testing has been replaced by the principle of an “economic relationship”, and the retrospective determination of the effectiveness of hedging is no longer required. Broader-ranging disclosure on risk management carried out by the Company has also been introduced. Based on IAS 39, changes in fair value of the time value of the option (the non-designated part) were immediately recognised in profit (loss) for the year. Under

14

IFRS 9, changes in the time value of options relative to the hedged item are recognised in other comprehensive income and are allocated to a hedging reserve in shareholders’ equity. As indicated previously, the Company did not apply the hedge accounting rules of IFRS 9, as it decided to continue to adopt the hedging rules of IAS 39, based on a specific exemption provided for in IFRS 9.

IFRIC 22 - Foreign Currency Transactions and Advance Consideration (published on 8 December 2016).

This interpretation provides guidelines for foreign currency transactions when non-monetary prepayments or advances are recorded in the financial statements, before the recognition of the related asset, cost or revenue. It provides guidance on how an entity must determine the date of a transaction, and consequently, the spot exchange rate to be used for foreign currency transactions in which payment is made or received an advance. IFRIC 22 shall apply from 1 January 2018. This standard did not produce any impact for the Company.

IFRS 2 Classification and Measurement of Share-based Payment Transactions — Amendments to IFRS 2

The IASB has issued amendments to IFRS 2 Share-based Payment that address three main areas: (a) the effects of vesting conditions on the measurement of a cash-settled share-based payment transaction; (b) the classification of a share-based payment transaction settled net of withholding tax obligations; (c) recognition if the terms and conditions of a share-based payment transaction change, amending its classification from cash-settled to settled with equity instruments.

These changes are effective for years beginning on or after 1 January 2018, but have had no impact on the Company’s financial statements.

Annual Improvements to IFRSs: 2014-2016 Cycle,

The document published on 8 December 2016 partially supplements existing standards. In particular:

IFRS 1 - “First-Time Adoption of International Financial Reporting Standards - Deletion of short-term exemptions for first-time adopters” deletes the exemptions provided for in paragraphs E3 - E7 of IFRS 1 as their purpose no longer applies. This amendment did not have any impact on the Company’s financial statements.

IAS 28 - “Investments in Associates and Joint Ventures - Measuring investees at fair value in the income statement: an investment-by-investment choice or a consistent policy choice”. The amendments clarify that a venture capital entity may decide, on initial recognition and with reference to the individual investment, to measure its investments in associates and joint ventures at fair value recognised in the income statement. If an entity that does not qualify as an investment entity has an investment in an associate or joint venture which is an investment entity, the entity may, when adopting the equity method, decide to maintain the fair value measurement applied by the investment entity (associate or joint venture) when measuring its own investments in associates or joint ventures. This choice is made separately for each associate or joint venture. These amendments did not have any impact on the Company’s financial statements.

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Financial statement tables and formats

The Statement of Financial Position has been prepared according to the convention of presenting current and non-current assets and liabilities as separate classifications. An asset or liability is classified as current when it meets one of the following criteria:

•                  it is expected to be realized or settled, or is expected to be sold or consumed in the company’s normal operating cycle;

•                  it is held primarily for the purpose of trading;

•                  it is expected to be realized or settled within 12 months after the reporting date.

If all three of the above conditions are not met, the assets and liabilities are classified as non-current.

The Income Statement has been prepared according to the convention of classifying costs by their nature, with components making up earnings before interest and tax and earning before tax stated separately. In order to provide a clearer measure of the performance of ordinary operations, elements of cost and revenue arising from events or transactions that are considered non-recurring due to their nature or the significance of their amount, such as the disposal of controlling interests, are stated separately.

These transactions may fall under the definition of significant non-recurring transactions and events contained in Consob Communication No. 6064293 of 28 July 2006, as opposed to the definition of “atypical and/or unusual transactions” contained in the same Consob Communication of 28 July 2006, according to which atypical and/or unusual transactions are transactions that, due to their significance/importance, the nature of the counterparties, the object of the transaction, the method of calculation of the transfer price, and the timing of the event (e.g. proximity to the financial year end), can give rise to doubts concerning the correctness/completeness of the information in the financial statements, conflicts of interest, the safeguarding of the Company’s assets, or the protection of minority shareholder interests.

The Comprehensive income statement shows the cost and revenue items, net of tax that, as required or allowed by International Accounting Standards, are posted directly under shareholders’ equity reserves.

These items are split to show those that may be reclassified to the income statement in the future and those that may not be reclassified. For each type of significant shareholders’ equity reserve shown in the statement there is a reference to the explanatory notes below that contain the related information and details of their breakdowns and the changes that have taken place compared to the previous financial year.

The Cash Flow Statement has been prepared using the indirect method, according to which earnings before interest and tax are adjusted for the impacts of non-monetary transactions, for any deferral or allocation of previous or future operational cash receipts or payments and for elements of revenue or cost connected with cash flows from investing or financing activities. Income and expenses connected to medium/long-term financing transactions and the related hedging instruments, as well as dividends paid, are included under financing activities. The item Cash and cash equivalents only includes the balances of current accounts held with banks; the balance of the non-bank current account held subsidiaries, associates and joint ventures for centralized treasury management purposes is recognised under financing activities.

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The Statement of Changes in Shareholders’ Equity shows the changes that have taken place in shareholders’ equity items in relation to:

•                 the distribution of earnings for the period;

•                 changes in shareholders’ equity reserves (e.g. share-based payments under stock options plans and interest rate hedges);

•                 each item of profit or less, net of any tax effects, that, as required by IFRS, is recognised either directly in shareholders’ equity (e.g. actuarial gains and losses from the measurement of defined benefit plans) or for which a balancing entry is carried in a shareholders’ equity reserve;

•                  comprehensive profit and loss of the period.

For each type of significant shareholders’ equity reserve shown in the statement, reference is given to the explanatory notes below that contain the relative information and details of their breakdowns and the changes that have taken place compared to the previous financial year.

Moreover, to comply with the requirements of Consob Resolution No. 15519 of 27 July 2006 “Provisions regarding the structure of financial statements”, specific statements of income and financial position have been prepared, in addition to the mandatory statements, showing significant amounts of related-party accounts or transactions separately from the related items.

Non-current assets

•            Property, plant and equipment

Plant, machinery, equipment, buildings and land are recognised at purchase, production or transfer cost, including any transaction charges, dismantling costs and direct costs necessary to make the asset available for use. These fixed assets, with the exception of land, which is not subject to depreciation, are depreciated on a straight-line basis over each accounting period using depreciation rates set according to the remaining useful life of the assets.

Depreciation is calculated on a straight-line basis on the cost of the assets net of the relative residual values, if significant, according to their estimated useful lives, applying the following rates:

•	Buildings	2.5%
•	Plant and machinery	10% - 20%
•	Light constructions and equipment	5% - 16%
•	Office furniture and machines	8% - 20%
•	Motor vehicles and other means of transport	10% - 25%

Their recoverable amount is verified according to the criteria laid down by IAS 36, described in the section below “Impairment of assets”.

Ordinary maintenance costs are recognised in full in the income statement. Incremental maintenance costs are allocated to the related assets and depreciated over their remaining useful life.

Leasehold improvements are allocated to the classes of assets to which they refer and depreciated at the lower of residual life of the lease contract and residual useful life of the type of asset to which the improvement relates.

Whenever individual components of a complex tangible asset have different useful lives, they are recognised separately in order to be depreciated according to their individual useful lives (component approach).

In particular, according to this principle, the value of land and of the buildings on it are separated and only the buildings are subject to depreciation.

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Capital gains and losses resulting from sales or disposals of assets are calculated as the difference between the sale revenue and the net carrying amount of the asset and are recognised in the income statement.

•             Leased-in assets

Assets acquired through lease contracts are recognised under property, plant and equipment with the recognition of a financial payable for the same amount under liabilities. The payable is progressively reduced according to the repayment schedule for the amounts of principal included in the contract instalment payments. The interest amount, on the other hand, is kept in the income statement under financial expenses and the value of the asset recognised under tangible fixed assets is depreciated on a straight-line basis according to the economic and technical life of the asset, or, if shorter, on the basis of the expiry date of the lease contract.

The costs for lease instalments resulting from operating leases are posted at fixed amounts based on the duration of the contract.

•             Impairment of assets

The carrying amounts of tangible and intangible assets are periodically reviewed in accordance with IAS 36, which requires testing for any loss in value, where indicators suggest that such impairment may exist.

If impairment loss indicators are identified, the recoverable amounts recognised are checked by comparing the carrying amount booked in the financial statements against the greater of the net sale price (where there is an active market for the asset) and the value in use of the asset.

Value in use is determined by discounting expected future cash flows from the use of the asset (or assets grouped into cash-generating units) and from its disposal at the end of its useful life. Cash- generating units have been identified, in line with the Company’s organisational and business structure, as the smallest identifiable groups of assets that generate independent cash inflows from the continuous use of the assets allocated to them.

•             Equity investments in subsidiaries, associates and joint ventures

Equity investments in subsidiaries, associates and joint ventures are measured at cost, less any impairment, determined in accordance with IAS 36. When there are specific indicators of impairment, the value of the investments in subsidiaries and associates, determined on the basis of the cost criterion, is tested for impairment.

For the impairment testing, the carrying out of the investments are compared against its recoverable amount, this defined as the greater of the fair value, less costs to sell, and the value in use. If the recoverable amount of an investment is less than its carrying amount, the carrying amount is reduced to the recoverable amount. This reduction constitutes an impairment loss, which is booked to the income statement.

For investments in listed companies, the fair value for the purposes of impairment testing is determined with reference to the market value of the investment regardless of the amount held. For investments in unlisted companies, the fair value is determined using estimates based on the best information available.

If the reasons for a previous write-down no longer apply, the carrying amount of the investment is restored with recognition in the income statement up to the original cost.

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•             Current assets

Trade receivables

Receivables are recognised at amortised cost which is generally their nominal amount, except in cases of significant extensions granted to customers. Their year-end value is adjusted to their estimated realisable value and written down in the event of impairment. Trade receivables in non-EMU currencies are converted at the year-end spot rates reported by the European Central Bank.

Other current financial assets

All financial assets recognised which are covered by the scope of IFRS 9 must be subsequently recognised at amortised cost or fair value based on the business model of the entity to manage financial assets and the characteristics of contractual cash flows of the financial asset.

Specifically:

•                  Debt instruments held within a business model whose objective is achieved by holding financial assets to collect contractual cash flows, and that have cash flows representing solely payments of principal and interest on the principal amount outstanding, are subsequently measured at amortised cost;

•                  Debt instruments held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and that have cash flows representing solely payments of principal and interest on the principal amount outstanding, are subsequently measured at fair value with changes recognised in other components of the statement of comprehensive income;

•                  All other debt instruments and investments in equity instruments are subsequently measured at fair value, with changes recognised in profit (loss) for the year.

Cash and cash equivalents

This item includes petty cash, bank current accounts and deposits that are repayable on demand and other short-term and highly liquid financial investments that are readily convertible into cash, with an insignificant risk of a change in value.

•             Treasury shares

Treasury shares are recognised at cost and recorded as a reduction of shareholders’ equity and all the gains and losses resulting from their trading are allocated to a specific shareholders’ equity reserve.

•             Non-current liabilities

•             Employee benefits

Post-Employment Benefit Plans

Employee leaving entitlements qualify as a post-employment benefit and are classified as a defined benefit plan. Using the projected unit credit method, amounts accrued are projected in order to estimate the final liability at the future time when employment will be terminated and are then discounted. The actuarial method is based on demographic and financial assumptions used to give a reasonable estimate of the benefits accrued by each employee for service.

The actuarial valuation results in the recognition of an interest cost under the item Financial (Expenses)/Income that represents the theoretical charge that the Company would incur if it requested a market loan for the amount of the employee leaving entitlements.

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Actuarial gains and losses reflecting the impacts from changes in the actuarial assumptions used are recognised directly in shareholders’ equity without ever going through the income statement.

Due to reforms to Italian employee leaving entitlements (“TFR”) introduced by Law No. 296 of 27 December 2006 (“Finance Act 2007”) and implemented by subsequent decrees and regulations, the accounting policies applied to TFR benefits accrued at 31 December 2006 and those accruing from 1 January 2007 were changed in accordance with IAS 19 and interpretations issued by Italian accounting standard setters in July 2007.

As a result of the Supplementary Pension Reform introduced, benefits accrued up to 31 December 2006 will continue to remain within the Company as a defined benefit plan (with the obligation for accrued benefits subject to actuarial valuation). Amounts accruing as of 1 January 2007 are either paid into supplementary pension funds or transferred by the Company to the treasury fund managed by the Italian National Social Security Institute (INPS) and are considered a defined contribution plan from the time employees have exercised their choice; accordingly, these amounts are not subject to actuarial valuation.

In the light of the reforms, it was necessary to remeasure the liability accrued at 31 December 2006 in order to update the actuarial assumptions underlying the actuarial method (the projected unit credit method) formerly used to determine the Company’s future obligation and exclude the present value of future benefits accrued for service, given that the obligation had substantially matured. Remeasurement of the liability resulted in the recognition, in accordance with paragraph 109 of IAS 19, of non-recurring income from the curtailment of the obligation, debited to Personnel Expenses, and the reclassification of the valuation reserve for actuarial gains and losses at 31 December 2006 to Retained earnings.

Share-based payments

In accordance with IFRS 2, the Company classifies stock options as “share-based payments”. Stock options that are “equity-settled” i.e. involving the physical delivery of the shares, are measured at the fair value at the grant date of the option rights assigned and recognised as a personnel expense to be spread evenly over the vesting period of the rights, with a corresponding reserve booked to shareholders’ equity. This allocation is carried out based on the estimate of the rights that will actually accrue to the person entitled, in consideration of their vesting conditions not based on the market value of the rights. In accordance with IFRIC 11 IFRS 2 - “Group and Treasury Shares Transactions”, issued on 30 November 2006 and endorsed by the European Commission on 1 June 2007, stock options assigned by Mediaset S.p.A. to employees of its direct and indirect subsidiaries are accounted for as equity- settled and are recognised as equity contributions to the direct or indirect subsidiary, with a corresponding reserve booked to shareholders’ equity.

• Provisions for risk and charges

Provisions for risks and charges include costs and charges whose existence is either certain or probable, but whose amount or date of occurrence cannot be determined at the reporting date. These provisions have been made only when there is a current obligation, resulting from past events, that can be of a legal or contractual nature, or arising from declarations or behaviour by the Company that create valid expectations in the persons concerned (implicit obligations).

The provisions are recorded at the value that represents the best possible estimate of the amount that the Company would have to pay in order to settle its obligation. When they are significant and the payment dates can be reliably estimated, the provisions are recognised at present values with the

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charges resulting from the passage of time expensed in the income statement under the item “Financial (Expenses)/Income”.

•             Non-current financial liabilities

Non-current financial liabilities are recognised at amortised cost, using the effective interest rate method.

•             Current liabilities

•             Trade payables

Trade payables are recorded at their nominal amount, which is usually close to their amortised cost. Those originating in non-EMU currencies are converted at the year-end spot rates reported by the European Central Bank.

•             Financial derivatives and hedge accounting

The Company conducts transactions to hedge the main financial risks associated with fluctuations in foreign exchange rates in connection with the acquisition, mainly by the direct subsidiary RTI S.p.A., of  television broadcasting rights denominated in currencies other than the euro, in particular the US dollar.

Specifically, it makes use of derivative instruments (primarily currency futures) in its business to hedge the foreign currency risk associated with highly probable forecast transactions and payables for purchases that have been concluded.

These contracts are purchased on the market to hedge the foreign currency risk associated with the purchase of television broadcasting rights, but do not qualify for hedge accounting under IAS 39 in the Mediaset S.p.A. financial statements. Accordingly, they are recognised as Financial (Expenses)/Income in the income statement, with changes in their fair value recognised as realised foreign exchange gains/losses.

The fair value of currency futures is measured by discounting the difference between the notional amount priced at the forward rate of the contract, and the notional amount priced at the fair forward rate (the forward exchange rate measured at the reporting date).

The Company is exposed to interest rate risk on long-term loans subject to floating interest rates.

If an interest rate hedge is considered effective pursuant to IAS 39, the effective portion of the fair value adjustment of the derivative that is designated a hedging instrument and is eligible for hedge accounting is recognised directly in shareholders’ equity, while the ineffective part is recognised in the income statement. The shareholders’ equity reserve will have an impact on the income statement when the cash flows of the hedged item attributed to the hedged risk are realised, that is, when interest is paid.

As stated earlier, hedging instruments and the models used to measure them in accordance with IAS 39 are reported in Note 20 “Disclosures on financial instruments and risk management policies”.

•             Revenue recognition

Revenue is recognised at the time of transfer of control of the promised goods or services to the customer.

Revenues are shown net of returns, discounts, allowances and premiums, as well as any directly linked tax charges.

Cost recoveries are shown as a direct reduction of the related costs.

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•             Cost recognition

All costs that have a direct causal link to the revenues for the year, which can be identified specifically or based on hypotheses and assumptions, are recognised during the year. When there is no direct relationship, all costs that have been spread over time on a rational systematic basis are accrued.

•             Financial Income and Expenses

Financial income and expenses are recognised in the income statement on an accrual basis.

•             Income taxes

Current income taxes are recognised on the basis of the determination of taxable income in accordance with current tax rates and provisions currently in force, or essentially approved, at the end of the reporting period, taking into account any applicable exemptions and tax credits due.

Prepaid and deferred taxes are calculated based on the temporary differences between the statutory carrying amounts of balance sheet assets and liabilities and the corresponding amounts recognized for tax purposes, on the basis of the tax rates in force at the time when the temporary differences reverse. When earnings are posted directly to shareholders’ equity, current taxes, prepaid tax assets and the deferred tax liabilities are also recognised in shareholders’ equity.

As described in the paragraph on the tax consolidation scheme, Mediaset S.p.A. is the consolidating entity for the companies falling within this scope. Based on the existing tax consolidation contracts, the consolidating entity only remunerates losses generated by subsidiaries if they are considered recoverable within the forecast future taxable income generated within the scope of tax consolidation. the impairment and recoverability tests on deferred tax assets recorded in the financial statements at 31 December 2018 considered, with particular reference to tax losses generated under Italian tax consolidation, the taxable results derived from the five-year business plans (2019-2023) used for impairment testing over that period and, by extrapolating data from these plans, the results expected for subsequent years. The impairment test also considers the effects deriving from the temporary differences on which deferred tax liabilities are recognised.

If tax losses are transferred from subsidiaries, Mediaset S.p.A. makes a balance sheet entry, recording deferred tax assets and a tax consolidation payable with subsidiaries.

Deferred tax assets and liabilities are offset when it is lawful to offset current tax assets and liabilities, when they refer to taxes due to the same Tax Authority, and when the Company intends settling the current tax assets and liabilities on a net basis.

In the case of any changes in the carrying amount of deferred tax assets and liabilities arising from a change in tax rates or the related legislation, rules or regulations, the resulting deferred taxes are recognised in the income statement, unless they relate to items that have previously been debited or credited to shareholders’ equity.

•             Dividend income

Dividend income earned on equity investments is recognised in the income statement at the time the entitlement to a pay-out arises.

•             Foreign exchange gains and losses

At the annual general meeting for the approval of the financial statements and the allocation of earnings, any net gains from the translation of foreign currency items at year-end exchange rates that are not absorbed to cover losses are allocated to a non-distributable reserve until their subsequent realisation.

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Unrealised foreign exchange gains and losses are remeasured at the end of every year. If an overall net foreign exchange gain is found that is higher than the relative shareholders’ equity reserve, the difference is added to the reserve. If a foreign exchange loss is found or a net gain that is lower than the reserve amount, the entire reserve or the surplus is released and reclassified as distributable when preparing the financial statements.

•             Use of estimates

The preparation of the Financial Statements and the Explanatory Notes has required the use of estimates and assumptions both in the measurement of certain assets and liabilities and the valuation of contingent assets and liabilities. Specifically, the current macroeconomic environment, made unstable by the impacts of the ongoing financial crisis, has meant that the estimates regarding the future progress of these items have been made taking into account this high level of uncertainty.

The main estimates relate to the measurement of the recoverable amount of tax assets recognised, and of the investments in subsidiaries, associates and joint ventures.

In the presence of specific impairment indicators, the carrying amount of the investment is compared against its recoverable amount, this defined as the greater of the fair value, less costs to sell, and the value in use.

The main forecast data refer to the provisions for risks and write-downs.

The estimates and assumptions are periodically revised and the impacts of each individual change are posted to the income statement.

•             Changes in accounting estimates

In accordance with IAS 8 these items are posted to the income statement on a prospective basis starting from the accounting period in which they are adopted.

New accounting standards, amendments and interpretations not yet in force and not adopted in advance by the Group

Standards which have been issued but are not yet in force at the reporting date of the Company are outlined below. The list refers to standards and interpretations that the Company reasonably expects to be applicable in the future. The Company does not intend opting for the early adoption of these standards.

IFRS 16 - Leases

On 13 January 2016, the IASB published standard IFRS 16 - “Leases”, which replaces IAS 17 “Leasing”, as well as the interpretations IFRIC 4 - “Determining Whether an Arrangement Contains a Lease”, SIC-15 - “Operating Leases - Incentives”, and SIC-27 - “Evaluating the Substance of Transactions Involving the Legal Form of a Lease”.

The new standard provides a new definition of a lease and introduces a right-of-use approach to distinguish between lease agreements and service agreements, identifying as discriminatory:

•                  identification of the asset;

•                  the right to replace it;

•                  the right to essentially obtain all economic benefits deriving from use of the asset;

•                  and the right to direct the use of the asset underlying the contract.

The standard establishes a single model for the recognition and measurement of lease agreements for the lessee, whereby the leased asset, which may also refer to an operating lease, is recognised as an

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asset with a financial debt recognised as an offsetting entry. In contrast, the standard does not include significant changes for lessors.

The standard applies from 1 January 2019, but early adoption is permitted.

The Company has completed the preliminary assessment of potential impacts resulting from the adoption of the new standard at the transition date (1 January 2019). This process comprised several stages, including the complete mapping of contracts that may potentially contain a lease, and their analysis, in order to understand the main clauses which are relevant for IFRS 16 purposes.

The Company has opted for retrospective adoption, however recognising the cumulative effect from adoption of the standard in shareholders’ equity at 1 January 2019, according to provisions in IFRS 16, C7-C13. In particular, as regards lease agreements previously classified as operating leases, the Company will recognise:

•                       a financial liability, equal to the present value of future payments outstanding at the transition date, discounted using, for each agreement, the incremental borrowing rate applicable at the transition date;

•                       a right-of-use equal to the value of the financial liability at the transition date, net of any accruals referred to the lease and identified in the statement of financial position at the end of the reporting period.

IFRS 9 - Prepayment Features with Negative Compensation

Pursuant to IFRS 9, a debt instrument may be measured at amortised cost or at fair value in the statement of comprehensive income, on condition that contractual cash flows are “solely payments of principal and interest on the principal amount outstanding” (the SPPI test) and the instrument is classified in the appropriate business model. The amendments to IFRS 9 clarify that a financial asset meets the SPPI test regardless of the event or circumstance causing early termination of the contract and regardless of which party pays or receives reasonable compensation for early termination of the contract. The amendments must be applied retrospectively and are effective from 1 January 2019. Early adoption is permitted. These amendments did not have any impact on the Company’s financial statements.

IFRIC 23 - Uncertainty over Income Tax Treatments (published on 7 June 2017)

This interpretation deals with uncertainties in the tax treatment to adopt for income taxes, stating that uncertainties in determining tax liabilities or assets should only be reflected in the financial statements when it is likely that the entity will pay or receive the amount in question. In addition, the interpretation does not contain any new disclosure requirement, but emphasises that the entity must establish whether it is necessary to provide information regarding the considerations made by management concerning the uncertainty in accounting for taxes, in accordance with IAS 1. The new interpretation applies from 1 January 2019, but early adoption is permitted.

Accounting standards, amendments and IFRS interpretations not yet endorsed by the European Union

Standards already issued but not yet endorsed for adoption at the end of the reporting period are outlined below. The list refers to standards and interpretations that the Company reasonably expects to be applicable in the future. The Company will adopt these standards when they become effective.

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IAS 28: Long-term interests in associates and joint ventures

The amendments (not yet endorsed by EFRAG) state that an entity should adopt IFRS 9 for long-term interests in an associate or joint venture, for which the equity method is not adopted, but which are substantially part of the net investment in the associate or joint venture (long-term interests). This clarification is significant because it implies that the expected credit loss model of IFRS 9 should be used for such long-term interests. The amendments also clarify that an entity, in adopting IFRS 9, does not have to consider any losses of the associate or joint venture or impairment losses of the investment, identified as adjustments to the net investment in the associate or joint venture arising from the adoption of IAS 28 - “Investments in Associates and Joint Ventures. The amendments must be applied retrospectively and are effective beginning on 1 January 2019. Early adoption is permitted.

On 12 December 2017, the IASB published the document “Annual Improvements to IFRSs 2015-2017 Cycle” which incorporates the amendments to some standards as part of the annual improvement process. The main amendments concern:

IFRS 3 - “Business Combinations” and IFRS 11 - “Joint Arrangements”: the amendment clarifies that when an entity obtains control of a business that is a joint operation, it must remeasure the interest previously held in that business. This process is not, however, provided for in the event of obtaining joint control.

IAS 12 - “Income Taxes”: the amendment clarifies that all tax effects related to dividends (including payments on financial instruments classified within equity) should be accounted for in a manner consistent with the transaction that generated those profits (income statement, OCI or equity).

IAS 23 - “Borrowing costs”: the amendment clarifies that in the case of loans that remain in place even after the qualifying asset is ready for use or sale, these become part of the total loans used to calculate the borrowing costs.

The amendments apply from 1 January 2019, but early adoption is permitted.

IAS 19 - Plan Amendment, Curtailment or Settlement

The amendments to IAS 19 (not yet endorsed by EFRAG) establish the accounting treatment in the case of a plan amendment, curtailment or settlement, during the reference period. The amendments specify that when a plan amendment, curtailment or settlement occurs during the reporting period, an entity is required to:

•                  determine the current service cost, using the actuarial assumptions used to remeasure the liability (asset) net of defined benefits in such a way as to reflect the benefits of the plan and plan assets after such an event;

•                  determine the net interest for the remaining period after plan amendment, curtailment or settlement: the net liability (asset) for defined benefits which reflects the plan benefits and plan assets after such an event; and the discount rate used to remeasure the net liability (asset) for the defined benefits.

The amendments also clarify that an entity must initially quantify all costs relative to previous services, rather than the gain or loss realised at the time of settlement, without considering the effect of the asset ceiling. This amount is recognised in profit/(loss) for the year. Subsequently, after the plan amendment, curtailment or settlement, the entity quantifies the effect of the asset ceiling. Any change, with the exception of changes already accounted for in net interest, must be recognised in other components of the statement of comprehensive income. The amendments applies to plan amendments,

25

curtailments or settlements that occur in annual reporting periods beginning on or after 1 January 2019. Early adoption is permitted.

On 22 October 2018, the IASB published the document “Definition of a Business (Amendments to IFRS 3)”. The document provides some clarifications regarding the definition of a business for the correct application of IFRS 3. In particular, the amendment clarifies that while a business usually produces outputs, the presence of outputs is not strictly necessary to identify a business in the presence of an integrated set of activities/processes and assets. However, to be considered a business, an acquired set of activities/processes and assets must include, at a minimum, an input and a substantive process that together contribute to the ability to create outputs. For this purpose, the IASB replaced the term “ability to create outputs” with “ability to contribute to creating outputs” to clarify that a business may also exist without the presence of all inputs and processes necessary to create output.

The amendment also introduces an optional concentration test, to determine whether an acquired set of activities/processes and assets is a business. If the test provides a positive outcome, the acquired set of activities/processes and assets does not constitute a business and the standard does not require additional controls. If the test provides a negative outcome, the entity must carry out additional analyses on the acquired activities/processes and assets to identify the presence of a business. To this end, the amendment includes numerous examples explaining IFRS 3, in order to aid understanding of the practical adoption of the new definition of business in specific cases. The amendments apply to all business combinations and acquisitions of assets after 1 January 2020, but early adoption is permitted.

On 31 October 2018, the IASB published the document “Definition of Material (Amendments to IAS 1 and IAS 8)”. The document introduces an amendment to the definition of “material” contained in IAS 1 - “Presentation of Financial Statements” and IAS 8 - “Accounting Policies, Changes in Accounting Estimates and Errors”. The purpose of the amendment is to make the definition of “material” more specific and introduce the concept of “obscured information” alongside the concepts of omitted or misstated information already included in the two standards covered by the amendments. The amendment clarifies that information is obscured if it has been depicted in such a way as to produce an effect - for primary readers of financial statements - similar to that created if the information had been omitted or misstated.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The amendments concern the conflict between IFRS 10 and IAS 28 with reference to the loss of control of a subsidiary that has been sold or contributed to an associate or a joint venture. The amendments clarify that the gain or loss resulting from the sale or disposal of assets that constitute a business, as defined by IFRS 3, between an investor and its associate or joint venture, must be wholly recognised. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, is recognised only within the limits of the portion held by third-party investors in the associate or joint venture. The IASB has indefinitely postponed the effective date of the amendments, but if an entity decides to apply them early it must do so on a forward-looking basis.

4. Other information

•  Dealings with subsidiaries, associates, holding companies, affiliates and related parties

On 9 November 2010, the Board of Directors voted to adopt the “Procedure for Related-Party Transactions”, for transactions carried out by Mediaset S.p.A. directly or through subsidiaries. This procedure was prepared in accordance with the principles set forth in the “Regulations containing Provisions on Related-Party Transactions” adopted by Consob in Resolution No. 17221 of 12 March 2010.

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The procedure, which is published on the Company’s website (www.mediaset.it/investor/governance/particorrelate_it.shtml), sets the rules for identifying, approving, executing and disclosing related-party transactions carried out by Mediaset S.p.A. directly or through subsidiaries, in order to ensure their transparency and substantive and procedural correctness, as well as establishing the cases where these rules do not apply.

The following tables show the breakdown of financial and business dealings with subsidiaries, associates, holding companies, affiliates and other related parties, conducted at arm’s length conditions.

(Values in EUR thousands)

RECEIVABLES AND FINANCIAL ASSETS	Receivables and other non-current financial assets	Trade receivables	Other receivables and current assets	Intercompany financial receivables	Other current financial assets

Fininvest Group holding company
Fininvest S.p.A.		14	30

Mediaset Group subsidiaries
Mediaset España Comunicación S.A.		13
RTI - Reti Televisive Italiane S.p.A.	1,129	871		1,236,857	921
Medusa Film S.p.A.		82	4,666
Publieurope Ltd.		2
Publitalia ‘80 S.p.A.		175	13,965
Digitalia ‘08 S.r.l.		11	100
Elettronica Industriale S.p.A.		35
Monradio S.r.l.		17	199	8,554
Taodue S.r.l.		24	315	4,619
Mediaset Premium S.p.A.		191	6,513	38,421
RadioMediaset S.p.A.		23		46,628
Radio Studio 105 S.p.A.		18	714
Virgin Radio Italy S.p.A.		15	181	2,092
RMC Italia S.p.A.				9,229
Radio Engineering Co S.r.l.		8	138
Radio Subasio S.r.l.		7	707
Radio Aut S.r.l.			25

Mediaset Group Associates
Boing S.p.A.				516	2
Tivù S.r.l.		5
Nessma SA					1,278
Mediamond S.p.A.
Nessma Broadcast S.a.r.l.					1,749
El Towers S.p.A.		6

Mediaset Group Affiliates

Fininvest Group Affiliates
Mediobanca S.p.A.			144		975
Bence Mediolanum S.p.A.					5

27

(EUR thousands)

	Non-current		Other current
FINANCIAL PAYABLES AND	financial payables		payables and	Intercompany	Other current
LIABILITIES	and liabilities	Trade payables	liabilities	financial payables	financial liabilities

Fininvest Group holding company
Fininvest S.p.A.		36

Mediaset Group subsidiaries
RTI - Reti Televisive Italiane S.p.A.	4,085	659	75,018		4,690
Medusa Film S.p.A.		24	325	136,851
Publieurope Ltd.				51,820
Publitalia ‘80 S.p.A.		4	10,705	251,970
Digitalia ‘08 S.r.l.			337	22,920
Elettronica Industriale S.p.A.			23,772	732,428
Monradio S.r.l.			1,186
Taodue S.r.l.			4,520
Mediaset Premium S.p.A.			144,441
RadioMediaset S.p.A.			772
Radio Studio 105 S.p.A.				6,161
Radio Engineering Co S.r.l.				352
Radio Subasio S.r.l.				3,478
Radio Aut S.r.l.				2,667
Mediaset Investment N.V.			9
MC Productions S.r.l.				637

Mediaset Group Associates
Fascino Produzione e Gestione Teatro S.r.l.				1,135
Boing S.p.A.			643
Mediamond S.p.A.				4,329
Adtech Ventures S.p.A.				47

Mediaset Group Affiliates

Fininvest Group Affiliates
Mondadori Retail S.p.A.		11
Mediobanca S.p.A.	98,449			1,559

Other related parties
Mediafond			22
Key management personnel		34	9,012

28

(EUR thousands)

REVENUES AND COSTS	Operating revenues	Operating costs	Financial expenses	Financial income	(Expenses)/income from equity investments

Fininvest Group holding company
Fininvest S.p.A.	47	744

Mediaset Group subsidiaries
Mediaset España Comunicación S.A.	214	—			101,970
Mediaset Investment S.a.r.l.		—			(322)
RTI - Reti Televisive Italiane S.p.A.	2,935	1,976	131,504	126,052
Medusa Film S.p.A.	179	( )
Publieurope Ltd.	8	—
Publitalia’80 S.p.A.	540	4			41,000
Digitalia ‘08 S.r.l.	38	—
Elettronica Industriale S.p.A.	112	( )
Monradio S.r.l.	51	1		174
Taodue S.r.l.	75	(13)		219
Mediaset Premium S.p.A.	919	27	5	2,515
RadioMediaset S.p.A.	69	6		1,048
Radio Studio 105 S.p.A.	61	(12)		96
Virgin Radio Italy S.p.A.	41	(4)		77
RMC Italia S.p.A.		6		47
Radio Engineering Co S.r.l.	26	(1)		12
Radio Subasio S.r.l.	26	—
R2 S.r.l.	31	—		32
MC Productions S.r.l.		—		3

Mediaset Group Associates
Boing S.p.A.		2	11	8
Tivù S.r.l.	5	—
Nessma SA		140		12
Mediamond S.p.A.		(6)		10
Nessma Broadcast S.a.r.l.		192
El Towers S.p.A.	39	—

Mediaset Group Affiliates

Fininvest Group Affiliates
Fininvest Real Estate & Services S.p.A.		6
Mondadori Retail S.p.A.		11
Mediobanca S.p.A.		14	1,624
Banca Mediolanum S.p.A.

Other related parties
Key management personnel		12,242

The most significant dealings between Mediaset S.p.A. and Group companies, summarised in the above tables, concerned:

•                 revenues from the supply of intercompany services in the areas of strategic planning, legal affairs, corporate affairs, institutional affairs, security services, personnel management and internal auditing, amounting to EUR 4,639 thousand, of which EUR 2,798 thousand to the subsidiary RTI S.p.A.;

•                 the licensing of the Fininvest trademark by the holding company Fininvest S.p.A. for a total of EUR 465 thousand, paid in full over the year;

•                 the leasing of buildings from the subsidiary RTI S.p.A. for a total of EUR 671 thousand, of which EUR 482 thousand was paid over the year;

•                 EUR 1,803 thousand for the supply of staff services governed by intercompany contracts to the subsidiary RTI S.p.A.;

•                 a term loan recorded at amortized cost, granted by Mediobanca S.p.A. on 18 November 2017 for a total contractual amount of EUR 100,000 thousand.

In 2018, intercompany dealings also concerned the management of equity investments, which in the period involved the collection of dividends from Mediaset España Comunicación S.A. for EUR 101,970

29

thousand and Publitalia ‘80 S.p.A. for EUR 41,000 thousand, as well as the capital loss from the disposal of the investment in the subsidiary Videotime Produzioni S.p.A. equal to EUR 1,913 thousand, and from the completion of the process to put Mediaset Investment S.a.r.l. in liquidation for EUR 322 thousand.

Operating revenues include fees on bank guarantees provided in favour of the indirect subsidiary Mediaset Premium S.p.A., primarily issued on behalf of UEFA, amounting to EUR 256 thousand, which ended in June 2018.

Mediaset S.p.A. provides centralised treasury services for the management of financial assets involving the use of intercompany current accounts, which generated:

•         interest income from the following companies:

•        RTI S.p.A. EUR 35,269 thousand;

•        Mediaset Premium S.p.A. EUR 2,511 thousand;

•        RadioMediaset S.p.A. EUR 1,048 thousand;

•        Tao Due S.r.l. EUR 219 thousand;

•        Monradio S.r.l EUR 174 thousand;

•        Radio Studio 105 S.p.A. EUR 96 thousand;

•        Virgin Radio Italy S.p.A. EUR 77 thousand;

•        RMC Italia S.p.A. EUR 46 thousand;

•        R2 S.r.l. EUR 32 thousand;

•        Radio Engineering Co. S.r.l. EUR 12 thousand;

•        Mediamond S.p.A. EUR 10 thousand;

•        MC Productions S.r.l. EUR 3 thousand;

•        Boing S.p.A. EUR 1 thousand.

Please note that interest expense is calculated only if the average Euribor one-month plus spread is greater than zero; no interest expense was accrued in the reporting period.

In accordance with IAS 24, compensation payable to directors is reported in the section “Other related parties”.

Finally, pursuant to Consob Communication No. 1574 of 20 February 1997 and Consob Communication No. 2064231 of 30 September 2003, we report that in 2018 Mediaset S.p.A. did not incur costs for advisory services from related parties.

•             Treasury shares

Treasury shares at 31 December 2018, acquired as per shareholder resolutions adopted at the annual general meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007, totalled EUR 408,596 thousand (EUR 416,656 thousand at 31 December 2017, equivalent to 43,958,394 shares, earmarked to service approved incentive and buyback plans.

During the year, the following transactions took place concerning treasury shares:

•                       223,862 treasury shares following the merger by acquisition of Videotime S.p.A., with a share swap ratio of 1 ordinary share of Videotime (nominal amount of EUR 0.52) assigned for every 0.294 ordinary shares of Mediaset of a nominal amount of EUR 0.52 each. The merger took place by assigning Videotime shareholders Mediaset treasury shares held in the portfolio, of an

30

amount necessary for the share swap ratio. The shares were made available to Videotime shareholders, according to the forms of the shares centralised with Monte Titoli S.p.A. and were dematerialised on 1 March 2018, the date when the merger became effective;

•        643,244 treasury shares transferred, according to conditions in the 2015 Plan regulations, which assign shares to individual plan participants, on expiry of the Plan, who may use the shares after paying relative taxes.

•             Stock option plans - share-based payments

At 31 December 2018, medium/long-term incentive plans assigned for the years 2016, 2017 and 2018 were recognised in the financial statements for the purposes of IFRS 2.

In September 2018, a new medium/long-term incentive plan was assigned for the period 2018-2020. This Plan provides for the allocation of free rights for the granting of shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the existence of an Employment Relationship with the Company at the end of the vesting period. The rights were allocated to each recipient, in exchange for the allocation by the latter of an amount corresponding alternatively to 25% or 50% of the profit bonus. The plan also provides for the granting of matching rights, free of charge, in a number equal to the basic rights.

The plans that had an impact on the income statement are those that can be exercised and which, at the reporting date, have not yet been concluded, or those that have vested during the year.

All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market.

Options and the free allocation rights granted to the employee beneficiaries are linked to the Group’s achievement of financial performance targets and the employee remaining with the Group for a certain length of time.

The details of the incentive plans can be summarised as follows:

2015 Incentive Plan 2016 Incentive Plan 2017 Incentive Plan 2018 Incentive Plan

	(*)	(*)	(*)	(*)

Grant date	01/07/2015	01/07/2016	01/07/2017	11/09/2018
Vesting Period	from 01/07/2015 to 31/12/2017	from 01/07/2016 to 31/12/2018	from 01/07/2017 to 31/12/2019	from 11/09/2018 to 31/12/2020
Exercise period	from 01/08/2018	from 01/07/2019	from 01/07/2020	01/10/2021
Fair Value	4.312	3.771	3.447	2.5079

With reference to the new medium/long-term incentive plan, a total of 1,622,110 rights were assigned for ordinary shares of Mediaset S.p.A., whose grant period will start from 1 October 2021; compared to the previous year, the 2016 and 2017 incentive plans decreased by a total of 108,771 rights following the exit of Group employees from the plan.

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Below is a summary of the changes to the medium/long-term incentive plans:

	2015 Incentive Plan (*)	2016 Incentive Plan (*)	2017 Incentive Plan (*)	2018 Incentive Plan (*)	Total
Options outstanding to 1/1/17	816,756	870,542	—	—	1,687,298
Assigned during the year	—	—	1,304,534	—	1,304,534
Expired during the year	(127,850)	(33,631)	—	—	(161,481)
Options outstanding to 31/12/17	688,906	836,911	1,304,534	—	2,830,351
Options outstanding to 1/1/18	688,906	836,911	1,304,534	—	2,830,351
Assigned during the year	—	—	—	1,622,110	1,622,110
Exercised during the year	(643,244)	—	—	—	(643,244)
Expired during the year	(45,662)	(51,742)	(57,029)	—	(154,433)
Options outstanding to 31/12/18	—	785,169	1,247,505	1,622,110	3,654,784

(*) Medium/long-term incentive plan with free granting of shares to the beneficiaries

The incentive plans are recognised in the financial statements at their fair value:

•                  Stock Option Plan 2016: EUR 3.771 per option;

•                 Stock Option Plan 2017: EUR 3.447 per option;

•                  Stock Option Plan 2018: EUR 2.5079 per option.

The fair value of the incentive plans was calculated based on the stock market price on the grant date.

•             Tax consolidation

The following companies are consolidated for tax purposes under the tax consolidation regime adopted by Mediaset S.p.A. in accordance with Articles 117 et seq. of the Consolidated Income Tax Act:

•                 for the three-year period 2016-2018 Monradio S.r.l.;

•                  for the three-year period 2017-2019 Medusa Film S.p.A., Elettronica Industriale S.p.A., Boing S.p.A., Publitalia ‘80 S.p.A. and Digitalia’ 08 S.r.l.;

•                  for the three-year period 2018/2020 RTI S.p.A., Mediaset Premium S.p.A., Tao Due S.r.l., Mediaset Investment NV, Radio Aut S.r.l. and Radio Subasio S.r.l...

•             Management and coordination activities

Mediaset S.p.A. is subject to the de facto control of Fininvest S.p.A., as the latter owns 38.266% of the share capital. On 4 May 2004, Fininvest notified Mediaset that pursuant to Article 2497 et. seq of the Italian Civil Code, it would not conduct the management and coordination of Mediaset. The company acknowledged Fininvest’s notification at the Board of Directors’ meeting of 11 May 2004. Fininvest’s statement is confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

32

Merger by acquisition

By notarial deed of 20 February 2018, effective from 1 March 2018, the subsidiary Videotime S.p.A. was merged by acquisition.

At the date of the merger, values were as follows:

Merger by acquisition of Videotime S.p.A.	1 March 2018
Assets acquired	106,439
Equity investments in subsidiaries	99,083
Deferred tax assets	4
Trade and other current receivables	7,353
Liabilities acquired	7,895
Provision for risks and charges	2,500
Trade payables and other current liabilities	1,707
Intercompany financial payables	3,688
Costs and revenues acquired	(18)
Assets/liabilities acquired	98,562
Equity investment/Stock option plans	97,248
Treasury shares share swap	750
Merger reserve	564

33

NOTES ON MAIN ASSET ITEMS

(Values in EUR thousands)

5. Non-current assets

5.1. Property, plant and equipment

The tables below show the changes over the last two years in original cost, accumulated depreciation, write-downs and the net carrying amount.

Historical cost	Land and buildings	Plant and machinery	Technical and commercial equipment	Other assets	Tangible assets in progress	Total
01/01/17	6,129	733	183	3,675	—	10,719
31/12/17	6,129	733	183	3,675	—	10,719
Acquisitions	—	—	—	1	—	1
Divestments	—	—	—	(9)	—	(9)
31/12/18	6,129	733	183	3,667	—	10,712

Accumulated			Technical and		Tangible
depreciation and impairment	Land and buildings	Plant and machinery	commercial equipment	Other assets	assets in progress	Total
01/01/17	1,560	729	174	3,646		6,109
Depreciation	24	1	1	7		33
31/12/17	1,584	730	176	3,652		6,142
Divestments	—	—	—	(9)		(9)
Depreciation	25	1	1	5		32
31/12/18	1,609	731	177	3,648		6,165

			Technical and		Tangible
Net balance	Land and buildings	Plant and machinery	commercial equipment	Other assets	assets in progress	Total
01/01/17	4,569	4	8	29	—	4,610
Depreciation	(25)	(1)	(1)	(7)	—	(33)
31/12/17	4,545	3	7	22	—	4,577
Acquisitions	—	—	—	2		2
Depreciation	(25)	(1)	(1)	(5)	—	(32)
31/12/18	4,520	2	6	19	—	4,547

The item amounts to a total of EUR 4,547 thousand, down by EUR 30 thousand compared to the previous year mainly due to depreciation in the year.

The most significant item, land and buildings, consists entirely of the property located in Rome used as offices also by the other companies of the Group.

34

5.5 Equity investments

Equity investments in direct and indirect subsidiaries

	31/12/18				31/12/17
	portion of ownership	equity investment	carrying amount stock opt.	total	portion of ownership	equity investment	carrying amount stock opt.	total
Videotime S.p.A.	100%	—	—	—	99.23874%	96,900	348	97,248
Mediaset España Comunicación S.A.	51.6312%	837,377	—	837,377	50.20792%	837,377	—	837,377
Mediaset Investment S.a.r.l.	100%	—	—	—	100%	8,108	—	8,108
RTI - Reti Televisive Italiane S.p.A.	100%	1,534,219	8,253	1,542,472	100%	1,534,219	7,127	1,541,346
Medusa Film S.p.A.	0%	—	982	982	0%	—	752	752
Publitalia ‘80 S.p.A.	100%	51,134	5,116	56,251	100%	51,134	4,320	55,455
Digitalia ‘08 S.r.l.	0%	—	58	58	0%	—	58	58
Elettronica Industriale S.p.A.	0%	—	111	111	0%	—	111	111
El Towers S.p.A.	0%	—	—	—	0%	—	305	305
Mediaset Premium S.p.A.	0%	—	71	71	0%	—	59	59
RadioMediaset S.p.A.	0%	—	55	55	0%	—	15	15
Mediaset Investment N.V.	100%	245	—	245	100%	45	—	45
Equity investments in subsidiaries		2,422,976	14,645	2,437,621		2,527,784	13,095	2,540,879
Provision for write-down of equity investments in subsidiaries				(251,749)				(253,095)
Total				2,185,872				2,287,783

The item amounts to a total of EUR 2,185,872 thousand, decreasing by EUR 101,911 thousand compared to the previous year and breaks down as follows:

•                  the merger by acquisition of the subsidiary Videotime S.p.A. on 20 February 2018 with legal effects as of 1 March 2018 and accounting effects as of 1 January 2018, for a total of EUR 96,900 thousand;

•                  on 1 March 2018, assets acquired following the acquisition of the subsidiary Videotime S.p.A. included 100% of the equity investment in Videotime Produzioni S.p.A. equal to EUR 99,083 thousand. On 8 March 2018, a deed of sale with the subsidiary RTI S.p.A. was signed for the sale of the equity investment for a total value of EUR 97,170 thousand, which generated a capital loss from the disposal of EUR 1,913 thousand;

•                  on 8 June 2018, the subsidiary Mediaset Investment S.a.r.l. in liquidation approved an advance on the liquidation surplus, amounting to EUR 5,000 thousand. On 27 September 2018, the subsidiary was removed from the Luxembourg Business Registers and the residual value of the equity investment, amounting to EUR 3,108 thousand net of the write-down of EUR 1,346 thousand, was written off, recording a loss from the equity investment of EUR 322 thousand as the differential in relation to the residual value paid;

•                  a payment of EUR 200 thousand to the subsidiary Mediaset Investment NV as per the shareholders’ resolution of 21 September 2018, as an increase in share capital of EUR 45,000 thousand and the establishment of a share premium reserve for EUR 155,000 thousand;

•                  an increase of EUR 2,203 thousand as the portion accrued in the year corresponding to the value of 2016-2018, 2017-2019 and 2018-2020 medium/long-term Incentive Plan plans for employees of direct and indirect subsidiaries net of EUR 348 thousand relating to stock option plans for Videotime employees, reclassified under shareholders’ equity following the merger by acquisition;

•                  a decrease of EUR 305 thousand due to the value of stock option plans, accrued in previous years, for employees of the indirect associate El Towers S.p.A.., being reclassified under the item Equity investments in associates and joint ventures.

35

The item Provision for the write-down of equity investments in subsidiaries amounting to EUR 251,749 thousand (EUR 253,095 thousand at 31 December 2017) includes the write-down of the equity investment in RTI S.p.A. made during 2016.

The equity investments that had a carrying amount at 31 December 2018 exceeding the pro rata share of shareholders’ equity, were:

•                       the equity investment of 51.63% in the share capital of Mediaset España Comunicación S.A., whose ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia stock exchanges and on the Spanish electronic market (SIB); the carrying amount of the equity investment in Mediaset España Comunicación S.A. was confirmed considering, at the reporting date, the fair value assumed to be the company’s market capitalization, measured on the basis of the share price at 31 December 2018. No impairment indicators were therefore identified;

•                       RTI S.p.A., which had shareholders’ equity at 31 December 2018 of EUR 985,942 thousand and an equity investment value of EUR 1,282,470 thousand (EUR 1,534,219 thousand gross of the writedown of EUR 251,749 thousand). In this context, considering the embedded surplus values from companies which are subsidiaries, no impairment indicators were identified.

The statement of differences between the carrying amount and the share of shareholders’ equity is reported in the attachment “List of equity investments in subsidiaries at 31 December 2018 (Article 2427, Paragraph 5 of the Italian Civil Code)”.

Equity investments in associates and joint ventures

	31/12/18		31/12/17
	ownership	carrying	ownership	carrying
	interest	amount	interest	amount
Nessma S.A.	34.12%	—	0.00%	—
Nessma Broadcast S.a.r.l.	32.27%	468	0.00%	—
2i Towers Holding S.p.A.	40.00%	465,329	0.00%	—
El Towers S.p.A.	0.00%	305	0.00%	—
Total		466,102		—

The newly introduced item amounts to EUR 466,102 thousand and is made up as follows:

•                       acquisition of the equity investment of 2i Towers Holding S.p.A. for a total value of EUR 465,329 thousand as a result of the events described as follows: on 16 July 2018, Mediaset signed a partnership agreement with the infrastructure fund F2i SGR resulting in Mediaset taking an associate interest in 2i Towers Holding S.p.A., an indirect subsidiary of F2i. On the same date, 2i Towers S.p.A. (an SPV entirely owned by 2i Towers Holding S.p.A.) launched a voluntary take-over bid, subject to obtaining the required authorisations, on the entire share capital of El Towers S.p.A., in which Mediaset held a controlling interest of 40.001% through the subsidiary Elettronica Industriale S.p.A.. The offer provides for a consideration equal to EUR 57.00 for each share, entailing a premium equal to 19.2% compared to the weighted average of the prices recorded during the six months preceding the announcement of the transaction. On 5 October, the offer became fully effective after all the conditions were fulfilled and, on 12 October, the process has been completed with the payment of the consideration. On 19 October, the shares of El Towers S.p.A. were delisted. At the end of the operation, Mediaset holds an associate interest of 40% on the

36

share capital of 2i Towers Holding S.p.A., which holds 100% of El Towers S.p.A.. No impairment indicators on the equity investment in 21 Towers Holding S.p.A have been identified.

•                       transfer from the subsidiary Mediaset Investment S.a.r.l. in liquidation of a 32.27 % share in Nessma Broadcast S.a.r.l. for a carrying amount of EUR 468 thousand, and a 34.12 % share in Nessma S.A. for a carrying amount of EUR 1;

•                       the reclassification of EUR 305 thousand as the value of stock option plans, accrued in previous years, for employees of the indirect associate El Towers S.p.A..

No indicators of impairment loss relating to associates were identified.

Equity investments in other companies

	31/12/18		31/12/17
	ownership interest	carrying amount	ownership interest	carrying amount
Auditel S.r.l.	6.45%	2	6.45%	2
Kirch Media GmbH & Co. KGaA in administration	2.28%		0%	—
Nessma Entertainment S.a.r.l.	0.00016%		0%	—
Total		2		2

This item is unchanged compared to the previous year. During the current year, the share of 2.28% in Kirch Media GmbH & Co. and the share of 0.00016% in Nessma Entertainment S.a.r.l were transferred from the subsidiary Mediaset Investment S.a.r.l. in liquidation.

5.6 Receivables and other non-current financial assets

		31/12/18		31/12/17
			Due
	Total	In 1 year	From 1 to 5 year	After 5 years	Total
Other non-current receivables	3,658	—	3,658	—	158
Forward derivatives from third parties amount due after 12 months	2,643	—	2,643	—	—
Forward derivatives from subsidiaries amount due after 12 months	1,129	—	1,129	—	15,078
IRS derivatives amount due from third parties after 12 months	101	—	101	—	357
Total	7,531	—	7,531	—	15,593

The item amounts to a total of EUR 7,531 thousand, decreasing by EUR 8,062 thousand compared to the previous year.

37

The change was made up as follows:

•                       EUR 3,658 thousand from non-current receivables due from others of which EUR 3,500 thousand from receivables relating to two insurance policies with a minimum guaranteed return taken out during the year and EUR 158 thousand from receivables for security deposits;

•                       EUR 2,643 thousand refers to the non-current portion of the fair value of derivative contracts with UniCredit S.p.A. to hedge risks resulting from fluctuations of foreign currencies in relation to highly likely future obligations, as well as payables for purchases already completed, for the Company and for its direct and indirect subsidiaries;

•                       EUR 1,129 thousand due to the item Derivatives for forward transactions with subsidiaries, which represent the non-current portion of the fair value of derivatives for forward contracts on foreign currencies that Mediaset S.p.A., after purchase on the market to hedge against risks deriving from fluctuations in foreign currencies in relation to highly likely future obligations, as well as payables for purchases already made by its direct and indirect subsidiaries, transferred to the latter by entering into an intercompany agreement at the same conditions;

•                       EUR 101 thousand from the non-current portion of fair value of two interest rate swaps (IRS) entered into in 2016 with UniCredit to hedge interest rate risk on a loan totalling EUR 200,000 thousand taken out during the same year with UniCredit, reported in the item Non-current financial liabilities.

5.9 Deferred tax assets

The amount shown in the table corresponds to the balance sheet amount for the credit from deferred tax assets calculated on the basis of temporary differences between the balance sheet figures and the corresponding amounts recognised for tax purposes, as well as tax losses transferred from Group companies that are party to the national tax consolidation scheme.

Deferred tax assets are measured on the basis of the current tax rates applicable at the time the differences are offset and are considered to be recoverable on the basis of taxable results that may be inferred from the business plans of the subsidiaries.

	31/12/18	31/12/17
Opening balance	205,901	149,852
Credits/(debits) through profit or loss	1,904	(55)
Tax charged to equity	351	3
Company incorporation	4
Other changes	23,541	56,101
Closing balance	231,701	205,901

38

The table below details the changes in deferred tax assets for the period under review.

	31/12/18		31/12/17
	Amount of differences temporary	Effect tax	Amount of differences temporary	Effect tax

Deferred tax assets for:
Intangible fixed assets	10	2	11	3
Provision for litigation/labour disputes	46	11	119	28
Directors’ compensation	9,060	2,175	911	219
Provision for bad debts on distribution advances	—	—	—	—
Taxed provision for bad debts	152	36	156	37
Membership fees	34	8	—	—
Post-employment benefit plans	1,646	395	1,640	394
Provision for bad debts (financial receivables)	1,303	313	—	—
Tax losses from tax consolidation	953,171	228,761	855,086	205,220
Total deferred tax assets	965,422	231,701	857,923	205,901

The item amounts to a total of EUR 231,701 thousand, increasing by EUR 25,800 thousand compared to the previous year.

At 31 December 2018, the deferred tax assets relating to tax losses carried forward for an unlimited period for IRES tax purposes amounted to EUR 228,761 thousand (EUR 205,901 thousand at 31 December 2017); the impairment and recoverability tests on deferred tax assets recorded in the financial statements at 31 December 2018 considered, with particular reference to tax losses generated under Italian tax consolidation, the taxable results derived from the five-year business plans (2019-2023) used for impairment testing over that period and, by extrapolating data from these plans, the results expected for subsequent years. The impairment test also takes consideration of the effects deriving from the temporary differences on which deferred tax liabilities are recorded.

6. Current Assets

6.2 Trade receivables

At the end of the year this item was broken down as follows:

		31/12/2018		31/12/2017
			Due
			From 1 to	After 5
	Total	In 1 year	5 years	years

Receivables from customers	171	171			160
Provision for bad debts	(156)	(156)			(156)
Total net receivables from customers	15	15	—	—	4
Receivables from subsidiaries	1,490	1,490			5,584
Receivables from associates and
joint ventures	11	11			5
Receivables from parent companies	14	14
Total	1,531	1,531	—	—	5,593

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Trade receivables

The item, net of the provision for bad debts, amounts to EUR 15 thousand, increasing by EUR 11 thousand compared to the previous year.

The provision for bad debts amounting to EUR 156 thousand, did not change compared to the previous year and represents the write-down of receivables carried out for all customers with different percentages in relation to the receivable recovery process conducted by the area in charge, and later by the legal department.

Trade receivables from subsidiaries

Trade receivables from subsidiaries amount to EUR 1,490 thousand and mainly consisted of:

•                       EUR 1,280 thousand (of which EUR 767 thousand from the subsidiary RTI S.p.A.) for the supply of intercompany services in the areas of strategic planning, legal affairs, corporate affairs, institutional affairs, security services, personnel management and internal auditing;

•                       EUR 108 thousand (of which EUR 48 thousand from the subsidiaries Publitalia ‘80 S.p.A. and RTI S.p.A.) for fees for employee directors;

•                       EUR 102 thousand of other receivables.

Trade receivables from associates and joint ventures

Trade receivables from associates and joint ventures, amounting to EUR 11 thousand, mainly relate to the charge-backs for fees paid to directors who waived the remuneration in favour of Mediaset S.p.A.

Trade receivables from parent companies

Trade receivables from parent companies amount to EUR 14 thousand and refer to charges for property leases to the holding company Fininvest S.p.A

6.3 Tax receivables

This item was broken down as follows:

	31/12/18	31/12/17
Receivables from tax authorities for IRES tax from tax consolidation	29,882	29,265
Receivables from tax authorities for IRAP tax	1,767	671
Total	31,649	29,936

The item amounts to a total of EUR 31,649 thousand, up by EUR 1,713 thousand compared to the previous year.

Details of the items are provided below:

Receivables from tax authorities for IRES from tax consolidation

The item amounts to EUR 29,882 thousand and is made up as follows:

•                       EUR 13,672 thousand in receivables due as a result of the application for an IRES tax refund submitted in a capacity as consolidating entity for the deductibility of IRAP tax due on employee

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expenses and other staff for the five-year period 2007-2011 (Article 2, Paragraph 1-quater of Decree Law 201 of 6 December 2011);

•                       EUR 16,210 thousand in tax receivables carried forward recognised in the Group national tax consolidation scheme.

Receivables from tax authorities for !RAP tax

The item amounts to EUR 1,767 thousand, increasing by EUR 1,096 thousand compared to the previous year, due to the merger by acquisition of the subsidiary Videotime S.p.A. on 1 March 2018.

6.4 Other receivables and current assets

Below is a breakdown of the item:

	31/12/18	31/12/17
Receivables from employees	165	13
Advances	235	547
Receivables from social security institutions	56	15
Receivables from tax authorities	8,373	684
Receivables from others	176	141
Sundry receivables from subsidiaries	27,523	21,773
Sundry receivables from associates	—	2,471
Accrued income	—	7
Prepaid expenses	581	1,017
Total	37,109	26,668

The item amounts to a total of EUR 37,109 thousand, increasing by EUR 10,441 thousand compared to the previous year.

This item includes receivables relating to future periods of over 12 months amounting to EUR 170 thousand.

The fair value of the receivables is believed to approximate their carrying amount. Details of the items are provided below.

Other receivables due from subsidiaries

The item amounts to a total of EUR 27,523 thousand and is made up as follows:

•                       EUR 17,542 thousand for the IRES tax receivable resulting from tax consolidation in relation to subsidiaries that participate in the Group’s tax burden pursuant to the agreement to exercise the option to use the national tax consolidation scheme, of which mainly from the subsidiary Publitalia 80 S.p.A. for the amount of EUR 13,965 thousand;

•                       EUR 9,981 thousand for the receivable related to the Group VAT procedure, mainly from the indirect subsidiary Mediaset Premium S.p.A. for EUR 6,513 thousand.

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Receivables from tax authorities

The item amounts to EUR 8,373 thousand, increasing by EUR 7,689 thousand compared to the previous year and is made up as follows.

•                  EUR 2,874 thousand of tax assets mainly comprising the amount receivable following payment for tax arrears relating to the notices of assessment for the 2004 and 2005 financial years for VAT, and the amount receivable from the VAT vehicle refund for 2004, both recognised following the merger by acquisition of the subsidiary Videotime S.p.A. on 1 March 2018. The notices of assessment were appealed against in accordance with law and tax proceedings with competent bodies are pending. The item “Provisions for risks and charges” includes a provision to cover the value of deferred tax assets in the event of losing the appeal.

•                  EUR 5,499 thousand relating to the tax asset for Group VAT in December 2018.

Prepaid expenses

The item amounts to a total of EUR 581 thousand and is made up as follows:

•                  EUR 278 thousand in costs incurred to secure medium/long-term loans to Mediobanca, Intesa Sanpaolo and BNL;

•                  EUR 35 thousand for fees on bank guarantees paid in advance;

•                  EUR 268 thousand mainly consisting of costs for rental expenses and insurance premiums.

6.5 Intercompany financial receivables

Intercompany financial receivables from subsidiaries

These concerned current account relationships in place with the Group’s subsidiaries as detailed below:

	31/12/18	31/12/17
Videotime S.p.A.	—	4,059
Tao Due S.r.l.	4,619	15,641
RTI S.p.A.	1,236,857	1,381,112
Mediaset Premium S.p.A.	38,421	—
Monradio S.r.l.	8,554	4,609
RadioMediaset S.p.A.	46,628	26,582
Radio Studio 105 S.p.A.	—	11,951
Virgin Radio Italy S.p.A.	2,092	5,506
Radio Engineering Co. S.p.A.	—	1,151
RMC Italia S.p.A.	9,229	—
Total	1,346,400	1,450,611

The current account relationships with subsidiaries and joint ventures are governed by a master agreement entered into on 18 December 1995 that provides for the application of interest rates for the year 2018 calculated on the basis of the average Euribor one-month plus a spread. For interest expense the spread is equal to 3% while it is 0.20% for interest income. Interest income is calculated only if the

42

average Euribor one-month plus spread is greater than zero. From 1 January 2017, interest is paid on 31 December of each year, while interest expense is charged on 1 March of the year following the year to which it relates. As of 1 January 2019, the spread used for rates on interest expense will be 2.30%, while it will remain unchanged for rates on interest income.

During 2018 new intercompany current accounts were opened by Mediaset S.p.A., in the names of

•                  the indirect subsidiary RMC Italia S.p.A. - opened on 01/09/2018;

•                  the indirect subsidiary cubic MC Productions S.r.l. - opened on 01/09/2018.

The current accounts in the names of the subsidiaries Videotime S.p.A. and Videotime Produzioni S.p.A. were closed on 1 March 2018 and 1 July 2018 respectively, following the mergers by acquisition with Mediaset S.p.A. and RTI S.p.A. respectively.

Intercompany financial receivables from joint ventures

This item includes current account relationships in place with the Group’s joint ventures as detailed below:

	31/12/18	31/12/17
Boing S.p.A.	516	—
Mediamond S.p.A.	—	1,542
Total	516	1,542

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6.6 Other current financial assets

The item is broken down as follows:

	31/12/18	31/12/17
Financial assets for non-hedging derivatives	7,069
Derivatives for forwards from third parties	6,148	85
Derivatives for forwards to subsidiaries	921	17,670
Derivatives for forwards to associates	2	2
Total	7,071	17,757
Financial assets for hedging derivatives	—
IRS derivatives to third parties	—	249
Total	—	249
Current financial assets to third parties	7,445	—
Current financial assets to associates	3,027	—
Total	10,472	—
Total	17,543	18,006

The item amounts to a total of EUR 17,543 thousand, decreasing by EUR 463 thousand compared to the previous year.

This item was broken down as follows:

Derivatives for exchange rate risk

This is the fair value of derivatives, mainly forward currency contracts, purchased by Mediaset S.p.A. on the market to hedge risks of subsidiaries resulting from fluctuations of foreign currencies in relation to highly likely future obligations, as well as payables for purchases already completed.

The fair value of currency futures is measured by discounting the difference between the notional amount priced at the forward rate of the contract, and the notional amount priced at the fair forward rate (the forward exchange rate measured at the reporting date).

In particular, Mediaset S.p.A. gathers information concerning positions subject to exchange risk from the subsidiaries RTI S.p.A., Videotime Produzioni S.p.A., Medusa Film S.p.A., Mediaset Premium S.p.A. and from the joint venture Boing S.p.A. and, once the derivative contract has been entered into on the market, it transfers it to these subsidiaries by entering into an intercompany agreement under the same terms and conditions.

In the financial statements, these contracts are classified as hedges pursuant to IAS 39, and are recorded by posting fair value changes to the income statement in the item “Realised gains and losses, and gains and losses from the valuation of foreign exchange”.

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Other current financial assets

The newly introduced item amounts to EUR 10,472 thousand and is made up as follows:

•                  EUR 7,445 thousand relating to the current financial receivable from R2 S.r.l. generated following Group deconsolidation on 30 November 2018;

•                  EUR 3,027 thousand relating to current financial receivables, of which EUR 1,278 thousand from Nessma S.A., recognised net of the write-down of EUR 140 thousand and EUR 1,749 thousand from the joint venture Nessma Broadcast S.a.r.l., net of the write-down of EUR 192 thousand.

6.7 Cash and cash equivalents

The item was broken down as follows:

	31/12/18	31/12/17
Bank and postal deposits	218,322	24,231
Cash and cash equivalents	13	13
Total	218,335	24,244

The item amounts to a total of EUR 218,335 thousand, increasing by EUR 194,091 thousand compared to the previous year.

The item includes current account relationships maintained with leading domestic and foreign banks for the amount of EUR 218,322 thousand and cash and revenue stamps totalling EUR 13 thousand.

For details of the increase that occurred during the year, see the statement of cash flows and comments on the net financial position.

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NOTES ON MAIN SHAREHOLDERS’ EQUITY
AND LIABILITY ITEMS

(Values in EUR thousands)

8. Shareholders’ equity

Below are comments on the main categories that make up equity and the related changes in the period.

8.1 Share capital

At 31 December 2018, share capital totalling EUR 614,238 thousand, which was fully subscribed and paid in, consisted of 1,181,227,564 ordinary shares with a nominal value of EUR 0.52 each. No change occurred in the year under review.

8.2 Share premium reserve

At 31 December 2018, the share premium reserve amounted to EUR 275,237 thousand. No change occurred in the year under review.

8.3 Treasury shares

This item includes Mediaset S.p.A. shares purchased following resolutions of the Ordinary Shareholders’ Meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007. On 27 June 2018, the Shareholders’ Meeting renewed the Board of Directors’ mandate to purchase treasury shares up to a maximum of 118,122,756 shares (10% of the share capital). The mandate is valid until the approval of the financial statements at 31 December 2018, or for no longer than 18 months from the date of the last shareholder resolution.

	31/12/18		31/12/17
	Number	Carrying amount	Number	Carrying amount
Treasury shares - opening balance	44,825,500	416,656	44,825,000	416,656
decreases	(867,106)	(8,060)	—	—
Treasury shares - closing balance	43,958,394	408,596	44,825,000	416,656

At 31 December 2018, the carrying amount of the treasury shares was equal to EUR 408,596 thousand, consisting of 1,028,394 shares earmarked to service approved stock option plans and 42,930,000 shares acquired under the share buyback resolutions of 13 September 2005 and 8 November 2005. The item, compared to the previous year, registered a decrease of 867,106 shares for a value of EUR 8,060 thousand.

Changes for the period are broken down as follows:

•                  223,862 treasury shares assigned to minority interests of Videotime S.p.A. following the merger by acquisition of the company, with a share swap ratio of 1 ordinary share of Videotime (nominal amount of EUR 0.52) assigned for every 0.294 ordinary shares of Mediaset for a nominal amount of EUR 0.52 each. The merger took place by assigning Videotime shareholders Mediaset treasury shares held in the portfolio, for the amount necessary for the share swap ratio. The shares were made available to Videotime shareholders, according to the forms of the shares centralised with Monte Titoli S.p.A. and were dematerialised on 1 March 2018, the date when the merger became effective;

46

•                  643,244 treasury shares transferred to 2015 Incentive Plan participants, according to conditions in the plan regulations, which assign shares to individual plan participants, on expiry of the Plan, who may use the shares after paying related taxes.

At 31 December 2018, there were no treasury shares used to stabilise market value.

8.4 Other reserves

The item is broken down as follows:

	31/12/18	31/12/17
Legal reserve	122,848	122,848
Extraordinary reserve	1,354,876	1,285,725
Merger reserve	621,642	621,079
Reserve for profit/loss from treasury share trading	(7,141)	(2,605)
Other available reserves	16,324	16,324
Total	2,108,549	2,043,370

Legal reserve

At 31 December 2018, this reserve totalled EUR 122,848 thousand. No change occurred during the year since the reserve had already reached the level of 20% of share capital.

Extraordinary reserve

At 31 December 2018, this reserve amounted to EUR 1,354,876 thousand and increased by EUR 69,151 thousand compared to the previous year, due to 2017 profit undistributed as per the shareholders’ resolution of 27 June 2018.

Merger reserve

At 31 December 2018, this item amounted to EUR 621,642 thousand, increasing by EUR 563 thousand compared to the previous year, due to the merger by acquisition of the subsidiary Videotime S.p.A. on 1 March 2018. The item mainly refers to EUR 621,071 thousand resulting from the merger of the subsidiary Mediaset Investimenti S.p.A. on 31 December 2012, showing the difference between the shareholders’ equity of the merged company (EUR 1,606,837 thousand) at 31 December 2012 (less reserves for intercompany transactions) and the carrying amount of the equity investment (EUR 954,000 thousand), after tax of EUR 31,766 thousand.

Reserve for profit/loss from treasury share trading

This item has a negative balance of EUR 7,141 thousand and, compared to the previous year, increased by EUR 4,536 thousand due to the negative effects on changes during the year, already commented on in the item Treasury shares. This item includes EUR 2,605 thousand due to the negative impact of transactions occurring in previous periods, net of related taxes.

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Other available reserves

This item, which totals EUR 16,324 thousand, is mainly related to amounts released from the Reserve for medium/long-term Incentive Plans for employees of the company and employees of subsidiaries which became available due to the expiry of the options. No change occurred in the year under review.

8.5 Valuation reserves

The item is broken down as follows:

	31/12/18	31/12/17
IRS hedging reserve	963	1,534
M/L-term incentive plans reserve	2,371	2,653
M/L-term subsidiary incentive plans reserve	3,751	3,110
Reserve for actuarial gains/(losses)	(895)	(891)
Total	6,189	6,406

The item Hedging reserve for IRS amounts to EUR 963 thousand and states the fair value at 31 December 2018, net of the tax effect, of three interest rate swaps hedging the interest rate risk on two loan agreements negotiated during the year with UniCredit and Intesa Sanpaolo, reported in the item Non-current financial liabilities.

The Medium/long-term Incentive Plans reserves total EUR 6,122 thousand, up by EUR 359 thousand compared to the previous year. The items include the offsetting entry of the amount accrued at 31 December 2018, determined based on the stock market price at the grant date, for the 2016-2018, 2017-2019 and 2018-2020 plans allocated by Mediaset S.p.A. to its employees and the employees of direct and indirect subsidiaries.

The Reserve for actuarial gains (losses), which had a negative balance of EUR 895 thousand (negative balance of EUR 891 thousand at 31 December 2017), included actuarial components (after deferred taxes) related to the valuation of defined benefit plans. These components are allocated directly to shareholders’ equity.

The table below shows the changes in these reserves over the year.

			Charged to		Deferred
	Balance at	Increases/	income	Fair value	Tax	Balance at
	01/01/18	(decreases)	Statement	Changes	liabilities	31/12/18
IRS hedging reserve	1,533	—	—	(751)	180	962
Employee m/I-term incentive plans	2,653	(282)	—	—	—	2,371
Subsidiary employee m/I-term incentive plans reserve	3,110	641	—	—	—	3,751
Reserve for actuarial gains/(losses)	(890)	(6)	—	—	1	(895)
Total	6,406	353	—	(751)	181	6,189

48

8.6 Retained earnings (losses)

This item has a negative balance of EUR 808,413 thousand and mainly refers to the combined impact of all adjustments made for First-time adoption and of the profit for the financial year 2005. The increase equal to EUR 1,108 thousand compared to the previous year reflects the adjustments made for the first- time adoption of IFRS 9, net of related taxes.

As required by the provisions of corporate law, the following table provides a detailed breakdown of shareholders’ equity items indicating whether it is possible to use and distribute reserves:

			Summary of utilisation in the three
			previous years
		Possibility of	For hedging	For other
	Amount	use	losses	reasons
Capital	614,238	=	—	—
Treasury shares	(408,596)	=	—	—
Share premium reserve	275,237	A B C	—	—
Merger reserve	621,642	A B C	—	—
Legal reserve	122,848	B	—	—
Extraordinary reserve	1,354,876	A B C	—	—
Pr. share gains/losses reserve @	(7,141)	=	—	—
Other available reserves	16,324	A B C	—	—
Valuation reserves	6,189	=	—	—
Gains/(Losses) previous years IAS/IFRS	(809,521)	=	—	—
Total	1,786,096		—	—
Profit/(loss) for the year	111,843		—	—
Distributable portion	1,154,664		—	—

Legend:

A - to increase share capital

B - to cover losses

C - to distribute to shareholders

Article 1, Paragraph 33, Letter q) of the 2008 Finance Law abolished Paragraph 4, Letter b) of Article 109 of the TUIR, which had made it possible to deduct certain income components not recognised in the income statement on an off-record basis.

As a result of the abolished regulation, there continues to be a restriction on the ability to distribute reserves for the amount of EUR 1,194 thousand originating from off-record deductions made up until 31 December 2007 and not affected by the optional exemption mechanism governed by Article 1, Paragraph 48 of the 2008 Finance Law.

8.7 Profit (loss) for the year

This item reflects the profit for the year of EUR 111,843,478.68 (profit of EUR 69,151,696.07 at 31 December 2017).

9. Non-current liabilities

9.1 Post-employment benefits plans

Employee benefits, which by Italian law are classified as leaving entitlements (TFR), are considered by IAS 19 to be “post-employment benefits” of the “defined benefit” type, and are therefore valued using the actuarial “Projected Unit Credit Method”.

The valuation of Mediaset S.p.A. obligations to its employees was carried out by an independent actuary, according to the following steps:

•                  Projected estimate of the cost of employee leaving entitlements already accrued at the valuation date and amounts that will accrue up to the future point in time when employment contracts terminate or the when the accrued amounts are paid in part as advances on entitlements;

49

•                  Discounting, at the valuation date, of the expected cash flows Mediaset S.p.A. will pay to its employees in the future;

•                  Re-proportioning of the accrued benefits discounted based on length of service at the valuation date compared to the length of service expected at the hypothetical date of payment by Mediaset S.p.A.

The actuarial valuation of employee leaving entitlements in accordance with IAS 19 was conducted specifically for the closed population of current employees, i.e. detailed calculations were made for each Mediaset S.p.A. employee, without taking into account any future hires.

The actuarial valuation model is based on “technical bases” consisting of demographic, economic and financial assumptions relating to the valuation parameters.

The assumptions adopted, and confirmed for the year 2018, are summarised below:

Demographic assumptions

Probability of death	Taken from the ISTAT life expectancy table broken down by age and gender, updated at 2017.

Probability of employees leaving the Company

Percentages of retirement, resignation/dismissal and contract termination were taken from observation of the Company’s historical data.

The employee leaving probabilities used were broken down by age, gender and contractual job title (office workers, managers and executives/journalists).

For personnel with a fixed-term contract, the time horizon was moved to the expected end of the contract and it was assumed that no employees on these contracts would leave before the end of the contract.

Actuarial assessments considered the start dates for pension benefits envisaged by Decree Law No. 201 of 6 December 2011 “Urgent provisions for growth, fairness and the consolidation of public accounts”, converted, with amendments, by Law No. 214 of 22 December 2011, as well as regulations bringing in line requirements to access the pension system to increases in life expectancy, pursuant to Article 12 of Decree Law No. 78 of 31 May 2010, converted, with amendments, by Law No. 122 of 30 July 2010.

Advances on post-employment ben	The frequency of advances and average percentages of accrued post- employment benefits that may be requested as an advance were taken from observation of the Company’s historical data.

Supplementary pensions

Employees that have paid their entire post-employment benefits into a supplementary pension scheme have released the Company of any commitments regarding said benefits, and were not therefore considered in the assessments. For all other employees, assessments were made taking into account the decisions actually made by employees, updated to 31/12/2018.

Economic and financial assumptions

Inflation rate	The inflation scenario was taken from the “2018 Economy and Finance Document”, using an inflation rate equal to 1.50% as the average scheduled inflation scenario.

Discounting rates

Interest rate curve for bonds of leading companies at the measurement date. In particular, the “Composite” interest rate curve of securities issued by corporate issuers with an AA investment grade rating of the euro area at 31 December 2018 was used (source Bloomberg).

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During the year, the reserve changed as follows:

Provision at 01/01/18	1,206
Amount accrued and posted to the income statement	(3)
Provision transferred from other subsidiaries, affiliates and associates	1
Indemnities paid in the year	(164)
Actuarial loss/(gain)	6
Provision transferred to other subsidiaries, affiliates and associates	(3)

Provision at 31/12/18	1,043

The table below shows the effects on the TFR reserve of the sensitivity analysis of the main demographic and economic and financial assumptions relating to the parameters involved in the calculation.

Economic and financial assumptions		DBO
Discounting rates curve Inflation rate	+50 bps	1,009
	-50 bps	1,080

Inflation rate	+50 bps	1,066
	-50 bps	1,022

Demographic - actuarial assumptions		DBO
Salary increases	+50 bps	1,043
	-50 bps	1,043

Probability of termination of the employment relationship	+50%	1,037
	-50%	1,051

Change in the amount of advanced post-employment benefits	+50%	1,043
	-50%	1,044

9.2 Deferred tax liabilities

The amount shown in the table corresponds to the balance sheet amount for the payable for deferred taxes calculated on the basis of temporary differences between the balance sheet figures and the corresponding amounts recognised for tax purposes.

Deferred taxes are determined on the basis of tax rates that correspond to those that will be applied at the time these differences are reversed.

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The following table details the changes in deferred taxes during the period under review.

	31/12/18	31/12/17

Opening balance	866	686

Credits/(debits) through profit or loss	(2)	5
Tax charged to equity	(180)	175

Closing balance	684	866

This item is broken down as follows:

	31/12/18		31/12/17
	Amount		Amount
	of		of
	differences	Effect	differences	Effect
	temporary	tax	temporary	tax

Liabilities for deferred taxes on:
Provision for bad debts	—	—	26	6
IRS hedging reserve	1,266	304	2,018	484
Post-employment benefit plans	1,585	380	1,566	376
Total deferred tax liabilities	2,851	684	3,610	866

See Income taxes for the period for a description of major changes in the period.

9.3 Financial payables and liabilities

The item is broken down as follows:

		Balance at 31/12/18
		Due		Balance at
	Total	1 to 5 years	After 5 years	31/12/17

Corporate bond 24/10/2013	—	—	—	372,691
Unsecured loans
Intesa Sanpaolo - 30/06/2016	148,712	148,712	—	148,659
UniCredit - 31/10/2016	198,160	198,160	—	198,345
Mediobanca - 18/11/2016	98,449	98,449	—	98,498
BNL - 02/12/2016	99,589	99,589	—	99,555
Pop. Bergamo - 08/02/2017	49,672	49,672	—	49,694
UniCredit - 18/07/2017	98,894	98,894	—	19,806
UBI Banca - 04/12/2017	49,603	49,603		49,587
Other derivatives
Derivatives for forwards to third parties	—	—	—	15,078
Derivatives for forwards to subsidiaries	4,085	4,085	—
IRS to third parties	161	161	—	175
Total	747,325	747,325	—	1,052,088

The item totals EUR 747,325 thousand, decreasing by EUR 304,763 thousand compared to the previous year.

Comments on its composition are provided below.

The corporate bond issued on 24 October 2013 and maturing on 24 January 2019 for a total nominal amount of EUR 375,000 thousand, was recognised at amortised cost based on an internal rate of return

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of 5.42% at 31 December 2018, and was wholly reclassified under the item Other current financial liabilities.

On 30 June 2016, a loan agreement was entered into with Intesa Sanpaolo S.p.A, maturing on 30 June 2020, for a total amount of EUR 250,000 thousand, of which EUR 150,000 thousand granted as an amortised cost term loan, and EUR 100 thousand granted as a revolving credit facility.

For this agreement, the following financial covenants are required:

•                  net financial position/EBITDA less than 2, to be monitored every six months on the basis of Mediaset consolidated data.

On 29 September 2016, a loan agreement was entered into with UniCredit S.p.A., maturing on 29 September 2021, for a total of EUR 200,000 thousand, wholly granted as an amortised cost term loan.

For this agreement, monitoring of the following financial covenants is required:

•                  debit cover ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data;

•                  debit equity ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data.

On 18 November 2016, a loan agreement was entered into with Mediobanca S.p.A., maturing on 18 November 2022, for a total amount of EUR 150,000 thousand, of which EUR 100,000 thousand granted as an amortised cost term loan, and EUR 50 thousand granted as a revolving credit facility.

For this agreement, the following financial covenants are required:

•                  debit cover ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data;

•                  an interest cover ratio equal to or greater than 10, to be monitored every six months on the basis of Mediaset consolidated data.

On 2 December 2016, a loan agreement was entered into with Banca Nazionale del Lavoro S.p.A., for a total amount of EUR 150,000 thousand, of which EUR 100,000 thousand granted as an amortised cost term loan, maturing on 1 June 2020, and EUR 50 thousand granted as a revolving credit facility, maturing on 2 December 2021.

For this agreement, the following financial covenants are required:

•                  leverage ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data.

•                  debit equity ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data.

On 8 February 2017, a loan agreement was entered into with UBI Banca Popolare di Bergamo S.p.A., for a total amount of EUR 50,000 thousand, maturing on 9 February 2021, as an amortised cost term loan.

For this agreement, the following financial covenants are required:

•                  net financial debt/equity ratio of less than 2, to be monitored annually on the basis of Mediaset consolidated data.

•                  net financial debt/EBITDA ratio of less than 2, to be monitored annually on the basis of Mediaset consolidated data.

53

On 18 July 2017, a loan agreement was entered into with UniCredit S.p.A., for a total amount of EUR 100,000 thousand, maturing on 18 July 2022, as an amortised cost term loan. At 31 December 2018, an amount of EUR 100,000 thousand had been drawn.

For this agreement, the following financial covenants are required:

•                  debt cover ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data;

•                  debt equity ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data.

On 4 December 2017, a loan agreement was entered into with UBI Banca Popolare di Bergamo S.p.A., for a total amount of EUR 50,000 thousand, maturing on 14 December 2022, as an amortised cost term loan.

For this agreement, the following financial covenants are required:

•                  net financial debt/equity ratio of less than 2, to be monitored annually on the basis of Mediaset consolidated data.

•                  net financial debt/EBITDA ratio of less than 2, to be monitored annually on the basis of Mediaset consolidated data.

For the loans, as well as the credit facilities, any breach of financial covenants will require Mediaset S.p.A. to repay all amounts drawn down.

For all the loans, the first dates for revision of the rate during 2019 are the following:

•                  27 March 2019 for the Intesa Sanpaolo Loan 1/2018 of 30 June 2016.

•                  29 January 2019 for the UniCredit loan of 29 September 2016.

•                  26 February 2019 for the Mediobanca loan of 18 November 2016.

•                  20 March 2019 for the Banca Nazionale del Lavoro loan of 2 December 2016.

•                  7 February 2019 for the UBI Banca Popolare di Bergamo S.p.A. loan of 8 February 2017.

•                  22 January 2019 for the UniCredit loan of 18 July 2017.

•                  12 March 2019 for the UBI Banca Popolare di Bergamo S.p.A. loan of 4 December 2017.

For the loan taken out with Banca Nazionale del Lavoro, the rate is not revised as it has a fixed contractual rate.

At the end of the reporting period, all covenants had been complied with and, based on future cash flows estimated by Management, it is presumed that the covenants will be complied with over the next twelve months.

54

The table below shows the effective interest rates (IRR) and financial charges recognised in the income statement for the loans, and the fair value of the loans calculated using the market rates at the year end.

	IRR	Financial expenses	Fair Value
Intesa Sanpaolo loan 1/2016 - 30/06/2016	0.84%	1,239	151,756
UniCredit loan - 31/10/2016	0.84%	1,650	204,212
UniCredit loan - 18/07/2017	0.99%	923	103,247
Mediobanca loan - 18/11/2016	1.38%	1,366	104,190
Banca Nazionale del Lavoro loan - 02/12/2016	0.39%	394	100,475
UBI Banca loan - 08/02/2017	0.62%	309	50,481
UBI Banca loan - 04/12/2017	0.63%	314	51,102

The item Derivatives for forward transactions with subsidiaries amounting to EUR 4,085 thousand refers to the non-current portion of the negative fair value of derivatives for forward contracts on foreign currencies that Mediaset S.p.A., after purchase on the market to hedge against risks deriving from fluctuations in foreign currencies in relation to highly likely future obligations, as well as payables for purchases already made by its direct and indirect subsidiaries, transferred to the latter by entering into an intercompany agreement at the same conditions;

The item Third-party IRS amounting to EUR 161 thousand (EUR 175 thousand at 31 December 2017), includes the current portion of the fair value of the interest rate swap contract entered into in 2016 with Intesa Sanpaolo to hedge interest rate risk on the loan agreement entered into that same year with Intesa Sanpaolo for a total of EUR 150,000 thousand.

9.4 Provisions for non current risks and charges

The amounts and changes in these provisions are as follows:

	Opening				Closing
	balance			Financial	balance
	01/01/18	Provisions	Uses	expenses	31/12/18
Provisions for future risks	58	3	(17)	2	46

Total	58	3	(17)	2	46

Provisions for non-current risks, amounting to EUR 58 thousand, includes the following types of risk, whose movements are detailed below:

	Opening balance			Closing balance as
Type	01/01/18	Provisions	Use	of 31/12/18
Legal	58	5	(17)	46

Total	58	5	(17)	46

The Provisions for risks and charges consist of the non-current portion of lawsuits seeking compensation for damages and disputes pending at year end

55

10. Current liabilities

10.1 Payables to banks

Financial payables are broken down as follows:

		Balance at 31/12/18 Due			Balance at
	Total	In 1 year	1 to 5 years	After 5 years	31/12/17
Financial liabilities due to banks	—	—	—	—	5
Credit facilities	—	—	—	—	175,000
Unsecured loans
Intesa Sanpaolo 01/2016 - 30/06/2016	1,174	1,174	—	—	1,149
UniCredit 31/10/2016	1,824	1,824	—	—	1,525
Mediobanca 18/11/2016	1,405	1,405	—	—	1,305
BNL 02/12/2016	358	358	—	—	348
Pop. Bergamo 08/02/2017	329	329	—	—	289
UniCredit 18/07/2017	1,104	1,104	—	—	182
UBI Banca 04/12/2017	300	300	—	—	304
Total	6,494	6,494	—	—	180,107

The item totals EUR 6,494 thousand, decreasing by EUR 173,613 thousand compared to the previous year and attributable to the item Credit lines, which were settled during the year. The item includes the current portion relating to loans recognised at amortised cost. The Company believes that their fair value corresponds to their carrying amount. As at 31 December 2018, 62.70% of the credit facilities available were committed.

10.2 Trade payables

			31/12/18
	Total	In 1 year	Due From 1 to 5 years	After 5 years	31/12/17
Payables to suppliers	2,930	2,930			2,449
Payables to subsidiaries	687	687			2,943
Payables to affiliates	11	11			10
Payables to parent companies	36	36			17
Rounding off	1	1	—	—	1
Total	3,665	3,665	—	—	5,420

The item amounts to a total of EUR 3,665 thousand, decreasing by EUR 1,755 thousand compared to the previous year.

Details of the items are provided below.

Payables to suppliers

The item amounts to a total of EUR 2,930 thousand, increasing by EUR 481 thousand compared to the previous year.

The item refers to supplies relating to:

•                  consultants and external staff totalling EUR 1,785 thousand;

•                  EUR 1,145 thousand for other costs.

56

There were no payables due beyond 12 months.

The fair value of the payables is believed to approximate their carrying amount.

10.3 Provisions for current risks and charges

The amounts and changes in these provisions are as follows:

	Opening			Closing
	balance		Merger by	balance
	01/01/18	Uses	acquisition	31/12/18
Current provisions for future risks	61	(60)	2,500	2,501

Total	61	(60)	2,500	2,501

The item Provisions for current risks, amounting to EUR 2,501 thousand, include the following types of risk, whose movements are detailed below:

	Opening balance			Closing balance as of
Type	01/01/18	Uses Merger by acquisition		31/12/18
Legal	30	(30)	—	—
Personnel	31	(30)	—	1
Tax	0		2,500	2,500
Total	61	(60)	—	2,501

This item includes the potential losses and contingent liabilities that would presumably be incurred within 12 months, which increased by EUR 2,440 thousand compared to the previous year, due mainly to the merger by acquisition of the subsidiary Videotime S.p.A. on 1 March 2018.

Other provisions equal to EUR 2,500 thousand refer to tax litigation concerning VAT for the 2004 and 2005 tax periods, regarding VAT litigation relating to games and premiums. No updates to litigation were posted during 2018, therefore no changes to provisions were recognised.

10.5 Intercompany financial payables

This item reflects current account relationships maintained with subsidiaries and joint ventures.

For the conditions that apply to intercompany loans issued, see the comments in the asset section under item 6.5 Intercompany financial receivables.

57

Intercompany financial payables to subsidiaries

	31/12/18	31/12/17
Videotime Produzioni S.p.A.	—	81,450
Medusa Film S.p.A.	136,851	126,771
Publieurope Ltd.	51,820	47,708
Publitalia ‘80 S.p.A.	251,970	215,013
Digitalia ‘08 S.r.l.	22,920	16,266
Elettronica Industriale S.p.A.	732,428	133,407
Mediaset Premium S.p.A.	—	15,099
Radio Studio 105 S.p.A.	6,161	—
Radio Engineering Co. S.r.l.	352	—
MC Productions S.r.l.	637	—
Radio Subasio S.r.l.	3,478	3,281
Radio Aut S.r.l.	2,667	2,918

Total	1,209,284	641,913

Intercompany financial payables to associates and joint ventures

	31/12/18	31/12/17
Fascino Prod. Gest. Teatro S.r.l.	1,135	23,780
Boing S.p.A.	—	4,280
Adtech Ventures S.p.A.	47	84
Mediamond S.p.A.	4,329	—

Total	5,512	28,144

58

Net financial position

At 31 December 2018, the net financial position of Mediaset S.p.A. compared to the previous year was as follows:

	31/12/18	31/12/17
Cash	13	13
Bank and postal deposits	218,322	24,232
Securities and other current financial assets	—	249
Total liquidity	218,335	24,493
Financial receivables from subsidiaries	1,346,400	1,450,611
Financial receivables from associates	516	1,542
Total current financial receivables	1,346,916	1,452,153
Payables to banks	(6,494)	(180,107)
Current financial payables and liabilities	(393,414)	(117,068)
Financial payables to subsidiaries	(1,209,284)	(641,913)
Financial payables to associates	(5,512)	(28,144)
Current financial debt	(1,614,704)	(967,231)
Net current financial position	(49,453)	509,415
Non-current financial payables and liabilities	(743,240)	(1,037,010)
Non-current portion of net financial debt	(743,240)	(1,037,010)

Net Financial Position	(792,693)	(527,595)

The negative balance of the net financial position, amounting to EUR 792,693 thousand, increased by EUR 265,098 thousand compared to the previous year.

During 2018, the Company received dividends for a total of EUR 142,970 thousand, of which EUR 101,970 thousand from the subsidiary Mediaset España S.A. and EUR 41,000 thousand from the subsidiary Publitalia ‘80 S.p.A.. In October 2018, the acquisition of the equity investment in 2i Towers Holding S.p.A., for a total value of EUR 465,329 thousand, was finalised.

Lastly, at 31 December, short-term credit lines for EUR 175,000 thousand had been settled and the loan, calculated at amortised cost, granted by UniCredit S.p.A., was extended from EUR 20,000 thousand to EUR 100,000 thousand.

Further details of these changes are reported in the cash flow statement.

59

In compliance with IAS 7, the changes in financial assets and liabilities are shown below:

			Non-monetary flows
	Opening balance 01/01/18	Monetary flow	Fair value changes	Other changes	Closing balance 31/12/18
Non-current financial liabilities
Financial payables and liabilities	664,144	—	—	78,935	743,079
Corporate bond	372,691	—	—	(372,691)	—
Non-hedging derivatives	15,078	—	(10,993)	—	4,085
Derivatives for hedging interest rate risk	175	—	(14)	—	161
Current financial liabilities:
Payables to banks	5	(4)	—	—	1
Credit facilities	175,000	(175,000)	—	—	—
Ffinancial payables and liabilities	5,103	(5,689)	—	7,080	6,494
Corporate bond	19,156	(19,219)	—	392,955	392,892
Non-hedging derivatives	17,759	18,399	(29,421)	—	6,737
Derivatives for hedging interest rate risk	263	(746)	1,005	—	522
Intercompany financial payables	670,056	544,740	—	—	1,214,796
Short-term financial payables to subsidiaries	97,649	(97,649)	—	—	—
Non-current financial assets:
Non-hedging derivatives	(15,078)	—	11,306	—	(3,772)
Derivatives for hedging interest rate risk	(357)	—	256	—	(101)
Current financial assets:
Non-hedging derivatives	(17,757)	(18,374)	29,060	—	(7,071)
Derivatives for hedging interest rate risk	(249)	158	91	—	—
Intercompany financial receivables	(1,452,153)	144,736	—	(39,499)	(1,346,916)
Net liabilities arising from financing activities	551,484	391,352	1,290	66,780	1,010,907
Cash and cash equivalents	(24,244)	(194,091)	—	—	(218,335)
Net financial debt	527,240	197,262	1,290	66,780	792,572

10.6 Other financial liabilities

	31/12/18	31/12/17
Bonds	392,892	19,156
Derivatives for forwards to third parties	2,047	17,674
Derivatives for forwards to subsidiaries	4,690	85
Total	6,737	17,759
IRS derivatives to third parties	522	263
Total	522	263
Other short-term financial payables	—	97,649

Total	400,152	134,827

The item amounts to a total of EUR 400,152 thousand, increasing by EUR 265,325 thousand compared to the previous year, and consists of:

•                  a corporate bond amounting to EUR 392,892 thousand, which increased by EUR 373,736 thousand compared to the previous year. This increase is due to the corporate bond issued in 2013 for a nominal amount of EUR 375,000 thousand, that will be repaid at the beginning of 2019, being reclassified under the item Non-current payables and liabilities.

•                  financial liabilities for non-hedging derivatives, amounting to EUR 6,737 thousand, referring to the negative fair value on foreign exchange derivatives, detailed in the table;

60

•                  financial liabilities for hedging derivatives amounting to EUR 522 thousand (EUR 263 thousand at 31 December 2017), including the current portion of the fair value of the three interest rate swaps entered into with Intesa Sanpaolo S.p.A. and UniCredit S.p.A.

10.7 Other current liabilities

The item is broken down as follows:

	31/12/18	31/12/17
Due to employees for wages and salaries, accrued holiday pay and expenses	1,921	1,539
Due to insurance companies	28	28
Payables to shareholders for dividends approved	31	2
Payables to Social Security institutions	441	646
Payables to Tax Authorities	556	746
Payables to Directors	9,012	913
Payables to Statutory Auditors	285	266
Other sundry payables to third parties	188	130
Sundry payables to subsidiaries	261,084	237,807
Sundry payables to associates and joint ventures	643	349
Accrued liabilities	1	7

Total	274,190	242,433

The item amounts to a total of EUR 274,190 thousand, increasing by EUR 31,757 thousand compared to the previous year.

Details of the items are provided below.

Other payables to subsidiaries and joint ventures:

This item, which totalled EUR 261,727 thousand, increased by EUR 23,571 thousand and was broken down as follows:

•                  the IRES payable under the national tax consolidation scheme of EUR 246,869 thousand from subsidiaries and of EUR 427 thousand from joint ventures that participate in the Group’s tax burden pursuant to the agreement to exercise the option to use the national tax consolidation scheme;

•                  the VAT payable of EUR 14,215 thousand transferred from subsidiaries to Mediaset S.p.A. as part of the Group’s VAT procedure and of EUR 217 thousand from joint ventures.

Payables to Directors

This item, which amounts to EUR 9,012 thousand, increasing by EUR 8,099 thousand compared to the previous year, includes the severance indemnity of EUR 8,500 thousand for the Chairman of the Company to pay at the end of his current appointment. For further details, see the financial statement item Services.

61

Payables to tax authorities

The item is broken down as follows:

	31/12/2018	31/12/2017
Withholding tax on income from employment	375	502
Withholding tax on income from self-employment	59	133
Withholding tax on income equivalent to income from employment	122	111

Total	556	746

The item amounts to a total of EUR 556 thousand, decreasing by EUR 190 thousand compared to the previous year.

Payables due to employees

The item, amounting to EUR 1,921 thousand, increased by EUR 382 thousand compared to the previous year and refers to payables for the following:

•                  ordinary and extraordinary remuneration, contributions and provisions for holidays amounting to EUR 1,627 thousand;

•                  14th-month bonus salary payments totalling EUR 290 thousand;

•                  other amounts due to employees totalling EUR 4 thousand.

Payables to social security institutions

This item, which amounts to EUR 441 thousand, relates to payables to pension institutions for amounts owed by both the company and employees in relation to December salaries.

This item is broken down as follows:

	31/12/2018	31/12/2017
INPS	222	398
NAIL	29	12
INPDAI/INPGI	33	32
FPDAC	153	200
CASAGIT	4	4

Total	441	646

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NOTES ON THE MAIN ITEMS IN THE INCOME STATEMENT

(Values in EUR thousands)

12. Revenues

12.1 Sales of goods and services

The item amounts to a total of EUR 5,036 thousand, decreasing by EUR 1,248 thousand compared to the previous year.

Revenue categories are as follows:

	2018	2017
Services	4,643	4,273
Commissions and fees	393	2,011

Total	5,036	6,284

Other services

This item amounts to EUR 4,643 thousand and mainly consists of:

•                  revenues from the supply of intercompany services in the areas of strategic planning, legal affairs, corporate affairs, institutional affairs, security services, personnel management and internal auditing, amounting to EUR 4,639 thousand, of which EUR 2,798 thousand to the subsidiary RTI S.p.A.;

•                  revenues for technical services of EUR 4 thousand, mainly regarding the company El Towers S.p.A.;

Commissions and fees

The item includes revenues for fees on bank sureties and guarantees granted in favour of subsidiaries, decreasing from EUR 2,011 thousand in 2017 to EUR 393 thousand in 2018, of which EUR 256 thousand in favour of the indirect subsidiary Mediaset Premium S.p.A. mainly for sureties granted in the interest of UEFA which ended in June 2018.

All revenues were earned within Italy.

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12.2 Other revenues and income

The item breaks down as follows:

	2018	2017
Other revenues	7	4
Contingent assets	16	108
Other proceeds	460	106
Prior year other income	14	13

Total	497	231

The item totals EUR 497 thousand, increasing by EUR 266 thousand compared to the previous year.

Details of the main items are provided below.

Other proceeds

This item amounts to EUR 460 thousand and consists of:

•                  EUR 46 thousand of income from the lease of the property located in Rome to the holding company Fininvest S.p.A.;

•                  insurance reimbursements of EUR 200 thousand;

•                  income from the use of the trademark amounting to EUR 50 thousand and other income of EUR 164 thousand from the subsidiary Mediaset España Comunicación S.A.

Unsubstantiated liabilities

•                 This item amounts to EUR 16 thousand and mainly consists of the elimination of contractual payables due to suppliers that have expired.

Prior year other income

•                 The balance of EUR 14 thousand reflects the repayment of settlements and related legal costs.

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13. Costs

13.1 Personnel expenses

The table below provides a comparison of the number of employees at 31 December 2018 and 31 December 2017.

	Employees at 31/12/18	Average 2018	Employees at 31/12/17
Executives	16	18	19
Middle managers	21	21	19
Office staff	18	21	24
Journalists	2	2	2

	57	61	64

Personnel expenses are broken down in the table below:

	2018	2017
Wages and salaries	9,995	10,759
Social security contributions	2,671	2,665
Other personnel expenses	11,966	5,038
Ancillary personnel expenses	547	615
Contingencies on personnel costs	(414)	5
Recovery of personnel expenses	(140)	(132)

Total	24,625	18,950

The item amounts to a total of EUR 24,625 thousand.

Details of the main items are provided below.

Wages and salaries

The item amounts to a total of EUR 9,995 thousand, of which:

•                  EUR 8,862 thousand of ordinary and extraordinary remuneration;

•                  EUR 1,113 thousand of other costs for provisions for 13th-month and 14th-month bonuses and holidays;

•                  EUR 20 thousand for attendance allowances.

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Other personnel expenses

The item amounts to a total of EUR 11,966 thousand and is made up as follows:

•                  EUR 2,137 thousand of remuneration for employed directors;

•                  EUR 1,282 thousand in costs for employee incentive plans and EUR 7,925 thousand in other costs for leaving incentives to resigning employees, of which EUR 6,500 thousand relating to the additional leaving bonus for the Chairman, as proposed and approved by the Board of Directors on 27 July 2018;

•                  EUR 621 thousand of employee leaving entitlement expenses due to realignment of uses;

Social security charges

The item amounts to a total of EUR 2,671 thousand, of which:

•                  EUR 2,356 thousand of contributions accrued on salaries and wages;

•                  EUR 315 thousand of other costs for contributions accrued on 13th-month and 14th-month bonuses, provisions for holidays, and INAIL (National Institute for Insurance against Accidents at Work).

13.2 Purchases

The item is broken down as follows:

	2018	2017
Miscellaneous consumables	83	111
Contingencies on purchases	(1)	(14)

Total	82	97

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13.5 Services

The item breaks down as follows:

	2018	2017
Maintenance and repairs	20	92
Transport and storage	1	5
Consultants and external staff	7,680	5,696
Utilities and logistics	192	259
Advertising, public relations and entertainment	227	380
Costs for insurance services	704	753
Travel and expense accounts	270	286
EDP and administrative service costs	2,126	3,751
Fees to Directors and Statutory Auditors	10,327	1,124
Other costs from television activities		—
Bank charges and commissions	381	1,766
Other services	250	318
Contingencies on services	73	(291)
Recovery on service expenses	(34)	(27)

Total	22,217	14,112

The item amounts to a total of EUR 22,217 thousand, increasing by EUR 8,105 thousand compared to the previous year.

Details of the items are provided below.

Consultants and external staff

The item amounts to EUR 7,680 thousand, increasing by EUR 1,984 thousand compared to the previous year. It relates mainly to:

•                           EUR 3,066 thousand for other professional and consultancy services;

•                           EUR 3,666 thousand for legal services;

•                           EUR 595 thousand for expert appraisals and certifications;

The costs for auditing services amount to EUR 476 thousand. The cost for certification services for income tax return, IRAP tax, 770 tax declaration and non-financial statements amounts to EUR 63 thousand. It should be noted that other services were provided by Companies belonging to its network.

EDP and administrative service costs

This item amounts to EUR 2,126 thousand and mainly consists of costs for:

•                           EUR 1,940 thousand for the supply of staff services governed by intercompany contracts to the subsidiary RTI S.p.A.;

•                           EUR 183 thousand for EDP services;

•                           EUR 3 thousand for other costs.

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Bank charges and commissions

The item amounts to EUR 381 thousand, decreasing by EUR 1,385 thousand compared to the previous year and breaks down as follows:

•                           EUR 334 thousand of expenses and fees on bank guarantees on behalf of subsidiaries, of which EUR 211 thousand relating to the bank guarantees taken out with various agent banks in favour of UEFA;

•                           EUR 47 thousand of bank charges and fees.

Fees to Directors and Statutory Auditors

The item amounts to a total of EUR 10,327 thousand, increasing by EUR 9,203 thousand compared to the previous year. The item includes fees to Directors of EUR 10,109 thousand (EUR 857 thousand in 2017) and to Statutory Auditors of EUR 218 thousand (EUR 266 thousand in 2017). On 27 July 2018, the Board of Directors unanimously approved the agreement under which the executive employment contract with the Chairman of the Company ended on 31 July 2018. This agreement provided for a severance indemnity of EUR 8,500 thousand to pay at the end of the Chairman’s appointment, as recognition of the extraordinary contribution made by him since the Group was established. To date, the organisational structure and powers granted to the Chairman, who will continue to provide a valuable contribution, have not changed.

13.6 Leasing and rentals

The item breaks down as follows:

	2018	2017
Leases and rentals	1,105	1,325
Royalties	465	567
Contingencies on leases and rentals	(1)	4

Total	1,569	1,896

The item amounts to a total of EUR 1,569 thousand, decreasing by EUR 327 thousand compared to the previous year.

The item mainly includes:

•                           EUR 1,103 thousand of costs for leases and rentals, of which EUR 671 thousand relating to the subsidiary RTI S.p.A. and EUR 191 thousand relating to the holding company Fininvest S.p.A.;

•                           EUR 465 thousand of costs for royalties for the use of the Fininvest brand name.

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13.7 Provisions

The item breaks down as follows:

	2018	2017
Provision for future risks	(55)	9

Total	(55)	9

The item amounts to negative EUR 55 thousand, due to use in the year, and decreasing by EUR 64 thousand compared to the previous year. More details are provided in the comment on the item “Provisions for risks and charges”.

13.8 Other operating expenses

The item breaks down as follows:

	2018	2017
Other tax expenses	2,431	126
Contingent liabilities	130	122
Other operating expenses	1,094	1,078
Contingencies on other operating expenses	32	(30)
Recovery of costs on other operating expenses	(15)	(14)

Total	3,672	1,282

The item totals EUR 3,672 thousand and is made up as follows:

The item “Other tax expenses”, equal to EUR 2,431 thousand, mainly refers to VAT that is nondeductible on a pro rata basis pursuant to Article 19-bis of Presidential Decree 633/72 equal to EUR 2,228 thousand.

The main item “Other operating expenses” amounting to EUR 1,094 thousand is made up of costs of:

•                           EUR 702 thousand for membership fees;

•                           EUR 154 thousand for donations;

•                           EUR 137 thousand for subscriptions and magazines;

•                           EUR 13 thousand for sundry transactions and settlements;

•                           EUR 88 thousand of other operating costs.

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13.9 Depreciation, amortisation and write-downs

This item refers to depreciation of tangible assets and amortisation of intangible assets.

	2018	2017
Depreciation of property, plant and equipment	32	34
Write-downs of current assets	(155)	—

Total	(123)	34

15. (Expenses)/income from financial investments

15.1 Financial charges

This item is broken down as follows:

	2018	2017
Interest expense on Mediaset c/a subsidiaries	526	749
Interest expense on bank current accounts	1	2
Interest on short term loans	11	49
Interest on IRS	589	558
Interest expense on IRR	6,194	4,894
Interest on Bond issue	20,264	21,575
Ancillary costs on loans	1,163	1,357
Exchange losses	142,918	108,982
Valuation exchange losses	65,123	70,407
Other charges	2	21

Total	236,791	208,594

The item totals EUR 236,791 thousand, increasing by EUR 28,197 thousand compared to the previous year.

Details of the items are provided below.

Interest on bonds

This item amounts to EUR 20,264 thousand and consists of interest accrued at 31 December 2018 on a corporate bond issued in 2013 for a total nominal value of EUR 375,000 thousand.

70

Interest on IRR

The item amounts to EUR 6,194 thousand, increasing by EUR 1,300 thousand compared to the previous year. This item is comprised of interest on loans calculated at amortised cost, and is broken down as follows:

•                           EUR 1,366 thousand due to Mediobanca;

•                           EUR 1,239 thousand due to Intesa Sanpaolo;

•                           EUR 2,572 thousand due to UniCredit;

•                           EUR 623 thousand due to UBI Banca Popolare di Bergamo;

•                           EUR 394 thousand due to BNL.

Ancillary costs on loans

The item amounts to EUR 1,163 thousand, decreasing EUR 194 thousand compared to the previous year. This item represents the costs attributable to fees both for the utilisation and non-utilisation of the medium/long-term loans.

The most significant amounts are as follows:

•                           EUR 555 thousand with Intesa Sanpaolo;

•                           EUR 258 thousand with Mediobanca;

•                           EUR 15 thousand with UniCredit;

•                           EUR 251 thousand with BNL;

•                           EUR 82 thousand with UBI Banca Popolare di Bergamo;

•                           EUR 2 thousand with BNP Paribas.

Interest on IRS

This item amounts to EUR 589 thousand (EUR 558 thousand in 2017) and refers to interest accrued at 31 December on three IRS contracts on rates negotiated in 2016.

Interest on short-term loans

The item amounts to EUR 11 thousand, decreasing by EUR 38 thousand compared to the previous year.

The item mainly consists of interest accrued on short-term loans with:

•                           Banca Nazionale del Lavoro amounting to EUR 6 thousand;

•                           UBI Banca Popolare di Bergamo amounting to EUR 2 thousand;

•                           UniCredit amounting to EUR 3 thousand;

•                           Intesa Sanpaolo amounting to EUR 1 thousand.

Foreign exchange gains and losses

The overall result for the year from foreign exchange gains and losses and from valuation was a loss of EUR 1 thousand (gain of EUR 4 thousand at 31 December 2017). This reflects the outcome from hedging foreign exchange risk, by entering into trading contracts with third parties, in favour of the subsidiaries RTI S.p.A., Medusa Film S.p.A. and Mediaset Premium S.p.A. and the joint venture Boing

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S.p.A., which give rise to this risk. Pursuant to IAS 39, these contracts cannot be classified as hedging contracts; therefore, their changes in fair value are recognised in the income statement.

15.2 Financial income

This item is broken down as follows:

	2018	2017
Interest income Mediaset c/a subsidiaries	39,488	37,136
Interest income on Mediaset c/a associates and joint ventures	24	98
Interest income on bank current accounts	34	1
Interest income on deposits	18	7
Exchange gains	142,896	108,989
Gains from forex valuation	65,143	70,404
Other financial income	4	3
Contingencies on financial income	—	5

Total	247,607	216,643

The item amounts to a total of EUR 247,607 thousand, increasing by EUR 30,964 thousand compared to the previous year.

The table below shows financial income and expenses broken down into the categories required by IFRS 9 and other categories not required, both for the current and previous year.

IFRS 9 categories	31/12/18	31/12/17
Liabilities at amortised cost	(28,746)	(29,182)
Assets at amortised cost	39,564	37,242
Assets/(Liabilities) FVTPL	(3)	(17)
	10,815	8,043
Other financial Income and Expenses	1	7
Total	10,816	8,050

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15.3 Income (expenses) from equity investments

Dividends from subsidiaries

During the year in question, dividends were received from the subsidiaries Mediaset España Comunicación S.A. for EUR 101,970 thousand and Publitalia ‘80 S.p.A. for EUR 41,000 thousand. Details are shown in the table.

	2018	2017
Mediaset España Comunicación S.A.	101,970	88,225
Publitalia ‘80 S.p.A.	41,000	—
Total dividends from subsidiaries	142,970	88,225

Total	142,970	88,225

Other income (expenses) from equity investments

	2018	2017
Provision for write-down of equity investments in subsidiaries	—	(1,346)
Capital losses from disposals of equity investments	(2,235)	—

Total	(2,235)	(1,346)

This item reflects capital losses from equity investments totalling EUR 2,235 thousand, of which EUR 1,913 thousand for the sale of the equity investment in Videotime Produzioni S.p.A. on 8 March 2018 and EUR 322 thousand from the process to dispose of the equity investment in Mediaset Investment S.a.r.l. due to cancellation from the Luxembourg Business Registers.

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16. Income taxes for the year

	2018	2017
Expenses(income) for IRES tax from tax consolidation	(4,840)	(4,146)

Total current taxes	(4,840)	(4,146)

Provision for deferred tax liabilities	4	5
Use of deferred tax liabilities	(6)	—

Total deferred tax liabilities	(2)	5

Use of credit from deferred tax assets	376	299
Deferred tax assets	(2,280)	(245)

Total deferred tax assets	(1,904)	55

Total	(6,746)	(4,087)

The item Income taxes for the period is broken down as follows:

•                           income for IRES tax from tax consolidation amounting to EUR 4,840 thousand, made up of EUR 4,819 thousand of income for IRES tax for the year plus EUR 21 thousand of income for IRES tax for previous years;

•                           use for deferred taxes of EUR 2 thousand;

•                           provision of advances of EUR 1,904 thousand, comprising provisions of EUR 2,280 thousand, net of uses for EUR 376 thousand.

During the period under review, the company had no tax base for IRAP purposes.

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19. Investment commitments and guarantees

Bank guarantees given

The Company took out bank guarantees on behalf of subsidiaries, associates and third parties. Mediaset S.p.A. is obliged to guarantee a total amount of EUR 21,359 thousand (EUR 122,111 thousand at 31 December 2017). During the first half of the year, the two bank guarantees issued in favour of the subsidiary Mediaset Premium S.p.A. totalling EUR 113,500 thousand with the Union of European Football Associations (UEFA) as the beneficiary ended. In September 2018, a new bank guarantee was stipulated in favour of the subsidiary RTI S.p.A. totalling EUR 13,200 thousand, with the Union of European Football Associations (UEFA) as the beneficiary.

Forward financial transactions

Mediaset S.p.A. works directly with institutional counterparts to hedge its exchange rate risk and that of its subsidiaries and associates.

The Mediaset Group’s business structure clearly highlights the central role of commercial television operations. This results in the need to deal with the leading international producers of films and sport events to purchase television broadcasting rights (quantified mainly in foreign currency such as USD), exposing the Group to market risks in relation to fluctuations in exchange rates.

Financial derivative contracts are used to reduce these risks, as illustrated below.

The Mediaset Group has substantially centralised its treasury operations in Mediaset S.p.A., which operates on both the domestic and international markets.

The Board of Directors of Mediaset S.p.A. has approved a financial risks policy which establishes that the Finance Division shall quantify the maximum limits of exchange rate and interest rate risk that may be taken on, and defines the characteristics of suitable counterparts.

The commitments, amounting to EUR 1,065,352 thousand (EUR 1,162,949 thousand at 31 December 2017), refer to currency transactions to hedge exchange rate risk.

Lastly, we note that the derivatives entered into with third parties to hedge exchange rate risk are to be considered equivalent to those entered into with the individual subsidiaries RTI S.p.A., Medusa Film S.p.A., Mediaset Premium S.p.A. and the joint venture Boing S.p.A.

Other information

Interest rate hedging derivatives (IRS) include three contracts entered into during 2016 to hedge two medium/long-term loans taken out with Intesa Sanpaolo and UniCredit.

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20. Disclosures on financial instruments and risk management policies

Classes of financial instruments

The breakdown of financial assets and liabilities required by IFRS 7 in the categories established by IAS 39 are illustrated below, both for the current and previous years.

	2018
	IFRS 9 categories
	Financial	Financial assets at	Carrying	Explanatory
FINANCIAL STATEMENT ITEM	assets FVTPL	amortised cost	amount	notes
NON-CURRENT ASSETS
Other financial assets
Hedging derivatives	101	—	101	5.6
Non-hedging derivatives - subsidiaries	1,129	—	1,129	5.6
Non-hedging derivatives - third parties	2,643	—	2,643	5.6
Financial receivables	—	3,658	3,658	5.6
CURRENT ASSETS
Trade receivables
From customers	—	15	15	6.2
To Mediaset Group companies	—	1,502	1,502	6.2
From Fininvest and Mediolanum Group companies	—	14	14	6.2
Current financial assets
Non-hedging derivatives - third parties	6,148	—	6,148	6.6
Non-designated hedging derivatives - subsidiaries	921	—	921	6.6
Non-designated hedging derivatives - joint ventures	2	—	2	6.6
Other financial assets	—	10,472	10,472	6.6
Cash and cash equivalents
Bank and postal deposits	—	218,322	218,322	6.7
Cash and cash equivalents	—	13	13	6.7
Intercompany financial receivables - subsidiaries	—	1,346,400	1,346,400	6.5
Intercompany financial receivables - joint ventures	—	516	516	6.5

TOTAL FINANCIAL ASSETS	10,944	1,580,912	1,591,856

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	IFRS 9 categories
	Financial	Financial
FINANCIAL STATEMENT ITEM	liabilities FVTPL	liabilities at amortised cost	Carrying amount	Explanatory notes
NON-CURRENT LIABILITIES
Financial payables and liabilities
Payables to banks	—	743,079	743,079	9.3
Hedging derivatives	161	—	161	9.3
Non-hedging derivatives- subsidiaries	4,085	—	4,085	9.3
CURRENT LIABILITIES
Payables to banks
Payables to banks	—	6,494	6,494	10.1
Trade payables
To suppliers	—	2,930	2,930	10.2
To Mediaset Group companies	—	687	687	10.2
To Fininvest and Mediolanum Group companies	—	48	48	10.2
Other financial liabilities
Corporate bonds	—	392,892	392,892
Hedging derivatives - third parties	522	—	522	10.6
Non-hedging derivatives - third parties	2,047	—	2,047	10.6
Non-designated hedging derivatives - subsidiaries/joint ventures	4,691	—	4,691	10.6
Intercompany financial payables - subsidiaries/joint ventures	—	1,214,796	1,214,796	10.5

TOTAL FINANCIAL LIABILITIES	11,506	2,360,925	2,372,431

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	2017
	IAS 39 categories
BALANCE SHEET ITEM	Financial instruments at fair value held for trading	Receivables and loans	Book value	Notes
NON CURRENT ASSETS
Other financial assets
Hedge derivatives	357	—	357	5.6
Non hedge derivatives - third parties	15,078	—	15,078	5.6
Financial receivables	—	158	158	5.6
CURRENT ASSETS
Trade receivables
Customers	—	4	4	6.2
Mediaset Group companies	—	5,589	5,589	6.2
Current financial assets
Hedge derivatives - third parties	249	—	249	6.6
Non hedge derivatives - third parties	85	—	85	6.6
Non hedge derivatives - subsidiaries	17,670	—	17,670	6.6
Non hedge derivatives - joint ventures	2	—	2	6.6
Financial receivables	—	—	—	6.6
Cash and cash equivalents
Bank and postal deposits	—	24,231	24,231	6.7
Cash in hand	—	13	13	6.7
Intercompany financial receivables - subsidiaries	—	1,450,611	1,450,611	6.5
Intercompany financial receivables - joint ventures	—	1,542	1,542	6.5

TOTAL FINANCIAL ASSETS	33,441	1,482,148	1,515,589

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	IAS 39 categories
	Financial	Liabilities
	instruments	at amortised	Book
BALANCE SHEET ITEM	held for trading	cost	value	Notes
NON CURRENT LIABILITIES
Financial liabilities and payables
Payables to banks	—	664,144	664,144	9.3
Bond issue	—	372,691	372,691	9.3
Hedge derivatives	175	—	175	9.3
Non hedge derivatives - third parties	15,078	—	15,078	9.3
Non hedge derivatives - subsidiaries	—	—	—	9.3
CURRENT LIABILITIES
Payables to banks
Payables to banks	—	5,107	5,107	10.1
Credit lines	—	175,000	175,000	10.1
Trade payables
Suppliers	—	2,449	2,449	10.2
Mediaset Group companies	—	2,943	2,943	10.2

Fininvest and Mediolanum Group companies	—	27	27	10.2
Other financial liabilities
Bond issue	—	19,156	19,156
Hedging derivatives - third partties	263	—	263	10.6
Non hedge derivatives - third parties	17,674	—	17,674	10.6
Non-hedge derivatives - subsidiaries/joint ventures	85	—	85	10.6
Short-term financial payables - subsidiaries		97,649	97,649	10.6
Intercompany financial payables - subsidiaries/associates	—	670,056	670,056	10.5

TOTAL LIABILITIES	33,275	2,009,223	2,042,498

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Fair value of financial assets and liabilities, calculation models used and input data used

Below is an analysis of the amounts corresponding to the fair value of the classes of financial instruments broken down based on the methodologies and the models used to calculate them, both for the current and previous years.

Note that the tables do not show those financial assets and liabilities whose fair value cannot be calculated objectively, since their book value is very close to the fair value, and that the fair value of derivatives constitutes the net position between asset and liability values.

The input data used for measurement of fair value at the reporting date, obtained from the info provider Bloomberg, were as follows:

•       euro curves for estimating forward rates and discount factors;

•       the ECB spot exchange rates;

•       forward rates calculated by Bloomberg;

•       Euribor fixings;

•       quoted CDS (credit default swap) mid spreads of the various counterparties (if available);

•       Mediaset S.p.A. credit spread.

	2018
			Mark to Model
	Carrying amount	Mark to Market	Black&Scholes Model	Binomial Model	DCF Model	Total fair value	Explanatory Notes
Non-current financial assets	3,500	3,500	—	—	—	3,500	5.6
Payables to banks	(749,572)	—	—	—	(765,464)	(765,464)	9.3/10.1
Corporate bond	(392,892)	(393,985)			—	(393,985)	9.3/10.6
Non-designated hedging derivatives
Forward contracts with third parties	6,744	—	—	—	6,744	6,744	6.6/10.6
Forward contracts with subsidiaries/joint ventures	(6,726)	—	—	—	(6,724)	(6,724)	6.6/10.6
Hedging derivatives
Interest Rate Swap	(582)	—	—	—	(582)	(582)	9.3/10.6

	2017
			Mark to Model
	Book		Black&Scholes’s	Binomial		Total fair
	value	Mark to Market	model	model	DCF Model	value	Notes
Payables to banks	(669,247)	—	—	—	(686,494)	(666,494)	9.3/10.1
Bond issue	(391,847)	(413,365)			—	(413,365)	9.3/10.6
Non hedge derivatives
Forward contracts-third parties	(32,667)	—	—	—	(32,667)	(32,667)	6.6/10.6
Forward contracts with subsidiaries/joint ventures	32,665	—	—	—	32,665	32,665	6.6/10.6
Hedge derivatives
Interest Rate Swap	168	—	—	—	168	168	9.3/10.6

The fair value of amounts due to banks was calculated considering the credit spread of Mediaset S.p.A., also including the short-term portion of medium/long-term loans.

The fair value of the bond listed on the Luxembourg Stock Exchange has been determined using the market price at 31 December 2018, including the interest accrued, as shown below:

•         Bond maturing in 2019 - market price EUR 105.06.

The fair value of securities that are not listed on an active market and of trading derivatives is calculated by using the measurement models and techniques most widely adopted in the market, or by using the price supplied by several independent counterparts.

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The fair value of trade receivables and payables due within the financial year has not been calculated, since their carrying amount is very close to the fair value. As a result, the carrying amount stated for the receivables and payables for which the fair value was calculated, also includes the portion due within 12 months from the reporting date. The calculation of the fair value of trade receivables only takes account of creditworthiness of the counterparty when there is market information that can be used for its determination. With regard to trade payables, fair value has been adjusted taking into account the creditworthiness of Mediaset S.p.A..

The fair value of financial payables due within the financial year has not been calculated, since their carrying amount is very close to the fair value. As a result, the reporting date of those payables for which the fair value was calculated also includes the portion due within 12 months from the reporting date.

In addition, the table does not include financial assets and liabilities for which the fair value cannot be objectively calculated.

The financial assets and liabilities posted in the financial statements at fair value have also been classified based on the fair value hierarchy established by the accounting standard:

a)      Level I: listed prices on active markets for identical instruments;

b)      Level II: variables other than listed prices in active markets that may be observed either directly (as in the case of prices) or indirectly (derived from the prices);

c)      Level III: variables that are not based on observable market values.

	Carrying				Total	Explanatory
Financial statement Item	Amount	level I	level II	level III	Fair Value	notes
Derivatives not designated as cash flow hedges:
- Forward contracts with third parties	6,744		6,744		6,744	6.6/10.6
Forward contracts with subsidiaries/joint ventures	(6,726)		(6,726)		(6,726)	6.6/10.6
Derivatives designated as cash flow hedges:
- Interest Rate Swap	(582)		(582)		(582)	9.3/10.6

The company has identified only two levels of hierarchy for instruments measured at fair value, as it uses valuation models that are based on observable market values.

Financial charges and income recognised in compliance with IFRS 9

Financial charges and income broken down according to the categories envisaged by IFRS 9 are shown below.

	2018
IFRS 9 categories	From interest	At fair value	Forex gains/(losses)	Net gains/(losses)
Assets/(Liabilities) FVTPL	—	1	(4)	(3)
Liabilities at amortised cost	(28,748)	—	3	(28,745)
Assets at amortised cost	39,564	—	—	39,564
Total IFRS 9 categories				10,816

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	2017
IAS 39 categories	From interest	At Fair Value	Profit/(loss) on exchange rates	Net profit/(loss)
Financial instruments held for trading	—	(20)	3	(17)
Liabilities at amortised cost	(29,182)	—	2	(29,184)
Receivables and loans	37,242	—	—	37,242
Total IAS 39 categories				8,043

Capital management

The objectives of Mediaset S.p.A. regarding the management its capital are aimed at protecting the Group’s ability continue to both guarantee profitability for shareholders, stakeholders’ interests and compliance with covenants, and maintain an optimal capital structure.

Types of financial risks and related hedging

The Executive Committee of Mediaset S.p.A. has developed specific policies for the management of the Group’s financial risks, aimed at reducing its exposure to exchange rate risks, interest rate risks and liquidity risks the Group is exposed to: in order to optimise the structure of operating costs and the related resources, this activity is centralised within the Parent Mediaset S.p.A., which has been tasked with collecting the information regarding the positions exposed to risk and hedging them, where necessary.

To this end, Mediaset S.p.A. interacts directly with the market and performs control and coordination of financial risks for Group companies. The selection of the financial counterparts focuses on those with a high credit standing while also ensuring a limited concentration of exposures towards them.

Exchange rate risk

Mediaset S.p.A. acts as an intermediary in managing exchange rate risk, for the purpose of eliminating the effects of exchange rate fluctuations, which mainly impact the direct subsidiary RTI S.p.A. as a result of purchases of television broadcasting rights that are mainly carried out in US dollars.

Mediaset S.p.A. collects the information pertaining to the positions of the subsidiary RTI S.p.A. that are subject to exchange rate risk and, once the derivatives are entered into on the market, transfers them to RTI S.p.A. by entering into an intercompany contract at the same terms and conditions.

The type of derivatives mainly used are forward purchases.

Mediaset S.p.A. establishes the accounting treatment for these contracts (with the market and for example with the subsidiary RTI S.p.A.) classifying them as intermediation contracts. Accordingly, these contracts are accounted for by recording the changes in fair value in the income statement as “forex gains and losses realised and forex gains and losses from valuation”, under financial (expenses)/income. The fair value of forward contracts on currencies is determined as the discounted difference between the notional amount calculated using the contractual forward rate and the notional amount calculated using the forward exchange rate at the reporting date.

No sensitivity analysis has been conducted on exchange rates, as the related activities do not have significant impacts, given that they derive exclusively from intermediation, as previously illustrated.

A table of financial derivatives is attached which shows the notional amount of the related contracts.

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Interest rate risk

The structure of the Mediaset Group involves the centralisation of all financial resources with the Parent Mediaset S.p.A. through the management of automated daily cash-pooling which all Group companies participate in. The Parent is fully entrusted with obtaining funding from the market by entering into medium/long term loans and formalising committed and uncommitted credit facilities.

The interest rate risk Mediaset S.p.A. is exposed to mainly originates from variable rate financial payables, which expose the company to cash flow risk. The company’s objective is to limit the fluctuation of financial expenses that impact the financial result, limiting the risk of a potential rise in interest rates.

Mediaset S.p.A. manages that risk using financial derivatives contracts entered into with third parties aimed at setting in advance or reducing the variation in cash flows due to the market change in interest rates on medium/long-term debt. The time-frame considered significant for managing interest rate risk has been set at a minimum term of 18 months.

Mediaset S.p.A. adopts hedge accounting from the date the derivative contract is entered into until the date of its extinction or expiry, documenting, by way of the “hedging relationship”, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

Specifically, the cash flow hedge methodology set out by IAS 39 is used. Under the method, the lower, in absolute terms, of the changes in the clean fair value of the derivative, that is, the fair value less accruals of interest, or the fair value of the underlying is charged to an equity reserve. The difference between this value and the total fair value is recognised in the income statement at each valuation date. Both the fair value and the clean fair value are adjusted to take account of creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged liabilities (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar offset and volatility reduction measure methods, respectively.

The fair value of derivatives (IRS) is calculated by discounting future cash flows and adjusting the value for creditworthiness.

The existing portfolio of derivative products is made up of three IRSs, the levels of which are fixed rate and floor barriers, as well as their maturity, as shown below.

	Fixed rate	Variable rate	Floor	Validity	Expiry
Interest Rate Swap - BANCA INTESA - notional amount EUR 150 million trade date 30/06/2016	-0.02%	Euribor 3M/365	-1.10%	04/07/2016	30/06/2020
Interest Rate Swap - UNICREDIT - notional amount EUR 50 million trade date 12/09/2016	-0.15%	Euribor 3M/365	-1.10%	31/01/2017	29/09/2021
Interest Rate Swap - UNICREDIT - notional amount EUR 25 million trade date 26/09/2016	-0.21%	Euribor 3M/365	-1.10%	31/01/2017	29/09/2021

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Sensitivity analysis

Sensitivity analysis was conducted on the financial instruments exposed to interest rate risk at the time of the drafting of these Financial Statements. The assumptions upon which the model is based are illustrated below:

•         Medium-to-long term payables were subject to an asymmetric change of 50 bps upwards and 20 bps downwards at the date of re-fixing of the internal rate of return posted during the year.

•         Short and medium/long term revolving payables and other current financial items were subject to a recalculation of the amount of financial expenses by applying an asymmetric change of 50 bps upwards and 20 bps downwards to the values posted to the financial statements.

•         Interest rate swaps were subject to recalculation of the fair value by applying an asymmetric shift of 50 bps upwards and 20 bps downwards to the interest rate curve at the reporting date. The ineffective portion was calculated based on the fair value recalculated using the adjusted interest rate curve.

•         The change applied was not symmetrical, as a long section of the interest rate curve had negative values.

The table below summarises the changes in the economic result for the year and in the shareholders’ equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at 31 December 2018:

Years	Change in bps	Economic result	Shareholders’ equity reserve	Total shareholders’ equity
2018	50	527.3	516.2	1,043.5
	-20	-2,219.8	-1,643.5	-3,863.3
2017	50	3,114.3	799.6	3,913.9
	-20	-1,988.5	-2,606.3	-4,594.8

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Credit risk

In relation to financial counterparties other than Group companies, Mediaset S.p.A. does not have significant concentrations of credit risk or solvency risk.

The tables below show that, due to the type of counterparty, the trade and financial receivables due from parties other than Group companies, as well as the related write-downs recorded during the year, are of an immaterial amount.

	2018
	SITUATION OF RECEIVABLES
	Total receivables	Past due					Write-down
RISK CLASSES	net	0-30 days	30-60 days	60-90 days	Beyond	Total	receivables
Trade receivables
Other receivables	27	—	—	—	155	155	156
Receivables from Fininvest Group	14	—	14	—	—	14	—
Receivables from Mediaset Group	1,490	3	1	7	62	73	1
Total	1,531	3	15	7	217	242	157

Financial receivables
Other financial assets	13,972
Bank deposits	218,322
Hedging derivatives - third parties	101
Non-hedging derivatives - third parties	8,791
Non-designated hedging derivatives - subsidiaries and joint ventures	2,052
Intercompany financial receivables - joint ventures	516
intercompany financial receivables - subsidiaries	1,346,400
Total	1,590,154

	2017
	SITUATION OF RECEIVABLES
	Total net	Net overdue amount					Bad
CLASSES	receivables	0-30 days	30-60 days	60-90 days	Over	Total	debt
Trade receivables
Other receivables	4	—	—	—	155	155	156
Receivables due from Mediaset Group companies	5,589	—	—	—	56	56	—
Total	5,593	—	—	—	211	211	156
Financial receivables
Bank deposits	24,232
Hedge derivatives - third parties	606
Non hedge derivatives - third parties	85
Non hedge derivatives - subsidiaries and joint ventures	32,748
Non hedge derivatives with joint ventures	2
Intercompany financial receivables from subsidiaries/joint ventures	1,542
Intercompany subsidiary financial receivables	1,450,611
Total	1,509,826

The Company has also issued guarantees - primarily unsecured - for the amount of EUR 21,359 thousand (EUR 122,111 thousand at 31 December 2017), of which EUR 20,855 thousand in favour of subsidiaries and associates; the most significant of these was the guarantee issued on behalf of the subsidiary RTI S.p.A. in favour of UEFA, amounting to EUR 13,200 thousand.

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The tables show changes in the provision for bad debts (both trade and financial) for the current year and previous year.

Provision for bad debts (trade)	31/12/18	31/12/17
Opening balance	156	156
FTA	5	—
Use for the year	(4)	—
Closing balance	157	156

Provision for bad debts (financial)	31/12/18	31/12/17
Opening balance	—	—
FTA	1,453	—
Provision for the year	401	—
Use for the year	(551)	—
Closing balance	1,303	—

Liquidity risk

Liquidity risk is related to the difficulty of finding funds to meet commitments.

This may be due to the unavailability of sufficient funds to satisfy financial commitments in accordance with the established terms and due dates in case of sudden revocation of uncommitted credit lines or in the event that the Company has to settle its financial liabilities before their natural maturity.

As previously mentioned, Group treasury operations are centralised in Mediaset S.p.A., which operates on both the domestic and international markets, using automated daily cash-pooling operations.

The management of the liquidity risk involves:

•                       the maintenance of a substantial balance between committed and uncommitted credit facilities in order to avoid liquidity crises in the event of requests for reimbursement by the lenders;

•                      Average financial exposure during the year within an amount substantially equal to 80% of the total credit issued by the banks.

•                      The availability of financial assets that can be readily liquidated to meet any cash requirements.

Based on specific orders from Mediaset S.p.A., in order to optimise the management of liquidity, Group companies concentrate the payment dates to almost all its suppliers at the same dates as those of the most significant cash inflows.

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The tables below show the Company’s financial obligations, by contract maturity date considering the worst case scenario and at undiscounted values, considering the nearest date when the Company will be asked to make payment and showing the related explanatory notes for each class, for both the current and previous years.

	2018
		Time band
		Carrying	From 0	From 4	From 7	From 1 to 5	Total financial	Explanatory
Financial statement items		amount	to 3 months	to 6 months	to 12 months	years	flows	notes
Financial liabilities
Loans and payables to banks		749,572	1,702	1,691	3,459	763,210	770,062	9.3/10.1
Corporate bond		392,892	394,219	—	—	—	394,219	9.3/10.1
Payables to other suppliers		2,930	2,646	—	284	—	2,930	10.2
Payables to Mediaset Group companies		687	687	—	—	—	687	10.2
Payables to Fininvest and Mediolanum Group companies		47	47	—	—	—	47	10.2
Intercompany financial payables - subsidiaries/joint ventures		1,214,796	1,214,796	—	—	—	1,214,796	10.5
Total		2,360,925	1,614,097	1,691	3,743	763,210	2,382,741
Derivative
Non-hedging derivatives to third parties (currency purchases)	valued at contract exchange rate	(6,744)	304,317	66		205,347	509,731	6.6-10.6
Non-hedging derivatives to third parties (currency availability)	recognised at the year-end exchange rate	—	(309,778)	(66)		(219,186)	(529,030)
Non-hedging derivatives to subsidiaries/associates (currency sale)	valued at the contract exchange rate	6,724	(304,343)	(66)		(205,347)	(509,756)	6.6-10.6
Non-hedging derivatives to subsidiaries/associates (currency transfer)	recognised at the year-end exchange rate	—	309,785	66		219,186	529,037
Derivatives for hedging interest rate risk with third parties		582	252	135	277	420	1,084	10.6
Total		562	234	135	277	420	1,066

	2017
		Time Band
		Book	0-3	4-6	7-12	1-5	Total financial
Balance sheet items		value	months	months	months	years	flows	Notes
Financial liabilities
Loans and payables due to banks		669,247	1,575	1,565	3,168	687,879	694,187	9.3/10.1
Bond issue		391,847	19,219	—	2	394,219	413,440	9.3/10.1
Credit lines and payables due to banks		175,005	175,031	31	20	—	175,082	10.1
Payables to suppliers		2,449	2,449	—	—	—	2,449	10.2
Payables to Mediaset Group companies		2,943	2,943	—	—	—	2,943	10.2
Payables to Fininvest Group and Mediolanum Group
Companies		27	27	—	—	—	27	10.2
Intercompany financial payables - subsidiaries/associates		670,056	670,056	—	—	—	670,056	10.5
Short-term financial payables to subsidiaries		97,649	97,649	—	—	—	97,649	10.6
Total		2,009,223	968,948	1,596	3,190	1,082,098	2,055,832
Derivative Instruments

Third party non hedge derivatives (currency-denominated purchases)	valued at contract exchange rate	32,667	347,303			216,229	563,532	6.6-10.6
Third party non hedge derivatives (currency availability)	valued at end-of-period exchange rate	—	(330,991)			(209,808)	(540,799)
Subsidiary/joint venture non-hedge derivatives (currency- denominated sale)	valued at contract exchange rate	(32,665)	(347,299)			(216,229)	(563,529)	6.6-10.6
Subsidiary non hedge derivatives (currency transfer)	valued at end-of-period exchange rate	—	330,990			209,808	540,799
Third party hedge derivatives (rates risk)		(168)	148	149	302	1,069	1,667	10.6
Total		(166)	150	149	302	1,069	1,670

The difference between the book values and the total of the financial flows is mainly due to the interest calculated on the contractual duration of the amounts due to banks. In addition, with reference to loans

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valued using the amortised cost method, the interest calculation method involves the use of the nominal rate instead of the actual yield rate.

With reference to the section relating to derivatives, the contractual exchange rate means the forward exchange rate set at the date of entry into the contract. The year end rate means the spot rate at the Balance Sheet date.

For the purpose of better representation in the table, considering the intermediation of exchange rate risk management performed by Mediaset S.p.A., the positive cash flows deriving from currency sales to subsidiaries and joint ventures have also been included.

EVENTS AFTER 31 DECEMBER 2018

In January 2019, the Company repaid the EUR 375,000 thousand corporate bond and during the next two months proceeded to consolidate and prolong committed lines of credit by entering into new loans with four and five-year maturity periods, for a total amount of EUR 350,000 thousand.

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DRAFT RESOLUTION

Dear Shareholders,

We trust that you agree to the approach and criteria adopted in preparing the Statement of Financial Position, the Income Statement, Statement of Comprehensive Income, Cash Flow Statement, Statement of Changes in Shareholders’ Equity and the Notes to the Accounts for the period ended 31 December 2018, which we ask that you approve.

In order to further strengthen the balance sheet and financial position of the Company and to ensure that we have all adequate funds with which to seize all international market opportunities, the Board of Directors has decided to put forward to the Shareholders’ Meeting that the profit for the year of Mediaset S.p.A., amounting to EUR 111,843,478.68, be carried forward, while also reserving the right to review the decision during the Meeting of the Board of Directors of 25th July 2019 and, if necessary, to submit a proposal for the distribution of dividends against available reserves for approval at a possible extraordinary Shareholders’ Meeting.

For the Board of Directors

The Chairman

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ATTACHMENTS

The following attachments provide additional information with respect to that shown in the Explanatory Notes, of which they constitute an integral part.

•        Table of derivative instruments at 31 December 2018.

•        List of equity investments in subsidiaries and associates at 31 December 2018 (Article 2427 (5) of the Italian Civil Code).

•        Disclosures pursuant to Article 149-duodecies of the Consob Issuer Regulation.

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Table of derivative instruments
at 31 December 2018

(EUR thousands)

	Interest rate and debt securities			Exchange rates
Underlying	Notional	Fair Value		Notional	Fair Value
Type of transactions	amount	Pos.	Neg.	amount	Pos.	Neg.
Derivatives not listed OTC
Financial derivatives:
- forwards contracts vs. third parties
USD purchases	—	—	—	613,719	8,525	2,032
USD sales	—	—	—	(13,185)	—	15

- forwards contracts vs. third parties
JPY purchases	—	—	—	572,100	266	—
JPY sales				—	—	—

- forward contracts vs. Group
USD purchases	—	—	—	13,223	15	—
USD sales	—	—	—	(613,711)	2,036	8,510

- forward contracts vs. Group
JPY purchases				—	—	—
JPY sales	—	—	—	(572,100)	64	266
- IRS	225,000	24	607	—	—	—
Total	225,000	24	607	46	10,906	10,823

List of equity investments in subsidiaries and associates
at 31 December 2018 (Art. 2427 (5) of the Italian Civil Code)

(EUR thousands)

					Shareholders’ equity		Result for the year
		Share		Face value	Total amount	Pro-quota	Total amount	Pro-quota	%	Carrying of shares	Book	Value as per	Difference
Name	Head office	capital		per share	(*)	amount	(*)	amount	held	held	value	art. 2426 (4) c.c.	B-A	B-C
		share/shareholding
Subsidiaries
Publitalia ‘80 S.p.A.	Milan	Euro	52,000	0.52	143,635	143,635	40,897	40,897	100%	100,000,000	51,134	—	(92,501)	—
R.T.I. S.p.A.	Rome	Euro	500,000	0.52	985,942	985,942	(110,980)	(110,980)	100%	961,538,475	1,282,470	—	296,528	—
Mediaset España Comunicacion S.A.	Madrid	Euro	168,359	0.50	831,513	432,387	175,089	91,046	52%	169,058,846	837,378	—	404,991	—
Mediaset Investment NV	Amsterdam	Euro	90	1.00	184	184	(28)	(28)	100%	90,000	245	—	61	—
Associates and joint ventures
Nessma S.A. (*)	Luxembourg	Euro	14,194	100.00	(11,019)	(3,746)	(245)	(83)	34%	48,435	—	—	3,746	—
Nessma Broadcast S.a.r.l. (*)	Tunis	Euro	998	100.00	3,133	1,003	2,182	698	32%	9,490	468	—	(535)	—
2I Towers Holding S.p.A.	Milan	Euro	10,055	1.00	1,157,608	463,043	(4,823)	(1,929)	40%	4,022,100	465,329	—	2,286	—

(*) Financial Statements at 31 December 2017

Disclosures pursuant to art. 149-duodecies of the Consob Issuer Regulation

(values in EUR thousand)

Types of assignment	Entity providing the service	Recipient	Fees for the year 2018
Auditing	Deloitte & Touche S.p.A.	Holding Company-Mediaset S.p.A.	587
Auditing	Deloitte & Touche S.p.A.	Subsidiaries	965
Auditing	Deloitte & Touche S.p.A. Network	Subsidiaries	307
Certification services	Deloitte & Touche S.p.A.	Holding Company-Mediaset S.p.A. (1)	63
Certification services	Deloitte & Touche S.p.A.	Subsidiaries (1)	65
Other services	Deloitte & Touche S.p.A. Network	Subsidiaries (1)	30
Other services	Deloitte & Touche S.p.A.	Subsidiaries	545
Total			2,562

(1)          Certification services, Income Tax Return and 770 declaration

MEDIASET S.p.A.

REPORT OF THE BOARD OF STATUTORY AUDITORS TO THE SHAREHOLDERS’ MEETING CALLED FOR THE APPROVAL OF THE FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018 (pursuant to Article 153 of Legislative Decree no. 58/98)

Shareholders,

The Board of Statutory Auditors is required to report on its supervisory activities performed during the year and on any omissions and censurable facts found to the shareholders’ meeting, pursuant to Article 153 of Italian Legislative Decree 58/1998 (TUF) and the Italian Civil Code. The Board of Statutory Auditors may also make comments and proposals regarding the financial statements, their approval, and the matters within its remit.

During 2018, the Board of Statutory Auditors performed its institutional tasks in compliance with the Italian Civil Code, Italian Legislative Decree 58/1998 (TUF), Italian Legislative Decree 39/2010 (Consolidated Law on statutory audits of annual accounts and consolidated accounts), as amended by Italian Legislative Decree no. 135/2016, and the statutory rules and regulations issued by the Authorities that perform supervisory and control activities, those contained in the Corporate Governance Code for Listed Companies which the Company has formally adopted, also taking into account the standards of conduct recommended by the Italian National Board of Accountants and Accounting Experts as of 26 April 2018.

The Board of Statutory Auditors was appointed by the Shareholders’ Meeting on 28 June 2017 and comprises Mauro Lonardo, Chairman, and regular auditors Francesca Meneghel and Ezio Maria Simonelli.

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In particular, the work of the Board of Statutory Auditors involved:

• supervising compliance with the law, bylaws and the principles of good governance;

• participating in all meetings of the Board of Directors, the Executive Committee and internal board committees set up in accordance with the Corporate Governance Code;

• periodic meetings with high level executives of the Company and its subsidiaries in order to acquire information regarding the progress and trend of general operations and the most significant operations in equity, financial and income terms;

• meetings with the Company’s management aimed at examining specific issues (induction session) benefiting both the non-executive directors and the Board of Statutory Auditors;

• analysis of the main aspects of the organisational structure of the Company for the purpose of ascertaining its adequacy;

• examining the internal control and risk control system, as well as the administrative and accounting system, in order to ascertain whether it is appropriate and reliable in representing the accounting events correctly;

• examining the action plan and the results of the audits conducted by the Internal Audit function;

• monitoring the auditing of the accounts and independent of the independent auditors (Deloitte & Touche S.p.A.);

• checking the procedures put in place by the Board of Directors for evaluating the independence of the Independent Directors;

• checking the compliance with the independence criteria applied to the Board of Statutory Auditors in accordance with those set out for the directors in the Code of Corporate Governance;

• supervising procedures regarding related-party transactions;

• examining the instructions given to subsidiaries, including for the purposes of fulfilling the communication obligations;

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• periodic exchanges of information with the relevant control bodies of the main subsidiaries and the Supervisory Body referred to in Italian Legislative Decree 231/2001;

• maintaining relations with the Financial Reporting Manager and the independent auditors responsible for the external audit of the annual accounts and consolidated accounts, Deloitte & Touche S.p.A.;

• supervising the financial reporting process pursuant to article 19 of Legislative Decree 39/2010 and the non-financial disclosures pursuant to Legislative Decree 254/2016.

In view of the above, information is provided below as required by the provisions contained in the Consob Communication DEM 1025564/2001, according to the numbering indicated therein, as amended and supplemented by communication no. DEM / 3021582 of 4 April 2003, and subsequently with communication no. DEM / 6031329 of 7 April 2006.

1. Transactions having a significant impact on the company’s profitability, assets and liabilities or financial position and their compliance with the law and with the articles of association.

During the meetings of the Board of Directors and the Executive Committee, during which the transactions having a significant impact on the profitability, assets and liabilities and financial position of Mediaset S.p.A. and subsidiaries were reviewed, the Board of Statutory Auditors received the information referred to in Article 150, paragraph 1 of the TUF. A detailed description of these transactions may be found in the Report on Operations.

On the basis of the information obtained through its supervisory activities, the Board of Statutory Auditors is not aware of any transactions carried out during the year covered by this report, that were not executed in compliance with the law and the Company By-laws, not in line with Mediaset S.p.A.’s interests, in conflict with

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resolutions passed by the Shareholders, manifestly imprudent or risky, lacking the necessary information in the event that the transactions were in the interest of Directors’, or such as to compromise the integrity of company’s assets.

2. and 3. Unusual, or non-recurring transactions, including intercompany or related party transactions.

In this regard, the Board specifies that:

•                  Based on the analyses carried out no unusual or non-recurring transactions were carried out ;

•                  the procedures adopted by the company with regard to transactions with related parties comply with the principles contained in Consob Regulation no. 17221 of 12 March 2010;

•                  intercompany transactions or transactions with related parties did not have any critical aspects, save for the customary request to management to pay attention at all times, as regards adopting internal support, control and audit procedures for transactions; moreover, the Board suggested again that IT solutions be adopted to help identify, manage and report related-party transactions;

•                  these transactions have been adequately disclosed in the notes to the separate and consolidated financial statements, and they are fair and consistent with the Company’s interests;

•                  As regards transactions carried out by relevant parties and by persons closely related thereto (“Internal dealing” rules), the Board ascertained that the Company has adopted appropriate internal rules and procedures for the disclosure of such information. In this regard, the Board welcomed the update made during 2018 to the procedure for the “management and disclosure of inside information”, which i) integrated the concept of significant information and the Relevant Information List (a process already overseen by competent functions); ii) implemented new legal provisions on

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notifying the supervisory authorities that criteria had been met to start the procedure to delay disclosure; iii) revised legal references.

4. Oversight of the financial reporting process. Observations and proposals concerning any findings and emphasis of matter contained in the independent auditor’s report .

By participating in the Control and Risk Committee Board of Statutory Auditors was able to coordinate its “Internal Control and Auditing Committee” functions with the work performed by the above Committee. In this area as well, the Board of Statutory Auditors, identified under Article 19 (2) of the Consolidated Law on statutory audits of annual accounts and consolidated accounts as the “Internal Control and Audit Committee” supervised the financial reporting process.

Moreover, the Board of Statutory Auditors, in a specific meeting with the Financial Reporting Manager, verified the existence of adequate rules and procedures to oversee the process of the “preparation” and “dissemination” of financial disclosures and deems this process to be adequate.

The Board of Statutory Auditors reviewed the process that allows the Financial Reporting Manager, appointed pursuant to Italian Law 262/2005, and the Chairman of the Board of Directors, to issue the certificates required by Article 154-bis of the Consolidated Finance Law.

The administrative and accounting procedures for preparing the separate and consolidated financial statements and any other financial communication have been prepared under the responsibility of the Financial Reporting Manager who, together with the Chairman of the Board of Directors, certifies the adequacy and effective application of these procedures.

The Board of Statutory Auditors also reviewed the independent auditor reports prepared by Deloitte & Touche S.p.A, contracted by the shareholders of Mediaset, at their meeting held on 28 June 2017, to audit the separate and consolidated financial statements for 2017/2025.

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These reports, issued on 27 March 2019, pursuant to Article 14 of Italian Legislative Decree 39/2010, indicate that the Group’s separate financial statements and consolidated financial statements have been prepared in accordance with the IAS/IFRS International Accounting Standards issued by the International Accounting Standards Board and adopted by the European Union and the measures adopted implementing Article 9 of Legislative Decree no. 38/2005. Therefore, they represent a true and fair view of the equity and financial position, the economic performance, and the cash flows for the year ended 31 December 2018. Furthermore, in the opinion of the auditor, the Report on Operations and the information referred to in Article 123 bis (4) of Italian Legislative Decree 58/1998 (TUF) presented in the Corporate Governance Report are consistent with the financial statements.

The Auditors, in their reports, did not present any findings or emphasis of matter.

The Auditors also issued an “Additional report for the internal control and audit committee” pursuant to article 11 of Regulation (EU) No 537/2014 which presents the results of statutory auditing and includes the statement on independence referred to in article 6, paragraph 2, letter a) of Regulation (EU) 537/2014, besides the disclosure required by article 11 of said Regulation.

The auditor has not reported any information on events or circumstances that may cast significant doubt on the entity’s ability to continue as a going concern or report on any significant deficiencies in the internal financial control system, and/or in the accounting system, or any significant matters involving actual or suspected non-compliance with laws and regulations or articles of association in the course of the audit. In this context, the auditor did not prepare a letter of recommendations.

The Board of Statutory Auditors will inform the Company Board of audit findings, sending for this purpose its observations on the additional report referred to in Article 11 of Regulation (EU) No 537/2014, pursuant to Article 19 of Legislative Decree 39/2010, as updated by Legislative Decree 135/2016 implementing Directive 2014/56/EU amending Directive 2006/43/EC.

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The Consolidated Non-financial statement, prepared pursuant to Legislative Decree 254/16, was reviewed by Deloitte & Touche S.p.A., which issued the limited audit report today with no exceptions. On the basis of the work carried out, the auditor has confirmed that no evidence has been brought to their attention that would suggest that the Mediaset Group’s Non-Financial Statement for the year ended 31 December 2018 has not been drafted, in all material aspects, in compliance with the provisions laid down in articles 3 and 4 of the Decree and the GRI Standards. The Board of Statutory Auditors, through specific meetings with the function responsible for preparing the Statement and with the Independent Auditor, supervised compliance with the provisions of Legislative Decree no. 254/2016, within the competences assigned to them by institutionally by law.

5. and 6. Information concerning any complaints pursuant to Article 2408 of the Italian civil code and petitions

Only one complaint pursuant to article 2408 of the Italian Civil Code was received on 7 March 2018 by a shareholder concerning general, undocumented facts, which were not however identified, therefore the Board did not consider that there were grounds for said complaint.

7. and 8. Oversight of the independence of independent auditors. Information on the assignment of any additional engagements to the independent auditors or to parties tied by permanent relations with the independent auditors and the related costs.

The Board of Statutory Auditors supervised the independence of the independent auditor and, in particular, the auditor informed the Board of its other engagements for non-audit services during the 2018 financial year.

In compliance with Regulation (EU) No 537/2014 on specific requirements regarding statutory audit of public-interest entities and amendments to Legislative Decree no. 39/2010 with the issue of Legislative Decree no. 135/16, in effect since 5 August 2016, the Company updated the Guidelines for appointing auditors on 19 April 2017,

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supervised by the Board of Statutory Auditors.These guidelines also set out the preliminary assessment and approval process to be followed by the Board of Statutory Auditors for non-audit services to be entrusted to the auditor, as well as monitoring the CAP laid down in the EU Regulation at Group level.

The Board reviewed the report on the independence of the independent auditor, prepared in accordance with Article 6 (2) letter a) of Regulation (EU) No 537/2014 and Article 17 of Italian Legislative Decree 39/2010, issued by the independent auditor on 27 March 2019. In this report the independent auditor certifies that on the basis of the information obtained and the verifications carried out for the purposes of paragraph 17 (a) of International Auditing Standard (ISA Italia) 260, taking into account the regulatory and professional principles regulating audit activities, until today’s date, there were no situations that compromised the independence or grounds for incompatibility pursuant to Articles 10 and 17 of Legislative Decree 39/2010 and its implementing provisions.

The Board of Statutory Auditors acted as Internal Control and Audit Committee (CCIRC) and authorized the non-audit services provided by the independent auditor, making sure that they were other than those referred to in Article 5 1(1) of Regulation (EU) No 537/2014 and that they did not affect independence from the Company in carrying out the independent statutory audit.

The Board of Statutory Auditors granted its opinion in favour of the Company paying the following fees to Deloitte & Touche S.p.A., and to members of its global network, for the engagements specified below:

•                       services provided by Deloitte Consulting S.r.l. for EUR 50,000 to the subsidiary R.T.I .S.p.A. for benchmark analysis and consultancy services concerning the customer life cycle;

•                       independent audit pursuant to the international standard on assurance ISAE n. 3000, with reference to 2018 and 2019, by Deloitte S.L. regarding non-financial disclosure prepared by the subsidiary Mediaset España Comunicacion S.A. for EUR 27,400 per annum.

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Moreover, the Board of Auditors expressed a favourable opinion at the Shareholders’ Meeting on 27 June 2018 regarding the proposal to supplement the compensation of the independent auditors for activities carried out following the adoption of the new accounting standards IFRS 9 and 15, and for some changes made to the audit perimeter, as this is consistent with its statutory auditing appointment, considering the supplemented compensation as adequate in view of new audit activities, consistent with the professional commitment required and aligned with conditions already existing.

9. Information on the existence of opinions issued pursuant to the provisions of law during the year.

The Board of Statutory Auditors reviewed and expressed its favourable opinion to the Board of Directors on the Diversity Policy of Mediaset S.p.A.’s Board of Statutory Auditors.In this regard, the Board of Directors hoped that members of the Board of Statutory Auditors could offer diverse, complementary expertise and experience. As the Board of Statutory Auditors comprises three regular auditors (and three alternate auditors), one of which is elected from the minority, the Board considered that the following diversity aspects were met: [(i) an adequate level of experience and knowledge relative to the market in which the Company operates, the governance system, accounting and financial analysis, as well as the legal framework, i.e. long-term experience in listed companies; (ii) gender diversity which ensures that the Board of Directors - even when legal provision on gender balance no longer have effect - has at least one regular auditor and one acting auditor of the least represented gender, so that the Company may benefit from different viewpoints and experience that gender diversity can provide. For this purpose, the Board hopes that candidate lists presented by shareholders - apart from those which have less than three candidates - indicate (for both regular and alternate auditors), at least one candidate of the least represented gender; (iii) diversity in length of service, to balance the needs for continuity and renewal in control of the Company and benefit from

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different viewpoints and experience that come with a shorter or longer length of service.

During the year, the Board of Statutory Auditors expressed favourable opinions concerning:

•                       the agreement on the overall compensation of the Chairman of the Board of Directors proposed by the Deputy Chairman and Chief Executive Officer (July 2018);

•                       the compensation of the Deputy Chairman of the Board of Directors and Chief Executive Officer pursuant to article 2389 of the Italian Civil Code, paragraph 3, and article 6 of the Corporate Governance Code (July 2018);

•                       the appointment of the Financial Reporting Manager of the Company.

During the year, the Board of Statutory Auditors did not issue any further opinions, except as required by the supervisory activity on the independent auditor.

10. Information on the frequency and number of meetings held by the Board of Directors, the Executive Committee and the Board of Statutory Auditors.

During the year, the Board of Statutory Auditors performed its activities by holding 22 meetings of the Board of Statutory Auditors, lasting an average of approximately 2 hours.

Furthermore, the Board of Statutory Auditors participated in all 13 meetings of the Board of Directors, the shareholders’ meeting, the 8 meetings of the Executive Committee, the 11 meetings of the Control, Risk and Sustainability Committee (of which 5 were held jointly with the Board of Statutory Auditors), the 6 meetings of the Related Parties Committee, the 5 meetings of the Governance and Appointment Committee, and the 6 meetings of the Compensation Committee. The overall commitment of each member of the Board of Statutory Auditors, considering additional activities strictly in the Board’s remit (activities prior to meetings, report on the financial statements, opinions and recording minutes) was equal to around 300 hours for each auditor and to around 400 hours for the chairman.

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11. and 12. Observations on compliance with the principles of sound governance and adequacy of the organizational structure

On the basis of the information obtained through its supervisory activities, the Board of Statutory Auditors is not aware of any transactions carried out during the year covered by this report which are not based on the principles of sound governance.

The Board of Statutory Auditors monitored the adequacy of the Company’s organisational structure, for areas under its responsibility, and more in general of the Mediaset Group as a whole, obtaining information and receiving continual updates provided by the Company on organisational provisions. In view of the complexity of the Company’s and Mediaset Group’s organisational structure, which is constantly evolving, the Board of Statutory Auditors considered the organisational structure to be adequate.

13. Oversight of the adequacy of the internal control system

Based on the data and information obtained during the work carried out in 2018, the Mediaset Group’s internal control and risk management system was deemed by the internal audit function to be working, with reference to its effectiveness, and adequate with reference to its suitability to achieve an acceptable overall risk profile, consistent with the internal control system and risk management guidelines established by the Board of Directors. As regard these guidelines, the Board suggested their periodic monitoring and revision, in view of updates to the Group’s organisational structure and relevant best practices.

The Board of Statutory Auditors, having taken note of the contents of the Corporate Governance Report regarding the adequacy and effective functioning of the internal control system, periodically met the head of the internal audit function of the Group and reviewed the function’s 2018 report. With reference to the various Group-level reports by the internal audit function, improvement and corrective action plans have

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been set up that require a timely compliance with the timetables by all involved. In compliance with recommendations of international standards on auditing, the Internal Audit Function put in place actions to ensure and improve the quality of activities carried out.

Furthermore, the Board of Statutory Auditors has reviewed and obtained information on the organizational and procedural activities carried out, pursuant to and for the purposes of Italian Legislative Decree 231/2001, as amended, on the administrative liability of entities for offences covered under this decree. No major problems were revealed during the meetings and in the reports of the Supervisory Body on the activities performed in 2018. During the year, the Compliance Programme was revised. Amendments made concern, in particular: updates to predicate offences; a complete revision of the General Part and the introduction of a section on the whistleblowing system («Reporting infringements and unlawful conduct pursuant to Legislative Decree 231/01»); an update to the Compliance Programme attachments.

The Board of Statutory Auditors also acknowledged the alignment of the Group’s whistleblowing system pursuant to Law no. 179 of 30 November 2017.

Lastly, during the year, it was also considered appropriate to revise the current Code of Ethics, compared to the previous edition adopted in 2012, with the aim of clearly confirming and in some cases updating the set of values and responsibilities that the Mediaset Group recognises, accepts, shares and undertakes.

In brief, the Board of Statutory Auditors did not identify any critical situations or facts that would make the internal control system as a whole inadequate.

14. Observations on the adequacy of the administrative - accounting system and on its reliability in providing a true and fair view of the business operations.

The Board of Directors obtained information on and supervised, for the areas under their responsibility, the adequacy of the Company’s administrative-accounting system in providing a true and fair view of business operations, on the effectiveness of the

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internal control and risk management system of the financial reporting process through: (i) collecting information from the heads of the various functions, the independent auditors and the Financial Reporting Manager; (ii) participating in the work carried out by the Control and Risk Committee and the Related-Parties Committee; (iii) reviewing the annual report on the activities carried out by Mediaset’s Internal Control function; (iv) information about the news and notifications of inspections and procedures by bodies and authorities, including independent ones.

The Board also took note of the Statements, dated 12 March 2019, on the separate and consolidated financial statements as at 31 December 2018, pursuant to Article 154-bis, paragraph 5 of Legislative Decree no. 58/1998 and Article 81-ter of the Consob Regulation no. 11971 of 14 May 1999, with which the Chairman of the Board of Directors and the Financial Reporting Manager certify, among other things, that the separate and consolidated financial statements:

•                  are drawn up in accordance with the International Accounting standards applicable and recognised in the European Community, pursuant to Regulation (EC) No 1606/2002 of the European Parliament and of the Council of 19 July 2002 and to the measures adopted in implementing of Article 9 of Legislative Decree no. 38/2005;

•                  are consistent with the underlying accounting records;

•                  are able to provide a true and fair view of the assets and liabilities, operating results and cash flows of the issuer and of the group of companies included in the consolidation.

The Chairman of the Board of Directors and the Financial Reporting Manager also certify that the Report on Operations includes a reliable analysis of the financial performance and results of operations, as well as the situation of the issuer and the group of companies included in the consolidation, together with the description of the main risks and uncertainties to which they are exposed.

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15. Observations on the adequacy of the instructions imparted by the company to its subsidiaries pursuant to Article 11(2)of Legislative Decree No. 58/1998.

The Board of Statutory auditors supervised the instructions given to the Subsidiaries, which it deemed appropriate in light of the parent company’s role of coordination and guidance, also at the international level. There was no need to implement corrective actions to improve the instructions given to subsidiaries pursuant to Article 114 (2) of the TUF.

Furthermore, the Board exchanged information and met with the relevant control bodies of the Group’s main subsidiaries.No important aspects worth reporting resulted from these meetings.

16.Oversight of the independent statutory audit of the separate and consolidated financial statements and comments on any material aspects that emerged during the meetings held with the auditors pursuant to Article 150. (2) of Legislative Decree no. 58/1998

The meetings with the independent auditors did not reveal any critical issues during the audit of the accounts, or significant deficiencies in the internal control system related to the financial disclosure process.

The independent auditors issued today the additional report pursuant to Article 11 of Regulation (EU) No 537/14 of the European Parliament and of the Council. This report provides a clear description of the activities carried out and forms an integral part of the 2018 Audit Plan already explained by the independent auditors to the Board and to the Control, Risk and Sustainability Committee, which analysed its contents during joint meetings. The independent auditors did not issue a letter of recommendations.

No information has been reported on events or circumstances that may cast significant doubt on the entity’s ability to continue as a going concern or report on any significant deficiencies in the internal financial control system, and/or in the accounting system, or any significant matters involving actual or suspected non-

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compliance with laws and regulations or articles of association in the course of the audit.

17. Oversight of the company’s adherence to the corporate governance code of the Corporate Governance Committee of listed companies

The Board of Statutory Auditors supervised the correct implementation of the corporate governance rules set out in the Corporate Governance Code adopted by the Company - in line with the code developed by the Corporate Governance Committee for listed companies on the initiative of Borsa Italiana S.p.A. - without any particular problems, as specified also in the Corporate Governance Report prepared by the Directors. The Board of Directors carried out an assessment on the size, composition and functioning of both itself and its committees, with the support of a leading consulting firm; the results of which are reported in the Corporate Governance Report.

In particular, the Board of Statutory Auditors verified the correct application of the criteria and procedures adopted by the Board of Directors to assess the independence of the Directors; the assessment was made taking into account the suggestion of the Board of Statutory Auditors to make such assessments also on the basis of the information available to the issuer, with reference to possible economic/financial relationships and/or relations between the Mediaset Group companies, the Directors, and any related parties, in line with the independence requirements under Article 3.C.1 subparagraph c) of the Corporate Governance Code.

Moreover, on 18 December 2018, the Board of Statutory Auditors verified the correct application of the criteria and procedures adopted by the Board of Directors to assess the independence of the Directors.In particular, with reference to the assessment made by the Governance and Appointment Committee on whether a director still meet independence requirements, after appointment, following marriage to an employee of the holding company, the Board of Statutory Auditors, regarding duties

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assigned by law, ascertained that the procedure adopted by the board to assess independence had been correctly adopted.

The Board of Statutory Auditors also verified that its members fulfilled the same independence requirements as those required for the Directors; the verification of the fulfilment of such requirements, as required under both the Consolidated Law on Finance and by the Corporate Governance Code, was carried out also taking into account the findings reported by the issuer - as requested by the Board of Statutory Auditors- concerning any economic/financial relations and/or other relationships with Mediaset Group companies. The outcome of the verification was notified to the Board of Directors on 12 March 2019.

As regards activities required by the Corporate Governance Code, during the year the Board of Statutory Auditors met 22 times and attended all meetings of the Board of Directors, of the Executive committee and of all Board committees, as well as shareholders’ meeting, for a grand total of 67 meetings.

Pursuant to the corporate governance code, over the course of 2018, the Board of Statutory Auditors was also heard by the Board of Directors on the following activities:

• definition of the 2018 audit plan;

• appointment of the head of the Internal Audit department and relative compensation;

• assessment of the results presented by the Independent auditor on the additional report pursuant to article 11 of Regulation EU 537/2014 on the 2017 financial statements;

• evaluation of the correct use of accounting standards and their homogeneity for the purpose of preparing the consolidated financial statements.

Lastly, the Board of Statutory Auditors, pursuant to provisions in the new code of conduct for Boards of Statutory Auditors of listed companies of April 2018, with reference to the 2018 financial year, carried out a self-assessment, the outcome of which was positive in terms of the qualitative/quantitative profile of the Board of

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Statutory Auditors and its functioning:the members of the Board of Statutory Auditors considered the board to be fully adequate for its duties and responsibilities assigned overall. In this regard, the Board appreciated the adequacy of information made available to it by units, through the portal and Committee activities, and during specific induction sessions.As regards areas for improvement, the Board requested that summary documents be made available in the case of particularly large volumes.

18. and 19 Final assessments on the supervision activity carried out and indication of any proposals to be submitted at the Shareholders’ meeting pursuant to Article 153 (2) of Legislative Decree No. 58/1998.

In accordance with Consob rules, we hereby state that our activities did not reveal any omissions, facts worthy of censure, irregularities or instances of inadequacy of the organisational structure, of the internal control system or of the administration/accounting system.

As regards the individual financial statements for the year ended 31 December 2018, which recorded a net profit of EUR 111,843,478.68 we verified compliance with applicable laws regulating their preparation and presentation.

In light of the foregoing, the Board of Statutory Auditors, given the content of the reports drawn up by the independent auditor, having taken note of the statements issued jointly by the Chairman of the Board of Directors and the Financial Reporting Manager, has no reason, with regard to the areas under its remit, to impede the approval of the draft separate financial statements at 31 December 2018 and the draft resolution to retain profit for the year as formulated by the Board of Directors.

Rome, 27 March 2019

for The Board of Statutory Auditors

The Chairman

Signed Mauro Lonardo

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Deloitta & Touche S.p.A. Via Tortona.25 20144 Milano Italia Tel: +39 02 83322111 Fax +39 02 83322112 www.deloitte.it

INDEPENDENT AUDITOR’S REPORT
PURSUANT TO ARTICLE 14 OF LEGISLATIVE DECREE No. 39 OF JANUARY 27, 2010
AND ARTICLE 10 OF THE EU REGULATION 537/2014

To the Shareholders of
Mediaset S.p.A.

REPORT ON THE AUDIT OF THE FINANCIAL STATEMENTS

Opinion

We have audited the financial statements of Mediaset S.p.A. (the “Company”), which comprise the statement of financial position as at December 31, 2018, and the statement of income, statement of comprehensive income, statement of cash flows and statement of changes in shareholders’ equity for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements give a true and fair view of the financial position of the Company as at December 31, 2018, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISA Italia). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements applicable under Italian law to the audit of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Ancona Bari Bergamo Bologna Brescia Cagliari Firenze Genova Milano Napoli Padova Palermo Parma Roma Torino Treviso Verona

Sede Legale: Via Tortona, 25 - 20144 Milano | Capitale Sociale: Euro 10.328.220.00 i.v.

Codice Fiscale/Registro delle Imprese Milano n. 03049560166 – R.E.A. Milano n. 172039 | Partita IVA IT 03049560166

Il nome Deloitte si riferisce a una o più delle seguenti entità: Deloitte Touche Tohmatsu Limited, una società inglese a responsabilità limitata (“DTTL”), le member firm aderenti al suo network e le entità a esse correlate. DTTL e ciascuna delle sue member firm sono entità giuridicamente separate e indipendenti tra loro. DTTL (denominata anche “Deloitte Global”) non fornisce servizi ai clienti. Si invita a leggere l’informativa completa relativa alla descrizione della struttura legale di Deloitte Touche Tohmatsu Limited e delle sue member firm all’indirizzo www.deloitte.com/about.

© Deloitte & Touche S.p.A.

Valuation of the associate investment in 2i Towers Holding S.p.A.

Description of the key audit matter

On July 16, 2018, Mediaset S.p.A. signed a partnership agreement with the infrastructure fund F2i SGR in relation to the investment in EI Towers S.p.A. (at that date, indirectly controlled by Mediaset S.p.A. through Elettronica Industriale S.p.A., and Listed at Italian Market Stock Exchange).

The partnership agreement resulted in Mediaset S.p.A. taking an associate interest of 40% in 2iTowers Holding S.p.A., an indirect subsidiary of F2i SGR that, at the same date, launched a voluntary take-over bid through an SPV (2i Towers S.p.A.) on the entire share capital of EI Towers S.p.A. The take-over bid process has been completed with the payment of the considerations on October 12, 2018, while, on October 19, 2018, EI Towers S.p.A shares were delisted. At the end of the operation (“EI Towers Operation”), Mediaset S.p.A. now holds an associate interest amounting to 40% of the share capital of 2i Towers Holding S.p.A., which totals Euro 465,3 million and is included in the caption “Equity investments in associates and joint ventures”.

Given the significance of the associate investment in 2i Towers Holding S.p.A., we considered the valuation of this investment a key audit matter of the financial statements of the Mediaset S.p.A.

Note 5.5 “Equity Investments”, at paragraph “Equity investments in associates and joint ventures”, includes the disclosure on the associate investment in 2i Towers Holding S.p.A. including Management’s conclusions on its valuation.

Audit procedures performed

In performing our activities we, among others, carried out the following procedures:

•             Obtaining a sufficient understanding of the EI Towers Operation through, among other procedures, meetings with the Management;

•             Obtaining and analyzing the related documentation (shareholders agreements, take-over bid document, bank receipts, Fairness Opinions);

•             Verification of absence of impairment indicators on the associate investment in 2i Towers Holding S.p.A.;

•             Verification of the adequacy of the disclosure reported by the Directors with respect to IFRS accounting principles requirements.

Responsibilities of the Directors and the Board of Statutory Auditors for the Financial Statements

The Directors are responsible for the preparation of financial statements that give a true and fair view in accordance with International Financial Reporting Standards as adopted by’the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05 and, within the terms established by law, for such internal control as the Directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

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In preparing the financial statements, the Directors are responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless they have identified the existence of the conditions for the liquidation of the Company or for the termination of the operations or have no realistic alternative to such choices.

The Board of Statutory Auditors is responsible for overseeing, within the terms established by law, the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with International Standards on Auditing (ISA Italia) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with International Standards on Auditing (ISA Italia), we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•                       Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•                       Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•                       Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Directors.

•                       Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•                       Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance, identified at an appropriate level as required by ISA Italia, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence applicable in Italy, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and, where applicable, related safeguards.

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From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report.

Other information communicated pursuant to art. 10 of the EU Regulation 537/2014

The Shareholders’ Meeting of Mediaset S.p.A. has appointed us on June 28, 2017 as auditors of the Company for the years from January 1, 2017 to December 31, 2025.

We declare that we have not provided prohibited non-audit services referred to in art. 5 (1) of EU Regulation 537/2014 and that we have remained independent of the Company in conducting the audit.

We confirm that the opinion on the financial statements expressed in this report is consistent with the additional report to the Board of Statutory Auditors, in its role of Audit Committee, referred to in art. 11 of the said Regulation.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

Opinion pursuant to art. 14, paragraph 2 (e), of Legislative Decree 39/10 and art. 123-bis, paragraph 4, of Legislative Decree 58/98

The Directors of Mediaset S.p.A. are responsible for the preparation of the report on operations and the report on corporate governance and ownership structure of Mediaset S.p.A. as at December 31, 2018, including their consistency with the related financial statements and their compliance with the law.

We have carried out the procedures set forth in the Auditing Standard (SA Italia) n. 720B in order to express an opinion on the consistency of the report on operations and some specific information contained in the report on corporate governance and ownership structure set forth in art. 123-bis, n. 4 of Legislative Decree 58/98 with the financial statements of Mediaset S.p.A. as at December 31, 2018 and on their compliance with the law, as well as to make a statement about any material misstatement.

In our opinion, the above-mentioned report on operations and, some specific information contained in the report on corporate governance and ownership structure are consistent with the financial statements of Mediaset S.p.A. as at December 31, 2018 and are prepared in accordance with the law.

With reference to the statement referred to in art. 14, paragraph 2 (e), of Legislative Decree 39/10, made on the basis of the knowledge and understanding of the entity and of the related context acquired during the audit, we have nothing to report.

DELOITTE & TOUCHE S.p.A.

Signed by

Patrizia Arienti

Partner

Milan, Italy

March 27, 2019

This report has been translated into the English language solely for the convenience of international readers.

118

Mediaset S.p.A.

Annual Report 2018

MEDIASET

MEDIASET SPA

Attestation of the Yearly Financial Statements pursuant to article 154, part two, of the Legislative Decree 58/98

1.              The undersigned persons Fedele Confalonieri, Chairman of the Board of Directors and Luca Marconcini, the Assigned Executive for the drafting of the company accounting documents of Mediaset S.p.A. attest, also taking into account what is laid down by article 154, part two, paragraphs 3 and 4, of the Legislative Decree of 24th February 1998, n° 58,

•    to the adequacy relative to the characteristics of the Company and

•    the effective application

of the administrative and accounting procedures for building up the Yearly Financial Statements, during the financial year 2018.

2.              The evaluation of the adequacy of the administrative and accounting procedures for building up the Yearly Financial Statements at 31st December 2018 was carried out based on the rules and methodologies defined by Mediaset S.p.A. in line with the model Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, which represents a body of general reference principles for the system of internal controls that is generally accepted at international level.

3.              Furthermore, it is also attested that:

3.1       The Yearly Financial Statements:

a)             Are drawn up in conformity with the applicable International Accounting Standards recognised within the European Community, pursuant to the regulation (EC) n° 1606/2002 of the European Parliament and Council, of 19th July 2002, as well as with the measures issued to actuate article 9 of the Legislative Decree n° 38/2005;

b)             reflect the balances in the books and the accounting postings;

c)              are suitable and appropriate in order to give a true and fair view of the Balance Sheet, Income Statement and Financial situations of the Issuer;

3.2       The Board of Directors Report on Operations contains a trustworthy analysis of the progress and result of operations, as well as of the situation of the Issuer, together with the description of the main risks and uncertainties to which it is exposed.

12th March 2019

For the Board of Directors	The Assigned Executive for the drafting
The Chairman	of the company accounting documents

(Fedele Confalonieri)	(Luca Marconcini)

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MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

ASSETS	Publitalia ‘80 S.p.A.	Digitalia ‘08 S.r.l.	Adtech Ventures S.p.A.	R.T.I. S.p.A.	Mediaset Premium S.p.A.	Monradio S.r.l.	Elettronica Industriale S.p.A.	MC Productions S.r.l.	RMC Italia S.p.A.
Non-current assets
Property, plant and equipment	3,026		—	100,924	555	3,103	32,922	26	1,091
Television and movie rights	—	—	—	939,097	3	—	—	—	—
Goodwill and other intangible assets	5,611	—	—	32,295	144	38,818	153,430	5	7,737
Equity investments and other non-current financial assets	21,011		338	867,318	60	124	116	—	405
Other non-current assets	—	—	—	—	—	—	—	—	16
Deferred tax assets	5,133	426	—	116,801	3,431	84	15,307	—	257
Total non-current assets	34,782	426	338	2,056,435	4,193	42,129	201,775	31	9,506

Current Assets
Inventories	1,529	60	—	29,971		—	—	—	—
Trade receivables	463,132	14,765	—	640,223	33,897	9,142	54,121	965	4,283
Tax receivables	73	241	—	2,180	—	—	1,262	234	351
Other receivables and current assets	68,520	2,761		150,102	146,487	1,271	47,040	6	225
Intercompany financial receivables	251,794	22,903	—	—	—	—	731,915	—	—
Current financial assets	—	—	—	5,671	—	—	—	—	—
Cash and cash equivalents	2,471	1	47	322	13	1	—	—
Total current assets	787,519	40,732	48	828,468	180,398	10,414	834,338	1,204	4,859
TOTAL ASSETS	822,300	41,157	385	2,884,904	184,591	52,543	1,036,113	1,235	14,365

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

LIABILITIES AND SHAREHOLDERS’ EQUITY	Publitalia ‘80 S.p.A.	Digitalia ‘08 S.r.l.	Adtech Ventures S.p.A.	R.T.I. S.p.A.	Mediaset Premium S.p.A.	Monradio S.r.l.	Elettronica Industriale S.p.A.	MC Productions S.r.l.	RMC Italia S.p.A.
Shareholders’ equity
Share capital	52,000	10,339	50	500,000	141,000	3,030	363,167	10	1,100
Share premium reserve	—	—	—	—	—	11,771	—	—	—
Treasury shares	—	—	—	—	—	—	—	—	—
Other reserves	67,799	4,156	593	687,971	49	—	203,463	515	3,882
Valuation reserve	(4,982)	(543)	—	(21,858)	58	(89)	(74)	—	90
Retained earnings	(12,080)	5,579	—	(69,191)	(75,409)	17,840	22,628	34	(86)
Losses covered during the year	—	—			—	—	—	—	—
Profit (loss) for the year	40,897	564	(264)	(110,980)	(24,466)	(2,198)	439,396	(166)	(4,646)
TOTAL SHAREHOLDERS’ EQUITY	143,635	20,095	379	985,942	41,232	30,355	1,028,580	394	340

Non-current liabilities
Post-employment benefit plans	11,802	1,212	—	49,674	—	502	423	305	238
Deferred tax liabilities	595	39	—	5,679	—	7,707	137	—	28
Financial payables and liabilities	—	—	—	1,129	—	—	—	—	—
Provisions for risk and charges	5,554	337	—	42,811	2,335	134	1,009	80	181
Total non-current liabilities	17,952	1,588	—	99,293	2,335	8,343	1,569	385	448

Current liabilities
Payables to banks	2	1	—	13	44		4	—
Trade payables	628,612	18,666	—	436,749	65,040	4,202	2,396	283	13,284
Provisions for risk and charges	—	—	—	56,203	683	—	—	—	—
Current tax payables	—	—	—	—	—	—	—	68	101
Intercompany financial payables	—	—	—	1,237,724	38,448	8,560	—	—	—
Other financial liabilities	4,079	8	—	1,193	—	—	—	—	—
Other current liabilities	28,021	800	6	67,788	36,808	1,083	3,565	104	193
Total current liabilities	660,714	19,475	6	1,799,669	141,024	13,845	5,965	456	13,578
TOTAL LIABILITIES	678,666	21,063	6	1,898,961	143,359	22,188	7,533	841	14,025
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	822,300	41,157	385	2,884,904	184,591	52,543	1,036,113	1,235	14,365

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

	Publitalia ‘80 S.p.A.	Digitalia ‘08 S.r.l.	Adtech Ventures S.p.A.	R.T.I. S.p.A.	Mediaset Premium S.p.A.	Monradio S.r.l.	Elettronica Industriale S.p.A.	MC Productions S.r.l.	RMC Italia S.p.A.
INCOME STATEMENT
Revenues
Revenues from sales of goods and services	1,679,173	66,498	—	1,605,797	396,799	15,082	206,559	2,530	11,391
Other revenues and income	2,783	28	—	42,865	10,567	900	65	70	495
Total revenues	1,681,956	66,526	—	1,648,662	407,366	15,982	206,624	2,600	11,886
Costs
Personnel expenses	56,343	2,095	—	261,395	14,284	1,653	1,473	816	2,281
Purchases, services, other costs	1,561,381	63,594	41	953,355	260,660	14,649	192,760	1,939	13,061
Amortisation, depreciation and write-downs	6,879	75	—	606,373	175,378	2,461	25,188	4	832
Impairment losses and reversal of impairment on fixed assets	—	—	—	—	—	—	—	—	—
Total costs	1,624,603	65,764	41	1,821,123	450,322	18,763	219,420	2,759	16,173
EBIT	57,352	763	(41)	(172,461)	(42,955)	(2,782)	(12,797)	(159)	(4,287)
(Expenses)/Income from financial investments
Financial expenses	(3)	0	—	(76,029)	(2,519)	(174)	0	(6)	(71)
Financial income	290	12	—	54,469	131	1	199	—	—
(Expenses)/Income from equity investments	354	—	(223)	33,957	10,000	—	454,476	—	(166)
Total (expenses)/Income from financial investments	641	12	(223)	12,396	7,612	(173)	454,675	(6)	(237)
EBT	57,993	775	(264)	(160,065)	(35,343)	(2,955)	441,878	(165)	(4,524)
Income taxes	17,096	211	—	(49,085)	(10,877)	(757)	2,483	2	122
Net profit from continuing operations	40,897	564	(264)	(110,980)	(24,466)	(2,198)	439,396	(166)	(4,646)
Profit (loss) for the year	40,897	564	(264)	(110,980)	(24,466)	(2,198)	439,396	(166)	(4,646)

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

	Medusa Film S.p.A.	Taodue S.r.l.	Mediaset Investment NV	RadioMediaset S.p.A.	Radio Engineering Co S.r.l.	Radio Studio 105 S.r.l.	Radio Subasio S.r.l.	Radio Aut S.r.l.	Virgin Radio Italy S.p.A.
ASSETS
Non-current assets
Property, plant and equipment	2	113	—	1,436	939	2,649	3,505	70	2,132
Television and movie rights	32,342		—	—	—	—	—	—	—
Goodwill and other intangible assets	11,505	6,058	—	46	30	10,442	1,282	109	9,520
Equity investments and other non-current financial assets		573	—	107,941	3	131	11	6	25
Other non-current assets	2	—	—	—	—	—	—	—	—
Deferred tax assets	5,144	1,035	—	236	—	221	366	3	191
Total non-current assets	48,995	7,780	—	109,658	972	13,444	5,163	188	11,868
Current Assets
Inventories	—	438	—	23	—	—	—	—	—
Trade receivables	27,845	5,009	—	27,180	1,042	9,845	4,696	235	3,281
Tax receivables	62	1,377	—	19	5		—	—	62
Other receivables and current assets	2,381	7,382	9	4,421	66	239	125	1	567
Intercompany financial receivables	136,755	—	—	—	364	6,157	—	—	—
Current financial assets	5,466	2,252	—	—	—	—	3,478	2,667	—
Cash and cash equivalents	6	3	191	1	—		1		—
Total current assets	172,514	16,460	200	31,644	1,477	16,240	8,299	2,903	3,910
TOTAL ASSETS	221,510	24,240	200	141,301	2,449	29,684	13,463	3,091	15,778

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

LIABILITIES AND SHAREHOLDERS’ EQUITY	Medusa Film S.p.A.	Taodue S.r.l.	Mediaset Investment NV	RadioMediaset S.p.A.	Radio Engineering Co S.r.l.	Radio Studio 105 S.r.l.	Radio Subasio S.r.l.	Radio Aut S.r.l.	Virgin Radio Italy S.p.A.
Shareholders’ equity
Share capital	120,000	51	90	7,378	52	780	260	10	10,063
Share premium reserve	—	2,056	155	10,851	—	—	—	—	—
Treasury shares	—	—	—	—	—	—	—	—	—
Other reserves	58,488	19,875	—	44,816	563	6,337	7,356	2,243	397
Valuation reserve	144	(3)	—	(177)	—	(137)	—	—	(7)
Retained earnings	(128)	(17)	(34)	459	494	7,302	—	—	503
Losses covered during the year	—	—	—	—	—	—	—	—	—
Profit (loss) for the year	12,141	(8,811)	(28)	3,160	49	5,885	1,783	(64)	(1,556)
TOTAL SHAREHOLDERS’ EQUITY	190,646	13,151	184	66,487	1,158	20,167	9,399	2,189	9,401
Non-current liabilities
Post-employment benefit plans	362	19	—	1,024	376	1,183	474	6	76
Deferred tax liabilities	—	2	—	—	—	123	—	—	419
Financial payables and liabilities	950	—	—	—	—	—	—	—	—
Provisions for risk and charges	—	77	—	85	—	152	472	426	4
Total non-current liabilities	1,312	98	—	1,109	376	1,458	946	432	498
Current liabilities
Payables to banks	7	1	—				—	—
Trade payables	21,996	5,001	16	19,151	564	4,650	3,056	468	3,277
Provisions for risk and charges	1,528	—	—	—	—	—	—	—	—
Current tax payables	—	—	—	961	8	26	—	—	—
Intercompany financial payables	—	4,622	—	46,660	12	—	—	—	2,093
Other financial liabilities	317	347	—	—	—	121	—	—	—
Other current liabilities	5,703	1,020		6,932	331	3,261	62	2	508
Total current liabilities	29,551	10,991	16	73,705	915	8,059	3,118	470	5,879
TOTAL LIABILITIES	30,863	11,089	16	74,814	1,291	9,517	4,064	902	6,377
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	221,510	24,240	200	141,301	2,449	29,684	13,463	3,091	15,778

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

INCOME STATEMENT	Medusa Film S.p.A.	Taodue S.r.l.	Mediaset Investment NV	RadioMediaset S.p.A.	Radio Engineering Co S.r.l.	Radio Studio 105 S.r.l.	Radio Subasio S.r.l.	Radio Aut S.r.l.	Virgin Radio Italy S.p.A.
Revenues
Revenues from sales of goods and services	62,223	12,122	—	17,642	2,984	27,142	8,975	60	8,564
Other revenues and income	4,715	159	—	4,520	76	1,106	824	74	315
Total revenues	66,938	12,281	—	22,163	3,060	28,248	9,799	134	8,878
Costs
Personnel expenses	3,326	4,764	—	3,496	599	2,105	1,152	94	868
Purchases, services, other costs	21,113	11,455	37	12,447	2,298	17,067	4,812	108	9,272
Amortisation, depreciation and write-downs	26,612	7,293	—	340	59	895	1,304	25	686
Impairment losses and reversal of impairment on fixed assets	—	—	—	—	—	—	—	—	—
Total costs	51,052	23,512	37	16,283	2,955	20,067	7,268	226	10,826
EBIT	15,886	(11,231)	(37)	5,880	105	8,181	2,532	(92)	(1,948)
(Expenses)fincome from financial investments
Financial expenses	(1)	(224)	—	(1,050)	(12)	(142)	(2)	(1)	(80)
Financial income	14		—	3	—	10	1	—
(Expenses)/Income from equity investments	—	—	—	(933)	—	107	—	—	—
Total (expenses)/Income from financial investments	13	(224)	—	(1,980)	(12)	(24)	(1)	(1)	(80)
EBT	15,899	(11,455)	(37)	3,900	92	8,157	2,531	(94)	(2,028)
Income taxes	3,757	(2,644)	(9)	740	43	2,271	748	(30)	(472)
Net profit from continuing operations	12,141	(8.811)	(28)	3,160	49	5,885	1,783	(64)	(1,556)
Profit (loss) for the year	12,141	(8.811)	(28)	3,160	49	5,885	1,783	(64)	(1,556)

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

ASSETS	Advertisement 4 Adventures SLU	Concursos Multiplataformas S.A.	Conecta 5 Telecinco S.A.U.	Grupo Editorial Tele 5 SAU	Medset Film Sas	Mediacinco Carters SL	Mediaset Espana Comunicacion S.A.	Mediaset Investment SARL
Non current assets
Land, plants, equipment and other tangible fixed assets	—	—	193	—	—	—	57,686	1
Television and cinema rights	—	—	—	—	—	—	123,817	—
Goodwill and other intangible fixed assets	—	—	1,598	—	4,416	—	360,990	2
Equity investments and other financial non current assets	15,299	—	21	—	35	—	157,921	2,094
Tax assets	643	4	0	—		22,512	57,364	143
Total non current assets	15,941	4	1,812	—	4,451	22,512	757,778	2,239
Current assets
Inventories	—	—	—	—	—	—	9,753	—
Trade receivables	—	—	221	2,544	1	—	8,009	—
Other receivables and current assets	9	—	80	—	961	—	19,724	761
Intercompany current receivables	—	1,677	11,063	5,169	—	1,399	226,448	—
Current Financial Assets	—	—	—	—	—	14,890	30,762	818
Cash and cash equivalent	23	174	918	15	277	7	131,316	3,794
Total current assets	32	1,851	12,281	7,727	1,239	16,295	426,011	5,373

Non current assets available for sale	—	—	—	—	—	—	—	—

TOTAL ASSETS	15,973	1,855	14,093	7,727	5,689	38,808	1,183,790	7,612

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

LIABILITIES AND SHAREHOLDERS’ EQUITY	Advertisement 4 Adventures SLU	Concursos Multiplataformas S.A.	Conecta 5 Telecinco S.A.U.	Grupo Editorial Tele 5 SAU	Medset Film Sas	Mediacinco Cartera SL	Mediaset Espana Comunicacion S.A.	Mediaset Investment SARL
Shareholders’ Equity
Share Capital	55	60	62	120	545	50	163,718	21,471
Share premium reserve	10,941	—	1,301	—	—	189,953	313,235	—
Treasury shares	—	—	—	—	—	—	(0)	—
Profit/(loss) brought forward and other reserves	(4,396)	1,986	(405)	(1,677)	—	(153,929)	179,472	(11,465)
Evaluation reserves	1,820	—	—	—	—	—	—	—
Profit/(loss) for the year	106	(256)	1,456	5,967	(0)	(137)	175,089	(3,244)
TOTAL SHAREHOLDERS’ EQUITY	8,526	1,790	2,414	4,410	545	35,937	831,513	6,762
Non Current Liabilities
Post-employment benefit plans	—	—	—	—	—	—	—	—
Non Current Tax Liabilities	237	—	—	—	—	—	—	143
Loan and financial liabilities	—	—	6,000	—	—	—	9	—
Non Current Provision for risk and charges	—	—	11	—	—	—	10,555	—
Other Non Current Liabilities	—	—	—	—	—	—	100	—
Total Non Current Liabilities	237	—	6,011	—	—	—	10,663	143
Current Liabilities
Due to banks	—	16	—	—	—	—	—	—
Trade payables	11	87	1,939	63	210	—	133,885	12
Current Provision for Risk and Charges	—	—	—	—	—	—	—	—
Tax liabilities	0	0	128	1,169	—	0	21,495	449
Intecompany Current Liabilities	7,198	44	3,260	2,085	—	2,870	172,752	—
Other current financial liabilities	—	—	—	—	3,935	—	—	—
Other current liabilities	—	—	342	—	999	—	13,482	245
Total Current Liabilities	7,210	146	5,668	3,317	5,144	2,871	341,613	707
Non current liabilities related to current assets available for sale	—	—	—	—	—	—	—	—
TOTAL LIABILITIES	7,447	146	11,680	3,317	5,144	2,871	352,277	850
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	15,973	1,936	14,093	7,727	5,689	38,808	1,183,790	7,612

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

		Concursos
	Advertisement 4	Multiplataformas	Conecta 5	Grupo Editorial		Mediacinco Carters	Mediaset Espana	Mediaset
STATEMENT OF INCOME	Adventures SLU	S.A.	Telecinco S.A.U.	Tele 5 SAU	Medset Film Sas	SL	Comunicacion S.A.	Investment SARL
Revenues
Revenues from the sale of goods and services	—	115	14,021	10	—	—	787,031	—
Other revenues and income	—	0	3,309	8,246	—	0	17,480	20
Total Revenues	—	115	17,330	8,256	—	0	804,512	20
Costs
Personnel expenses	—	—	934	—	2,307	—	91,441	589
Purchases, services, other costs	49	147	13,642	300	(2,315)	2	401,740	753
Amortisation, depreciation and write-downs	—	309	1,153	—	—	—	192,851	8
Impairment losses and reversal of impairment on fixed assets	—	—	—	—	—	—	—	—
TOTAL COSTS	49	456	15,729	300	(8)	2	686,031	1,351
Gains/(Losses) from disposal of non current assets
EBIT	(49)	(340)	1,601	7,956	8	(2)	118,480	(1,331)
Income/(losses) from financing activity
Financial losses	(172)	(1)	(151)	(0)	(8)	(181)	(7,536)	(574)
Financial income	—	0	280	—	—	—	76,933	1,346
Income/(losses) from equity investments	—	—	—	—	—	—	17,930	(2,524)
Other income/(losses) from financing activity	363	—	(2)	—	—	—	268	2
Total Income/(Losses) from financing activity	190	(1)	127	(0)	(8)	(181)	87,595	(1,750)

EBT	141	(341)	1,728	7,956	(0)	(183)	206,075	(3,081)
Income taxes	35	(85)	272	1,989		(46)	30,986	163
NET RESULT FROM CONTINUING OPERATIONS	106	(256)	1,456	5,967	(0)	(137)	175,089	(3,244)
Gains/(Losses) from disposal of assets available for sale
NET RESULT FOR THE YEAR	106	(256)	1,456	5,967	(0)	(137)	175,089	(3,244)

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

		Premiere Megaplex			Publimedia Gestion	Radio 105 USA	Sogecable Editorial	Telecinco Cinema
ASSETS	Netsonic SL	SA	Publiespaña SAU	Publieurope Ltd	SAU	Corp.	S.L.U.	SAU
Non current assets
Land, plants, equipment and other tangible fixed assets	—	—	31	50	—	—	—	—
Television and cinema rights	—	—	—	—	—	—	—	15,062
Goodwill and other intangible fixed assets	—	—	346	—	—	—	—	0
Equity investments and other financial non current assets	—	—	2,090	—	—	—	6,655	—
Tax assets	—	—	1	—	—	—		—
Total non current assets	—	—	2,468	50	—	—	6,655	15,062
Current assets
Inventories	—	—	—	—	—	—	—	—
Trade receivables	—	—	200,765	1,619	—	—	—	9,877
Other receivables and current assets	—	—	261	866	1	13	0	147
Intercompany current receivables	—	—	121,908	6,412	2,690	—	—	4,908
Current Financial Assets	—	—	3,575	47,708	—	—	—	—
Cash and cash equivalent	—	—	32,395	1,402	7	124	16	366
Total current assets	—	—	358,904	58,007	2,698	137	17	15,298

Non current assets available for sale	—	—	—	—	—	—	—	—

TOTAL ASSETS	—	—	361,372	58,057	2,698	137	6,672	30,360

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

LIABILITIES AND SHAREHOLDERS’ EQUITY	Netsonic SL	Premiere Megaplex SA	Publiespaña SAU	Publieurope Ltd	Publimedia Gestion SAU	Radio 105 USA Corp.	Sogecable Editorial S.L.U.	Telecinco Cinema SAU
Shareholders’ Equity
Share Capital	—	—	601	7,697	61	—	331	160
Share premium reserve	—	—	—	—	—	—	—	4,877
Treasury shares	—	—	—	—	—	—	—	—
Profit/(loss) brought forward and other reserves	—	—	(14,626)	40,649	2,620	65	6,315	(8,774)
Evaluation reserves	—	—	—	—	—	—	—	—
Profit/(loss) for the year	—	—	64,495	5,897	13	29	4	1,969
TOTAL SHAREHOLDERS’ EQUITY	—	—	50,469	54,243	2,694	94	6,650	(1,768)
Non Current Liabilities
Post-employment benefit plans	—	—	—	—	—	—	—	—
Non Current Tax Liabilities	—	—	—	2	—	—	—	0
Loan and financial liabilities	—	—	—	—	—	—	—	28,500
Non Current Provision for risk and charges	—	—	1,503	—	—	—	—	28
Other Non Current Liabilities	—	—	—	—	—	—	—	1
Total Non Current Liabilities	—	—	1,503	2	—	—	—	28,529
Current Liabilities
Due to banks	—	—	—	—	—	—	—	—
Trade payables	—	—	13,703	420	—	43	—	1,828
Current Provision for Risk and Charges	—	—	40,148	—	—	—	—	—
Tax liabilities	—	—	732	607	0	—	0	54
Intercompany Current Liabilities	—	—	249,427	1,218	4	—	22	1,309
Other current financial liabilities	—	—	—	—	—	—	—	—
Other current liabilities	—	—	5,389	1,568	—	—	—	409
Total Current Liabilities	—	—	309,400	3,813	4	43	22	3,599
Non current liabilities related to current assets available for sale	—	—	—	—	—	—	—	—

TOTAL LIABILITIES	—	—	310,903	3,814	4	43	22	32,128

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	—	—	361,372	58,057	2,698	137	6,672	30,360

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

STATEMENT OF INCOME	Netsonic SL	Premiere Megaplex SA	Publiespaña SAU	Publieurope Ltd	Publimedia Gestion SAU	Radio 105 USA Corp.	Sogecable Editorial S.L.U.	Telecinco Cinema SAU
Revenues
Revenues from the sale of goods and services	—	—	928,218	33,082	(5)	520	—	23,766
Other revenues and income	—	—	52	—	10	6	10	354
Total Revenues	—	—	928,270	33,082	4	526	10	24,120
Costs
Personnel expenses	—	—	16,705	2,815	—	—	—	1,250
Purchases, services, other costs	—	—	821,792	22,920	336	492	3	5,197
Amortisation, depreciation and write-downs	—	—	(90)	34	(349)	5	—	14,806
Impairment losses and reversal of impairment on fixed assets	—	—	—	—	—	—	—	—
TOTAL COSTS	—	—	838,407	25,769	(13)	497	3	21,253
Gains/(Losses) from disposal of non current assets
EBIT	—	—	89,863	7,313	17	29	7	2,867
Income/(losses) from financing activity
Financial losses	—		(222)	—	(0)	—	(0)	(735)
Financial income	—	—	413	59	0	—	0	0
Income/(losses) from equity investments	—	—		—		—	—	—
Other income/(losses) from financing activity	—	—	(3,090)	157		—	(1)	(1)
Total Income/(Losses) from financing activity	—	—	(2,899)	216	(0)	—	(1)	(736)

EBT	—	—	86,964	7,529	17	29	6	2431
Income taxes	—	—	22,469	1,632	4		2	162
NET RESULT FROM CONTINUING OPERATIONS	—	—	64,495	5,897	13	29	4	1,969
Gains/(Losses) from disposal of assets available for sale
NET RESULT FOR THE YEAR	—	—	64,495	5,897	13	29	4	1,969

EXTRACT FROM THE RESOLUTIONS

ADOPTED BY THE SHAREHOLDERS’ MEETING

The Shareholders’ Meeting was held in single call on 18 April 2019.

Ordinary Part

A.            Financial Statements at 31 December 2018

With regard to item 1 on the approval of the Financial Statements at 31 December 2018 and allocation of profit for the year; Report on operations of the Board of Directors, of the Board of Statutory Auditors and of the Independent Auditors; presentation of the Consolidated financial statements at 31 December 2018; presentation of the Consolidated non-financial report at 31 December 2018, the Shareholders’ Meeting resolved:

to approve the Financial Statements at 31 December 2018, which closed with a profit for the year of EUR 111,843,478.68 (one hundred eleven million eight hundred forty-three thousand four hundred seventy-eight euro and seventy-eight cents), and the Report on operations of the Board of Directors, as well as to retain the earnings.

B.            Compensation Report, pursuant to article 123-ter of Italian Legislative Decree no. 58/1998

With regard to item 2, having taken into account the Compensation Report prepared by the Board of Directors in accordance with article 123-ter of the Italian Consolidated Finance Law and the implementation provisions issued by CONSOB, the Shareholders’ Meeting resolved:

to approve the first section of the report, which illustrates the Company’s policy on compensation paid to directors and key management personnel, in compliance with the above mentioned article 123-ter of the Consolidated Finance Law.

C.            Authorisation for the Board of Directors to purchase and dispose of treasury shares

With regard to item 3, concerning the authorisation for the Board of Directors to purchase and dispose of treasury shares, including in order to service stock option plans and other share-based medium-long term incentive and retention plans, after revoking the previous shareholders’ meeting authorisation given on 27 June 2018, the Shareholders’ Meeting resolved:

to grant the Board of Directors the power, including through trading in options or financial instruments, including derivatives, relative to the Mediaset share, to purchase up to a maximum of 118,122,756 (118 million 122 hundred 756) ordinary treasury shares of a nominal value of EUR 0.52 (zero point 52) each - amounting to 10% (ten per cent) of the share capital - in one or more lots, until the approval of the Financial Statements at 31 December 2019 and, in any case, for a period of no longer than 18 (eighteen) months from the date of the relative resolution of the General Meeting. The above amount is covered by available reserves as shown in the latest set of approved Financial Statements. Treasury shares already held in the portfolio will also be included in the calculation of the 10% limit of share capital.

•                  Purchase transactions shall be effected as follows:

•                  purchases will have to be effected in line with the operating methods detailed in Article 144-bis letter a), b), c) and d) ter of the Issuers’ Regulation. The acquisition price of the shares will be determined from time to time, considering the method chosen for executing the transaction, in compliance with

135

legal and regulatory provisions or permitted market practices, between a minimum and a maximum price that can be calculated based on the following criteria;

•                  if the treasury shares are bought on regulated markets, the purchase must take place at a price that meets the requirements of Art. 3(2) of Delegated Regulation 2016/1052/EU, i.e. at a price not exceeding the higher of the price of the last independent transaction and the price of the highest independent purchase offer on the market on which the offers to purchase are made, or conforming to the laws in force from time to time;

•                  in any case the purchases must be made at a price per share that is not more than 10% higher or lower than the price that the share would have recorded on the trading day prior to each operation, or the date on which the price was set;

•                  pursuant to Article 132, paragraph 3, of the Consolidated Finance Law, the aforementioned operating methods shall not apply to the purchase of treasury shares held by employees of the company or its subsidiaries and allocated or subscribed pursuant to Articles 2349 and 2441, paragraph eight, of the Italian Civil Code or part of compensation schemes based of financial instruments approved pursuant to Article 114-bis of the Consolidated Finance Law;

•                  purchases would have to be effected so as to ensure the equal treatment of all shareholders and in compliance with the methods provided for by law, including relevant EU law, as referred to in the Board of Directors’ Report to this Shareholders’ Meeting about this item on the agenda.

•                  In accordance with Art. 2357-ter of the Italian Civil Code, in compliance with current legislation and all regulations that may be applicable from time to time, as well as with the regulations issued by Borsa Italiana and all relevant EU regulations, the Board of Directors is authorised to:

a)             transfer treasury shares, whether purchased based on this resolution or already held by the Company, to the participants in the compensation plans, against payment or free of charge, at the terms and conditions - including the price, where applicable - established by those plans and their regulations. The authorisation referred to in this paragraph will be granted within the time limits set by the compensation plans;

b)             dispose of the shares, either purchased based on this resolution or already held by the Company, in accordance with one of the following procedures:

i)                 via cash transactions; in this case, the shares will be sold either through the stock exchange the shares are listed on, and/or over the counter at a price not lower than 90% of the price of the shares quoted on the stock exchange on the trading day preceding each individual transaction;

ii)              through swap, exchange, contribution or through other acts of disposition, within the context of business plans or corporate financing operations. If the financial terms and conditions of the transfer transactions, including the valuation of shares swapped, are not established by law they will be determined, with the aid of independent experts, based on the nature and characteristics of the transactions, taking into account the performance of Mediaset shares on the market.

The authorisation under this paragraph b) is granted with no time limit;

the Board of Directors and, through it, the Chairman, Deputy Chairman and Chief Executive Officer, separately and with powers of sub-delegation, are hereby granted all necessary powers to execute the resolutions under the above points, taking all required, appropriate, instrumental and/or relevant actions for their successful implementation thereof, as well as to comply with market disclosures required by relevant laws, including EU laws and admitted market practices applicable from time to time;

136

•                  it is expressly acknowledged that in application of the “whitewash” (Art. 44-bis, paragraph 2, Consob Resolution no. 11971/1999), the decision to authorise the purchase of treasury shares was approved by the majorities required by that provision and therefore the treasury shares purchased by the Company in execution of that authorisation resolution will not be excluded from the ordinary share capital (and will therefore be calculated within it) if, as a result of the purchases of treasury shares, a shareholder exceeds the material limits for the purposes of Article 106 of the Consolidated Finance Law.

Extraordinary Part

D.            Proposal to amend Article 7 of the Company Bylaws

With reference to point 4 on the amendment of Article 7 of the Company Bylaws concerning the increase in voting rights pursuant to Article 127-quinquies of Legislative Decree no. 58 of 24 February 1998, the Shareholders’ Meeting has resolved

1.              to amend Article 7 of the Company Bylaws as follows:

Article 7

“ 1.     The shares are registered, indivisible and freely transferable.

2.              Each share affords one voting right.

3.              In derogation of the provisions of paragraph 2 above, each share shall be entitled to a double vote (thus each share will be afforded two votes) if both of the following conditions are met: (a) the share was owned by the same person by virtue of a right in rem conferring the right to vote (full ownership with voting rights or bare ownership with voting rights or usufruct with voting rights) for a continuous period of at least twenty-four months; (b) fulfilment of condition (a) is confirmed by continuous registration in the special list specifically established for this purpose (the “Special List”) for a period of at least twenty-four months and also by a specific communication issued by the intermediary with whom the shares are deposited in accordance with current legislation, confirming the ownership of the shares as at the expiration date of the continuous period.

4.              The increase in voting rights will become effective at the earliest of: (i) the third day the market is open for business of the calendar month following that in which the conditions required by the company bylaws for the increase in voting rights have been fulfilled; or (ii) the “record date” of any meeting, determined in accordance with current legislation, subsequent to the date on which the conditions required by the company bylaws for the increase in voting rights have been met.

5.              The Company establishes and maintains the Special List at its registered office, in the form and with the content dictated by the applicable regulations and each shareholders wishing to benefit from the increase in voting rights must register on this list. To register on the Special List, entitled persons as per this article must submit a special application, attaching a communication confirming their share ownership, issued by the intermediary with whom the shares are deposited in accordance with current legislation. This confirmation can also cover only a part of the shares held by the holder. The increase may also be requested only for part of the shares held by the holder. For parties other than natural persons, the request must specify whether the party is subject to direct or indirect control by third parties and include the identification details of any parent company.

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6.              The Special List is updated by the Company by the third trading day after the end of each calendar month and, in any case, by the “record date” provided for by the applicable regulations, regarding the right to attend and vote at the shareholders’ meeting.

7.              The Company shall proceed with the removal of parties from the Special List in the following cases:

(i)             waiver by the interested party;

(ii)          communication from the interested party or the intermediary proving that the conditions for the increase in voting rights or the loss of ownership of the legitimate right in rem and/or of the relative right to vote no longer exist;

(iii)       ex officio, if the Company is informed of the occurrence of events indicating that the conditions required for incrementation of the voting right are no longer fulfilled or that ownership of the legitimating real right has been relinquished ad/or of the relative voting right has been lost.

8.              The increase in voting rights is no longer valid:

a)             if the share is transferred, whether against consideration or free of charge, it being understood that the term “transfer” also means the establishment of a pledge, usufruct or other lien on the share where this results in the loss of the shareholder’s voting rights. In the event of a sale against consideration or free of charge involving only a portion of the shares with increased voting rights, the transferor shall retain the increased vote on the shares that were not sold;

b)             in the case of direct or indirect transfer of controlling shareholdings in companies or entities that hold shares with increased voting rights in excess of the threshold provided for by Article 120, paragraph 2 of Legislative Decree no. 58/1998 (hereinafter, the “Change of Control”).

9.              The increased voting right:

a)             will be retained by the heir and/or legatee in the event of inheritance by reason of death;

b)             shall be retained the company resulting from the merger or beneficiary of the division, in the event of a merger or division of the shareholder;

c)              extends proportionally to newly issued shares in the event of a capital increase pursuant to Article 2442 of the Italian Civil Code and a capital increase through new contributions made through the exercise of the option right;

d)             may also be afforded to the shares allotted in exchange for those to which the increased voting rights are attributed in the event of a merger or division, where the draft terms of the merger or division so provide;

e)              it shall be retained in the event of a transfer from one portfolio to another of the UCITS managed by the same entity.

10.       In the cases referred to in points (c) and (d) of paragraph 9. above, the new shares shall acquire the majority of the voting rights: (i) for newly issued shares due to the holder in relation to shares for which the increase in voting rights has already vested, from the time of registration in the Special List, without the need for a completion of a further period of continuous possession; (ii) for newly issued shares due to the holder in relation to shares for which the voting majority has not yet vested (but is in the process of vesting), from the time of completion of the period of membership calculated from the original entry in the Special List.

11.       The right of the holder of the increased voting right to irrevocably renounce, at any time, in whole or in part, the increase in voting rights by means of a written communication to be sent to the

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Company always applies, it being understood that the increase in voting rights may be regained with respect to the shares for which it was renounced with a new entry in the Special List and the fulfilment of continuous membership of not less than 24 months.

12.       The increase in voting rights is also taken into account in determining the constituent and deliberative quorums that refer to share capital rates, but has no effect on the rights, other than voting rights, that accompany the possession of certain share capital rates.

13.       For the purposes of this Article, the concept of control shall be as described in the regulatory framework for listed issuers.

14.       The above is subject to the provisions regarding representation, entitlement and circulation of the shares applicable to securities traded on regulated markets.”

2.              a mandate is granted to the Board of Directors, with the right to sub-delegate, for the possible adoption of regulations for the management of the Special List referred to in art. 143-quater of the Issuers’ Regulations, which regulates the procedures for registration, keeping and updating it in compliance with the applicable rules and regulations and in any case, in such a way as to ensure the timely exchange of information between shareholders, issuer and intermediary and for the appointment of the person in charge of keeping the Special List;

3.              to grant the Board of Directors, with the right to sub-delegate, all the broadest powers necessary or appropriate to implement the above resolution, and to pursue all the actions and transactions necessary or appropriate for this purpose, including, by way of example only, those relating to:

•                  managing relations with any relevant body and/or authority;

•                  obtaining legal approval for the above resolution, with the right to introduce any amendments that may be required by the relevant authorities and/or by the Register of Companies when these are recorded therein.

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Mediaset Group

Compensation Report

MEDIASET

Written pursuant to Article 123-ter of Legislative Decree No. 58 of 24 February 1998, and pursuant to Article 84-quater of the Issuers Regulations, Consob Resolution No.11971 of 14 May 1999 and in accordance with Attachment 3A Charts 7-bis and 7-ter of said Regulations.

MEDIASET

Mediaset Group - Compensation Report

Contents

SECTION I	4

1. Introduction	4

1.1 Key elements of the compensation policy	5

2. Governance model	6
2.1. Bodies and/or individuals involved	6
2.2. Compensation Committee	6
2.3. Involvement of independent experts	9

3. Scope, purposes and principles of the compensation policy	9

4. Compensation of the delegated bodies and key management personnel	10
4.1. Structure of compensation	10
4.2. Fixed part	10
4.3. Variable short-term	11
4.3.1. Correlation mechanism	11
4.3.2. Objectives assigned	12
4.3.3. Plan clauses	14
4.4. Variable long term	14
4.4.1. Objectives assigned to the Deputy Chairman and Chief Executive Officer and Key Management Personnel	16
4.5. Benefits	17
4.6. Other payments	17
4.7. Pay-mix	17
4.7.1. Pay-mix of the Deputy Chairman and Chief Executive Officer	18
4.7.2. Pay-mix of Key Management Personnel	19
4.8. Pay in the event of the termination of a position or work relationship	19

5. Policy for non-executive directors	19

6. Other information	20

SECTION II	21

1. Delegated bodies	21
1.1 The Chairman	21
1.2 Deputy Chairman and Chief Executive Officer	21

2. Key Management Personnel	22

3. Board of Statutory Auditors	25

4. Compensation tables	26

2

Letter from the Chairman of the Compensation Committee

Dear Shareholders,

I am pleased to present the Compensation Report of Mediaset S.p.A. for the 2019 financial year, submitted to the vote of the Ordinary Shareholders’ Meeting of 18 April. I would like to take this opportunity to thank Committee members Marina Brogi and Francesca Mariotti for their valuable work and contributions.

The Compensation Committee, appointed following the renewal of the Board of Directors on 27 June 2018, continued the approach adopted in recent years to seek opportunities for improvement, with the objective of ensuring alignment with national and international best practices and guaranteeing a policy consistent with the Group’s structure and corporate strategy.

The positive reception of the Compensation Policy during the Shareholders’ meeting of 27 June 2018 confirmed the importance and effectiveness of continual engagement with shareholders and investors, which has led to a gradual and considerable increase in recent years in the level of disclosure concerning compensation packages for Company senior management and their relative evolution.

The Policy will therefore keep to this same approach, so it is always clearer and more transparent, and compensation tools can be even more effective as alignment with the strategy of attracting and retaining key resources and the creation of value for shareholders, also pursuing the objective of medium/long-term sustainability for the Group’s operations.

The 2019 Compensation Policy, in keeping with recent years, is extensive and includes advanced short and medium/long-term variable incentive systems, which have been revised in full with a view to continual improvement.

In a year that has been so significant for the Group in terms of financial performance, the Policy has been effective at correlating management salary levels with company results. All variable parts of compensation became operational for the first time, with the first-time issue of shares servicing the three-year incentive and loyalty plan approved by the Shareholders’ Meeting in 2015.

For 2019, proposals have been made to improve the mechanism for correlating the Group’s financial results and level of incentives that may be paid in the short term incentive system, identifying a single, standard mechanism between the Deputy Chairman and Chief Executive Officer and Key Management Personnel, in order to share the Group’s profitability objectives and make the operating profitability parameter more challenging compared to the system in use last year. The share-based medium/long-term Incentive and Loyalty Plan, approved by the Shareholders’ Meeting last year, also continued, with the second three-year cycle starting. Lastly, aspects related to the pay mix of various company performance scenarios were represented more clearly. I am convinced that the Policy for the 2019 financial year, which has been prepared following guidelines approved in the last shareholders’ meetings, will be understood and appreciated by you and I would like to thank you for your approval of them at the next Shareholders’ Meeting.

Milan, 12 March 2019

The Chairman of the Compensation Committee Andrea Canepa

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SECTION I

1. Introduction

This Report, approved by the Board of Directors on 12 March 2019, describes the principles and guidelines of Mediaset S.p.A.’s compensation policy and its implementation, on a transparent basis and in compliance with applicable standards and regulations.

On 4 March 2019, the Compensation Committee submitted to the Board of Directors a proposal for a general compensation policy.

The compensation policy is based on the conviction that there is a close connection between the compensation of delegated bodies and key managers, company performance and the creation of value over the medium and long term.

In this regard, the pursuit of a policy capable of ensuring full consistency between overall “management” compensation and company performance is a key element for meeting investor expectations and strengthening the confidence of all stakeholders.

The compensation policy, developed pursuant to the provisions of Consob Resolution no. 18049 of 23 December 2011 to implement Article 123-ter of Legislative Decree 58/1998 concerning the transparency of compensation paid to directors of listed companies, in accordance with the Procedure for Transactions with Related Parties adopted by the Group on 9 November 2010, is submitted for the approval of shareholders at the Shareholders’ Meeting also called to approve the 2018 Financial Statements.

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Mediaset Group - Compensation Report 1.1. Key elements of the compensation policy Per s o nn el to the significance of the scope of assigned Payout range: 10% - 125% (average) assum ing 25% fixed com ponent fixed make it possible, when some circumstances period (which corresponds to a 100% payout) as m axim um ) on allocation to LTI up period of one year 5 Co m po n ent Pu r po s es and m ain featu r es Ch air m an Dep u ty Ch air m an an d Ch ief Ex ec u tiv e Offic er K ey M an ag em en t Fix ed Compensates responsibilities assigned, experience and distinctive skills possessed. Is in line with the best market practices and such as to guarantee an adequate level of retention. 1.875.000 € 1.408.000 € Compensation linked the position Var iab le s h o r t-ter m Ensures a direct link between compensation and performance results; its purpose is to reward the achievement of corporate and personal objectives. The system of correlation with the Group's results ensures financial balance and the incentive function of the plan Mechanism of correlation with Group results Group Net Profit and EBIT Italy Perform ance Objectives Net financial position (50%) Defined according to responsibility Group EBIT (50%) Reference Budget (which corresponds to a 100% payout) Payout scale Performance range: 91% - 105% Target value (before LTI allocation) 500.000 € EUR 480,000 Target effect on fixed com pensation allocation to LTI 27% 26% Maxim um effect on assum ing 25% allocation to LTI 33% 32% Target effect on com pensation assum ing 50% allocation to LTI 18% 17% Maxim um effect on fixed com ponent assum ing 50% allocation to LTI 22% 22% Claw-back and Malus The plan's regulations allow the Company to utilise the claw-back and malus clauses, which occur, to request the return, in whole or in part, of sums already paid or to not pay them. Var iab le m ed iu m /lo ng - ter m Ensures the growth of the company's value and the achievement of results sustainable over time, the loyalty of the key personnel and the alignment of the objectives of management with those of the shareholders. The plan is activated by allocating a share of 25% or 50% SIA target bonus. This share is converted into rights to receive shares of the Company; at the same time, Mediaset attributes a corresponding number of rights to the beneficiary (matching). Perform ance Objectives Free Cash Flow of the Group accumulated during the three-year period (50%) Net result of the Group accumulated during the three-year period (50%) Reference Budget accumulated during the three-year Payout scale Performance range: 75% - 100% Target value according to individual choice Target effect (sam e fixed com pensation assum ing 25% 18% 17% Target effect (sam e as m axim um ) on fixed com pensation assum ing 50% allocation to LTI 36% 34% Vesting The performance is assessed with a time horizon of three years for each assignment cycle. Lock-Up 20% of the shares earned are subject to a lock-Claw-back and Malus The plan's regulations allow the Company to utilise the claw-back and malus clauses, which make it possible, when some circumstances occur, to request the return, in whole or in part, of shares already assigned or to not assign them

2. Governance model

2.1. Bodies and/or individuals involved

Mediaset’s compensation policy is defined clearly and transparently through a shared process involving the Board of Directors, the Compensation Committee, the Shareholders’ Meeting and the relevant company department (Human Resources and Operations Department).

The Board of Directors, following proposals by the Compensation Committee, establishes the general compensation policy for delegated bodies and Key Management Personnel.

On an annual basis, the Directors submit the Report on the compensation policy for directors and Key Management Personnel to the Shareholders’ Meeting for approval.

The Board of Directors is also directly responsible for implementing the policy for the compensation of delegated bodies.

Delegated bodies, within their area of responsibility, and the Human Resources and Operations Department, are responsible for the compensation policy for Key Management Personnel.

2.2. Compensation Committee

The Compensation Committee includes three non-executive, independent directors whose term in office lasts three years until the end of the term of office of the entire Board of Directors. Committee members include experts on financial matters. The Committee currently comprises:

Compensation Committee members
Andrea Canepa	Chairman	Independent Director
Marina Brogi	Member	Independent Director
Francesca Mariotti	Member	Independent Director

The Board of Directors assigned the following responsibilities to the Compensation Committee:

•                  to periodically review the adequacy, overall consistency and actual application of the general policy adopted for the compensation of the Chairman, Deputy Chairman and Chief Executive Officer, and Key Management Personnel, using, as regards the latter, information supplied by the Chairman, Deputy Chairman and Chief Executive Officer, and submitting the related proposals to the Board of Directors;

•                  to provide advance opinions on the proposals of the Board of Directors, and, on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning the compensation of the Chairman, Deputy Chairman and Chief Executive Officer and on setting performance objectives related to the variable component of the compensation It also monitors the application of decisions taken by the Board;

•                  to provide advance opinions on the proposals of the Board of Directors, and on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning the definition by Mediaset S.p.A.’s delegated bodies on the compensation of Key Management Personnel and of the other key executives of the Mediaset Group;

•                  to provide advance opinions on proposals of the Board of Directors, and on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning general regulations for allocating compensation (allocation, rejection or reversal) to employees of the companies of the Mediaset Group

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designated to fill positions in administrative and control bodies and/or in committees appointed by administrative bodies of Italian or foreign subsidiaries or investee companies;

•                       to make proposals to the Board of Directors concerning the criteria, beneficiary categories, quantities, terms, conditions and procedures for share-based compensation plans.

The Committee meets at the frequency required to fulfil its functions.

Normally, the Chairman and/or other members of the Board of Statutory Auditors participate in the meetings.

When fulfilling its functions, the Committee has the right to access the corporate information and departments as required to accomplish its tasks, and to utilise outside consultants who are not in a situation that would compromise the independence of their opinion, at the terms and within the limits set by the Board of Directors.

None of the directors participate in the meetings of the Committee in which proposals regarding their compensation are formulated.

During 2018, the Committee carried out the activities under its responsibility; among other things, it:

•                       carried out a market analysis on the remuneration of the Board of Directors and Committees, with the help of Willis Towers Watson, a specialized consulting firm, whose results were brought to the attention of the Board of Directors for the implementation of final considerations;

•                       examined the proposal to renew a three-year medium/long-term incentive plan, having essentially the same characteristics as the previous one;

•                       approved the proposal of the Compensation Report.

Since its appointment, on 28 June 2018, the Committee has:

•                       approved its Regulations;

•                       expressed a favourable opinion concerning the overall compensation of the Chairman, proposed by the Deputy Chairman and Chief Executive Officer, considering it appropriate and fitting for the executive position held; this agreement was assessed, also based on an opinion of market analysis from the consulting firm Willis Towers Watson; this opinion was then given to the Related Parties Committee and Board in order to determine compensation(1);

(1)           Further information is available in the press release of 27 July 2018 published on the Company’s website

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•                       acknowledged that on 27 June 2018 the Shareholders’ Meeting approved the 2018/2020 medium/long-term Loyalty and Incentive Plan and proposed that the Board of Directors approve the Plan Regulations, objectives and categories of beneficiaries for 2018, and subsequently took note of the allocation, by beneficiaries, of the part of annual variable compensation of the short term incentive;

•                       expressed a favourable opinion on the Chairman’s proposal concerning the compensation of the Deputy Chairman and Chief Executive Officer, considering the level of compensation commensurate with the role held and relative responsibilities;

•                       expressed a favourable opinion regarding the SIA (Annual Incentive System) performance objectives set for the 2018 financial year in connection with the variable component of the compensation of the Deputy Chairman and Chief Executive Officer;

•                       assessed the achievement of the financial objectives of the 2015-2017 medium/long-term Loyalty and Incentive Plan, at the end of the third and last year of the three-year cycle of the Plan approved by the Shareholders’ Meeting in 2015;

•                       conducted in-depth analyses following the vote of the Shareholders’ Meeting of 27 June 2018 on the agenda item relating to the Compensation Report, the positive outcome of which was the result of an improvement process started in 2016 with the help of the company Georgeson Sri, a company tasked with verifying the alignment of the Mediaset Group’s Compensation Policy with national and international best market practices and with the Proxy Advisor guidelines; in this regard, the Compensation Committee further developed actions taken, in which the Company redefined the Compensation Report over the last three years, also reviewing analyses on the observations of the Proxy Advisors;

•                       approved the proposal of the Deputy Chairman and Chief Executive Officer to pay a one-off bonus to the Key Executive Marco Giordani, for his involvement in the extraordinary review of the industrial perimeter and ownership structure of the Mediaset Group, carried out in 2018;

•                       assessed, also on the basis of information exchanged with the central Human and Operations Department, that the compensation policy approved by the Shareholders’ Meeting is consistently and actually applied.

During 2019, the Committee:

•                       monitored the ongoing engagement of competent functions with Proxy Advisors;

•                       made a proposal for the objectives and categories of beneficiaries of the 2018/2020 medium/longterm incentive plan, for the 2019 financial year;

•                       expressed a favourable opinion regarding the payment of the variable component to Key Management Personnel, as proposed by the Deputy Chairman and Chief Executive Officer;

•                       expressed a favourable opinion regarding the SIA (Annual Incentive System) performance objectives set for the 2019 financial year, in connection with the variable component of the compensation of the Deputy Chairman and Chief Executive Officer;

•                       approved the proposal of the Compensation Report.

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2.3. Involvement of independent experts

On a regular basis, both the relevant company department (Human Resources and Operations) and the Compensation Committee analyse the fairness and competitiveness of the compensation packages of the Chairman and of the Deputy Chairman and Chief Executive Officer, in overall terms and for each component. They also consult independent outside advisors and/or companies specialised in executive compensation that are recognised for their reliability and for the comprehensive nature of their databases used for national and international comparisons and their use of standard methodologies to assess the complexity of assigned roles and powers.

Although no independent experts took part in the preparation of the compensation policy, this report was defined also taking into account the results of activities carried out by the company Georgeson S.r.l., appointed as from 2016 to identify the main critical aspects of the Mediaset compensation policy with respect to the “suggested guidelines for professional investors and proxy advisors”, referred to in the previous paragraph.

3. Scope, purposes and principles of the compensation policy

Mediaset compensation policy sets principles and guidelines for establishing the compensation of:

•   Delegated bodies

•   Key Management Personnel

•   Non-executive and independent directors.

With specific reference to the delegated bodies and key management personnel, it is inspired by the following guiding principles:

Alignment with the business strategy

Strengthening values, capabilities, and conducts, aligning them with the business strategies, by recognising the responsibility and crucial nature of the position held, results achieved, and quality of professional contribution. The structure of the overall compensation includes a balanced package of fixed and variable, material and non-material components.

Attract and retain high- value personnel

Mediaset believes the compensation policy is a key vehicle for attracting, retaining and motivating key resources and for contributing to the creation of sustainable value over the medium and long term for all stakeholders. To this end, the compensation policy is structured to guarantee competitiveness with the outside market and to ensure internal equity, also consistently with the defined performance levels.

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Link with performance and value creation

The ongoing use of a variable component of the compensation, split into a short- term and a medium/long-term (share-based) component, makes the compensation policy consistent with the medium/long-term interest of the Company and its shareholders.

4. Compensation of the delegated bodies and key management personnel

4.1. Structure of compensation

The structure of the compensation of delegated bodies, with the exception of the Chairman, and Key Management Personnel, comprises the following components:

Fixed part	•	it is defined with reference to the responsibilities assigned and distinctive competencies possessed
	•	it is monitored periodically against market benchmarks to guarantee an adequate level of retention

Variable short-term	•	it ensures a direct link between compensation and performance results; its purpose is to reward the achievement of corporate and personal objectives

Variable medium/long- term	•

it ensures the growth of the company’s value and the achievement of results sustainable over time, the loyalty of the key personnel and the alignment of the objectives of management with those of the shareholders

Benefits	•

they include non-monetary forms of compensation, complementing the other compensation elements; they provide competitive advantage and address the various needs of the executive (welfare and improved quality of life)

With reference to the Chairman, as part of the overall agreement to revise his appointment made in July 2018(2), his salary package was reviewed to include a single fixed part (compensation for the position) and benefits.

4.2. Fixed part

The fixed compensation of the delegated bodies and key management personnel is defined in relation to the responsibilities assigned, the complexity of the position, the experience and distinctive competence of each person. It is periodically monitored against market benchmarks, in particular through the use of compensation databases prepared by a leading consulting firm specialized in compensation, in order to ensure adequate retention. The weight of the fixed component, a distinctive characteristic of Mediaset, is instrumental in preventing actions based on short-term opportunities.

(2) Further information is available in the press release of 27 July 2018 published on the Company’s website

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The fixed part is subdivided into:

•             Gross annual compensation (GAC), related to the significance of the position, which the Delegated Bodies and Key Management Personnel receive if they are employees of the company

•             Compensation the delegated bodies receive for the position of directors charged with specific tasks and key management personnel as directors. For the latter, in addition, from time to time, the pertinent company body can set compensations for directors charged with specific tasks.

4.3. Variable short-term

Starting from 2017, the Mediaset Group has introduced a new Annual Incentive System, called SIA, applicable to the Deputy Chairman and Chief Executive Officer, Key Management Personnel and to all Group executives. This system has the main objective of strengthening and guaranteeing the alignment between how individuals act and short-term company objectives.

The SIA plan is governed by a specific Regulation, distributed to each participant, which details all the principles underlying the system, including the accessory clauses provided by the best practices on incentive matters.

In particular, the system assigns objectives to each participant, referred to their areas of organisational responsibility; the level of attainment of these individual objectives determines the actual level of the bonus awarded in relation to a target value assigned to each manager. This target value may be penalised if certain levels of profitability are not reached, as explained below.

4.3.1. Correlation mechanism

As from 2019, the plan has a single mechanism, for the Deputy Chairman and Chief Executive Officers and for Key Management Personnel, to correlate the Group’s financial results and level of incentives to award, that may be determined by reducing the target value based on the trend of two financial parameters, Group Net Profit and EBIT for Italy. Besides being consistent with the principle of internal fairness, this single mechanism makes it possible to align managerial action with achieving challenging, shared performance goals, for all system participants.

In particular:

•                       If Group Net Profit is negative, the short term variable part will not be paid for the Deputy Chairman and Chief Executive Officer, while it will be decreased by 50% for Key Management Personnel

•                       If Group Net Profit is positive, the target value may be reduced based on the deviation of EBIT Italy from the company budget value, according to the following scale:

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The mechanism of correlating the system with company results, described above and illustrated below, makes it possible - in the case of unsatisfactory company results - to reduce the actual chance of receiving a bonus to nil for the Deputy Chairman and Chief Executive Officer, and to 50% for Key Management Personnel.

4.3.2. Objectives assigned

Depending on the responsibilities associated with the role, quantitative objectives of a mainly financial nature, set out in a specific sheet and each with a defined relative weight, are assigned to each recipient of the system, as explained in the following paragraphs.

For the purpose of paying the incentive, relative performance in percentage terms is measured independently for each objective, after applying any penalisation based on the mechanism of correlating the target to company results. A correlation scale is applied to it which determines the relative payout level. This scale rewards performance at least equal to 91%, which corresponds to the payment of 10% of the value of the bonus associated with each objective. On the other hand, the maximum payment is earned

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when a performance of 105% is achieved; this level corresponds to the payment of 125% of the bonus value associated with each objective.

The following graph shows the relation between system payout and performance, which is applied to all objectives assigned for all system participants:

The quantitative objectives are assigned to the Deputy Chairman and Chief Executive Officer and Key Management Personnel depending on the responsibilities related to the role and mainly consist of financial objectives. The objectives allocated for 2019 to the Deputy Chairman and Chief Executive Officer and each Key Manager who is a beneficiary of the SIA system are summarized below, aggregated by type:

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To each indicator, the performance-payout correlation scale is applied, which can increase by up to 125% the maximum payout associated with the achievement of each objective.

The target performance objective of each indicator is represented by the annual Budget value approved by the Board of Directors, which is associated with a 100% payout. These values are not explained as they are price sensitive information.

4.3.3. Plan clauses

The Plan regulation provides for a malus clause that gives the Company the right not to award the bonus, in whole or in part, in the event of deterioration of the Group’s financial position and/or if the Performance Objectives were determined based on data that have subsequently proved to be manifestly incorrect. In the latter case, a claw-back clause is also provided, which also applies if it is found that performance targets have been achieved on the basis of fraudulently falsified data.

Upon the occurrence of extraordinary events that have a material impact on the relevance and consistency of the Performance Targets, the Company’s Board of Directors may consider whether to make appropriate adjustments to the final figures of the correlation parameters and/or performance targets aimed at keeping the Plan’s material and economic content unchanged.

4.4. Variable long term

On 27 June 2018, the Shareholders’ Meeting approved a new medium/long-term incentive plan, with the same characteristics and aims as the previous plan approved in 2015. The main targets are:

•                       to ensure the growth of the value of the Company by aligning the interest of management with those of the shareholders;

•                       to motivate management to achieve results that can be sustained over time

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•                  to ensure the loyalty of key personnel in order that they remain within the Group;

•                  to ensure an adequate level of competitiveness of the compensation in the employment market.

The Plan is intended for the Deputy Chairman and Chief Executive Officer, Key Management Personnel and executives in first and second line management who hold strategically important positions, with a major impact on value creation for the Mediaset Group and shareholders. Recipients, who were 29 last year, are selected by the Board of Directors on the proposal of the Compensation Committee.

The plan consists in granting rights to receive free common shares of Mediaset S.p.A. (performance shares) at the end of a three-year vesting period, on condition of achieving pre-determined performance levels. More specifically, the plan provides for the attribution of base rights and matching rights.

Base rights are determined depending on the choice of each recipient to assign one quarter or one half of the target bonus of his/her short-term incentive plan to the medium/long-term incentive plan. The beneficiary receives 1 additional matching right for each base right deriving from deferring one share of his/her short-term target bonus.

One common share of Mediaset corresponds to each right. The actual maturing of the rights, and therefore of the corresponding shares, is subject to:

•                  continuity of the employment relationship during the three-year vesting period

•                  degree of achievement of the performance objectives of the plan.

The plan operates over three three-year granting cycles with assignment of the rights in the years 2018, 2019, and 2020 and provides, at the end of the 36-month vesting period, for a one-year lock-up period for 20% of any shares that might be assigned. The graph below shows the operating mechanism of the Plan, also in relation to the implementation of the medium/long-term incentive plan in force in 2015, 2016 and 2017.

In 2019:

•                  the lock-up clause relative to shares assigned in 2018 (rights assigned in the first cycle of the 2015-2017 Plan), will expire

•                  rights relative to the second cycle of the 2015-2017 Plan will be converted into shares, based on the level of achievement of company objectives and employment relationship

•                  rights relative to the second three-year cycle of the 2018-2020 Plan will be assigned

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4.4.1. Objectives assigned to the Deputy Chairman and Chief Executive Officer and Key Management Personnel

For all recipients, the plan is linked to the following performance objectives:

The medium/long-term incentive system rewards a performance range (calculated as the weighted average of the 2 objectives) between 75% and 100%, corresponding respectively to the vesting of 50% and 100% of the assigned rights. In the event of intermediate results, a share of the rights will vest while no rights will vest over 100% in case of over-performance.

The plan regulation includes a malus clause that allows the Company to not assign, in whole or in part, the shares matured, if the financial or balance sheet situation of the Group deteriorates significantly. In addition, there are claw-back clauses in the event that rights mature on the basis of data that turn out to be incorrect or forged.

20% of the shares deriving from the plan are subject to a 12 month lock-up period, during which the beneficiaries may not dispose of the shares matured (no-sale or no-transfer constraint).

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4.5. Benefits

To complement the compensation package, Mediaset offers non-monetary benefits mostly in the area of social security and assistance and to supplement the provisions of national employment agreements: supplementary health care plan, insurance for accidents, life and permanent disability caused by illness, company vehicle. In keeping with best practices, a third-party civil liability insurance policy is also offered to executives covering their duties in their capacity both as managers and directors.

4.6. Other payments

Key Management Personnel are the beneficiaries of a non-compete agreement which provides for a consideration paid annually and based on the duration and scope of the obligation derived from the agreement. By this agreement, beneficiaries undertakes not to perform their activity in competition with those carried out within the sphere of their responsibilities in the Mediaset Group, in Italy and in foreign countries where the Group has operations, under penalty of returning all the shares received under the non-compete agreement.

These agreements, that are entered into during the working relationship, have been in force for several years. The Company has established that starting from 2017 any new non-compete agreements signed will provide for the payment to be made at the end of the employment relationship, at which time the non- competition constraint will become effective.

No payment is envisaged of discretional bonuses rewarding performance that refer to previously planned objectives, which will be managed through short and long-term incentive plans.

In the event an Executive Director has to be rewarded for exceptional results obtained as part of extraordinary transactions (concerning for example revision of the Group’s scope), such decision will be the subject of a specific resolution by the Board of Directors, after consulting with the Compensation Committee. In any case, payments may not exceed the annual target value of the short term incentive system.

4.7. Pay-mix

The following graphs illustrate the overall Pay-mix, target and maximum, of the Deputy Chairman and Chief Executive Officer and Key Management Personnel, determined by the compensation components described in the previous paragraphs.

The Pay-mix composition is shown in the different scenarios that may occur:

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•                       based on the individual choice of the short-term incentive share (SIA) to be allocated to the medium/long-term incentive system (LTI);

•                       based on the values that the short-term incentive can take based on the performance obtained.

For the purposes of representation, full satisfaction of conditions for access to the incentive system are hypothesized, excluding therefore any ex ante penalties on the target.

More specifically, the pay-mix results of the following 4 cases are presented:

If company and individual objectives are not met or not met to a sufficient extent, both the short and medium/long-term variable components may be entirely cancelled, with compensation only comprising the fixed components.

4.7.1. Pay-mix of the Deputy Chairman and Chief Executive Officer

The following graphs show the overall pay-mix of the Deputy Chairman and Chief Executive Officers in the four scenarios examined.

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4.7.2. Pay-mix of Key Management Personnel

As in the previous paragraph on delegated bodies, the following graphs show the overall pay-mix of key management personnel in the four scenarios examined

4.8. Pay in the event of the termination of a position or work relationship

The Company policy is to not set in advance the financial aspects of any early termination of the relationship or mandate(3). However, in line with market practice, compensation paid in case of termination/resolution of the work relationship does not exceed 24 months of overall compensation, in addition to the amounts provided for by applicable legislation on the termination of employment in case the key manager is an employee of the company.

5. Policy for non-executive directors

Non-executive and/or independent directors receive fixed annual compensation and a fee for attending meetings of the bodies concerned. This compensation is commensurate with the obligation required and the performance of assigned activities.

However, there is no variable compensation component.

The annual fixed compensation set in the Shareholders’ Meeting of 27 June 2018 is EUR 40,000, in addition to an attendance fee of EUR 3,000 (increased to EUR 4,000 for the position of Chair) for attending each meeting of the Related Parties Committee and Board Committees with advisory functions. Pursuant to the Bylaws, the members of the Board of Directors are entitled to be reimbursed the expenses incurred for reasons due to the exercise of their position.

(3) As disclosed to the market, on 27 July 2018, in the agreement terminating the employment of the senior executive Fedele Confalonieri a “severance indemnity” was established in advance and on an exceptional basis, to be paid when the Chairman steps down from office or if he is not re-appointed. This amount, totalling EUR 8.5 million gross, was determined as recognition of the extraordinary contribution made by the Chairman since the Group was established.

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6.  Other information

This policy was prepared with regard to the Issuer and taking into consideration the characteristics and unique features of the situation as well as specific activities without using other companies as a reference.

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SECTION II

Part one

This section of the report describes the implementation of the 2018 policy for delegated bodies and for key management personnel; the purpose is to highlight its consistency with the general policy described in Section I.

1. Delegated bodies

1.1. The Chairman

Mr Fedele Confalonieri received a compensation broken down as follows:

•                 fixed component: equal to EUR 2,568,274.13, of which gross annual compensation (GAC) equal to EUR 906,274.13, compensation for the position held throughout 2018 equal to EUR 1,662,000 (including compensation for the position of Chairman of the Board of Directors). The Chairman also received compensation of EUR 75,000 as director of the subsidiary Mediaset España;

•                 benefits: the non-monetary benefits package allocated to the Chairman was valued at EUR 8,917.59

•                 other payments: in 2018 the Chairman was paid the consideration for the non-compete agreement amounting to EUR 300,000 (in Table 1, shown in the second part of the Section, this amount is included in fixed compensation as an employee).

No one-off bonus was paid in 2018.

Moreover, on 27 July 2018, as disclosed to the market(4), an agreement was signed with the Chairman for the termination of his contract as an executive employed by the company, waiving all rights related to variable components of compensation, including rights relative to medium/long-term incentive plans assigned in previous years, which provided for the payment of EUR 6,500,000 as “additional post-employment benefit”. At the same time as the termination of the employment relationship, Fedele Confalonieri received post-employment benefit of EUR 22,500.82.

1.2. Deputy Chairman and Chief Executive Officer

Pier Silvio Berlusconi received a compensation broken down as follows:

•                 fixed component: equal to EUR 1,402,914.21, of which gross annual compensation (GAC) equal to EUR 374,914.21, compensation for the position held throughout 2018 equal to EUR 1,028,000 (including compensation for the position of Director;

•                 variable short-term component: equal to EUR 312,500;

•                 variable medium/long-term component: on 11 September 2018, the Board of Directors of Mediaset attributed 191,740 rights, implementing the medium/long-term plan, which are added

(4) Further information is available in the press release of 27 July 2018 published on the Company’s website

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to the 271,925 rights attributed in 2016 and 2017; 114,154 Mediaset shares relative to rights attributed in 2015 were also assigned;

•                 benefits: the non-monetary benefits package allocated to the Deputy Chairman was valued at EUR 3,507.96;

•                 other payments: no one-off bonus was paid in 2018.

2.  Key Management Personnel

Key managers are:

Last name	First name	Position at company
Marco	Giordani

Central Manager of Administration, Finance, Control, and Business Development of Mediaset S.p.A., Chief Executive Officer of RTI S.p.A., Chairman of Mediaset Premium S.p.A., Chairman of Monradio S.r.l., Chairman of RadioMediaset S.p.A and Chairman of Radio Virgin Italy S.p.A.

Gina	Nieri	Manager Institutional and Legal Affairs and Strategic Analysis Department of Mediaset S.p.A. and Deputy Chairman of RTI S.p.A.

Niccolò	Querci	Central Manager of Human Resources and Operations of Mediaset S.p.A., Deputy Chairman of RTI S.p.A., and Deputy Chairman of Publitalia ‘80 S.p.A.

Stefano	Sala	Chief Executive Officer of Publitalia ‘80 S.p.A., Chief Executive Officer of Digitalia ‘08 S.r.l., Chief Executive Officer of Publieurope Limited and Deputy Chairman of Mediamond S.p.A.

Marco Giordani received a compensation broken down as follows:

•                 fixed component: equal to EUR 846,101.76, of which gross annual compensation (GAC) of EUR 818,101.76 received as an employee of Mediaset and compensation as director of EUR 28,000. He also received compensation of EUR 75,000 as director of the subsidiary Mediaset España;

•                 variable short-term component: equal to EUR 250,000;

•                 variable medium/long-term component: on 11 September 2018, the Board of Directors of Mediaset attributed 153,392 rights, implementing the medium/long-term plan, which are added to the 217,540 rights attributed in 2016 and 2017; 57,076 Mediaset shares relative to rights attributed in 2015 were also assigned;

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•                 benefits: the non-monetary benefits package allocated was valued at EUR 4,795.25;

•                  other payments: equal to EUR 100,000, as compensation for the Non-Compete Agreement (in Table 1, in the second part of the Section, this amount is included in fixed compensation as an employee).

Moreover, Marco Giordani received a one-off bonus of EUR 150,000 for his involvement in the extraordinary review of the industrial perimeter and ownership structure of the Mediaset Group, carried out in 2018. In keeping with the compensation policy, this bonus was specifically approved by the Board of Directors, after consulting with the Compensation Committee.

Gina Nieri received a compensation broken down as follows:

•                  fixed component: equal to EUR 797,493.66, of which gross annual compensation (GAC) of EUR 769,493.66 received as an employee of Mediaset and compensation as director of EUR 28,000. She also received compensation of EUR 52,500 as director of the subsidiary Mediaset España;

•                  variable short-term component: equal to EUR 156,250;

•                  variable medium/long-term component: on 11 September 2018, the Board of Directors of Mediaset attributed 95,870 rights, implementing the medium/long-term plan, which are added to the 135,962 rights attributed in 2016 and 2017; 57,076 Mediaset shares relative to rights attributed in 2015 were also assigned;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 4,703.76;

•                  other payments: equal to EUR 100,000, as compensation for the Non-Compete Agreement (in Table 1, in the second part of the Section, this amount is included in fixed compensation as an employee).

No one-off bonus was paid in 2018.

Mr Niccolò Querci received a compensation broken down as follows:

•                  fixed component: of EUR 885,417.70 of which gross annual compensation (GAC) of EUR 857,417.70 received as an employee of R.T.I. and compensation as director of Mediaset of EUR 28,000. He also received compensation of EUR 52,500 as director of the subsidiary Mediaset España;

•                  variable short-term component: equal to EUR 241,313;

•                  variable medium/long-term component: on 11 September 2018, the Board of Directors of Mediaset attributed 52,728 rights, implementing the medium/long-term plan, which are added to the 74,779 rights attributed in 2016 and 2017; 28,538 Mediaset shares relative to rights attributed in 2015 were also assigned;

•                 benefits: the non-monetary benefits package allocated was valued at EUR 5,005.65;

•                 other payments: equal to EUR 100,000, as compensation for the Non-Compete Agreement (in Table 1, in the second part of the Section, this amount is included in fixed compensation as an employee).

No one-off bonus was paid in 2018.

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Stefano Sala received a compensation broken down as follows:

•                  fixed component: amounting to EUR 1,552,310.59, of which the gross annual compensation (GAC) was EUR 1,224,310.59 received as employee of Publitalia ‘80, compensation as director of Mediaset amounting to EUR 28,000, and compensation for the position held at Publitalia ‘80 amounting to EUR 300,000.

•                  variable short-term component: equal to EUR 404,000;

•                  variable medium/long-term component: on 11 September 2018, the Board of Directors of Mediaset attributed 306,784 rights, implementing the medium/long-term plan, which are added to the 305,727 rights attributed in 2016 and 2017; 68,492 Mediaset shares relative to rights attributed in 2015 were also assigned;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 3,714.44.

•                  other payments: equal to EUR 200,000, as compensation for the Non-Compete Agreement (in Table 1, in the second part of the Section, this amount is included in fixed compensation as an employee).

No one-off bonus was paid in 2018.

Moreover, the compensation received by the following Key Management Personnel, only for the period when they were on the Board of Mediaset is indicated below:

Last name	First name	Position at company
Giuliano Adreani

Chairman of Publitalia ‘80 S.p.A., Digitalia ‘08 S.r.l., Mediamond S.p.A. and Publieurope Limited, Board Director of Mediaset S.p.A. until 27/06/2018, Board Director of Mediaset España until 18 April 2018.

Mauro Crippa		News General Manager for R.T.I. S.p.A., Board Director of Mediaset S.p.A. until 27/06/2018

Giuliano Adreani received the following compensation:

•                  for his position as board director of Mediaset EUR 8,000;

•                  for his position as Chairman of Publitalia, EUR 500,000 and of Digitalia, EUR 100,000;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 17,088.65.

He also received compensation of EUR 22,500 as director of the subsidiary Mediaset España.

Mauro Crippa received a compensation broken down as follows:

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•                  fixed component: of EUR 338,983.34 of which gross annual compensation (GAC) of EUR 330,983.34 received as an employee of R.T.I. and compensation as director of Mediaset of EUR 8,000.

•                  variable short-term component: equal to EUR 96,938;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 2,349.43;

•                  other payments: equal to EUR 50,000, as compensation for the Non-Compete Agreement (in Table 1, in the second part of the Section, this amount is included in fixed compensation as an employee).

3.  Board of Statutory Auditors

The Shareholders’ Meeting allocates fixed compensation to each member of the Board of Statutory Auditors.

The Shareholders’ Meeting of 28 June 2017 confirmed Mr Mauro Lonardo as the Chairman of the Board of Statutory Auditors and appointed Ezio Maria Simonelli and Francesca Meneghel as regular auditors, establishing an annual gross compensation of EUR 60,000 for the regular auditors and of EUR 90,000 for the Chairman. Pursuant to the Bylaws, the members of the Board of Statutory Auditors are entitled to being reimbursed the expenses incurred to fulfil the assignment.

The Board of Statutory Auditors as appointed will remain in office until the Shareholders’ Meeting to approve the 2019 financial statements.

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Mediaset Group - Compensation Report Part two 4. Compensation tables Part two provides a breakdown of compensation paid during the Reference Year, for any purpose and in any form, by the company, subsidiaries and associates. Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of office profits (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) The amount was paid as an employee (***) the amount paid as Severance Indemnity is equal to EUR 6,500,000.00, of which EUR 200,000.00 as a settlement bonus, in addition to the amount paid as post-employment benefit amounting to EUR 22,500.82 (ShC) compensation assigned by shareholders (Att) Attendance fees for participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration for performance of specific responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 26 (III) Total 2.988.274,13 41.000,00 8.917,59 3.038.191,72 6.522.500,82 Partial compensation from subsidiaries and associates (ShC) 75.000,00 (EC) 4.000,00 (Att) 24.000,00 (RCC) 20.000,00 (Lre) (GNC) (Csr) (CC) 8.000,00 (Sal) (IC) (II) Compensation from subsidiaries and associates 99.000,00 32.000,00 131.000,00 Partial compensation in company preparing the accounts (ShC) 42.000,00 (EC) 9.000,00 (Att) 21.000,00 (RCC) (Lre) (GNC) (Csr) 1.620.000,00 (CC) (Sal) 1.206.274,13 (IC) (I) Compensation in company preparing the accounts 2.889.274,13 9.000,00 8.917,59 2.907.191,72 6.522.500,82 First and last name Office Period office held Termination of office Fixed compensation Compensati on for participation in committees Variable non equity compensation Non-monetary benefits Other compens ation Total Fair value of equity compensati on Leaving/end benefits (***) Bonuses and other incentives Share of Fedele Confalonieri Chairman BOD 01/01/2018 31/12/2018 Approval 2020 financial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of office profits (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) Amount, arising from the Annual Incentive System, was paid as an employee (accrued 2018 paid 2019) (***) The amount was paid as an employee (ShC) compensation assigned by shareholders (Att) Attendance fees for participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration for performance of specific responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) office benefits profits financial (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance fees for participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration for performance of specific responsibilities (pursuant to Article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors for Related-Party Transactions 27 (III) Total 34.000,00 34.000,00 Partial compensation from subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation from subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 28.000,00 (EC) (Att) 6.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 34.000,00 34.000,00 First and last name Office Period office held Termination of office Fixed compensation Compensatio n for participation in committees Variable non equity compensation Non-monetary benefits Other compensat ion Total Fair value of equity compensation Leaving/end of Bonuses and other incentives Share of Marina Berlusconi Director 01/01/2018 31/12/2018 Approval 2018 statements (III) Total 1.416.914,21 4.000,00 312.500,00 3.507,96 1.736.922,17 460.392,00 First and last name Office Period office held Termination of office Fixed compensation Compensatio n for participation in committees Variable non equity compensation Non-monetary benefits (***) Other compensat ion Total Fair value of equity compensati on Leaving/end benefits Bonuses and other incentives (**) Share of Pier Silvio Berlusconi Deputy Chairman and Chief Executive Officer 01/01/2018 31/12/2018 Approval 2020 financial statements Partial compensation in company preparing the accounts (ShC) 28.000,00 (EC) 4.000,00 (Att) 14.000,00 (RCC) (Lre) (GNC) (Csr) 1.000.000,00 (CC) (Sal) 374.914,21 (IC) (I) Compensation in company preparing the accounts 1.416.914,21 4.000,00 312.500,00 3.507,96 1.736.922,17 460.392,00 Partial compensation from subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation from subsidiaries and associates

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of office profits financial (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance fees for participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration for performance of specific responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (**) The expenses incurred as a result of the office amount to EUR 2,380.35 of which EUR 749.75 paid in 2019 (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of office profits financial (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance fees for participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration for performance of specific responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 28 (III) Total 20.000,00 16.000,00 36.000,00 Partial compensation from subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation from subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 20.000,00 (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) 16.000,00 (Sal) (IC) (I) Compensation in company preparing the accounts 20.000,00 16.000,00 36.000,00 First and last name Office Period office held Termination of office Fixed compensatio n Compensatio n for participation in committees Variable non equity compensation Non-monetary benefits Other compensatio n Total Fair value of equity compensatio n Leaving/end benefits Bonuses and other incentives Share of Andrea Canepa Director 27/06/2018 31/12/2018 Approval 2020 statements (III) Total 20.000,00 40.000,00 60.000,00 Partial compensation from subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation from subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 20.000,00 (EC) (Att) 20.000,00 (RCC) 12.000,00 (Lre) (GNC) (Csr) (CC) 12.000,00 (Sal) (IC) 16.000,00 (I) Compensation in company preparing the accounts 20.000,00 40.000,00 60.000,00 First and last name Office Period office held Termination of office Fixed compensatio n (**) Compensatio n for participation in committees Variable non equity compensation Non-monetary benefits Other compensati on Total Fair value of equity compensatio n Leaving/end benefits Bonuses and other incentives Share of Marina Brogi Director 27/06/2018 31/12/2018 Approval 2020 statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of office financial (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance fees for participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration for performance of specific responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (**) The expenses incurred as a result of the office amount to EUR 2,990.35 (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 29 (III) Total 20.000,00 9.000,00 29.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 20.000,00 (EC) (Att) (RCC) 9.000,00 (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 20.000,00 9.000,00 29.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Cos tanza Es clapon de Ville ne uve Director 27/06/2018 31/12/2018 Approval 2020 f inancial statements (III) Total 20.000,00 12.000,00 32.000,00 Partial compensation from subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation from subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 20.000,00 (EC) (Att) (RCC) (Lre) (GNC) 12.000,00 (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 20.000,00 12.000,00 32.000,00 First and last name Office Period office held Termination of office Fixed compensation (**) Compensatio n for participation in committees Variable non equity compensation Non-monetary benefits Other compensati on Total Fair value of equity compensatio n Leaving/end benefits Bonuses and other incentives Share of profits Raffaele Cappiello Director 27/06/2018 31/12/2018 Approval 2020 statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its es(Lre) (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) Amount, arising f rom the Annual Incentive System, w as paid as an employee f or EUR 250,000.00 and EUR 150,000.00 as a one-of f bonus (relative to 2018, paid in 2019) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code" (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 30 (III) Total 1.057.101,76 28.000,00 400.000,00 4.795,25 1.489.897,01 382.053,00 Partial compensation f rom subsidiaries and associat (ShC) 75.000,00 (EC) (Att) 24.000,00 (RCC) 20.000,00 (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates 99.000,00 20.000,00 119.000,00 Partial compensation in company preparing the accou (ShC) 28.000,00 (EC) 8.000,00 (Att) 12.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) 918.101,76 (IC) (I) Compensation in company preparing the accounts 958.101,76 8.000,00 400.000,00 4.795,25 1.370.897,01 382.053,00 First and last name Office Period of f ice held Termination of office Fixed compensatio n Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its (***) Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of M arco Giordani Director 01/01/2018 31/12/2018 Approval 2020 f inancial statements Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates (III) Total 20.000,00 12.000,00 32.000,00 Partial compensation in company preparing the account (ShC) 20.000,00 (EC) (Att) (RCC) s(Lre) (GNC) (Csr) (CC) (Sal) (IC) 12.000,00 (I) Compensation in company preparing the accounts 20.000,00 12.000,00 32.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensati on Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Giulio Gallazzi Director 27/06/2018 31/12/2018 Approval 2020 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) Amount, arising f rom the Annual Incentive System, w as paid as an employee (accrued 2018 paid 2019) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 31 (III) Total 979.993,66 8.000,00 156.250,00 4.703,76 1.148.947,42 436.288,00 Partial compensation f rom subsidiaries and associate (appointed Board Director of Mediaset España Comunicacion, SA on 18/04/2018) (ShC) 52.500,00 (EC) s(Att) 16.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates 68.500,00 68.500,00 Partial compensation in company preparing the accou (ShC) 28.000,00 (EC) 8.000,00 (Att) 14.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) 869.493,66 (IC) (I) Compensation in company preparing the accounts 911.493,66 8.000,00 156.250,00 4.703,76 1.080.447,42 436.288,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its (***) Other compensation Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives (**) Share of Gina Nie ri Director 01/01/2018 31/12/2018 Approval 2020 f inancial statements (III) Total 20.000,00 21.000,00 41.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 20.000,00 (EC) (Att) (RCC) s(Lre) (GNC) 9.000,00 (Csr) (CC) 12.000,00 (Sal) (IC) (I) Compensation in company preparing the accounts 20.000,00 21.000,00 41.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of France s ca M ariotti Director 27/06/2018 31/12/2018 Approval 2020 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) f or the of f iceholder the compensation is paid directly to the person's company (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 32 (III) Total 20.000,00 20.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 20.000,00 (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 20.000,00 20.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on (**) Compens ation f or participati on in committee s Variable non equity compensation Non-monetary benef its Other compens ation Total Fair value of equity compensa tion Leaving/end benef its Bonuses and other incentives Share of Danilo Pe lle gr ino Director 27/06/2018 31/12/2018 Approval 2020 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) Amount, arising f rom the Annual Incentive System, w as paid as an employee (accrued 2018 paid 2019) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) Amount, arising f rom the Annual Incentive System, w as paid as an employee (accrued 2018 paid 2019) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 33 (III) Total 1.766.310,59 404.000,00 3.714,44 2.174.025,03 281.045,00 Partial compensation f rom subsidiaries and associates (ShC) 16.000,00 (EC) (Att) (RCC) (Lre) (GNC) (Csr) 284.000,00 (CC) (Sal) 1.424.310,59 (IC) (II) Compensation f rom subsidiaries and associates 1.724.310,59 404.000,00 3.714,44 2.132.025,03 Partial compensation in company preparing the accounts (ShC) 28.000,00 (EC) (Att) 14.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 42.000,00 42.000,00 281.045,00 First and last name Office Period of f ice held Termination of office Fixed compensation Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its (***) Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Ste fano Sala Director 01/01/2018 31/12/2018 Approval 2020 f inancial statements (**) (III) Total 1.067.917,70 4.000,00 241.313,00 5.005,65 1.318.236,35 126.608,00 Partial compensation f rom subsidiaries and associates (appointed Board Director of Mediaset España Comunicacion, SA on 18/04/2018) (ShC) 52.500,00 (EC) (Att) 16.000,00 (RCC) (Lre) (GNC) (Csr) (CC) 4.000,00 (Sal) 957.417,70 (IC) (II) Compensation f rom subsidiaries and associates 1.025.917,70 4.000,00 241.313,00 5.005,65 1.276.236,35 Partial compensation in company preparing the account (ShC) 28.000,00 (EC) (Att) 14.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 42.000,00 42.000,00 126.608,00 First and last name Office Period of f ice held Termination of office Fixed compensation Compensati on f or participatio n in committees Variable non equity compensation Non-monetary benef its (***) Other compensa tion Total Fair value of equity compensation Leaving/end benef its Bonuses and other incentives (**) Share of Niccolo' Que rci Director 01/01/2018 31/12/2018 Approval 2020 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to Article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of f ice benef its ion prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (EC) Executive Committee (**) The Director stepped dow n f rom of f ice on 27 June 2018. The amounts under the items Fixed compensation f rom subsidiaries and associates and non-monetary benef its ref er to the date w hen the position ended (27 June 2018) (***) this amount w as paid by virtue of an administrative relationship (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 34 (III) Total 648.500,00 16.000,00 17.088,65 681.588,65 Partial compensation f rom subsidiaries and associates (position in the company Mediaset España Comunicacion, SA w hich ended on 18/04/2018) (ShC) 33.000,00 (EC) 4.000,00 (Att) 4.000,00 (RCC) (Lre) (GNC) (Csr) 589.500,00 (CC) 4.000,00 (Sal) (IC) (II) Compensation f rom subsidiaries and associates 626.500,00 8.000,00 17.088,65 651.588,65 First and last name Office Period of f ice held Termination of office Fixed compensatio n Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its (***) Other compensation Total Fair value of equity compensat Leaving/end of Bonuses and other incentives Share of Giuliano Adr e ani (**) Director 01/01/2018 27/06/2018 Approval 2018 f inancial statements Partial compensation in company preparing the accoun (ShC) 8.000,00 (EC) 8.000,00 (Att) 14.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 22.000,00 8.000,00 30.000,00 (III) Total 42.000,00 68.000,00 110.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 28.000,00 (EC) (Att) 14.000,00 (RCC) 37.000,00 (Lre) (GNC) 15.000,00 (Csr) (CC) (Sal) (IC) 16.000,00 (I) Compensation in company preparing the accounts 42.000,00 68.000,00 110.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensati on Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Carlo Se cchi Director 01/01/2018 31/12/2018 Approval 2020 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its incentives (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 35 (III) Total 20.000,00 14.000,00 34.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 8.000,00 (EC) (Att) 12.000,00 (RCC) 14.000,00 (Lre) (GNC) (Csr) (CC) (Sal) (IC) 12.000,00 (I) Compensation in company preparing the accounts 20.000,00 14.000,00 34.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other Share of Franco Bruni Director 01/01/2018 27/06/2018 Approval 2018 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation On 25/01/2018 the Director Pasquale Cannatelli resigned (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) The Director stepped dow n f rom of f ice on 27 June 2018. Amounts as of the items Compensation f rom paid employment, Bonuses and other incentives and non-monetary benef its ref er to the date w hen the position ended (27 June 2018) (***) Amount, arising f rom the Annual Incentive System, w as paid as an employee (accrued 2018 paid 2019) (****) The amount w as paid as an employee (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 36 (III) Total 402.983,34 96.938,00 2.349,43 502.270,77 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) 380.983,34 (IC) (II) Compensation f rom subsidiaries and associates 380.983,34 96.938,00 2.349,43 480.270,77 Partial compensation in company preparing the accoun (ShC) 8.000,00 (EC) (Att) 14.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 22.000,00 22.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its (****) Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of M auro Crippa (**) Director 01/01/2018 27/06/2018 Approval 2018 f inancial statements (III) Total 3.333,33 3.333,33 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 1.333,33 (EC) (Att) 2.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 3.333,33 3.333,33 First and last name Office Period of f ice held Termination of office Fixed compensati on Compens ation f or participati on in committee s Variable non equity compensation Non-monetary benef its Other compens ation Total Fair value of equity compensa tion Leaving/end benef its Bonuses and other incentives Share of Pas quale Cannate lli Director 01/01/2018 25/01/2018 Approval 2018 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (**) The expenses incurred as a result of the of f ice amount to EUR 3,200.48 (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 37 (III) Total 22.000,00 14.000,00 36.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 8.000,00 (EC) (Att) 14.000,00 (RCC) 10.000,00 (Lre) (GNC) (Csr) (CC) 4.000,00 (Sal) (IC) (I) Compensation in company preparing the accounts 22.000,00 14.000,00 36.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on (**) Compensation f or participation in committees Variable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Fe rnando Napolitano Director 01/01/2018 27/06/2018 Approval 2018 f inancial statements (III) Total 10.000,00 10.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 8.000,00 (EC) (Att) 2.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 10.000,00 10.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensati on Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Bruno Erm olli Director 01/01/2018 27/06/2018 Approval 2018 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee 38 (III) Total 22.000,00 4.000,00 26.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 8.000,00 (EC) (Att) 14.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) 4.000,00 (I) Compensation in company preparing the accounts 22.000,00 4.000,00 26.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Alessandra Piccinino Director 01/01/2018 27/06/2018 Approval 2018 f inancial statements (III) Total 20.000,00 16.000,00 36.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 8.000,00 (EC) (Att) 12.000,00 (RCC) (Lre) (GNC) 4.000,00 (Csr) (CC) 6.000,00 (Sal) (IC) 6.000,00 (I) Compensation in company preparing the accounts 20.000,00 16.000,00 36.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensati on Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of e M iche le Pe rini Director 01/01/2018 27/06/2018 Approval 2018 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (**) The expenses incurred as a result of the of f ice amount to EUR 9,234.93 (EC) Executive Committee (RCC) Control, Risk and Sustainability Committee (CG) Governance and Appointments Committee (CR) Compensation Committee (CI) Related Parties Committee Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to Article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (**) The expenses incurred as a result of the of f ice amount to EUR 9,335.71 (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 39 (III) Total 90.000,00 90.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 90.000,00 (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 90.000,00 90.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on (**) Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of M auro Lonardo Chmn BSA. 01/01/2018 31/12/2018 Approval 2019 f inancial statements (III) Total 22.000,00 4.000,00 26.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 8.000,00 (EC) (Att) 14.000,00 (RCC) (Lre) (GNC) 4.000,00 (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 22.000,00 4.000,00 26.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on (**) Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Wanda Te rnau Director 01/01/2018 27/06/2018 Approval 2018 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to Article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of f ice benef its tion prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (pursuant to Article 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 40 (III) Total 60.000,00 60.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 60.000,00 (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 60.000,00 60.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensa tion Total Fair value of equity compensa Leaving/end of Bonuses and other incentives Share of Ezio M aria Sim one lli Director 01/01/2018 31/12/2018 Approval 2019 f inancial statements (III) Total 93.333,33 93.333,33 Partial compensation f rom subsidiaries and associates (ShC) 33.333,33 (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates 33.333,33 33.333,33 Partial compensation in company preparing the accoun (ShC) 60.000,00 (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 60.000,00 60.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of France s ca M e ne ghe l Director 01/01/2018 31/12/2018 Approval 2019 f inancial statements

Mediaset Group - Compensation Report TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel Plan (General (*) further information on plans is available in specific information documents on the company 's website(www.mediaset.it) (**) lock-up clauses TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel financial year options Plan (General resolution of (*) further information on plans is available in specific information documents on the company 's website(www.mediaset.it) (**) lock-up clauses 41 Financial instruments assigned during the preceding financial years not vested during the Financial instruments assigned during the financial year Financial instruments vested during the financial year and not attributed Financial instruments vested during the financial year and that can be attributed Financial instruments for the financial year First and last name Office Plan Number and type of financial instruments Vesting Period Number and type of financial instruments Fair value at the Allotment Date Vesting Period Allotment Date Market price of shares underlying the assignment of Number and type of financial instruments Number and type of financial instruments Value at maturity date (**) Fair value Marco Giordani Director (I) Compensation in the company preparing the accounts 2015 - 2017 Meeting 29 April 2015) 57.076 148.277,74 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 103,482 Rights for the assignment of free shares 21/06/2016 30/06/2019 156.092 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 114,058 Rights for the assignment of free shares 27/06/2017 30/06/2020 157.263 (II) Compensation from subsidiaries and 2018 - 2020 Plan (General Meeting resolution of 27 June 2018) 153,392 Rights for the assignment of free shares 2,508 11/09/2018 30/09/2021 11/09/2018 2,6077 68.698 III) Total 217.540 153.392 148.277,74 382.053 Financial instruments assigned during the preceding financial years not vested during the financial year Financial instruments assigned during the financial year Financial instruments vested during the financial year and not attributed Financial instruments vested during the financial year and that can be attributed Financial instruments for the financial year First and last name Office Plan Number and type of financial instruments Vesting Period Number and type of financial instruments Fair value at the Allotment Date Vesting Period Allotment Date Market price of shares underlying the assignment of options Number and type of financial instruments Number and type of financial instrument s Value at maturity date (**) Fair value Pier Silvio Berlusconi Deputy Chairman and Chief Executive Officer (I) Compensation in the company preparing the accounts 2015 - 2017 Meeting resolution of 29 April 2015) 114.154 296.560,68 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 129,353 Rights for the assignment of free shares 21/06/2016 30/06/2019 195.116 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 142,572 Rights for the assignment of free shares 27/06/2017 30/06/2020 196.578 (II) Compensation from subsidiaries and associates 2018 - 2020 Plan (General Meeting resolution of 27 June 2018) 191,740 Rights for the assignment of free shares 2,508 11/09/2018 30/09/2021 11/09/2018 2,6077 68.698 III) Total 271.925 191.740 296.560,68 460.392

Mediaset Group - Compensation Report TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel Plan (General resolution of (*) further information on plans is available in specific information documents on the company 's website(www.mediaset.it) (**) lock-up clauses TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel (*) further information on plans is available in specific information documents on the company 's website(www.mediaset.it) (**) lock-up clauses 42 Financial instruments assigned during the preceding financial years not vested during the financial year Financial instruments assigned during the financial year Financial instruments vested during the financial year and not attributed Financial instruments vested during the financial year and that can be attributed Financial instruments for the financial year First and last name Office Plan Number and type of financial instruments Vesting Period Number and type of financial instruments Fair value at the Allotment Date Vesting Period Allotment Date Market price of shares underlying the assignment of options Number and type of financial instruments Number and type of financial instruments Value at maturity date (**) Fair value Niccolo ' Querci Director (I) Compensation in the company preparing the accounts 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 28.538 74.138,87 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 35,572 Rights for the assignment of free shares 21/06/2016 30/06/2019 53.657 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 39,207 Rights for the assignment of free shares 27/06/2017 30/06/2020 54.059 (II) Compensation from 2018 - 2020 Plan (General Meeting resolution of 27 June 2018) 52,728 Rights for the assignment of free shares 2,508 11/09/2018 30/09/2021 11/09/2018 2,6077 18.892 subsidiaries and III) Total 74.779 52.728 74.138,87 126.608 Financial instruments assigned during the preceding financial years not vested during the financial year Financial instruments assigned during the financial year Financial instruments vested during the financial year and not attributed Financial instruments vested during the financial year and that can be attributed Financial instruments for the financial year First and last name Office Plan Number and type of financial instruments Vesting Period Number and type of financial instruments Fair value at the Allotment Date Vesting Period Allotment Date Market price of shares underlying the assignment of options Number and type of financial instruments Number and type of financial instruments Value at maturity date (**) Fair value Gina Nieri Director (I) Compensation in the company preparing the accounts 2015 - 2017 Meeting 29 April 2015) 57.076 148.277,74 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 64,676 Rights for the assignment of free shares 21/06/2016 30/06/2019 97.557 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 71,286 Rights for the assignment of free shares 27/06/2017 30/06/2020 98.289 (II) Compensation from subsidiaries and 2018 - 2020 Plan (General Meeting resolution of 27 June 2018) 95,870 Rights for the assignment of free shares 2,508 11/09/2018 30/09/2021 11/09/2018 2,6077 240.442 III) Total 135.962 95.870 148.277,74 436.288

Mediaset Group - Compensation Report TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel (*) further information on plans is available in specific information documents on the company 's website(www.mediaset.it) (**) lock-up clauses 43 Financial instruments assigned during the preceding financial years not vested during the financial year Financial instruments assigned during the financial year Financial instruments vested during the financial year and not attributed Financial instruments vested during the financial year and that can be attributed Financial instruments for the financial year First and last name Office Plan Number and type of financial instruments Vesting Period Number and type of financial instruments Fair value at the Allotment Date Vesting Period Allotment Date Market price of shares underlying the assignment of options Number and type of financial instruments Number and type of financial instruments Value at maturity date (**) Fair value Stefano Sala Director (I) Compensation in the company preparing the accounts 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 68.492 177.935,37 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 77,612 Rights for the assignment of free shares 21/06/2016 30/06/2019 117.070 2015 - 2017 Plan (General Meeting resolution of 29 April 2015) 228,115 Rights for the assignment of free shares 27/06/2017 30/06/2020 54.059 (II) Compensation from subsidiaries and 2018 - 2020 Plan (General Meeting resolution of 27 June 2018) 306,784 Rights for the assignment of free shares 2,508 11/09/2018 30/09/2021 11/09/2018 2,6077 109.916 III) Total 305.727 306.784 177.935,37 281.045

Mediaset Group - Compensation Report TABLE 3B: Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel (*) Amount, arising f rom the new Annual Incentive System, w as paid as an employee (accrual 2018 payment 2019) TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel relative (*) Amount, arising f rom the new Annual Incentive System, w as paid as an employee (accrual 2018 payment 2019) (**) The amount w as paid as an employee. The compensation is a one-time bonus paid in 2019(**) The amount w as paid as an employee. The compensation is a one-time bonus paid in 2019 44 Firs t and las t nam e Office Plan 2018 bonus Bonus es of previous years Other bonus es (**) Marco Giordani Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) 250.000,00 150.000,00 Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) Plan B (date of res olution) III) Total 250.000,00 150.000,00 Firs t and las t nam e Office Plan 2018 bonus Bonus es of previous years Other bonus es Pier Silvio Berlusconi Deputy Chairm an and Chief Executive Officer Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) 312.500,00 Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) Plan B (date of relative res olution) III) Total 312.500,00

Mediaset Group - Compensation Report

First and last name	Office	Plan	2018 bonus			Bonuses of previous years			Other bonuses
Pier Silvio Berlusconi	Deputy Chairman and Chief Executive Officer		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)		312.500,00						
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
III) Total			312.500,00						

First and last name	Office	Plan	2018 bonus			Bonuses of previous years			Other bonuses (**)
Marco Giordani	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)		250.000,00						150.000,00
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
III) Total			250.000,00						150.000,00

44

Mediaset Group - Compensation Report TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel relative (*) Amount, arising f rom the new Annual Incentive System, w as paid as an employee (accrual 2018 payment 2019) TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel relative (*) Amount, arising f rom the new Annual Incentive System, w as paid as an employee (accrual 2018 payment 2019) 45 Firs t and las t nam e Office Plan 2018 bonus Bonus es of previous years Other bonus es Niccolò Querci Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) 241.313,00 Plan B (date of res olution) III) Total 241.313,00 Firs t and las t nam e Office Plan 2018 bonus Bonus es of previous years Other bonus es Gina Nieri Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) 156.250,00 Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) Plan B (date of res olution) III) Total 156.250,00

Mediaset Group - Compensation Report

TABLE 3B

First and last name	Office	Plan	2018 bonus			Bonuses of previous years			Other bonuses
Gina Nieri	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)		156.250,00						
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
III) Total			156.250,00						

TABLE 3B

First and last name	Office	Plan	2018 bonus			Bonuses of previous years			Other bonuses
Niccolò Querci	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)		241.313,00						
	Plan B (date of relative resolution)								
III) Total			241.313,00						

45

Mediaset Group - Compensation Report TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel (*) Amount, arising f rom the new Annual Incentive System, w as paid as an employee (accrual 2018 payment 2019) TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel (*) situation at 27 June 2018, date of termination of the appointment. (**) Amount, arising f rom the new Annual Incentive System, w as paid as an employee (accrual 2018 payment 2019) 46 Firs t and las t nam e Office Plan 2018 bonus Bonus es of previous years Other bonus es Mauro Crippa (*) Director Payable/Paid (**) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries Plan A (date of relative 96.938,00 Plan B (date of relative d i t III) Total 96.938,00 Firs t and las t nam e Office Plan 2018 bonus Bonus es of previous years Other bonus es Stefano Sala Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) 404.000,00 Plan B (date of relative res olution) III) Total 404.000,00

Mediaset Group - Compensation Report

TABLE 3B

First and last name	Office	Plan	2018 bonus			Bonuses of previous years			Other bonuses
Stefano Sala	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)		404.000,00						
	Plan B (date of relative resolution)								
III) Total			404.000,00						

TABLE 3B

First and last name	Office	Plan	2018 bonus			Bonuses of previous years			Other bonuses
Mauro Crippa (*)	Director		Payable/Paid (**)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries	Plan A (date of relative		96.938,00						
	Plan B (date of relative								
III) Total			96.938,00						

46

SCHEDULE NO. 7, PART THREE: Schedule with information on shareholdings of members of administrative and control bodies, general managers and other key managers.

Table 1

SHAREHOLDINGS OF MEMBERS OF ADMINISTRATIVE AND CONTROL BODIES AND GENERAL MANAGERS

First and last name	Office	Investee	Number of shares held at the end of the previous year		Number of shares purchased		Number of shares sold	Number of shares held at the end of the current year
			(31/12/2017)					(31/12/2018)
Fedele Confalonieri	Chairman of the Board	Mediaset S.p.A.	400.000		—		—	400.000
Pier Silvio Berlusconi	Deputy Chairman and Chief Executive Officer		—		114,154	(1)	51.170	62.984
Giuliano Adreani	Director	Mediaset S.p.A.	329,100	(2)	—		—	329,100	(2)(3)
Marina Berlusconi	Director	Mediaset S.p.A.	320,000	(4)			—	320,000	(4)
Cannatelli Pasquale	Director	Mediaset S.p.A.	116.500		—		—	116,500	(5)
Mauro Crippa	Director	Mediaset S.p.A.	3.595		—		—	3,595	(3)
Bruno Ermolli	Director	Mediaset S.p.A.	19.000		—		—	19,000	(3)
Marco Giordani	Director	Mediaset S.p.A.	38.500		57,076	(1)	25.585	69.991
Gina Nieri	Director	Mediaset S.p.A.	5.500		57,076	(1)	45.660	16.916
Niccolò Querci	Director	Mediaset S.p.A.	15.000		28,538	(1)	22.830	20.708
Stefano Sala	Director	Mediaset S.p.A.	—		68,492	(1)	54.793	13.699

(1)         shares assigned from the accrual of rights (2015 financial year) assigned by the 2015 -2017 medium/long-term incentive and loyalty plan.

(2)         of which 7,000 shares held by their spouse.

(3)         situation at 27 June 2018, date of termination of the appointment.

(4)         shares purchased through the subsidiary.

(5)         situation at 25 June 2018, date of termination of the appointment.

The information in Table 2 is included in Table 1 as key management personnel of the Mediaset Group are also Directors of Mediaset S.p.A

For the Board of Directors

The Chairman

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Mediaset Group

Report on corporate governance and ownership structure

MEDIASET

The report, written pursuant to Article 123-bis of the TUF [Consolidated Law on Finance] is made available at the registered office, published in the Company's website, and available on the authorised storage mechanism eMarket Storage (www.emarketstorage.com) in accordance with the methods and terms required by the regulations in effect.
Issuer: Mediaset S.p.A..
Website: www.mediaset.it
Financial year to which the report refers: ending on 31 December 2018
Date of approval of the report: 12 March 2019

MEDIASET

Contents

GLOSSARY	3

I. PROFILE OF THE ISSUER	4

2.INFORMATION ON OWNERSHIP STRUCTURE AS OF 12 MARCH 2019	6

Structure of share capital	6

American Depositary Receipts programme	6

Restrictions on the transfer of securities	7

Significant equity investments in share capital	7

Employee shareholdings: mechanism for exercising voting rights	7

Restrictions on the right to vote	7

Agreements between shareholders	7

Change of control clauses and provisions of Company Bylaws regarding Public Purchase Offers	7

Legislation and regulations applicable to the appointment and replacement of Directors and changes to the Company Bylaws	8

Powers to increase share capital and authorisation to purchase treasury shares	8

Management and coordination activities (pursuant to Article 2497 et seq. of the Italian Civil Code	9

3. COMPLIANCE	9

4. BOARD OF DIRECTORS	9

4.1. APPOINTMENT AND REPLACEMENT	9

4.2. COMPOSITION	10

4.3. THE ROLE OF THE BOARD OF DIRECTORS	13

4.4. DELEGATED BODIES	16

4.5. OTHER EXECUTIVE DIRECTORS	18

4.6. INDEPENDENT DIRECTORS	18

4.7. LEAD INDEPENDENT DIRECTOR	19

5.THE PROCESSING OF COMPANY INFORMATION	19

6.BOARD COMMITTEES	21

7.GOVERNANCE AND APPOINTMENTS COMMITTEE	22

8.COMPENSATION COMMITTEE	24

9.COMPENSATION OF DIRECTORS	26

10.CONTROL RISK AND SUSTAINABILITY COMMITTEE	26

11.THE INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM	30

11.1. INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM DIRECTOR	34

11.2. INTERNAL AUDIT FUNCTION MANAGER	35

11.3. COMPLIANCE PROGRAMME	36

11.4. INDEPENDENT AUDITORS	38

11.5. THE FINANCIAL REPORTING OFFICER	38

11.6. COORDINATION BETWEEN PARTIES INVOLVED IN THE INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM	39

12.INTERESTS OF DIRECTORS AND RELATED-PARTY TRANSACTIONS	39

13.APPOINTMENT OF STATUTORY AUDITORS	41

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14.STATUTORY AUDITORS	41

15.RELATIONS WITH SHAREHOLDERS	43

16.SHAREHOLDERS’ MEETINGS	44

17.CHANGES AFTER THE END OF THE REPORTING PERIOD	45

18.CONSIDERATIONS ON THE LETTER OF 21 DECEMBER 2018 OF THE CHAIRMAN OF THE CORPORATE GOVERNANCE COMMITTEE	45

ATTACHMENT A	46

ATTACHMENT B	49

ATTACHMENT C	54

ATTACHMENT D	56

ATTACHMENT E	57

ATTACHMENT F	60

ATTACHMENT G	61

ATTACHMENT H	63

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GLOSSARY

Board of Directors/board: The Board of Directors of Mediaset S.p.A.

Board of Statutory Auditors/Board: the Board of Statutory Auditors of Mediaset S.p.A.

Code/Corporate Governance Code: the Corporate Governance Code for Listed Companies approved in July 2015 and supplemented in 2018 by the Corporate Governance Committee and promoted by Borsa Italiana S.p.A., ABI, Ania, Assogestioni, Assonime, and Confindustria, which is available on the website www.borsaitaliana.it/comitato-corporate-governance/codice/2018clean.pdf

Company Bylaws: the Company Bylaws of Mediaset S.p.A., which are available on the website www.mediaset.it/investor/governance/statuto_it.shtml.

Consob Issuers’ Regulations: the Regulation issued by CONSOB with resolution no. 11971 of 1999 (subsequently amended) regarding Issuers.

Consob Markets Regulation: the Regulation issued by Consob with resolution no. 20249/2017 regarding the markets.

Consob Related Party Regulation: the regulation issued by Consob with resolution No. 17221 of 12 March 2010 (as amended) concerning transactions with related parties.

Consob: the Italian Securities and Exchange Commission.

Consolidated Finance Law/TUF: Legislative Decree 58 of 24 June 1998.

Diversity policy/policy: Policy on the composition of the Board of Directors and Board of Statutory Auditors pursuant to paragraph 2, d-bis of Article 123 of the TUF as well as recommendations of the Corporate Governance Code for Listed Companies of July 2018

Executive Committee/: the Executive Committee of Mediaset S.p.A.

Financial Reporting Officer: the Financial Reporting Officer with responsibility for producing the Company’s accounting documents of Mediaset S.p.A.

Financial Year / Financial Year 2018: the 2018 financial year.

Group: the Mediaset Group.

Inside Information Procedure: the Procedure for the management and disclosure of inside information of Mediaset S.p.A. which regulates, pursuant to the Market Abuse Regulation, the internal management and disclosure of inside information.

Internal Control and Risk Management System Director: the Director appointed to oversee the functioning of the internal control and risk management system of Mediaset S.p.A..

Internal Dealing Procedure: the Internal Dealing Procedure of Mediaset S.p.A. which regulates, pursuant to the Market Abuse Regulation, the transactions carried out by relevant persons and closely related persons, available on the website www.mediaset.it/investor/governance/internaldealing_it.shtml.

Issuer/Company/Mediaset: Mediaset S.p.A..

Italian Civil Code: the Italian Legal Code containing Company Law.

MAR / Market Abuse Regulation: Regulation no. 596/2014 of the European Parliament and related Implementing Regulations.

Non-Financial Statement: the Consolidated Non-Financial Statement prepared in implementation of European Directive 2014/95/EU, transposed into national law with Legislative Decree no. 254/2016.

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Organisational Model: the Organization, Management and Control Model of Mediaset S.p.A., pursuant to Legislative Decree 231/2001, available on the website www.mediaset.it/corporate/impresa/modello231_01_it.shtml.

Related Parties Committee the Related Parties Committee of Mediaset S.p.A.

Related party procedure: the related party procedure, available on the website
www.mediaset.it/investor/governance/particorrelate_it.shtml.it

Report: the report on corporate governance and ownership structure pursuant to Article 123 bis of the TUF.

Shareholders’ Meeting: the Meeting of the Shareholders of Mediaset S.p.A..

Shareholders’ Meeting: the Meeting Regulation approved by the Shareholders’ Meeting of Mediaset on 9 April 2001, available on the website www.mediaset.it/gruppomediaset/bin/47.$plit/Regolamento_Assembleare.pdf.

Supervisory and Control Body: the Supervisory and Control Body appointed by the Board of Directors of Mediaset S.p.A., pursuant to Article 6 of Legislative Decree 231/01.

System: the internal control and risk management system.

The information in this Report refers to the 2018 Financial Year, and some specific matters were updated to 12 March 2019, the date the Report was approved by the Board of Directors, together with the Financial Statements.

1. PROFILE OF THE ISSUER(1)

Mediaset is a multinational media group listed on the Milan Stock Exchange since 1996, operating mainly in the television sector in Italy and Spain.

In Italy, Mediaset operates in the sector of integrated television operations, which include commercial TV broadcasting with three of the largest Italian generalist networks and an extensive portfolio of free and paid thematic channels (both in linear, non-linear and OTTV modes) with a wide range of content also exclusive, centered on football, cinema, TV series, documentaries and children’s channels; Over the last two years, Mediaset has also created a radio broadcasting segment comprising five of Italy’s biggest broadcasters.

In Spain, Mediaset is the main shareholder of Mediaset España Comunicación S.A, with an interest of 50.208% at 31 December 2018 (51.63% interest net of treasury shares). Mediaset España is the leading Spanish commercial television broadcaster with two main general interest channels (Telecinco and Cuatro) and a range of free-to-air thematic channels. Mediaset España is listed on the Madrid stock exchange.

Following the completion of the take-over bid to purchase the shares of El Towers S.p.A., Mediaset holds a minority stake of 40% in the share capital of 2i Towers Holding S.p.A., held 100% by EI Towers S.p.A., the leading independent tower operator in Italy, engaged in network infrastructure management and the provision of electronic communications services for television and radio broadcasting and mobile transmissions.

Following the agreement reached between Mediaset and Sky Italia during the Financial Year, the Company has expanded its multi-platform coverage of pay, and free-to-view channels, also for Sky Italia

(1) Refer also to the financial statements and to the Mediaset website for the Issuer’s profile.

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satellite platform customers. The partnership also covers “Pay Operations”, the business unit disposed of by Mediaset Premium and relative to: technical maintenance, commercial and other similar areas.

Media and distribution platforms are becoming more and more integrated in response to developments in the advertising market. In the television sector, in particular, competition has led to a proliferation of multichannel and multi-platform offerings, which has influenced advertising as much as production and editorial strategies.

For advertising, different media need to be managed jointly to maximize their viewer reach and leverage information profiling of the various target audience segments. Production and editorial operations, on the other hand, require coordination and synergy for content planning and strategies acquisition.

In this environment, the Mediaset Group has developed an integrated television free-to-air/pay television, linear/non-linear content model, which generates synergies and leverages the know-how gained over the years from producing entertainment, news and analysis programmes, together with the distinctive expertise developed by the Medusa and Taodue subsidiaries in movie distribution and the production of films and television dramas, in addition to the acquisition of sports, film and television series content from third-parties.

Also in keeping with this model is the development of web activities, increasingly oriented towards free online television-based video – with the capacity to rebroadcast and amplify content and supply, as well as launching original products – and the offering of pay videostreaming on demand.

The integrated television model consists of the following main activities:

• content production and third-party acquisition;

• content distribution in linear and non-linear, and free-to-air and pay-per-view format;

• other activities: radio stations, movie production and distribution, teleshopping, publishing activities, licensing and merchandising, foreign advertising concessions under the umbrella of the subsidiary Publieurope.

***

Mediaset has adopted a traditional administration and control system consisting of the following company bodies: the Shareholders’ Meeting, the Board of Directors, the Executive Committee and the Board of Statutory Auditors. In accordance with relative laws in force, accounts are audited by independent auditors listed in the register held by Consob.

The Board of Directors has established, from among its members, three committees with advisory functions: the Compensation Committee, the Control, Risk and Sustainability Committee and the Governance and Appointments Committee.

The powers and operations of company bodies and committees are governed by law, by the company’s Bylaws, the resolutions passed by competent company bodies, and the principles and criteria set down in the Code of the Stock Exchange on which the company is listed.

The Board also appointed the Financial Reporting Officer(2), the Internal Control and Risk Management System Director, the Supervisory and Control Body(3) and the Related Parties Committee(4).

(2) Pursuant to Article 154 - bis of the TUF and Article 29 of the Bylaws.

(3) Pursuant to Legislative Decree 231/2001.

(4) Pursuant to Consob resolution no. 17221 of 12 March 2010 as amended.

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Following changes in the composition of the FTSE-Mib index, at the close of trading on 21 December 2018, i.e. as from 27 December 2018, the Company has been listed in the FTSE Italia Mid Cap Index.

2. INFORMATION ON OWNERSHIP STRUCTURE AS OF 12 MARCH 2019

Structure of share capital

The share capital of Mediaset S.p.A. is EUR 614,238,333.28 fully paid up and subscribed; it consists of common shares, as shown below:

TABLE I: INFORMATION ON OWNERSHIP STRUCTURES

STRUCTURE OF SHARE CAPITAL

	Number of shares	Percentage of Share Capital	Listed / non-listed	Rights and obligations

Ordinary shares	1,181,227,564* (nominal amount EUR 0.52 each)	100%	Borsa Italian - Italy Mid Cap segment -	Pursuant to Law and the Bylaws

* At 12.03.2019 the company held 44,078,036.00 treasury shares, equal to 3.731% of the share capital, the voting rights of which are suspended in accordance with Article 2357 ter of the Italian Civil Code

No other financial instruments have been issued with the right to subscribe to new share issues.

No share-based incentive plans have been established that would increase share capital, even without any consideration.(5)

American Depositary Receipts programme

In 2015 Mediaset renewed the ADR (American Depositary Receipts) programme, introduced in 2005 in the US market. The ADR are certificates representing Mediaset shares exchanged in the USA market in accordance with the Level 1 programme. JP Morgan Chase Bank N.A. is the bank depositary of the

(5) The Shareholders’ Meeting of 27 June 2018 approved a medium/long-term loyalty and incentive plan for the three-year period 2018-2020 pursuant to Article 114-bis of the TUF based on the Company’s own shares. Additional information on the plan is available on the Company’s website.

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Mediaset ADR. Three common shares traded in the Milan stock exchange correspond to each Mediaset ADR(6).

Restrictions on the transfer of securities

Pursuant to the Company Bylaws, shares are registered, indivisible and freely transferable. Provisions regarding representation, legitimisation and the circulation of equity investments for securities that are traded on regulated markets are applied.

Significant equity investments in share capital

According to the communications received pursuant to Article 120 of the TUF, as of 12 March 2019 and based on Consob’s website, significant equity investments in the share capital of Mediaset S.p.A. were as follows:

RELEVANT SHAREHOLDINGS

Declarer	Direct Shareholder	% ownership of ordinary capital
Berlusconi Silvio	Fininvest S.p.A.	44,175
Vivendi S.A. (*)	Vivendi S.A.	28,804
Ersel SIM S.p.A. (*)	Simon Fiduciaria S.p.A.	19,193
Mediaset S.p.A. en	Mediaset S.p.A.	3,731

(*) On 12 April 2018 Vivendi S.A. announced, as required by Article 120 of the Consolidation Act and in compliance with the Italian Media Authority Decision No. 178/17/CONS, that it had signed a consulting agreement with Simon Fiduciaria S.p.A. and its sole shareholder Ersel Sim S.p.A., relating to the exercise of voting rights for the shares held by the fiduciary company according to the instructions given by Ersel Sim, through its Chairman. Vivendi S.A. has retained the right to give instructions to the trust company on the exercise of voting rights in the shareholders’ meeting of Mediaset S.p.A. on topics in relation to which the shareholders who did not take part in the resolution are entitled to exercise the right to withdraw.

(**) without voting rights.

Securities with special rights

No securities with any special control rights have been issued. The Bylaws do not envisage multiple vote shares.

Employee shareholdings: mechanism for exercising voting rights

There is no employee shareholding system with a mechanism for exercising voting rights, other than that established for all other shareholders of the Company.

Restrictions on the right to vote

All ordinary shares that are currently in circulation have voting rights, with the exception of treasury shares held by the Company for which voting rights are suspended pursuant to Article 2357-ter of the Italian Civil Code.(7)

Agreements between shareholders

There are no shareholders’ agreements concerning the Company, pursuant to Article 122 of the TUF.

Change of control clauses and provisions of Company Bylaws regarding Public Purchase Offers

As part of its normal business, the Company has loan contracts in place(8), which provide, as is customary in financial market practice, specific effects on the occurrence of a “change of control” (such as for

(6) Additional information is available at www.mediaset.it.

(7) Further information is available in the press release of 26 and 29 october 2018, 27 november 2018 and 25 january 2019 published on the website www.mediaset.it.

(8) The contract relating to the issue of the bond of 17 October 2013 expired on 24 January 2019

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example the repayment or change in the event of a change in control of the Company). However, none of these contracts may be considered significant by itself(9).

Agreements between the Company and directors

No agreements exist between the Company and directors, as of Article 123-bis, paragraph one, letter i) of the TUF.

Legislation and regulations applicable to the appointment and replacement of Directors and changes to the Company Bylaws

As regards regulations applicable to the appointment and replacement of directors, reference is made to paragraph 4) relative to the Board of Directors. Pursuant to the Company Bylaws and without prejudice to the areas of responsibility of the Extraordinary Shareholders’ Meeting, which maintains powers to pass resolutions thereon, the Board of Directors has the power to pass resolutions regarding mergers and demergers in cases established by Articles 2505, 2505-bis and 2506-ter of the Italian Civil Code, the establishment or closure of secondary sites, the appointment of directors to represent the Company, the reduction of share capital in the case of withdrawal of a shareholder and amendments to the Company Bylaws to legal provisions.

Powers to increase share capital and authorisation to purchase treasury shares

No powers to increase share capital pursuant to Article 2443 of the Italian Civil Code, or to issue any financial instruments that would constitute equity investments, have been granted.

The Shareholders’ Meeting of 27 June 2018 passed a resolution to grant the Board of Directors the power, also through trading in options or financial instruments, including derivatives, relative to the Mediaset share, to buy up to a maximum number of 118,122,756 ordinary shares of a nominal value of EUR 0.52 each - amounting to 10% of the share capital - in one or more lots, until the approval of the Financial Statements at 31 December 2018 and, in any case, for a period of no longer than 18 months from the date of the relative resolution of the Shareholders’ Meeting. The above amount is covered by available reserves as shown in the last approved Financial Statements(10). The purchases shall be carried out in compliance with Articles 2357 and following of the Italian Civil Code, Article 132 of Legislative Decree 58/98, Article 144-bis of the Consob Issuer Regulation, (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 and any other applicable regulations and relative EU and Italian implementing rules(11).

From the date of the Shareholders’ Meeting to date, no treasury shares have been purchased.

Following the merger by acquisition of Videotime S.p.A. with Mediaset, effective as from 1 March 2018, shareholders of Videotime S.p.A. were assigned a quantity of Mediaset shares to meet the Swap Ratio. These ordinary Mediaset shares were made available to Videotime shareholders according to the procedures for dematerialised shares held centrally by Monte Titoli S.p.A. on the date when the merger became effective(12).

In accordance applicable law and based on the medium/long-term incentive and loyalty plan for 2015- 2017, the Company transferred the ordinary shares from accrued rights relative to 2015, attributed by this Plan, to the safe custody account of individual recipients(13).

(9) The Company Bylaws do not provide for any departures from provisions concerning Public Purchase Offers and the passivity rule pursuant to Article 104, paragraph 1 and 1 -bis of the TUF, or the application of neutralisation rules pursuant to Article 104-bis, paragraphs 2 and 3 of the TUF.

(10) If derivatives are used – within the limits of the authorisation of 10% of the share capital – the shares underlying the derivatives must not exceed the limit of 5% of the share capital or the limit of 1%, if those shares are used to service the incentive plans.

(11) Additional information is available at www.mediaset.it.

(12) Additional information is available at www.mediaset.it.

(13) Additional information is available at www.mediaset.it.

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Therefore, as at 12 March 2019, the Company held 44.078.036 treasury shares, amounting to 3.731% of the share capital.

Management and coordination activities (pursuant to Article 2497 et seq. of the Italian Civil Code

Mediaset S.p.A. is subject to the de facto control of Fininvest S.p.A., as the latter owns 44.175 % of the share capital. On 4 May 2004 Fininvest S.p.A. informed Mediaset that it does not carry out any management and coordination activities, pursuant to Article 2497 et seq. of the Italian Civil Code, regarding Mediaset. The Company acknowledged the notice of Fininvest S.p.A. in the meeting of the Board of Directors of 11 May 2004.

Fininvest’s statement is still confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

Pursuant to Article 2497 and following of the Italian Civil Code, Mediaset currently manages and coordinates Mediaset Group companies(14). During the year, it stopped managing and coordinating the company EI Towers S.p.A.

3.     COMPLIANCE

Mediaset endorses the Corporate Governance Code of Borsa Italian S.p.A..(15)

The Annual Report on Corporate Governance and Ownership Structure is also drawn up on the basis of the “Format for the Report on Corporate Governance and Ownership Structure” (VIII edition - January 2019) issued by Borsa Italiana S.p.A., which adopts the recommendations of the Corporate Governance Code, supplemented by the Corporate Governance Committee in July 2018.

The subsidiary Mediaset España Comunicación S.A., listed on the Madrid, Barcelona, Bilbao, and Valencia Stock Exchanges and on the Spanish electronic stock market – Ibex 35 and its subsidiaries are subject to Spanish Law and to the Spanish corporate governance system.

4.     BOARD OF DIRECTORS

4.1 APPOINTMENT AND REPLACEMENT

The appointment and replacement of directors are regulated by Article 17 of the Company Bylaws, included in Attachment A to this Report.(16)

Based on the Company Bylaws, lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, represent at least the percentage of subscribed share capital at the time of presenting the list as, from time to time, specified in the notice of Shareholders’ Meeting called to resolve on the appointment of the Board of Directors(17).

No other rules apply to Mediaset with regard to the composition of the Board, besides those set out in the TUF, the Consob Issuer Regulation, the Corporate Governance Code for Listed Companies and legal provisions.

(14) More specifically with regard to the following companies: Digitalia ‘08 S.r.l., Elettronica Industriale S.p.A., Mediaset Premium S.p.A.,., Medusa Film S.p.A., Monradio S.r.l., Publitalia ‘80 S.p.A., R.T.I. S.p.A., Radio Aut S.r.l., RadioMediaset S.p.A., RMC Italia S.p.A., Radio Studio 105 S.p.A., Radio Subasio S.r.l., Taodue S.r.l., and Virgin Radio Italy S.p.A.

(15) The Code is accessible to the public on the website of the Corporate Governance Committee at http://www.borsaitaliana.it/comitato-corporategovernance/codice/codice.htm

(16) The Bylaws were last amended by the extraordinary Shareholders’ Meeting of 15 December 2017.

(17) In compliance with Consob’s provisions dated 24 January 2018 with Resolution no. 20273, for 2018 the minimum shareholding required for submitting candidate lists is 1%.

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Succession Plans

At this stage, the Board does not deem it necessary to adopt a succession plan for executive directors, given the stable shareholding structure that can ensure swift appointments and the current delegation of powers; the company can count on directors with a long and established experience in running the company and on first-line managers with reliable experience and management skills who can ensure continuity in the company management. Therefore, no succession plans for directors exist.

4.2 COMPOSITION

Article 17 of the Company Bylaws establishes that the Company is administered by a Board of Directors consisting of seven to fifteen directors.

Two lists were presented at the Shareholders’ Meeting of 27 June 2018 (564,061,021 shares, or 47.75% of the share capital)(18).

As of today, the members of the Board of Directors are(19):

•             Fedele Confalonieri, Pier Silvio Berlusconi, Marco Giordani, Gina Nieri, Niccolo’ Querci, Stefano Sala, Marina Berlusconi, Marina Brogi, Andrea Canepa, Francesca Mariotti, Danilo Pellegrino, Carlo Secchi, (taken from the majority list no. 2); Raffaele Cappiello, Costanza Esclapon de Villeneuve and Giulio Gallazzi (taken from the minority list no. 1).

(18) The first list was presented by the following shareholders:

ANIMA SGR S.PA. (Fund Manager: Anima Geo Italia, Anima Iniziativa Italia, Anima Crescita Italia and Anima Star Italia Alto Potenziale), ARCA FONDI S.G.R. S.p.A. (Arca Azioni Italia fund manager), EURIZON CAPITAL SGR S.p.A. (Fund manager. Eurizon Progetto Italia 40, Eurizon Azioni Italia, Eurizon Progetto Italia 70 and Eurizon PIR Azioni Italia, Eurizon Investment SICAV - PB Equity EUFt; EURIZON CAPITAL SA (Eurizon Fund - Equity Italy), FIDEURAM ASSET MANAGEMENT (Ireland): (Fonditalia Equity Italy and Fideuram Fund Equity Italy), FIDEURAM INVESTIMENTI SGR S.p.A. (Fund manager:. Fideuram Italia and Piano Azioni Italia), INTERFUND SICAV (Interfund Equity Italy), KAIROS PARTNERS SGR S.P.A. (in a capacity as management company of Kairos, International Sicav segments: Target Italy Alpha, Risorgimento and Italy), LEGAL & GENERAL ASSURANCE (Pension Management) Limited, MEDIOLANUM GESTIONE FONDI SGR S.PA. (Fund manager. Mediolanum Flessibile Futuro Italia, Mediolanum Flessibile Globale e Mediolanum Flessibile Sviluppo Italia) MEDIOLANUM INTERNATIONAL FUNDS (Challenge Funds — Challenge Italian Equity), PLANETARIUM FUND ANTHILIA SILVER, AMBER CAPITAL UK LLP (Fund manager of Amber Active Investors Ltd).

The second list was presented by the shareholder Fininvest S.p.A.

(19) The sixteen members that composed the Board of Directors whose term ended with the Shareholders’ Meeting of 27 June 2018 were: Fedele Confalonieri, Pier Silvio Berlusconi, Giuliano Adreani, Marina Berlusconi, Franco Bruni, Mauro Crippa, Bruno Ermolli, Marco Giordani, Fernando Napolitano, Gina Nieri, Michele Perini, Alessandra Piccinino, Niccolo’ Querci, Stefano Sala, Carlo Secchi, Wanda Ternau. Pasquale Cannatelli handed in his resignation on 25 January 2018.

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The curricula vitae of the members of the Board may be consulted on the Company’s website and are also shown in Attachment B to this report.

DIVERSITY CRITERIA AND POLICIES

On 24 April 2018, the Board approved the adoption of a Diversity Policy. The Governance and Appointments Committee and the Control and Risks Committee, the latter having advisory functions in the area of sustainability, were involved in the adoption of the Policy on Diversity and both expressed prior favourable opinion to the Board regarding the Policy. The Policy is in Attachment C to this Report.

On 24 April 2018, the Board, also considering the assessments made following the outcome of the previous self-assessment, and in line with the Policy, established its own guidelines on the dimension and composition of the board, to notify to shareholders in view of renewal of its term of office scheduled for the Shareholders’ Meeting of 27 June 2018. In brief, from a quantitative point of view, the Board of Directors considered that the number of members must be adequate for the size and complexity of the organizational structure of the company and the Group; as regards the composition, it hoped shareholders would consider the reduction in the number of executive directors, increasing the number of independent and women directors, and that a set of diverse, complementary skills and expertise would be represented on the board. Lastly, the Board hoped for a balanced combination of different lengths of service and age groups, to cater for the need to have management continuity and renewal, and benefit from different points of view and experiences that characterize a greater or lesser length of service and individual age brackets.

On 19 February 2019, during its self-assessment(20), the Board noted that the current composition with the new directors appointed by the Shareholders’ Meeting met these recommendations in full, attaining the objectives in the Policy on diversity.

Maximum number of positions held in other companies

On 24 March 2015, the Governance and Appointments Committee confirmed the preference already expressed on 11 March 2008 regarding the maximum number of director or statutory auditor positions compatible with an efficient performance of the mandate. In particular:

•                       an executive director should not hold:

I.                     the position of executive director in any other listed company, either Italian or foreign, or in a finance, banking or insurance company, or in large-sized companies (with shareholders’ equity of more than EUR 10 Billion);

II.                the position of non-executive director or statutory auditor, or member of another control body, in more than five listed companies, either Italian or foreign, or in finance, banking or insurance companies, or in large-sized companies (with shareholders’ equity of more than EUR 10 Billion);

•                       a non-executive director should not hold:

I.                     the position of executive director in more than three listed companies, either Italian or foreign, or in finance, banking or insurance companies, or in large-sized companies (with shareholders’ equity of more than EUR 10 Billion) and the position of non-executive director or statutory auditor, or member of another control body, in more than five listed companies,

(20) See paragraph 4.3

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either Italian or foreign, or in finance, banking or insurance companies, or in large-sized companies (with shareholders’ equity of more than EUR 10 billion).

II.                the position of non-executive director or statutory auditor, or member of another control body in more than ten listed companies, either Italian or foreign, or in finance, banking or insurance companies, or in large-sized companies (with shareholders’ equity of more than EUR 10 Billion).

The acceptance of a position, for all directors of the Company, requires their prior evaluation as to the possibility of being able to dedicate the time needed to diligently carry out the high-level duties entrusted to them and undertake consequent responsibilities. This means taking into account, among other things, the number of positions held as director and/or statutory director in other companies listed on regulated markets (including foreign markets), and in finance, banking or insurance companies, or in large-sized companies.

Positions held in Mediaset and companies of the Mediaset Group are excluded from limits on the number of positions held.

If the above limits are exceeded, directors shall promptly inform the Board, which will evaluate the situation in the light of the Company’s interests and request the director involved to take ensuing decisions.

Annually and based on information received from each director, the Board of Directors identifies the positions held as director and/or statutory auditor in other companies, as per Attachment D to this Report.

Induction Programme

Consistently with Company practice, in order to enhance the awareness of all directors and statutory auditors of the Company’s dynamics and reality and encourage greater knowledge of the Company’s sector of activity, and of the regulatory and self-regulatory framework, several meetings were held during the Financial Year, aimed at discussing in depth specific business and corporate governance topics, through a structured Induction programme also with the support of external consultants.

During 2018, the Directors took part in Induction sessions, involving management (Broadcasting Rights, Legal Affairs, Personnel, Organisation and Technologies, Corporate Affairs, Strategic Marketing, Internal Auditing, Administration, Finance and Business Development, Investor Relations and Consolidated Accounts, Accounting Principles and Risk Officer) addressing issues concerning governance, organisation and internal control, as well as the business, in order to explain the sector in which the company operates, oversight and company dynamics.

The 2018 Induction programme was further consolidated to facilitate new incoming directors. Induction sessions were held on the company business, market trends, management of relations with the financial market as well as an introduction to the Mediaset Financial Statements (structure and valuation) (from 2016 to the current Financial Year) and the Non-Financial Statement.

The statutory auditors of the company were invited to attend all the above meetings.

The Board of Directors and Board of Statutory Auditors are informed at all times of main laws and regulations concerning the Group and any legal developments occurring during the Financial Year, by the Corporate Affairs Department, also in specific induction sessions. In addition, independent directors had the chance to take part in a training programme organised by Assogestioni on the “board of statutory auditors and control and risk committee: synergies and divergences”.

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The Company organised the annual “Strategy Day”, preceded by Market Workshop sessions, dedicated to market developments and challenges for broadcasters in an integrated video/television context, attended by directors and auditors, all first-line management of Mediaset, including executive directors of main subsidiaries, and external consultants.

The Company has already scheduled more induction sessions for 2019(21).

4.3. THE ROLE OF THE BOARD OF DIRECTORS

The Board of Directors is the collective body of the Company responsible for its management. The Board plays a key role in the Company’s organisation; the functions and responsibilities for strategic and organisational guidelines fall under its supervision as well as the controls necessary to monitor the Company’s and the Group’s performance. The system of delegation of powers is such that the central role of the Board is maintained within the Company’s organisation. The powers provided by the law and by Article 23 of the Bylaws belong to the Board(22). In addition, the Board performs the activities assigned to it by the Code.

The Board meets on a regular basis, observing the deadlines established by law and a working calendar. It is organised and operates in such a way as to guarantee it perform its functions effectively and efficiently.

The Board met thirteen times during the Financial Year. The average duration of each meeting was about 1.5 hours. The overall percentage of directors attending during the Financial Year was approximately 90%, while the percentage of independent directors attending was approximately 94% overall(23).

The Board devoted to the topics in the agenda the time required to allow a constructive debate, encouraging the input of the individual directors.

Three board meetings were held in 2019 and four more have been scheduled and notified to the market, to approve the financial statements for the respective periods(24).

The Chairman ensures timely and complete information is given to directors prior to board meetings; parties concerned receive documents about items on the agenda, in the days immediately before the scheduled date of the Board Meeting (usually 4 days before), so they have useful elements enabling them to participate effectively in the proceedings of the Meeting. This documentation is also made available through electronic media provided to the directors and statutory auditors at each meeting, enabling the use of documents in electronic format. For this purpose, the Chairman is assisted by the Secretary of the Board of Directors. In relation to the meetings held in 2018, the 4-day deadline was complied with, except in cases of urgency or when special confidentiality requirements were to be met. In these circumstances, the Chairman made sure that adequate and detailed analyses were carried out during Board meetings, encouraging the directors to take part in the discussion and the Committees to contribute to the decisions.

(21) A meeting on “Advertising — Strategy, Implementation and Business results (2017 London Plan)” has already been held, and the following induction sessions, to fully review the company’s core business, have been scheduled for the first half of the year: Mediaset News — General Management IT; Big Data; Cologno Monzese Production Centre — “Striscia la Notizia” and Palatino Roma Production Centre — “TG5”.

(22) The Board of Directors may, pursuant to the Company Bylaws, appoint one or more Deputy Chairmen and delegate all or part of its powers to one or more of its members, including the Chief Executive Officer, without prejudice to the provisions in Article 2381 of the Italian Civil Code and Article 23 of the Company Bylaws, and may also appoint an Executive Committee to which its powers can be delegated, except those falling within the exclusive responsibility of the Board. The Board of Directors may also establish other Committees, comprising persons that are not necessarily Board members, defining their duties, powers, compensation, if any, composition and operating procedures.

(23) The percentage of each director attending Board Meetings is shown in Attachment D to this Report.

(24) in this regard, Mediaset has published a calendar, which is available on the Company’s website.

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The Board has taken appropriate measures regarding the organization of board meetings, also in light of the additional measures to ensure confidentiality of inside information introduced by the European regulatory provisions on market abuse.

Information to the Board was facilitated by the establishment of the “Mediaset BoD Portal” on which the documents related to the meetings of the Board and its committees can be made available to the directors and the statutory auditors through secure access by browser from a device connected to the internet. The “Mediaset BoD Portal” also provides access to the document kit, the Group press review, the Communication Library and the Info Stock section, dedicated to the performance of Mediaset shares, and Info Advertising, dedicated to the Strategic Market with a focus on competition in the Total Video and in Total Audience.

The Chairman encourages the involvement of company executives responsible for company departments in Board Meetings, so they may give board members appropriate in-depth information to fully understand items on the agenda. In 2018, the following company executives took part in Board meetings: the Financial Reporting Officer and the Head of Consolidated Accounts, Accounting Principles and Risk Officer, the Head of the Communication and Image Department, the Head of the Legal Affairs Department and the Head of the Corporate Affairs Department (who also acts as Secretary of the Board). For an optimal participation of Directors, meetings prior to Board meetings were held.

During the year, the Board unanimously carried out the following activities:

•                 examined and approved the strategic, industrial and financial plans of the Company and the Group and periodically monitored their implementation;

•                 defined strategic objectives, the nature and level of risk compatible with them, and monitored their implementation during the year; based on the above, it examined and approved the three- year economic/financial forecasts of the Group;

•                 reviewed the adequacy of the organisational, administrative and general accounting arrangements of the Company and subsidiaries with strategic relevance, with particular reference to the internal control system and risk management. This review, with a positive outcome, was supported by specific explanatory reports, relative to the different operational and control structures of the companies, drawn up by delegated bodies;

•                 positively reviewed the general progress of operations, specifically taking into account information from the Executive Committee, Chairman, Deputy Chairman and Chief Executive Officer, Control, Risk and Sustainability Committee, and periodically comparing actual and planned results;

•                 examined and approved, in advance, all operations that were significant from a strategic, economic and financial viewpoint for the Company and its subsidiaries and, specifically, related- party transactions;

•                 defined the Company’s Policy for the compensation of directors and key managers, on the proposal of the Compensation Committee;

•                 reviewed the functioning of the Board and its committees;

•                 based on reports from entities appointed to supervise the internal control and risk management system, the Supervisory and Control Body and after consulting with the Control, Risk and Sustainability Committee, reviewed the internal control and risk management system, which in overall terms is adequate and effective for the business and risk profile of the Company;

•                 after consulting with the Control, Risk and Sustainability Committee, the Board of Statutory Auditors and Internal Control and Risk Management System Director, approved the work plan

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prepared by the Internal Audit Function; it also reviewed the Internal Audit Function’s Report on its activities carried out during the Financial Year and considered the resources assigned to the Function as appropriate;

•                 after consulting with the Board of Statutory Auditors and the Control, Risk and Sustainability Committee, it took note of the additional Report from the independent auditors in favour of the Board of Statutory Auditors in its capacity as Audit Committee. It approved the interim financial reports. On these occasions, the Board was given information on the results achieved, compared with historical data and budget objectives;

•                 after hearing the recommendations of the Compensation Committee, it approved a loyalty and medium/ long-term incentive plan for the three-year period 2018-2020, pursuant to Article 114-bis of TUF; this plan was approved by the Shareholders’ Meeting of 27 June 2018.

Lastly, on 12 March 2019, the Board, among others:

•                 approved the Non-Financial Statement(25) at 31 December 2018;

•                 reviewed the Compensation Report concerning directors and Key Management Personnel for the 2019 financial year;

•                 approved by a majority the proposal to amend article 7 of the Bylaws, concerning multiple- share votes, pursuant to Article 127 of the Consolidated Finance Law.

Self-assessment of the Board of Directors

Since 2006, the Board has annually carried out the self-assessment process in accordance with the provisions of the Code. In this process, the number of board members and operation of the Board and its committees are assessed, as well as the directors’ contributions to Board activities. As in prior years, in 2018 the Board carried out the self-assessment process.

On the proposal of the Governance and Appointments Committee and taking into account the positive experience of recent years, the Board considered it appropriate to perform the self-assessment using the same procedures adopted in previous years, by relying on the support of the Advisor Spencer Stuart (a company specializing in the sector which has no other professional or commercial relations with the Company and with other Group companies) to continue the work carried out.

The self-assessment process started with the preparation of a guide to support the discussion among the directors, which took place during a meeting held on 5 February 2019; said meeting was attended by the majority of the directors in office (13 out of 15), including the Chairman, the Deputy Chairman and the Chief Executive Officer, with the presence of the Advisor Spencer Stuart as facilitator of the process(26).

During the meeting some specific aspects were analysed including:

•                  the topics identified in the prior self-assessment;

•                  the operation of the Board as a whole;

•                  the recommendations of the Corporate Governance Committee of 21 December 2018;

•                  the size and composition of the Board.

The results of the self-assessment process are summarized below.

Board Directors expressed a positive opinion on the effectiveness of actions carried out by the Company in the Financial Year to improve some specific operating aspects of the Board which came to light during the previous self-assessment. In particular, they were in favour of the format, times and overall

(25) In compliance with new provisions of Directive 2014/95/EU implemented into Italian legislation by Legislative Decree no. 254/20166 and available on the website www.mediaset.it.

(26)The Directors who were unable to attend the meeting were given the opportunity to express their thoughts to the Committee or to Spencer Stuart’s representatives. Absent board directors did not take up this opportunity.

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usefulness of the induction sessions organised by the Company for new Directors; they were also in favour of meetings prior to Board meetings to examine issues of particular significance, the prompt involvement of and valid contribution from Directors in main decisions taken by the Board of Directors, the focus on corporate governance issues, including the management of related party transactions, disclosure on shareholder relations and the organisation of the Strategy Day. These activities were adopted by the Company, to the satisfaction of Directors; management provided in-depth, transparent replies and was willing to further investigate issues.

All Directors consider the work climate to be positive, and activities take place effectively, with everyone’s contribution based on respective experience and expertise. The frequency and duration of Board and Committee meetings are considered adequate, also considering the other opportunities to exchange information. The work of Board Committees was considered useful and thorough. At the end of intense, lively debate, the Directors confirmed their appreciation of how the Board operates.

As regards size and composition, the current Board, in line with the Diversity policy, comprises 15 Directors, which is a number considered adequate and which allows for effective debate and engagement within the Board. A diversity of expertise is represented with different professional positions, useful for a thorough review of the various issues the Board is required to consider. During the meeting, the “Main areas for improvement identified in 2018”, contained in the letter of the Corporate Governance Committee were reviewed; Directors contributed opinions concerning these areas for improvement, confirming the adequacy of measures adopted by the Board; more details on each of the four areas are given in chapter 18(27).

In brief, the following actions were suggested by the Board to continue the improvement process:

•                  organization of the 2019 Strategy Day, with in-depth analysis and updating, overseen by Top Management, of strategic alternatives and of the approach of main competitors at an international level;

•                  analysis of strategic alternatives, in meetings organised by the Deputy Chairman and Chief Executive Officer with non-executive Directors;

•                  ensuring continual information exchange between Management and the Board, with meetings held prior to Board meetings to ensure executive and non-executive directors are fully informed;

•                  confirming the current practice whereby Independent directors may take part in meetings of Committed they are not members of, if issues of particular interest are discussed.

Article 2390 of the civil code

The Shareholders’ Meeting has not authorised any departures from the prohibition on competition established by Article 2390 of the Italian Civil Code.

4.4 DELEGATED BODIES

The Chairman

Traditionally, the Chairman is appointed by the Shareholders’ Meeting. The Shareholders’ Meeting of 27 June 2018 confirmed Fedele Confalonieri as Chairman of the Company.

At its meeting of 28 June 2018, the Board of Directors assigned to the Chairman(28) all ordinary and extraordinary administration powers within a maximum limit of EUR 15,000,000.00 for an individual

(27) considerations on the letter of 21 December 2018 of the Chairman of the Corporate Governance Committee

(28) On 27 July 2018, the Board of Directors accepted Fedele Confalonieri’s wish to terminate his contract of employment as an executive on 31 July 2018, while remaining in office and without changing the organisational structure and powers granted to him.

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transaction, except those under the exclusive jurisdiction of the Board of Directors and Executive Committee.

Pursuant to the Company Bylaws, the Chairman represents the Company.

Board members are required to know the duties and responsibilities of their position. The Chairman ensures that the Board is constantly kept informed on the main changes in laws and regulations that concern the Company, also in collaboration with the Corporate Affairs manager and the Board’s secretary.

The Chairman coordinates the activities of the Board of Directors and chairs the Board Meetings. The Chairman, or person acting on his behalf, convenes Board Meetings.

Deputy Chairman and Chief Executive Officer

In the meeting of 28 June 2018, the Board of Directors appointed Pier Silvio Berlusconi as Deputy Chairman and Chief Executive Officer, giving him all powers of ordinary and extraordinary administration within a maximum limit of EUR 15,000,000.00 for an individual transaction, except those under the exclusive jurisdiction of the Board of Directors and Executive Committee. Pursuant to the Bylaws, the Deputy Chairman and Chief Executive Officer has the power to represent the Company(29).

***

The Board of Directors unanimously considered that the above division of powers to the Chairman and the Deputy Chairman and Chief Executive Officer best meets the needs of organisational efficiency as evidenced by the historical collaboration between the two roles which did not generate any conflict.

Executive Committee

At its meeting of 28 June 2018, the Board of Directors appointed the Executive Committee which consists of six members who will remain in office for the duration of the mandate of the Board, appointing as members by right, besides the Chairman Fedele Confalonieri and the Deputy Chairman and Chief Executive Officer Pier Silvio Berlusconi, the directors Marco Giordani, Gina Nieri, Niccolo’ Querci and Stefano Sala.

The Board assigned to the Executive Committee all powers of ordinary and extraordinary administration within the maximum limit of EUR 130,000,000.00 for an individual transaction, excluding the matters under the exclusive jurisdiction of the Board.

In 2018, the Committee met eight times and systematically involved the Company’s executives responsible for the pertinent departments. The average duration of the meetings was about one hour.

As a rule, all members of the Board of Statutory Auditors participate in Committee meetings.

The percentage of each director attending Committee meetings is shown in Attachment C to this Report.

***

(29) Pursuant to the Bylaws, the Deputy Chairman replaces the Chairman if the latter is absent or incapacitated. The actual exercising of the power of representation by the Deputy Chairman indicates per se the absence or impediment of the Chairman and exonerates third parties from any verification or responsibility thereof.

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Reporting to the Board of Directors

In compliance with laws and the Company Bylaws, the Board of Directors and Board of Statutory Auditors are informed of the activities carried out, operations, their outlook, and the most important strategic, economic, balance sheet, and financial operations carried out by the Company or subsidiaries.

During Board Meetings, each item is reviewed thoroughly, to enable the directors to make an informed decision on the matters under discussion.

Information on the delegated activities is constantly reported by the delegated bodies to the Board of Directors and the Board of Statutory Auditors during board meetings, in accordance with the methods provided by the Bylaws and by the legislation in effect. During the first available board meeting, the Chairman, Deputy Chairman and Chief Executive Officer, Executive Committee, directors with special assignments, and, more generally, the delegated bodies report to the Board of Directors and Board of Statutory Auditors on the progress of the projects assigned to them and of the activities performed when fulfilling the mandates assigned to them, as provided by the Bylaws.

4.5. OTHER EXECUTIVE DIRECTORS

In addition to the Chairman and the Deputy Chairman and Chief Executive Officer, the following four executive directors are members of the Board:

Marco Giordani

Central Manager of Administration, Finance, Control, and Business Development of Mediaset S.p.A., Chief Executive Officer of RTI S.p.A., Chairman of Mediaset Premium S.p.A., Chairman of Monradio S.r.l., Chairman of RadioMediaset S.p.A and Chairman of Radio Virgin Italy S.p.A.

Gina Nieri	Manager Institutional and Legal Affairs and Strategic Analysis Department of Mediaset S.p.A. and Deputy Chairman of RTI S.p.A.
Niccolo’ Querci	Central Manager of Human Resources and Operations of Mediaset S.p.A., Deputy Chairman of RTI S.p.A., and Deputy Chairman of Publitalia ‘80 S.p.A.
Stefano Sala	Chief Executive Officer of Publitalia ‘80 S.p.A., Chief Executive Officer of Digitalia ‘08 S.r.l., Chief Executive Officer of Pulieurope Limited and Deputy Chairman of Mediamond S.p.A.

4.6. INDEPENDENT DIRECTORS

The seven independent Directors appointed by the Shareholders’ Meeting of 27 June 2018 are: Marina Brogi, Andrea Canepa, Raffaele Cappiello, Costanza Esclapon de Villeneuve, Giulio Gallazzi, Francesca Mariotti and Carlo Secchi.

At its meeting of 28 June 2018, the Board assessed the independence of its directors pursuant to Article 147 ter of the TUF and of the Code on the basis of the statements provided by the concerned parties and considered that the directors Marina Brogi, Andrea Canepa, Raffaele Cappiello, Costanza Esclapon de Villeneuve, Giulio Gallazzi and Francesca Mariotti meet the independence requirements set forth in Article 148, paragraph 3 of the TUF, as well as the independence requirements envisaged by the Code. With regard to the latter requirement, it is pointed out that the Board recognised the director Carlo Secchi as independent director, although he has held the office of director of the Company for over nine years during the past twelve years, in consideration of the independent judgement that he displays continuously and of his professional qualities.

The Board assesses the independence of its non-executive members paying attention more to the substance than to form and taking into account that normally a director does not appear independent in the cases contemplated by the Code.

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Each independent director has undertaken to communicate promptly to the Board the occurrence of situations that cause the requirement not to be satisfied.

The Board of Directors periodically reviews the independence of the directors, also assisted by the Governance and Appointments Committee. During the meeting of 18 December 2018, the Board of Directors, with the favourable opinion of the Governance and Appointments Committee, ascertained that the director Francesca Mariotti met the requirements of independence, even though she has married an employee of Fininvest S.p.A.

The Board of Statutory Auditors has verified the correct application of the verification criteria and procedures adopted by the Board of Directors to assess the independence of the directors during the Financial Year.

The number of Independent Directors and their expertise are appropriate for the size of the Board and operations carried out by Mediaset, and are such as to enable Committees to be established within the Board of Directors, as described in full in this report.

The Chairman operates so that the Board, as a whole, is updated on an ongoing basis and during board meetings on main legal and regulatory developments concerning the Company; this occurs regularly during the Board meetings. It is a consolidated practice for the Independent Directors to periodically meet with the Chief Financial Officer and management of the Company and its subsidiaries to provide an overview of the Group’s structure and knowledge of its business operations, in order to further investigate specific economic, financial and corporate governance issues. As a rule, all members of the Board of Statutory Auditors participate in these initiatives.

During the Financial Year, the independent directors participated in various initiatives(30) intended to inform them on the main aspects of the Company’s activities and to increase their knowledge of the Company’s dynamics.

Independent Directors’ Meeting

Independent Directors’ meetings were convened and held, without other directors, twice in the year, on 14 February and 13 December, and once during in the current year, on 5 February 2019.

4.7 LEAD INDEPENDENT DIRECTOR

The Board decided not to implement the recommendation of the Code that provides for the office of “lead independent director,” as the prerequisites for this office are not in place. At their meeting of 5 February 2019, the independent directors deemed the appointment of a Lead Independent Director unnecessary in consideration of the current arrangement of delegated powers.

The current corporate governance structure guarantees not only constant information flows to all executive and non-executive directors, both independent and non-independent, but also the broad- ranging and proactive involvement of all directors in the operations of the Company.

5. THE PROCESSING OF COMPANY INFORMATION

Since 3 July 2016, provisions on market abuse have been in force. The provisions constitute a complex - and, for some aspects, innovative - regulatory framework on insider trading and market manipulation. The main changes concerned, inter alia, the extension of the concept of inside information and the regulation of delay, the Insider List and managers’ transactions.

(30) Can be consulted at chapter 4.2 Composition - “Induction Programme”.

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The Board has been constantly updated on changes in the legal framework and has taken measures to protect the areas affected by the MAR by adopting specific procedures.

Inside information

The Inside Information Procedure was adopted pursuant to the Market Abuse Regulation, to comply with the laws and regulations in force, also at European level, on the abuse of inside information.

On 13 November 2018, with the favourable opinion of the Control, Risk and Sustainability Committee, the Board approved the update to the Inside Information Procedure(31), supplemented with the process to manage Significant Information, in keeping with Consob Guidelines issued on October 2017, formalising practices already in use and already monitored by competent functions as regards Significant Information.

The Inside Information Procedure governs the internal management and disclosure to the public of inside information regarding the Company and its subsidiaries, as well as the functioning of the “Register of persons having access to inside information”. The Inside Information Procedure is an essential component of the internal control and risk management system of Mediaset and forms part of the rules and regulations adopted by Mediaset pursuant to Legislative Decree 231/01 with the aim of preventing the commission of offences.

The Inside Information Procedure applies to directors, statutory auditors, employees of the Company and its subsidiaries, as well as to external parties acting in the name and on behalf of the company and its subsidiaries - with the exception of the listed subsidiary Mediaset España Comunicación S., required to keep its own Insider List and to comply with related obligations and disclosures to the relevant market.

The directors and statutory auditors of the Company and, in general, all other recipients of the aforesaid Inside Information Procedure are required to keep all documents and information that come to their knowledge when carrying out their duties strictly confidential, with particular reference to inside information. Disclosure to the authorities and public takes place according to the deadlines and procedures set forth by the laws in force, in compliance with information parity and the above cited procedure.

The Company distributed the Inside Information Procedure to its own and its subsidiaries’ employees, also publishing it on the company intranet and continued to train competent units on the process to manage significant/inside information.

The Chief Financial Officer of the Company, instructed by the Board, constantly monitors the application of the Inside Information Procedure, periodically reporting to the Control, Risk and Sustainability Committee, and its updated status, assisted by relevant internal functions and taking into account best practices in the area.

Internal dealing

On 28 February 2017, on the proposal of the Control, Risk and Sustainability Committee, the Board approved the new institutional “Internal Dealing” Procedure pursuant to the Market Abuse Regulation. The Internal Dealing Procedure is intended to regulate the transactions carried out, including through third parties, by relevant persons and closely related persons, as identified by the aforementioned

(31) The Company carried out assessments, gap analysis and the mapping of significant information flows intended to identify any opportunities to improve the inside information management process. Analyses identified that the process to manage and disclose inside information is effectively monitored, correctly set out and formalised in a process/procedure that clearly identifies roles and responsibilities, in compliance with Regulation (EU) and the Consob Issuer Regulation.

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regulations, as well as the obligations, terms and methods of publication of transactions performed by the said parties on the Company’s financial instruments.

More specifically, the “Internal Dealing Officer” was identified in the Corporate Affairs Department of Mediaset who is charged with receiving, managing and disclosing communications to the market.

Relevant persons are required to forward to the Internal Dealing Officer, according to a specific procedure, the information on transactions carried out in order to comply with the obligations established by the legislation in force.

As instructed by the Board, the Chief Financial Officer of the Company constantly monitors the application of the Internal Dealing Procedure, periodically reporting to the Control, Risk and Sustainability Committee, and its updating status, making use of the relevant internal functions and taking into account the best practices in the area, in order to ascertain its effectiveness.

Lastly, in compliance with the Market Abuse Regulation and the Internal Dealing Procedure, the prohibition was introduced for relevant persons to carry out transactions within the 30 calendar days preceding the announcement of the annual financial statements and the half-yearly financial report published by the company pursuant to law or on a voluntary basis (Black Out Periods).

In compliance with Consob recommendations, the Company has created a specific section “Internal dealing” on its website, where the Institutional Internal Dealing Procedure may be consulted.

6. BOARD COMMITTEES

The Board of Directors(32) established the following internal committees, all with advisory functions:

•                  the Control, Risk and Sustainability Committee was assigned the responsibilities of the Code by the Board on 28 June 2018; duties to “supervise sustainability issues related to business operations and interaction with shareholders” were also assigned to the committee;

•                  the Board meeting of 28 June 2018 confirmed the Compensation Committee the responsibilities assigned to it in on 20 December 2011;

•                  the Governance and Appointments Committee retained existing responsibilities, that are appropriate for guaranteeing updates to governance rules as well as their adequacy, implementation and enforcement, in addition to the responsibilities contemplated by the Code for the Nominations Committee.

The Committees established within the Board have investigative and/or advisory duties regarding aspects requiring further examination, in order to exchange actual and informed opinions. The establishment and operation of the Board of Director’s internal committees satisfy the Code’s criteria.

In carrying out their functions, the Committees may access the information and company functions necessary to perform their duties, and may be assisted by external consultants at the Company’s expense, within the limits of the budget approved by the Board of Directors.

The Committees, which report on a timely basis to the Board on the activities carried out, have adopted their own operating regulations, in accordance with the new provisions regarding board meetings shared by the Board of Directors and extended to all Committees, and a calendar of meetings scheduled for each Financial Year. The regulations of the Committees were approved by the Board.

(32) Pursuant to the Company Bylaws, the Board of Directors may establish Committees, also comprising persons who are not Board members, identifying their duties, powers, compensation and number. The Committees, if comprising persons who are not Board members, only have advisory powers.

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When adopting the procedure to regulate transactions with related parties (addressing Consob’s requirements) the Board established a Related Parties Committee(33); the latter is asked to express specific opinions regarding transactions with related parties carried out by the Company, either directly or through subsidiaries, in the cases indicated and in accordance with the methods required by the above-mentioned procedure.

7. GOVERNANCE AND APPOINTMENTS COMMITTEE

The Governance and Appointments Committee(34) includes three non-executive, independent directors whose term in office lasts until the end of the mandate of the entire Board of Directors.

Raffaele Cappiello	Chairman - Independent Director
Francesca Mariotti	Independent Director
Carlo Secchi	Independent Director

The Committee met five times in 2018. Minutes were taken of all meetings. The Manager of the Corporate Affairs Department, appointed as Committee Secretary, attended the meetings. In the days preceding meetings, sufficiently in advance of the meeting, the Secretary, as agreed with the Committee Chairman, sends to the Governance Committee members all available documents and information on items on the agenda. The average duration of each meeting is about one hour. The percentage of each director attending Committee meetings is shown in Attachment D to this Report. Six meetings have been scheduled for the 2019 financial year and two of them have already been held.

As a rule, all members of the Board of Statutory Auditors take part in the meetings, and the managers of specific company departments and external consultants may be invited to attend by the Committee Secretary, to explain particular issues.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 27 June 2018.

Functions and activities of the Governance and Appointments Committee

The Board attributed the Committee the responsibilities of Governance Committee and the responsibilities of Appointments Committee established by the Code. Specifically, it carries out the following:

•                  monitor compliance with and the periodic updating of corporate governance rules and compliance with the principles of conduct adopted by the Company, reporting to the Board of Directors;

•                  propose procedures and deadlines for the annual self-assessment of the Board of Directors;

•                  review, in advance, the contents of the Annual Report on Corporate Governance and Ownership Structures;

•                  assist the Board in evaluating whether Independent Directors meet requirements for independence, on an ongoing basis.

•                  give to the Board of Directors opinions on the size and composition of the Board, and recommendations on the types of professional positions considered appropriate to sit on the Board, as well as the maximum number of positions as director or statutory auditor compatible with being able to effectively fulfil the mandate of director of the issuer, and on any departures from the prohibition on competition established by Article 2390 of the Italian Civil Code;

(33) Previously called the Committee of Independent Directors for Related-Party Transactions. See chapter 12 Interests of Directors and Transactions with Related Parties in the section “Committee of Independent Directors for Related Party Transactions”.

(34) The previous Governance and Appointments Committee, whose term of office ended with the Shareholders’ Meeting of 27 June 2018, consisted of Carlo Secchi (Chairman), Michele Perini and Wanda Ternau, all independent directors.

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•                  propose to the Board candidates to the office of director in the case that directors need to be co-opted, when it becomes necessary to replace independent directors.

During 2018, the Committee carried out its activities; among others, it:

•                  examined the report on the Board Performance Evaluation for the 2017 financial year;

•                  expressed a favourable opinion on the Board adopting the Diversity policy for the Board of Directors and Board of Statutory Auditors;

•                  carried out differential analysis on compliance regarding the letter of 13 December 2017 of the Chairman of the Corporate Governance Committee of Borsa Italiana, based on which governance of the Company was aligned overall with the recommendations provided;

•                  reviewed the “2017 Report on corporate governance and ownership structure”.

Since its appointment, on 28 June 2018, the Committee has:

•                  approved its Regulations;

•                  reviewed and noted updates to the Corporate Governance Code for Listed Companies - July 2018 edition;

•                  considered the issue of the status of independent director of the Board Director Francesca Mariotti, following notification to the company that she had married an employee of Fininvest S.p.A. who does not have key management duties nor holds positions in Fininvest S.p.A. or its subsidiaries; After carefully analysing the application criteria of the Corporate Governance Code for Listed Companies, the Committee expressed a favourable opinion on the status of the Director, based on her proven financial and professional independence enabling her to continue to adopt an independent conduct and make independent judgements. The Committee proposed to the Board that it certified the director in question continued to meet independence requirements;

•                  prepared, with the support of Spencer Stuart, a company specialised in the sector, the methods and items covered by the Board’s self-assessment process for the Financial Year.

During 2019, the Committee:

•                  reviewed the Report on Board Performance Evaluation for 2018, which included a review of the letter of 21 December 2018 of the Chairman of the Corporate Governance Committee of Borsa Italiana;

•                  reviewed the “2018 Report on corporate governance and ownership structure”;

The Committee Chairman informs the Board of the meetings held at the first available Board meeting.

When fulfilling its functions, the Committee had full access to the information and corporate departments of the Company and/or Group needed for the purpose, with the assistance of the secretary.

The Committee is given funding of EUR 100 thousand per annum for expenses related to its duties.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 27 June 2018.

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8. COMPENSATION COMMITTEE

The Compensation Committee(35) consists of three independent, non-executive directors who remain in office until the term of office of the entire Board ends. Committee members include experts in accounting and financial matters.

Andrea Canepa	Chairman - Independent Director
Marina Brogi	Independent Director
Francesca Mariotti	Independent Director

No directors concerned took part in meetings of the Compensation Committee, when proposals to the Board of Directors concerning their compensation were discussed.

The Committee met six times in 2018. Minutes were taken of all meetings. The average duration of each meeting is about one hour. The percentage of each director attending Committee meetings is shown in Attachment D to this Report. Seven meetings have been scheduled for the 2019 financial year and three of them have already been held.

The Chairman of the Board and/or other designated members attend Committee meetings, as well as the Manager of the Corporate Affairs Department, in a capacity as Committee Secretary; the managers of specific company departments are invited to attend to illustrate specific topics.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 27 June 2018.

Functions and activities of the Compensation Committee

The following responsibilities of the Compensation Committee were confirmed by the Board:

•                  to periodically review the adequacy, overall consistency and actual application of the general policy adopted for the compensation of the Chairman, Deputy Chairman and Chief Executive Officer, and Key Management Personnel, using, as regards the latter, information supplied by the Chairman, Deputy Chairman and Chief Executive Officer, and submitting the related proposals to the Board of Directors;

•                  to provide advance opinions on the proposals of the Board of Directors, and, on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning the compensation of the Chairman, Deputy Chairman and Chief Executive Officer and on setting performance objectives related to the variable component of the compensation It also monitors the application of decisions taken by the Board;

•                  to provide advance opinions on the proposals of the Board of Directors, and on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning the definition by Mediaset S.p.A.’s delegated bodies on the compensation of key management personnel and of the other key executives of the Mediaset Group;

•                  to provide advance opinions on proposals of the Board of Directors, and on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning general regulations for allocating compensation (allocation, rejection or reversal) to employees of the companies of the Mediaset Group designated to fill positions in administrative and control bodies and/or in committees appointed by administrative bodies of Italian or foreign subsidiaries or investee companies;

(35) The previous Compensation Committee, whose term of office ended with the Shareholders’ Meeting of 27 June 2018, comprised Michele Perini (Chairman), Bruno Ermolli and Fernando Napolitano.

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•                  to make proposals to the Board of Directors concerning the criteria, beneficiary categories, quantities, terms, conditions and procedures for share-based compensation plans.

During 2018, the Committee carried out the activities under its responsibility; among other things, it:

•                  carried out a market analysis on the remuneration of the Board of Directors and the Committees, with the help of Willis Towers Watson, a specialized consulting firm, whose results were brought to the attention of the Board of Directors for the implementation of the final considerations;

•                  examined the proposal to renew a three-year medium/long-term incentive plan, having essentially the same characteristics as the previous one;

•                  approved the proposal of the Compensation Report.

Since its appointment, on 28 June 2018, the Committee has:

•                  approved its Regulations;

•                  expressed a favourable opinion concerning the overall compensation of the Chairman, proposed by the Deputy Chairman and Chief Executive Officer, considering it apportionment and fitting for the executive position held; this agreement was assessed, also based on an opinion of market analysis from the consulting firm Willis Towers Watson; this opinion was then given to the Related Parties Committee and Board in order to determine compensation(36);

•                  acknowledged that on 27 June 2018 the Shareholders’ Meeting approved the 2018/2020 medium/long-term loyalty and incentive plan and proposed that the Board of Directors approve the Plan Regulations, objectives and categories of beneficiaries for 2018, and subsequently took note of the allocation, by beneficiaries, of the part of annual variable compensation of the short term incentive;

•                  expressed a favourable opinion on the Chairman’s proposal concerning the compensation of the Deputy Chairman and Chief Executive Officer, considering this level of compensation commensurate with the role held and relative responsibilities;

•                  expressed a favourable opinion regarding the SIA (Annual Incentive System) performance objectives set for the 2018 Financial Year in connection with the variable component of the compensation of the Deputy Chairman and Chief Executive Officer;

•                  assessed the achievement of the financial objectives of the 2015-2017 medium/long-term Loyalty and Incentive Plan, at the end of the third and last year of the three-year cycle of the Plan approved by the Shareholders’ Meeting in 2015;

•                  conducted in-depth analyses following the vote of the Shareholders’ Meeting of 27 June 2018 on the agenda item relating to the Compensation Report, the positive outcome of which was the result of an improvement process started in 2016 with the help of the company Georgeson Srl, a company tasked with verifying the alignment of the Mediaset Group’s Compensation Policy with national and international best market practices and with the Proxy Advisors guidelines; in this regard, the Compensation Committee further developed actions taken in which the Company redefined the Compensation Report over the last three years, also reviewing analyses on the observations of Proxy Advisors;

•                  approved the proposal of the Deputy Chairman and Chief Executive Officer to pay a one-off bonus to the Key Executive Marco Giordani, for his involvement in the extraordinary review of the industrial perimeter and ownership structure of the Mediaset Group, carried out in 2018;

(36) Further information is available in the press release of 27 July 2018 published on the website www.mediaset.it.

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•                  assessed, also on the basis of information exchanged with the central Human and Operations Department, that the compensation policy approved by the Shareholders’ Meeting of 27 June 2018 is consistently and actually applied.

During 2019, the Committee:

•                  monitored the ongoing engagement of competent functions with Proxy Advisors;

•                  made a proposal on the objectives and categories of beneficiaries of the 2018/2020 medium/longterm incentive plan, for 2019;

•                  expressed a favourable opinion regarding the payment of the variable component to key management personnel, as proposed by the Deputy Chairman and Chief Executive Officer;

•                  expressed a favourable opinion regarding the SIA (Annual Incentive System) performance objectives set for the 2019 financial year, in connection with the variable component of the compensation of the Deputy Chairman and Chief Executive Officer;

•                  approved the proposal of the Compensation Report.

The Committee Chairman informs the Board of the meetings held at the first available Board meeting.

The Committee is given funding of EUR 200 thousand per annum for expenses related to its duties.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 27 January 2018.

9.     COMPENSATION OF DIRECTORS

On 27 June 2018, the Shareholders’ Meeting approved the first section of the Compensation Report, pursuant to article 123-ter of Legislative Decree no. 58/1998, with 97.31% of votes in favour.

On 24 April 2018, the Board of Directors established a general policy for the compensation of executive directors, directors with special duties and Key Management Personnel.

For further information relative to this section, reference is made to the relevant parts of the Report on Compensation, published pursuant to Article 123-ter of the TUF.

10.    CONTROL, RISK AND SUSTAINABILITY COMMITTEE

(37)The Control, Risk and Sustainability Committee consists of three independent, non-executive directors who remain in office for three years until the term of office of the entire Board ends; experts in accounting and financial matters are among them.

Carlo Secchi	Chairman - Independent Director
Marina Brogi	Independent Director
Costanza Esclapon	Independent Director

During 2018, eleven meetings of the Control, Risk and Sustainability Committee were held. The Committee requested the following non-members to attend meetings, concerning individual items on the agenda and related to their area of responsibility: the Supervisory and Control Body, the Financial Reporting Officer, the Internal Audit Manager, representatives from the independent auditors, managers of specific departments of the Company and/or Group companies, as well as external consultants when deemed appropriate. On some occasions, again at the invitation of the Committee,

(37) The previous Control, Risk and Sustainability Committee, whose term of office ended with the Shareholders’ Meeting of 27 June 2018, consisted of Carlo Secchi (Chairman), Franco Bruni and Fernando Napolitano, all independent directors.

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some Independent Directors also took part in meetings dealing with issues of common interest. Minutes were taken of all meetings. The Manager of the Corporate Affairs Department, appointed as Committee Secretary, attends the meetings. In the days preceding meetings, sufficiently in advance of the meeting, the Secretary, as agreed with the Committee Chairman, sends to the Governance Committee members all available documents and information on items on the agenda.

The average duration of each meeting was about 1.5 hours. The percentage of each director attending Committee meetings is shown in Attachment D to this Report. Nine meetings have been scheduled for the 2019 financial year and four of them have already been held.

As a rule, all members of the Board of Statutory Auditors participate in Committee meetings.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 27 June 2018.

Functions and activities of the Control, Risk and Sustainability Committee

The Control, Risk and Sustainability Committee, besides assisting the Board in fulfilling the tasks assigned to the latter on matters of internal control, fulfils the functions in line with those indicated in the Code.

On 20 December 2016, the Board identified the Control, Risk and Sustainability Committee as the Committee responsible, in accordance with Borsa Italiana Code, for supervising the sustainability issues related to the exercise of business activities and its interaction with stakeholders; these duties were confirmed by the Board on 28 June 2018.

To enable the Board of Directors to provide guidelines and evaluate the adequacy of the Internal Control and Risk Management System, the Committee systematically provided assistance during the year, carrying out preparatory activities concerning evaluations and decisions of the Board (and the Internal Control and Risk Management System) with regard to the approval of financial data, including the Financial Statements.

During the year, the Committee examines, usually every six months, the periodic reports prepared by the Supervisory and Control Body of Mediaset on audit outcomes and on the actions taken pursuant to Legislative Decree 231/01, which are subsequently presented to the Board of Directors.

The Committee annually reviews activities carried out by the Financial Reporting Officer, pursuant to Law 262/2005 on the Protection of Savings, for the purposes of issuing certification relative to the Financial Statements and Consolidated Financial Statements, and the Risk Officer’s update on the assessment and procedures for the management of main company, strategic and process risks, of the Mediaset Group, carried out on an “Enterprise Risk Management” basis; this annual update is usually carried out by respective managers of the listed subsidiaries El Towers S.p.A. and Mediaset España Connunicación S.A. On a quarterly basis, the Committee, on the basis of the report prepared by the Internal Audit Department, acknowledges that there are no significant changes compared to the forecasts of the Annual Audit Plan.

During the year, the Committee, among others:

•                  took note of the summary of reports issued by the Internal Audit Function and Final 2017 Report, as well as the findings for 2017 of the “Quality Assurance and Improvement Plan.” The Committee monitored the work of the Internal Audit Function, also through periodic audit reports, and the implementation of action plans on corrective measures necessary to ensure continual improvement of the system;

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•                       approved the “2018 Audit Plan”, and also examined and took note of the Report on the Internal Control and Risk Management System as of 31 December 2017, prepared by the Internal Audit Function;

•                       examined and took note of the “2018 Audit Plan” of the listed subsidiaries El Towers S.p.A. and Mediaset España Connunicación S.A. submitted by the respective managers;

•                       evaluated, together with the Financial Reporting Officer, the independent auditors Deloitte & Touche S.p.A. and the Board of Statutory Auditors, the accounting standards adopted by the Mediaset Group and their uniformity for the purposes of preparing the 2017 Consolidated Financial Statements, and found them to have been correctly applied; it also launched the examination activity in view of the approval of the 2017 financial statements;

•                       took note of and agreed with the methodology adopted and the various plan assumptions supporting the evaluations relative to the annual impairment testing;

•                       expressed a favourable opinion on the Board’s adoption of the Diversity Policy;

•                       examined the Non-Financial Statement for the 2017 financial year drawn up pursuant to Legislative Decree 254/2016, expressing to the Board its positive assessment on the analysis and contents of the document as regards the sustainability issues that were found to be material for the Mediaset Group, taking into account the related activities and characteristics, and, overall, on the data and information collection process;

•                       approved Sections 10 and 11 of the 2017 Report on corporate governance and ownership structure, relative to the Internal Control and Risk Management System;

•                       took note of the Additional Report of the independent auditors Deloitte & Touche S.p.A. for the Board of Statutory Auditors in a capacity as internal audit committee pursuant to Article 11, Regulation 537/2014, which identifies the main issues relative to the Consolidated Financial Statements. In the report, the independent auditors explained activities carried out to assess procedures adopted; no major shortcomings or nonconformities were identified. No suggestions were made. The Committee also acknowledged that the independent auditors, in the absence of observations to bring to the attention of Management, did not issue the Management Letter at 31 December 2017;

•                       took note of periodic updates to the “List of broadcasting rights suppliers”, prepared by the Rights Department, to complete the company procedure for the planning, acquisition and management of rights, and gave it a positive rating;

•                       took note of the Report “summary of the main results of the audits (three years 2015-2017)” prepared by the Internal Audit Department;

•                       took note of the findings in the Report concerning the period from 19 March to 25 June 2018 received by the Supervisory and Control Body on audit outcomes and actions taken pursuant to Legislative Decree 231/2001

Since its appointment, on 28 June 2018, the Committee has:

•                       approved its Regulations;

•                       expressed a favourable opinion on the reconfirmation of the manager of the Internal Audit Department and the compensation paid to the latter, which was considered to be consistent with the Company’s policies;

•                       took note of the summary of reports issued by the Internal Audit Department in the period from January to July 2018;

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•                       took note of periodic updates to the “List of broadcasting rights suppliers”, prepared by the Rights Department, to complete the company procedure for the planning, acquisition and management of rights, and gave it a positive rating;

•                       examined and approved the “Project to revise processes and procedures on the Market Abuse Regulation” prepared with the assistance of Pricewaterhousecoopers Advisory S.p.A. and the new institutional procedure “Management and disclosure of inside information”;

•                       reviewed and acknowledged the update to the “2018 Audit Plan” and ERM monitoring of the listed subsidiary Mediaset España Connunicación S.A.;

•                       conducted preliminary analysis on procedures to prepare the Non-Financial Statement of the Mediaset Group, pursuant to Legislative Decree no. 254/2016 for the 2018 Financial Year;

•                       monitored the adequacy, effectiveness and efficiency of the Internal Audit Function.

In 2019, the Control, Risk and Sustainability Committee, among others:

•                       acknowledged and approved the alignment of the Group’s whistleblowing system pursuant to Law no. 179 of 30 November 2017;

•                       took note of the summary of reports issued by the Internal Audit Function and Final 2018 Report, as well as the findings for 2018 of the “Quality Assurance and Improvement Plan.” The Committee monitored the work of the Internal Audit Function, also through periodic audit reports, and the implementation of action plans on corrective measures necessary to ensure continual improvement of the system;

•                       approved the “2019 Audit Plan”, and also examined and took note of the Report on the Internal Control and Risk Management System as of 31 December 2018, prepared by the Internal Audit Function;

•                       acknowledged and shared the materiality matrix relative to the non-financial statement at 31 December 2018 pursuant to Legislative Decree 254/2016;

•                       approved the proposal to revise objectives in 2019 relative to the SIA (Annual Incentive System) for the Internal Audit Manager and Financial reporting Officer, in a way that is more consistent with best practices, by establishing efficiency and effectiveness indicators of the monitored function, considering organisational responsibilities;

•                       evaluated, together with the Financial Reporting Officer, the independent auditors Deloitte& Touche S.p.A. and the Board of Statutory Auditors, the accounting standards adopted by the Mediaset Group and their uniformity for the purposes of preparing the 2018 Consolidated Financial Statements, and found them to have been correctly applied; it also launched the examination activity in view of the approval of the 2018 financial statements;

•                       took note of and agreed with the methodology adopted and the various plan assumptions supporting the evaluations relative to the annual impairment testing;

•                       carried out activities prior to preparing the Non-Financial Statement for the 2018 Financial Year drawn up pursuant to Legislative Decree 254/2016, informing the Board of its positive assessment on the analysis and contents of the document as regards the sustainability issues that were found to be material for the Mediaset Group, taking into account the related activities and characteristics, and, overall, the data and information collection process;

•                       approved Sections 10 and 11 of this Report relative to the Internal Control and Risk Management System.

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The Committee Chairman informs the Board of the meetings held at the first available Board meeting. When the semi-annual financial statements and management letter are approved, the Committee reports to the Board on the adequacy of the internal control system. During the activity described above and also in view of the policy manage the control system adopted by the Internal Control and Risk Management System Director on the basis of the guidelines of the Internal Control and Risk Management System of the Mediaset Group issued by the latest Board of Directors meeting of 20 December 2016, the Committee recommended to the Board to consider the Internal Control and Risk Management System to be adequate and effective overall, with respect to the profile and characteristics of the Company and to the profile of risk assumed.

In carrying out its functions, the Committee accessed all necessary information and/or functions of the Company and/or Group and/or was assisted by external consultants, as well as the Company Secretary.

The Committee is given funding of EUR 350,000 per annum for expenses related to its duties.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 27 June 2018.

11. THE INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM

The internal control and risk management system comprises all rules, procedures and organisational structures to perform business operations that are consistent with established objectives, through an adequate process that identifies, measures, manages and monitors main risks.

The Board exercises the functions listed by the Code, with the assistance of the Control, Risk and Sustainability Committee.

The Board of Directors carries out its functions related to the internal control and risk management system taking into consideration reference models and existing best practices at the national and international level and in compliance with the organisation and management models adopted pursuant to Legislative Decree 231/2001.

On 24 April 2018, the Board of Directors, with the favourable opinion of the Control, Risk and Sustainability Committee, examined the results of the Risk Officer’s annual update on the assessment and methods of managing the main company, strategic and process risks, assessing the nature and level of compatible risk also with a view to sustainability with the strategic objectives established in the meeting of 22 January 2018 and with the medium/long-term guidelines defined by the Board at the meeting of 17 January 2017 and subsequently presented to the market.

During the meeting of 27 March 2018, the Board, based on Control, Risk and Sustainability Committee Reports, after consulting with the Board of Statutory Auditors and Financial Reporting Officer, took note, with no observations made, of the final data of the Audit Plan updated on 31 December 2017, and approved the 2018 Audit Plan prepared by the Internal Audit department Manager.

On 22 January 2018, the Board of Directors, with the approval of the Control, Risk and Sustainability Committee and as part of activities to monitor objectives and results, reviewed the main actions taken by the Group during the year as regards the strategic objectives previously established and the relative risk level accepted; it also updated the strategic objectives for the subsequent annual assessment of related risks.

The Guidelines of the Internal Control and Risk Management System of the Group, which identify the Enterprise Risk Management Framework as the reference methodology(38) for monitoring the internal

(38) According to the Enterprise Risk Management methodology, the internal control system starts from the definition of the Company’s strategy. The Company’s objectives are taken into consideration by the methodology according to the following categories:

•                  strategic objectives: high level objectives, aligned with and supporting the Company’s mission;

•                  operational objectives: objectives related to the efficient and effective use of resources;

•                  reporting objectives: objectives related to the reliability of reporting external and internal to the Company;

•                  compliance objectives: objectives related to compliance with applicable laws and regulations.

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control system, are implemented, by the Internal Control and Risk Management System Director, through the “Enterprise Risk Management Policy”, which defines the main methodological aspects of the risk management process, as well as the roles, responsibilities and main activities involved in risk management.

The internal control and risk management system of the Mediaset Group is able to identify and measure the main company risks, including those that may be relevant for medium/long-term sustainability, that could undermine the achievement of established objectives, taking into account the characteristics of activities carried out by Mediaset and its subsidiaries, based on the following criteria:

•                  the nature of the risk, with reference to strategic and operating risks and risks concerning reporting and compliance with laws in force;

•                  the possibility of risk affecting the ability to achieve company objectives;

•                  the organisation’s ability to properly manage identified risk;

•                  the correct monitoring of company risks, by checking the suitability of the internal control and risk management system to provide an acceptable profile of overall risk. Specifically, the internal control and risk management system of the Mediaset Group establishes the following:

•                  the systematic monitoring by management of main company risks, in order to identify and implement any corrective actions for existing control processes;

•                  periodic independent checks of the adequacy and effectiveness of the internal control system, as well as the timely adoption of specific corrective actions if weaknesses are identified;

•                  rules for reporting on the adequacy and effectiveness of the internal control and risk management system.

For this purpose, the Internal Control and Risk Management System Director supervises the management of the Internal Control and Risk Management System of the Mediaset Group, to ensure the system can:

•                  promptly react to significant risk situations, establishing adequate control mechanisms;

•                  guarantee, within the context of company processes, an adequate level of separation between operating and control functions, thus preventing conflicts of interest arising regarding assigned responsibilities;

•                  guarantee, within the context of operating and administrative/accounting activities, the use of systems and procedures that ensure the accurate recording of company events and operations, as well as the production of reliable, timely information flows, both in and outside the Group;

•                  establish methodologies for the timely communication of significant risks and control anomalies identified in relation to appropriate Group levels, allowing for the identification and timely adoption of corrective actions.

This model is adopted for listed subsidiaries, also in line with the management and coordination activities of the parent company, giving them Guidelines and related polices for implementation.

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With particular reference to financial reporting processes, the main characteristics of the Internal Control and Risk Management System relative to such risks pursuant to Article 123-bis, paragraph 2, letter b) of the TUF are described below.

Main characteristics of risk management and internal control systems in relation to the financial reporting system process

1.              Introduction

The risk management and internal control system in relation to the financial reporting process(39), developed within the Mediaset Group, aims to guarantee the dependability, accuracy, reliability and timeliness of financial reporting.

Mediaset, in defining its own system, has aligned it with laws and regulations currently in force.

As reference standards do not explicitly establish specific criteria for the design, implementation, evaluation and monitoring of the Risk Management and Internal Control System relative to financial reporting, Mediaset has opted for the application of a model that is universally recognised as one of the most accredited: the CoSO (Committee of Sponsoring Organizations) Framework. Furthermore, implementation of the System takes into account the guidelines of some industry organisations regarding the activities of the Appointed Director (the Italian Confederation of Industry, Confindustria, and the National Association of Finance and Administration Managers, Andaf).

Article 154-bis of the TUF has established the position of Financial Reporting Office for issuers with shares listed on regulated markets. This Officer is responsible, among others, in conjunction with relevant functions, for developing adequate administrative and accounting procedures for the production of financial statements, consolidated financial statements and interim reports, as well as all other information disclosed to the market and relative to accounting disclosure and the issue of specific certification.

2.              Description of the main characteristics of the Internal Control and Risk Management System in relation to the financial reporting system process

Roles and Functions involved

The Financial Reporting Officer is assisted by a specifically established company structure for the purpose and by the Organisation Department: these structures support the Financial Reporting Officer in designing, implementing and maintaining adequate administrative and accounting procedures to draft the financial statements and the consolidated financial statements and supply the Financial Reporting Officer with elements to evaluate their adequacy and effective functioning.

The structure assisting the Financial Reporting Officer works with process owners to promptly identify events that may impact or change the reference framework, update administrative accounting procedures, implement new controls and carry out any improvement plans within their own processes.

The Internal Audit Function periodically carries out independent checks on the adequacy and actual functioning of the control model adopted by the Company to ensure compliance with the requirements of the Law on the Protection of Savings in relation to obligations of the Financial Reporting Officer.

(39) Financial reporting means, for example, periodic accounting information, annual and interim financial reports, additional financial interim disclosures — including with reference to consolidation — ongoing disclosure and press releases

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Stages of the Internal Control and Risk Management System in relation to the financial reporting process

The risk management and internal control system, relative to the financial reporting process, basically comprises a number of administrative accounting procedures and tools to evaluate the adequacy and actual functioning of procedures, which contribute to establishing an internal control model that is maintained, updated and, where concrete opportunities for rationalisation and optimisation are identified, is further developed.

The model is structured in three main stages:

a)                  definition of the scope of analysis with the identification and evaluation of risks;

b)                  identification and documentation of controls;

c)                   evaluation of the adequacy and actual application of administrative and accounting procedures and relative controls.

a) Definition of the scope of analysis, with the identification and evaluation of risks

To determine and plan activities to check the adequacy and actual application of the Group’s administrative and accounting procedures, the definition of the scope of analysis describes the process to adopt when determining the level of complexity, identifying and assessing risks and assessing the materiality of financial statement areas. This process aims to assess controls of transactions generated from company processes that supply accounting data and record them in financial reporting.

Significant processes that are representative of the business are identified based on the quantitative analysis of financial statement items, applying the concept of materiality to aggregate items contained in the Consolidated Financial Statements of the Mediaset Group, and on a qualitative analysis of processes based on their level of complexity.

For each process identified as significant, the “generic” risks of the unreliability of financial reporting inherent in the process itself are determined, referring to financial statement assertions (existence and occurrence, completeness, rights and obligations valuation and recognition, presentation and reporting), which constitute control objectives.

The Financial Reporting Officer defines the reference context, at least annually and whenever elements occur that may considerably change the analysis carried out.

To complete scope analysis, a summary and overall analysis at a Group level is also carried out on the internal control system at a functional and/or organisational level (entity level control). This analysis breaks down each component of the CoSO framework in supervisory areas that, based on the Risk Assessment carried out, should be covered by the Group and monitored by management.

For each of the identified supervisory areas, actual risk coverage connected with it is tested, checking the existence of company procedures and practices adopted by the Group.

b) Identification and documentation of controls

Controls are defined by a process that identifies administrative and accounting procedures that meet various control assertions (40).

(40) Reference control assertions are the following:

accuracy: this control ensures that all details of the individual transaction have been correctly processed;

completeness: this control ensures that all transactions are processed and are only processed once;

validity: this control ensures that the processed transaction has passed adequate authorisation levels and is effectively referable to company operations;

restricted access: this control ensures that access to information and transactions is adequately configured according to the roles and responsibilities recognised by the Company.

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The controls identified and specifically applied when carrying out activities are formalised in a specific matrix (the “Risk and Control Matrix”) and, in this matrix are related to the “generic” risks of the unreliability of financial reporting.

Administrative and accounting procedures and relative controls are periodically monitored and updated through a process that involves the Financial Reporting Officer, his/her support structure and process owners. Specifically, process owners inform the Financial Reporting Officer, on a regular basis, of events that may impact and change the frame of reference of significant procedures, and on an annual basis, the support structure of the Financial Reporting Officer reviews and validates the entire control model, involving all process owners in reviewing processes in their area of responsibility.

c) Evaluation of the adequacy and actual application of administrative and accounting procedures and relative controls

The adequacy and actual application of administrative and accounting procedures is evaluated by specific testing, and aims to guarantee the design and operational ability of identified controls.

The Group has adopted a testing strategy which basically involves defining the approach and criteria used for testing: the frequency of analysis, sizing of the sample, types of tests to carry out, formalisation of tests carried out and information flows to notify test outcomes.

The purpose of testing is to guarantee the actual application of controls in compliance with the defined testing strategy. On a six-monthly basis, the support structure of the Financial Reporting Officer prepares a report indicating activities carried out and test outcomes.

Based on testing results, the Financial Reporting Officer, assisted by his/her support structure, defines a plan to remedy any deficiencies that may have a negative impact on the effectiveness of the risk management and internal control system relative to financial reporting.

The Financial Reporting Officer’s support structure, in conjunction with process owners, for areas in their responsibility, coordinates improvement plans and guarantees their implementation.

On at least an annual basis, the Financial Reporting Officer reports to the Control, Risk and Sustainability Committee, the Board of Statutory Auditors and the Supervisory Bodies of Group companies, with reference to procedures used to evaluate the adequacy and actual application of controls and administrative/accounting procedures, as well as compliance with remedial plans defined, and rates the adequacy of the accounting and administrative control system.

11.1. INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM DIRECTOR

During its meeting of 27 June 2018, the Board confirmed the Chairman as Internal Control and Risk Management System Director.

During 2018 and the first few months of 2019, the Internal Control and Risk Management System Director Officer:

•                  implemented the guidelines issued by the Board and verified their adequacy and effectiveness;

•                  supervised amendments to the system concerning the dynamics of operating conditions and the legal and regulatory framework;

•                  oversaw the identification of the main company risks (strategic, operational, financial and concerning compliance) taking into account the characteristics of the activities carried out by the Company and its subsidiaries, and based on the guidelines for the Internal Control and Risk Management System established by the Board of Directors.

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The analysis and evaluation of main business processes and processes supporting the business, with the involvement of the Group’s management, the Internal Audit Function, and the Risk Officer, made it possible to give an overall evaluation of the Internal Control and Risk Management System (which was finalised with the presentation of the Report by the Internal Control and Risk Management System Officer to the Board of Directors during the meeting of 24 April 2018).

11.2. INTERNAL AUDIT FUNCTION MANAGER

The Issuer has established an Internal Audit Function to ensure that the internal control and risk management system is both functioning and adequate.

The Board of Directors, following the proposal of the Control, Risk and Sustainability Committee and after consulting with the Board of Statutory Auditors, confirmed Angelo lacobbi as Internal Audit department manager, defining his compensation as being consistent with company policies and ensuring he has adequate resources to undertake his responsibilities. Incentive mechanisms for the Manager of the Internal Audit Department were last revised in the meeting of the Board of 19 February 2019, and considered consistent by the Board with assigned duties.

To ensure an adequate level of independence and objectivity in internal audit activities, the Internal Audit Function Manager is not responsible for any operational area.

The Internal Auditing department reports to the Chairman, who informs the Board.

In compliance with international reference standards on auditing, the Internal Audit Function checks, both on an ongoing basis and in relation to specific needs, the functioning and adequacy of the internal control and risk management system, implementing an Audit Plan approved by the Board of Directors, based on a structured process, analysing and prioritising the main company risks.

The scope of the activities carried out by the Internal Audit(41) Function include Mediaset and all the Group Companies directly or indirectly controlled by it, with the exception of the listed companies and their subsidiaries or investee companies. In addition, with reference to the Group’s investee companies and joint ventures, the Internal Audit Department activities can be carried out on the basis of a specific request by the Board of said companies.

In 2018, the Internal Audit Function carried out mandates of:

•                  Assurance, which consists in an objective review of evidence and findings, through analyses, assessments, recommendations and qualified comments, in order to obtain an independent evaluation of the internal control and risk management system;

•                  advice, which consists of methodological support and assistance to provide added value and improve governance, risk management and control processes.

In its activities carried out during 2018, the Internal Audit Function had free and direct access to data, documents, information and personnel useful to carrying out its duties.

During the reporting period, the Internal Audit Function Manager prepared periodic reports(42) containing information on: the activities carried out, including activities relating to the reliability of the company information systems, including the accounting systems, the methods used to manage risks as well as compliance with plans to limit risks; the reports also contained an assessment of the suitability (adequacy and effective functioning) of the internal control and risk management system.

(41) in accordance with the Mandate granted to it by the Board of Directors on 17 December 2013

(42) Sent to the Chairmen of the Board of Statutory Auditors, Control, Risk and Sustainability Committee and Board of Directors, as well as to the Internal Control and Risk Management System Director of Mediaset S.p.A..

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As regards the Financial Year, the Internal Audit department considered the internal control and risk management system to be operational and adequate.

The Internal Audit Function Manager also maintained periodic communication flows with other company bodies and units that have supervisory and monitoring functions in relation to the internal control and risk management system, such as the Financial Reporting Officer, the Risk Officer and the Supervisory and Control Bodies of the Group.

In compliance with recommendations of international standards on auditing, the Internal Audit Function put in place actions to ensure and improve the quality of activities carried out, also considering the last Quality Assurance Review of the Internal Audit Function carried out in 2017 by a qualified, independent external auditor who, along with results of internal audits, confirmed the general conformity of the internal audit structure and activities carried out in accordance with international standards and the code of ethics issued by the Institute of Internal Auditors.

11.3. COMPLIANCE PROGRAMME

The internal control system was consolidated by adopting a Compliance Programme, with the first draft approved by the Board of Directors on 29 July 2003. This version was then amended and supplemented, up to the current version(43).

Updates of the Compliance Programme, made gradually, mainly took into account, among other things, legislative changes and the ensuing broadening of the range of “predicate offences;” internal organisational changes; and ongoing case law precedents being established regarding compliance programmes.

With the adoption of its own Compliance Programme, Mediaset has sought to establish a structured and organic system of general and operational rules and principles of conduct which are adopted in the framework of the Company organisation, the system of mandates and powers, organisational guidelines and operating practices, the disciplinary system, etc., and which meet the purposes and provisions of Legislative Decree 231/01, in terms of the prevention of crimes and administrative offences (preventive controls), and control of the programme’s implementation and any application of fines and sanctions (ex post controls).

The Compliance Programme comprises principles, company rules and provisions relative to the management and control of the Company’s activities and includes a summary document, explaining the general regulations that are appropriate for preventing the commission of offences indicated in Legislative Decree 231/01 and a number of attachments (including, among others, the updated wording of Legislative Decree 231/01, a description of all criminal offences envisaged by the decree, a summary of so-called “areas of activities at risk of offences being committed” concerning the Company and relative organisational oversight, as well as general controls of single areas).

During 2018, the need to revise the Compliance Programme was evaluated, with a risk assessment conducted as well as analyses on provisions in Law no. 179 of 30 November 2017 “Provisions to protect persons reporting offences or irregularities that come to their knowledge during public or private

(43)The Compliance Programme that Mediaset adopted in 2016 refers, specifically, to the following types of “predicate offence”: offences that may take place during relations with the Public Administration, corporate crimes, market abuse, offences of organised crime, computer crime, negligent offences infringing occupational health and safety laws, crimes against industry and trade, handling stolen goods, money laundering and the use of any monies, goods or other utilities from illicit sources, self-laundering, and offences concerning copyright, the offence of omitting to make or making false statements to the judicial authorities, environmental offences, offences in employing citizens from third-party countries without valid permits, corruption among private entities. The Compliance Programme adopted by Mediaset in 2014 includes, as an integral part, the document “General Guidelines on Anti-Corruption matters”, adopted as early as 2014, in order to align the Mediaset Group with the best practices developed at the international level to counter corruption. The document describes the general principles which (in compliance with provisions in the Code of Ethics and in order to prevent unlawful or improper behaviour, including acts of corruption for any reason) shall inspire the conduct and actions of all persons who work for the Company or the Mediaset Group, in particular in “areas of activities in which there is a risk that offences may be committed.”

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employment”. Based on these assessments, a new version of the Compliance Programme was prepared, and approved by the Board on 5 February 2019.

During 2018, in view of a growing focus on corporate governance and considering the complexity of the sectors in which the Media Group operates on a daily basis, analysis was conducted to assess the feasibility of revising the current Code of Ethics, adopted in 2012, in order to clearly confirm and in some cases update the set of values and responsibilities which the Mediaset Group acknowledges, accepts, shares and undertakes. The text of a new Code of Ethics was therefore prepared, rewording some articles and introducing new ones (for example on the prevention of corruption, the use of social networks, internal control and risk management, public security, alignment with regulations on whistleblowing). The new Code of Ethics of the Group was approved by the Board on 5 February 2019.

Italian subsidiaries have adopted the new version of the Compliance Programme and the Group’s Code of Ethics.

The Supervisory and Control Body

The Compliance Programme requires the Supervisory and Control Body to have several members appointed by the Board, after ensuring they meet the same integrity standards as directors of the Company and professional standards commensurate with the position they will hold. In addition they must not be ineligible for any reason or have conflicts of interest with other company departments and/or positions that could undermine their independence and freedom of action and judgement.

The Supervisory and Control Body, confirmed by the Board of Directors on 28 June 2018, after ensuring that it met the same requirements concerning reputation applicable to directors of the Company and requirements concerning adequate professional competence, and also after ensuring the absence of incompatibility and conflicts of interest with other company functions and/or positions that would undermine its independence, freedom of action and judgement, will expire from office with the approval of the Financial Statements to 31 December 2020(44). The Committee comprises three members:

Sergio Beretta	Chairman - Consultant
Silverio Di Girolamo	Consultant
Michele Perini	Consultant

The composition of the Supervisory and Control Body was considered appropriate to satisfy the requirement that this role and the ensuing responsibility must be assigned to persons that can wholly guarantee the necessary autonomy and independence that such body must possess.

Mediaset decided not to assign the Supervisory and Control Body functions to the Board of Statutory Auditors, as it considered it appropriate to keep a Body with specific responsibilities for compliance with Legislative Decree 231/01 and entirely dedicated to this activity.

In carrying out its activities, the Supervisory and Control Body is supported mainly by the Internal Audit department and - where necessary - it may be assisted by other company departments or outside consultants.

The Supervisory and Control Body carries out the duties and has the powers established in the Compliance Programme. To undertake its responsibilities, the Supervisory and Control Body may, at any time whatsoever, at its own discretion and independently, verify the application of the Compliance Programme and procedures relative to it, also regarding each member separately.

(44) The previous Supervisory and Control Body, whose term of office ended with the Shareholders’ Meeting of 27 June 2018, comprised Sergio Beretta (Chairman), Aldo Tani and Davide Attilio Rossetti.

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As a result of the audits conducted (on specific company operations and the procedures/rules of conduct adopted), and in relation to legal and/or organisational developments, or to the identification of new areas of activities at risk of serious infringements of provisions of the Compliance Programme, and/or of company procedures that refer to it, the Supervisory and Control Body also informs the Company of the advisability of making changes and updates to the Compliance Programme and/or relative procedures. With subsequent follow-up activities, the Supervisory and Control Body ensures that any corrective actions recommended to the Company have been adopted by relative company functions.

During 2018, the Supervisory and Control Body met six times and reported, every six months, to the Board of Directors, Control, Risk and Sustainability Committee, and Board of Statutory Auditors.

11.4. INDEPENDENT AUDITORS

The Shareholders’ Meeting of 28 June 2017, having examined the recommendation made by the Board of Statutory Auditors, appointed Deloitte & Touche SpA. as independent auditors in charge of auditing the annual and consolidated financial statements and of performing the limited audit of the half year report for the financial years 2017/2025, pursuant to law. The Financial Statements of subsidiaries are audited.

Subsequently, on 27 June 2018 the Board, based on recommendations of the Board of Statutory Auditors, decided to supplement the auditing fees of Deloitte & Touche S.p.A. for activities carried out following the adoption of the new accounting standards IFRS 9 and 15, as well as some changes to the scope of auditing.

On 26 September 2017, the Board of Directors appointed Deloitte & Touche S.p.A. to provide services for the issue of a limited audit report on the Non-Financial Statement for the 2017-2025 period.

11.5. THE FINANCIAL REPORTING OFFICER

The Board of Directors, during its meeting of 28 June 2018, upon favourable recommendation of the Board of Statutory Auditors, confirmed Luca Marconcini, manager of the Consolidated Accounts, Accounting Principles and Risk Office department as Mediaset Financial Reporting Officer. All powers and responsibilities needed to fulfil the assignment and related tasks were attributed to the Financial Reporting Officer(45).

For the Financial Year, the Financial Reporting Officer, assisted by the Risk Office and Organisation departments, implemented, in relation to main company processes within the operating companies of the Group(46), the activities(47) required to assess, adapt, and document the Internal Control System as required by Law 262/05.

The 2018 Financial Statements and Consolidated Financial Statements of the Company include statements issued based on the programme established according to CONSOB regulations on the adequacy and actual application of procedures, as well as their consistency with accounts and adequacy in giving a true and fair view of the equity, economic and financial standing of the Company and of

(45) pursuant to Article 154-bis of Legislative Decree No. 58 of 24 February 1998 and to Article 28 of the Bylaws.

(46) With reference to listed subsidiaries, the Financial Reporting Officer of the Mediaset Group coordinates with the financial reporting officers of these companies, in order to have appropriate evidence of the activities they perform to evaluate the adequacy of controls.

(47) Specifically, the following activities were carried out:

the identification and evaluation of company processes and relative risks;

the updating of identified processes and controls;

the analysis of the adequacy of controls adopted relative to administrative/accounting and financial aspects;

testing and relative documentation of controls to check the actual application of administrative/accounting procedures;

formalisation of the remedial plan to eliminate any deficiencies identified during controls;

monitoring of the status of remedial activities and testing of relative controls implemented.

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companies included in the scope of consolidation, signed by the Financial Reporting Office and Chairman of the Company.

The Financial Reporting Officer, together with the Control, Risk and Sustainability Committee and the independent auditors, assesses the correct use of the accounting standards and, in the case of the Group, their uniformity for the purpose of preparing the Consolidated Financial Statements, an activity that is performed during the first few months of each Financial Year.

In its meeting of 24 April 2018, the Board of Directors allocated funding of EUR 350 thousand per annum to the Financial Reporting Officer for expenses related to his duties.

The Board found the incentive mechanisms for the Financial Reporting Officer, last reviewed on 19 February 2019, to be commensurate to the tasks assigned to him.

11.6. COORDINATION BETWEEN PARTIES INVOLVED IN THE INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM

The coordination between parties involved in the internal control and risk management system is ensured by a steady flow of information between those parties, on an ongoing and timely basis through:

•                  participation of the Board of Statutory Auditors in the meetings of the Control, Risk and Sustainability Committee;

•                  frequent participation of the Financial Reporting Officer in the meetings of the Control, Risk and Sustainability Committee; periodic information to the Control, Risk and Sustainability Committee, the Board of Statutory Auditors and the Internal Control and Risk Management System Director appointed by the Internal Audit Manager, regarding the activities performed within the internal control and risk management system;

•                  exchange of information between the Control, Risk and Sustainability Committee, the independent auditors and the Financial Reporting Manager with regard to the accounting principles applied in the Mediaset group and their uniformity for the purposes of preparing the consolidated financial statements;

•                  periodic reporting by the Supervisory Body to the Board of Directors and the Board of Statutory Auditors.

12. INTERESTS OF DIRECTORS AND RELATED-PARTY TRANSACTIONS

Procedure for related-party transactions

The Board meeting of 9 November 2010, with the favourable opinion of the Governance Committee, approved the “Procedure for transactions with related parties”(48)” and established the Committee of Independent Directors (now the Related Parties Committee).

Subsequently, in its meeting of 17 December 2013, taking note of the favourable opinion of the Committee, the Board of Directors amended article 7 letter a) of the Related Parties Procedure, effective as from 1 January 2014(49). During 2017, the Committee carried out three-year analysis,

(48) Implementing the provisions of the “Regulations on transactions with related parties,” adopted by Consob with resolution No. 17221 of 12 March 2010, and later amended by resolution No.17389 of 23 June 2010, the procedure, which can be consulted on the website, sets forth the rules to identify, approve, perform, and publish transactions with related parties conducted by Mediaset S.p.A., either directly or through subsidiaries, in order to ensure the transparency and substantial and procedural correctness of said transactions, as well as the cases of exclusion from the implementation of said rules.

(49) The amendment concerned the introduction of the threshold for transactions of low value with counterparts that are natural persons. Specifically, the Procedure identifies material and non-material transactions, establishing the rules for carrying them out and identifying transactions to which the foregoing regulations do not apply. Excluded transactions include, in particular, non-material transactions (of a total value not above EUR 300,000.00 if

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confirming the effectiveness and suitability of the Procedure to guarantee the substantial and procedural fairness of related-party transactions with Mediaset and expressed a positive opinion on the decision to not make any amendments to the Procedure in effect.

Related Parties Committee

The Related Parties Committee, appointed on 28 June 2018, consists of three independent directors who will remain in office until the term of office of the entire Board expires(50).

Marina Brogi	Chairman - Independent Director
Giulio Gallazzi	Independent Director
Carlo Secchi	Independent Director

The Committee has its own operating regulations and minutes are taken of all meetings. The Manager of the Company’s Affairs Department, appointed as Committee Secretary, attends the meetings. In the days preceding meetings, sufficiently in advance of the meeting, the Secretary, as agreed with the Committee Chairman, sends to the Governance Committee members all available documents and information on items on the agenda.

The Committee met six times during 2018.

The percentage of each director attending Committee meetings is shown in Attachment D to this Report.

As a rule, all members of the Board of Statutory Auditors take part in the meetings, and the managers of specific company departments and external consultants were invited to attend by the Committee Secretary, to explain particular issues.

The Related Parties Committee carries out the duties established by the Regulation on Related-Party Transactions and the Related-Party Procedure. Specifically, as regards non-material transactions, its opinions are non-binding; as regards material transactions, its opinions are binding.

The Committee expressed opinions on minor related-party transactions, including the favourable opinion on the compensation package of the Chairman Fedele Confalonieri, defined during the agreed on termination of the executive employment contract between the Chairman and the Company as from 31 July 2018(51), and the favourable opinion on the variable component of compensation to give to key management personnel, as proposed by the Deputy Chairman and Chief Executive Officer.

The Committee also carries out periodic analyses and controls based on reports.

The Committee also carries out periodic analyses and controls based on reports prepared by the Corporate Affairs Department, pursuant to Article 8.5 of the Related-Party Procedure.

In its meeting of 28 June 2018, the Board of Directors allocated funding of EUR 100 thousand per annum to the Related Parties Committee for expenses related to its duties.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 27 June 2018.

the counterpart is a natural person and not above EUR 500,000.00 if the counterpart is a corporate body), transactions with, or between, subsidiaries and affiliated companies, and normal transactions.

(50) The previous Committee of Independent Directors for Related-Party Transactions, whose term of office ended with the Shareholders’ Meeting of 27 June 2018, comprised Michele Perini (Chairman), Alessandra Piccinino and Carlo Secchi.

(51) Further information is available in the press release of 27 July 2018 published on the Company’s website.

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Directors with interests

Before dealing with transactions, the Directors shall give exhaustive information to other Directors and to the Board of Statutory Auditors of all interests, even potential, which they have in a specific transaction of the Company, on their own behalf or that of third parties, independently of any situation of conflict; they shall also specify the nature, terms, origin, and scale of said interests; if the Director involved is the Chief Executive Officer, he shall also refrain from carrying out the transaction.

13.    APPOINTMENT OF STATUTORY AUDITORS

The appointment of Statutory Auditors is regulated by Article 28 of the Company Bylaws given in Attachment E to this Report.

The Shareholders’ Meeting elects the Board of Statutory Auditors, consisting of three regular auditors and three alternate auditors, who remain in office for three financial years until the date of the Shareholders’ Meeting convened to approve the Financial Statements of the third financial year. The auditors may be re-elected.

All Statutory Auditors shall be included in the Register of Auditors established by the Ministry of Justice and have carried out auditing for a minimum of three years. In addition, the Statutory Auditors must satisfy the requirements of the laws and regulations in effect and the Board makes sure that said requirements are satisfied.

Based on the Company Bylaws, lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, hold the amount of share capital required by the Company Bylaws to present lists for the appointment of members of the Board of Directors. Pursuant to Consob resolution No. 19856/2017, the shareholding percentage required to present lists of candidates for the Board of Statutory Auditors at the Shareholders’ Meeting of 28 June 2017 amounted to 1%.

14.    STATUTORY AUDITORS

Pursuant to the legal provisions in force, the Board of Statutory Auditors supervises: compliance with law and Company Bylaws, compliance with the principles of fair and proper administration, the adequacy of the Company’s organisational structure for areas under its responsibility, the internal control system, the administrative/accounting system, as well as the reliability of the latter in correctly representing operating data, the procedures to implement corporate governance regulations required by governance codes prepared by companies managing regulated markets or trade associations, which the Company, through disclosure to the public, declares it adopts, and the adequacy of provisions issued by the Company to subsidiaries.

At present, the Board, whose term of office will end with the Shareholders’ approval of the Financial Statements at 31 December 2019, comprised:

Mauro Lonardo, Francesca Meneghel, Ezio Maria Simonelli, Regular Auditors; Stefano Sarubbi, Flavia Daunia Minutillo and Riccardo Perotta, Alternate Auditors. Attachment F to this report shows the composition of the Board of Statutory Auditors.

The Chairman of the Board of Statutory Auditors is Mauro Lonardo, who was first in the minority list.

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Two lists were presented at the Shareholders’ Meeting of 28 June 2017 (610,567,493 shares, or 51.69% of the share capital)(52).

The curricula vitae of the members of the Board of Statutory Auditors may be consulted on the Company’s website and are also shown in Attachment G to this report.

The composition of the Board of Statutory Auditors has not changed since the end of the reporting period.

DIVERSITY CRITERIA AND POLICIES

On 24 April 2018 the Board of Directors approved the adoption of a policy on the composition of the Board of Statutory Auditors pursuant to the provisions of paragraph 2, letter d-bis of Article 123 of the TUF, as well as the recommendations of the Corporate Governance Code for Listed Companies. The Board of Statutory Auditors, the Governance and Appointments Committee and the Control and Risks Committee, the latter having advisory functions in the area of sustainability, were involved in the adoption of the Policy on the Board of Statutory Auditors’ Diversity and expressed prior favourable opinion to the Board regarding the Policy. This policy, set out in Attachment H to this Report, contains guidelines and recommendations that have been considered functional to achieving the objective of a Board of Statutory Auditors made up of individuals capable of effectively carrying out their mandate.

The Board of Statutory Auditors ascertained that the current composition met recommendations, and that objectives of the Policy on diversity had been met.

* * *

During 2018, the Board of Statutory Auditors met 22 times. On average, each meeting lasted approximately 2 hours. For 2019, 16 meetings have been scheduled, of which 5 have already been held.

(52)The first list was presented by the shareholder Fininvest S.p.A. The second list was presented by the following shareholders:

ALETTI GESTIELLE SGR S.P.A. (Fund manager: Gestielle Cedola Italy Opportunity and Gestielle Obiettivo Italia), ANIMA SGR S.P.A. (Fund manager: Anima Italia, Anima Geo Italia and Anima Iniziativa Italia), ARCA S.G.R. S.P.A. (Fund manager: Arca Azioni Italia), FIDEURAM ASSET MANAGEMENT (IRELAND) (Fund Manager: Fonditalia Equity Italy and Fideuram Fund Equity Italy), FIDEURAM INVESTIMENTI SGR (Manager of Fideuram Italia fund), INTERFUND SICAV (INTERFUND EQUITY ITALY), GENERALI INVESTMENTS LUXEMBURG SA (Fund manager: GIS Euro Equity Mid Cap), LEGAL & GENERAL ASSURANCE (Pensions Management) LIMITED, MEDIOLANUM GESTIONE FONDI SGR SPA (Fund manager: Mediolanum Flessibile Futuro Italia, Mediolanum Flessibile Globale e Mediolanum Flessibile Sviluppo Italia), MEDIOLANUM INTERNATIONAL FUNDS — CHALLENGE FUND — CHALLENGE ITALIAN EQUITY, PLANETARIUM FUND ANTHILIA SILVER

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As disclosed to the market upon appointment by the Shareholders’ Meeting of 28 June 2017, all the Statutory Auditors declared that they met the requirements for the office set forth by law and by the by-laws. On 18 December 2018, in accordance with the requirements of the Code, aimed at ensuring that the statutory auditors satisfy the independence requirements, the Board of Statutory Auditors assessed whether its members satisfy said independence requirements. Outcomes were notified to the Board on 12 March 2019.

On 18 December 2018, the Board of Statutory Auditors verified the correct application of the criteria and procedures used by the Board to evaluate the independence of directors. In particular, with reference to assessments made by the Governance and Appointments Committee, concerning the Director Francesca Mariotti still meeting independence requirements, following her notification that she had married an employee of Fininvest S.p.A., the Board considered the assessment in line with recommendations of the Corporate Governance Code.

Before meetings, Statutory Auditors are given documents on items to evaluate and resolutions to be passed.

The Board of Statutory Auditors also monitored the independence of the independent auditors, verifying compliance with relevant regulatory provisions regarding the nature and extent of the various services supplied to Mediaset and its subsidiaries by the independent auditors and by entities belonging to their network. The Board of Statutory Auditors had no objections to report.

With regard to the requirements for the Statutory Auditors, it is reported that the Board of Statutory Auditors currently in office satisfies all legal requirements.

When performing its activities, the Board of Statutory Auditors coordinated with the Internal Audit department, the Control, Risk and Sustainability Committee, the Governance and Appointments Committee and Related Parties Committee, and also participated in all Committee meetings, including Compensation Committee meetings.

Information is exchanged regularly between the Board of Statutory Auditors and the Chairmen of the Boards of Statutory Auditors of the subsidiaries. The Board also met with the Supervisory and Control Body of Mediaset.

The Chairman of the Board of Directors ensured that the Statutory Auditors, after their appointment and during their term of office, were able to take part in initiatives designed to give them adequate knowledge of the business sector in which the Group operates, of the company dynamics and their development, as well as of the legal and regulatory framework(53).

The Board of Statutory Auditors’ compensation is determined, pursuant to the Bylaws, by the Shareholders’ Meeting. For detailed information on the compensation of members of the Board of Statutory Auditors, reference is made to the Compensation Report of the Company(54).

15. RELATIONS WITH SHAREHOLDERS

The Company’s website publishes financial information (financial statements, half-year reports and periodic additional financial information, presentations to the financial community and the performance of Stock Exchange transactions involving financial instruments issued by the Company) as well as data and documents that are of interest to shareholders (press releases, the composition of Company bodies and committees, the Company Bylaws, the regulations of the Shareholders’ Meeting and minutes of General Meetings, as well as documents and information on corporate governance and the compliance programme pursuant to Legislative Decree no. 231/2001). On the same website, in the “Corporate / Sustainability” section, the Non-Financial Statement is also available.

(53) Can be consulted at chapter 4.2 Composition - “Induction Programme”.

(54) Additional information is available at the website www.mediaset.it

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In order to establish an ongoing relationship with the shareholders, based on an understanding of the respective roles, the Board of Directors identified the Chief Financial Officer of the Group Marco Giordani as the officer in charge of managing relations with the shareholders.

For this purpose the Chief Financial Officer is assisted by the following two functions that report directly to him:

•                                the Company Affairs Department, which oversees relations with Retail Investors and Institutional Entities (CONSOB, Borsa Italiana);

•                                The Investor Relations Department, which oversees relations with the financial community (financial analysts, institutional investors and ratings agencies).

In January, the financial calendar with details of main financial events, is reported to the market and published on the Company’s website.

The contact details and telephone numbers of the Corporate Affairs Department and Investor Relations Department are also published on the Company’s website.

16. SHAREHOLDERS’ MEETINGS

The Shareholders’ Meeting brings together the Company’s management and shareholders.

In convening, planning and managing Shareholders’ Meetings, particular attention is paid to encouraging Shareholder involvement, and to guaranteeing the highest standards of information given during meetings, in compliance with restrictions and procedures for disseminating price-sensitive information.

The Shareholders’ Meeting, when duly established, represents all shareholders and its resolutions, passed in conformity to law, are binding on all shareholders, even if absent or in disagreement. The Shareholders’ Meeting meet in cases and according to procedures established by law, at the registered office of the Company or elsewhere, provided the venue is in Italy. As established by Article 9 of the Company Bylaws, the Shareholders’ Meeting shall be convened by a notice published according to law, containing the date, time and venue, items to discuss, as well as any other information that is required by laws in force. The notice and documentation concerning the items in the agenda must be published on the Company’s website within the terms required by the law, in accordance with the methods established by the legislation in effect.

The Board of Directors promotes initiatives to encourage the utmost shareholder involvement in meetings and facilitate the exercise of their rights, acting to limit restrictions and obligations that make it difficult or expensive for them to take part in the Shareholders’ Meeting and exercise their right to vote regulated by Article 11 of the Company Bylaws.

Each shareholder who has the right to take part in the Shareholders’ Meeting may be represented by written proxy, pursuant to law. According to the provisions of Article 135 - undecies of the TUF, the Company has identified as delegated representative for the 2018 shareholders’ meetings the company Computershare S.p.A. with registered office in Milan, via Lorenzo Mascheroni 19 to which the shareholders can grant a proxy, with voting instructions on all or some of the proposals on the agenda. The notice convening the Shareholders’ Meeting indicates all relevant information.

Generally, all directors take part in Shareholders’ Meetings. The Meetings are an opportunity to inform shareholders about the Company, in compliance with regulations on inside information.

The Shareholders’ Meeting is chaired by the Chairman of the Board of Directors, and, in his absence, by the Deputy Chairman.

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During the Shareholders’ Meeting, the Board of Directors reports on activities carried out, referring to Directors’ Reports, previously published in accordance with the law and regulations, and replying to requests for clarifications from shareholders. The draft financial statements and consolidated financial statements, and relative reports, as well as the Directors’ report on proposals concerning items on the agenda is handed out to those attending the meeting and sent to Shareholders who have taken part in previous meetings, to ensure they are given adequate information on the elements necessary to make informed decisions.

The purpose of the voting system used at the Shareholders’ Meeting (remote control) is to facilitate shareholders in exercising their rights and guarantee that voting results are immediately available.

The Shareholders’ Meeting has all powers established by law(55). The Shareholders’ Meeting’s Regulations govern the proceedings of the Shareholders’ Meeting.

In the Shareholders’ Meeting of 27 June 2018, 13 directors took the floor.

17.    CHANGES AFTER THE END OF THE REPORTING PERIOD

No changes to the corporate governance structure took place after the end of the 2018 reporting period.

18.    CONSIDERATIONS ON THE LETTER OF 21 DECEMBER 2018 OF THE CHAIRMAN OF THE CORPORATE GOVERNANCE COMMITTEE

During the meeting on the Board’s self-assessment, the “Main areas for improvement identified in 2018”, contained in the letter of the Chairman of the Corporate Governance Committee of 21 December 2018 were reviewed; Directors contributed opinions concerning these areas for improvement, confirming the adequacy of measures adopted by the Board; in more detail, as regards each of the four areas, the following information is reported:

1.              Pre-board meeting disclosure: the assessment of Directors on the adequacy and timeliness of information flows was positive, also considering findings described in the section on self-assessment.

2.              Independence: the Directors considered the analysis of criteria to be accurate and in-depth, in formal and substantial terms, resulting in a thorough assessment of the independence of each Director.

3.              Board evaluation: procedures are structured and explained well in the Report on corporate governance and ownership structure, with the actual involvement of the Governance and Appointments Committee in coordinating the annual self-assessment process.

4.              Adequacy of compensation policies: directors were satisfied with the work carried out by the Compensation Committee and Board on remuneration policies.

(55)Pursuant to the Company Bylaws, assigning powers to the administrative body to resolve on matters that by law are assigned to the Extraordinary Shareholders’ Meeting (resolutions regarding mergers and demergers in cases provided for by Articles 2505, 2505-bis and 2506-ter of the Italian Civil Code, the opening or closing of secondary sites, appointing directors to represent the Company, reducing share capital in the case of withdrawal of a shareholder, making amendments to the Company Bylaws to take into account legal provisions), do not diminish the powers of the Shareholders’ Meeting to pass resolutions on such matters. As regards the establishment and resolutions of the Ordinary and Extraordinary Shareholders’ Meetings, on first and subsequent calls, relative legal provisions apply.

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ATTACHMENT A

Company Bylaws

Board of Directors

Article 17)

1.     The Company is managed by a Board of Directors, consisting of seven to fifteen Directors, who may be re-elected.

2.     Before appointing the Board, the Shareholders’ Meeting determines the number of members of the Board and their term of office, in compliance with the time limits established by law.

3.     The Board of Directors is appointed by the Shareholders’ Meeting based on lists, which may contain a maximum of twenty-one candidates, each numbered consecutively, from one to the number of candidates specified in the list. Lists can be presented by the shareholders or by the Board of Directors.

4.     Each candidate may only be in one list. Failure to observe this provision will make the candidate ineligible for election.

5.     Each shareholder may not present, or contribute to present, or vote for more than one list, even through an intermediary or trust company. Shareholders belonging to the same group - namely the parent company, subsidiaries and companies subject to joint control - and shareholders that take part in a shareholders’ agreement pursuant to Article 122 of Italian Legislative Decree 58/1998 relative to shares of the Company, may not present, or take part in presenting, or vote for more than one list, even through an intermediary or trust company.

6.     Lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, represent at least the percentage of subscribed share capital at the time of presenting the list, established and published by Consob pursuant to regulation adopted by resolution no. 11971 of 14 May 1999 as amended, as, from time to time, specified in the notice of Shareholders’ Meeting called to resolve on the appointment of the Board of Directors.

7.     Ownership of the minimum amount of shares as per paragraph 6, required to present the lists, shall be calculated by taking into account the shares that are registered in the shareholder’s name on the day when the lists are filed at the Company.

Certification proving ownership may also be presented after the list has been filed, provided this is within the deadline for the company to publish the lists.

8.     In order to decide on directors to elect, lists that do not have a number of votes at least equal to half that required by the Company Bylaws or by pro tempore laws in force on the presentation of lists, will not be considered.

9.     Each list shall include at least two candidates who meet the requirements for independence established by pro tempore laws in force, indicating them separately. Moreover, each list with at least three candidates shall indicate candidates of different gender, as indicated in the notice convening the meeting, in order to comply with pro tempore laws on gender balance.

10.      Each list must be accompanied by (i) the professional curricula of the candidates, containing exhaustive information on their personal and professional characteristics, (ii) the certification of their eligibility, if any, to qualify as independent, in accordance with the pro tempore law in force, (iii) the statements by which individual candidates accept their candidature and declare, under their own responsibility, that no reasons exist preventing them from being elected or making them incompatible as established by law, and that they meet the requirements of law and regulations for members of the Board of Directors and (iv) the additional information required by the pro tempore laws in force and by the by-laws, which shall be specified in the notice of call.

11.    Each list must be signed by the shareholders presenting them, and filed at the Company’s registered office within twenty-five days prior to the date of the Shareholders’ Meetings on first or single call, without prejudice to the terms established by law for filing notices convening meetings subsequent to meetings on first call, and made available to the public, according to pro tempore laws in force.

12.      Without prejudice to the possibility to produce certification proving the ownership of shares according to the terms in paragraph 7 herein, when presenting lists, information shall be given relative to the identity of shareholders submitting the list, indicating the percentage of their total shareholding.

13.    Shareholders other than those that hold, also jointly, a controlling or relative majority shareholding shall also present a statement certifying the absence of any relationships with the latter, as provided for by law.

14.    The list presented by the Board of Directors must (i) be filed and made public, in accordance with the regulations as from time to time applicable to the lists presented by shareholders, within thirty days prior to the date of the Shareholders’ Meetings on first or single call, without prejudice to the terms established by law for filing notices convening meetings subsequent to meetings on first call, and made

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available to the public, according to pro tempore laws in force and (ii) satisfy, mutatis mutandis, the requirements established for the submission of lists by shareholders.

15. Any lists presented without observing the above provisions shall be intended as not presented and not included in the voting.

16. The election of the Board of Directors shall take place as follows:

(a)              from the list that obtained the highest number of votes (the “Majority List”), according to the progressive order in which they were listed, all the directors to be elected are drawn minus two, if the number of members of the Board of Directors to be elected is between seven and eleven, or three if the number of members of the Board of Directors to be elected is between twelve and fifteen. The office of Chairman of the Board of Directors will be assigned to the candidate listed first in the Majority List;

(b)              the remaining members of the Board of Directors are drawn from the lists that are not connected in any way, including indirectly, with the shareholders who presented or voted for the Majority List (the “Minority Lists”).

17. The votes obtained by each of the Minority Lists are divided by whole consecutive numbers from one up to the number of directors to be elected. The quotients obtained in this way are progressively attributed to the candidates of each Minority List, following the order in each list. The quotients attributed to the candidates of the Minority Lists are put in a single ranking in decreasing order. Those who obtained the highest quotients are elected as Directors, up to the number required to complete the composition of the Board of Directors.

18. If more than one candidate in the Minority Lists have obtained the same quotient, the candidate in the list from which no director has yet been elected or from which the lowest number of directors has been elected, shall be elected. If none of these lists have elected a director or have all elected the same number of directors, the candidate from these lists with the highest number of votes will be elected. In the event of a tied vote between lists and with the same quotient, a second ballot shall be held by a new vote by the entire Shareholders’ Meeting, with the candidate obtaining the simple majority of votes being elected.

19. If, by following the previously defined procedure, the composition of the Board cannot be completed, the additional members shall be elected by taking candidates from the Majority List, in the order in which they are listed, not yet elected who fulfil the independence and gender requirements set forth by the pro tempore law in force.

20. If the composition of the Board obtained by applying the preceding paragraphs does not ensure gender balance, taking into account the order in which they are listed, the last elected in the Majority List of the most represented gender shall be removed by a number necessary to ensure compliance with the requirement, and shall be replaced by the first non-elected candidates from the same list of the less represented gender. In the absence of a sufficient number of candidates of the less represented gender in the Majority List, the shareholders’ meeting shall appoint the missing directors according to the majority established by law, ensuring satisfaction of the requirement. The replacement of elected members of the most represented gender who satisfy the independence requirements prescribed by the pro tempore laws in force must in any case be made with candidates who meet the same requirements.

21. The same procedure shall apply mutatis mutandis if the number of independent directors required by the pro tempore laws in force has not been elected.

22. If only one list has been presented, the Shareholders’ Meeting votes on the list and if the relative majority is obtained, candidates listed in consecutive order, up to the number established by the General Meeting, are elected, without prejudice to compliance with requirements established by pro tempore laws in force and the Company Bylaws on the composition of the Board of Directors, and in particular on gender balance. The candidate in first place on the list shall be elected as Chairman of the Board of Directors.

23. If no lists are presented or if application of the criteria referred to in the preceding paragraphs does not allow for all the members of the Board of Directors to be elected, the Shareholders’ Meeting shall forthwith appoint the missing directors by resolution adopted by simple majority, on the proposal of those in attendance who have the right to vote, ensuring compliance with the requirements set forth by the pro tempore laws in force and by the Bylaws with regard to the composition of the Board of Directors and, especially, with regard to gender balance.

24. The voting procedure with lists is only applied in the case of renewal of the entire Board of Directors.

25. If one or more directors no longer holds office, for any reason whatsoever, directors remaining in office shall replace them by co-option, ensuring, in any case, compliance with requirements established by pro tempore laws in force and by the Company Bylaws on the composition of the Board of Directors,  and in particular, concerning gender balance. Directors, appointed pursuant to Article 2386 of the Italian Civil Code, are elected by the Shareholders’ Meeting with the majorities established by law, so as to ensure compliance with requirements established by pro tempore laws in force and by the Company

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Bylaws on the composition of the Board of Directors, and in particular, concerning gender balance; directors appointed in this manner remain in office until the term of office of other directors expires.

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ATTACHMENT B

Personal and professional profiles of Directors

FEDELE CONFALONIERI - Fedele Confalonieri was born in Milan on 6 August 1937. He graduated with a degree in Law from Milan University. He is a member of the Advisory Board of Con findustria and Assolombarda. He is a Board Member of the Italian daily newspaper “II Giornale”, Chairman of the Veneranda Fabbrica del Duomo in Milan and a member of the General Council of Con findustria Radio Televisioni. He is also Director and Deputy Chairman of the Board of Mediaset España Comunicación S.A.

PIER SILVIO BERLUSCONI - Pier Silvio Berlusconi was born in Milan on 28 April 1969. He began his professional career in 1992 in the marketing department of Publitalia, moving on to the Italia 1 television network. In November 1996 he became Manager for the coordination of content and programmes of Mediaset networks. In 1999 he was appointed Deputy Director General of Content R.T.I..He has been Deputy Chairman of the Mediaset Group since April 2000, besides being Chairman and Chief Executive Officer of R.T.I. In April 2015, he was appointed Chief Executive Officer of Mediaset S.p.A. He is also on the Board of Directors of the following companies: Arnoldo Mondadori Editore S.p.A., Fininvest S.p.A. and Publitalia ‘80 S.p.A.

MARINA BERLUSCONI - Marina Berlusconi was born in Milan on 10 August 1966. She joined the company at a very young age and has always been deeply interested and involved in the management and development of the Group’s economic and financial strategies. In July 1996, she was appointed Deputy Chairman of Fininvest S.p.A., a position she held until October 2005, when she was appointed Chairman of the holding company. Since February 2003 she has been the Chairman of Arnoldo Mondadori Editore S.p.A. She is also a Director of Mondadori France SAS.

MARINA BROGI - Marina Brogi was born in Rome on 15 July 1967. She holds a Degree in Economics and Politics from Bocconi University, awarded in 1988 with Professor Tancredi Bianchi as supervisor, and completed her studies at the London Business School. She is Full Professor in International Banking and Capital Markets at the Faculty of Economics, La Sapienza University Rome, where she held the post of Deputy Dean from 2011 to 2017. She is Chair of the Technical/Scientific Committee of the Italian Association of Financial Industry Risk Managers (AIFIRM). She is a Member of the Scientific Committee of the Confindustria Studies centre. From 2014 to 2016 she was with the Securities and Markets Stakeholder Group of ESMA. She has been a committee member for numerous competitive state examinations for CONSOB, and has acted as expert for the Ministry of the Interior and assisted the XI Labour Commission of the Senate and VI Finance Commission of the Chamber of Deputies. Since 2008, she has been a board member of listed and unlisted companies. At present she holds the position of Independent Director and Chairman of the Remuneration and Appointments Committee of Salini-Impregilo; She is an Independent Director and Chairman of the Related Parties Committee of Banco di Desio e della Brianza. She has previously been Lead Independent Director for Luxottica; She is on the supervisory board of A2A and UBI Banca; she is an Independent Director of Prelios; UBI Pramerica SGR.

ANDREA CANEPA - Andrea Canepa was born in Milan on 21 November 1961. Andrea Canepa holds a Degree in Law from Milan University, and attended a specialist post-graduate course at Bocconi University SDA “Corporate General Counsel”, qualifying as a lawyer. His professional experience has mainly been in corporate law, with a particular focus on regulation and the corporate governance of listed issuers and management of extraordinary transactions. He held corporate management positions for Montedison S.p.a. from 1989 to 1996, was Legal and Corporate Affairs Manager of the Manuli Group

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from 1997 to 1999, and Corporate Affairs Manager from 2000 to 2008, becoming General Counsel Legal and Corporate Affairs Director from 2008 to 2013 for the Mondadori Gorup. He is a corporate consultant with the Studio Legale Spada legal practice in Milan and is a consultant for Corporate Affairs and Governance of the Reno de Medici Group.

RAFFAELE CAPPIELLO - Born in Rome on 17 September 1968. Raffaele Cappiello holds a First-Class Degree in Law from La Sapienza University, Rome. Since 1992 he been a legal consultant, also acting as counsel in legal proceedings regarding corporate, banking, financial and insolvency law for the legal practice of Professor Libonati, Rome. He was partner of the “Libonati-Jaeger” professional association until 2010, when he set up his own practice in Rome. He is a Lecturer of Business Law at the School for Legal Professional Specialisation of La Sapienza University, Rome (2013/2018) and of Insolvency Law for the Master’s Course for insolvency practitioners at the Università degli Studi Niccoló Cusano University (since 2018). He has been a member of the Financial Banking Arbitration Board of Rome since 2015. He has been appointed to act in insolvency proceedings by Courts, the Italian Ministry of Economic Development and Bank of Italy, in a capacity as: Receiver of Gruppo Cotorossi (in extraordinary administration), Gruppo Cogolo (in extraordinary administration), Gruppo Altiforni e Ferriere di Servola (in extraordinary administration), Cavirivest s.p.a. (in extraordinary administration); Liquidator of // Manifesto soc coop (in compulsory liquidation) and Official Receiver in the creditor arrangement proceedings of Acqua Marcia RE spa.. He has held positions as independent director in financial and listed companies. At present, he holds the following positions: Minority interest-appointed independent director of B&C Speakers SpA, listed on the Milan Stock Exchange, Director of the S.I.A.E. Pension Fund. Chairman of the Advisory Board of Fondo Igea - the mutual investment fund for qualified investors of Prelios SGR spa, Member of the Advisory Board of Fondo Tessalo - the closed, reserved alternative investment fund managed by DeA Capital Real Estate SGR SpA.

COSTANZA ESCLAPON DE VILLENEUVE - Costanza Esclapon De Villeneuve was born in Florence on 28 September 1965. She is the Founder and Chair of Csc Vision, a strategic communication consulting company, and was Director of Communications and External Relations for RAI, from 2012 to 2016. She previously held the position of Director of External Relations for Wind and Alitalia, and was press office director for Intesa Sanpaolo and Enel.

She has taught Communication at La Sapienza University, Rome. She received the Bellisario Award in 2013 and is on the board of FAI.

GIULIO GALLAZZI - Giulio Gallazzi was born in Bologna on 8 January 1964. He was awarded a Degree in Business and Economics in 1987, and an MBA from SDA Bocconi Milan in 1990, and went on to be a Visiting Scholar at the Harvard Business School. He is the founder and current Chairman and CEO of SRI Group, an international holding which controls nine operating companies with strong links on a strategic business level, based in London and with offices in Milan, Rome, Brussels, Shanghai and Beijing, active in numerous joint ventures set up in 15 countries across the globe. The Group is a major player for European companies that put international development at the centre of their own strategies. The SRI Group operates in areas including Business Development, Corporate Finance, International Business Management, Corporate and Governance Restructuring. Over the years, it has gained considerable experience in private equity operations in the banking and insurance, industrial hi-tech and sports and entertainment sectors, gaining considerable experience in managing strategic change from the traditional economy to the digital economy, in international finance and industry. He was a Board Director of Ansaldo STS from 2014 to 2016, a leading Italian company at international level in railway and underground transport signalling technologies.

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He served on the board of the Banca Carige Group from 2016 to 2018, where he oversaw a governance crisis and was appointed Chairman of the Board to run the bank up to the shareholders’ meeting, at a particular time of transition with the Bank involved in a difficult turnaround strategy, which is still ongoing. He has published numerous papers and articles on company development and sustainable finance. He had an important sporting career in his youth and was European American football champion playing for Italy as captain in 1987. He was also Italian champion in 1986 with the Bologna Warriors team. In 1988 he was voted MVP of the championships.

MARCO GIORDANI - Marco Giordani was born in Milan on 30 November 1961. He was awarded a degree in Economics and Business from Bocconi University, Milan. Since 2000 he has been Chief Financial Officer of the Mediaset Group. He is Chairman of Mediaset Premium S.p.A., Monradio S.r.l., RadioMediaset S.p.A. and Virgin Radio Italy S.p.A. He is also Chief Executive Officer of R.T.I., Board Director of Mediaset S.p.A., Mediaset Espana Comunicaci6n S.A., Publitalia ‘80 S.p.A., Medusa Film S.p.A., 2i Towers Holding S.p.A. and 2i Towers S.p.A., as well as a member of the Mediaset Executive Committee. From 1998 to 2000, he worked for IFIL S.p.A., as Head of Investment Control, and was subsequently appointed Board Director and Executive Committee member of LA RINASCENTE S.p.A., as well as Director of S.I.B. (Societa Italiana Bricolage). In 1991 he became Finance Manager of the RINASCENTE Group and Chief Financial Officer in 1997.

FRANCESCA MARIOTTI - Francesca Mariotti was born in Frosinone on 16 March 1973. She is a lawyer and registered auditor. She has been Director of Tax Policies for Con findustria, the main association representing manufacturing and service companies in Italy, bringing together other 150,000 member businesses, since 2014. She has been responsible for the technical definition of the tax policies promoted by the Association; she has analysed and steered economic and accounting policy for member businesses, engaging with national and international organisations. She served on the ministerial committee to align regulations on business income with international accounting standards, and with the commission on tax erosion and tax expenditure revision set up by the Ministry for Economy and Finance, in 2007 and 2011 respectively. Before arriving at Con findustria, she gained over ten years’ experience in taxation, initially with KPMG International Studio Associato, and later in the banking and cooperation industries, at Federcasse - the Italian Federation of Cooperative and Small Banks. She has written various articles and papers on taxation and been a speaker at conferences. She lectures on masters courses and is also a trainer.

GINA NIERI - Born in Lucca on 2 December 1953, she has two daughters. She earned a degree in Political Sciences from Pisa University and specialised in journalism and mass communication at Luiss University, Rome. She has been working in commercial television since 1977, firstly as General Secretary of FIEL, the first association of “free” broadcasters. She then joined FRT - the Federation of Radio and Television Operators - as Director remaining until 1990, when she joined the FININVEST GROUP as Manager for Relations with Trade Associations. Currently at MEDIASET, she holds the position of Director of Institutional and Legal Affairs and Strategic Analysis. Since June 2007 she has been Deputy Chairman of R.T.I. S.p.A., and a board member since 1999. In June 2018 she was confirmed member of the Board of Directors of Mediaset S.p.A., a position that she has held since 1998, and member of the Executive Committee. In April 2017, she was appointed to the Board of Directors of Publitalia ‘80 2018 S.p.A.. In April 2018, she was appointed Director of Mediaset España Comunicaci6n S.A. She serves on the Board of Directors of Class CNBC S.p.A.. From 2000 to 2005 she was a member of the Board of Directors of ALBACOM S.p.A representing Mediaset. She is member of the General Council of CONFINDUSTRIA. She is member of the President’s Committee of the Master in Marketing, Digital Communication and Sales Management di PUBLITALIA. She has participated and participates in

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work groups at the European Commission, on matters concerning the protection of minors, also on the Internet, pluralism of the media, management of the radio spectrum and copyright. On 27 December 2012 she was awarded the title “Commendatore dell’Ordine al Merito della Repubblica Italiana” (Commander of the Order of Merit of the Italian Republic).

DANILO PELLEGRINO - Danilo Pellegrino was born in Milan on 18 September 1957. While studying Business and Economics at Cattolica University, Milan, he joined Magneti Marelli S.p.A., a Fiat Group company, in 1975, holding various positions in Administration and Control. At present he is Chief Executive Officer of Fininvest S.p.A., Chairman of // Teatro Manzoni, Milan, Alba Servizi Aerotrasporti and ISIM and is on the board of Società Sportiva Monza 1912 S.p.A., a Fininvest Group company. He is a Board Director of Arnoldo Mondadori Editore S.p.A.

NICCOLO’ QUERCI - Niccoló Querci was born in Florence on 10 May 1961. He was awarded a degree in Law from Siena University in 1986 and a Master’s in Business Communication in 1988. Since 2007 he has been Central Manager of Human Resources and Operations in the Mediaset Group and Deputy Chairman of Publitalia ‘80 S.p.A.. Since late 2014, he has been Central Manager, Procurement. From 2006 to 2010 he was Chairman of Media Shopping S.p.A.. Since 2003 he has been Managing Director of R.T.I S.p.A. for Human Resources, General Services and Safety. Since 2001 he has been Deputy Chairman of R.T.I. S.p.A.; from 1999 to 2006 he was Director of artistic resources, productions, entertainment and sport and, until 2008, he was Manager for diversified and new business activities of the Group. From 1992 to 1999 he was Assistant and Secretarial Officer of Silvio Berlusconi, holding various organisational positions over the years. From 1989 to 1992 he was Key Account Manager and assistant Chairman and Chief Executive Officer of Publitalia ‘80, and Account Executive from 1987 to 1988 at P. T. Needham. He is also director of Mediaset S.p.A. and on the Executive Committee of Mediaset España Comunicación S.A..

STEFANO SALA - Born in Milan on 23 September 1962; he is married and has three children. He holds a degree in business management from “Luigi Bocconi” University in Milan. He has been Board Director of Mediaset S.p.A. (since April 2015) and is on the Executive Committee. He has been a Director of RTI S.p.A (since April 2017), Chief Executive Officer of Publitalia ‘80 (since April 2014), Chief Executive Officer of Digitalia ‘08 S.r.l (since December 2012), Chief Executive Officer of Publieurope Lmt (since April 2017), Deputy Chairman of Mediamond (since February 2015), Director of RadioMediaset S.p.A. (since June 2016). From December 2012 to March 2014 he was Commercial Managing Director of Publitalia ‘80 S.p.A. From January 2009 to November 2012 he held the office of and Chief Executive Officer of GroupM Italy. Between March 2006 and December 2008 he was Chairman and Chief Executive Officer of Mediaedge: Cia Italy and Executive Vice President of Groupm Italy. From January 2004 to February 2006, he was Chairman and Chief Executive Officer of Mindshare Italy; earlier, from May 2001 to December 2003, he was Managing Director of Mindshare Italy. From May 1999 to April 2001 he was Managing Director of CIA Italy; earlier, from April 1998 to April 1999, he was Sales manager for CIA Italy. From April 1996 to March 1998 he was Sales manager with Cairo Pubblicita. From March 1991 to March 1996, he worked with Telepiù Pubblicità as Sales Manager and earlier as Sales Executive.

CARLO SECCHI - Born in Mandello del Lario (Lecco) on 4 February 1944. He is an Emeritus Professor of European Political Economy at Bocconi University Milan, also acting as Rector from 2000 to 2004. He was a Member of the European Parliament during the fourth legislature (1994-1999), where he was Deputy Chairman of the Economic and Monetary Commission. He was a Senator of the Italian Republic during the twelve legislature (1994-96). He is a member of governing bodies of technical/scientific Foundations and Institutes. He is Deputy Chairman of ISPI (Institute for International Political Studies of

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Milan). He was a member of the Board of Directors of Veneranda Fabbrica del Duomo (1996-2017). He is on the Board of Mediaset S.p.A.. In 2014 he was appointed Chairman of the Supervisory Board of Pirelli S.p.A. Since 2009 he has been European Coordinator of TEN - T priority projects (Atlantic Corridor). He is the author of books and numerous articles on international commerce and economy, economic integration and European issues.

The company Arnoldo Mondadori Editore S.p.A. belongs to the Fininvest Group, of which Mediaset S.p.A. is a part.

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ATTACHMENT C

Diversity Policy of the Board of Directors of Mediaset S.p.A.

This Policy is adopted by the Board of Directors of Mediaset S.p.A. (the “Board” and the “Company”), in compliance with the laws, including Community law, on sustainability and the provisions of the Governance Code for Listed Companies (the “Board’s Diversity Policy”). More specifically, the Board’s Diversity Policy has been adopted in implementation of the provisions of Article 123-bis, paragraph 2, letter d-bis) of Legislative Decree no. 58 of 24 February 1998 (“TUF”).

The Governance and Appointments Committee and the Control, Risks and Sustainability Committee, the latter having advisory functions in the area of sustainability, were involved in the adoption of the Policy on Board Diversity and both expressed prior favourable opinion to the Board regarding the Policy.

Objectives of the policy

Some objectives were set regarding the composition and functioning of the Board of Directors. In particular:

A)           from a quantitative point of view, the number of Board members must be adequate for the size and complexity of the organizational structure of the company and the Group;

B)           in terms of quality, in relation to the functioning of the body, it is proposed that the members of the Board should:

•                       be fully aware of the duties that are required to perform and the associated responsibilities;

•                       have professional skills that are adequate for the role to be filled, including in any of the Board’s internal committees, and calibrated in relation to the characteristics of the Company;

•                       have diversified and suitably distributed expertise among the members of the body, so that each of them, regardless of the sector of operation (Board or internal committee) can provide an effective contribution, including in identifying and pursuing appropriate strategies and ensuring effective corporate governance;

•                       devote adequate time and resources with respect to the complexity of their task;

The guidelines and recommendations contained in this document have been considered functional to achieving the objective of a Board made up of individuals capable of effectively carrying out their mandate. This is considered possible only by taking measures both with respect to their candidacy and appointment, which involves various persons with different tasks (internal committees, Board, shareholders’ meeting), and after the appointment, during the exercise of their duties in the continuous management of activities. To this end, the professional skills necessary to achieve this result must be clearly defined ex ante - and possibly reviewed over time to take account of any new situations or changes to be addressed - and the selection of candidates for the position of Directors and their appointment must take into account these guidelines and recommendations.

Elements of diversity

The Board, also based on the long-term experience gained during the board performance evaluation, recommends that the board structure includes a set of different and complementary expertise and experiences. To this end, the Board has identified the following elements of diversity:

(i)             consolidated experience - gained as executive director or manager with top management functions within industrial groups of significant size and/or complexity, operating in one or more of the business sectors comprised in the corporate purpose - and in-depth knowledge of

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the market in which the Company carries out its activities and of the developments in the said market in order for the Company’s management to be entrusted to people with extensive expertise, experience, ability and strategic vision;

(ii)          consolidated experience - gained in professional firms, auditing firms, consulting firms or in the academic or institutional field - in legal, economic, financial and internal control and risk matters, in order to make a contribution to the knowledge of these matters that is relevant for the Company’s activities and complementary to managerial experience.

(iii)       consolidated managerial or professional international experience in the field of innovation applied to the media sector and knowledge of the international market so that the Company can benefit from such knowledge;

(iv)      keeping an adequate number of Directors of the less represented gender - including when the legal provisions on gender balance cease to be effective - so that the Company can take advantage of the different points of view and experiences offered by gender diversity;

(v)         majority of non-executive directors, with at least one third of them meeting the independence requirements established by law and by the Corporate Governance Code for the purposes identified by the mentioned Code;

(vi)      balanced combination of different length of service and age groups, to balance the need for management continuity and renewal and to benefit from the different points of view and experiences that characterize the greater or lesser length of service and the individual age brackets.

Implementation of the Policy

In accordance with the Shareholders’ prerogatives in the designation and appointment of the members of the Board, upon renewal of the management body, the Board shall express its view on the composition of the management body in the report to the shareholders, in order to make known the diversity criteria and objectives set out in the Board’s diversity policy.

The Board of Directors shall take into account the indications contained in the Board’s Diversity Policy in the event it is called to co-opt one or more members of the Board pursuant to Article 17 of the Bylaws.

The Governance and Appointments Committee shall take into account the indications set out in the Board’s Diversity Policy in case it has to propose candidates to the Board for the purpose of replacing independent Directors.

The Governance and Appointments Committee and the Board of Directors shall take into account the indications contained in the Board’s Diversity Policy if they have to identify candidates for the position of Director in case, upon of renewal of the body, the outgoing Board decides to make use of the option provided for in Article 17 of the Bylaws to present its own list of candidates.

Monitoring the implementation of the Policy and its updating

The Board, with the support of the Governance and Appointments Committee and the Control, Risk and Sustainability Committee with advisory functions on sustainability, is responsible for monitoring the results achieved from implementation of this Policy and the updating thereof.

The results deriving from the implementation of this Policy will be included in the corporate governance and ownership structure report envisaged by Article 123-bis of the Consolidated Law on Finance, starting from the year following the application of the policies described in this document.

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Mediaset Group - Report on corporate governance and ownership structure ATTACHMENT D TABLE 2: STRUCTURE OF THE BOARD OF DIRECTORS AND OF THE COMMITTEES Committee (6) Committee: NOTE · This symbol indicates the internal control and risk management system director. (1) The term of office of the Board of Directors ended with the Shareholders' Meeting of 27 June 2018. 7 meetings of the Board of Directors were held before this date and 6 meetings of the new Board of Directors were held after this date. Previously appointed directors - Marina Brogi, Andrea Canepa, Raffaele Cappiello, Costanza Esclapon de Villeneuve, Giulio Gallazzi, Francesca Mariotti and Danilo Pellegrino, are indicated, who took part in the 6 meetings held during the year (2) The term of office of the Control, Risk and Sustainability Committee ended with the Shareholders' Meeting of 27 June 2018. Before this meeting, 7 Committee meetings were held, and 4 meetings were held afterwards. The participation of the directors is calculated on the basis of 11 meetings for Carlo Secchi, 7 meetings for Franco Bruni and Fernando Napolitano, and 4 meetings for Costanza Esclapon de Villeneuve and Marina Brogi. (3) The term of office of the Compensation Committee ended with the Shareholders' Meeting of 27 June 2018. Before this meeting, 2 Committee meetings were held, and 4 meetings were held afterwards. The participation of the directors is calculated on the basis of 2 meetings for Michele Perini, Bruno Ermolli and Fernando Napolitano and 4 meetings for Andrea Canepa, Marina Brogi and Francesca Mariotti. (4) The term of office of the Governance and Appointments Committee ended with the Shareholders' Meeting of 27 June 2018. Before this meeting, 2 Committee meetings were held, and 3 meetings were held afterwards. The participation of the Directors is calculated on the basis of 5 meetings for Carlo Secchi, 2 meetings for Michele Perini and Wanda Ternau and 4 meetings for Marina Brogi and Giulio Gallazzi. (5) The term of office of the Executive Committee ended with the Shareholders' Meeting of 27 June 2018. Before this meeting, 4 Committee meetings were held, and 4 meetings were held afterwards. The participation of the Directors is calculated on the basis of 8 meetings for Fedele Confalonieri, Pier Silvio Berlusconi, Marco Giordani, Gina Nieri, 4 meetings for Niccolo' Querci, Stefano Sala and Giuliano Adreani. (6) The term of office of the Related Parties Committee ended with the Shareholders' Meeting of 27 June 2018. Before this meeting, 2 Committee meetings were held, and 4 meetings were held afterwards. The participation of the Directors is calculated on the basis of 6 meetings for Carlo Secchi, 2 meetings for Michele Perini and Alessandra Piccinino, and 3 meetings for Raffaele Cappiello and Francesca Mariotti. * The date of the first appointment of each director means the date when the director was appointed for the first time (in absolute terms) to the Board of Directors of the issuer. ** This column shows the list from where each director was taken ("M": majority list; "m": minority list; "BOD": list presented by the Board of Directors). *** This column shows the number of offices of director or statutory auditor held by the person concerned in other companies listed on regulated markets, also outside Italy, in the financial, banking, and insurance companies all companies of a significant size. In the Corporate Governance Report, appointments are indicated in full. Data on Directors no longer in office are not indicated. **** Stepped down from office on 25 January 2018 (*) This column shows the participation of directors in Board meetings and Committee meetings respectively (indicate the number of meetings attended compared to the total number of those which they could have attended); (**) This column shows the qualification of the director on the Committee: "P": Chairman "M": member. (***) Shareholding applicable to the Company for presentation of lists by minorities as per Consob Resolution no. 20273 of 24 January 2018 56 Board of Directors Control, Risk and Sustainability Committee (2) Compensation Committee (3) Governance and Appointments Committee(4) Executive Committee (5) Related Parties Office Members Year of birth Date of first appointment * In office since In office until List ** Exec. Non exec. Indep. per Code Indep. per TUF Number other offices *** (*) (1) (*) (2) (**) (*) (3) (**) (*) (4) (**) (*) (5) (**) (*) (6) (**) Chairman (*) Fedele Confalonieri 06/08/1937 16/12/1994 27/06/2018 31/12/2020 M X 13/13 7/8 P Deputy Chairman Chief Executive Officer Berlusconi Pier Silvio 28/04/1969 28/07/1995 28/06/2018 31/12/2020 M X 2 13/13 4/8 M Director Marina Berlusconi 10/08/1966 28/07/1995 27/06/2018 31/12/2020 M X 2 6/13 Director Marina Brogi (1) 15/07/1967 27/06/2018 27/06/2018 31/12/2020 M X X X 2 5/6 4/4 M 4/4 M 4/4 P Director Andrea Canepa(1) 21/11/1961 27/06/2018 27/06/2018 31/12/2020 M X X X 6/6 4/4 P Director Raffaele Cappiello (1) 17/09/1968 27/06/2018 27/06/2018 31/12/2020 m X X X 1 6/6 3/3 P Director Costanza Esclapon de Villeneuve (1) 28/09/1965 27/06/2018 27/06/2018 31/12/2020 m X X X 6/6 3/4 M Director Giulio Gallazzi(1) 08/01/1964 27/06/2018 27/06/2018 31/12/2020 m X X X 5/6 4/4 M Director Marco Giordani 30/11/1961 20/03/2001 27/06/2018 31/12/2020 M X 12/13 8/8 M Director Francesca Mariotti(1) 16/03/1973 27/06/2018 27/06/2018 31/12/2020 M X X X 6/6 4/4 M 3/3 M Director Gina Nieri 02/12/1953 28/09/1998 27/06/2018 31/12/2020 M X 13/13 8/8 M Director Danilo Pellegrino(1) 18/09/1957 27/06/2018 27/06/2018 31/12/2020 M X 2 5/6 Director Niccolò Querci 10/05/1961 22/04/2009 27/06/2018 31/12/2020 M X 13/13 4/4 M Director Stefano Sala 23/09/1962 29/04/2015 27/06/2018 31/12/2020 M X 12/13 3/4 M Director Carlo Secchi 04/02/1944 20/04/2006 27/06/2018 31/12/2020 M X X X 12/13 11/11 P 2/2 P 3/3 M 6/6 M DIRECTORS NO LONGER IN OFFICE DURING THE REPORTING PERIOD Director Giuliano Adreani 27/08/1942 29/05/1996 29/04/2015 31/12/2017 M X 7/7 4/4 Director Franco Bruni 12/04/1948 29/04/2015 29/04/2015 31/12/2017 m X X X 6/7 7/7 M Director Pasquale Cannatelli**** 08/09/1947 30/04/1997 29/04/2015 31/12/2017 M X 1/1 Director Mauro Crippa 26/04/1959 28/09/1998 29/04/2015 31/12/2017 M X 7/7 Director Bruno Ermolli 06/06/1939 22/02/2001 29/04/2015 31/12/2017 M X 1/7 0/2 M Director Fernando Napolitano 15/09/1964 29/04/2015 29/04/2015 31/12/2017 m X X X 7/7 5/7 M 2/2 M Director Michele Perini 12/03/1952 22/03/2011 29/04/2015 31/12/2017 M X X X 6/7 2/2 P 2/2 M 2/2 P Director Alessandra Piccinino 31/08/1962 29/04/2015 29/04/2015 31/12/2017 m X X X 7/7 2/2 M Director Wanda Ternau 24/09/1960 29/04/2015 29/04/2015 31/12/2017 m X X X 7/7 2/2 M Number of meetings held during the reporting period: 13 Control, Risk and Sustainability Committee: 11 Compensation Committee: 6 Governance and Appointments Committee: 5 Executive Committee: 8 Related Parties 6 Indicate the quorum required for the presentation of lists by minorities for the appointment of one or more members (pursuant to Article 147-ter of the TUF): 1% (***)

ATTACHMENT E

Company Bylaws

Board of Statutory Auditors

Article 28)

1.     The ordinary Shareholders’ Meeting elects the Board of Statutory Auditors, consisting of three regular auditors and three alternate auditors, who remain in office for three financial years until the date of the Shareholders’ Meeting convened to approve the Financial Statements of the third financial year. The auditors may be re-elected.

All Statutory Auditors shall be included in the register of auditors established pursuant to law and have carried out auditing for a minimum of three years.

Statutory Auditors shall meet requirements established by laws and by regulations in force, which shall be verified by the Board of Directors.

2.     Statutory Auditors are appointed based on lists presented by shareholders, with the procedure established below. The lists shall indicate at least one candidate for the position of Regular Auditor and one candidate for the position of Alternate Auditor and may contain up to a maximum of three candidates for the position of Regular Auditor and a maximum of three candidates for the position of Alternate Auditor. The candidates are listed in consecutive order.

Each list consists of two sections. One is for candidates for the position of regular Auditor and the other for candidates for the position of alternate Auditor. Each candidate may only be in one list. Failure to observe this regulation will make the candidate ineligible.

Lists which, in the section for regular auditors, have at least three candidates shall include in the first two places of the same section, and in the first two places of the section of alternate auditors, candidates of a different gender.

3.     Lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, represent the amount of share capital indicated in the Company Bylaws to present lists for the appointment of members of the Board of Directors. Each shareholder may not present, or take part in presenting, or vote for, more than one list, even through an intermediary or trust company. Shareholders belonging to the same group - namely the parent company, subsidiaries and companies subject to joint control - and shareholders that take part in a shareholders’ agreement pursuant to Article 122 of Legislative Decree 58/1998 relative to shares of the Company, may not present, or take part in presenting, or vote for, more than one list, even through an intermediary or trust company.

Ownership of the minimum amount of shares required to present the lists, shall be calculated by taking into account (i) the shares that are registered in the shareholder’s name on the day when the lists are filed at the Company and (ii) the share capital of the Company at such date.

The certification proving ownership may also be presented after the list has been filed, provided this is within the deadline for the company to publish the lists.

4.     The lists, which shall include the professional curricula of candidates and be signed by the shareholders presenting them, shall be filed at the Company’s registered office within twenty-five days prior to the date of the Shareholders’ Meetings on first or single call, without prejudice to the terms established by law for filing notices convening meetings subsequent to meetings on first call, and made available to the public, according to pro tempore laws in force.

Without prejudice to the possibility to produce certification proving the ownership of shares according to the terms in paragraph three herein, when presenting lists, (i) information shall be given relative to the identity of shareholders submitting the list, indicating the percentage of their total shareholding, (ii) curricula of all candidates shall be submitted containing exhaustive information on their personal and professional profiles and (iii) additional information, required by pro tempore laws in force shall be provided, indicated in the notice convening the Shareholders’ Meeting. Shareholders other than those that hold, also jointly, a controlling or relative majority shareholding shall also present a statement certifying the absence of any relationships with the latter, as provided for by law. Within the same deadline, statements shall be filed by which the individual candidates accept their candidature and declare, under their own responsibility, that no reasons exist preventing them from being elected or making them incompatible as established by law, and comply with limits on the number of positions held as per paragraph 5 hereinafter, and that they meet the requirements of laws, regulations and the Company Bylaws for members of the Board of Statutory Auditors, and the list of administration and control positions they hold in other companies.

5.     Persons who hold a number of administration and control positions that exceeds limits established by pro tempore laws in force may not be elected as Statutory Auditors.

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6. Lists presented without observing the above provisions shall be intended as not presented and not included in the voting.

7. Statutory Auditors are elected as follows:

a)    from the list that obtained the highest number of votes, two regular auditors and two alternate auditors are selected, based on the consecutive order in which they appear in sections of the list;

b)    from the second list which obtained the highest number of votes in the Shareholders’ Meeting, of lists presented and voted by shareholders who are not related to reference shareholders, pursuant to Article 148, paragraph 2 of the TUF, the other regular auditor and other alternate auditor are selected, based on the consecutive order in which they appear in sections of the list.

8. If several lists have obtained the same number of votes, a ballot will be voted between these lists, in compliance with pro tempore laws in force, with the candidates from the list obtaining the simple majority of votes being elected.

9. The candidate in first place in the section of candidates for the position of regular auditor, elected pursuant to paragraph 7. b) above shall be appointed as Chairman of the Board of Statutory Auditors.

10. If the composition of the Board of Statutory Auditors obtained by applying the preceding paragraphs does not ensure gender balance, taking into account the order in which they are listed, the last elected in the list that has obtained the highest number of votes of the most represented gender shall be removed by a number necessary to ensure compliance with the requirement, and shall be replaced by the first non-elected candidates from the same list of the less represented gender. In the absence of a sufficient number of candidates of the less represented gender in the List that has obtained the highest number of votes, the shareholders’ meeting shall appoint the missing directors according to the majority established by law, ensuring satisfaction of the requirement.

11. If only one list is presented, the General Meeting votes on it. If the list obtains the relative majority, the three candidates in consecutive order in the relative section will be elected as regular auditors, and the three candidates in consecutive order in the relative section will be elected as alternate auditors; the Board of Statutory Auditors is chaired by the person ranking first in the section of candidates to this position in the presented listed.

In the event of the death, resignation or end of the term of office of a regular auditor, the alternate auditor elected in first place will take over, provided this replacement ensures a gender balance. Otherwise, the auditor elected in second place will be appointed.

If the Chairman steps down from office, the Statutory Board of Auditors chooses and appoints a new Chairman from its members, who shall remain in office until the first subsequent Shareholders’ Meeting, which shall make appointments to make up the numbers of the Board of Statutory Auditors.

12. Where no lists exist, the Board of Statutory Auditors and its Chairman are appointed by the Shareholders’ Meeting with relative majorities established by law and in compliance with pro tempore laws in force, also concerning gender balance.

13. If a number of lists are presented, and in the case of the death, resignation or end of the term of office of a regular auditor, the alternate auditor from the same list elected in first place will take over, provided this replacement ensures a gender balance. Otherwise, the auditor elected in second place will be appointed.

The following procedure is adopted by the Shareholders’ Meeting to appoint auditors to make up the numbers of the Board of Statutory Auditors: if auditors elected from the majority list are to be replaced, the appointment takes place with a relative majority vote, without any list restrictions in compliance with pro tempore laws in force, also concerning gender balance; when, instead, auditors from the minority list have to be appointed, appointment is by relative majority vote, selecting candidates from the list in which the auditor to replace was included, or, subordinate to this, candidates of any other minority lists, in compliance with pro tempore laws in force, also concerning gender balance.

If there are no candidates from minority lists, the appointment takes place voting for one or more lists, comprising a number of candidates no greater than the number to be elected, presented before the date of the Shareholders’ Meeting, and in compliance with provisions in this article for appointing the Board of Statutory Auditors, without prejudice to the fact that lists by reference shareholders or shareholders related to them, as defined by laws and regulations in force, may not be presented (and if presented will be void). Candidates in the list with the highest number of votes will be elected.

14. The Shareholders’ determines the fees of auditors, in addition to expenses incurred for carrying out their duties.

15. The powers and the duties of the Statutory Auditors are established by law.

16. The Board of Statutory Auditors may also be held by teleconference or videoconference, on the condition that all participants may be identified and are able to follow the discussion and speak

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concerning the items on the agenda in real time. The Shareholders’ meetings are considered to have taken place where the Chairman and the secretary are located.

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ATTACHMENT F

TABLE 3: STRUCTURE OF THE BOARD OF STATUTORY AUDITORS

Board of Statutory Auditors
Office	Members	Year of birth	Date of first appointment *	In office since	In office until	List **	Independence per Civil Code	Participation in Board meetings ***	Number of other appointments ****
Chairman	Mauro Lonardo	16/04/1969	20/04/2011	28 June 2017	31 December 2019	m	X	22/22	10
Regular auditor	Francesca Meneghel	02/12/1961	29/04/2014	28 June 2017	31 December 2019	M	X	17/22	7
Reguhr auditor	Ezio Maria Simonelli	12/02/1958	29/04/2014	28 June 2017	31 December 2019	M	X	18/22	17
Alternate auditor	Sarubbi Stefano	06/12/1965	28/06/2017	28 June 2017	31 December 2019	m	X
Alternate auditor	Minutillo Flavia Daunia	24/05/1971	20/042011	28 June 2017	31 December 2019	M	X
Alternate auditor	Riccardo Perotta	21/04/1949	19/01/1996	28 June 2017	31 December 2019	M	X

Number of meetings held during the reporting year: 22

Indicate the quorum required for the presentation of Bats by minorities for the appointment of one or more members (pursuant to Article 148-ter of the TUF): 1% (*)

NOTE

* The date of the first appointment of each statutory auditor means the date when the statutory auditor was appointed for the firs time (in absolute terms) to the Board of Statutory Auditors of the issuer.

** This column shows the list from where each auditor was taken (“M”: majority list; “m”; minority list).

(*) This column shows the participation of statutory auditors in meetings of the Board of Statutory Auditors (indicate the number of meetings attended compared to the total number of those which they could have attended).

***This column shows the number of offices as director or statutory auditor held by the person concerned pursuant to article 148 bis of the TUF.

(*) Shareholding applicable to the Company for presentation of lists by minorities as per Consob Resolution no. 19856/2017

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ATTACHMENT G

PERSONAL AND PROFESSIONAL PROFILES OF THE BOARD OF STATUTORY AUDITORS

MAURO LONARDO - Mauro Lonardo was born in Rome on 16 April 1969. He holds a degree in Economics and Business from Sapienza University, Rome. He has been a certified public accountant and registered auditor since 1999. He is a professional chartered accountant and partner of Studio RSM - Palea Lauri Gerla, where he mainly carries provides corporate and tax advisory services. He is a member of various associations involved in corporate governance. He carries out preliminary activities for judicial authorities in revenue proceedings. He is on several boards of statutory auditors and supervisory bodies pursuant to Legislative Decree 231/2001, among which Poste Italiane S.p.A., Ama S.p.A., Neep AS Roma Holding S.p.A., Stadio TDV S.p.A., Roma Multiservizi S.p.A., Intec Telecom Systems S.p.A., Unicompany S.p.A.. He has been Chairman of the Board of Statutory Auditors of Mediaset S.p.A S.p.A. since April 2011.

EZIO MARIA SIMONELLI - Ezio Maria Simonelli was born in Macerata on 12 February 1958. He holds a degree in Economics and Business from Perugia University. He has been a certified public accountant since 1982, he is an auditor and freelance journalist. By appointment of the Ministry of Foreign Affairs on 6 March 2013 he took up the position of Honorary Consul of Canada in Milan. He is Managing Partner of Simonelli Associati, a Legal/Tax Advisory Practice. He is Chairman of the Board of Statutory Auditors of Alba Leasing S.p.A., and SISAL S.p.A. and regular auditor of the joint stock company Mediaset S.p.A. and Marr S.p.A. He is a liquidator of the Lega Nazionale Professionisti [National League].

FRANCESCA MENEGHEL - Born in Treviso on 2 December 1961. She holds a degree in Business Economics from Bocconi University Milan. She has been a certified public accountant since 1993 and is a registered auditor. She practices the profession of chartered accountant and has acquired experience in the industrial, commercial, banking, financial, and advertising sectors. She is an Independent Director, Chairman of the Control, Risk and Sustainability Committee and Leader Independent Director of Geox S.p.A. (listed). She is Chairman of the Board of Statutory Auditors of Avon Cosmetics S.r.l.. She is regular auditor of Mediaset S.p.A.(listed), Mediolanum Comunicazione S.p.A., Mediolanum Fiduciaria S.p.A., Mediolanum Gestione Fondi SGR S.p.A., Direct Channel S.p.A., Immobiliare Idra S.p.A.. She is a member of the Supervisory Board of Mediolanum Gestione Fondi SGR S.p.A. and Mediolanum Fiduciaria S.p.A.

STEFANO SARUBBI - Born in Milan on 6 December 1965. He holds a degree in Economics and Business from Cattolica University, Milan. He has been a Certified Public Accountant since 1991 and registered in the Register of Auditors of the State General Accounting Department since 1995 and in the National Register of Journalists since 1997. From 2005 to 2007 he was a member of the Regional Tax Committee of Lombardy. He is Chairman of the Board of Statutory Auditors of INWIT S.p.A., Coca-Cola Italia S.r.l. and Comfactor S.p.A.. He is also a regular auditor for a number of companies including SMA S.p.A., Mattel Italy S.r.l. and Shiseido Group Italy S.p.A. Since 1993, he has been founding member and Chief Executive Officer of Sigmagest S.p.A. Since June 2017, he has been an alternate auditor of Mediaset S.p.A.

FLAVIA DAUNIA MINUTILLO - Flavia Daunia Minutillo was born in Milan on 24 May 1971. She holds a degree in Economics and Business from Cattolica University, Milan. She has been a Certified Public Accountant since 1996 and a registered auditor since 1999. Since 1998 she has been in the Boards of Statutory Auditors, Supervisory Boards, and Oversight Bodies of leading companies, including banks and

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securitisation, factoring, trust, financial, brokerage, and asset management companies. She is alternate auditor of Mediaset S.p.A.

RICCARDO PEROTTA - Born on 21 April 1949. He was awarded a degree in Economics and Business from Bocconi University, Milan. He is a certified public accountant and auditor. He is Associate Professor of Methodologies and Quantitative Determinations for Businesses (Accounting and Financial Statements) at Bocconi University, where he is responsible for teaching courses on Financial Statements and extraordinary operations. He has been a certified public accountant in Milan since 1975, where he mainly provides management, business and tax advisory services for companies, with a particular focus on extraordinary financial operations. He is a regular auditor of Boing S.p.A. and Saipem S.p.A., Chairman of the Board of Statutory Auditors of Cassa Lombarda S.p.A. and MolMed S.p.A., Director of Mittel S.p.A. and alternate auditor of Mediaset S.p.A.

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ATTACHMENT H

Diversity Policy of the Board of Statutory Auditors of Mediaset S.p.A.

This Policy is adopted by the Board of Directors of Mediaset S.p.A. (hereinafter the “Board” and the “Company”), in compliance with the laws on sustainability (the “Board of Statutory Auditors’ Diversity Policy”). More specifically, the Board of Statutory Auditors’ Diversity Policy has been adopted in implementation of the provisions of Article 123-bis, paragraph 2, letter d-bis) of Legislative Decree no. 58 of 24 February 1998 (“TUF”).

The Board of Statutory Auditors, the Governance and Appointments Committee and the Control, Risks and Sustainability Committee, the latter having advisory functions in the area of sustainability, were involved in the adoption of the Diversity Policy of the Board of Statutory Auditors and expressed [prior favourable opinion] to the Board regarding the Policy.

Purpose of the policy and elements of diversity

The purpose of the Board of Statutory Auditors’ Diversity Policy is to identify the elements of diversity necessary to ensure that the statutory auditors contribute to the decisions of the body with different and qualified points of view and is therefore intended to indicate the experiences and skills of the statutory auditors that are considered functional to achieving an optimal composition of the Board of Statutory Auditors.

The Board recommends that the Board of Statutory Auditors includes a set of different and complementary expertise and experiences. Given that the Board of Statutory Auditors is composed of three regular auditors (and three alternate auditors), one of whom was elected by the minority shareholders, the Board identified the following elements of diversity:

(i)                an adequate level of experience and knowledge regarding the market in which the Company operates, the governance system, accounting and financial analysis as well as the regulatory framework, plus long-term experience working for listed companies;

(ii)               gender diversity so that the Board of Statutory Auditors comprises - including when the legal provisions on gender balance cease to be effective - at least one regular auditor and one alternate auditor of the least represented gender so that the Company can take advantage of the different points of view and experiences offered by gender diversity. To this end, the Board recommends that the lists of candidates presented by the shareholders - excluding those containing less than three candidates - indicate (for both the regular and alternate auditors) at least one candidate of the less represented gender;

(iii)              different length of service to balance the need for control continuity and renewal and to benefit from the different points of view and experiences that characterize the greater or lesser length of service.

Implementation of the Policy

In accordance with the Shareholders’ prerogatives in the designation and appointment of the members of the Board of Statutory Auditors, upon renewal of the body, the outgoing Board of Statutory Auditors shall express their view on the composition of the body, in keeping with this policy. This view shall be reflected in the Board of Statutory Auditors’ report to the shareholders in order to disclose the diversity criteria and objectives set out in the Diversity Policy of the Board of Statutory Auditors.

Monitoring the implementation of the Policy and its updating

The Board, with the support of the Board of Statutory Auditors, Governance and Appointments Committee and the Control, Risk and Sustainability Committee with advisory functions on sustainability,

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is responsible for monitoring the results achieved from implementation of this Policy and the updating thereof.

***

The results deriving from the implementation of this Policy will be included in the corporate governance and ownership structure report envisaged by Article 123-bis of the Consolidated Law on Finance, starting from the year following the application of the policies described in this document.

For the Board of Directors

The Chairman

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